                                                                     EXHIBIT 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF VIRGINIA
                                Richmond Division

                                           )
In re:                                     )
                                           )
NTELOS Inc. f/k/a                          )         Case No. 03-32094 (DOT)
CFW Communications Company, et al./1/      )         Chapter 11
                                           )         (Jointly Administered)
                        Debtors.           )
                                           )

                    DEBTORS' DISCLOSURE STATEMENT PURSUANT TO
                       SECTION 1125 OF THE BANKRUPTCY CODE

                                  May 30, 2003

THIS PROPOSED DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT FOR USE IN THE SOLICITATION OF ACCEPTANCES OF THE PLAN DISCLOSED PURSUANT TO
SECTION 1125(b) OF THE BANKRUPTCY CODE. ACCORDINGLY, THE FILING AND DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT IS NOT INTENDED, NOR SHOULD IT BE CONSTRUED, AS SUCH A SOLICITATION, NOR SHOULD THE INFORMATION CONTAINED HEREIN BE RELIED UPON FOR ANY PURPOSE PRIOR TO A DETERMINATION BY THE BANKRUPTCY COURT THAT THE PROPOSED DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION. DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT IS CONTROLLED BY BANKRUPTCY RULE 3017.

        HUNTON & WILLIAMS LLP                  MARCUS, SANTORO & KOZAK, P.C.
         Benjamin C. Ackerly                          Frank J. Santoro
         Michael C. Shepherd                          Karen M. Crowley
    Riverfront Plaza, East Tower              355 Crawford Parkway, Suite 700
        951 West Byrd Street                     Portsmouth, Virginia 23704
    Richmond, Virginia 23219-4074                      (757) 393-2555
           (804) 788-8200

     Counsel to the Debtors and                Co-Counsel to the Debtors and
        Debtors in Possession                      Debtors in Possession

    The deadline by which each holder of an impaired Claim or Equity Interest must cast a properly completed and delivered Ballot for its vote to accept or reject the Plan to be counted is _________, 2003, at __:00
                      p.m. (Eastern time), unless extended.

----------
     /1/ The Debtors are the following entities: NTELOS Inc. f/k/a CFW Communications Company, NTELOS Wireless Inc. f/k/a CFW Wireless Inc. f/k/a CFW Cellular Inc., NTELOS of Maryland Inc., NTELOS of Kentucky Inc., NTELOS PCS North Inc. f/k/a NTELOS of Pennsylvania Inc., NTELOS Cable of Virginia Inc. f/k/a CFW Cable of Virginia Inc., NTELOS Communications Services Inc. f/k/a CFW Communications Services Inc., NTELOS NetAccess Inc. f/k/a NetAccess, Inc., NTELOS Telephone Inc. f/k/a CFW Telephone Inc. f/k/a Clifton Forge-Waynesboro Telephone Company, NTELOS Network Inc. f/k/a CFW Network, Inc., NTELOS Licenses Inc. f/k/a CFW Licenses Inc., NTELOS Cable Inc. f/k/a CFW Cable Inc., R&B Communications, Inc., NTELOS Cornerstone Inc. f/k/a CFW Cornerstone, Inc., NTELOS PCS Inc. f/k/a CFW PCS Inc., Virginia RSA 6 Cellular Limited Partnership, Richmond 20MHz, LLC, NA Communications, Inc., Roanoke & Botetourt Telephone Company a/k/a Roanoke and Botetourt Telephone Company, R&B Network, Inc., Botetourt Leasing, Inc., R&B Cable, Inc., The Beeper Company, Virginia PCS Alliance, L.C., West Virginia PCS Alliance, L.C. and Virginia Telecommunications Partnership.

                                IMPORTANT NOTICE

     This Disclosure Statement and its related documents are the only documents authorized by the Bankruptcy Court to be used in connection with the solicitation of votes to accept the Plan. No representations have been authorized by the Bankruptcy Court concerning the Debtors, their business operations or the value of their assets, except as explicitly set forth in this Disclosure Statement.

     Please refer to the Glossary and the Plan (or, where indicated, certain motions filed with the Bankruptcy Court) for definitions of the capitalized terms used in this Disclosure Statement.

     The Debtors reserve the right to file an amended Plan and Disclosure Statement from time to time. The Debtors urge you to read this Disclosure Statement carefully for a discussion of voting instructions, recovery information, classification of claims, the history of the Debtors and the Chapter 11 Cases, the Debtors' businesses, properties and results of operations, historical and projected financial results and a summary and analysis of the Plan. The Plan and this Disclosure Statement have not been required to be prepared in accordance with federal or state securities laws or other applicable nonbankruptcy law. None of the Securities and Exchange Commission, any state securities commission or similar public, governmental or regulatory authority has approved this Disclosure Statement, the Plan or the securities offered under the Plan, or has passed on the accuracy or adequacy of the statements in this Disclosure Statement. Any representation to the contrary is a criminal offense. Persons trading in or otherwise purchasing, selling or transferring securities of NTELOS should evaluate the Plan in light of the purposes for which it was prepared.

     This Disclosure Statement contains only a summary of the Plan. This Disclosure Statement is not intended to replace the careful and detailed review and analysis of the Plan, it is intended only to aid and supplement such review. This Disclosure Statement is qualified in its entirety by reference to the Plan and the exhibits attached thereto and the agreements and documents described therein. If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern. You are encouraged to review the full text of the Plan and to read carefully the entire Disclosure Statement, including all exhibits, before deciding how to vote with respect to the Plan.

     Further, summaries of certain provisions of agreements referred to in this Disclosure Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the applicable agreement, including the definitions of terms contained in such agreement.

     Except as otherwise indicated, the statements in this Disclosure Statement are made as of the date hereof, and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any time after such date. Any estimates of claims or interests in this Disclosure Statement may vary from the final amounts of claims or interests allowed by the Bankruptcy Court. You should not construe this Disclosure Statement as providing any legal, business, financial or tax advice. You should, therefore, consult with your own legal, business, financial and tax advisors as to any such matters in connection with the Plan, the solicitation of votes to accept or reject the Plan and the transactions contemplated by the Plan.

     As to contested matters, adversary proceedings and other actions or threatened actions, this Disclosure Statement is not, and is in no event to be construed as, an admission or stipulation. Instead, this Disclosure Statement is, and is for all purposes to be construed as, solely and exclusively a statement made in settlement negotiations. The settlements and compromises described in the Plan and this Disclosure Statement remain subject to ongoing negotiations with the respective parties.

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
I. INTRODUCTION.................................................................................................   1

         A.    Holders of Claims and Equity Interests Entitled to Vote..........................................   2
         B.    Voting Procedures................................................................................   3
         C.    Confirmation Hearing.............................................................................   4

II. OVERVIEW OF THE PLAN........................................................................................   5

III. OVERVIEW OF CHAPTER 11.....................................................................................   9

IV. GENERAL INFORMATION.........................................................................................   9

         A.    Description and History of Business..............................................................   9
         B.    Events Leading to the Commencement of the Chapter 11 Case........................................  19

V. EVENTS DURING THE CHAPTER 11 CASE............................................................................  22

         A.    Post-Petition Agreements.........................................................................  22
         B.    Continuation of Business; Stay of Litigation.....................................................  22
         C.    DIP Credit Agreement.............................................................................  23
         D.    First Day and Various Other Motions..............................................................  25
         E.    Bar Date Motion..................................................................................  27
         F.    Statutory Committee..............................................................................  27
         G.    Preferences and Fraudulent Conveyances...........................................................  27
         H.    Litigation.......................................................................................  28
         I.    Affiliated Claims and Transactions...............................................................  29

VI. THE JOINT PLAN OF REORGANIZATION............................................................................  30

         A.    Classification and Treatment of Claims and Equity Interests......................................  30
         B.    Securities to be Issued Under the Plan...........................................................  34
         C.    New Investment...................................................................................  35
         D.    Means of Implementation of the Plan..............................................................  38
         E.    Provisions Governing Distributions...............................................................  46
         F.    Procedures for Treating Disputed, Contingent and Unliquidated Claims and
               Disputed Equity Interests under the Plan.........................................................  50
         G.    Executory Contracts and Unexpired Leases.........................................................  51
         H.    Conditions Precedent to the Confirmation Date and the Effective Date.............................  53
         I.    Effect of Confirmation...........................................................................  55
         J.    Retention of Jurisdiction........................................................................  60
         K.    Summary of Other Provisions of the Plan..........................................................  61

VII. CONFIRMATION AND CONSUMMATION PROCEDURE....................................................................  63

         A.    Solicitation of Votes............................................................................  63
         B.    The Confirmation Hearing.........................................................................  63
         C.    Confirmation.....................................................................................  65
         D.    Consummation.....................................................................................  70

                                        i

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
VIII. MANAGEMENT OF REORGANIZED NTELOS..........................................................................  71

         A.    Board of Directors and Management................................................................  71
         B.    Compensation of Directors and Officers...........................................................  72
         C.    Management Contracts.............................................................................  74
         D.    Stock Option Incentive Plan......................................................................  76
         E.    Post-Effective Date Security Ownership of Certain Owners.........................................  77

IX. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.......  77

         A.    Section 1145 of the Bankruptcy Code..............................................................  77
         B.    Section 4(2) of the Securities Act...............................................................  77
         C.    Registration Rights..............................................................................  78
         D.    Subsequent Transfers Under State Law.............................................................  78
         E.    Certain Transactions by Stockbrokers.............................................................  78

X. VALUATION OF REORGANIZED NTELOS..............................................................................  78

         A.    Introduction.....................................................................................  78
         B.    Methodology......................................................................................  80
         C.    Estimated Going Concern Enterprise Value of the Reorganized Debtors..............................  82

XI. CERTAIN RISK FACTORS TO BE CONSIDERED.......................................................................  85

         A.    General Bankruptcy Risk Factors..................................................................  85
         B.    Overall Risk to Recovery by Holders of Claims and Equity Interests...............................  86
         C.    Risks Related to the Business of the Company.....................................................  90
         D.    Risks Relating to the Communications Industry....................................................  94

XII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................................................  96

         A.    Introduction.....................................................................................  96
         B.    Federal Income Tax Consequences to the Debtors...................................................  96
         C.    Federal Income Tax Consequences to Holders of Old Bank Debt...................................... 100
         D.    Federal Income Tax Consequences to Holders of Senior Notes or Subordinated Notes................. 100
         E.    Federal Income Tax Consequences to Holders of Old Preferred Stock................................ 102
         F.    Federal Income Tax Consequences to Holders of General Unsecured Claims........................... 102
         G.    Backup Withholding and Information Reporting..................................................... 103

XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN................................................. 104

         A.    Liquidation Under Chapter 7...................................................................... 104
         B.    Alternative Plan of Reorganization............................................................... 104

XIV. ADDITIONAL INFORMATION..................................................................................... 105

XV. CONCLUSION AND RECOMMENDATION............................................................................... 105

                                INDEX OF EXHIBITS

Exhibit A         -     The Plan

                        Exhibit to Plan

                        Exhibit 1 Contract Rejection Schedule

Exhibit B         -     Order of the Bankruptcy Court dated ______ __, 2003,
                        among other things, approving this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan

Exhibit C         -     Projected Financial Information

Exhibit D         -     Liquidation Analysis

Exhibit E         -     Historical Financial Statements

Exhibit F         -     Subscription Agreement

Exhibit G         -     Plan Support Agreement

Exhibit H         -     Exit Financing Term Sheet

Exhibit I         -     Shareholders' Agreement

                                       iii

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                                    GLOSSARY

Administrative Expense Claim           means any right to payment constituting
                                       a cost or expense of administration of
                                       the Chapter 11 Case allowed under
                                       Sections 503(b) and 507(a)(1) of the
                                       Bankruptcy Code, including, without
                                       limitation, (a) any actual and necessary costs and expenses of preserving the Debtors' estates, (b) any actual and necessary costs and expenses of operating the Debtors' businesses in the ordinary course of business, (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Case in the ordinary course of business, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under Section
                                       328, 330 or 503 of the Bankruptcy Code,
                                       (e) any amounts due and payable to the
                                       DIP Lenders or the Pre-Petition Secured
                                       Lenders under the DIP Credit Agreement
                                       or the Final DIP Order, (f) any fees or
                                       charges assessed against the Debtors'
                                       estates under Section 1930, title 28,
                                       United States Code, (g) any monetary
                                       amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default, and
                                       (h) any valid reclamation claims under
                                       Section 546 of the Bankruptcy Code.

Agent means Morgan Stanley & Co. Incorporated from July 26, 2000 though January 14, 2003 and Wachovia Bank, National Association from and after January 14, 2003 in their respective capacities as agent for the Pre-Petition Secured Lenders under the Pre-Petition Credit Agreement.

AICPA                                  means American Institute of Certified
                                       Public Accountants.

Allowed means, with respect to Claims or Equity Interests, (a) any Claim against or Equity Interest in the Debtors, proof of which is timely filed, or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim or Equity Interest that has been or is hereafter listed in the Schedules as neither Disputed, contingent or unliquidated, and for which no timely filed proof of claim or interest has been filed, or (c) any Claim or Equity Interest allowed pursuant to the Plan; provided, however, that with respect to any Claim or Equity Interest described in clauses (a) or (b) above, such Claim or Equity Interest shall be allowed only if (i) no objection

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                                       to allowance thereof has been interposed
                                       within the applicable period of time
                                       fixed by the Plan, the Bankruptcy Code,
                                       the Bankruptcy Rules or the Bankruptcy
                                       Court or (ii) such an objection is so
                                       interposed and the Claim or Equity
                                       Interest shall have been allowed by a
                                       Final Order (but only if such allowance
                                       was not solely for the purpose of voting to accept or reject the Plan). Unless otherwise specified in the Plan or in a Final Order of the Bankruptcy Court allowing such claim, "Allowed" in reference to a Claim shall not include
                                       (a) interest on the amount of such Claim accruing from and after the Petition Date, (b) punitive or exemplary damages or (c) any fine, penalty or forfeiture.

AMT                                    means alternative minimum tax.

AMT NOLs                               has the meaning set forth in Section
                                       XII.B.1.

AMTI                                   means alternative minimum taxable
                                       income.

Ballot means the enclosed ballot to be used by holders of Claims or Equity Interests for the purpose of voting to accept or reject the Plan.

Bankruptcy Code                        means Title 11, United States Code, as
                                       amended from time to time, as applicable to the Chapter 11 Case.

Bankruptcy Court                       means the United States Bankruptcy Court
                                       for the Eastern District of Virginia,
                                       Richmond Division having jurisdiction
                                       over the Chapter 11 Case and, to the
                                       extent of any reference made under
                                       Section 157, title 28, United States
                                       Code, the unit of such District Court
                                       having jurisdiction over the Chapter 11
                                       Case under Section 151, title 28, United
                                       States Code.

Bankruptcy Exception                   has the meaning set forth in Section
                                       XII.B.1.

Bankruptcy Rules                       means the Federal Rules of Bankruptcy
                                       Procedure as promulgated by the United
                                       States Supreme Court under Section 2075, title 28, United States Code, as amended from time to time, applicable to the Chapter 11 Case, and any Local Rules of the Bankruptcy Court.

Bar Date means June 10, 2003, the last date on which creditors, other than governmental units as defined in Section 101 of the Bankruptcy Code, may file proofs of claim against the Debtors.

Business Day                           means any day other than a Saturday, a
                                       Sunday or any legal holiday as set forth in Bankruptcy Rule 9006(a).

Cash                                   means legal tender of the United States
                                       of America and equivalents thereof.

Chapter 11 Case                        means the Debtors' voluntary cases,
                                       numbers 03-32093 through 03-32109,
                                       03-32111, 03-32112, 03-32114, 03-32115,
                                       03-32119, 03-32121, 03-32123, 03-32127
                                       and 03-32131, which are being jointly
                                       administered, for procedural purposes
                                       only, as case number 03-32094, filed
                                       with the Bankruptcy Court under Chapter
                                       11 of the Bankruptcy Code.

Claim has the meaning set forth in Section 101 of the Bankruptcy Code.

Class means any group of substantially similar Claims or Equity Interests classified in
                                       Section 4 of the Plan and pursuant to
                                       Section 1129(a)(1) of the Bankruptcy
                                       Code.

CLEC                                   means competitive local exchange
                                       carrier.

Collateral                             means any property or interest in
                                       property of the Debtors' estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

Company means, prior to the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors.

Confirmation Date                      means the date on which the Bankruptcy
                                       Court enters the Confirmation Order on
                                       its docket with respect to the Chapter
                                       11 Case.

Confirmation Hearing                   means the hearing held by the Bankruptcy
                                       Court pursuant to Section 1128 of the
                                       Bankruptcy Code regarding confirmation
                                       of the Plan pursuant to Section 1129 of
                                       the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

Confirmation Order                     means the order of the Bankruptcy Court
                                       confirming the Plan pursuant to Section
                                       1129 of the Bankruptcy Code.

Contract Rejection Schedule            means the schedule of executory contracts
                                       and unexpired leases to be rejected by
                                       the Debtors pursuant to Sections 365(a)
                                       and 1123 of the Bankruptcy Code annexed
                                       to the

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                                       Plan as Exhibit 1, or any amendments
                                       thereto filed prior to the Effective Date as permitted by Section 9.1 of the Plan.

Convenience Claim                      means an Allowed General Unsecured Claim
                                       of $10,000 or less.

Creditors' Committee                   means the official statutory committee of
                                       unsecured creditors appointed in the
                                       Chapter 11 Case by the United States
                                       Trustee on March 13, 2003, consisting of
                                       Morgan Stanley & Co. Incorporated; WCAS;
                                       Capital Research and Management Company;
                                       The Bank of New York; INVESCO Funds
                                       Group; Motorola, Inc. and CellStar, Ltd.
                                       or their replacements, if any.

Debtors means NTELOS and the NTELOS Subsidiaries, jointly or severally, as of the Petition Date.

Debtors in Possession                  means the Debtors in their capacities as
                                       debtors in possession in the Chapter 11
                                       Case under Sections 1101, 1107(a) and
                                       1108 of the Bankruptcy Code.

DIP Agent                              means Wachovia Bank, National Association
                                       in its capacity as agent for the DIP
                                       Lenders under the DIP Credit Agreement.

DIP Credit Agreement                   means the $35,000,000
                                       debtor-in-possession credit agreement
                                       dated as of March 6, 2003 among NTELOS,
                                       the NTELOS Subsidiaries named therein as guarantors, the DIP Agent and the DIP
                                       Lenders.

DIP Lenders                            means Wachovia Bank, National
                                       Association, General Electric Capital
                                       Corporation, H/Z Acquisition Partners
                                       LLC, Morgan Stanley Senior Funding, Inc.,
                                       Branch Banking and Trust Company, Rural
                                       Telephone Finance Cooperative, SunAmerica
                                       Senior Floating Rate Fund Inc. and
                                       Deutsche Bank Trust Company Americas.

DIP Lender Claim                       means a Claim of the DIP Lenders arising
                                       under or as a result of the DIP Credit
                                       Agreement or the Final DIP Order.

Disbursing Agent                       means any entity in its capacity as a
                                       disbursing agent under Sections 7.2 and
                                       7.11 of the Plan.

Disclosure Statement                   means the disclosure document relating to
                                       the Plan, including, without limitation, all exhibits and schedules

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                                       thereto as approved by the Bankruptcy
                                       Court pursuant to Section 1125 of the
                                       Bankruptcy Code.

Disclosure Statement Order             means the order of the Bankruptcy Court,
                                       dated ______ __, 2003, which, among other things, approves the Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan.

Disputed means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest that is not Allowed.

Distribution Record Date               means the date provided in the
                                       Confirmation Order as the record date for distributions under the Plan.

DTC                                    means the Depository Trust Company.

EBITDA means earnings before interest, taxes, depreciation, amortization and other items, adjusted as specified.

Effective Date                         means the date that is eleven (11) days
                                       after the Confirmation Date, or if such
                                       date is not a Business Day, the next
                                       succeeding Business Day, or such date
                                       after the Confirmation Date as determined by the Debtors with the prior written consent of the Agent and the Creditors'
                                       Committee so long as no stay of the
                                       Confirmation Order is in effect on such
                                       date; provided, however, that if, on or
                                       prior to such date, all conditions to the Effective Date set forth in Section 10 of the Plan have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived or such date as the Debtors may determine with the prior written consent of the Creditors' Committee and/or the Agent in accordance with Section 10.3 of the Plan.

Eligible Institution                   means a member firm of a registered
                                       national securities exchange in the
                                       United States, a member of the National
                                       Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

Equity Interest                        means the interest of any holder of
                                       equity securities of NTELOS represented
                                       by any issued and outstanding shares of
                                       common or preferred stock or other
                                       instrument evidencing a present ownership interest in NTELOS, whether or not transferable, or any option, warrant or

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

                                       right, contractual or otherwise, to
                                       acquire, in connection with or related
                                       to, any such interest, including, without limitation, any rights with respect to NTELOS under any registration rights agreement or shareholders agreement to which NTELOS is a party.

Exchange Act                           means the Securities Exchange Act of
                                       1934, as amended.

Exit Financing Term Sheet              means the term sheet which sets forth the
                                       terms of the New Credit Agreement to be
                                       entered into on the Effective Date and
                                       which is annexed hereto as Exhibit H.

FASB                                   means the Financial Accounting Standards
                                       Board.

FCC Secured Claim                      means all Secured Claims of the FCC
                                       against the Debtors arising under or in
                                       connection with conditional licenses,
                                       denominated as PBB479C, PBB075C, and
                                       CWB179F, to use broadband personal
                                       communications spectrum.

Final DIP Order                        means the Final Order entered on March
                                       24, 2003 (i) authorizing Debtors (a) to
                                       obtain post-petition financing pursuant
                                       to 11 U.S.C. Sections 105, 361, 362,
                                       364(c)(1), 364(c)(2), 364(c)(3) and
                                       364(d)(1) and (b) to utilize cash
                                       collateral pursuant to 11 U.S.C. Section
                                       363 and (ii) granting adequate protection to pre-petition secured parties pursuant to 11 U.S.C. Sections 361, 362, 363 and
                                       364.

Final Order                            means an order or judgment of the
                                       Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Case, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy

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

                                       Rules, may be filed relating to such
                                       order, shall not cause such order not to be a Final Order.

Financial Projections                  has the meaning set forth in Section X.A.

General Unsecured Claim                means any Claim against the Debtors other
                                       than a DIP Lender Claim, an
                                       Administrative Expense Claim, a
                                       Professional Compensation and
                                       Reimbursement Claim, a Priority Tax
                                       Claim, a Secured Claim, a Senior Debt
                                       Claim, a Convenience Claim, an
                                       Intercompany Claim or a Subordinated
                                       Claim. General Unsecured Claims include, but are not limited to any Rejection
                                       Claim.

ILEC                                   means incumbent local exchange carrier.

Intercompany Claim                     means any Claim held by any of the
                                       non-Debtor direct or indirect
                                       subsidiaries of NTELOS against the
                                       Debtors or by any Debtor against any
                                       other Debtor.

Letter of Transmittal                  means the letter of transmittal to be
                                       disbursed to holders of Voting Securities by the Disbursing Agent promptly after the Confirmation Date and containing such representations and warranties as are described in the Disclosure Statement.

Lien has the meaning set forth in Section 101 of the Bankruptcy Code.

Liquidation Analysis                   means the analysis undertaken by NTELOS
                                       to determine the value of property that
                                       would be received by each holder of a
                                       Claim or Equity Interest if the Debtors
                                       were liquidated in a proceeding under
                                       Chapter 7 of the Bankruptcy Code.

Loss Corporation                       means a corporation or a consolidated
                                       group with NOLs.

Market Discount Bond                   means a debt obligation purchased at a
                                       market discount subject to a statutorily defined de minimis exception.

Modified Hedge Agreements              means the Pre-Petition Hedge Agreements,
                                       as modified such that, among other
                                       things, references in the Pre-Petition
                                       Hedge Agreements to the "Financial
                                       Agreement" or the "Loan Agreement" shall be deemed to refer to the New Credit
                                       Agreement and as assumed by the Debtors
                                       under the Plan.

New Articles of Incorporation          means the amended and restated Articles
                                       of Incorporation of Reorganized NTELOS,
                                       which will be
                                       filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 1.

New By-Laws                            means the amended and restated By-Laws of
                                       Reorganized NTELOS, which will be filed
                                       with the Bankruptcy Court at least
                                       fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 1.

New Bank Debt                          means the indebtedness outstanding under
                                       the New Credit Agreement on the Effective
                                       Date.

New Common Stock                       means the shares of common stock of
                                       Reorganized NTELOS (no par value) to be
                                       issued and outstanding as of the
                                       Effective Date pursuant to the Plan.

New Common Stock Price                 means $19.77 per share, based on the
                                       approximate equity value implied by the
                                       New Notes and the total number of shares to be issued.

New Common Stock Registration          means the registration rights agreement
Rights Agreement                       by and among certain holders of New
                                       Common Stock and Reorganized NTELOS,
                                       which will be filed with the Bankruptcy
                                       Court at least fourteen (14) Business
                                       Days prior to the Confirmation Hearing
                                       and be annexed to the Plan Supplement as
                                       Exhibit 5.

New Credit Agreement                   means the credit agreement containing the
                                       terms set forth in the Exit Financing
                                       Term Sheet, between the Agent, the
                                       Pre-Petition Secured Lenders and NTELOS
                                       to become effective on the Effective Date if certain conditions are satisfied.

New Indenture                          means that certain indenture with respect
                                       to the New Notes to be dated as of the
                                       Effective Date, which will be filed with the Bankruptcy Court at least fourteen
                                       (14) Business Days prior to the
                                       Confirmation Hearing and be annexed to
                                       the Plan Supplement as Exhibit 3.

New Investment                         means the purchase by the Participating
                                       Noteholders of the New Notes and the New
                                       Common Stock in accordance with the
                                       Subscription Agreement.

New Notes                              means the 9.0% Senior Convertible Notes
                                       due 2013, issued by Reorganized NTELOS
                                       having an aggregate principal amount of
                                       $75.0 million.

New Notes Registration Rights          means the registration rights agreement
Agreement                              by and between the Participating
                                       Noteholders and Reorganized NTELOS, which will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit
                                       6.

New Warrant Agreement                  means the agreement between NTELOS and
                                       the holders of the New Warrants in
                                       connection with the issuance of the New
                                       Warrants, which will be filed with the
                                       Bankruptcy Court at least fourteen (14)
                                       Business Days prior to the Confirmation
                                       Hearing and be annexed to the Plan
                                       Supplement as Exhibit 4.

New Warrants                           means the warrants to purchase up to 3.0%
                                       of the fully-diluted New Common Stock at an initial exercise price equal to 120% of the New Common Stock Price, to be issued pursuant to the New Warrant
                                       Agreement by Reorganized NTELOS to
                                       holders of Old Preferred Stock Interests in accordance with the terms set forth in the New Warrant Agreement.

NOLs                                   means net operating losses and loss
                                       carryforwards.

NTELOS                                 means NTELOS Inc., a Virginia
                                       corporation.

NTELOS Non-filing Subsidiaries         means Virginia Independent Telephone
                                       Alliance, L.C., NTELOS Net LLC, NTELOS
                                       Telephone LLC, R&B Telephone LLC and
                                       Roanoke & Botetourt Network LLC.

NTELOS Subsidiaries                    means each entity in which NTELOS owns,
                                       directly or indirectly, 50.0% or more of the issued and outstanding capital stock, partnership interests or membership interests, as the case may be, except the NTELOS Non-filing Subsidiaries.

Old Bank Debt                          means the indebtedness outstanding under
                                       the Pre-Petition Credit Agreement on the Effective Date.

Old Common Stock                       means the issued and outstanding common
                                       stock of NTELOS (no par value) as of the Petition Date.

Old Common Stock Interest              means an Equity Interest represented by
                                       shares of Old Common Stock.

Old Preferred Stock                    means the issued and outstanding Series B
                                       and Series C Preferred Stock of NTELOS as of the Petition Date.

Old Preferred Stock Distribution       means the New Warrants and those shares
Amount                                 of New Common Stock issuable upon
                                       exercise of the New Warrants.

Old Preferred Stock Interest           means an Equity Interest represented by
                                       (a) shares of Old Preferred Stock and (b) any warrant or right, contractual or otherwise, to acquire, in connection with or related to, any such interest
                                       (including, without limitation, any
                                       rights with respect to NTELOS under any
                                       registration rights agreement or
                                       shareholders agreement to which NTELOS is a party).

Old Securities                         means the Old Bank Debt, the Senior
                                       Notes, the Subordinated Notes, the Old
                                       Preferred Stock and the Old Common Stock.

Other Equity Interests and             means (a) an Equity Interest in NTELOS
Securities Claims                      (including, without limitation, any
                                       option, warrant or right, contractual or otherwise, to acquire the Old Common
                                       Stock and any rights with respect to
                                       NTELOS under any registration rights
                                       agreement or shareholders agreement to
                                       which NTELOS is a party) other than the
                                       Old Common Stock Interests and the Old
                                       Preferred Stock Interests, and (b) any
                                       Claims, obligations, rights, suits,
                                       damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, currently existing or hereafter arising, in law, equity or otherwise arising from rescission of a purchase or sale of a security of NTELOS or the purchase or sale of a security of an NTELOS
                                       Subsidiary, for damages arising from the purchase, sale or holding of such securities or the exercise of an option, warrant, conversion privilege or contractual right to such purchase or sale, or for reimbursement, indemnification or contribution allowed under Section 502 of the Bankruptcy Code on account of such a Claim.

Participating Noteholders              has the meaning set forth in Section I.B.

Petition Date                          means March 4, 2003, the date on which
                                       the Debtors commenced the Chapter 11
                                       Case.

Plan means the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of May 30, 2003, including, without limitation, the exhibits and schedules thereto, as the same may be amended or modified from time to time in accordance with the provisions of the

                                       Bankruptcy Code and the terms thereof.

Plan Supplement                        means the supplemental appendix to the
                                       Plan that will contain the New Articles
                                       of Incorporation and New By-Laws of
                                       Reorganized NTELOS Inc. (Exhibit 1
                                       thereto), the Purchase Agreement (Exhibit
                                       2 thereto), the New Indenture (Exhibit 3 thereto), the New Warrant Agreement
                                       (Exhibit 4 thereto), the New Common Stock
                                       Registration Rights Agreement (Exhibit 5 thereto), and the New Notes Registration
                                       Rights Agreement (Exhibit 6 thereto) to
                                       be filed with the Bankruptcy Court no
                                       later than fourteen (14) Business Days
                                       prior to the Confirmation Hearing.

Plan Support Agreement                 means the Plan Support Agreement, dated
                                       as of April 10, 2003, by and between
                                       NTELOS and certain Pre-Petition Secured
                                       Lenders, annexed hereto as Exhibit G.

Pre-Petition Credit Agreement          means the $325,000,000 credit agreement
                                       dated July 26, 2000, as amended by
                                       Amendment No. 1 thereto dated as of July
                                       23, 2001, Amendment No. 2 thereto dated
                                       as of November 14, 2001, Amendment No. 3 thereto dated as of March 6, 2002, by the Letter Amendment thereto dated as of April 11, 2002, Amendment No. 4 and
                                       Waiver No. 1 thereto dated as of November
                                       29, 2002, Amendment No. 5 thereto dated
                                       as of January 14, 2003, Amendment No. 6
                                       thereto dated as of February 28, 2003 and as heretofore so amended, supplemented by certain guaranty supplements thereto and otherwise modified in accordance with its terms, among NTELOS (formerly known as CFW Communications Company), the subsidiary guarantors party thereto, the
                                       Pre-Petition Secured Lenders and the
                                       Agent.

Pre-Petition Hedge Agreements          means the interest rate swap, cap or
                                       collar agreements, interest rate future
                                       or option contracts, currency swap
                                       agreements, currency future or option
                                       contracts and other hedging agreements
                                       among NTELOS (formerly known as CFW
                                       Communications Company) and the Secured
                                       Hedge Parties in connection with the
                                       Pre-Petition Credit Agreement.

Pre-Petition Secured Lenders           means those financial institutions that
                                       are from time to time parties to the
                                       Pre-Petition Credit Agreement.

Priority Non-Tax Claim                 means Claims which are entitled to
                                       priority in accordance with Section
                                       507(a) of the Bankruptcy Code

                                       (other than Administrative Expense Claims and Priority Tax Claims).

Priority Tax Claim                     means any Claim of a governmental unit of
                                       the kind entitled to priority in payment as specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Professional Compensation and          means a Claim for compensation,
Reimbursement Claim                    indemnification or reimbursement of
                                       expenses pursuant to Sections 327, 328,
                                       330, 331 or 503(b) of the Bankruptcy Code in connection with the Chapter 11 Case.

Projected Financial Information        means the projections of the Reorganized
                                       Debtors' financial performance for the
                                       Projection Period prepared by NTELOS.

Projection Period                      means each of the five (5) fiscal years,
                                       ending December 31, following the year of confirmation of the Plan.

Purchase Agreement                     means the purchase agreement among NTELOS
                                       and the Participating Noteholders, which governs the purchase of the New Notes and the New Common Stock by the Participating
                                       Noteholders and will be filed with the
                                       Bankruptcy Court at least fourteen (14)
                                       Business Days prior to the Confirmation
                                       Hearing and be annexed to the Plan
                                       Supplement as Exhibit 2.

Ratable Proportion                     means, with reference to any distribution
                                       on account of any Claim or Equity
                                       Interest in any Class, as the case may
                                       be, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Claim or number of shares evidencing such Equity Interests, as applicable, bears to the aggregate amount of Claims or aggregate number of outstanding shares of Equity Interests in the same Class, as applicable.

Rejection Claim                        means any Claim against the Debtors
                                       arising from the rejection of any
                                       executory contract or unexpired lease,
                                       including any Claim of (a) a lessor for
                                       damages resulting from the rejection of a lease of real property as such claim shall be calculated in accordance with
                                       Section 502(b)(6) of the Bankruptcy Code and (b) an employee for damages resulting from the rejection of an employment agreement as such Claim shall be calculated in accordance with Section
                                       502(b)(7) of the Bankruptcy Code.

Reorganized Debtors                    means the Debtors as they will be
                                       reorganized as of the

                                       Effective Date in accordance with the
                                       Plan.

Reorganized NTELOS                     means NTELOS as it will be reorganized as
                                       of the Effective Date in accordance with the Plan.

Reorganized NTELOS Subsidiaries        means each entity in which NTELOS owns,
                                       directly or indirectly, 50.0% or more of the issued and outstanding capital stock, partnership interests or membership interests, as the case may be, except the NTELOS Non-filing Subsidiaries, as it will be reorganized as of the Effective
                                       Date in accordance with the Plan.

RTB                                    means the Rural Telephone Bank.

RUS                                    means the Rural Utilities Service.

RUS/RTB Secured Claims                 means the Secured Claims of the RUS and
                                       RTB arising from loans received from the United States (acting through the
                                       Administrator of the Rural
                                       Electrification Administration, a
                                       predecessor in interest of the RUS) and
                                       RTB pursuant to the Rural Electrification
                                       Act of 1936, as amended, 7 U.S.C. Section
                                       901 et seq.

Schedules                              means the schedules of assets and
                                       liabilities and the statement of
                                       financial affairs filed by the Debtors in accordance with Section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the
                                       Confirmation Date.

Section 108(b)(5) Election             has the meaning set forth in Section
                                       XII.B.1.

Section 382 Limitation                 has the meaning set forth in Section
                                       XII.B.2.

Secured Bank Claims                    means all Secured Claims of the
                                       Pre-Petition Secured Lenders against
                                       NTELOS or the Debtors arising under or in connection with the Pre-Petition Credit
                                       Agreement and all Secured Claims of the
                                       Secured Hedge Parties against NTELOS or
                                       the Debtors arising under or in
                                       connection with the Pre-Petition Hedge
                                       Agreements.

Secured Claim                          means a Claim secured by a Lien on
                                       Collateral to the extent of the value of such Collateral (a) as set forth in the Plan, (b) as agreed to by the holder of such Claim and the Debtors or (c) as determined by a Final Order in accordance with Section 506(a) of the Bankruptcy
                                       Code or, in the event that such Claim is subject to setoff under

                                       Section 553 of the Bankruptcy Code, to
                                       the extent of such setoff.

Secured Hedge Parties                  means those financial institutions that
                                       are parties to the Pre-Petition Hedge
                                       Agreements.

Securities Act                         means the Securities Act of 1933, as
                                       amended.

Senior Debt Claim                      means any unsecured Claim for principal
                                       and interest through the Petition Date
                                       under the Senior Notes.

Senior Debt New Common Stock           means 9,433,509 shares of the issued and
Distribution Amount                    outstanding New Common Stock,
                                       representing 68.4% of the New Common
                                       Stock as of the Effective Date, giving
                                       effect to the conversion of the New Notes into New Common Stock (or 94.3% of the
                                       New Common Stock as of the Effective
                                       Date, without giving effect to the
                                       conversion of the New Notes into New
                                       Common Stock) but subject to further
                                       dilution for shares of New Common Stock
                                       issuable under the Stock Option Incentive
                                       Plan and those shares of New Common Stock issuable upon exercise of the New
                                       Warrants.

Senior Indenture                       means that certain indenture with respect
                                       to the Senior Notes dated as of July 26, 2000 between NTELOS and The Bank of New
                                       York, as trustee.

Senior Indenture Trustee               means The Bank of New York, the trustee
                                       pursuant to the Senior Indenture.

Senior Notes                           means the 13.0% senior notes due 2010,
                                       issued by NTELOS pursuant to the Senior
                                       Indenture having an aggregate principal
                                       amount of $280.0 million.

Series B Preferred Stock               means the 8.5% Series B Redeemable,
                                       Convertible Preferred Stock of NTELOS.

Series C Preferred Stock               means the 5.5% Series C Redeemable,
                                       Convertible Preferred Stock of NTELOS.

Service                                means the Internal Revenue Service.

Shareholders' Agreement                means the shareholders' agreement to be
                                       entered into on the Effective Date, to be annexed hereto as Exhibit I.

Stock Option Incentive Plan            means the incentive option plan of
                                       Reorganized NTELOS which will authorize
                                       the grant of options to purchase up to an aggregate of 10% of the fully-diluted

                                       New Common Stock as set forth herein.

Subordinated Claim                     means a Claim for principal and interest
                                       through the Petition Date under the
                                       Subordinated Notes.

Subordinated Indenture                 means that certain indenture with respect
                                       to the Subordinated Notes dated as of
                                       July 26, 2000 between NTELOS and The Bank of New York, as trustee.

Subordinated Indenture Trustee         means The Bank of New York, the trustee
                                       pursuant to the Subordinated Indenture.

Subordinated Note New Common Stock     means 500,000 shares of the issued and
Distribution Amount                    outstanding New Common Stock,
                                       representing 3.6% of the New Common Stock as of the Effective Date, giving effect to the conversion of the New Notes into New Common Stock (or 5.0% of the New
                                       Common Stock as of the Effective Date,
                                       without giving effect to the conversion
                                       of the New Notes into New Common Stock)
                                       but subject to further dilution for
                                       shares of New Common Stock issuable under the Stock Option Incentive Plan and those shares of New Common Stock issuable upon exercise of the New Warrants.

Subordinated Notes                     means the 13.5% subordinated notes due
                                       2011, issued by NTELOS pursuant to the
                                       Subordinated Indenture having an
                                       aggregate principal amount of $95.0
                                       million.

Subscription Agreement                 means the subscription agreement among
                                       NTELOS and the Participating Noteholders, dated as of April 10, 2003, which provides for a commitment to purchase New
                                       Notes the terms of which will be
                                       incorporated into the Purchase Agreement.

Subsidiary Interests                   means any and all interests of the
                                       Debtors owned by the Debtors and all
                                       membership interests owned by the
                                       non-Debtor members of Virginia PCS
                                       Alliance, L.C. and West Virginia PCS
                                       Alliance, L.C.

Substantive Consolidation Order        means the Order of the Bankruptcy Court
                                       substantively consolidating the Debtors
                                       solely for purposes of actions associated with confirmation and consummation of the Plan, including but not limited to voting, confirmation and distribution.

Tax Code means the Internal Revenue Code of 1986, as amended.

                                      xviii

Tendered Certificates                  has the meaning set forth in Section
                                       7.3(ii) of the Plan.

TIN                                    means taxpayer identification number.

UBS Warburg                            means UBS Warburg LLC.

Virginia Code                          means the Code of Virginia.

Voting Securities                      means the Senior Notes, the Subordinated
                                       Notes and the Old Preferred Stock.

WCAS means WCAS Capital Partners III, L.P., Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., LTSE Holdings Corporation and their respective affiliates.

                                       I.
                                  INTRODUCTION

     On March 4, 2003, the Debtors commenced cases under Chapter 11 of the Bankruptcy Code and hereby submit this Disclosure Statement, dated May 30, 2003, pursuant to Section 1125 the Bankruptcy Code to holders of Claims and Equity Interests in the Debtors in connection with (i) the solicitation of acceptances or rejections of the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated May 30, 2003 filed by the Debtors with the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division and (ii) the hearing to consider confirmation of the Plan scheduled for August __, 2003 at _:__ [p.m.], Eastern Time. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

     Attached as Exhibits to this Disclosure Statement are copies of the following:

               .    The Plan (Exhibit A)

                       Exhibit 1      Contract Rejection Schedule;

               .    The Disclosure Statement Order (Exhibit B);

               .    Projected Financial Information (Exhibit C);

               .    Liquidation Analysis (Exhibit D);

               .    Historical Financial Statements (Exhibit E);

               .    Subscription Agreement (Exhibit F);

               .    Plan Support Agreement (Exhibit G);

               .    Exit Financing Term Sheet (Exhibit H); and

               .    Shareholders' Agreement (Exhibit I).

In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with this Disclosure Statement to enable each holder of a Claim or Equity Interest entitled to do so to vote to accept or reject the Plan.

     On July __, 2003, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical reasonable investors typical of the Debtors' creditors and equity interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

     The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or an Equity Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to Section 1125 of the Bankruptcy Code.

     Additional financial and other information about the Debtors can be found in NTELOS' Form 10-K for the fiscal year ended December 31, 2002, its Form 10-Q for the quarter ended March 31, 2003 and its other filings from time to time with the Securities and Exchange Commission ("SEC"), each of which is incorporated in this Disclosure Statement by reference. Copies of NTELOS' SEC filings may be obtained over the Internet at www.sec.gov.

A.   Holders of Claims and Equity Interests Entitled to Vote.

     Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired under the terms and provisions of a Chapter 11 plan and that will receive distributions under the Chapter 11 plan are entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests will not receive or retain any property under a Chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests are unimpaired under a Chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

     Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims) and Class 10 (Old Preferred Stock Interests) are impaired by the Plan and the holders of Allowed Claims and Allowed Equity Interests in those Classes will receive distributions under the Plan. Holders of Claims and Equity Interests in those Classes are entitled to vote to accept or reject the Plan. Class 1 (Priority Non-Tax Claims), Class 3 (FCC Secured Claims), Class 4 (RUS/RTB Secured Claims), Class 6 (Convenience Claims), Class 8 (Intercompany Claims) and Class 11 (Subsidiary Interests) are unimpaired by the Plan and the holders of Allowed Claims in those Classes are conclusively presumed to have accepted the Plan. Class 12 (Old Common Stock Interests) and Class 13 (Other Equity Interests and Securities Claims) are impaired under the Plan and holders of Equity Interests in Class 12 and Class 13 will receive no distribution in respect thereof. Class 12 and Class 13 are conclusively presumed to have rejected the Plan. Accordingly, holders of Equity Interests in each of Class 12 and Class 13 are not entitled to vote to accept or reject the Plan and the votes of such holders will not be solicited. Therefore, the Debtors are soliciting votes on the Plan only from holders of Allowed Claims and Equity Interests in Class 2, Class 5, Class 7, Class 9 and Class 10.

     The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims that cast ballots for acceptance or rejection of the plan. For a complete description of the requirements for confirmation of the Plan, see Section VII., "Confirmation and Consummation Procedure."

     If a Class of Claims or Equity Interests rejects the Plan or is deemed to reject the Plan, the Debtors have the right to request confirmation of the Plan pursuant to Section 1129(b) of the

Bankruptcy Code. Section 1129(b) permits the confirmation of a plan notwithstanding the nonacceptance of such plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see
Section VII.C.2., "Confirmation and Consummation Procedure - Confirmation - Unfair Discrimination and Fair and Equitable Tests."

     If one or more of the Classes entitled to vote on the Plan votes to reject the Plan, the Debtors may request confirmation of the Plan over the rejection of the Plan by such Class or Classes. The determination as to whether the Debtors will seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

B.   Voting Procedures.

     If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed. If you hold Claims and/or Equity Interests in more than one Class and you are entitled to vote such Claims and/or Equity Interests in more than one Class, you will receive separate Ballots which must be used for each separate Class of Claims and Equity Interests. If you hold your Claim or Equity Interest in your own name, return your Ballot(s) to:

                         Administar Services Group, Inc.
                           8475 Western Way, Suite 150
                           Jacksonville, Florida 32256
                            Telephone: (904) 363-2004
                           Telecopier: (904) 519-9092

     If you are the beneficial holder but not a record holder of your Claim or Equity Interest, please either mail your Ballot to your bank, broker or their agent in the return envelope provided.

     DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

     TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN _:00 P.M., EASTERN TIME, ON ______ __, 2003. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL NOT BE COUNTED.

     Any Claim or Equity Interest in an impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim or Equity Interest has obtained an order of the Bankruptcy Court temporarily allowing such Claim or Equity Interest for the purpose of voting on the Plan.

     Pursuant to the Disclosure Statement Order, the Bankruptcy Court set July __, 2003 as the record date for voting on the Plan. Accordingly, only holders of record as of ______ __, 2003 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

     If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Administar Services Group, Inc. at (904) 363-2004 (NTELOS' Claims and Noticing Agent).

     Holders of a Secured Bank Claim (Class 2), Senior Debt Claim (Class 5), General Unsecured Claim (Class 7), Subordinated Claim (Class 9) or Old Preferred Stock Interest (Class 10) shall make an election on their Ballot to either agree or not agree to release any claims or causes of action that such holders may have against the Debtors, Reorganized Debtors, past and present directors and officers of NTELOS, current management of the Debtors, Debtors' affiliates, DIP Lenders, Pre-Petition Secured Lenders, DIP Agent, Agent, Secured Hedge Parties, the holders of Senior Notes who have agreed to purchase the New Notes pursuant to the Subscription Agreement (the "Participating Noteholders"), the Creditors' Committee and the members thereof, and each of the holders of Senior Debt Claims, Subordinated Claims and Old Preferred Stock Interests (and all subsidiaries and affiliates and officers, directors, partners, members, attorneys, financial advisors, investment bankers and other professionals, and agents of each of the foregoing). The specific terms of the release are set forth in Section VI.I.9, "Joint Plan of Reorganization - Effect of Confirmation
- Limited Releases by Holders of Claims and Equity Interests." If holders of such Claims and Equity Interests wish to grant such release, such holders must specifically decline to grant it by so indicating in the space provided on the Ballot.

C.   Confirmation Hearing.

     Pursuant to Section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on [August 11, 2003 at 2:00 p.m.] Eastern Time, before the Honorable Douglas O. Tice, Jr., United States Bankruptcy Judge, at the United States Bankruptcy Court, 1100 East Main Street, Room 301, Richmond, Virginia 23219. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before ______ __, 2003 at _:__ [p.m.] Eastern Time, in the manner described below in Section VII.B., "Confirmation and Consummation Procedure - The Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

     THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE IT TO REORGANIZE SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS AND EQUITY INTEREST HOLDERS. THE DEBTORS URGE THAT CREDITORS AND EQUITY INTEREST HOLDERS VOTE TO ACCEPT THE PLAN.

     After carefully reviewing this Disclosure Statement, including the Exhibits, each holder of an Allowed Claim or Equity Interest in Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims) and Class 10 (Old Preferred Stock Interests) should vote to accept or reject the Plan.

     PRIOR TO THE PETITION DATE, THE DEBTORS COMMENCED NEGOTIATIONS WITH THE BANKS, CERTAIN HOLDERS OF SENIOR NOTES, THE HOLDER OF THE SUBORDINATED NOTES AND HOLDERS OF OLD PREFERRED STOCK. THE PLAN REFLECTS THE TERMS OF A TERM SHEET NEGOTIATED AND SUPPORTED BY MANY OF THESE PARTIES. ON MARCH 13, 2003, THE UNITED STATES TRUSTEE FORMED AN OFFICIAL COMMITTEE OF UNSECURED CREDITORS CONSISTING OF MORGAN STANLEY & CO. INCORPORATED, WCAS, CAPITAL

RESEARCH AND MANAGEMENT COMPANY, THE BANK OF NEW YORK, INVESCO FUNDS GROUP, MOTOROLA, INC. AND CELLSTAR, LTD. THE PLAN HAS THE SUPPORT OF [THE CREDITORS' COMMITTEE AND] CERTAIN [OTHER] HOLDERS OF THE SENIOR NOTES, THE HOLDER OF THE SUBORDINATED NOTES, HOLDERS OF THE OLD PREFERRED STOCK AND THE PRE-PETITION SECURED LENDERS WHO SIGNED THE PLAN SUPPORT AGREEMENT.

                                       II.
                              OVERVIEW OF THE PLAN

     The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan. The recoveries set forth below are merely estimated recoveries based upon various assumptions. The estimated recoveries assume that the New Common Stock issued as of the Effective Date will have an approximate value of $197.7 million, based on the implied equity value associated with the New Notes. For a discussion of the range of enterprise valuations of the Reorganized Debtors, see Section X., "Valuation of Reorganized NTELOS." There is no assurance that the New Common Stock issued under the Plan will actually trade at the projected reorganization value or that any trading market in the New Common Stock will develop or be sustained. For a description of certain risks associated with the recoveries provided under the Plan, see
Section XI., "Certain Risk Factors To Be Considered."

     THE PLAN SEEKS LIMITED SUBSTANTIVE CONSOLIDATION OF THE ESTATES OF THE DEBTORS SOLELY FOR THE LIMITED PURPOSE ENUMERATED IN THE PLAN, AS FURTHER DESCRIBED IN SECTION 6.15 THEREIN. IF SUCH LIMITED SUBSTANTIVE CONSOLIDATION IS AUTHORIZED AND ORDERED BY THE COURT, ALL ALLOWED CLAIMS AGAINST THE DEBTORS OR THEIR ESTATES SHALL BE SATISFIED FROM THE COMBINED CASH AND OTHER ASSETS OF ALL OF THE DEBTORS. SUCH TREATMENT WILL GREATLY EASE THE ADMINISTRATION OF THE ESTATES, WILL STREAMLINE THE SOLICITATION AND CONFIRMATION PROCESS, WILL MINIMIZE EXPENSE, AND WILL NOT PREJUDICE THE CREDITORS OF ANY OF THE DEBTORS' ESTATES.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN/2/

                                                                                           Estimated
                   Type of Claim or                                                        Allowable      Estimated
   Class            Equity Interest                        Treatment                         Amount       Recovery
-----------   ---------------------------   ------------------------------------------   --------------   ---------
     1        Priority Non-Tax Claims (to   Unimpaired; each Allowed Priority            $      560,944      100%
              be paid in the ordinary       Non-Tax Claim will be unimpaired in
              course of business)           accordance with Section 1124 of the
                                            Bankruptcy Code. All Allowed Priority
                                            Non-Tax Claims which are not due and
                                            payable on or before the Effective Date
                                            will be paid in the ordinary course of
                                            business in accordance with the terms
                                            thereof.

     2        Secured Bank Claims           Impaired; on the Effective Date,             $ [274,513,009]     100%
                                            Reorganized NTELOS and the Reorganized
                                            NTELOS Subsidiaries shall enter into (i)
                                            the New Credit Agreement on
                                            substantially the terms set forth in the
                                            Exit Financing Term Sheet and (ii) the
                                            Modified Hedge Agreements. Accordingly,
                                            from and after the Effective Date, (i)
                                            the Pre-Petition Secured Lenders' Claims
                                            against the Debtors in respect of the
                                            Pre-Petition Credit Agreement and the
                                            rights and obligations of the
                                            Reorganized Debtors and the Pre-Petition
                                            Secured Lenders shall be governed by the
                                            terms of the New Credit Agreement, and
                                            (ii) the Secured Hedge Parties' Claims
                                            against the Debtors in respect of the
                                            Pre-Petition Hedge Agreements and the
                                            rights and obligations of the
                                            Reorganized Debtors and the Secured
                                            Hedge Parties shall be governed by the
                                            terms of the Modified Hedge Agreements.

     3        FCC Secured Claims            Unimpaired; each FCC Secured Claim will      $    7,738,829      100%
                                            be treated as follows: (i) the Plan will
                                            leave unaltered the legal, equitable and
                                            contractual rights to which such Claim
                                            entitles the holder or (ii)
                                            notwithstanding any contractual
                                            provision or applicable law that
                                            entitles the holder of an Allowed Claim
                                            in Class 3 to demand or receive payment
                                            of such Claim prior to the stated
                                            maturity of such Claims from and after
                                            the occurrence of a default, such
                                            Allowed Claim in Class 3 will be
                                            reinstated and rendered unimpaired in
                                            accordance with Section 1124(2) of the

----------
     /2/ This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and to the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN/2/

                                                                                           Estimated
                   Type of Claim or                                                        Allowable      Estimated
   Class            Equity Interest                        Treatment                         Amount       Recovery
-----------   ---------------------------   ------------------------------------------   --------------   ---------
                                            Bankruptcy Code.

     4        RUS/RTB Secured Claims        Unimpaired; each RUS/RTB Secured Claim       $    6,628,605      100%
                                            will be treated as follows: (i) the Plan
                                            will leave unaltered the legal,
                                            equitable and contractual rights to
                                            which such Claim entitles the holder or
                                            (ii) notwithstanding any contractual
                                            provision or applicable law that
                                            entitles the holder of an Allowed Claim
                                            in Class 4 to demand or receive payment
                                            of such Claim prior to the stated
                                            maturity of such Claims from and after
                                            the occurrence of a default, such
                                            Allowed Claim in Class 4 will be
                                            reinstated and rendered unimpaired in
                                            accordance with Section 1124(2) of the
                                            Bankruptcy Code.

     5        Senior Debt Claims            Impaired; each holder of an Allowed          $  296,694,261       63%
                                            Senior Debt Claim will receive its
                                            Ratable Proportion of the Senior Debt
                                            New Common Stock Distribution Amount.
                                            Any securities, notes, instruments or
                                            documents evidencing the Senior Debt
                                            Claims will be cancelled on the
                                            Effective Date.

     6        Convenience Claims            Unimpaired; each Convenience Claim will      $    1,200,000      100%
                                            be rendered unimpaired in accordance
                                            with Section 1124 of the Bankruptcy
                                            Code. All Convenience Claims that have
                                            become due and payable on or before the
                                            Effective Date (unless previously paid)
                                            will be paid in full, in Cash on, or as
                                            soon as practicable after the Effective
                                            Date, or at such other time as is
                                            mutually agreed upon by the Debtors or
                                            the Reorganized Debtors, as the case may
                                            be, and the holder of such Claim. All
                                            Convenience Claims which are not due and
                                            payable on or before the Effective Date
                                            will be paid in the ordinary course of
                                            business in accordance with the terms
                                            thereof.

     7        General Unsecured Claims      Impaired; each Allowed General Unsecured     $    9,000,000       68%
                                            Claim will receive on account of and in
                                            full and complete settlement, release
                                            and discharge of such General Unsecured
                                            Claim: (i) Cash on the Effective Date
                                            equal to 30.6% of such holder's Allowed
                                            General Unsecured Claim; (ii) Cash on
                                            the first anniversary of the Effective
                                            Date equal to 20.4% of such holder's
                                            Allowed General Unsecured Claim;

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN/2/

                                                                                           Estimated
                   Type of Claim or                                                        Allowable         Estimated
   Class            Equity Interest                        Treatment                         Amount          Recovery
-----------   ---------------------------   ------------------------------------------   --------------      ---------
                                            and (iii) Cash on the second anniversary
                                            of the Effective Date equal to 17.0% of
                                            such holder's Allowed General Unsecured
                                            Claim.

     8        Intercompany Claims           Unimpaired; the legal, equitable and         $            0/3/      100%
                                            contractual rights of the holders of
                                            Intercompany Claims are unaltered.

     9        Subordinated Claims           Impaired; each holder of an Allowed          $  102,053,750          10%
                                            Subordinated Claim will receive its
                                            Ratable Proportion of the Subordinated
                                            Note New Common Stock Distribution
                                            Amount. Any securities, notes,
                                            instruments or documents evidencing the
                                            Subordinated Claims will be cancelled on
                                            the Effective Date.

    10        Old Preferred Stock           Impaired; each holder of an Allowed Old      250,000 shares           1%/4/
              Interests                     Preferred Stock Interest will receive
                                            its Ratable Proportion of the New
                                            Warrants to purchase up to 3.0% of the
                                            fully-diluted New Common Stock at an
                                            initial exercise price equal to 120% of
                                            the New Common Stock Price. The Old
                                            Preferred Stock Interests will be
                                            cancelled on the Effective Date.

    11        Subsidiary Interests          Unimpaired; the legal, equitable and         $ (543,184,085)/5/     100%
                                            contractual rights of the holders of
                                            Subsidiary Interests are unaltered.

    12        Old Common Stock Interests    Impaired; no holder of an Old Common           17,780,248             0%
                                            Stock Interest will receive a                    shares
                                            distribution on account of such
                                            interests. The Old Common Stock will be
                                            cancelled on the Effective Date.

    13        Other Equity Interests and    Impaired; holders of Other Equity            $            0           0%
              Securities Claims             Interests and Securities Claims will
                                            receive no distribution on account of
                                            such interests.

----------
     /3/ Intercompany Claims, which total $1,108,767,021 on the Debtors' Schedules, ultimately have a net value of zero because they are internally offsetting.

     /4/ As set forth in the footnotes to the Projected Financial Information, the Company used the Black-Scholes option pricing model to determine the value assigned to the New Warrants as of the Effective Date.

     /5/ Amount represents the shareholders' deficit, members' deficit, partners' deficit, or negative book value of the NTELOS Subsidiaries as of March 3, 2003.

DIP Lender Claims, Administrative Expense Claims, Professional Compensation and Reimbursement Claims, and Priority Tax Claims have not been classified (as set forth in Section 2 of the Plan) and are excluded from the foregoing classes in accordance with Section 1123(a)(1) of the Bankruptcy Code.

                                      III.
                             OVERVIEW OF CHAPTER 11

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders with respect to the distribution of a debtor's assets.

     The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

     The consummation of a plan of reorganization is the principal objective of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in the debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

     After a plan of reorganization has been filed, the holders of claims against or equity interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however,
Section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of Section 1125 of the Bankruptcy Code.

                                       IV.
                               GENERAL INFORMATION

A.   Description and History of Business.

     1.   Business.

          a.   General.

               The Company is a regional integrated communications provider offering a broad range of wireless and wireline products and services to business and residential customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina. The Company is a digital PCS licensee, and owns a fiber optic network, switches and routers, which enable the Company to offer its customers end-to-end connectivity in many of the regions it serves.

               The Company's wireless business consists primarily of digital PCS services, which the Company offers in Virginia, West Virginia, North Carolina and Kentucky. The Company began offering digital PCS services in late 1997 and offered analog cellular services until July 2000. The Company's PCS network utilizes digital CDMA technology. As of March 31, 2003, the Company owned licenses covering approximately 10.2 million pops and provided PCS services to approximately 279,700 subscribers.

               The Company provides ILEC and CLEC services in Virginia and CLEC services in West Virginia. As an ILEC, the Company owns and operates two local telephone companies. As of March 31, 2003, the Company's ILECs had approximately 52,000 residential and business access lines installed. As a CLEC, the Company serves 16 markets in three states. Since commencing CLEC operations in mid-1998, the Company has grown its number of installed business access lines to approximately 44,000 as of March 31, 2003. The Company also provides dial-up Internet access through a local presence in Virginia, West Virginia and Tennessee. The Company offers high-speed data services, such as dedicated service and DSL within these three states. As of March 31, 2003, the Company's Internet customer base totaled approximately 60,000 dial-up subscribers and 6,000 DSL subscribers.

               The Company's wireless and wireline businesses are supported by its fiber optic network, which currently includes 1,800 route-miles. This network gives the Company the ability to originate, transport and terminate much of its customers' communications traffic in many of its service markets. The Company also uses its network to back-haul communications traffic for its retail services and to serve as a carrier's carrier, providing transport services to third parties for long distance, Internet and private network services. The Company's fiber optic network is connected to and marketed with adjacent fiber optic networks in the mid-Atlantic region.

               NTELOS (formerly CFW Communications Company) was incorporated in Virginia on January 22, 1988, and its principal offices are located in Waynesboro, Virginia. The Company employed 1,310 regular full-time and part-time persons as of March 31, 2003.

          b.   Products and Services.

               The Company segregates its services into three primary categories: wireless communications, wireline communications and other communications services.

               (i)      Wireless.

                        (1)   Digital PCS.

               The Company's wireless business provides digital PCS services and other packages with the following affordable and reliable services:

     . Digital Features. The features of the Company's basic PCS service include voice mail with notification, caller ID, call waiting, three-way calling, call forwarding, voice activated dialing and 2 way mobile messaging. For an additional fee, the Company also provides wireless Internet access.

     . Nationwide Service. The Company's nationwide roaming agreements and dual-mode handsets allow its customers to roam on wireless networks of other wireless providers.

        The Company has nationwide roaming agreements with Sprint, Verizon and ALLTEL that allows its PCS customers to make and receive calls.

     . Advanced Handsets. The Company offers tri-mode handsets employing 1XRTT data capable CDMA technology, which allow customers to make and receive calls on both CDMA PCS and analog frequency bands. These handsets allow roaming on digital or analog networks where the Company's digital PCS service is not available. These handsets are equipped with preprogrammed features such as speed dial and last number redial.

     . Extended Battery Life. The CDMA handsets that the Company offers provide extended battery life. These handsets generally offer four days of standby and two and one-half hours of talk time battery life. Handsets operating on a digital system are capable of saving battery life while turned on but not in use, improving efficiency and extending the handset's use.

     . Enhanced Voice Quality. The Company's CDMA technology offers enhanced voice quality and clarity, powerful error correction, less susceptibility to call fading and enhanced interference rejection, as compared to analog cellular systems, all of which result in fewer dropped calls.

     . Privacy and Security. The Company's PCS services provide secure voice transmissions encoded into a digital format, designed to prevent eavesdropping and unauthorized cloning of subscriber identification numbers.

     . Customer Care. The Company offers customer care 24 hours-a-day, 365 days-a-year. Customers can call the Company's toll-free customer care number from anywhere. The Company's PCS handsets can be preprogrammed with a speed dial feature that allows customers to easily reach customer care at any time. The Company's local retail stores also serve as customer contact centers, where customers can receive personalized customer service.

     . Simple Rate Plans. Customers can select from rate plans that include expanded local, state or regional one-rate calling areas.

                        (2)   Wholesale Wireless Services.

               The Company provides digital PCS services on a wholesale basis to Horizon Personal Communications, Inc., a Sprint affiliate, and to various other PCS service providers under roaming agreements. The Company currently is party to a ten-year agreement with Horizon to provide wholesale PCS services through a contiguous thirteen (13) BTA footprint. Horizon uses the Company's network to provide retail service to its customers in these BTAs. The agreement with Horizon was amended in 2001 to provide pricing changes, including minimum monthly revenue commitments from July 2001 through December 2003, and additional revenue for minutes of use that exceed predetermined thresholds.

               (ii)     Wireline.

               The Company's wireline communications services include ILEC and CLEC services, Internet access, including high-speed DSL and dial-up, and data transmission services. The Company also owns and operates a fiber optic cable network, switches and routers through which it delivers many of its services.

               The Company currently provides ILEC and CLEC services in Virginia and CLEC services in West Virginia. As an ILEC, the Company owns and operates a 106-year-old telephone company in western Virginia that serves business and residential customers. In February 2001, through NTELOS' merger with R&B Communications, Inc., NTELOS acquired the R&B Communications, Inc. ILEC, a 102-year-old telephone company in southwestern Virginia that serves business and residential customers. As a CLEC, the Company serves business customers in sixteen (16) markets.

               The Company's ILEC and CLEC services provide customers with a broad range of services and custom calling features. Calling features provided by the Company include call waiting, continuous redialing, caller ID and voice mail. The Company offers to its business customers Centrex services, which replace a customer's private branch exchange, or PBX, system. In lieu of a PBX system, the Company's Centrex services provide the switching function, along with multiple access lines. Additionally, the Company offers domestic and international long distance services to its ILEC and CLEC customers using its network facilities or through resale arrangements with interexchange carriers such as MCI WorldCom.

               The Company provides Internet access services in Virginia, West Virginia, Tennessee and North Carolina and Web hosting services on both LINUX and Windows 2000 servers. This service provides to the Company's customers dial-up Internet access through 59 local Internet points of presence and multiple e-mail accounts, free software and personal disk space. Customers also may connect to the Internet through the Company's DSL and high speed Internet services.

               The Company owns and operates a fiber optic cable network which provides a backbone for the delivery of its ILEC, CLEC, Internet access and digital PCS services to business and residential customers. The Company's network enables it to originate, transport and terminate communications traffic within its service territory, facilitating its ability to control quality and contain network operating costs. The Company also uses its network to serve as a carrier's carrier, leasing capacity on the network to other communications carriers for the provision of long distance services, private network facilities and Internet access.

               (iii)    Other.

               The Company owns and operates wireless cable systems in the Charlottesville, Roanoke Valley, Shenandoah Valley and Richmond, Virginia markets. As of March 31, 2003, these systems provided wireless cable service to approximately 5,400 customers. The Company offers its subscribers up to 25 basic cable channels, including ESPN, CNN, TBS and the Disney Channel, and one to three premium channels, including HBO, Cinemax and Showtime. The Company also operates a 750 MHz wireline cable system in Alleghany County, Virginia with a similar product offering. As of March 31, 2003, there were approximately 6,600 wireline cable subscribers. In February 2003, the Company entered into an agreement for the sale of the assets of this wireline cable system for $8.7 million (subject to certain downward adjustments), conditioned on franchise authority approval. The Bankruptcy Court approved this sale on April 17, 2003. The Company also provides its customers with paging services that cover most of Virginia. As of March 31, 2003, the Company had approximately 10,000 paging customers, and offered numeric, alphanumeric, tone-only and tone and voice paging services, as well as wide-area paging.

     2.   Capital Structure.

          The Company's business has required substantial amounts of capital and liquidity to fund its operations and the significant capital expenditures necessary to expand the Company's network, operations and services according to its business plan.

          As of December 31, 2002, the Company's financial records reflected assets with a book value totaling approximately $729.5 million and liabilities and preferred stock obligations totaling approximately $1,072.2 million.

          a.   Equity Securities.

               NTELOS has established two classes of equity securities, which consist of common stock and preferred stock in multiple series. As of December 31, 2002, there were outstanding 17,780,248 shares of NTELOS' common stock, 112,500 shares of Series B Preferred Stock and 137,500 shares of Series C Preferred Stock.

               On July 11, 2000, NTELOS issued pursuant to a stock purchase agreement, 112,500 shares of its Series B Preferred Stock to WCAS (100,000 shares) and Morgan Stanley Dean Witter Equity Funding, Inc. (12,500 shares) in exchange for an aggregate of $112.5 million. The Series B Preferred Stock is entitled to receive dividends at an annual rate of 8.5% of the stated value and is convertible into shares of NTELOS common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $41.00. In connection with the issuance of the Series B Preferred Stock, NTELOS issued to WCAS and Morgan Stanley Dean Witter Equity Funding, Inc. warrants to purchase an aggregate of 500,000 shares of NTELOS common stock at an exercise price of $50.00 per share.

               Pursuant to stock purchase agreements dated as of July 26, 2000 and August 14, 2000, respectively, WCAS also purchased 55,022 shares of Series C Preferred Stock for $55.0 million and 69,978 shares of Series D Preferred Stock for $70.0 million. Pursuant to the same respective purchase agreements, Morgan Stanley Dean Witter Equity Funding, Inc. purchased 5,278 shares of Series C Preferred Stock for $5.3 million and 7,222 shares of Series D Preferred Stock for $7.2 million. The Series C Preferred Stock is entitled to receive dividends at an annual rate of 5.5% of the stated value and is convertible into shares of NTELOS common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $45.00. The Series D Preferred Stock automatically converted into shares of Series C Preferred Stock on December 4, 2000, following approval by NTELOS' shareholders of such conversion. No shares of Series D Preferred Stock have been outstanding since NTELOS' shareholders approved its conversion.

          b.   Debt Securities.

               (i)      Senior Notes.

               NTELOS issued, pursuant to an indenture dated as of July 26, 2000, between NTELOS, as issuer, and The Bank of New York, as Trustee, $280.0 million aggregate principal amount of 13.0% senior notes due 2010.

               The Senior Notes are unsecured unsubordinated obligations of NTELOS, and will mature on August 15, 2010. Interest accrued on the Senior Notes is payable semiannually (to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date) on February 15 and August 15 of each year, commencing February 15, 2001.

               The Senior Notes are issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof.

               The Senior Notes are redeemable, at NTELOS' option, in whole or in part, at any time or from time to time, on or after August 15, 2005 and prior to maturity, upon not less than thirty (30) nor more than sixty (60) days' prior notice mailed by first class mail to each holder's last address as it appears in the security register, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing August 15, of the years set forth below:

                                                 REDEMPTION
                    YEAR                            PRICE
                    ----                         ----------
                    2005..................          106.500%
                    2006..................          104.333%
                    2007..................          102.167%
                    2008 and thereafter...          100.000%

               In addition, at any time prior to August 15, 2003, NTELOS may redeem up to 35.0% of the principal amount of the Senior Notes with the net cash proceeds of one or more sales of capital stock of NTELOS (other than certain disqualified stock), at any time or from time to time in part, at a redemption price (expressed as a percentage of principal amount) of 113.0%, plus accrued and unpaid interest to the redemption date (subject to the rights of holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date); provided that at least 65.0% of the aggregate principal amount of notes originally issued remains outstanding after each such redemption and that notice of any such redemption is mailed within sixty (60) days after each such sale of capital stock.

               In the case of any partial redemption, selection of the Senior Notes for redemption will be made by the Senior Indenture Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed or, if the Senior Notes are not listed on a national securities exchange, by lot or by such other method as the Senior Indenture Trustee in its sole discretion shall deem to be fair and appropriate; provided that no note of $1,000 in principal amount or less shall be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

               (ii)     Subordinated Notes.

               NTELOS issued, pursuant to an indenture dated as of July 26, 2000, between NTELOS, as issuer, and The Bank of New York, as trustee, $95.0 million aggregate principal amount of 13.5% subordinated notes due 2011.

               The terms of the Subordinated Indenture, under which the Subordinated Notes were issued, are substantially similar to the terms of the Senior Indenture, with the exception that the rights and Claims of holders of the Subordinated Notes are subordinated to those of the holders of the senior indebtedness of NTELOS and to those of the Pre-Petition Secured Lenders pursuant to the Pre-Petition Credit Agreement.

               The Subordinated Notes are redeemable, at NTELOS' option, in whole or in part, at any time or from time to time, on or after August 15, 2005 and prior to maturity, upon not less than thirty (30) nor more than sixty (60) days' prior notice mailed by first class mail to each holder's last address as it appears in the security register, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing August 15, of the years set forth below:

                                                 REDEMPTION
                    YEAR                            PRICE
                    ----                         ----------
                    2005..................          106.750%
                    2006..................          104.500%
                    2007..................          102.250%
                    2008 and thereafter...          100.000%

               In addition, at any time prior to August 15, 2003, NTELOS may redeem up to 35.0% of the principal amount of the Subordinated Notes with the net cash proceeds of one or more sales of capital stock of NTELOS (other than certain disqualified stock), at any time or from time to time in part, at a redemption price (expressed as a percentage of principal amount) of 113.5%, plus accrued and unpaid interest to the redemption date (subject to the rights of holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date); provided that at least 65.0% of the aggregate principal amount of notes originally issued remains outstanding after each such redemption and that notice of any such redemption is mailed within sixty (60) days after each such sale of capital stock.

               In the case of any partial redemption, selection of the Subordinated Notes for redemption will be made by the Subordinated Indenture Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Subordinated Notes are listed or, if the Subordinated Notes are not listed on a national securities exchange, by lot or by such other method as the Subordinated Indenture Trustee in its sole discretion shall deem to be fair and appropriate; provided that no note of $1,000 in principal amount or less shall be redeemed in part. If any Subordinated Note is to be redeemed in part only, the notice of redemption relating to such Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

          c.   Pre-Petition Credit Agreement.

               On July 26, 2000, NTELOS entered into the Pre-Petition Credit Agreement, which originally consisted of a $100.0 million revolving credit facility and $225.0 million in term loans and term loan commitments, divided into a $50 million Term Loan A, a $100.0 million Term Loan B and a $75.0 million Term Loan C.

               The term loans were used to finance certain acquisitions made by NTELOS, to refinance NTELOS' senior debt and certain debt of the NTELOS Subsidiaries and for working capital and general corporate purposes.

               By the original terms of the Pre-Petition Credit Agreement, the revolving credit facility was repayable in a single payment on July 25, 2007. Amounts outstanding under Term Loan A on July 26, 2001 were repayable beginning September 30, 2003 in increasing quarterly installments, with a final maturity on July 25, 2007. Amounts outstanding under Term Loan B were repayable beginning on September 30, 2002 in quarterly installments equal to approximately 1.0% per year of principal during each year through July 25, 2008, with the entire balance of Term Loan B repayable on July 25, 2008. Amounts outstanding under Term Loan C were repayable in a single payment on July 25, 2008.

               NTELOS may choose to have interest accrue on loans outstanding under the Pre-Petition Credit Agreement at rates based on the adjusted prime rate or the fully reserve adjusted London interbank offered rate, or LIBOR, plus an applicable margin. The applicable margin on the Petition Date was:

          . in respect of the revolving credit facility and the Term Loan A, 3.25% per annum over LIBOR and 2.25% per annum over adjusted prime, provided that the applicable percentage per annum may vary depending on NTELOS' leverage ratio;

          . in respect of the Term Loan B, 4.00% per annum over LIBOR and 3.00% per annum over adjusted prime; and

          . in respect of the Term Loan C, 2.75% per annum over LIBOR and 1.75% per annum over adjusted prime.

               A commitment fee is payable periodically on the unused portion of the revolving credit commitment at a rate equal to between 0.50% and 0.75% per annum depending on the amounts drawn under the revolving credit facility. Letter of credit fees are payable on the face amount of letters of credit NTELOS asks be issued for its account, at a rate equal to the margin over LIBOR that is applicable at the time to revolving credit loans that bear interest based on LIBOR paid proportionately to all of the Pre-Petition Secured Lenders, plus an additional 0.25% for the account of the issuing bank.

               NTELOS' obligations under the Pre-Petition Credit Agreement are secured by substantially all of its assets, including real property. NTELOS pledged to the collateral agent for the Pre-Petition Secured Lenders' benefit, its equity interests in certain of its subsidiaries. Certain of NTELOS' subsidiaries have guaranteed NTELOS' obligations under the Pre-Petition Credit Agreement and have also pledged their assets to secure their guarantees.

               NTELOS is bound by certain financial covenants under the Pre-Petition Credit Agreement, including a maximum total debt to EBITDA, a maximum senior secured debt to EBITDA, a minimum interest coverage ratio and a minimum debt service coverage ratio.

               In addition, NTELOS is required to make financial statements and other reports available to the Pre-Petition Secured Lenders on a regular basis and there are limits on NTELOS' ability to incur additional debt, to grant Liens on its property, to declare dividends or make other distributions to its shareholders, or to repurchase its own stock or prepay other debt, to make capital expenditures or loans to or investments in others, to merge, consolidate, sell and buy assets or acquire other businesses, to engage in transactions with its affiliates (other than subsidiary guarantors) or to amend its Articles of Incorporation.

               The Pre-Petition Credit Agreement provides for customary events of default, including non-payment, breaches of covenants, making misleading or inaccurate representations and warranties, cross-default to certain other debt, certain events of bankruptcy and insolvency, ERISA violations and change in control.

     3.   Selected Historical Financial Data.

          The selected historical operating data set forth below for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 and the three-month periods ended March 31, 2003 and 2002, have been derived from the audited consolidated financial statements of the Debtors. The data should be read in conjunction with the historical consolidated financial statements of the Debtors, and the related notes thereto, set forth in Exhibit E annexed hereto.

                          NTELOS INC. AND SUBSIDIARIES
                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                                 (in thousands)

                                                                 YEAR ENDED DECEMBER 31,               THREE MONTHS ENDED MARCH 31,
                                                       --------------------------------------------    ----------------------------
                                                           2002            2001            2000            2003            2002
                                                       ----------------------------------------------------------------------------
SELECTED OPERATING DATA:

OPERATING REVENUES:
   Wireless PCS                                        $    156,860    $    118,832    $     39,096    $     46,782    $     35,771
   Wireline communications                                   96,916          86,485          58,280          25,130          22,318
   Other communications services                              8,951           9,746          16,143           1,539           1,932
                                                       ----------------------------------------------------------------------------
                                                            262,727         215,063         113,519          73,451          60,021
                                                       ----------------------------------------------------------------------------
OPERATING EXPENSES:
   Cost of wireless sales (exclusive of items shown
    separately below)                                        48,868          47,808          18,657          10,780          12,223
   Operating expenses (exclusive of items shown
    separately below)                                       148,329         146,751          74,610          39,419          38,516
   Depreciation and amortization                             82,924          82,281          37,678          17,911          23,095
   Accretion of asset retirement obligations                      -               -               -             152               -
   Asset impairment charge                                  402,880               -               -               -               -
   Operational and capital restructuring charges              4,285               -               -           2,427           1,267
                                                       ----------------------------------------------------------------------------
                                                            687,286         276,840         130,945          70,689          75,101
                                                       ----------------------------------------------------------------------------

OPERATING (LOSS) INCOME                                    (424,559)        (61,777)        (17,426)          2,762         (15,080)

OTHER INCOME (EXPENSES)
   Interest expense                                         (78,351)        (76,251)        (31,407)        (15,285)        (19,004)
   Other gains (losses), financing costs, equity
    investment losses and investment income, net              7,018          36,238          50,791         (37,769)          1,822
                                                       ----------------------------------------------------------------------------
(Loss) income before taxes and minority interests in
 losses (earnings) of subsidiaries                         (495,892)       (101,790)          1,958         (50,292)        (32,262)
                                                       ----------------------------------------------------------------------------

Net (loss) income before preferred stock dividend and
 cumulative effect of an accounting change                 (488,947)        (63,713)         18,639         (50,597)        (30,664)

Cumulative effect of an accounting change                         -               -               -          (2,754)              -
 (Loss) income applicable to common shares                 (509,364)        (82,556)         10,471         (57,108)        (35,683)

Cash flow and other financial data:
Net cash provided by (used in) operating activities          22,015         (11,501)          9,878          24,417           5,939
Net cash used in investing activities                       (42,403)        (29,796)       (621,502)        (11,042)        (18,514)
Net cash provided by (used in) financing activities          25,311          46,953         613,063            (752)          7,196

Capital expenditures (1)                                     73,164         102,872          65,590          11,377          29,120

Reconciliation of Operating Income (Loss) to EBITDA (a non-GAAP measure) (2)

Operating Income (Loss)                                    (424,559)        (61,777)        (17,426)          2,762         (15,080)
     Reconciling items to arrive at EBITDA:

       Depreciation and Amortization                         82,924          82,281          37,678          17,911          23,095
       Asset impairment charges                             402,880               -               -               -               -
       Accretion of asset retirement obligations                  -               -               -             152               -
                                                       ----------------------------------------------------------------------------
EBITDA (2)                                                   61,245          20,504          20,252          20,825           8,015
                                                       ============================================================================

                                           DECEMBER 31,    MARCH 31,
                                              2002           2003
                                           -------------------------
BALANCE SHEET DATA:
Cash and cash equivalents                        12,216       24,839
Property, plant and equipment, net              434,455      430,156
Radio spectrum licenses                         116,961      116,782
Total assets                                    729,521      724,856
Total current and long-term debt                642,722      642,568
Redeemable, convertible preferred stock         286,164      298,246
Shareholders' deficit                          (342,677)    (399,333)

OPERATING STATISTICS:
Total PCS licensed POP's                     10,271,000   10,271,000
PCS subscribers                                 266,467      279,681
DSL subscribers                                   5,534        5,972
Internet subscribers                             61,486       60,327
ILEC access lines installed                      52,014       51,817
CLEC access lines installed                      43,815       45,986

(1) Capital expenditures represent additions to: land and buildings; network plant and equipment; furniture, fixtures and other equipment; and radio spectrum licenses.

(2) Represents operating income (loss) before depreciation and amortization, accretion of asset retirement obligations and asset impairment charges. The Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations. Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

B.   Events Leading to the Commencement of the Chapter 11 Case.

     NTELOS believes that its financial difficulties, and the events leading up to the Chapter 11 Case, are attributable to a number of factors. The dramatic downturn in the economy generally in the latter half of 2001 and in 2002, and the telecommunications sector in particular, adversely impacted NTELOS' ability to build its revenue base and generate funds adequate to meet its debt servicing requirements at the holding company level. Further, NTELOS and the NTELOS Subsidiaries have grown dramatically since NTELOS' founding, through acquisitions and capital expenditures. Such transactions have left the companies highly leveraged and thus vulnerable to general adverse economic and industry conditions.

     1.   Debt Structure.

          The principal contributing factor for the Debtors filing petitions for relief under Chapter 11 of the Bankruptcy Code is the Debtors' debt structure. The Debtors' prepetition debt consists of: approximately $261.0 million of outstanding secured indebtedness under the Pre-Petition Credit Agreement; an aggregate face amount of $280.0 million (carrying amount of approximately $271.0 million) of Senior Notes; an aggregate face amount of $95.0 million (carrying amount of approximately $86.0 million) of Subordinated Notes; approximately $15.0 million of secured claims held by the Federal Communications Commission, Rural Utilities Service and the Rural Telephone Bank; and approximately $27.0 million of unsecured claims.

          The Debtors' consolidated balance sheet further reflects: accrued interest and other expenses of $43.0 million, obligations to benefit and pension plans of $26.0 million and long-term liabilities of $56.0 million. The Debtors' total current and long-term liabilities as of December 31, 2002 were approximately $785.0 million.

          This significant amount of indebtedness results in an annual interest expense of approximately $78.2 million. The Debtors have experienced significant increases in cash flow in each year since putting in place their existing capital structure (as discussed below); however, the Debtors continue to require access to capital to support its operations.

     2.   Evaluation of Debt Restructuring Alternatives

          In light of the significant level of indebtedness discussed above, the Board of Directors of NTELOS formed a Special Committee on June 10, 2002 in order to evaluate the strategic business alternatives available to NTELOS and to recommend a course of action with respect to a financial restructuring of the Debtors. In September 2002, NTELOS retained UBS Warburg as its financial advisor to assist it in exploring a variety of restructuring alternatives in order to address its capital structure. Thereafter, continued competition in the wireless telecommunications sector resulted in a reduction of NTELOS' long-term outlook on its wireless operations, including a decrease in the projected wireless subscriber growth, wholesale revenue growth, and average revenue per wireless subscriber. In addition, capital and lending prospects for telecommunication companies continued to deteriorate. As a result of these conditions, on

November 29, 2002, NTELOS entered into an amendment and waiver with the Pre-Petition Secured Lenders which restricted the amounts that NTELOS could borrow under the Pre-Petition Credit Agreement and waived NTELOS' obligation to make certain representations in order to submit a borrowing request, including a representation that the present fair salable value of the Debtors' assets is not less than the amount that would be required to pay the Debtors' debts as they become absolute and matured. Upon expiration of the waiver, NTELOS did not have access to the Pre-Petition Credit Agreement following January 31, 2003. For these reasons, NTELOS announced it would not make the semi-annual interest payments of $18.2 and $6.4 million on its Senior Notes and Subordinated Notes, respectively, which were due February 18, 2003.

          Under the terms of its engagement letter with UBS Warburg dated September 13, 2002, as amended March 3, 2003, NTELOS agreed to pay UBS Warburg monthly advisory fees in the amount of $200,000, provided that 100.0% of such monthly advisory fees would be credited against any restructuring transaction fee payable to UBS Warburg. The engagement letter provides that if NTELOS restructures, directly or indirectly, the Pre-Petition Credit Agreement, Senior Notes, Subordinated Notes, Series B and/or Series C Preferred Stock, it will pay to UBS Warburg a restructuring transaction fee equal to the greater of (i) $2.0 million, subject to certain minimum conditions, and (ii) the sum of (a) 1.0% of the principal amount of the Senior Notes and 0.5% of the principal amount or liquidation preference of the Subordinated Notes, Series B and Series C Preferred Stock directly affected by the transaction, plus (b) $250,000 if NTELOS requests UBS Warburg's assistance in obtaining Pre-Petition Credit Agreement covenant modifications and such efforts are successful, plus 0.5% of the principal amount of the Pre-Petition Credit Agreement if NTELOS requests UBS Warburg's assistance in seeking other modifications and such efforts are successful, subject to certain limitations. For a discussion of the Bankruptcy Court modification to the engagement letter, see Section V.D, "Events During the Chapter 11 Case - First Day and Various Other Motions."

     3.   Factors Impacting Decision to File the Chapter 11 Case

          This section describes the following events NTELOS believes impacted its decision to commence a Chapter 11 Case: (i) market conditions generally,
(ii) the amendment of the Pre-Petition Credit Agreement, (iii) unsuccessful refinancing efforts and (iv) negotiations with certain holders of the Senior Notes and the holder of the Subordinated Notes.

          a.   Market Conditions.

               The general slowdown of the entire telecommunications industry and increased competition experienced in the wireless PCS industry has resulted in a decrease of several industry analysts' projections, including subscriber growth, average revenue per unit ("ARPU"), subscriber churn improvement and reductions in average costs per subscriber. This decrease in industry-wide projections, combined with an economic environment not conducive to strategic transactions, such as mergers and acquisitions, has resulted in dramatic decreases in the value of wireless PCS assets.

               In response, NTELOS performed a comprehensive evaluation of the Debtors' long-term business plan and made several modifications including a reduction in subscriber growth, a decrease in ARPU, a slower improvement in subscriber churn and lower wholesale revenues. Based on this assessment, NTELOS recognized an asset impairment charge to the value of the Debtors' wireless PCS radio spectrum licenses, goodwill and other intangible assets, property, plant and equipment of $404.0 million.

          b.   Amendment to the Pre-Petition Credit Agreement.

               On November 29, 2002, NTELOS entered into Amendment No. 4 and Waiver No. 1 to the Pre-Petition Credit Agreement. In connection with the Amendment and Waiver, the Pre-Petition Secured Lenders agreed to provide NTELOS with borrowing capacity under its revolving credit facility up to an amount sufficient to fund NTELOS' business plan during the period in which NTELOS addressed its capital structure.

               The Amendment and Waiver provided a waiver through January 31, 2003 of NTELOS' obligation to make certain representations and warranties. The Amendment and Waiver also provided for a cap on the amounts that could be borrowed through January 31, 2003 under the revolving credit facility portion of the Pre-Petition Credit Agreement of $36.0 million, or $15.0 million of borrowings in excess of amounts outstanding as of the date immediately prior to the Amendment and Waiver. This borrowing cap was removed after January 31, 2003. Additionally, after December 1, 2002, NTELOS was limited to borrowing no more than $2.5 million per week.

               The waiver expired on February 1, 2003. NTELOS actively attempted to develop a plan with respect to its future capital structure during December 2002 and January 2003 (as discussed below). Upon expiration of the waiver, NTELOS was required, in connection with any borrowing request, to make all of the representations and warranties contained in the Pre-Petition Credit Agreement. The representations under the Pre-Petition Credit Agreement include a representation that the present fair salable value of the Debtors' assets is not less than the amount that would be required to pay the Debtors' debts as they become absolute and matured. Due to market conditions, NTELOS was uncertain whether it could make this representation.

          c.   Refinancing Efforts.

               NTELOS, with the assistance of UBS Warburg, has explored various strategic alternatives by which to recapitalize NTELOS. None of the strategic alternatives explored, however, presented a viable out-of-court approach to undertaking a comprehensive restructuring of NTELOS' capital structure. NTELOS, with the assistance of UBS Warburg, determined that a reorganization under Chapter 11 of the Bankruptcy Code was the most viable means to restructure NTELOS' capital structure.

          d. Negotiations with Certain Holders of the Senior Notes and the Holder of the Subordinated Notes.

               In September 2002, NTELOS retained UBS Warburg as its financial advisor to assist in exploring a variety of restructuring alternatives in order to address NTELOS' capital structure. As a result of these efforts, and after the amendment to the Pre-Petition Credit Agreement and NTELOS' unsuccessful refinancing efforts, NTELOS' management concluded that the best available alternative for recapitalizing NTELOS and maximizing the recovery for creditors and equity interest holders was through a plan of reorganization that would restructure NTELOS' balance sheet through a cancellation of NTELOS' public debt and equity securities and the issuance of new convertible debt securities and common stock of Reorganized NTELOS. Therefore, NTELOS, with the assistance of UBS Warburg, began negotiations with certain holders of the Senior Notes and the holder of the Subordinated Notes in an attempt to reach an agreement on the terms of a plan to restructure NTELOS' securities.

               Throughout December 2002, and up to the Petition Date, NTELOS engaged in discussions and negotiations with certain holders of the Senior Notes, the holder of the Subordinated Notes and its advisor on the terms of a proposed restructuring of NTELOS.

                                       V.
                        EVENTS DURING THE CHAPTER 11 CASE

     On March 4, 2003, the Debtors commenced the Chapter 11 Case in the Bankruptcy Court. The Debtors continue to operate their businesses and manage their properties as Debtors in Possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

A.   Post-Petition Agreements.

     As a result of its negotiations with certain holders of the Senior Notes, NTELOS and the Participating Noteholders have entered into the Subscription Agreement, under which the Participating Noteholders have agreed to purchase $75.0 million principal aggregate amount of New Notes to be issued by Reorganized NTELOS, subject to the terms and conditions set forth therein. The Subscription Agreement is subject to a number of termination events, relating primarily to the progress of the Chapter 11 Case proceeding according to a specified timetable. For a discussion of the investment by the Participating Noteholders in the New Notes, see Section VI.C, "The Joint Plan of Reorganization - New Investment."

     Further, NTELOS and certain Pre-Petition Secured Lenders have structured the terms of a proposed plan of reorganization for which such Pre-Petition Secured Lenders have expressed their support. In connection with these restructuring efforts, such Pre-Petition Secured Lenders entered into a Plan Support Agreement with NTELOS. The Debtors believe that the Plan discussed herein reflects the terms of the Plan Support Agreement. A copy of the Plan Support Agreement is annexed hereto as Exhibit G. The Plan Support Agreement is subject to a number of termination events, relating primarily to the progress of the Chapter 11 Case proceeding according to a specified timetable.

B.   Continuation of Business; Stay of Litigation.

     Following the commencement of the Chapter 11 Case, the Debtors have continued to operate as Debtors in Possession with the protection of the Bankruptcy Court. The Bankruptcy Court has certain supervisory powers over the operations of the Debtors during the pendency of the bankruptcy case. The Debtors have been operating in the ordinary course of business and will seek approval for any transactions that are outside the ordinary course of business.

     An immediate effect of the filing of the Chapter 11 Case was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all litigation against the Debtors. The automatic stay will remain in effect until the Effective Date unless modified or vacated by the order of the Bankruptcy Court.

C.   DIP Credit Agreement.

     As discussed below, the Bankruptcy Court approved NTELOS' entrance into the DIP Credit Agreement. The DIP Credit Agreement consists of a revolving credit facility in an aggregate principal amount of up to $35.0 million (with a $5.0 million sublimit for letters of credit).

     On March 4, 2003, the Bankruptcy Court granted access to up to $10.0 million under DIP Credit Agreement, with access to the full $35.0 million subject to final Bankruptcy Court approval, certain state regulatory approvals and the Pre-Petition Secured Lenders' receiving satisfactory assurances regarding the Participating Noteholders' proposed $75.0 million investment in NTELOS upon emergence from the Chapter 11 Case. On March 24, 2003, the Bankruptcy Court entered a final order authorizing NTELOS to access up to $35.0 million under the DIP Credit Agreement and, as of April 11, 2003, NTELOS satisfied all other conditions to full access to the DIP Credit Agreement.

     Proceeds from advances under the DIP Credit Agreement are to be used solely for working capital, capital expenditures and other general corporate purposes of the Debtors including, to the extent permitted under the DIP Credit Agreement, the NTELOS Non-filing Subsidiaries. Postpetition advances will bear interest at a rate equal to 4.0% over the Eurodollar Rate (as defined in the DIP Credit Agreement), with respect to Eurodollar advances, and 3.0% over the Base Rate (as defined in the DIP Credit Agreement), with respect to base rate advances.

     The facility provided under the DIP Credit Agreement matures 180 days after the Petition Date, provided that it may be extended to 270 days after the Petition Date under certain circumstances. NTELOS secured its obligations under the DIP Credit Agreement by granting the DIP Lenders a superpriority Administrative Expense Claim against the Debtors' estates. Subject to carve-outs for professional fees and disbursements in an aggregate amount not to exceed $1.75 million, plus fees payable to the United States Trustee pursuant to 28 U.S.C. Section 1930(a), as collateral for the provision of debtor in possession financing, the DIP Lenders received:

          . a perfected first priority priming Lien on all assets of the Debtors that secure NTELOS' obligations under the Pre-Petition Credit Agreement pursuant to Section 364(d)(1) of the Bankruptcy Code,

          . a superpriority administrative expense claim with priority over any and all other Administrative Expense Claims pursuant to Section 364(c)(1) of the Bankruptcy Code,

          . a perfected first priority Lien on all unencumbered assets of the Debtors, if any, pursuant to Section 364(c)(2) of the Bankruptcy Code, and

          . a perfected junior Lien on all encumbered assets of the Debtors other than those referred to in the first clause of this sentence, pursuant to Section 364(c)(3) of the Bankruptcy Code.

     As adequate protection of their interest in Collateral described in the Pre-Petition Credit Agreement, that Security Agreement, dated as of July 26, 2000, the mortgages and all documentation executed in connection with therewith, including certain Hedge Agreements (collectively, the "Existing Agreements"), the Pre-Petition Secured Lenders:

          . were granted certain Adequate Protection Liens (as defined in the Final DIP Order),

          . were granted a superpriority claim as provided for in Section 507(b) of the Bankruptcy Code, immediately junior to the Claims under Section 364(c)(1) of the Bankruptcy Code held by the Agent and the DIP Lenders to the extent of diminution,

          . shall receive or received from the Debtors (i) scheduled principal amortization payments as set forth in Section 2.04 of the Pre-Petition Credit Agreement, (ii) immediate cash payment of all accrued and unpaid interest on the Pre-Petition Debt (as defined in the Final DIP Order) and letter of credit fees at the rates provided for in the Existing Agreements, and all other accrued and unpaid fees and disbursements (including, but not limited to, fees owed to the Agent) owing to the Agent under the Existing Agreements and incurred prior to the Petition Date, (iii) current cash payments of all fees and expenses payable to the Agent under the Existing Agreements, including, but not limited to, the reasonable fees and disbursements of counsel, financial and other consultants for the Agent and (iv) on the first business day of each month, all accrued but unpaid interest on the Pre-Petition Debt (as defined in the Final DIP Order), and letter of credit and other fees at the non-default contract rate applicable on the Petition Date (including LIBOR pricing options) under the Existing Agreements, provided that, without prejudice to the rights of any other party to contest such assertion, the Pre-Petition Secured Lenders reserve their rights to assert claims for the payment of additional interest calculated at any other applicable rate of interest (including, without limitation, default rates), or on any other basis, provided for in the Existing Agreements,

          . shall be permitted to retain expert consultants and financial advisors at the reasonable expense of the Debtors, which consultants and advisors shall be given reasonable access for purposes of monitoring the business of the Debtors and the value of the Collateral described in the Existing Agreements, and

          . shall receive 100% of the Net Cash Proceeds (as defined in the DIP Credit Agreement) resulting from any sale, lease, transfer, license or other disposition of property outside the ordinary course of business or of any surplus property, all as permitted by the DIP Credit Agreement, that are not required to be paid in respect of the DIP Obligations (as defined in the Final DIP Order).

     Further, except to the extent of the Carve Out (as defined in the Final DIP Order) and the amounts of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default (as defined in the DIP Order) in respect of which the Carve Out is invoked, no expenses of administration of the Cases or any future bankruptcy proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Collateral described in the Existing Agreements pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the DIP Agent and/or the Agent, as the case may be, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Agent, the DIP Lenders, the Agent or the Pre-Petition Secured Lenders.

     As adequate protection for the interests of counterparties to the Hedge Agreements, such counterparties were to receive from the Debtors all regularly scheduled interest payments under the Hedge Agreements.

D.   First Day and Various Other Motions.

     Together with their petitions for relief, the Debtors filed a number of "first day" motions on the Petition Date. In addition to these motions seeking affirmative relief (some of which are discussed below), several sought administrative relief necessary to permit the Debtors to operate in the Chapter 11 Case. Capitalized terms used in this section and not defined in this Disclosure Statement have the meanings ascribed to them in the applicable motion. The Debtors' first day motions included motions for orders:

          .  authorizing the joint administration of the Chapter 11 Case;

          . establishing administrative procedures to aid the expeditious prosecution of the Chapter 11 Case;

          . establishing procedures for interim compensation and reimbursement of expenses of professionals;

          . authorizing the Debtors to mail initial notices, to file a list of creditors in lieu of a creditor matrix and to file a consolidated Bankruptcy Rule 1007(d) list of the Debtors' 30 largest unsecured creditors;

          .  extending the time for the Debtors to file the Schedules;

          . authorizing the retention of the Debtors' professionals, including Hunton & Williams LLP and Marcus, Santoro & Kozak, P.C. as co-counsel to the Debtors, and retention of Navigant Consulting Inc. as Debtors' bankruptcy accountant and bankruptcy service advisor;

          . authorizing the engagement of Administar Services Group, Inc. as official claims and noticing agent of the Clerk of the Bankruptcy Court;

          . authorizing the continued use of the Debtors' centralized cash management system, existing bank accounts and business forms;

          . authorizing the Debtors to (i) pay prepetition wages, salaries and other employee compensation and make all related and other withholdings; (ii) continue employee plans, programs and policies and pay employee and certain retiree benefits; and (iii) reimburse employee business expenses;

          . authorizing the Debtors to (i) continue promotional programs; (ii) honor or pay all pre- and postpetition obligations arising from promotional programs in the ordinary course; and (iii) honor or pay pre- and postpetition obligations to customers arising from deposits and refunds in the ordinary course;

          . establishing procedures for utility companies to request adequate assurance of payment;

          . authorizing (i) payment of prepetition sales and use taxes, telecommunication taxes, income taxes, property taxes, license and franchise taxes and regulatory fees; and (ii) the bank to honor and process checks related to such taxes and regulatory fees;

          .  authorizing the Debtors to remit certain insurance premiums; and

          .  authorizing NTELOS to enter into the DIP Credit Agreement.

     Each of these motions was granted by the Bankruptcy Court. Nothing in the Plan will preclude the Reorganized Debtors from paying Claims that the Debtors were authorized to pay under any Final Order entered by the Bankruptcy Court before the Confirmation Date.

     In addition to the "first day" motions, the Debtors have filed, or expect to file, various other motions, including:

          . a motion for authority to retain and employ UBS Warburg as financial advisor to the Debtors

          . a motion to sell the Debtors' Portsmouth, Virginia call center facility and certain personal property related thereto, to assume and assign certain unexpired leases on nonresidential real property related thereto, to set a deadline for filing cure claims with respect to executory contracts and unexpired leases to be assumed and assigned in relation to the sale, for authorization to enter into a leaseback of real property, for approval of payment of the related real estate commission, and for authorization to escrow such commission pending approval of the Debtors' employment of the Debtors' broker;

          . a motion to approve a stipulation entered into between the Debtor, the DIP Lender and Horizon Personal Communications, Inc. relating to the provision of adequate protection;

          . a motion to sell certain real and personal property related to the Debtors' wireline cable television business, to assume and assign certain unexpired leases of nonresidential real property and executory contracts related thereto, for authorization to enter into related agreements, and for authorization to pay related fees;

          . a motion for authorization to pay the attorney's fees of the Participating Noteholders as they relate to the New Investment;

          . motions for authorization to retain brokers relating to the sales of the Debtors' Portsmouth, Virginia call center and wireline cable television business;

          . a motion to extend the deadline for the Debtors' to assume or reject unexpired leases of nonresidential real property;

          . a motion for authority to continue the Debtors' prepetition management incentive plans and, thereby, establish a retention plan for certain eligible employees of the Debtors;

          . a motion for authority to reject certain employment and related agreements and to settle claims arising therefrom; and

          . a motion to approve a stipulation entered into between the Debtor, the FCC and the RUS and RTB relating to the provision as adequate protection.

     By order dated April 16, 2003, the Bankruptcy Court authorized the retention of UBS Warburg under its existing engagement letter, and the Court approved the modification of NTELOS' engagement letter with UBS Warburg, which now provides that if the Debtors confirmed a plan of reorganization which (i) provides for an infusion of at least $50.0 million in new money junior to the indebtedness of the secured lender and (ii) provides for the conversion of all or substantially all of the Debtors' existing bond indebtedness to equity of the Reorganized Debtors, UBS Warburg will be entitled to the $160,000 monthly advisory fees contemplated by the engagement letter from its inception through March 1, 2003, the $200,000 monthly advisory fees contemplated by the modification of the engagement letter from March 1, 2003, and a $3.5 million restructuring transaction fee, provided that 100.0% of the monthly advisory fees earned through August 31, 2003 and paid or expected to be paid will be credited against the restructuring transaction fee. The restructuring transaction fee, as adjusted, will be earned and payable to UBS Warburg upon consummation of the Plan.

     By order dated May 30, 2003, the Bankruptcy Court approved NTELOS entering into a Separation Agreement with J. Allen Layman, the President and a Chairman of NTELOS, and a Separation and Consulting Agreement with Warren C. Catlett, the Senior Vice President--Corporate Development of NTELOS, each effective as of June 1, 2003. Pursuant to the terms of the Layman Separation Agreement, as negotiated consideration in exchange for Mr. Layman's continued agreement to honor the non-competition provisions of Mr. Layman's pre-petition employment agreements, Mr. Layman will receive, subject to confirmation of the Plan, $564,712.00 of New Common Stock (based on the implied equity value associated with the New Notes), such shares to be distributed in accordance with the terms of the Plan. The balance of the financial terms and conditions of the departure of Messrs. Layman and Catlett are set forth in the Separation Agreement and the Separation and Consulting Agreement, respectively.

E.   Bar Date Motion.

     On March 11, 2003, the Debtors filed a motion seeking entry of an order setting the Bar Date. The Debtors sought to have the Bar Date set for June 10, 2003. On March 26, 2003 the Bankruptcy Court issued an Order establishing a Bar Date of June 10, 2003.

F.   Statutory Committee.

     On March 13, 2003, the United States Trustee appointed a statutory committee of unsecured creditors pursuant to Section 1102 of the Bankruptcy Code consisting of Morgan Stanley & Co. Incorporated, WCAS, Capital Research and Management Company, The Bank of New York, INVESCO Funds Group, Motorola, Inc. and CellStar, Ltd. On March 13, 2003, the Creditors' Committee selected Wachtell, Lipton, Rosen & Katz as its legal counsel and McGuire Woods LLP as co-counsel.

G.   Preferences and Fraudulent Conveyances.

     Under the Bankruptcy Code, a debtor may seek to recover, through adversary proceedings in the bankruptcy court, certain transfers of the debtor's property, including payments of cash, made while the debtor was insolvent during the 90 days immediately prior to the commencement of the bankruptcy case (or, in the case of a transfer to or on behalf of an "insider," one year prior to the commencement of the bankruptcy case) in respect of antecedent debts to the extent the transferee received more than it would have received on account of such preexisting debt had the debtor been liquidated under Chapter 7 of the Bankruptcy Code. Such transfers include cash payments, pledges of security interests or other transfers of an interest in property. In order to be preferential, such payments must have been made while the debtor was insolvent; debtors are rebuttably presumed to have been insolvent during the 90-day preference period. The Bankruptcy Code's preference statute can be very broad in its application because it allows the debtor to recover payments regardless of whether there was any impropriety in such payments.

     However, there are certain defenses to such claims. For example, transfers made in the ordinary course of the debtor's and the transferee's business according to ordinary business terms are not recoverable. Furthermore, if the transferee extended credit contemporaneously with or subsequent to the transfer, and prior to the commencement of the bankruptcy case, for which the transferee was not repaid, such extension constitutes an offset against an otherwise recoverable transfer of property. If a transfer is recovered by a debtor, the transferee has a general unsecured claim against the debtor to the extent of the recovery.

     Under the Bankruptcy Code and under various state laws, a debtor may also recover or set aside certain transfers of property (fraudulent transfers), including the grant of a security interest in property, made while the debtor was insolvent or which rendered the debtor insolvent or undercapitalized to the extent that the debtor received less than reasonably equivalent value for such transfer.

H.   Litigation.

     Dispute with Horizon. In late 2002, Horizon Personal Communications, Inc. disputed certain categories of charges under the Network Services Agreement with West Virginia PCS Alliance, L.C. and Virginia PCS Alliance, L.C. (collectively, the "Alliances"), alleging that the Alliances overcharged Horizon $4.8 million during the period commencing October 1999 and ending September 2002 and $1.2 million for the period commencing October 2002 and ending December 2002. Horizon withheld these categories of charges from payments made from and after December 2002 and failed to timely pay their January 2003 invoice due following the Petition Date. On March 11, 2003, Horizon filed a motion with the Bankruptcy Court which effected an administrative freeze as to the amounts payable on the January invoice. On March 12, 2003, the Alliances notified Horizon of the failure to make payment on the January invoice, reserving the right to terminate the agreement in accordance with the terms thereof. On March 24, 2003, the parties entered a stipulation approved by the Bankruptcy Court pursuant to which Horizon paid the January invoice and agreed to pay all future invoices and the Alliances agreed not to exercise their termination right, assuming all future payments are made in accordance with the agreement. The stipulation further provides that Horizon is permitted to withhold amounts under monthly invoices in excess of $3.0 million if it determines in good faith that such amounts in excess of $3.0 million represent an overcharge by the Alliances, pending resolution of the dispute. In addition, the parties agreed to continue to discuss and negotiate, in good faith, their dispute regarding Horizon's claim. Following a 30 day-period, either party had the right to submit the dispute to arbitration in accordance with the agreement. Neither party has filed for arbitration. The parties are continuing to discuss the dispute.

     Tax Related Litigation. In connection with a review of NTELOS' federal tax returns for the years ended December 31, 1998 and 1999, the Service Examination Agent formally proposed various adjustments that would, if sustained, result in increasing the taxable income of NTELOS and the NTELOS Subsidiaries (including R&B Communications, Inc., which was not an NTELOS Subsidiary during the years in issue) by aggregate amounts of approximately $5.1 million and approximately $9.2 million, respectively. The principal issues with respect to the proposed adjustments involve (i) the deductibility of costs of cellular telephones sold to customers incident to entering into contracts to provide cellular telephone service and (ii) the depreciation period of certain cellular telephone system equipment. NTELOS disagrees with and intends to contest substantially all of the proposed adjustments. On February 27, 2003 and March 21, 2003, NTELOS and the affected NTELOS Subsidiaries filed protests to appeal the unagreed, proposed adjustments to the Service Appeals Office.

     The outcome of these proceedings cannot be predicted. However, to the extent the proposed adjustments are sustained, the likely federal income tax result would be to use available net operating losses to offset increases in taxable income, thereby reducing NOLs. In that event, NTELOS and the NTELOS Subsidiaries likely would owe interest on temporary tax deficiencies for 1996 and 1997.

     The Debtors are party to certain other ongoing litigation, none of which the Debtors anticipate having a material effect on their operations or the Chapter 11 Case.

I.   Affiliated Claims and Transactions.

     In May 2000, R&B Communications, Inc. entered into a lease agreement with Layman Family, LLC. Under the terms of the agreement, R&B Communications, Inc. leases a 34,000 square foot building from Layman Family, LLC for a term of 20 years at a rental rate of $15.00 per square foot. In February 2001, NTELOS engaged in a merger whereby R&B Communications, Inc. became a wholly-owned subsidiary. Mr. Layman became the President and a director of NTELOS following the merger and he is the manager of Layman Family, LLC. Effective June 1, 2003, Mr. Layman ceased to be the President and a director of NTELOS.

     Non-employee directors of the Company were not paid for their attendance at meetings of the Board of Directors and committees thereunder during the period commencing February 1, 2003 and ending March 3, 2003.

     On February 12, 2003, the Company notified the shareholders' representative under the merger agreement with R&B Communications, Inc. ("R&B") of a threatened tax claim that could result in escrow losses. At the closing of the merger, 10% of the shares of the Company's common stock issued to R&B shareholders were placed in escrow to satisfy the Company's claims for indemnification. In accordance with the escrow agreement, the Company instructed the escrow agent to continue to hold any remaining shares in escrow pending resolution of the tax claim.

     On May 29, 2003, R&B Communications, Inc. and Layman Family, LLC entered into an amendment to the lease agreement, among other things, to reduce the term of the lease and the rent payable thereunder and to reallocate certain repair responsibilities to Layman Family, LLC, as landlord and the Debtors intend to assume the lease, as amended, pursuant to the Plan.

     By order dated May 30, 2003, the Bankruptcy Court approved NTELOS entering into a Separation Agreement with J. Allen Layman, the President and a Chairman of NTELOS, and a

Separation and Consulting Agreement with Warren C. Catlett, the Senior Vice President--Corporate Development of NTELOS, each effective as of June 1, 2003. Pursuant to the terms of the Layman Separation Agreement, as negotiated consideration in exchange for Mr. Layman's continued agreement to honor the non-competition provisions of Mr. Layman's pre-petition employment agreements, Mr. Layman will receive, subject to confirmation of the Plan, $564,712.00 of New Common Stock (based on the implied equity value associated with the New Notes), such shares to be distributed in accordance with the terms of the Plan. The balance of the financial terms and conditions of the departure of Messrs. Layman and Catlett are set forth in the Separation Agreement and the Separation and Consulting Agreement, respectively.

                                       VI.
                        THE JOINT PLAN OF REORGANIZATION

     NTELOS believes that (i) through the Plan, creditors will obtain a substantially greater recovery from the estates of the Debtors than the recovery which would be available if the assets of the Debtors were liquidated under Chapter 7 of the Bankruptcy Code and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern.

     The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the more detailed provisions set forth in the Plan.

A.   Classification and Treatment of Claims and Equity Interests.

     1.   DIP Lender Claims.

          Pursuant to the terms of the DIP Credit Agreement, Reorganized NTELOS will pay to the DIP Lenders, on account of any DIP Lender Claims, Cash equal to the amount of DIP Lender Claims, unless the DIP Lenders and NTELOS or Reorganized NTELOS, as the case may be, agree or will have agreed to other treatment of such Claims.

     2.   Administrative Expense Claims.

          Subject to certain additional requirements for professionals and certain other entities set forth in this section, the Reorganized Debtors will pay to each holder of an Allowed Administrative Expense Claim (other than the DIP Lender Claims which shall be treated as set forth in Section 2.1 of the
Plan), on account of its Administrative Expense Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Expense Claim on, or as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the holder and the Debtors or Reorganized Debtors, as the case may be, agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Expense Claims of governmental units for taxes), an Allowed Administrative Expense Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Chapter 11 Case.

     3.   Professional Compensation and Reimbursement Claims.

          All persons seeking an award by the Bankruptcy Court of a Professional Compensation and Reimbursement Claim incurred through and including the Effective Date are required (unless otherwise ordered by the Bankruptcy Court) to file final applications for the allowance of compensation for services rendered and reimbursement of expenses incurred within 30 days after the Effective Date. Holders of Professional Compensation and Reimbursement Claims that file final applications in accordance with the Plan will be paid in full in Cash in the amounts approved by the Bankruptcy Court: (a) on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) the date on which the order relating to any such Professional Compensation and Reimbursement Claim becomes a Final Order; or (b) on other terms mutually agreed on between the Professional Compensation and Reimbursement Claim holder and the Debtors or, as applicable, the Reorganized Debtors.

     4.   Priority Tax Claims.

          Priority Tax Claims are those Claims for taxes entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, the Reorganized Debtors will, at their sole option, pay to each holder of an Allowed Priority Tax Claim (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, (ii) deferred Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six (6) years after the date of assessment of the tax on which such Claim is based, totaling the principal amount of such Allowed Claim, plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date or (iii) such other treatment agreed to by the Allowed Priority Tax Claim holder and the Debtors. All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date will be paid in the ordinary course of business in accordance with the terms thereof or accorded such other treatment as may be permitted under Section 1129(a)(9) of the Bankruptcy Code.

     5.   Full Settlement.

          The distributions provided for in Section 2.2 of the Plan are in full settlement, release and discharge of all Administrative Expense Claims. The distributions provided for in Section 2.3 of the Plan are in full settlement, release and discharge of all Professional Compensation and Reimbursement Claims. The distributions provided for in Section 2.4 of the Plan are in full settlement, release and discharge of all Priority Tax Claims.

     6.   Class 1 - Priority Non-Tax Claims.

          Class 1 consists of all Allowed Priority Non-Tax Claims. Class 1 is unimpaired. On the Effective Date, except to the extent that the Debtors and a holder of an Allowed Priority Non-Tax Claim agree to a different treatment of such Allowed Priority Non-Tax Claim, each holder of an Allowed Priority Non-Tax Claim will, at the Reorganized Debtors' election, receive (i) Cash in the amount of such Allowed Priority Non-Tax Claim in accordance with Section 1129(a)(9) of the Bankruptcy Code and/or (ii) such other treatment required to render such Claim unimpaired pursuant to Section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date will be paid in the ordinary course of business in accordance with the terms thereof. Any default with respect to any Class 1 Claim that existed immediately prior to the Petition Date will be deemed cured upon the Effective Date.

     7.   Class 2 - Secured Bank Claims.

          Class 2 consists of all Allowed Secured Bank Claims. The Secured Bank Claims are deemed Allowed pursuant to the Plan. Class 2 is impaired. The Allowed Claims in Class 2 will be treated as follows: on the Effective Date, Reorganized NTELOS and the Reorganized NTELOS Subsidiaries shall enter into (i) the New Credit Agreement on substantially the terms set forth in the Exit Financing Term Sheet and (ii) the Modified Hedge Agreements. Accordingly, from and after the Effective Date, (i) the Pre-Petition Secured Lenders' Claims against the Debtors in respect of the Pre-Petition Credit Agreement and the rights and obligations of the Reorganized Debtors and the Pre-Petition Secured Lenders shall be governed by the terms of the New Credit Agreement, and (ii) the Secured Hedge Parties' Claims against the Debtors in respect of the Pre-Petition Hedge Agreements and the rights and obligations of the Reorganized Debtors and the Secured Hedge Parties shall be governed by the terms of the Modified Hedge Agreements.

     8.   Class 3 - FCC Secured Claims.

          Class 3 consists of all Allowed FCC Secured Claims. Class 3 is unimpaired. Each Allowed Claim in Class 3 will be treated as follows: (i) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the holder or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class 3 to demand or receive payment of such Claim prior to the stated maturity of such Claims from and after the occurrence of a default, such Allowed Claim in Class 3 will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code.

     9.   Class 4 - RUS/RTB Secured Claims.

          Class 4 consists of all Allowed RUS/RTB Secured Claims. Class 4 is unimpaired. Each Allowed Claim in Class 4 will be treated as follows: (i) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the holder or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class 4 to demand or receive payment of such Claim prior to the stated maturity of such Claims from and after the occurrence of a default, such Allowed Claim in Class 4 will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code.

     10.  Class 5 - Senior Debt Claims

          Class 5 consists of all Senior Debt Claims which will be Allowed in the amount of [$296,694,261]. Class 5 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Senior Debt Claim as of the Distribution Record Date will receive its Ratable Proportion of the Senior Debt New Common Stock Distribution Amount. Any securities, notes, instruments or documents evidencing the Senior Debt Claims will be cancelled on the Effective Date.

          To the extent, if any, that the classification and manner of satisfying Claims under the Plan does not take into consideration all contractual, legal and equitable subordination rights that holders of Allowed Senior Debt Claims may have against holders of Claims or Equity Interests with respect to distributions made pursuant to the Plan, each holder of an Allowed Senior Debt Claim will be deemed, upon the Effective Date, to have waived all contractual, legal or equitable subordination rights that such holder might have, including, without limitation, any such rights arising out of the Senior Notes, the Subordinated Notes, the Senior Indenture, the Subordinated Indenture or otherwise.

          The payments and distributions to be made under the Plan to holders of Senior Notes shall be made to the Senior Indenture Trustee or a Disbursing Agent selected by NTELOS and the Creditors' Committee, which shall transmit such payments and distributions to holders of such Allowed Senior Debt Claims. In addition, on the Effective Date, the Debtors will pay to the Senior Indenture Trustee an amount equal to the reasonable fees and expenses incurred by the Senior Indenture Trustee on behalf of the holders of the Senior Notes during the period up to and including the Effective Date (such amount not to exceed $[75,000]). In exchange, the Senior Indenture Trustee will be deemed to have waived any entitlement to any Lien, claim or interest granted under the Senior Indenture (including those described in the preceding paragraph of this section) with respect to any distributions made to holders of Senior Debt Claims under the Plan.

     11.  Class 6 - Convenience Claims.

          Class 6 consists of Convenience Claims. Class 6 is unimpaired. Each holder of a Convenience Claim will be rendered unimpaired in accordance with
Section 1124 of the Bankruptcy Code. All Convenience Claims which are not due and payable on or before the Effective Date will be paid in the ordinary course of business in accordance with the terms thereof.

          In any event, all Convenience Claims in Class 6 that have become due and payable on or before the Effective Date (unless previously paid) will receive on account of and in full and complete settlement, release and discharge of such Convenience Class Claim, Cash on, or as soon as practicable after the Effective Date, or at such other time as is mutually agreed upon by the Debtors or the Reorganized Debtors, as the case may be, and the holder of such Claim, or if not due and payable on the Effective Date, such Claim will be reinstated and paid in full in accordance with its terms or otherwise rendered unimpaired.

     12.  Class 7 - General Unsecured Claims.

          Class 7 consists of all Allowed General Unsecured Claims. Each holder of an Allowed General Unsecured Claim will receive on account of and in full and complete settlement, release and discharge of such General Unsecured Claim, Cash equal to 68% of such holder's Allowed General Unsecured Claim to be distributed as follows:

          (i) on the Effective Date, Cash equal to 30.6% of such holder's Allowed General Unsecured Claim;

          (ii) on the first anniversary of the Effective Date, Cash equal to 20.4% of such holder's Allowed General Unsecured Claim; and

          (iii) on the second anniversary of the Effective Date, Cash equal to 17.0% of such holder's Allowed General Unsecured Claim.

     13.  Class 8 - Intercompany Claims.

          Class 8 consists of Intercompany Claims. Class 8 is unimpaired. The legal equitable and contractual rights of the holders of Class 8 Claims are unaltered by the Plan.

     14.  Class 9 - Subordinated Claims.

          Class 9 consists of all Subordinated Claims which shall be Allowed in the amount of [$102,053,750]. Class 9 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Subordinated Claim as of the Distribution Record Date will receive its Ratable Proportion of the Subordinated Note New Common Stock Distribution Amount. Any securities, notes, instruments or documents evidencing the Subordinated Claims will be cancelled on the Effective Date.

          The payments and distributions to be made under the Plan to holders of Subordinated Notes will be made to the Subordinated Indenture Trustee, which will transmit such payments and distributions to holders of such Allowed Subordinated Claims.

     15.  Class 10 - Old Preferred Stock Interests.

          Class 10 consists of all Allowed Old Preferred Stock Interests. Class 10 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Old Preferred Stock Interest as of the Distribution Record Date will receive its Ratable Proportion of New Warrants. The Old Preferred Stock Interests will be cancelled on the Effective Date.

     16.  Class 11 - Subsidiary Interests.

          Class 11 consists of Subsidiary Interests. Class 11 is unimpaired. The legal, equitable and contractual rights of the holders of Subsidiary Interests are unaltered by the Plan.

     17.  Class 12 - Old Common Stock Interests.

          Class 12 consists of all Old Common Stock Interests. Class 12 is impaired. The Old Common Stock will be cancelled on the Effective Date and no distribution will be made in respect thereof.

     18.  Class 13 - Other Equity Interests and Securities Claims.

          Class 13 consists of all Other Equity Interests and Securities Claims. Class 13 is impaired. The Other Equity Interests and Securities Claims will be cancelled on the Effective Date and of no further force and effect and no distribution will be made in respect thereof.

B.   Securities to be Issued Under the Plan.

     1.   New Common Stock.

          On the Effective Date, the Senior Notes, the Subordinated Notes, any documents and instruments which evidence the Senior Debt Claims and the Subordinated Claims, the Old Preferred Stock Interests, Old Common Stock Interests and the Other Equity Interests and Securities Claims will (a) be cancelled and (b) have no effect other than the right to participate in the distributions, if any, provided under the Plan in respect of such Claims and Equity Interests.

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

Commencing on the Effective Date, Reorganized NTELOS will distribute New Common Stock to holders of Allowed Senior Debt Claims and Allowed Subordinated Claims and in accordance with Section 6.7 of the Plan. Pursuant to the New Articles of Incorporation, Reorganized NTELOS is authorized to issue no less than 16,000,000 shares of New Common Stock.

          Holders of the New Common Stock will be entitled:

          . to one vote per share on all matters submitted to a vote of the shareholders;

          . to receive, on a pro rata basis, dividends and distributions, if any, as the Board of Directors may declare out of legally available funds; and

          . upon a liquidation, dissolution or winding-up of Reorganized NTELOS, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to any prior rights of holders of the New Notes.

          Holders of New Common Stock will not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The New Common Stock will not be subject to future calls or assessments by Reorganized NTELOS.

          Subject to the rights of the holders of the New Notes described below, holders of a plurality of the shares of New Common Stock voting for the election of directors will be able to elect all of the directors, since the holders of the New Common Stock will not have cumulative voting rights. For a more detailed description of the process by which the initial Board of Directors of Reorganized NTELOS will be selected, see Section VIII.A, "Management of Reorganized NTELOS - Board of Directors and Management."

     2.   New Warrants.

          On the Effective Date, Reorganized NTELOS will issue New Warrants. The New Warrants collectively will represent 3.0% of the fully-diluted New Common Stock (475,624 shares). Each New Warrant initially will be exercisable for one
(1) share of the New Common Stock at any time for a period of five (5) years from the Effective Date at an initial exercise price equal to 120% of the New Common Stock Price. The New Warrants may be exercised at any time during their five-year term by the surrender of the specified exercise documents and the payment of the exercise price in Cash.

C.   New Investment.

     1.   Subscription Agreement.

          The Participating Noteholders have committed pursuant to the terms of the Subscription Agreement to provide an aggregate of $75.0 million in Cash to Reorganized NTELOS for the purchase of New Notes issuable under the Subscription Agreement. A copy of the Subscription Agreement is attached hereto as Exhibit F. As described below, the Purchase Agreement, upon execution by NTELOS and the Participating Noteholders, will incorporate and supersede the terms of the Subscription Agreement.

          The Subscription Agreement contains a number of conditions to the obligations of the Participating Noteholders to provide the funds described above. These conditions include the following:

          (i) NTELOS shall not have failed to perform any of its obligations under the Subscription Agreement or breached any agreements set forth therein;

          (ii) a Plan conforming to the terms described in the Subscription Agreement (a "Conforming Plan") (and accompanying disclosure statement), providing for a New Credit Agreement conforming in all material respects with the Exit Financing Term Sheet, and in all other respects reasonably satisfactory to the Participating Noteholders, shall have been filed with the Bankruptcy Court on or before May 31, 2003, and the disclosure statement in respect of such final Conforming Plan reasonably acceptable to the Participating Noteholders shall have been approved by the Bankruptcy Court on or before August 15, 2003;

          (iii) a Conforming Plan shall have been confirmed by a final order of the Bankruptcy Court (which final order shall be reasonably acceptable to the Participating Noteholders) on or before September 30, 2003, with the Effective Date occurring on or before October 15, 2003;

          (iv) a Conforming Plan shall provide for the cancellation of all Senior Notes, Subordinated Notes, indentures, debt for borrowed money and Equity Interests (provided that they may be entitled to receive equity securities of the Reorganized Debtors), subject to certain exceptions, including the New Credit Agreement and New Notes, and certain other limited indebtedness following the Effective Date.

          (v) the Bankruptcy Court shall not have denied at any time confirmation of a Conforming Plan, subject to certain exceptions;

          (vi) there shall not have been a material modification of a Conforming Plan not acceptable to the Participating Noteholders in their sole discretion, subject to certain exceptions;

          (vii) the Debtors, committee approved by the Bankruptcy Court or United States Trustee shall not have filed (i) a plan of reorganization or plan of liquidation that is not a Conforming Plan,
          (ii) any motion or pleading materially inconsistent with confirmation or consummation of a Conforming Plan, subject to certain exceptions, or (iii) a motion seeking (and the Bankruptcy Court shall not have entered) an order appointing a trustee, officer or examiner with power beyond the duty to investigate and report, as set forth in subclauses
          (3) and (4) and clause (a) of section 1106 of the Bankruptcy Code, in the Chapter 11 Case;

          (viii) no event of default shall have occurred under the DIP Credit Agreement that was not waived by the DIP Lenders;

          (ix) the Plan Support Agreement shall not have been amended, modified or supplemented in manner adverse to NTELOS or the Participating Noteholders, without the prior written consent of the Participating Noteholders;

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

          (x) the New Credit Agreement, conforming in all material respects with the Exit Financing Term Sheet, shall have become effective on the Effective Date;

          (xi) the New Notes to be purchased and sold on the Effective Date shall conform in all material respects with the terms in the Subscription Agreement;

          (xii) NTELOS and the Participating Noteholders shall have executed and delivered such other documents as are customary for such transactions, including, without limitation, the Purchase Agreement containing customary representations, warranties, covenants (including, without limitation, covenants of NTELOS providing for securities registration rights with respect to the New Notes and the New Common Stock) and closing conditions (with customary exceptions relating to the filing and continuation of the Chapter 11 Case), which documents shall be satisfactory to the Participating Noteholders and NTELOS;

          (xiii) no preliminary or permanent injunction or other order by any governmental entity which prevents the sale and issuance of the New Notes shall have been issued and remain in effect;

          (xiv) no statute, rule, regulation or other law shall have been enacted by any governmental entity which would prevent or make illegal the sale and issuance of the New Notes;

          (xv) all necessary or required consents, orders, approvals or authorizations of, notifications or submissions to, filings with, licenses or permits from, or exemptions or waivers by, any governmental entity, stock exchange or other person shall have been made or obtained, except where the failure by a party to make or obtain any of the foregoing would not have a material adverse effect on (i) the properties, assets, operations, business, prospects, results of operations or financial condition of the Debtors, taken as a whole, or (ii) such party's ability to perform its obligations under the Subscription Agreement;

          (xvi) the Participating Noteholders shall have purchased, severally and not jointly, at least $65.0 million aggregate principal amount of the New Notes on the terms set forth in the Subscription Agreement; and

          (xvii) since December 31, 2002, no event, damage to or destruction or loss of any property or asset of the Debtors and no condition or set of circumstances shall exist that, individually or in the aggregate, could have or has had a material adverse effect on the properties, assets, operations, business, prospects, results of operations or financial condition of the Debtors, taken as a whole, or on the ability of NTELOS to perform its obligations under the Subscription Agreement, subject to certain exceptions.

     2.   New Notes.

          Pursuant to the terms of the Subscription Agreement, $75.0 million aggregate principal amount of New Notes (75,000 New Notes each with a principal amount of $1,000.00) will be issued and sold on the Effective Date to the Participating Noteholders. As of the Effective Date, the outstanding New Notes will represent, on an as converted basis, 27.5% of the issued and outstanding New Common Stock. The terms of the New Notes to be issued to the

Participating Noteholders are set forth in the New Indenture, the form of which will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as
Exhibit 3.

          The New Notes will be unsecured and otherwise rank pari passu with all other senior debt of Reorganized NTELOS. The New Notes will accrue interest at the rate of 9.0%, payable semi-annually. Interest will accrue and be cumulative from the date of issuance of the New Notes and will be payable in Cash. The New Notes will mature 10 years from the date of issuance.

          The New Notes will be redeemable by Reorganized NTELOS (i) at any time upon sixty (60) days notice of such redemption during (a) the two-year period following the Effective Date at a redemption price equal to an amount that is 109.0% of the face value of the New Notes; (b) the third year following the Effective Date at a redemption price equal to an amount that is 104.5% of the face value of the New Notes and (ii) at any time during the period thereafter with sixty (60) days notice at a redemption price equal to an amount that is 100.0% of the face value of the New Notes. Any redemption of the New Notes shall permit the holders of New Notes to exercise their conversion rights within a notice period of not less than sixty (60) days.

          As of the Effective Date, an aggregate principal amount of New Notes of $75.0 million, on an as converted basis, will represent 27.5% of the New Common Stock (3,793,103 shares) prior to dilution for shares of New Common Stock issuable under the Stock Option Incentive Plan and those shares of New Common Stock issuable upon exercise of the New Warrants. Each New Note will be convertible, in whole or in part, at any time after it is issued, at the option of the holder, into 50.5747 shares of New Common Stock. Each New Note will have an initial conversion price per share set at the New Common Stock Price.

          In consideration for purchasing the New Notes, the Participating Noteholders will receive shares of New Common Stock issuable under the Subscription Agreement.

D.   Means of Implementation of the Plan.

     1.   Continued Existence.

          The Debtors will continue to exist after the Effective Date as separate corporate entities, limited liability companies, limited liability partnerships and partnerships, in accordance with the applicable law in the respective jurisdictions in which they are incorporated or organized and pursuant to their respective certificates, articles of incorporation, operating agreements, partnership agreements, and by-laws in effect prior to the Effective Date, except to the extent such certificates, articles of incorporation, operating agreements, partnership agreements and by-laws are amended by the Plan.

     2.   Amended and Restated Articles of Incorporation.

          On the Effective Date, or as soon thereafter as is practicable, Reorganized NTELOS will file with the Clerk of the Virginia State Corporation Commission in accordance with Section 13.1-604.1 of the Virginia Code, the New Articles of Incorporation which will, among other things, authorize no less than 16,000,000 shares of New Common Stock, all shares of such New Common Stock having equal rights with respect to voting and distributions. On the Effective Date, the New Articles of Incorporation will become effective subject to the requirements of Section 13.1-605 of the Virginia Code, and all other matters provided under the

Plan involving the corporate structure of Reorganized NTELOS, or corporate action by it, will be deemed to have occurred and will be in effect from and after the Effective Date pursuant to Section 13.1-605 of the Virginia Code.

     3.   Corporate Action.

          a.   Board of Directors of Reorganized NTELOS.

               On the Effective Date, the operation of Reorganized NTELOS will become the general responsibility of its Board of Directors, subject to, and in accordance with, the New Articles of Incorporation and the New By-Laws. The initial Board of Directors of Reorganized NTELOS will consist of seven (7) members to be selected as follows: (i) the majority holders of the Senior Notes will select four (4) members, two (2) of whom will be persons independent of the Participating Noteholders and NTELOS, and (ii) the majority holders of the Senior Notes and NTELOS will select jointly two (2) members, which members may be members of the Board of Directors of NTELOS. The seventh member of the initial Board of Directors of Reorganized NTELOS will be the chief executive officer of Reorganized NTELOS. The members of the initial Board of Directors of Reorganized NTELOS will be approved by the Board of Directors of NTELOS. The initial members of the Board of Directors of Reorganized NTELOS will be disclosed in a filing to be made with the Bankruptcy Court fourteen (14) Business Days prior to the Confirmation Hearing. The directors of NTELOS immediately prior to the Effective Date will be deemed to have resigned as of the Effective Date and will be replaced by the Board of Directors of Reorganized NTELOS.

          b.   Executive Officers of Reorganized NTELOS.

               The initial executive officers of Reorganized NTELOS are disclosed in this Disclosure Statement. The selection of officers of Reorganized NTELOS after the Effective Date will be as provided in the New Articles of Incorporation and New By-Laws. See Section VIII.A.2. "Management of Reorganized NTELOS - Board of Directors and Management - Identity of Executive Officers"

     4.   New Credit Agreement.

          The entry of Reorganized NTELOS into the New Credit Agreement with the Pre-Petition Secured Lenders on the terms set forth in the Exit Financing Term Sheet is authorized without further act or action under applicable law, regulation, order or rule. Reorganized NTELOS is authorized to enter into such agreements and documents and issue such instruments as may be necessary to effectuate the entry of Reorganized NTELOS and the Reorganized Debtors into such New Credit Agreement, in form and substance reasonably acceptable to the Pre-Petition Secured Lenders.

          On April 11, 2003, as the means to consummate NTELOS' comprehensive financial restructuring, NTELOS and certain Pre-Petition Secured Lenders agreed on certain terms of the New Credit Agreement. The terms of the proposed amendment and restatement are set forth in the Exit Financing Term Sheet, which is annexed hereto as Exhibit H. The terms set forth in the Exit Financing Term Sheet do not constitute a commitment by the Pre-Petition Secured Lenders to amend the Pre-Petition Credit Agreement. Those terms are subject to the negotiation, execution and delivery of a New Credit Agreement and other definitive credit documents by the Pre-Petition Secured Lenders and NTELOS. The New Credit Agreement shall be reasonably acceptable to the Creditors' Committee. Certain of the actual conditions, covenants and other terms of the New Credit Agreement may differ from, or be in addition to, those set forth in the Exit Financing Term Sheet. The following summary of the material provisions of the Exit Financing Term Sheet does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Exit Financing Term Sheet.

          The Exit Financing Term Sheet contemplates that the Pre-Petition Secured Lenders would agree to covenants under the Pre-Petition Credit Agreement as reflected therein. The revolver commitment would be $36.0 million, with a $5.0 million letter of credit sublimit. The Pre-Petition Secured Lenders would receive a reinstatement commitment fee at twenty five (25) basis points on the $36.0 million Revolver, Tranche A loan and Tranche B loan.

          The interest rates applicable to the Revolver and Tranche A loan, Tranche B loan and Tranche C loan shall be as follows:

          Tranche A & Revolver:           Base Rate plus 2.25%
                                          LIBOR plus 3.25%

          Tranche B:                      Base Rate plus 3.00%
                                          LIBOR plus 4.00%

          Tranche C :                     Base Rate plus 1.75%
                                          LIBOR plus 2.75%

          On and after the day that is three (3) months after closing of the New Credit Agreement, the interest rate margins will be reduced 25 bps for each of the Revolver, Tranche A and Tranche B loans when NTELOS' total leverage ratio is less than 3.0:1.0, following certification by the chief financial officer.

          The obligation of the Pre-Petition Secured Lenders to enter into the New Credit Agreement will be subject to the conditions, among others, that the Plan will have been consummated and that the Participating Noteholders fulfill their obligations under the Purchase Agreement.

     5.   Modified Hedge Agreements.

          The entry of Reorganized NTELOS into the Modified Hedge Agreements with the Secured Hedge Parties to continue existing hedge arrangements is authorized without further act or action under applicable law, regulation, order or rule. Reorganized NTELOS is hereby authorized to enter into such agreements and documents and issue such instruments as may be necessary to effectuate its entry into such Modified Hedge Agreements, in form and substance acceptable to the Secured Hedge Parties.

     6.   Cancellation of Existing Securities and Agreements.

          On the Effective Date, the Senior Notes, the Subordinated Notes, any documents and instruments which evidence the Senior Debt Claims and the Subordinated Claims, the Old Preferred Stock Interests, the Old Common Stock Interests and the Other Equity Interests and Securities Claims will (a) be cancelled and (b) have no effect other than the right to participate in the distributions, if any, provided under the Plan in respect of such Claims and Equity Interests. Except for purposes of effectuating the distributions under the Plan on the Effective Date and to allow the Senior Indenture Trustee and the Subordinated Indenture Trustee to retain all Liens pursuant to the terms of the Senior Indenture and the Subordinated Indenture with respect to distributions under the Plan, the Senior Indenture and the Subordinated Indenture will be cancelled and discharged pursuant to Section 1141 of the Bankruptcy Code. Except as otherwise provided in the Plan, NTELOS, on the one hand, and the Senior Indenture Trustee or Subordinated Indenture Trustee, on the other hand, will be released from any and all obligations under the Senior Indenture or Subordinated Indenture except with respect to the distributions required to be made to the Senior Indenture Trustee or Subordinated Indenture Trustee as provided in the Plan or with respect to such other rights of the Senior Indenture Trustee or Subordinated Indenture Trustee that, pursuant to the terms of the Senior Indenture or Subordinated Indenture, survive the termination of the Senior Indenture or Subordinated Indenture.

     7.   Issuance of New Securities.

          The issuance of New Common Stock, New Notes and New Warrants is hereby authorized without further act or action under applicable law, regulation, order or rule. Subject to the terms of the Purchase Agreement, Reorganized NTELOS is hereby authorized to enter into such agreements and documents and issue such instruments as may be necessary to effectuate the issuance of New Common Stock, New Notes and New Warrants, in each case reasonably acceptable to the Pre-Petition Secured Lenders, including the New Indenture and the New Warrant Agreement. To the maximum extent provided by Section 1145 of the Bankruptcy Code and applicable nonbankruptcy laws, the shares of New Common Stock and New Warrants issued pursuant to the Plan are exempt from registration under the Securities Act and any state or local law requiring registration for offer or sale of a security.

     8.   Shareholders' Agreement.

          Pursuant to the terms of the Plan, as of the Effective Date, Reorganized NTELOS and the holders of the New Common Stock likely will be bound by a Shareholders' Agreement that will limit, restrict or prohibit the ability of holders of New Common Stock to sell or otherwise transfer such securities for a specified or indefinite period of time. It is anticipated that the Shareholders' Agreement will contain such provisions (but may contain different or additional provisions), including transfer restrictions with respect to the New Common Stock, as set forth on Exhibit I hereto.

     9.   Registration Rights Agreements.

          a.   New Common Stock Registration Rights Agreement.

               As of the Effective Date, Reorganized NTELOS and certain holders of New Common Stock will enter into the New Common Stock Registration Rights Agreement, the form of which will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 5. The New Common Stock Registration Rights Agreement will provide that such holders of New Common Stock will be entitled to certain demand registrations and piggyback rights for the resale of their shares of New Common Stock (subject to customary limitations).

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

          b.   New Notes Registration Rights Agreement.

               As of the Effective Date, Reorganized NTELOS and the Participating Noteholders will enter into the New Notes Registration Rights Agreement, the form of which will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 6, providing for specified registration rights with respect to the New Notes issued on the Effective Date and the New Common Stock issuable upon conversion of such securities held by such holders. The New Notes Registration Rights Agreement will provide that the holders of those securities will be entitled to certain demand registrations and to certain piggyback rights for the resale of their securities (subject to customary limitations).

     10.  New Investment.

          Pursuant to the terms of the Subscription Agreement, the Participating Noteholders have agreed to purchase $75.0 million aggregate principal amount of the New Notes and 37,931 shares of New Common Stock (based on the New Common Stock Price) issuable under the Subscription Agreement, thereby providing Reorganized NTELOS with $75.0 million of funding through the New Investment. The proceeds of the New Investment will be used (i) to pay in full all DIP Lender Claims on the Effective Date, unless the DIP Lenders and NTELOS or Reorganized NTELOS, as the case may be, agree or will have agreed to other treatment of such Claim, (ii) to pay in full the revolving loans then outstanding under the Pre-Petition Credit Agreement upon the Effective Date in accordance with the Exit Financing Term Sheet, and (iii) to fund the operations of the Reorganized Debtors on a going forward basis including obligations under the Plan. For a more detailed discussion of the New Notes, see Section VI.C.2, "The Joint Plan of Reorganization - New Investment - New Notes."

     11.  Termination of Subordination.

          The classification and manner of satisfying all Claims and Equity Interests under the Plan and the distributions under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination,
Section 510 of the Bankruptcy Code or otherwise, that a holder of a Claim or Equity Interest may have against another holder of a Claim or Equity Interest with respect to any distribution made pursuant to the Plan. The Plan incorporates a proposed compromise and settlement relating to the operation of the subordination provisions contained in the Subordinated Indenture. The provisions of the Plan relating to the distribution of New Common Stock to holders of Senior Debt Claims (Class 5) and Subordinated Claims (Class 9) reflect this compromise and settlement which, upon the Effective Date, will be binding upon the Debtors, all creditors and all persons and governmental units receiving any payments or other distributions under the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such holder may have with respect to any distribution to be made pursuant to the Plan will be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims and Allowed Equity Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

     12.  Cash Payments by the Debtors.

          Unless otherwise provided in the Plan, on the Effective Date, the Reorganized Debtors shall pay holders of Allowed Claims such Cash as is necessary to make the Cash distributions and any other Cash payments required thereunder. All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, proceeds from the sale of the New Notes, the operations of the Debtors or Reorganized Debtors or post-Confirmation borrowing under the available facility of the Debtors or Reorganized Debtors, including under the New Credit Agreement, to the extent permitted thereunder. Reorganized NTELOS may also make such payments using Cash received from the NTELOS Subsidiaries in the ordinary course of business.

     13.  Bar Date for Administrative Expense Claims.

          a.   Pre-Effective Date Claims and Expenses.

               No proof of Administrative Expense Claim or application for payment of an Administrative Expense Claim need be filed for the allowance of any of the following types of Claims (a) expenses of liabilities incurred in the ordinary course of the Reorganized Debtors' businesses on or after the Effective Date, (b) Administrative Expense Claims held by trade vendors where such administrative liability was incurred in the ordinary course of the Debtors' and such creditors' businesses after the Petition Date, (c) Professional Compensation and Reimbursement Claims, (d) DIP Lender Claims, (e) claims of the Pre-Petition Secured Lenders arising from the DIP Credit Agreement or Final DIP Order, or (f) fees of the United States Trustee arising under 28 U.S.C. Section 1930.

TO BE ELIGIBLE FOR PAYMENT UNDER THE PLAN, ALL PERSONS AND GOVERNMENTAL UNITS ASSERTING ADMINISTRATIVE EXPENSE CLAIMS OF ANY KIND NOT DESCRIBED ABOVE ARISING ON OR AFTER THE PETITION DATE MUST BE FILED AND SERVE PROOFS OF SUCH CLAIMS PURSUANT TO THE PROCEDURES IN THE CONFIRMATION ORDER OR NOTICE OF ENTRY OF CONFIRMATION ORDER, NO LATER THAN 60 DAYS AFTER THE EFFECTIVE DATE.

               Expenses and liabilities incurred on or after the Effective Date are not subject to the Plan or the treatment of Claims described therein. All of the Administrative Expense Claims described above other than Professional Compensation and Reimbursement Claims will be paid by the Reorganized Debtors in the ordinary course of business.

          b.   Effect of Failure to File Timely Claim or Requests for Payment.

               Any request for payment of an Administrative Expense Claim that is not exempt from the Bar Date and that is not filed by the applicable deadline set forth above will be barred. Any persons or governmental units that fail to file a proof of Administrative Expense Claim or request for payment thereof on or before the applicable deadline set forth above as required under the Plan will be forever barred from asserting such Claim against the Debtors or the Reorganized Debtors or their property and the holder thereof will be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense Claim.

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

     14.  Allocation of Plan Distributions Between Principal and Interest.

          To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution will, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

     15.  Limited Substantive Consolidation.

          The Plan is premised upon the limited substantive consolidation of the Debtors solely for purposes of actions associated with confirmation and consummation of the Plan, including but not limited to voting, confirmation and distribution. The Plan does not contemplate the merger or dissolution of any of the Debtors or the transfer or commingling of any assets of the Debtors, except to accomplish the distributions under the Plan, other than distributions on account of Intercompany Claims, which will be made in the ordinary course of business following the Effective Date. Such limited substantive consolidation will not affect (other than for Plan voting, treatment, and/or distribution purposes) (i) the legal and corporate structures of the Reorganized Debtors,
(ii) Subsidiary Interests, or (iii) pre- and post-Petition Date guarantees that are required to be maintained (x) in connection with the executory contracts assumed herein, (y) in connection with the terms of the New Credit Agreement, and (z) pursuant to the terms and conditions contained herein.

          The Plan will serve as a motion seeking entry of an order substantively consolidating the Chapter 11 cases of the Debtors, as described herein. In determining whether substantive consolidation is appropriate, courts have not employed a "bright-line" test but rather have identified and developed various factors to be considered. The principal factors relied upon in finding grounds sufficient to warrant substantive consolidation include, but are not limited to:

     . Common ownership or control of the debtor and the entities sought to be consolidated;

     . Identical or overlapping officers or directors among the debtor and the entities sought to be consolidated;

     .    Filing of tax returns and financial reporting on a consolidated basis;

     . Presence of numerous inter-affiliate debts or guarantees among the affiliates sought to be consolidated if such debts would be difficult or costly to untangle;

     . Undercapitalization of affiliates in relation to their business undertakings;

     . Commingling of assets or business functions among the debtor and the entities sought to be consolidated;

     . Economic benefits or potential profitability of consolidating the debtor and its affiliates;

     . Degree of difficulty in segregating the debtor's assets from those of its affiliates;

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

     . Absence of reliance by creditors on the credit of the separate entities to be consolidated;

     . Absence of inequitable prejudice to creditors resulting from consolidation; and

     .    Whether the entities to be consolidated are debtors.

No single factor is determinative, nor is it necessary that all factors exist to warrant substantive consolidation.

          The Debtors submit that limited substantive consolidation of the Debtors solely for purposes of actions associated with confirmation and consummation of the Plan, including but not limited to voting, confirmation and distribution, is warranted. Unless an objection to substantive consolidation is made in writing by any creditor affected by the Plan as herein provided on or before five (5) days prior to the date that is fixed by the Bankruptcy Court, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event that any such objections are timely filed, a hearing with respect thereto will be scheduled before the Court, which hearing may, but need not, coincide with the Confirmation Hearing. The Debtors reserve the right to present evidence or other information sufficient to meet the applicable standards for substantive consolidation at the time of such hearing.

     16.  Employee Compensation and Benefit Plans.

          Except and to the extent previously assumed or rejected by Final Order on or before the Confirmation Date, all employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtors applicable generally to their employees, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, life, accidental death, and dismemberment insurance plans, and programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before and after the Petition Date and not since terminated, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under the Plan, and the Debtors' obligations under such agreements and programs will survive the Effective Date of the Plan, without prejudice to the Reorganized Debtors' rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan, and (ii) such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs. Likewise, except and to the extent previously assumed or rejected by Final Order on or before the Confirmation Date, certain salary continuation agreements, supplemental retirement agreements, supplemental retirement plans and employment agreements of retirees entered into before the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtors' obligations under such agreements and plans shall survive the Effective Date of the Plan.

     17.  Stock Option Incentive Plan.

          On the Effective Date or as soon thereafter as is practicable, the Board of Directors of Reorganized NTELOS will implement the Stock Option Incentive Plan. Under the Stock Option Incentive Plan, incentive options will be granted as set forth below.

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          In light of the Chapter 11 Case, the Board of Directors of NTELOS
determined not to approve bonuses to officers of NTELOS under the 2002 Management Incentive Plan, despite the board's determination that the performance objectives contemplated by the plan were sufficiently achieved to authorize payment of such bonuses to all other employees. As an officer retention measure, taking into consideration the board's decision not to approve 2002 bonuses for officers and recognizing the substantial efforts that will be required of the officers following emergence from bankruptcy, options to purchase the number of shares equal to 7.5% (with a portion of this 7.5% being awarded to other key employees) of the fully-diluted New Common Stock will be awarded by the Board of Directors of Reorganized NTELOS to officers on the Effective Date or as soon thereafter as is practicable with an exercise price equal to the conversion price for the New Notes. The options under the Stock Option Incentive Plan to be awarded on the Effective Date or as soon thereafter as practicable will be vested as to one-third (1/3) of the options subject to the award on the grant date and as to an additional one-third (1/3) of the options subject to the award on each of the first and second anniversaries of the grant date. The vesting of such options will be accelerated upon a change of control of Reorganized NTELOS.

          The plan also contemplates that options to purchase shares equal to up to 2.5% of the fully-diluted New Common Stock will be awarded thereafter at the discretion of the Board of Directors of Reorganized NTELOS to management and employees and, subject to compliance with applicable securities laws, other employees of Reorganized NTELOS.

     18.  Distribution on Account of Executive Separation.

          By order dated ______, __ 2003, the Bankruptcy Court approved NTELOS entering into a separation agreement with J. Allen Layman, the President and Chairman of NTELOS, effective as of June 1, 2003. On the Effective Date of the Plan and in order to effectuate the terms of the separation agreement, as negotiated consideration in exchange for Mr. Layman's continued agreement to honor the non-competition provisions of Mr. Layman's pre-petition employment agreements, Mr. Layman will receive $564,712.00 worth of New Common Stock (or ..3% of the New Common Stock as of the Effective Date without giving effect to the conversion of the New Notes into New Common Stock), such shares to be valued and distributed in accordance with the terms hereof. The balance of the financial terms and conditions of the departure of Mr. Layman are set forth in the separation agreement.

E.   Provisions Governing Distributions.

     1.   Date of Distributions.

          Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the Effective Date or as soon as practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and if so completed will be deemed to have been completed as of the required date.

     2.   Disbursing Agents.

          Distributions to holders of Senior Notes will be made by the Senior Indenture Trustee as Disbursing Agent for such holders. Distributions to holders of Subordinated Notes will be made by the Subordinated Indenture Trustee as Disbursing Agent for such holders. All

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

other distributions under the Plan will be made by Reorganized NTELOS as Disbursing Agent or such other entity designated by Reorganized NTELOS as a Disbursing Agent. A Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety will be borne by Reorganized NTELOS.

     3.   Surrender of Instruments.

          As a condition to receiving any distribution under the Plan, each holder of Senior Notes, Subordinated Notes or Old Preferred Stock must surrender such Senior Notes, Subordinated Notes or Old Preferred Stock to the appropriate Disbursing Agent. Any holder of Senior Notes, Subordinated Notes or Old Preferred Stock that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized NTELOS and, if requested by Reorganized NTELOS, furnish a bond in form, substance, and amount reasonably satisfactory to Reorganized NTELOS before the first anniversary of the Effective Date will be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan.

          The procedures by which holders of Allowed Claims and Allowed Equity Interests in Class 5, Class 9 or Class 10 surrender their Voting Securities and exchange such Voting Securities for New Common Stock or New Warrants, as applicable, will be determined based upon the manner in which the Voting Securities were issued and the manner in which they are held, as set forth below.

          a.   Voting Securities Held in Book-Entry Form.

               Voting Securities held in book-entry form through bank and broker nominee accounts will be mandatorily exchanged for New Common Stock or New Warrants, as applicable, through the facilities of such nominees and the systems of the applicable securities depository or DTC.

          b.   Voting Securities in Physical, Registered, Certificated Form.

               Each holder of Voting Securities in physical, registered, certificated form will be required, promptly after the Confirmation Date, to deliver its physical certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed Letter of Transmittal.

               Any New Common Stock or New Warrants to be distributed pursuant to the Plan on account of any Allowed Claim or Allowed Equity Interest in Class 5, Class 9 or Class 10 represented by a Voting Security held in physical, registered, certificated form will, pending such surrender, be treated as an undeliverable distribution pursuant to Section 7.4 of the Plan.

               Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution, unless the Voting Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If Voting Securities are registered in the name of a person other than the person signing the Letter of Transmittal, the Voting Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

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

               All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination will be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. NTELOS reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

          c. Voting Securities in Bearer Form Held Through a Broker or Bank Participant in DTC.

               Voting Securities held in bearer form through a broker or bank participant in DTC will be mandatorily exchanged for New Common Stock or New Warrants, as applicable, through the facilities of such nominees and the securities depository holding such Voting Securities on behalf of the broker or bank.

          d. Delivery of New Common Stock and New Warrants in Exchange for Voting Securities.

               On the Effective Date, Reorganized NTELOS or the Disbursing Agent will issue and authenticate the New Common Stock and the New Warrants, and will apply to DTC to make the New Common Stock and the New Warrants eligible for deposit at DTC. With respect to holders of Voting Securities who hold such Voting Securities through nominee accounts at bank and broker participants in DTC, the Disbursing Agent will deliver the New Common Stock or New Warrants, as applicable, to DTC or to the registered address specified by DTC. DTC (or its depositary) will return the applicable Voting Securities to the Disbursing Agent for cancellation.

               The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Voting Securities for New Common Stock or New Warrants, as applicable, by crediting the accounts of its participants with New Common Stock or New Warrants, as applicable, in exchange for the Voting Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Voting Securities through such firms. None of the Reorganized Debtors, nor the Disbursing Agent will have any responsibility or liability in connection with DTC's or such participants' effecting, or failing to effect, such exchanges.

               Holders of Voting Securities holding such Voting Securities outside DTC will be required to surrender their Voting Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described in Section 7.3(ii) of the Plan). The Disbursing Agent will forward New Common Stock or New Warrants, as applicable, on account of such Voting Securities to such holders.

     4.   Delivery of Distributions.

          Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or an Allowed Equity Interest will be made at the address of such holder as set forth on the books and records of NTELOS or its agents, unless NTELOS has been notified in writing of a change of address. In the event that any distribution to any holder is returned as undeliverable, the appropriate Disbursing Agent will use reasonable efforts to determine the current address of

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

such holder, but no distribution to such holder will be made unless and until the appropriate Disbursing Agent has determined the then current address of such holder, at which time such distribution will be made to such holder without interest; provided that such distributions will be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property will revert to Reorganized NTELOS, and the claim of any other holder to such property or interest in property will be discharged and forever barred.

     5.   Manner of Payment Under the Plan.

          At the option of the appropriate Disbursing Agent, any Cash payment to be made thereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

     6.   Time Bar to Cash Payments.

          Checks issued by Reorganized NTELOS on account of Allowed Claims will be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check will be made directly to Reorganized NTELOS by the holder of the Allowed Claim with respect to which the check was originally issued. Any Claim in respect of a voided check will be made on or before the first anniversary of the date of issuance. After such date, all Claims and respective voided checks will be discharged and forever barred and Reorganized NTELOS will retain all moneys related thereto.

     7.   Fractional Shares.

          No fractional shares of the New Common Stock will be distributed. When any distribution pursuant to the Plan on account of an Allowed Claim or an Allowed Equity Interest would otherwise result in the issuance of New Common Stock that is not a whole number of shares, the actual distribution of New Common Stock will be rounded as follows: (i) fractions of one-half (1/2) or greater will be rounded to the next higher whole number of shares; and (ii) fractions of less than one-half (1/2) will be rounded to the next lower whole number of shares. The total number of shares of New Common Stock to be distributed to a Class of Claims or Equity Interests will be adjusted as necessary to account for the rounding provided for in this section. No consideration will be provided in lieu of fractional shares that are rounded down.

     8.   De Minimis or Fractional Distributions.

          No Cash payment of less than ten dollars ($10.00) will be made by Reorganized NTELOS on account of any Allowed Claim, unless a specific request therefore is made in writing by that Claim's holder, unless required by applicable non-bankruptcy law. In the event a holder of an Allowed Claim is entitled to distribution that is not a whole dollar number, the actual payment or issuance made may reflect a rounding of such fractional portion of such distribution down or up to the nearest whole dollar, but in any case will not result in a distribution that exceeds the total distribution authorized by the Plan for such holder.

     9.   Setoffs and Recoupment.

          Pursuant to Sections 502(d) and 553 of the Bankruptcy Code or applicable non-bankruptcy law, the Debtors may, but shall not be required to, set off against, or recoup from, any Claim other than Secured Bank Claims and DIP Lender Claims and the payments to be made

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

pursuant to the Plan in respect of such Claim (before any distribution is made on account of such Claim), any claims, rights and causes of action of any nature that the Debtors or Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to effect a set off or recoupment nor the allowance of any Claim thereunder will constitute a waiver or release by the Debtor or Reorganized Debtor of any such claim, right or cause of action that the Debtors or Reorganized Debtors may have against such holder of a Claim.

     10.  Distributions After the Effective Date.

          Distributions made after the Effective Date to holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests will be deemed to have been made on the Effective Date.

     11.  Rights and Powers of Disbursing Agents.

          a.   Powers of the Disbursing Agents.

               Each Disbursing Agent will be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby,
(iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agents by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agents to be necessary and proper to implement the provisions of the Plan.

          b.   Expenses Incurred On or After the Effective Date.

               Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agents will be paid in Cash by Reorganized NTELOS.

     12.  Retention of Ballots.

          Each custodian bank, agent, broker, or other nominee for voting on behalf of beneficial owners of Voting Securities or registered holders who are beneficial owners of Voting Securities will retain all Ballots for possible inspection for a period of at least two (2) years following the Effective Date.

F. Procedures for Treating Disputed, Contingent and Unliquidated Claims and Disputed Equity Interests under the Plan

     1.   Disputed Claims Process.

          Except as to applications for allowances of compensation and reimbursement of expenses under Sections 328, 330 and 503 of the Bankruptcy Code, the Debtors or Reorganized Debtors will have the exclusive right to make and file objections to Administrative Expense Claims, Claims or Equity Interests subsequent to the Confirmation Date. After the Confirmation Date, the Reorganized Debtors will have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court.

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

     2.   Estimation of Claims.

          The Debtors or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to
Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors previously have objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during the litigation concerning any objection to any Claims, including without limitation, during the pendency of any appeal relating to any such objection. Subject to the provisions of Section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimated any contingent or unliquidated Claim, the amount so estimated will constitute the Allowed amount of such Claim. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

     3.   No Distributions Pending Allowance.

          Notwithstanding any other provision of the Plan, except as otherwise agreed by the Debtors or the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a disputed Claim until the resolution of such dispute by settlement or Final Order.

     4.   Distributions After Allowance.

          To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, a distribution will be made to the holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the applicable Disbursing Agent will provide to the holder of such Claim or Equity Interest the distribution to which such holder is entitled under the Plan as if the Disputed Claim or Disputed Equity Interest had been an Allowed Claim or Allowed Equity Interest on or prior to the Effective Date, without any post-Effective Date interest thereon.

G.   Executory Contracts and Unexpired Leases.

     1.   Assumption and Rejection of Executory Contracts and Unexpired Leases.

          The Plan constitutes a motion by the Debtors to assume, as of the Effective Date, all executory contracts and unexpired leases to which the Debtors are a party, except for an executory contract or unexpired lease that, prior to the Effective Date, (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is included on the Contract Rejection Schedule or (c) is the subject of a separate then pending motion filed under
Section 365 of the Bankruptcy Code by the Debtors. For purposes of the Plan, each executory contract and unexpired lease listed on the Contract Rejection Schedule that relates to the use or occupancy of real property will include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without

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

regard to whether such agreement, instrument or other document is listed on the Contract Rejection Schedule and (ii) executory contracts or unexpired leases appurtenant to the premises listed on the Contract Rejection Schedule including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements is assumed. The Confirmation Order will constitute approval of such rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. The Debtors may, in the future, identify additional executory contracts and unexpired leases that they may wish to reject and reserve the right to seek such rejection prior to the Effective Date.

          Any executory contracts or unexpired leases which (i) have not expired by their own terms on or prior to the Effective Date, (ii) have not been assumed, assumed and assigned or rejected prior to the Effective Date, (iii) have not been rejected pursuant to the terms of the Plan, or (iv) are not the subject of a motion to reject pending as of the Effective Date, will be deemed assumed by the Debtors on the Effective Date, and the entry of the Confirmation Order will constitute approval of such assumptions pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.

     2.   Cure of Defaults in Connection with Assumption.

          Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of Debtors or Reorganized Debtors, as the case may be: (a) by payment of the cure amount in Cash on the Effective Date or as soon as practicable thereafter; or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

IF A COUNTERPARTY TO ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE BELIEVES THAT CURE PAYMENTS ARE DUE PURSUANT TO SECTION 365(b)(1) OF THE BANKRUPTCY CODE, OR THAT THERE IS A DISPUTE REGARDING THE ABILITY OF THE REORGANIZED DEBTORS OR REORGANIZED NTELOS, AS THE CASE MAY BE, TO PROVIDE "ADEQUATE ASSURANCE OF FUTURE PERFORMANCE" WITHIN THE MEANING OF SECTION 365 OF THE BANKRUPTCY CODE UNDER THE CONTRACT OR LEASE TO BE ASSUMED, OR ANY OTHER MATTER PERTAINING TO ASSUMPTION, SUCH COUNTERPARTY MUST FILE AN OBJECTION TO THE ASSUMPTION OF ITS EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEBTORS NOT LATER THAN TEN (10) DAYS PRIOR TO THE CONFIRMATION DATE.

          Such objection shall be subject to the jurisdiction of the Bankruptcy Court and shall be resolved by a Final Order. The effective date of the assumption of an executory contract or unexpired lease subject to such an objection shall be determined by a Final Order, and the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

     3.   Amendments to Schedule; Effect of Amendments.

          Pursuant to the Plan, the Debtors will assume each of the executory contracts and unexpired leases except as provided for in Section 9.1 of the Plan; provided, that the Debtors

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

may at any time on or before the first Business Day before the date of the commencement of the Confirmation Hearing amend the Contract Rejection Schedule to delete or add any executory contract or unexpired lease thereto, in which event such executory contract or unexpired lease will be deemed to be, respectively, assumed and, if applicable, assigned as provided therein, or rejected. The Debtors will provide notice of any amendments to the Contract Rejection Schedule to the parties to the executory contracts or unexpired leases affected thereby and to the Creditors' Committee. The fact that any contract or lease is scheduled on the Contract Rejection Schedule will not constitute or be construed to constitute an admission by the Debtors that the Debtors have any liability thereunder.

     4.   Rejection Damage Claims and Bar.

IN THE EVENT THAT THE REJECTION OF AN EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEBTORS RESULTS IN DAMAGES TO THE OTHER PARTY OR PARTIES TO SUCH CONTRACT OR LEASE, A CLAIM FOR SUCH DAMAGES, IF NOT HERETOFORE EVIDENCED BY A FILED PROOF OF CLAIM, SHALL BE FOREVER BARRED AND SHALL NOT BE ENFORCEABLE AGAINST THE DEBTORS OR THEIR PROPERTIES OR INTERESTS IN PROPERTY AS AGENTS, SUCCESSORS, OR ASSIGNS, UNLESS A PROOF OF CLAIM IS FILED WITH THE BANKRUPTCY COURT AND SERVED UPON COUNSEL FOR THE DEBTORS ON OR BEFORE THIRTY (30) DAYS AFTER THE ENTRY OF AN ORDER BY THE BANKRUPTCY COURT, WHICH MAY BE THE CONFIRMATION ORDER, AUTHORIZING REJECTION OF A PARTICULAR EXECUTORY CONTRACT OR LEASE.

     5.   Indemnification Obligations.

          The obligations of the Debtors pursuant to, or under, their respective governing documents, contracts, Virginia or Delaware state law or otherwise to indemnify their directors and officers or members or partners who were or are directors, officers, members or partners, respectively, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan.

H.   Conditions Precedent to the Confirmation Date and the Effective Date.

     1.   Conditions Precedent to the Confirmation Date of the Plan.

          The occurrence of the Confirmation Date of the Plan is subject to the satisfaction of the following conditions precedent:

          a. The Clerk of the Bankruptcy Court will have entered an order granting approval of the Disclosure Statement and finding that it contains adequate information pursuant to Section 1125 of the Bankruptcy Code and that order will have become a Final Order; and

          b. The Confirmation Order and Substantive Consolidation Order, in form and substance satisfactory to the Debtors, will have been entered by the Clerk of the Bankruptcy Court.

     2.   Conditions Precedent to the Effective Date of the Plan.

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

          The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

          a. The Confirmation Order and Substantive Consolidation Order shall be Final Order(s);

          b. All other actions and all agreements, instruments or other documents (in form and substance reasonably satisfactory to the Creditors' Committee and the Pre-Petition Secured Lenders except as set forth below) necessary to implement the terms and provisions hereof shall have been effected;

          c. The commitments under the DIP Credit Agreement shall have terminated, all amounts owing under or in respect of the DIP Credit Agreement shall have been paid in full in Cash and any outstanding letters of credit issued under or in connection with the DIP Credit Agreement shall have been terminated or satisfied;

          d. The New Credit Agreement shall have become effective according to its terms;

          e. The Purchase Agreement shall be in full force and effect and all conditions therein to the obligation of the Participating Noteholders to purchase New Notes shall have been satisfied or waived, including the execution and delivery of such agreements, documents and instruments contemplated therein;

          f. The statutory fees owing to the United States Trustee shall have been paid in full;

          g. Any alteration or interpretation of any term or provision of the Plan by the Bankruptcy Court pursuant to Section 13.2 of the Plan shall be reasonably acceptable to the Debtors, the Agent and the Creditors' Committee;

          h. The Debtors shall have received all authorizations, consents, regulatory approvals that are determined to be necessary to implement the Plan; and

          i. The aggregate amount of Allowed General Unsecured Claims in Class 7 shall not exceed, as of the close of business on the Business Day immediately preceding the Effective Date, $13,500,000.

     3.   Waiver of Conditions Precedent.

          Each of the conditions precedent to the Effective Date of the Plan set forth above other than those set forth in Sections VI.H.2.d, e, f, and i. may be waived, in whole or in part, by the Debtors, with the prior written consent of the Agent and the Creditors' Committee. The condition precedent set forth in
Section VI.H.2.i may be waived by the Debtors, with the prior written consent of a majority in number of the members of the Creditors' Committee. Any such waivers of a condition precedent in Section VI.H.2 may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action (other than by NTELOS, the Agent and the Creditors' Committee).

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

     4.   Effect of Failure of Conditions.

          Unless the Bankruptcy Court orders otherwise for cause, in the event that one or more of the conditions specified in Section 10.2 of the Plan, other than the condition specified in Section 10.2(ix), have not occurred on or before ninety (90) days after the Confirmation Date or have not been waived pursuant to
Section 10.3 thereof, (a) the Confirmation Order will be vacated, (b) no distributions under the Plan will be made, (c) the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors' obligations with respect to Claims and Equity Interests will remain unchanged and nothing contained herein will constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceeding involving the Debtors.

I.   Effect of Confirmation.

     1.   Vesting of Assets and Releases of Liens.

          On the Effective Date and upon consummation of the Plan, the property of the Debtors' estates, together with any property of the Debtors that is not property of their estates and that is not specifically disposed of upon consummation of the Plan, will revest in the Debtors or Reorganized Debtors. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors will be free and clear of all Claims and Equity Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay fees that the Debtors incur after the Effective Date for reasonable professional fees and expenses.

     2.   Binding Effect.

          Except as otherwise provided in Section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan will bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests and their respective successors and assigns, including without limitation, the Reorganized Debtors.

     3.   Discharge of Debtors.

          Except to the extent otherwise provided in the Plan, the treatment of all Claims against or Equity Interests in the Debtors hereunder will be in exchange for and in complete satisfaction, discharge and release of all (a) Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, and (b) all Claims against and interests in the Debtors' estates or properties or interests in property. Except as otherwise provided in the Plan, upon the Effective Date, all Claims against and Equity Interests in the Debtors will be satisfied, discharged and released in full exchange for the consideration provided

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

hereunder. Except as otherwise provided in the Plan, all entities will be precluded from asserting against the Debtors or the Reorganized Debtors or their respective properties or interests in property any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

     4.   Term of Injunctions or Stays.

          Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Case under Section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Effective Date.

     5.   Preservation of Insurance.

          The Debtors' discharge and release from all Claims as provided in the Plan, except as necessary to be consistent with the Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, the Reorganized Debtors (including, without limitation, such entities officers and directors) or any other person or entity.

     6.   Indemnification Obligations.

          Subject to the occurrence of the Effective Date, the obligations of the Debtors, only to the extent permitted under the laws of the Commonwealth of Virginia or the State of Delaware, as applicable, to indemnify, defend or reimburse directors or officers or members or partners who were or are directors, officers, members or partners of the Debtors, respectively, against any claims or causes of action as provided in the Debtors' respective governing documents, Virginia or Delaware state law or contract shall survive confirmation of the Plan, remain unaffected thereby and not be discharged.

     7.   Exculpation.

          The Debtors, the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, the Agent, the Secured Hedge Parties, the Participating Noteholders, the Creditors' Committee and the members thereof, holders of Old Preferred Stock, the Disbursing Agents, the holders of Subordinated Claims and each of their respective members, partners, officers, directors, employees and representatives (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have no liability to any person for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the formulation, preparation, implementation or consummation of the Plan or the transactions contemplated thereby, including the prepetition and postpetition negotiations with respect thereto, the administration of the Plan or the property to be distributed under the Plan or the Chapter 11 Case or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Case, except for willful misconduct or gross negligence as determined by a Final Order and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Chapter 11 Case.

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

     8.   Certain Mutual Releases.

          Except as otherwise specifically provided herein, on and after the Effective Date, each of the Debtors, Reorganized Debtors, past and present directors and officers of NTELOS, current management of the Debtors, Debtors' affiliates, the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, the Agent, the Secured Hedge Parties, Participating Noteholders, the Creditors' Committee and the members thereof, and each of the holders of Senior Debt Claims, Subordinated Claims and Old Preferred Stock Interests (and all subsidiaries and affiliates and officers, directors, partners, members, attorneys, financial advisors, investment bankers, and other professionals, and agents of each of the foregoing), for good and valuable consideration, including, but not limited to, the commitment, obligation and service of each of the aforementioned to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, shall automatically be deemed to have released one another unconditionally and forever from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities, whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any of the foregoing persons or entities would have been legally entitled to assert (in their own right, whether individually or collectively, or on behalf of the holder of any Claim or Equity Interest or other person or entity), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, relating in any way to the Debtors, the Reorganized Debtors, the Chapter 11 Case, the Plan, the Disclosure Statement, or any related agreements, instruments, or other documents, except for (i) Claims arising under the Plan, the New Credit Facility, Modified Hedge Agreements or any related agreements, instruments, releases, indentures, and other agreements and documents delivered thereunder;
(ii) rights of the Debtors, Reorganized Debtors and the Participating Noteholders to enforce the Subscription Agreement or Purchase Agreement or any related agreements, instruments, releases, indentures, and other agreements and documents delivered thereunder; and (iii) any intentional acts of the past and present directors and officers of NTELOS, current management of the Debtors, professionals of the Debtors and their affiliates, Participating Noteholders and the Creditors' Committee or members thereof which constitute fraud and, when the party bringing the cause of action (or its respective employees, agents, or advisors) did not have actual knowledge of such intentional acts (or the substance of such acts) as of the Effective Date; provided, however, with respect to any intentional acts which constitute fraud, the knowledge of former and existing officers and directors of NTELOS shall not be imputed to NTELOS or Reorganized NTELOS (before or after the Effective Date). Notwithstanding the foregoing, the past and present directors and officers of NTELOS, and current management of the Debtors shall not be released or discharged from contractual obligations to the Debtors or Reorganized Debtors with respect to employment and other agreements assumed pursuant to the Plan or otherwise.

     9.   Limited Releases by Holders of Claims and Equity Interests.

          On and after the Effective Date, each holder of a Claim or Equity Interest who is voting on the Plan shall make an election on their Ballot to either agree or not agree to the release described in the paragraph below (the "Release"). Any holder of Claims or Equity Interests in each of Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims) and Class 10 (Old Preferred Stock Interests) that does not make an election will be deemed to agree to the Release. Holders of Equity Interests in each of Class 12 (Old Common Stock Interests) and

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

Class 13 (Other Equity Interests and Securities Claims), who are deemed to have rejected the Plan, shall not be deemed to have agreed to the Release. Holders of Claims, Equity Interests, or interests in each of Class 1 (Priority Non-Tax Claims), Class 3 (FCC Secured Claims), Class 4 (RUS/RTB Secured Claims), Class 6 (Convenience Claims), Class 8 (Intercompany Claims) and Class 11 (Subsidiary Interests) (who are deemed to have accepted the Plan pursuant to Section 1126 of the Bankruptcy Code) also shall not be deemed to have agreed to the Release.

          This Release unconditionally releases the Debtors, Reorganized Debtors, past and present directors and officers of NTELOS, current management of the Debtors, Debtors' affiliates, DIP Lenders, Pre-Petition Secured Lenders, DIP Agent, Agent, Secured Hedge Parties, Participating Noteholders, the Creditors' Committee and the members thereof, and each of the holders of Senior Debt Claims, Subordinated Claims and Old Preferred Stock Interests (and all subsidiaries and affiliates and officers, directors, partners, members, attorneys, financial advisors, investment bankers and other professionals, and agents of each of the foregoing) from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such person or entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the negotiation, formulation and preparation of the Plan or any related agreements, instruments or other documents.

     10.  Preservation of Rights of Action.

          The Reorganized Debtors will retain all rights on behalf of the Debtors to commence and pursue any and all cause of actions (under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Chapter 11 Case) to the extent the Reorganized Debtors deem appropriate. Potential causes of action currently being investigated by the Debtors which may but need not be pursued prior to the Effective Date to the extent warranted include, without limitation, the following:

          a. Any causes of action, whether legal, equitable or statutory in nature, arising out of, or in connection with, the Debtors' businesses or operations, including, without limitation, the following: possible claims against vendors, landlords, sublessees, assignees, customers or suppliers for warranty, indemnity, back charge/setoff issues, overpayment or duplicate payment issues and collections/accounts receivables matters; deposits or other amounts owed by any creditor, lessor, utility, supplier, vendor, landlord, sublessee, assignee, or other entity, employee, management or operational matters; financial reporting; environmental, and product liability matters; actions against insurance carriers relating to coverage, indemnity or other matters; counterclaims and defenses relating to notes or other obligations or tort claims which may exist or may subsequently arise; and

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

          b. Any and all avoidance actions pursuant to any applicable section of the Bankruptcy Code, including, without limitation, Sections 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the
               Bankruptcy Code, arising from any transfer or transaction involving or concerning any of the Debtors.

          Unless causes of action against a person or entity are expressly waived, relinquished, released, compromised or settled in the Plan or by any Final Order, the Debtors expressly reserve all causes of action for later adjudication, and therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to causes of action upon or after the confirmation or consummation of the Plan. In addition, the Debtors or Reorganized Debtors expressly reserve the right to pursue or adopt any Claims alleged in any lawsuit in which any of the Debtors is a defendant or an interested party, against any person or entity, including, without limitation, the plaintiffs and co-defendants in such lawsuits.

          Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b)(3) of the Bankruptcy Code, any Claims, rights and causes of action that the respective Debtors or estates may hold against any person or entity will vest in the Reorganized Debtors, and the Reorganized Debtors will retain and may exclusively enforce, as the authorized representatives of the respective estates, any and all such Claims, rights, or causes of action. Subject to the releases set forth above, the Reorganized Debtors may pursue any and all Claims, rights, or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors, and will have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such Claims, rights and causes of action without the consent or approval of any third party and without any further order of the Bankruptcy Court.

     11.  Injunction

          Except as otherwise provided in the Plan, from and after the Confirmation Date all persons who have held, hold or may hold Claims against or interests in the Debtors are permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors, the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, the Agent, the Secured Hedge Parties, the Participating Noteholders, the Creditors' Committee or the members thereof or any of their respective property on account of any Claims or interests: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing or attaching, collecting or recovering, in any manner, any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

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

     12.  Committees.

          From the Confirmation Date up to and including the Effective Date, the members of the Creditors' Committee appointed pursuant to Section 1102 of the Bankruptcy Code and their duly appointed successors will continue to serve. On the Effective Date, the Creditors' Committee and any other committee appointed in the Chapter 11 Case pursuant to Section 1102 of the Bankruptcy Code will be dissolved and the members thereof and the professionals retained by the Creditors' Committee in accordance with Section 1103 of the Bankruptcy Code (including, without limitation, attorneys, investment advisors, accountants and other professionals) will be released and discharged from their respective fiduciary obligations, duties and responsibilities.

J.   Retention of Jurisdiction

     The Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          a. To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

          b. To determine any and all adversary proceedings, applications and contested matters.

          c. To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided in the Plan.

          d. To hear and determine any timely objections to Administrative Expense Claims or to Claims and Equity Interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part.

          e. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

          f. To issue such orders in aid of execution of the Plan, to the extent authorized by Section 1142 of the Bankruptcy Code.

          g. To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

          h. To hear and determine all applications under Sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

          i. To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, the Substantive Consolidation Order, any transactions or payments contemplated hereby or any agreement,

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

               instrument or other document governing or relating to any of the foregoing.

          j. To hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code.

          k.   To hear any other matter not inconsistent with the Bankruptcy
               Code.

          l. To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 11.3 of the Plan.

          m. To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

          n. To recover all assets of the Debtors and property of the Debtors' estates, wherever located.

          o.   To enter a final decree closing the Chapter 11 Case.

K.   Summary of Other Provisions of the Plan.

     The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

     1.   Payment of Statutory Fees.

          All fees payable under Section 1930, Chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Effective Date. Any such fees accrued after the Effective Date will be paid in the ordinary course of the Reorganized Debtors' business as required by statute.

     2.   Modification of Plan.

          Subject to the limitations contained in the Plan, (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and Bankruptcy Rules, to amend and modify the Plan prior to entry of the Confirmation Order with the consent of the Creditors' Committee or its attorneys and (ii) after entry of the Confirmation Order, the Reorganized Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect of omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; provided, however, that NTELOS may make a material amendment or modification to the Plan only with the approval of the DIP Agent, the Agent and holders of a majority in Claim amount or Equity Interest in each Class entitled to vote to accept or reject the Plan.

     3.   Revocation of Plan.

          The Debtors reserve the right, at any time prior to entry of the Confirmation Order, to revoke and withdraw the Plan.

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

     4.   Section 1146 Exemption.

          Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax. Unless expressly provided otherwise, all sale transactions consummated by the Debtors or NTELOS and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including, without limitation, the sales, if any, by the Debtors of owned property or assets pursuant to Section 363(b) of the Bankruptcy Code and the assumptions, assignments and sales, if any, by the Debtors of unexpired leases of non-residential real property pursuant to Section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax law.

     5.   Administrative Expenses Incurred After the Confirmation Date.

          Administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) Claims for professionals' fees and expenses, will not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

     6.   Section 1125(e) of the Bankruptcy Code.

          As of the Confirmation Date, the Debtors will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, the Agent, the Secured Hedge Parties and each of the Participating Noteholders and the Creditors' Committee (and each of their respective members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have, and will be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities under the Plan.

     7.   Compliance with Tax Requirements.

          In connection with the consummation of the Plan, the Debtors will comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions thereunder will be subject to such withholding and reporting requirements.

     8.   Severability of Plan Provisions.

          In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the

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

maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

                                      VII.
                     CONFIRMATION AND CONSUMMATION PROCEDURE

     Under the Bankruptcy Code, the following steps must be taken to confirm the
Plan:

A.   Solicitation of Votes.

     In accordance with Sections 1126 and 1129 of the Bankruptcy Code, each of Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims) and Class 10 (Old Preferred Stock Interests) is impaired under the Plan and the holders of Claims and Equity Interests in each of such Classes are entitled to vote to accept or reject the Plan.

     Each of Class 1 (Priority Non-Tax Claims), Class 3 (FCC Secured Claims), Class 4 (RUS/RTB Secured Claims), Class 6 (Convenience Claims), Class 8 (Intercompany Claims) and Class 11 (Subsidiary Interests) is unimpaired under the Plan and the holders of Claims in each of such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

     Class 12 (Old Common Stock Interests) and Class 13 (Other Equity Interests and Securities Claims) are impaired under the Plan and holders of Equity Interests in Class 12 and Class 13 will receive no distribution in respect thereof. Class 12 and Class 13 are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

     As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the allowed claims of that class that have timely voted to accept or reject a plan. As to classes of equity interests entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by at least two-thirds of the Allowed equity interests that have timely voted to accept or reject a plan. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

B.   The Confirmation Hearing.

     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for August __, 2003 at __:__ [p.m.], Eastern Time, before the Honorable Douglas O. Tice, Jr., United States Bankruptcy Judge, at the United States Bankruptcy Court, 1100 East Main Street, Room 301, Richmond, Virginia 23219. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date

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

made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of stock of NTELOS held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court and the following parties on or before ___________ ___, 2003 at ___:___ p.m., Eastern Time:

                         NTELOS Inc.
                         401 Spring Lane, Suite 300
                         P.O. Box 1990
                         Waynesboro, Virginia 22980
                         Attention: James S. Quarforth
                         Telephone:  (540) 946-3500
                         Telecopier: (540) 946-3595

                         and

                         Hunton & Williams LLP
                         Riverfront Plaza, East Tower
                         951 East Byrd Street
                         Richmond, Virginia 23219
                         Attention: Benjamin C. Ackerly, Esq.
                         Telephone:  (804) 788-8479
                         Telecopier: (804) 788-8218
                         Counsel to the Debtors

                         Marcus, Santoro & Kozak, P.C.
                         355 Crawford Parkway, Suite 700
                         Portsmouth, Virginia 23704
                         Attention: Frank J. Santoro, Esq.
                                    Karen M. Crowley, Esq.
                         Telephone:  (757) 393-2555
                         Telecopier: (757) 399-6870
                         Co-Counsel to the Debtors

                         and

                         Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, New York 10019
                         Attention: Richard G. Mason, Esq.
                                    Seth Gardner, Esq.
                         Telephone:  (212) 403-1252
                         Telecopier: (212) 403-2252
                         Counsel to the Creditors' Committee

                         McGuire Woods LLP
                         One James Center
                         901 East Cary Street
                         Richmond, Virginia 23219

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

                         Attention:  H. Slayton Dabney, Jr.,
                                     Sarah B. Boehm, Esq.
                         Telephone:  (804) 775-4311
                         Telecopier: (804) 698-2037
                         Co-Counsel to the Creditors' Committee

                         and

                         Davis, Polk & Wardwell
                         450 Lexington Avenue
                         New York, New York 10017
                         Attention: Marshall S. Huebner, Esq.
                         Telephone:  (212) 450-4099
                         Telecopier: (212) 450-3099
                         Counsel to the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent and the Agent

                         and

                         Office of the United States Trustee
                         600 E. Main St., Suite 301
                         Richmond, VA 23219
                         Attention: Leander D. Barnhill
                         Telephone: (804) 771-2310

     Objections to confirmation of the Plan are governed by Bankruptcy Rules 3015 and 9014.

C.   Confirmation.

     At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of Section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Confirmation of a plan under Section 1129(a) of the Bankruptcy Code requires, among other things, that:

  .  the plan complies with the applicable provisions of the Bankruptcy Code;

  . the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

  . the plan has been proposed in good faith and not by any means forbidden by law;

  . any payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the Chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable;

  . the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual, must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider

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

     that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

  . with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under Chapter 7 of the Bankruptcy Code;

  . each class of claims or interests has either accepted the plan or is not impaired under the plan;

  . except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the effective date (except that if a class of priority claims has voted to accept the Plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims) and that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims;

  . if a class of claims is impaired, at least one impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

  . confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

     Subject to receiving the requisite votes in accordance with Section 1129(a)(8) of the Bankruptcy Code and any potential "cram down" of Classes not receiving any distribution under the Plan, the Debtors believe that:

  . the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code;

  . the Debtors have complied or will have complied with all of the requirements of Chapter 11 of the Bankruptcy Code; and

  .  the Plan has been proposed in good faith.

     Set forth below is a summary of the relevant statutory confirmation requirements.

     1.   Acceptance.

          Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims) and Class 10 (Old Preferred Stock Interests) of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. The Debtors reserve the right to seek nonconsensual confirmation of the Plan with respect to any Class of Claims or Equity Interests that is entitled to vote to accept or reject the Plan if such Class rejects the Plan.

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

     2.   Unfair Discrimination and Fair and Equitable Tests.

          To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

          a.   Secured Creditors.

               (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred Cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds is provided in clause (i) or (ii) of this subparagraph.

          b.   Unsecured Creditors.

               Either (i) each impaired unsecured creditor receives or retains under the Plan property of a value equal to the amount of its allowed claim or
(ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the Plan.

          c.   Equity Interests.

               Either (i) each holder of an equity interest will receive or retain under the Plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the equity interest or
(ii) the holder of an equity interest that is junior to the nonaccepting class will not receive or retain any property under the Plan.

     3.   Feasibility.

          a.   Financial Projections.

               The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, NTELOS has analyzed the Debtors' ability to meet its obligations under the Plan. As part of this analysis, NTELOS has prepared the Projected Financial Information for the Projection Period. These projections, and the assumptions on which they are based, are included in the Projected Financial Information annexed hereto as Exhibit C. Based upon such projections, NTELOS believes that the Debtors will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

               The financial information and projections appended to the Disclosure Statement include:

     . "Fresh Start" Condensed Consolidated Opening and Closing Balance Sheet of the Reorganized Debtors as of August 31, 2003;

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

     . Projected Condensed Consolidated Balance Sheets of the Reorganized Debtors as of the end of the fiscal years 2003 through 2008;

     . Projected Condensed Consolidated Statement of Operations of the Reorganized Debtors as of the end of the fiscal years 2003 through 2008; and

     . Projected Condensed Consolidated Cash Flow Statements of the Reorganized Debtors as of the end of the fiscal years 2003 through 2008.

               The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan and the initial distributions thereunder take place as of August 31, 2003.

               NTELOS has prepared these financial projections based upon certain assumptions which it believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in the Projected Financial Information, annexed hereto as Exhibit C. The Projected Financial Information has not been examined or compiled by independent accountants. NTELOS makes no representation as to the accuracy of the projections or the Debtors' ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. See Section XI.B.1., "Certain Risk Factors to be Considered - Overall Risk to Recovery by Holders of Claims and Equity Interests
- Projected Financial Information." All holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Projected Financial Information is based in evaluating the Plan.

          b.   Business Strategy - Overview.

               The Company's strategy is to minimize its fixed interest costs so it is able to maintain free cash flow immediately following the reorganization and through the current period of uncertainty affecting the telecommunications industry. The Company will seek to manage its growth relative to the excess cash flow produced from its operations and available for reinvestment.

               Notwithstanding the foregoing, the Company's objective is to be the leading integrated communications provider in its region of operations. The key elements of the Company's business strategy are to:

               (i) Increase Market Share by Establishing Service-Driven Customer Relationships through a Local Presence.

               The Company intends to grow its business by leveraging its local presence and continuing its focus on providing high levels of customer satisfaction. The Company plans to accomplish this through its local retail outlets and utilizing a business to business sales team that provides face-to-face sales and personalized client care. The Company intends to enhance its local presence by continuing its support of the communities that it serves, including corporate and employee participation in community programs, and expanding this support to its target markets. The Company will reinforce its customer relationships by continuing to provide

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

integrated, personalized customer care in each of its markets. The Company intends to do this through its retail locations, which also serve as customer care centers, and its 24 hours-a-day, 365 days-a-year call centers.

               (ii)      Offering of Bundled Services.

               The Company offers a broad range of communications services in a bundled package and on a single bill. The Company believes that by cross-selling multiple products and services, it is building new customer relationships, strengthening the partnership with existing customers and increasing customer retention.

               (iii) Leverage the Company's Fiber Optic Network, Infrastructure and Technologies.

               The Company's infrastructure, including its fiber optic network, switches and routers, is a technologically-advanced communications system that connects many of its markets. The Company intends to offer its broad range of communications services in many of its markets and deliver those services over infrastructure that it controls and maintains. The Company also intends to continue using its network to serve as a carrier's carrier, offering switching and transport services to other communications carriers. As new wireless data applications become available, the Company also intends to use its PCS bandwidth capacity, which ranges from 10 MHz to 40 MHz in its markets to capitalize on opportunities in the growing market for wireless Internet access and data transmission.

     4.   Best Interests Test.

          With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The Cash amount which would be available for satisfaction of General Unsecured Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, any excess proceeds from the disposition of encumbered assets after the satisfaction of secured claims, and augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. This Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by the additional administrative and priority claims that may result from the termination of the Debtors' business and the use of Chapter 7 for the purposes of liquidation.

          The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors in Possession during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims which may arise in a liquidation case or result from the pending Chapter 11 Case, including any unpaid expenses incurred by the Debtors in Possession during the Chapter 11 Case such as compensation for attorneys, financial advisors and accountants,

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

would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition General Unsecured Claims.

          To determine if the Plan is in the best interests of each impaired Class, the value of the distributions of proceeds from the liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

          After considering the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Case, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Case, NTELOS has determined that confirmation of the Plan will provide each holder of an Allowed Claim or Allowed Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under Chapter 7 liquidation.

          NTELOS also believes that the value of any distributions to each Class of Allowed Claims in a Chapter 7 case, including all secured Claims, would be less than the value of distributions under the Plan because such distributions in a Chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation is necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged.

          NTELOS' Liquidation Analysis is attached hereto as Exhibit D. The information set forth in Exhibit D provides a summary of the liquidation values of the Debtors' assets assuming a Chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by management of NTELOS with the assistance of its financial advisor.

          Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The Chapter 7 liquidation period is assumed to be a period of at least six (6) months allowing for the (i) discontinuation of operations, (ii) selling of assets, and (iii) collection of receivables.

D.   Consummation.

     The Plan will be consummated on the Effective Date. The Effective Date of the Plan is the date that is eleven (11) days after the Confirmation Date, or if such date is not a Business Day, the next succeeding Business Day, or such date after the Confirmation Date as determined by NTELOS with the prior written consent of the Agent and the Creditors' Committee so long as

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

no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Section 10 of the Plan have not been satisfied or waived, then the Effective Date will be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived or such date as NTELOS may determine with the prior written consent of the Creditors' Committee and the Agent. For a more detailed discussion of the conditions precedent to the Plan and the impact of the failure to meet such conditions, see
Section VI.H., "The Joint Plan of Reorganization - Conditions Precedent to the Confirmation Date and Effective Date."

     The Plan is to be implemented pursuant to the provisions of the Bankruptcy Code.

                                      VIII.
                        MANAGEMENT OF REORGANIZED NTELOS

     As of the Effective Date, the management, control and operation of Reorganized NTELOS will become the general responsibility of its Board of Directors.

A.   Board of Directors and Management.

     1.   Composition of the Board of Directors.

          The initial Board of Directors of Reorganized NTELOS will consist of seven (7) members. The majority holders of the Senior Notes will select four (4) members, two (2) of whom will be persons independent of the Participating Noteholders and NTELOS. The majority holders of the Senior Notes and NTELOS jointly will select two (2) members, which members may be members of the Board of Directors of NTELOS. The seventh member will be the chief executive officer of Reorganized NTELOS. The members of the initial Board of Directors of Reorganized NTELOS will be approved by the Board of Directors of NTELOS. The directors of NTELOS immediately prior to the Effective Date will resign as of the Effective Date and will be replaced by the Board of Directors determined as set forth above. At least fourteen (14) Business Days prior to the commencement of the Confirmation Hearing, NTELOS will file with the Bankruptcy Court a schedule of the names of the persons to be appointed as the Directors of Reorganized NTELOS under the Plan.

          The initial Board of Directors of Reorganized NTELOS will serve until the first annual meeting of the holders of the New Common Stock. Thereafter, the Board of Directors of Reorganized NTELOS will be elected in accordance with the New Articles of Incorporation and applicable nonbankruptcy law.

          The Board of Directors or other internal governing body of each of the NTELOS Subsidiaries and the NTELOS Non-filing Subsidiaries will continue as in effect immediately prior to the Effective Date until removed or replaced under applicable law or in accordance with the governing instruments of such subsidiary.

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

     2.   Identity of Executive Officers.

          Each of the executive officers of NTELOS set forth below will continue in such officer's then current position as an officer of Reorganized NTELOS:

          Name                                  Office                                 Age
          ----                                  ------                                 ---
     J. S. Quarforth      Chief Executive Officer and President                         49
     C. A. Rosberg        Executive Vice President, President--Wireless                 50
     D. R. Maccarelli     Executive Vice President, President--Wireline                 51
     M. B. Moneymaker     Executive Vice President and Chief Financial Officer,         45
                           Treasurer and Secretary
     M. McDermott         Senior Vice President--Legal and Regulatory Affairs           48
     D. M. Persing        Senior Vice President--Information Technology and Human       51
                           Resources

          On the Effective Date, the executive officers of each of the NTELOS Subsidiaries will be those executive officers in office immediately prior to the Effective Date.

B.   Compensation of Directors and Officers.

     Non-employee directors of NTELOS received a 2003 annual retainer fee of $10,800 and options to purchase 1,818 shares of Old Common Stock. Non-employee directors also receive a fee of $875 for each meeting of the Board of Directors attended in 2003.

     Directors of NTELOS and/or the NTELOS Subsidiaries who are also employed by NTELOS do not receive additional compensation for service as directors.

     The following table sets forth compensation information for certain of the officers of NTELOS:

                                           2003 PROJECTED      2002                       ALL OTHER
                                             SALARY (1)       SALARY      BONUS (2)    COMPENSATION (3)   OPTIONS(4)
                                          ---------------   ----------   ----------    ----------------   ----------
J.S. Quarforth                            $       366,396   $  362,447   $        -    $         11,866       84,000
Chief Executive Officer and President

C.A. Rosberg                              $       245,470   $  242,824   $        -    $          3,991       38,000
Executive Vice President,
President--Wireless

D.R. Maccarelli                           $       167,637   $  165,830   $        -    $          6,680       18,000
Executive Vice President,
President--Wireline

M.B. Moneymaker                           $       191,226   $  189,165   $        -    $          3,666       24,000
Executive Vice President
and Chief Financial Officer,
Treasurer and Secretary

M. McDermott                              $       172,525   $  170,666   $        -    $          5,222       18,000
Senior Vice President--
Legal and Regulatory Affairs

D.M. Persing                              $       167,890   $  112,171   $        -    $          3,208       18,000
Senior Vice President--Information
Technology and Human Resources

----------
(1) The amounts indicated under the column "2003 Projected Salary" reflect actual salaries through March 31, 2003 and projected salaries for the remainder of 2003 based on compensation rates in effect on April 1, 2003.

(2) Based on 2002 company operating performance objectives, NTELOS' Board of Directors approved payment of bonuses under the company's 2002 management incentive plan following the company's emergence from bankruptcy. In light of the Chapter 11 Case, the Board of Directors has determined not to approve such bonuses for the company's officers.

(3) Includes amounts paid by NTELOS as contributions to savings plans, deferred compensation plans and group life insurance and additional life insurance premium payments and accidental death and dismemberment payments.

(4)  Identifies options to purchase Old Common Stock.

     Mr. Quarforth will become Chief Executive Officer and President of NTELOS, effective as of June 1, 2003. Mr. Quarforth has been Chief Executive Officer of NTELOS and the NTELOS Subsidiaries since May 1, 1999. Mr. Quarforth served as President and Chief Executive Officer from May 1, 1990 to May 1, 1999 and Chairman of the Board from May 1, 1999 to February 13, 2001.

     Mr. Rosberg will become Executive Vice President, President--Wireless, effective as of June 1, 2003. Mr. Rosberg will have served as Executive Vice President and Chief Operating Officer of NTELOS from February 2001 to June 1, 2003 and as President and Chief Operating Officer from May 1, 1999 to February 13, 2001, when the merger between NTELOS and R&B Communications, Inc. became effective. From May 1, 1990 to May 1, 1999, he served as Senior Vice President.

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

     Mr. Maccarelli will become Executive Vice President, President--Wireline, effective as of June 1, 2003. Mr. Maccarelli will have served as Senior Vice President - Wireline Engineering and Operations of NTELOS from May 2002 to June 1, 2003. From February 2001 to May 2002 he served as Senior Vice President and Chief Technology Officer and from January 1994 to February 2001 as Senior Vice President. From January 1993 to December 1993, he served as Vice President - Network Services. From June 1974 to December 1992 he held numerous leadership positions with Bell Atlantic. These positions encompassed operations, engineering, regulatory and business development.

     Mr. Moneymaker will become Executive Vice President and Chief Financial Officer, Treasurer and Secretary, effective as of June 1, 2003. Mr. Moneymaker will have served as the Senior Vice President and Chief Financial Officer, Treasurer and Secretary of NTELOS from May 2000 to June 1, 2003. From May 1999 to April 2000 he served as Vice President and Chief Financial Officer, Treasurer and Secretary. From May 1998 to April 1999 he served as Vice President and Chief Financial Officer. From October 1995 to April 1998 he served as Vice President of Finance. Previously, he was a Senior Manager for Ernst and Young from October 1989 until October 1995.

     Ms. McDermott has been the Senior Vice President - Legal and Regulatory Affairs of NTELOS since August 2001. From March 2000 to August 3, 2001 she served as Senior Vice President and General Counsel of Pathnet Telecommunications, Inc. On April 2, 2001, Pathnet Telecommunications, Inc. filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. From April 1998 to March 2000 she served as Senior Vice President/Chief of Staff for Government Relations for the Personal Communications Industry Association. From May 1994 to April 1998 she served as Vice President - Legal and Regulatory Affairs for the United States Telecom Association.

     Ms. Persing will become Senior Vice President--Information Technology and Human Resources, effective as of June 1, 2003. Ms. Persing will have served as Senior Vice President of NTELOS from April 2000 to June 1, 2003. From May 1998 to April 2000 she served as Vice President - Human Resources. From December 1995 to March 1998, she was employed by PrimeCo Personal Communications as Vice President of Customer Care. From June 1974 to January 1994, she held numerous leadership positions with AT&T. These positions encompassed customer care, directory assistance, human resources, network engineering, software development and large project management. From August 1994 to November 1995, she served as operations manager for NTELOS' directory assistance operation.

     These officers do not receive additional compensation for service as officers of NTELOS Subsidiaries.

C.   Management Contracts.

     NTELOS entered into employment agreements on December 31, 2001 with its executive officers, James S. Quarforth, Carl A. Rosberg, David R. Maccarelli, Michael B. Moneymaker, Mary McDermott and Don Marie Persing. Each was approved by the non-employee members of the Board of Directors of NTELOS.

     Messrs. Quarforth, Rosberg, Maccarelli and Moneymaker and Mses. McDermott and Persing entered into employment agreements with NTELOS in December 2001. The term of the employment agreement with Mr. Quarforth is 36 months, with Mr. Rosberg is 30 months, and

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

with each of Messrs. Maccarelli and Moneymaker and Mses. McDermott and Persing is 24 months.

     In addition to base salary and annual incentive bonuses, the executives are entitled to participate in NTELOS' long-term stock-based incentive compensation program and all other employee benefit plans, including NTELOS' executive supplemental retirement plan.

     NTELOS may terminate the executive's employment agreement for continued disability or, upon written notice, for cause. The executive may terminate the agreement, upon prior written notice, for good reason.

     "Cause" generally means any of the following: gross or willful misconduct; willful and repeated failure to comply with the lawful directives of the Board of Directors; any criminal act or act of dishonesty or fraud that has a material adverse impact on NTELOS or its subsidiaries or any fraud, dishonesty or misappropriation involving the company or its subsidiaries; material breach of the terms of any confidentiality, non-competition, non-solicitation or employment agreement with NTELOS; acts of malfeasance or negligence; material failure to perform the duties and responsibilities of his or her position; grossly negligent conduct; or activities materially damaging NTELOS or its subsidiaries.

     "Good reason" generally means any of the following: base salary or target incentive payments are reduced; responsibilities are diminished; relocation of more than 50 miles is required; deferred compensation is withheld; benefits diminish following a change of control; directed by the Board of Directors or an officer to engage in conduct that is illegal; material breach of NTELOS' obligations under the agreement; or, with respect to Messrs. Quarforth, Rosberg, Maccarelli and Moneymaker and Mses. McDermott and Persing, failure to increase the executive's compensation consistent with performance ratings.

     If any of Messrs. Quarforth, Rosberg, Maccarelli or Moneymaker or Mses. McDermott or Persing is terminated, other than for cause, or if any one of them terminates the agreement for good reason, he or she is entitled to (1) base salary for a period of time thereafter equal to the term of his or her employment agreement, and (2) target incentive payments for the same period and standard termination payments.

     The agreements with Messrs. Quarforth, Rosberg, Maccarelli and Moneymaker and Mses. McDermott and Persing provide for certain benefits if NTELOS experiences a change in control during the term of the agreement followed by (1) termination of the executive's employment without cause, or (2) resignation of the executive for good reason (even if such termination or resignation occurs after the term of the agreement). If Messrs. Quarforth, Rosberg, Maccarelli or Moneymaker or Mses. McDermott or Persing is terminated within 30 months (36 months with respect to Mr. Quarforth) of a change in control, he or she will receive severance benefits, including three years' base salary and target incentive payments. Any severance pay due to the executive will be paid in a lump sum on a net present value basis. In addition, the employment agreements with Messrs. Quarforth, Rosberg, Maccarelli and Moneymaker and Mses. McDermott and Persing provide that NTELOS will pay additional amounts to the executive to compensate him or her for excise taxes and penalties imposed on the severance pay.

     The agreements with Messrs. Quarforth, Rosberg, Maccarelli and Moneymaker and Mses. McDermott and Persing provide that during the term of the agreement and for a period of 24 months after the end of his or her employment with NTELOS, the executive will not compete,

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

directly or indirectly, with NTELOS. In addition, pursuant to non-solicitation provisions, the executive may not solicit certain current and former employees during the term of their agreements and for 24 months thereafter.

     NTELOS' Executive Supplemental Retirement Plan provides that participation in the plan may not be rescinded by NTELOS so long as the participant remains employed with NTELOS. Any payment to a named executive officer required under the plan following a change of control must be paid in a lump sum in cash on an actuarial basis. A "change of control" generally means (i) any person or entity, acquires direct or indirect ownership of more than 30% of the combined voting power of NTELOS, except WCAS may own up to 40% of the then outstanding securities or up to 37.5 % of the voting securities (provided that it is in compliance with the amended and restated shareholders agreement); (ii) during any period of two consecutive years, individuals who constitute the Board of Directors, and any new director whose election was approved by a majority of the directors who either (a) were directors at the beginning of the period or (b) were so elected, cease for any reason to constitute at least a majority of the Board of Directors; (iii) NTELOS' shareholders approve a merger or consolidation with another entity and the merger or consolidation is consummated, other than
(a) a merger or consolidation where NTELOS' voting securities outstanding immediately prior to the merger or consolidation continue to represent 50% of the combined voting power of the surviving entity or (b) a merger or consolidation effected to recapitalize NTELOS where no person acquires more than 30% of the combined voting power of NTELOS' then outstanding securities; (iv) NTELOS' shareholders approve a plan of complete liquidation or an agreement for the sale of all or substantially all of the Debtors' assets and such liquidation or sale is consummated; or (v) the sale or disposition of all or substantially all of the assets of one or more of the Debtors' material lines of business (with respect to participants who are employed in such material line of business and whose employment is terminated by NTELOS or the acquiror prior to the third anniversary of the sale or who terminates for good reason prior to the third anniversary). Prior to the date of this Disclosure Statement, each participant in the Executive Supplemental Retirement Plan consented to an amendment of the Executive Supplemental Retirement Plan to change the definition of "change in control" to exclude any event, reorganization, restructuring, equity change or other transaction that occurs as a result of or in connection with the Chapter 11 Case and the Plan.

D.   Stock Option Incentive Plan.

     On the Effective Date or as soon thereafter as is practicable, the Board of Directors of Reorganized NTELOS will implement the Stock Option Incentive Plan. Under the Stock Option Incentive Plan, incentive options will be granted as set forth below.

     In light of the Chapter 11 Case, the Board of Directors of NTELOS determined not to approve bonuses to officers of NTELOS under the 2002 Management Incentive Plan, despite the board's determination that the performance objectives contemplated by the plan were sufficiently achieved to authorize payment of such bonuses to all other employees. As an officer retention measure, taking into consideration the board's decision not to approve 2002 bonuses for officers and recognizing the substantial efforts that will be required of the officers following emergence from bankruptcy, options to purchase the number of shares equal to 7.5% (with a portion of this 7.5% being awarded to other key employees) of the fully-diluted New Common Stock will be awarded by the Board of Directors of Reorganized NTELOS to officers on the Effective Date or as soon thereafter as is practicable with an exercise price equal to the conversion price for the New Notes. The options under the Stock Option Incentive Plan to be awarded on the Effective

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Date or as soon thereafter as practicable will be vested as to one-third (1/3)
of the options subject to the award on the grant date and as to an additional one-third (1/3) of the options subject to the award on each of the first and second anniversaries of the grant date. The vesting of such options will be accelerated upon a change of control of Reorganized NTELOS.

     The plan also contemplates that options to purchase shares equal to up to 2.5% of the fully-diluted New Common Stock will be awarded thereafter at the discretion of the Board of Directors of Reorganized NTELOS to management and employees and, subject to compliance with applicable securities laws, other employees of Reorganized NTELOS.

E.   Post-Effective Date Security Ownership of Certain Owners.

     To the knowledge of NTELOS, based upon its analysis of the holdings of the Senior Notes, the Subordinated Notes and the Old Preferred Stock Interests, NTELOS expects that Capital Research and Management Company and Morgan Stanley & Co. Incorporated each will beneficially own in excess of 30% of Reorganized NTELOS. These estimates of beneficial ownership are based upon the most reasonably current information available to NTELOS. Thus, there can be no assurance that these estimates remain accurate.

     A number of parties may actively trade in Claims during the Chapter 11 Case. See Section XI.B.2., "Certain Risk Factors To Be Considered - Overall Risk To Recovery By Holders of Claims - Significant Holders."

                                       IX.
               APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS
               TO THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN

A.   Section 1145 of the Bankruptcy Code.

     Upon the consummation of the Plan, Reorganized NTELOS will rely on Section 1145 of the Bankruptcy Code, to the extent it is applicable, to exempt the issuance of the New Common Stock and the New Warrants and the issuance of securities upon exercise of the New Warrants to holders of Allowed Claims and Allowed Equity Interests from the registration requirements of the Securities Act and of any state securities or "blue sky" laws. Section 1145 exempts from registration the sale of a debtor's securities under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, the debtor or principally in such exchange and partly for cash or property. In reliance upon this exemption, issuance of the New Warrants, and the issuance of New Common Stock upon exercise thereof, generally will be exempt from the registration requirements of the Securities Act. Accordingly, such recipients will be able to resell the New Common Stock and the New Warrants and the securities issued upon exercise of the New Warrants without registration under the Securities Act or other federal securities laws, unless the recipient is an "underwriter" with respect to such securities, within the meaning of Section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines "underwriter" as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an "issuer" of the relevant security, as such term is used in Section 2(11) of the Securities Act.

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B.   Section 4(2) of the Securities Act.

     Reorganized NTELOS will rely on Section 4(2) of the Securities Act and Regulation D promulgated thereunder to exempt the offering, sale and issuance of the New Notes (and the New Common Stock issued upon conversion thereof or in connection therewith) to the Participating Noteholders pursuant to the Purchase Agreement. Section 4(2) exempts from the registration requirements of the Securities Act any offering by an issuer not involving any public offering. Regulation D similarly exempts from the registration provisions of the Securities Act offerings of securities to "Accredited Investors," as such term is defined under Regulation D, and to other qualified investors.

C.   Registration Rights.

     Reorganized NTELOS will grant registration rights to holders of New Common Stock and to certain holders of Senior Notes, including the Participating Noteholders, pursuant to Registration Rights Agreements entered into with such holders as of the Effective Date. See Section VI.D, "Joint Plan of Reorganization - Means of Implementation of the Plan." The forms of the Registration Rights Agreements will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 5 and Exhibit 6.

D.   Subsequent Transfers Under State Law.

     The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of New Common Stock, the New Notes and the New Warrants.

     Any person intending to rely on these exemptions is urged to consult his or her own counsel as to their applicability to his or her circumstances.

E.   Certain Transactions by Stockbrokers.

     Under Section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Disclosure Statement (and any supplements, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other after-market transactions in the securities.

                                       X.
                         VALUATION OF REORGANIZED NTELOS

A.   Introduction.

     To assist NTELOS' Board of Directors in evaluating the Plan and the distributions that holders of Claims and Equity Interests will receive under the Plan, NTELOS' Board of Directors requested that the Debtors' financial advisor, UBS Warburg, undertake an analysis of the estimated range of the going concern enterprise value of the Reorganized Debtors, on a consolidated basis, after giving effect to the reorganization as set forth in the Plan. UBS Warburg completed and delivered its analysis to NTELOS' Board of Directors on May 23, 2003.

     In conducting its analysis, UBS Warburg, among other things:

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     .    reviewed certain publicly-available business and historical financial information relating to the Debtors;

     . reviewed certain internal financial information and other data relating to the business and financial prospects of the Reorganized Debtors, including financial projections through 2010 (the "Financial Projections") prepared by management of NTELOS (of which projection years 2003 - 2008 are set forth in Exhibit C), which were provided to UBS Warburg by NTELOS;

     . conducted discussions with members of NTELOS' senior management concerning the business and financial prospects of the Reorganized Debtors;

     . reviewed publicly-available financial and stock market data with respect to certain other companies in lines of business UBS Warburg believed to be comparable in certain respects to the Reorganized Debtors' businesses;

     . reviewed the financial terms, to the extent available, of certain transactions that UBS Warburg believed to be generally relevant;

     . considered certain industry and economic information relevant to the Reorganized Debtors' businesses;

     . reviewed the Plan and the information in this Disclosure Statement as of May 13, 2003; and

     . conducted such other financial studies, analyses and investigations, and considered such other information, as UBS Warburg deemed necessary or appropriate.

          THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR SET FORTH IN THIS SECTION REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTOR, ASSUMING THAT THE REORGANIZED DEBTOR CONTINUES AS AN OPERATING BUSINESS, ESTIMATED BASED ON VARIOUS VALUATION METHODOLOGIES. THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR SET FORTH IN THIS SECTION DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTOR, ITS SECURITIES OR ITS ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE SET FORTH IN THIS SECTION. ACCORDINGLY, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE NEW COMMON STOCK OR OTHER SECURITIES OF REORGANIZED NTELOS MAY TRADE AFTER GIVING EFFECT TO THE REORGANIZATION SET FORTH IN THE PLAN, WHICH PRICES MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN INDICATED BY SUCH ESTIMATE.

          The actual value of an operating business, such as the Reorganized Debtors, is subject to various factors, many of which are beyond the control or knowledge of NTELOS or UBS Warburg, and such value will fluctuate with changes in such factors. In addition, the market prices of Reorganized NTELOS' securities will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities. There can be no assurance as to the trading market, if any, that may be available in the future with respect to Reorganized NTELOS' securities.

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     UBS Warburg's analysis was undertaken solely for the purpose of assisting
NTELOS' Board of Directors in evaluating the Plan and the distributions that holders of Claims and Equity Interests will receive under the Plan. UBS Warburg's analysis addresses the estimated going concern enterprise value of the Reorganized Debtors and does not address any other aspect of the proposed reorganization, the Plan or any other transactions and does not address the Debtors' underlying business decision to effect the reorganization set forth in the Plan. UBS WARBURG'S ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDERS OF CLAIMS OR EQUITY INTERESTS AS TO HOW SUCH HOLDER SHOULD VOTE OR OTHERWISE ACT WITH RESPECT TO THE PLAN. UBS Warburg has not been asked to, nor did UBS Warburg express any view as to what the value of Reorganized NTELOS' securities will be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated going concern enterprise value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

     UBS Warburg's analysis is based upon, among other things, the Reorganized Debtors achieving the Financial Projections prepared by management. The future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of NTELOS, and consequently are inherently difficult to project. The financial results reflected in the Financial Projections are in certain respects materially better than the recent historical results of operations of the Debtors. The Reorganized Debtors' actual future results may differ materially from the projections and such differences may affect the value of the Reorganized Debtors. See Exhibit C, "Projected Financial Information." ACCORDINGLY, FOR THESE AND OTHER REASONS, THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR SET FORTH IN THIS SECTION MUST BE CONSIDERED INHERENTLY SPECULATIVE. AS A RESULT, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUE, WHICH MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATES HEREIN. NEITHER THE DEBTOR, UBS WARBURG NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THE ACCURACY OF SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE.

     As part of its investment banking business, UBS Warburg is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, restructurings and reorganizations and valuations for estate, corporate and other purposes. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of NTELOS for the accounts of their customers and may in the future trade securities of Reorganized NTELOS for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

B.   Methodology.

     In preparing its valuation, UBS Warburg performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by UBS Warburg, which consisted of
(a) an analysis of the market value and trading multiples of selected publicly-held companies in lines of business UBS Warburg believed to be

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comparable in certain respects to the lines of business of the Reorganized
Debtors, (b) an analysis of selected completed or announced transactions that UBS Warburg believed to be generally relevant and (c) a discounted cash flow analysis. The summary does not purport to be a complete description of the analyses performed and factors considered by UBS Warburg. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description. In particular, UBS Warburg's valuation of the Debtors reflects, among other things, the following:

          . UBS Warburg has relied upon management's estimated valuation of certain non-core, non-strategic businesses ("non-core assets") and has included that estimate in the consolidated valuation of the Debtors;

          . UBS Warburg has applied its financial analyses individually to each of the Debtors' primary lines of business (respectively, wireless and wireline telecommunications services), and then has aggregated those estimated valuations with the estimated value of non-core assets to establish a going concern enterprise for the Debtors on a consolidated basis; and

UBS Warburg believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all its analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's conclusions. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one analysis or factor, nor did UBS Warburg place any particular reliance or weight on any individual analysis. Rather, UBS Warburg arrived at its views based on all the analyses undertaken by it assessed as a whole.

     For purposes of UBS Warburg's analysis, the estimated going concern enterprise value of the Reorganized Debtors equals the value of its fully diluted common equity, plus its outstanding debt, minus cash, determined based on the Reorganized Debtors (including the NTELOS Non-filing Subsidiaries), on a consolidated basis, as an operating business, after giving effect to the reorganization set forth in the Plan.

     1.   Selected Publicly Traded Companies Analysis.

          UBS Warburg analyzed the market value and trading multiples of selected publicly-held companies in lines of business UBS Warburg believed to be comparable in certain respects to the lines of business of the Reorganized Debtors. To the extent such selected companies also operated in lines of business that were unlike the Debtors' businesses under consideration, UBS Warburg made adjustments to the market values of the selected companies as appropriate. UBS Warburg calculated the enterprise value of the selected companies as a multiple of certain historical and projected financial data of such companies (adjusted as described above). UBS Warburg then analyzed those multiples and compared them with multiples derived by assigning a range of enterprise values to the applicable lines of business of the Reorganized Debtors and dividing those enterprise values by the corresponding historical and projected financial data of the applicable lines of business of the Reorganized Debtors. The projected financial data for the Reorganized Debtors were based on the Projection Financial Information prepared by NTELOS' management and the projected financial data for the selected companies were based on publicly available research analyst reports and other publicly available information.

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          Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to either of the primary lines of business of the Reorganized Debtors. Accordingly, UBS Warburg's comparison of the selected companies to the business of the Reorganized Debtors and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and of the Reorganized Debtors.

     2.   Selected Transactions Analysis.

          UBS Warburg reviewed selected completed or announced transactions that UBS Warburg believed to be generally relevant. UBS Warburg calculated the enterprise value of the companies or wireless spectrum assets in such transactions implied by the consideration in such transactions as a multiple of certain historical financial data of such companies. To the extent such companies also operated in lines of business that were unlike the Debtors' business under consideration, UBS Warburg made adjustments to the enterprise values of the selected companies as appropriate. UBS Warburg then analyzed those multiples and compared them with the multiples derived by assigning a range of enterprise values to the applicable lines of business of the Reorganized Debtors and dividing those enterprise values by the corresponding historical financial data of the applicable lines of business of the Reorganized Debtors.

          Although the selected transactions were used for comparison purposes, no selected transaction is either identical or directly comparable to those set forth in the Plan and no companies involved in the selected transactions were either identical or directly comparable to either of the primary lines of business of the Reorganized Debtors. Accordingly, UBS Warburg's analysis of the selected transactions was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in transaction structure, financial and operating characteristics of the companies involved and other factors that could affect the relative values achieved in such transactions and the enterprise value of the Reorganized Debtors. In reviewing the relevant transactions, UBS Warburg noted that many of the transactions were announced in a materially more favorable valuation environment for telecommunications companies.

     3.   Discounted Cash Flow Analysis.

          UBS Warburg performed a discounted cash flow analysis to estimate the present value of the Reorganized Debtors' future consolidated unlevered, after-tax cash flows available to debt and equity investors based on the Financial Projections. UBS Warburg used the projections of the Reorganized Debtors' consolidated cash flow through 2010. For the purpose of calculating the terminal value as of 2010, the cash flow projection from NTELOS' financial projections for 2010 were adjusted for a statutory tax rate and the assumption that annual depreciation expense would equal annual capital expenditures. UBS Warburg calculated a range of terminal values by applying a perpetual growth factor to the terminal year cash flow projection. UBS Warburg then applied a range of discount rates to arrive at a range of present values of those cash flows and terminal values. The discounted cash flow analysis also involves complex considerations and judgments concerning appropriate adjustments to terminal year cash flows for perpetuity purposes, perpetuity growth factors and discount rates.

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C.   Estimated Going Concern Enterprise Value of the Reorganized Debtors.

     IN CONNECTION WITH UBS WARBURG'S ANALYSIS, WITH NTELOS' CONSENT, UBS WARBURG HAS NOT ASSUMED ANY RESPONSIBILITY FOR INDEPENDENT VERIFICATION OF ANY OF THE INFORMATION PROVIDED TO UBS WARBURG, PUBLICLY AVAILABLE TO UBS WARBURG OR OTHERWISE REVIEWED BY UBS WARBURG, AND UBS WARBURG, WITH NTELOS' CONSENT, HAS RELIED ON SUCH INFORMATION BEING COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS. UBS WARBURG HAS FURTHER RELIED UPON THE REPRESENTATIONS OF NTELOS' SENIOR MANAGEMENT THAT THEY ARE NOT AWARE OF ANY FACTS OR CIRCUMSTANCES THAT WOULD MAKE SUCH INFORMATION INACCURATE OR MISLEADING. WITH RESPECT TO NTELOS' FINANCIAL PROJECTIONS, UBS WARBURG HAS ASSUMED, AT NTELOS' DIRECTION, THAT SUCH FINANCIAL PROJECTIONS HAVE BEEN REASONABLY PREPARED ON A BASIS REFLECTING THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS OF NTELOS' SENIOR MANAGEMENT AS TO THE FUTURE PERFORMANCE OF THE REORGANIZED DEBTOR AFTER GIVING EFFECT TO THE REORGANIZATION AS SET FORTH IN THE PLAN.

     In addition, with NTELOS' consent, UBS Warburg has not independently evaluated the achievability of the Financial Projections or the reasonableness of the assumptions upon which it is based, has not contacted any of the Debtors' customers regarding the likelihood that such customers will continue to purchase services from the Reorganized Debtors and has not conducted a physical inspection of the properties and facilities of the Debtors. Furthermore, with NTELOS' consent, UBS Warburg has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Debtors, nor has UBS Warburg been furnished with any such evaluation or appraisal.

     UBS Warburg has also assumed, with NTELOS' consent, among other things, the following (as to which UBS Warburg makes no representation):

          . The Plan will be confirmed and consummated in accordance with its terms, and the Debtors will be reorganized as set forth in the Plan;

          . For purposes of the UBS Warburg analysis, the effective date will be September 30, 2003;

          . Reorganized NTELOS' capitalization and available cash will be as set forth in the Plan and this Disclosure Statement. In particular, the pro forma principal amount of indebtedness of Reorganized NTELOS as of the effective date will be $311.1 million, excluding amounts payable under interest rate swap agreements;

          . Certain tax benefits and attributes (including NOLs) will be available to the Reorganized Debtors, as reflected in the Plan and the Financial Projections prepared by NTELOS;

          . Reorganized NTELOS will be able to obtain all future financings, on the terms and at the times, necessary to achieve the projections;

          . Neither the Debtors nor the Reorganized Debtors will engage in any material asset sales or other strategic transaction, and no such asset sales or strategic

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               transactions are required to meet the Reorganized Debtors'
               ongoing cash requirements;

          . All governmental, regulatory or other consents and approvals necessary for the consummation of the Plan will be obtained without any material adverse effect on the Reorganized Debtors or the Plan;

          . There will not be any material change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Debtors other than as reflected in the Financial Projections;

          . The Debtors' wholesale relationship with Horizon PCS will continue and the revenues realized by the Debtors from this relationship will be as projected in the Financial Projections;

          . For purposes of this valuation, UBS Warburg has not been asked to evaluate, and has not evaluated, the potential impact of a Horizon PCS bankruptcy on the Reorganized Debtors' future performance; and

          . There will not be any material change in economic, market, financial and other conditions.

     The estimated range of the going concern enterprise value of the Reorganized Debtors is necessarily based on economic, market, financial and other conditions as they existed on, and on the information available to UBS as of the date of its analysis, May 23, 2003. Although subsequent developments may affect UBS Warburg's analysis and views, UBS Warburg does not have any obligation to update, revise or reaffirm its estimate.

     Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, UBS Warburg's view, as of May 23, 2003, was that, subject to no material change in economic, market, financial or other conditions and no material change in the condition, projections or prospects of the Reorganized Debtors, the estimated going concern enterprise value of the Reorganized Debtors, as of the assumed effective date (September 30, 2003), would be in a range between $446 million and $549 million.

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                                       XI.
                      CERTAIN RISK FACTORS TO BE CONSIDERED

     HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.   General Bankruptcy Risk Factors.

     1. Parties in interest may object to the Debtors' classification of Claims.

          Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtors believe that the classification of claims and interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, the Debtors cannot assure you that the Bankruptcy Court will reach the same conclusion.

     2. The commencement of the Chapter 11 Case may have negative implications under certain contracts of the Debtors.

          The Debtors are party to various contractual arrangements under which the commencement of the Chapter 11 Case and the other transactions contemplated by the Plan could, subject to the Debtors' rights and powers under Sections 362 and 365 of the Bankruptcy Code, (a) result in a breach, violation, default or conflict, (b) give other parties thereto rights of termination or cancellation, or (c) have other adverse consequences for the Debtors or the Reorganized Debtors. The magnitude of any such adverse consequences may depend on, among other factors, the diligence and vigor with which other parties to such contracts may seek to assert any such rights and pursue any such remedies in respect of such matters, and the ability of the Debtors or Reorganized Debtors to resolve such matters on acceptable terms through negotiations with such other parties or otherwise.

     3.   The proposed recapitalization will reduce favorable tax attributes.

               Although the Debtors do not believe that implementation of the Plan will itself result in significant tax liability, it likely will reduce substantially the amount of the Debtors' existing net operating loss carryovers and could result in limitations on the Debtors' ability to use remaining loss carryovers and built-in losses. The reduction of, and potential limitations on the Debtors' ability to use, such favorable tax attributes could adversely affect the Debtors' financial position in future years.

     4.   The Debtors may not be able to secure confirmation of the Plan.

          The Debtors cannot assure you that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, the Debtors cannot assure you

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that the Bankruptcy Court will confirm the Plan. A non-accepting holder of a
Claim or Equity Interest might challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met.

          Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. While the Debtors cannot assure you that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation under Chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and the costs and uncertainty associated with any such Chapter 7 case.

          The confirmation and consummation of the Plan are also subject to certain conditions, including the purchase of the New Notes by the Participating Noteholders. If the Plan is not confirmed, it is unclear whether a restructuring of the Debtors could be implemented and what distribution holders of Claims or Equity Interests ultimately would receive with respect to their Claims or Equity Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of Claims or Equity Interests would receive substantially less favorable treatment than they would receive under the Plan.

     5.   The Debtors may object to the amount or classification of your claim.

          The Debtors reserve the right to object to the amount or classification of any claim or interest. The estimates set forth in this Disclosure Statement cannot be relied on by any creditor whose claim or interest is subject to an objection. Any such holder of a Claim or Equity Interest may not receive its specified share of the estimated distributions described in this Disclosure Statement.

B.   Overall Risk to Recovery by Holders of Claims and Equity Interests.

     The ultimate recoveries under the Plan to holders of Claims (other than those holders who are paid in Cash under the Plan) depend upon the realizable value of the New Common Stock. The securities to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or about August 31, 2003. Prior to voting on the Plan, each holder of a Claim should carefully consider the risk factors specified or referred to below, including the Exhibits annexed hereto, as well as all of the information contained in the Plan.

     1. The Projected Financial Information included in this Disclosure Statement is dependent upon the successful implementation of the business plan and the validity of the other assumptions contained therein.

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          The Projected Financial Information reflects numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, certain assumptions with respect to competitors of the general business of the Company and economic conditions and other matters, many of which are beyond the control of the Company, including certain matters which are the subject of risk factors described below. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projected Financial Information may affect the actual financial results of the Company. Although NTELOS believes that the projected results included in the Projected Financial Information are reasonably attainable, some or all of the estimates will vary and variations between the actual financial results and those projected may be material.

          THE PROJECTED FINANCIAL INFORMATION WAS NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AICPA OR FASB. FURTHERMORE, THE PROJECTED FINANCIAL INFORMATION HAS NOT BEEN AUDITED OR REVIEWED BY NTELOS' INDEPENDENT ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY THE MANAGEMENT OF NTELOS, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE REORGANIZED DEBTOR AND THE MANAGEMENT OF NTELOS. CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTOR, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTED FINANCIAL INFORMATION.

     2. After consummation of the Plan, certain holders of Equity Interests and Claims will own in excess of five percent of the outstanding shares of New Common Stock.

          Upon the consummation of the Plan, certain holders of Equity Interests and Claims will receive distributions of shares of the New Common Stock representing in excess of 5.0% of the outstanding shares of the New Common Stock. See Section VIII.E, "Management of Reorganized NTELOS - Post-Effective Date Security Ownership of Certain Owners." If holders of significant numbers of shares of New Common Stock were to act as a group, such holders may be in a position to control the outcome of actions requiring shareholder approval, including the election of directors. Certain of these holders of Claims are Participating Noteholders who could increase their ownership of New Common Stock. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, affect the value of the New Common Stock.

          Further, if a trading market were to develop, the possibility that one or more of the holders of significant numbers of shares of New Common Stock may determine to sell all or a large portion of their shares of New Common Stock within a short period of time may adversely affect the market price of the New Common Stock.

     3. There is no established market for the New Common Stock nor is it expected that one will develop.

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          The New Common Stock will be issued to holders of the Allowed Claims and Allowed Equity Interests in Classes 5, 9 and 10, some of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. There is currently no trading market for the New Common Stock (such as the Nasdaq Stock Market or a national or regional stock exchange) nor is it known whether or when a trading market would develop. Further, if such a market was to develop, there can be no assurance to the degree of price volatility in any such particular market. The Plan was developed utilizing an assumed value of $19.77 per share of New Common Stock (based on the implied equity value associated with the New Notes). No representation is made that such implied equity value represents the fair market value nor that it is an estimate of the price at which the New Common Stock may trade in a market, if any. NTELOS has not attempted to make any such estimate in connection with the development of the Plan.

     4. Reorganized NTELOS may discontinue its registration and Exchange Act reporting obligations.

          NTELOS is currently subject to registration and reporting requirements under the Exchange Act. Whether Reorganized NTELOS will continue to be subject to registration and reporting requirements will depend upon whether Reorganized NTELOS will have at least three hundred (300) security holders following the Effective Date. Reorganized NTELOS may determine to discontinue its registration and reporting obligations under the Exchange Act if it is eligible to do so, in which case less information concerning Reorganized NTELOS and its financial condition would be publicly available to Reorganized NTELOS' security holders. Continued compliance with Exchange Act reporting requirements would result in a substantial expense and may be administratively burdensome for Reorganized NTELOS.

     5. Resale of the New Common Stock will be restricted by the Shareholders' Agreement.

          Pursuant to the terms of the Plan, as of the Effective Date, Reorganized NTELOS and the holders of the New Common Stock likely will be bound by a Shareholders' Agreement that will limit, restrict or prohibit the ability of holders of New Common Stock to sell or otherwise transfer such securities for a specified or indefinite period of time. It is anticipated that the Shareholders' Agreement will contain such provisions (but may contain different or additional provisions), including transfer restrictions with respect to the New Common Stock, as set forth on Exhibit I hereto.

     6. Resale of the New Notes, New Common Stock and New Warrants may be restricted by law.

          The New Common Stock and the New Warrants will be distributed under the Plan without registration under the Securities Act or any state securities laws under exemptions from registration contained in Section 1145(a) of the Bankruptcy Code. The New Notes will be issued and sold to the Participating Noteholders under the Plan without registration under the Securities act or any state securities laws under the exemption from registration contained in Section 4(2) of the Securities Act. If a holder of securities offered and sold under the Plan is deemed to be an "underwriter" with respect to such securities (with certain exceptions for "ordinary trading transactions" by certain persons) or an "affiliate" of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and securities laws under Section 1145 of the Bankruptcy Code and, accordingly,

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could be effected only under an effective registration statement or a reliance on another applicable exemption from these registration requirements.

     7.   Reorganized NTELOS will not pay dividends on the New Common Stock.

          NTELOS has not declared or paid any cash dividends on the Old Common Stock since March 2000 and Reorganized NTELOS does not currently expect to declare or pay any cash dividends on the New Common Stock in the foreseeable future.

     8. The rights of the New Notes will be senior to the rights of the New Common Stock.

          The holders of the New Notes will have a claim against Reorganized NTELOS' assets senior to the claim of the holders of the New Common Stock in the event of Reorganized NTELOS' liquidation, dissolution or winding-up. The aggregate amount of that senior claim will be $75.0 million.

     9. Conversion of the New Notes and exercise of the New Warrants will dilute the ownership of holders of shares of New Common Stock.

          Investors owning New Notes and New Warrants are entitled to acquire a substantial percentage of the outstanding shares of New Common Stock upon conversion or exercise of those securities. The actual amount of their future percentage ownership of the New Common Stock, and the extent of dilution to holders of the New Common Stock, will depend on a number of factors. The holders of New Notes also would have the right to convert the New Notes into an increased number of shares of New Common Stock if antidilution adjustments under the New Indenture were triggered.

          The New Notes will be convertible in whole or in part into shares of New Common Stock at any time the New Notes are outstanding. Reorganized NTELOS may redeem the New Notes at any time upon sixty (60) days prior notice to holders of the New Notes. The New Notes may be redeemed by Reorganized NTELOS during (a) the two (2) years following the Effective Date at a redemption price equal to an amount that is 109.0% of the face value of the New Notes, (b) the third year following the Effective Date at a redemption price equal to an amount that is 104.5% of the face value of the New Notes and (c) the period thereafter at a redemption price equal to an amount that is 100.0% of the face value of the New Notes. Each New Warrant will be exercisable for New Common Stock in whole or in part at any time during a five-year exercise period beginning on the Effective Date. Any redemption of the New Notes permits the holder thereof to exercise its conversion rights within a notice period of not less than 60 days.

     10. The restrictive debt covenants under the New Credit Agreement and New Indenture will limit NTELOS' discretion on certain business matters.

          From and after the Effective Date, Reorganized NTELOS will be subject to restrictions under the New Credit Agreement and the New Indenture that limit Reorganized NTELOS' discretion on some business matters, which could make it more difficult for Reorganized NTELOS to expand, finance its operations or engage in other business activities that may be in Reorganized NTELOS' interest. The restrictions under the New Credit Agreement or the New Indenture will limit Reorganized NTELOS' ability to:

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               .    incur additional debt;

               .    pay dividends or make other distributions;

               .    make investments or other restricted payments;

               .    make capital expenditures;

               .    create any Lien on its properties; or

               .    sell certain assets;

               . consolidate, merge or sell all or substantially all of its assets; and

               .    change the nature of its business.

          Reorganized NTELOS' indebtedness may limit its flexibility in responding to important business developments, which could place Reorganized NTELOS at a competitive disadvantage. Reorganized NTELOS' indebtedness may:

               . limit its ability to obtain necessary financing in the future;

               . limit its ability to refinance all or a portion of its indebtedness on or before maturity;

               .    limit its ability to fund planned capital expenditures;

               . require Reorganized NTELOS to use a significant portion of its cash flow from operations to pay its debt obligations rather than for other purposes, such as funding working capital or capital expenditures; and

               . make Reorganized NTELOS more vulnerable to a downturn in its business or in the economy in general.

          These agreements also may limit Reorganized NTELOS' flexibility to plan for, or react to, changes in its business, place Reorganized NTELOS at a competitive disadvantage relative to its competitors who have less debt, make Reorganized NTELOS more vulnerable to a downturn in its business or the economy generally, and require Reorganized NTELOS to use a substantial portion of its cash flow from operations to pay principal and interest on its debt, rather than for working capital and capital expenditures.

C.   Risks Related to the Business of the Company.

     1. The Company faces substantial competition in the telecommunications industry generally from competitors with substantially greater resources than the Company and from competing technologies.

          The Company operates in an increasingly competitive environment. As a wireless communications provider, the Company faces intense competition from other wireless providers, including Sprint and its affiliates, AT&T/SunCom, Verizon Wireless, ALLTEL, Nextel, Cellular One, T-Mobile and Cingular Wireless.

          Many of the Company's competitors are, or are affiliated with, major communications companies that have substantially greater financial, technical and marketing resources than the Company and may have greater name recognition and more established relationships with a larger base of current and potential customers, and accordingly, the Company may not be able to compete successfully. The Company expects that increased competition will result in more competitive pricing. Companies that have the resources to

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sustain losses for some time have an advantage over those companies without access to these resources. The Company cannot assure you that it will be able to achieve or maintain adequate market share or revenue or compete effectively in any of its markets.

          Competition may cause the prices for wireless products and services to continue to decline in the future. The Company's ability to compete will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the telecommunications industry.

          Additionally, many of the Company's competitors have national networks, which enable them to offer long-distance telephone services to their subscribers at a lower cost. Therefore, some of the Company's competitors are able to offer pricing plans that include "free" long-distance. The Company does not have a national network, and it must pay other carriers a per-minute charge for carrying long-distance calls made by subscribers. To remain competitive, the Company absorbs the long-distance charges without increasing the prices it charges to its subscribers.

          The Company expects competition to intensify as a result of the rapid development of new technologies, including improvements in the capacity and quality of digital technology, such as the move to third generation, or 3G, wireless technologies. Technological advances and industry changes could cause the technology used on the Company's network to become obsolete. The Company may not be able to respond to such changes and implement new technology on a timely basis or at an acceptable cost. To the extent that the Company does not keep pace with technological advances or fail to timely respond to changes in competitive factors in its industry, it could experience a decline in revenue and net income. Each of the factors and sources of competition discussed above could have a material adverse effect on the Company's business.

          As a wireline telephone business, the Company faces competition from CLEC and wireless service providers. Many communications services can be provided without incurring a short-run incremental cost for an additional unit of service. For example, there is little marginal cost for a carrier to transmit a call over its own telephone network. As a result, once there are several facilities-based carriers providing a service in a given market, price competition is likely and can be severe. The Company has experienced such price competition, which is expected to continue. In each of the Company's service areas, additional competitors could build facilities. If additional competitors build facilities in the Company's service areas, this price competition may increase significantly.

          As an integrated communications provider, the Company also faces competition in its business from:

               .    national and regional Internet service providers;

               .    cable television companies; and

               . resellers of communications services and enhanced services providers.

     2. If the Company fails to raise the capital required to build-out and operate its planned networks or fails to have access to funds under the Pre-Petition Credit Agreement, it may experience a material adverse effect on its business.

          The Company requires additional capital to build-out and operate planned networks and for general working capital needs. The Company expects its capital expenditures

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for 2003 to be approximately $58.0 million to $66.0 million in the aggregate, including approximately $8.0 million to $10.0 million relating to a planned wireless network upgrade to 3G-1XRTT technology. The Company may require additional and unanticipated funds if there are significant industry, market or other economic developments not contemplated by its current business plan, if it has unforeseen delays, cost overruns, unanticipated expenses due to regulatory changes, if it incurs engineering design changes or other technological risks. The Company's network build-out may not occur as scheduled or at the cost it has anticipated. The Company believes that proceeds from the issuance of the New Notes and the availability of the $36.0 million revolver under the Pre-Petition Credit Agreement will provide such additional funds; however, there can be no assurance that the New Notes will be issued or that the Pre-Petition Credit Agreement will be in place.

     3. The Company needs to add a sufficient number of new PCS customers to support its PCS business plans and to generate sufficient cash flow to service its debt.

          The wireless industry generally has experienced a decline in customer growth rates. The Company also experienced a decline in its subscriber base in 2002. The Company's future success will depend on its ability to continue expanding its current customer base, penetrate its target markets and otherwise capitalize on wireless opportunities. The Company must increase its subscriber base without excessively reducing the prices it charges to realize the anticipated cash flow, operating efficiencies and cost benefits of its network.

     4. If the Company experiences a high rate of PCS customer turnover, its costs could increase and its revenues could decline.

          Many PCS providers in the U.S. have experienced a high rate of customer turnover. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto third-party networks at competitive rates, or at all, price competition and affordability, customer care concerns and other competitive factors. The Company cannot assure you that its strategies to address customer turnover will be successful. A high rate of customer turnover could reduce revenues and increase marketing and customer acquisition costs to attract the minimum number of replacement customers required to sustain the Company's business plan, which, in turn, could have a material adverse effect on the Company's business, prospects, operating results and ability to service its debt.

     5. The loss of significant customers or a decrease in their usage could cause the Company's revenues to decline.

          For the year ended December 31, 2002, Horizon Personal Communications, Inc. accounted for approximately 12.4% of the Company's revenue. In late 2002, Horizon notified the Company that it disputed certain categories of charges invoiced to Horizon. In connection with this dispute, on March 24, 2003, a stipulation was filed with the Bankruptcy Court pursuant to which the Company agreed with Horizon to negotiate in good faith toward resolution of the dispute. If the Company is unable to resolve this dispute, its relationship with Horizon may be significantly impacted. A description of the Stipulation appears in
Section V.I., "Events During the Chapter 11 Case - Litigation". The Company's ability to maintain strong relationships with its principal customers is essential to its future performance. If the Company loses Horizon or any other key customer or if Horizon or any of its other key customers reduce their usage,

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require it to reduce its prices or are unable to pay its charges, the Company's revenue could decline, which could cause its business, financial condition and operating results to suffer.

     6. The Company's larger competitors and/or wholesale customers may build networks in its markets, which may result in decreased roaming revenues and severe price-based competition.

          The Company's current roaming partners, larger wireless providers and/or wholesale customers might build their own digital PCS networks in the Company's service areas. Should this occur, use of the Company's networks would decrease and its roaming and/or wholesale revenues would be adversely affected. Once a digital PCS system is built out, there are only marginal costs to carrying an additional call, so a larger number of competitors in the Company's service areas could introduce significantly higher levels of price competition and reduce its revenues, as has occurred in many areas in the United States. Over the last three years, the per-minute rate for wireless services has declined. The Company expects this trend to continue into the foreseeable future. As per-minute rates continue to decline, the Company's revenues and cash flows may be adversely impacted.

     7.   The Company's largest customer may face severe financial problems.

          On March 28, 2003, Horizon filed its Form 10-K for the year ending December 31, 2002. In this report, Horizon disclosed that there was substantial doubt about its ability to continue as a going concern because of the probability that Horizon will violate one or more of its debt covenants in 2003. The Company's future wholesale revenues under its wholesale network services agreement with Horizon could be materially impacted if Horizon was to be unable to continue as a going concern.

     8. The Company's results of operations may decline if the roaming rates it charges for the use of its network by outside customers decrease or the roaming rates it pays for its customers' usage of third-party networks increase.

          The Company earns revenues from customers of other wireless communications providers who enter its service areas and its network, commonly referred to as roaming. Roaming rates per minute have declined over the last several years and the Company expects that these declines will continue for the foreseeable future. Similarly, because the Company does not have a national network, it must pay roaming charges to other communications providers when its wireless customers use their networks. The Company has entered into roaming agreements with other communications providers that govern the roaming rates that it is permitted to charge and that it is required to pay. If these roaming agreements are terminated, the roaming rates the Company currently charges may further decrease and the roaming rates that it is charged may increase and, accordingly, the Company's revenues and cash flow may decline.

     9. The Company may incur significantly higher wireless handset subsidy costs than it anticipates for existing subscribers who upgrade to a new handset.

          As the Company's subscriber base grows, and technological innovations occur, more existing subscribers will begin to upgrade to new wireless handsets. The Company subsidizes a portion of the price of wireless handsets and incurs sales commissions, even for handset upgrades. The Company does not have any historical experience regarding the adoption rate for wireless handset upgrades. If more subscribers upgrade to new wireless handsets than the Company projects, its results of operations would be adversely affected.

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     10.  The loss of the Company's licenses could adversely affect its ability to provide wireless and wireline services.

          In the United States, cellular, personal communications services and microwave licenses are valid for ten (10) years from the effective date of the license. Licensees may renew their licenses for additional ten-year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. If the Company fails to file for renewal of these licenses or fails to meet any licensing requirements, it could be denied a license renewal and, accordingly, its ability to continue to provide service in that license area would be adversely affected.

     11. Because the Company relies heavily on a retail distribution channel, it is subject to risks generally associated with retail operations that could adversely impact its operations and financial condition.

          The Company's strategy emphasizes product and service distribution through retail stores located across the regions which it serves. As of December 31, 2002, the Company owned or operated 97 retail stores and kiosks. Furthermore, the Company will continue to open new retail outlets. Accordingly, the Company must successfully manage various risks associated with retail operations, including inventory management, internal and external theft, the ability to hire and retain qualified and knowledgeable employees, employee turnover and training expenses, collective employee action, and identifying and securing suitable locations. The Company's inability to successfully manage any of these factors could have a material adverse impact on its business strategy, operations and financial condition.

D.   Risks Relating to the Communications Industry.

     1. Rapid and significant technological changes in the communications industry may adversely affect the Company.

          The Company faces rapid and significant changes in technology, and it relies on third parties for the development of and access to new technology. New technologies may be protected by patents or other intellectual property laws and therefore may not be available to the Company. The Company employs code division multiple access, known as CDMA, which is a relatively new technology. CDMA may not provide the advantages that the Company expects. If another technology becomes the preferred industry standard, the Company may be at a competitive disadvantage and competitive pressures may require it to change its digital technology which, in turn, may require it to incur substantial costs. The Company may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost.

          In particular, the wireless communications and Internet industries are experiencing significant technological change, including:

               . an increasing pace in digital upgrades of existing analog wireless systems;

               .    evolving industry standards;

               . the allocation of new radio frequency spectrum in which to license and operate advanced wireless services;

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               .    ongoing improvements in the capacity and quality of digital technology;

               . shorter development cycles for new products and enhancements; and

               .    changes in end-user requirements and preferences.

     2. The Company cannot predict the effect of technological changes on its business.

          The Company believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. The Company cannot assure you that it will obtain access to new technology on a timely basis or on satisfactory terms. The Company's failure to obtain access to this new technology could have a material adverse effect on its business, prospects, operating results and ability to service its debt.

     3. The Company is subject to a complex and uncertain regulatory environment that may require it to alter its business plans and may increase its competition.

          The U.S. communications industry is subject to federal, state and other regulation that is continually evolving. As new communications laws and regulations are issued, the Company may be required to modify its business plans or operations. The Company cannot assure you that it can do so in a cost-effective manner. Federal and state regulatory trends in favor of reduced regulation have had, and are likely to have, both positive and negative effects on the Company and its ability to compete. The regulatory environment governing ILEC operations has been and will likely continue to be very liberal in its approach to promoting competition and network access. Although no CLECs have entered the Company's ILEC markets, it is possible that one or more may enter its markets to compete for its largest business customers. Federal or state regulatory changes and any resulting increase in competition may have a material adverse effect on the Company's businesses. Further, the Company cannot assure you that federal, state or local governments will not enact regulations or take other actions that might have a material adverse effect on the Company's business. These changes could materially and adversely affect the Company's business prospects, operating results or its ability to service its debt.

     4. The possible health effects of radio frequency emission may adversely affect the demand for wireless telephone services.

          Media reports have suggested that certain radio frequency emissions from portable wireless telephones may be linked to various health concerns, including cancer, and may interfere with heart pacemakers and other medical devices. Concerns over radio frequency emissions and interference may have the effect of discouraging the use of wireless telephones, which could have an adverse effect upon the Company's business. In recent years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment, including portable wireless telephones. In addition, interest groups have requested that the FCC investigate claims that digital technologies pose health concerns and cause interference with hearing aids and other medical devices.

     5. The risks associated with using wireless telephones while driving may lead to increased legislation or liability for accidents, which may have an adverse impact on the Company's operations.

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          There may be safety risks associated with the use of portable wireless phones while driving. Concerns over these putative safety risks and the effect of any legislation that may be adopted in response to these risks could limit the Company's ability to market and sell its wireless service. Furthermore, it is possible that government authorities will increase regulations of wireless telephones resulting from these concerns or that wireless telephone companies may be liable for costs or damages associated with these concerns. If new legislation limits the Company's ability to market and sell wireless service or results in decreased demand for its services, or it is held liable for automobile accidents that occur while a driver is using a wireless phone, the Company's operations and financial condition may be adversely impacted.

                                      XII.
                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

A.   Introduction.

     The following discussion summarizes the material federal income tax consequences expected to result from the consummation of the Plan. This discussion is based on current provisions of the Tax Code, applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Service, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Service will not take a contrary view; no ruling from the Service or opinion of counsel as to any of the expected tax consequences set forth below has been or will be sought.

     The following discussion is for general information only and describes the anticipated tax consequences for only those holders of Allowed Claims or Equity Interests that are entitled to vote on the Plan. The tax treatment of a holder may vary depending upon such holder's particular situation. This discussion assumes that holders of the Old Securities (other than the Old Bank Debt) have held such property as "capital assets" within the meaning of Section 1221 of the Tax Code (generally, property held for investment) and will also hold the New Common Stock and the New Warrants as "capital assets." This discussion also assumes that the Old Bank Debt, the New Bank Debt, the Senior Notes and the Subordinated Notes are properly treated as indebtedness for federal income tax purposes. This summary does not address all of the tax consequences that may be relevant to a holder of an Allowed Claim or Equity Interest, such as the potential application of the alternative minimum tax, nor does it address the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, foreign trusts, foreign estates, holders who are not citizens or residents of the United States, holders that hold the Old Securities as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, holders that have a "functional currency" other than the United States dollar and holders that have acquired the Old Securities in connection with the performance of services. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

B.   Federal Income Tax Consequences to the Debtors.

     1.   Cancellation of Indebtedness and Reduction of Tax Attributes.

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          NTELOS or, in the case of Allowed General Unsecured Claims, NTELOS
Subsidiaries generally will realize cancellation of indebtedness income on the discharge of existing indebtedness exchanged for property to the extent that the fair market value of any property (including New Common Stock) received by holders of indebtedness is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of the indebtedness exchanged for such property. The adjusted issue prices of the Senior Notes and the Subordinated Notes will be equal to their issue prices, plus accrued original issue discount.

          Under Section 108 of the Tax Code, realized cancellation of indebtedness income will not be recognized if the cancellation of indebtedness income occurs in a case under the Bankruptcy Code, provided the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court (the "Bankruptcy Exception"). Accordingly, because the cancellation of the Debtors' indebtedness will occur under such circumstances, the Debtors will not be required to recognize any cancellation of indebtedness income realized pursuant to the Plan.

          Under Section 108(b) of the Tax Code, a taxpayer that does not recognize cancellation of indebtedness income under the Bankruptcy Exception will be required to reduce certain tax attributes, including its NOLs, certain other losses, credits and carryforwards (if any), and tax basis in its assets (but not below the amount of liabilities remaining immediately after the discharge of indebtedness), in an amount generally equal in the aggregate to the amount of cancellation of indebtedness income excluded under the Bankruptcy Exception. The taxpayer may elect under Section 108(b)(5) of the Tax Code (the "Section 108(b)(5) Election") to avoid the prescribed order of attribute reduction (which begins first with NOLs for the taxable year of the discharge and NOL carryovers to such taxable year) and instead reduce the basis of depreciable property first. The limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liabilities does not apply to the basis reduction resulting from the Section 108(b)(5) Election. The Debtors have not yet determined whether they will make the Section 108(b)(5) Election.

          Whether the reduction in tax attributes occurs on a separate company or consolidated group basis is not clear. Because the Senior Notes and the Subordinated Notes are obligations of NTELOS, if attribute reduction were applied on a separate company basis, only the separate tax attributes of NTELOS would have to be reduced. The Service's position with respect to NOLs appears to be that attribute reduction applies to consolidated NOLs on a group basis. NTELOS currently intends to take the position that attribute reduction with respect to NOLs will be applied to the Debtors' consolidated NOLs.

          The Debtors have reported on their federal income tax returns approximately $166.5 million of consolidated NOLs and NOL carryovers, and approximately $138.0 million of consolidated NOLs and NOL carryovers for purposes of the alternative minimum tax ("AMT NOLs"), through the 2001 tax year. Some of the existing NOL carryovers may be subject to certain usage limitations under Section 382 of the Tax Code and the consolidated return rules provided in the Treasury Regulations. NTELOS believes that the consolidated group generated an additional consolidated NOL for federal income tax purposes in its 2002 tax year of approximately $121.2 million (and approximately $108.2 million of AMT
NOLs) and will probably generate an additional NOL (and AMT NOL) for the portion of its 2003 tax year preceding the Effective Date. However, the amount of the 2002 and 2003 NOLs and AMT NOLs will not be determined by NTELOS until it prepares the consolidated federal income tax return for such periods. Furthermore, any NOLs and AMT NOLs are subject to audit and

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possible challenge by the Service and thus may ultimately vary from the amounts indicated above.

          As a result of the application of Section 108(b) of the Tax Code (and assuming a Section 108(b)(5) Election will not be made), NTELOS believes that a substantial portion of the Debtors' NOLs (and AMT NOLs) will be eliminated after consummation of the Plan.

     2.   Section 382 Limitations on NOLs.

          Under Section 382 of the Tax Code, if a Loss Corporation undergoes an "ownership change," the use of its NOLs (and certain other tax attributes) generally will be subject to an annual limitation, as described below. In general, an "ownership change" occurs if the percentage of the value of the Loss Corporation's stock (including the parent corporation in a consolidated group) owned by one or more direct or indirect "five percent shareholders" has increased by more than fifty (50) percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable "testing period" (generally, the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation). NTELOS believes it is likely that the Plan will trigger an ownership change of NTELOS and the NTELOS Subsidiaries that are corporations (the "Debtor Group") on the Effective Date under the Tax Code.

          Subject to certain bankruptcy exceptions discussed below, a Loss Corporation's use of NOLs (and certain other tax attributes) after an "ownership change" generally will be limited annually to the product of the long-term tax-exempt rate (as published by the Service for the month in which the "ownership change" occurs) and the value of the Loss Corporation's outstanding stock immediately before the ownership change, excluding certain capital contributions (the "Section 382 Limitation"). The Section 382 Limitation for a taxable year may be increased by the amount of any "built-in gains" recognized for such taxable year within the five-year period following the date of the "ownership change". The increase cannot exceed the "net unrealized built-in gain" (if such gain exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount), reduced by recognized built-in gains from prior years. In addition, any "built-in losses" recognized within such five-year period may be subject to the Section 382 Limitation in the same manner as if such losses were an existing NOL, to the extent such recognized built-in losses do not exceed the "net unrealized built-in loss" (if such loss exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount), reduced by recognized built-in losses for prior taxable years. NTELOS believes that the Debtors likely will have a "net unrealized built-in loss" that will exceed the statutorily-defined threshold amount on the Effective Date, but such a determination will ultimately depend upon the tax basis of the Debtors' assets and their value as of the Effective Date. To the extent that the Section 382 Limitation in a given year exceeds taxable income for such year, the excess will increase the Section 382 Limitation for future taxable years. Finally, if the Debtor Group does not continue its historic business or use a significant portion of its historic business assets in a new business for two (2) years after the Effective Date, the Section 382 Limitation will become zero. The Debtor Group does not intend to discontinue the conduct of its historic business after the Effective Date.

          Two alternative bankruptcy exceptions for Loss Corporations undergoing an ownership change pursuant to a bankruptcy proceeding are provided in the Tax Code. The first exception, Section 382(1)(5) of the Tax Code, applies where "qualified creditors" of the debtor

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receive at least 50% of the vote and value of the stock of the reorganized debtor in a case under the Bankruptcy Code. Under this exception, a debtor's pre-change NOLs are not subject to the Section 382 Limitation but are further reduced by the amount of any interest deductions, in respect of the debt converted into stock in the bankruptcy reorganization, for the three taxable years preceding the taxable year in which the ownership change occurs and for the part of the taxable year through the effective date of the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within the succeeding two years will preclude the debtor's future utilization of any pre-change losses existing at the time of the subsequent ownership change.

          A "qualified creditor" includes a creditor who has held the debt of the debtor for at least eighteen (18) months prior to the date of the filing of the bankruptcy case or who has held "ordinary course indebtedness" at all times it has been outstanding. Any debt owned immediately before an ownership change by a creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of a creditor whose participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the required period.

          The second bankruptcy exception, Section 382(l)(6) of the Tax Code, does not require further reduction of NOLs and provides relief in the form of a relaxed computation of the Section 382 Limitation. In that regard, Section 382(l)(6) of the Tax Code and related Treasury Regulations provide that the value of the Loss Corporation's outstanding stock for purposes of computing the
Section 382 Limitation will be the value of the stock outstanding immediately after (rather than before) the ownership change, thus reflecting the cancellation of indebtedness in the bankruptcy case (subject to a ceiling on stock value equal to the value of the Loss Corporation's gross assets immediately before the ownership change).

          The Treasury Regulations that apply the Section 382 rules to consolidated groups do not address how the Section 382(1)(5) and Section 382(1)(6) bankruptcy exceptions apply to consolidated groups. Accordingly, it is not certain how these exceptions will apply to the Debtor Group. The Debtor Group currently intends to take the position, consistent with certain rulings issued by the Service and other authority, that the Section 382(1)(6) rules will apply on a consolidated group basis. If the requirements of Section 382(1)(5) are satisfied and Reorganized NTELOS does not elect to apply the rules of
Section 382(1)(6), the Debtors also currently intend to apply the rules of
Section 382(1)(5) on a consolidated group basis.

          NTELOS believes it is likely that the Plan will trigger an "ownership change" of the Debtor Group on the Effective Date. Whether the Section 382(1)(5) exception will be available is not certain. Even if the Section 382(l)(5) exception is available, Reorganized NTELOS may determine that the Section 382(1)(6) exception is more desirable and therefore may elect to apply the provisions of Section 382(1)(6). In that event, the Reorganized Debtors' use of pre-ownership change NOLs, AMT NOLs and certain other tax attributes, to the extent remaining after reduction as a result of the cancellation of indebtedness, will be limited.

     3.   Alternative Minimum Tax.

          In general, AMT is imposed on a corporation's AMTI at a 20% rate to the extent that AMT exceeds the corporation's regular federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In

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addition, if a Loss Corporation having a net unrealized built-in loss undergoes an "ownership change" within the meaning of Section 382 of the Tax Code (as discussed above), the corporation's aggregate tax basis in its assets must be reduced for certain AMT purposes to reflect the fair market value of such assets. Moreover, even though the Debtor Group might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of AMTI may be offset by available AMT NOL carryforwards. Thus, the Debtor Group may have to pay AMT regardless of whether it generates a regular tax NOL or has sufficient NOL carryforwards to offset regular taxable income for tax periods after the Effective Date. Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future years when the corporation is no longer subject to the AMT.

C.   Federal Income Tax Consequences to Holders of Old Bank Debt.

     Under Treasury Regulations, changes in the terms of a debt instrument will be treated as an "exchange" of the original debt instrument for the modified debt instrument if there has been a "significant modification" of the original debt instrument. The determination of whether a "significant modification" has occurred is based on all the facts and circumstances and generally requires that the legal rights that are altered and the degree to which they are altered are economically significant.

     Because the terms of the Old Bank Debt will be revised on the Effective Date, it is possible that an "exchange" of Old Bank Debt for New Bank Debt will be deemed to occur on the Effective Date. If the Old Bank Debt is subject to an "exchange," the exchange will trigger the recognition of gain or loss for holders of the Old Bank Debt unless both the "old" and "new" debt constitute "securities" within the meaning of the provisions of the Tax Code governing "reorganizations." The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term to maturity of the debt instrument usually regarded as one of the most significant factors. Bank debt like the Old Bank Debt and New Bank Debt generally does not constitute a "security". HOLDERS OF OLD BANK DEBT SHOULD CONTACT THEIR OWN TAX ADVISORS AS TO WHETHER THE OLD BANK DEBT WILL BE SUBJECT TO A TAXABLE "EXCHANGE" AND, IF SO, WHETHER THE HOLDER WOULD REALIZE ANY INCOME FOR FEDERAL INCOME TAX PURPOSES.

D. Federal Income Tax Consequences to Holders of Senior Notes or Subordinated Notes.

     1.   Exchanges of Senior Notes or Subordinated Notes for New Common Stock.

          Except possibly with respect to accrued interest, gain or loss will not be recognized by holders who exchange Senior Notes or Subordinated Notes for New Common Stock pursuant to the Plan, provided that the Senior Notes and the Subordinated Notes are considered to be "securities" within the meaning of the provisions of the Tax Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term to maturity of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities," whereas debt instruments with a term of ten years or more generally have qualified as "securities." The Senior Notes and the Subordinated Notes each should be treated as "securities" for federal income tax purposes. Accordingly, provided the Senior Notes and Subordinated Notes are so treated, holders of Senior Notes and holders of Subordinated Notes generally will not recognize any gain or loss upon the

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exchange of such notes for New Common Stock pursuant to the Plan. However, to the extent the New Common Stock is attributable, for federal income tax purposes, to accrued but unpaid interest on the Senior Notes or the Subordinated Notes, holders generally will be required to treat such amounts as payments of interest (see "--Accrued Interest" below). Except for New Common Stock attributable to accrued and unpaid interest, a holder's tax basis in the New Common Stock will be equal to the holder's tax basis in the Senior Notes or Subordinated Notes exchanged therefor, and a holder's holding period for the New Common Stock will include the holder's holding period for such Senior Notes or Subordinated Notes, provided they are "securities".

          If the Senior Notes or the Subordinated Notes were determined not to constitute "securities" for federal income tax purposes, then a holder of such Notes would generally recognize gain or loss equal to the difference between the fair market value of the New Common Stock received in exchange for such Notes (excluding any New Common Stock attributable, for federal income tax purposes, to accrued interest) and the holder's tax basis in such Notes. To the extent the New Common Stock is attributable to accrued but unpaid interest on the Notes, holders generally will be required to treat such amounts as payments of interest (see "--Accrued Interest" below). Any such gain or loss generally would be long-term capital gain or loss (except for market discount, as discussed below), if such Notes were held for more than one year. Certain limitations apply to the deduction of capital losses. A holder's tax basis in the New Common Stock received in the exchange would be equal to its fair market value on the Effective Date, and the holding period for the New Common Stock would begin on the day immediately after the Effective Date, if the notes exchanged for the New Common Stock were not "securities".

     2.   Accrued Interest.

          A holder of Senior Notes or Subordinated Notes will be treated as receiving a payment of interest (includible in income in accordance with the holder's method of accounting for federal income tax purposes) to the extent that any New Common Stock received pursuant to the Plan is attributable, for federal income tax purposes, to unpaid interest (including original issue discount) that accrued during the holder's holding period for such Notes. The extent to which the receipt of New Common Stock should be attributable to accrued but unpaid interest (including original issue discount) is unclear. The Reorganized Debtors intend to take the position that New Common Stock distributed pursuant to the Plan will first be allocable to principal. It is possible, however, that the Service may take a contrary position.

          To the extent any New Common Stock received pursuant to the Plan is considered attributable to such accrued but unpaid interest, a holder will recognize ordinary income equal to the fair market value of such New Common Stock if the interest was not previously taken into income by the holder, and a holder's basis in such New Common Stock should be equal to its fair market value. The holding period in such New Common Stock should begin the day after the Effective Date. A holder generally will be entitled to recognize a loss to the extent any such accrued interest (including original issue discount) that was previously included in its gross income exceeds the fair market value of the New Common Stock attributable to such interest. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE DETERMINATION OF THE AMOUNT OF CONSIDERATION RECEIVED UNDER THE PLAN THAT IS ATTRIBUTABLE TO INTEREST (IF ANY).

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     3.   Market Discount.

          The Tax Code generally requires holders of Market Discount Bonds to treat as ordinary income any gain realized on the disposition of such bonds to the extent the gain does not exceed accrued market discount. For this purpose, a purchase at a market discount includes a purchase at a price less than the adjusted issue price of the debt instrument (in the case of a Senior Note or Subordinated Note, its adjusted issue price will be equal to its issue price plus accrued original issue discount). Market discount generally accrues on a straight line basis, unless a holder elects to use a constant interest rate method. A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues on a current basis, in which case the preceding rule with respect to the recognition of ordinary income on a sale or other disposition of such bond would not apply.

          Provided the exchanges of the Senior Notes and the Subordinated Notes for New Common Stock are treated as non-recognition transactions, any accrued (but unrecognized) market discount on the Senior Notes and the Subordinated Notes will not be recognized as income at the time of the exchange but instead will attach to the New Common Stock received. On a subsequent taxable disposition of the New Common Stock received in the exchange, gain will be treated as ordinary income to the extent of market discount accrued prior to the exchange.

E.   Federal Income Tax Consequences to Holders of Old Preferred Stock.

     The exchange of Old Preferred Stock for solely New Warrants pursuant to the Plan apparently will not constitute a non-recognition transaction for holders of Old Preferred Stock. As a result, it appears that holders of Old Preferred Stock generally will recognize capital gain or loss on the exchange, equal to the difference between a holder's tax basis in its Old Preferred Stock and the fair market value of the New Warrants received in exchange. However, if a holder's percentage stock ownership in Reorganized NTELOS (taking into account stock that may be acquired through the exercise of New Warrants and other stock actually owned by the holder or constructively owned under the rules of Section 318 of the Tax Code) is not significantly less than the holder's stock ownership in NTELOS before the exchange (taking into account stock constructively owned), the holder might be treated as receiving a dividend distribution equal to the fair market value of the New Warrants, instead of recognizing gain or loss. A holder's tax basis in New Warrants received in exchange for Old Preferred Stock should equal their fair market value on the Effective Date, and a holder's holding period for New Warrants should begin the day after the Effective Date.

     Upon the exercise of a New Warrant, a holder should recognize no gain or loss. The holder's tax basis in shares of New Common Stock acquired through such exercise should equal the holder's basis in the exercised New Warrant plus the exercise price. The holding period for such New Common Stock should begin on the date the New Warrant is exercised. If a New Warrant is never exercised and expires, the holder should recognize a loss equal to the holder's tax basis in the New Warrant; such loss generally will be a capital loss.

F.   Federal Income Tax Consequences to Holders of General Unsecured Claims.

     Although not entirely clear, the discharge of an Allowed General Unsecured Claim in exchange for Cash on the Effective Date equal to 30.6% of a holder's Allowed General Unsecured Claim, Cash on the first anniversary of the Effective Date equal to 20.4% of such claim, and Cash on the second anniversary of the Effective Date equal to 17% of such Claim apparently should be treated as an exchange of the Claim for (i) the Cash to be received on the Effective Date and
(ii) a debt instrument of the Reorganized Debtor, payable on the first and

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second anniversaries of the Effective Date. In that case, each holder of an
Allowed General Unsecured Claim should recognize gain or loss in an amount equal to the difference between the "amount realized" by the holder in satisfaction of its Claim and the holder's tax basis in its Claim. The "amount realized" will equal the sum of the amount of Cash payable to the holder on the Effective Date plus the "issue price" of such debt instrument. The "issue price" apparently should be the present value of the payments to be made on the first and second anniversary dates, determined by discounting those payments by the "applicable federal rate" for short-term debt instruments determined under Section 1274(d) of the Tax Code for the month in which the Effective Date occurs. The short-term applicable federal rate currently is 1.53%, compounded annually, but the applicable rate could be more or less in the month the Effective Date occurs.

     The difference between the total amount payable to a holder of an Allowed General Unsecured Claim on the first and second anniversaries of the Effective Date and the total present value of those payments will be taxable as imputed interest income (or original interest discount), computed on a constant-yield method from the Effective Date until the second anniversary. A portion of each payment on the two anniversary dates will represent imputed interest, but holders apparently will be required to accrue the imputed interest into income on a daily basis. Consequently, holders may have imputed interest income before receiving Cash representing the imputed interest. It is arguable, however, that a holder who is to receive no more than $250,000 for all of the holder's Allowed General Unsecured Claims will not be required to include the imputed interest in income until payments are received, if the holder otherwise uses the cash method of accounting for federal income tax purposes.

     The character of gain or loss recognized by a holder of an Allowed General Unsecured Claim on the deemed exchange of such Claim will depend on the holder's particular circumstances. Accounts receivable acquired in the ordinary course of business for services rendered or from the sale of inventory generally do not constitute capital assets; consequently, gain or loss with respect to an Allowed General Unsecured Claim acquired in that manner generally will be ordinary, rather than capital, gain or loss. A holder who realizes a gain with respect to an Allowed General Unsecured Claim might qualify to use the installment method under Section 453 of the Tax Code to report the gain, under certain circumstances.

     HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE COMPUTATION AND CHARACTER OF GAIN OR LOSS WITH RESPECT TO SUCH CLAIMS, THE AMOUNT AND TIMING OF IMPUTED INTEREST INCOME, AND (FOR HOLDERS RECOGNIZING GAIN) THE POTENTIAL APPLICATION OF THE INSTALLMENT METHOD.

G.   Backup Withholding and Information Reporting.

     A holder of an Allowed Claim or Equity Interest may be subject to backup withholding tax on the receipt of consideration received pursuant to the Plan, unless the holder (1) is a corporation or other type of exempt recipient and, when required, demonstrates this fact or (2) provides a correct TIN on IRS Form W-9 (or substitute form) and certifies that the TIN is accurate, that the holder is not subject to backup withholding for failure to report certain income, and that the holder is a United States person. Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding is to be credited for the amount of tax withheld. If withholding results in an overpayment of federal income taxes, a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Service. Reorganized

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NTELOS (or its paying agent) may be obligated to provide information statements, to the Service and to holders who receive consideration pursuant to the Plan, reporting such payments (except with respect to holders that are exempt from the information reporting rules).

     The backup withholding and information reporting rules noted above may also apply with respect to payments made after the Effective Date with respect to Allowed General Unsecured Claims, the New Common Stock and the New Notes.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST SHOULD CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN AND THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

                                      XIII.
            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.   Liquidation Under Chapter 7.

     If no Chapter 11 plan can be confirmed, the Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a Chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests is set forth in Section VII.C.4., "Confirmation and Consummation Procedure - Confirmation - Best Interests Test." NTELOS believes that liquidation under Chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations, and (iii) the failure to realize the greater, going concern value of the Debtors' assets. NTELOS' Liquidation Analysis is attached hereto as Exhibit D.

B.   Alternative Plan of Reorganization.

     If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of its assets. With respect to an alternative plan, NTELOS has explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan.

     NTELOS believes that the Plan enables the Debtors to emerge successfully and expeditiously from Chapter 11, preserves the Debtors' business and allows creditors to realize

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the highest recoveries under the circumstances. In a liquidation under Chapter
11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7 and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a Chapter 7 liquidation. Although a Chapter 11 liquidation is preferable to a Chapter 7 liquidation, NTELOS believes that a liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because a greater return to creditors is provided for by the Plan.

                                      XIV.
                             ADDITIONAL INFORMATION

     The Debtors are subject to the information requirements of the Exchange Act and in accordance therewith file reports and other information with the Securities and Exchange Commission. Any statements contained in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document for the full text thereof. Each such statement is qualified in its entirety by such reference. Certain documents referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies thereof to all of the Debtors' creditors and equity security holders. Additional financial and other information about NTELOS and the other Debtors can be found in NTELOS' Form 10- K for the fiscal year ended December 31, 2002, its Form 10-Q for the quarter ended March 31, 2003 and its other filings from time to time with the Securities and Exchange Commission, each of which is incorporated in this Disclosure Statement by reference and is available at www.sec.gov. All of the exhibits to the Plan, the Plan Supplement and to this Disclosure Statement are available for inspection by contacting the Claims and Noticing Agent.

                                       XV.
                          CONCLUSION AND RECOMMENDATION

     The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests. In addition, other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received not later than __:__ p.m., Eastern Time, on ______________ ____, 2003.

Dated: May 30, 2003

                                        Respectfully submitted,

                                             NTELOS Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

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                                             NTELOS Wireless Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS of Maryland Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS of Kentucky Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS PCS North Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Cable of Virginia Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Communication Services Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

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                                             NTELOS NetAccess Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Telephone Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Network Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Licenses Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Cable Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             R&B Communications, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Cornerstone Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS PCS Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Virginia RSA 6 Cellular Limited
                                             Partnership
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS Wireless Inc.,  General
                                                Partner

                                             Richmond 20 MHz, LLC
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NA Communications, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Roanoke & Botetourt Telephone
                                             Company
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             R&B Network, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Botetourt Leasing, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             R&B Cable, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             The Beeper Company
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Virginia PCS Alliance, L.C.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS PCS Inc., Member

                                             West Virginia PCS Alliance, L.C.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS Inc., Member

                                             Virginia Telecommunications
                                             Partnership
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS Network Inc., Partner

                                                                     EXHIBIT 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF VIRGINIA
                                Richmond Division

                                           )
In re:                                     )
                                           )
NTELOS Inc. f/k/a                          )         Case No. 03-32094 (DOT)
CFW Communications Company, et al./1/      )         Chapter 11
                                           )         (Jointly Administered)
                        Debtors.           )
                                           )

                    DEBTORS' DISCLOSURE STATEMENT PURSUANT TO
                       SECTION 1125 OF THE BANKRUPTCY CODE

                                  May 30, 2003

THIS PROPOSED DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT FOR USE IN THE SOLICITATION OF ACCEPTANCES OF THE PLAN DISCLOSED PURSUANT TO
SECTION 1125(b) OF THE BANKRUPTCY CODE. ACCORDINGLY, THE FILING AND DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT IS NOT INTENDED, NOR SHOULD IT BE CONSTRUED, AS SUCH A SOLICITATION, NOR SHOULD THE INFORMATION CONTAINED HEREIN BE RELIED UPON FOR ANY PURPOSE PRIOR TO A DETERMINATION BY THE BANKRUPTCY COURT THAT THE PROPOSED DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION. DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT IS CONTROLLED BY BANKRUPTCY RULE 3017.

        HUNTON & WILLIAMS LLP                  MARCUS, SANTORO & KOZAK, P.C.
         Benjamin C. Ackerly                          Frank J. Santoro
         Michael C. Shepherd                          Karen M. Crowley
    Riverfront Plaza, East Tower              355 Crawford Parkway, Suite 700
        951 West Byrd Street                     Portsmouth, Virginia 23704
    Richmond, Virginia 23219-4074                      (757) 393-2555
           (804) 788-8200

     Counsel to the Debtors and                Co-Counsel to the Debtors and
        Debtors in Possession                      Debtors in Possession

    The deadline by which each holder of an impaired Claim or Equity Interest must cast a properly completed and delivered Ballot for its vote to accept or reject the Plan to be counted is _________, 2003, at __:00
                      p.m. (Eastern time), unless extended.

----------
     /1/ The Debtors are the following entities: NTELOS Inc. f/k/a CFW Communications Company, NTELOS Wireless Inc. f/k/a CFW Wireless Inc. f/k/a CFW Cellular Inc., NTELOS of Maryland Inc., NTELOS of Kentucky Inc., NTELOS PCS North Inc. f/k/a NTELOS of Pennsylvania Inc., NTELOS Cable of Virginia Inc. f/k/a CFW Cable of Virginia Inc., NTELOS Communications Services Inc. f/k/a CFW Communications Services Inc., NTELOS NetAccess Inc. f/k/a NetAccess, Inc., NTELOS Telephone Inc. f/k/a CFW Telephone Inc. f/k/a Clifton Forge-Waynesboro Telephone Company, NTELOS Network Inc. f/k/a CFW Network, Inc., NTELOS Licenses Inc. f/k/a CFW Licenses Inc., NTELOS Cable Inc. f/k/a CFW Cable Inc., R&B Communications, Inc., NTELOS Cornerstone Inc. f/k/a CFW Cornerstone, Inc., NTELOS PCS Inc. f/k/a CFW PCS Inc., Virginia RSA 6 Cellular Limited Partnership, Richmond 20MHz, LLC, NA Communications, Inc., Roanoke & Botetourt Telephone Company a/k/a Roanoke and Botetourt Telephone Company, R&B Network, Inc., Botetourt Leasing, Inc., R&B Cable, Inc., The Beeper Company, Virginia PCS Alliance, L.C., West Virginia PCS Alliance, L.C. and Virginia Telecommunications Partnership.

                                IMPORTANT NOTICE

     This Disclosure Statement and its related documents are the only documents authorized by the Bankruptcy Court to be used in connection with the solicitation of votes to accept the Plan. No representations have been authorized by the Bankruptcy Court concerning the Debtors, their business operations or the value of their assets, except as explicitly set forth in this Disclosure Statement.

     Please refer to the Glossary and the Plan (or, where indicated, certain motions filed with the Bankruptcy Court) for definitions of the capitalized terms used in this Disclosure Statement.

     The Debtors reserve the right to file an amended Plan and Disclosure Statement from time to time. The Debtors urge you to read this Disclosure Statement carefully for a discussion of voting instructions, recovery information, classification of claims, the history of the Debtors and the Chapter 11 Cases, the Debtors' businesses, properties and results of operations, historical and projected financial results and a summary and analysis of the Plan. The Plan and this Disclosure Statement have not been required to be prepared in accordance with federal or state securities laws or other applicable nonbankruptcy law. None of the Securities and Exchange Commission, any state securities commission or similar public, governmental or regulatory authority has approved this Disclosure Statement, the Plan or the securities offered under the Plan, or has passed on the accuracy or adequacy of the statements in this Disclosure Statement. Any representation to the contrary is a criminal offense. Persons trading in or otherwise purchasing, selling or transferring securities of NTELOS should evaluate the Plan in light of the purposes for which it was prepared.

     This Disclosure Statement contains only a summary of the Plan. This Disclosure Statement is not intended to replace the careful and detailed review and analysis of the Plan, it is intended only to aid and supplement such review. This Disclosure Statement is qualified in its entirety by reference to the Plan and the exhibits attached thereto and the agreements and documents described therein. If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern. You are encouraged to review the full text of the Plan and to read carefully the entire Disclosure Statement, including all exhibits, before deciding how to vote with respect to the Plan.

     Further, summaries of certain provisions of agreements referred to in this Disclosure Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the applicable agreement, including the definitions of terms contained in such agreement.

     Except as otherwise indicated, the statements in this Disclosure Statement are made as of the date hereof, and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any time after such date. Any estimates of claims or interests in this Disclosure Statement may vary from the final amounts of claims or interests allowed by the Bankruptcy Court. You should not construe this Disclosure Statement as providing any legal, business, financial or tax advice. You should, therefore, consult with your own legal, business, financial and tax advisors as to any such matters in connection with the Plan, the solicitation of votes to accept or reject the Plan and the transactions contemplated by the Plan.

     As to contested matters, adversary proceedings and other actions or threatened actions, this Disclosure Statement is not, and is in no event to be construed as, an admission or stipulation. Instead, this Disclosure Statement is, and is for all purposes to be construed as, solely and exclusively a statement made in settlement negotiations. The settlements and compromises described in the Plan and this Disclosure Statement remain subject to ongoing negotiations with the respective parties.

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
I. INTRODUCTION.................................................................................................   1

         A.    Holders of Claims and Equity Interests Entitled to Vote..........................................   2
         B.    Voting Procedures................................................................................   3
         C.    Confirmation Hearing.............................................................................   4

II. OVERVIEW OF THE PLAN........................................................................................   5

III. OVERVIEW OF CHAPTER 11.....................................................................................   9

IV. GENERAL INFORMATION.........................................................................................   9

         A.    Description and History of Business..............................................................   9
         B.    Events Leading to the Commencement of the Chapter 11 Case........................................  19

V. EVENTS DURING THE CHAPTER 11 CASE............................................................................  22

         A.    Post-Petition Agreements.........................................................................  22
         B.    Continuation of Business; Stay of Litigation.....................................................  22
         C.    DIP Credit Agreement.............................................................................  23
         D.    First Day and Various Other Motions..............................................................  25
         E.    Bar Date Motion..................................................................................  27
         F.    Statutory Committee..............................................................................  27
         G.    Preferences and Fraudulent Conveyances...........................................................  27
         H.    Litigation.......................................................................................  28
         I.    Affiliated Claims and Transactions...............................................................  29

VI. THE JOINT PLAN OF REORGANIZATION............................................................................  30

         A.    Classification and Treatment of Claims and Equity Interests......................................  30
         B.    Securities to be Issued Under the Plan...........................................................  34
         C.    New Investment...................................................................................  35
         D.    Means of Implementation of the Plan..............................................................  38
         E.    Provisions Governing Distributions...............................................................  46
         F.    Procedures for Treating Disputed, Contingent and Unliquidated Claims and
               Disputed Equity Interests under the Plan.........................................................  50
         G.    Executory Contracts and Unexpired Leases.........................................................  51
         H.    Conditions Precedent to the Confirmation Date and the Effective Date.............................  53
         I.    Effect of Confirmation...........................................................................  55
         J.    Retention of Jurisdiction........................................................................  60
         K.    Summary of Other Provisions of the Plan..........................................................  61

VII. CONFIRMATION AND CONSUMMATION PROCEDURE....................................................................  63

         A.    Solicitation of Votes............................................................................  63
         B.    The Confirmation Hearing.........................................................................  63
         C.    Confirmation.....................................................................................  65
         D.    Consummation.....................................................................................  70

VIII. MANAGEMENT OF REORGANIZED NTELOS..........................................................................  71

         A.    Board of Directors and Management................................................................  71
         B.    Compensation of Directors and Officers...........................................................  72
         C.    Management Contracts.............................................................................  74
         D.    Stock Option Incentive Plan......................................................................  76
         E.    Post-Effective Date Security Ownership of Certain Owners.........................................  77

IX. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.......  77

         A.    Section 1145 of the Bankruptcy Code..............................................................  77
         B.    Section 4(2) of the Securities Act...............................................................  77
         C.    Registration Rights..............................................................................  78
         D.    Subsequent Transfers Under State Law.............................................................  78
         E.    Certain Transactions by Stockbrokers.............................................................  78

X. VALUATION OF REORGANIZED NTELOS..............................................................................  78

         A.    Introduction.....................................................................................  78
         B.    Methodology......................................................................................  80
         C.    Estimated Going Concern Enterprise Value of the Reorganized Debtors..............................  82

XI. CERTAIN RISK FACTORS TO BE CONSIDERED.......................................................................  85

         A.    General Bankruptcy Risk Factors..................................................................  85
         B.    Overall Risk to Recovery by Holders of Claims and Equity Interests...............................  86
         C.    Risks Related to the Business of the Company.....................................................  90
         D.    Risks Relating to the Communications Industry....................................................  94

XII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................................................  96

         A.    Introduction.....................................................................................  96
         B.    Federal Income Tax Consequences to the Debtors...................................................  96
         C.    Federal Income Tax Consequences to Holders of Old Bank Debt...................................... 100
         D.    Federal Income Tax Consequences to Holders of Senior Notes or Subordinated Notes................. 100
         E.    Federal Income Tax Consequences to Holders of Old Preferred Stock................................ 102
         F.    Federal Income Tax Consequences to Holders of General Unsecured Claims........................... 102
         G.    Backup Withholding and Information Reporting..................................................... 103

XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN................................................. 104

         A.    Liquidation Under Chapter 7...................................................................... 104
         B.    Alternative Plan of Reorganization............................................................... 104

XIV. ADDITIONAL INFORMATION..................................................................................... 105

XV. CONCLUSION AND RECOMMENDATION............................................................................... 105

                                INDEX OF EXHIBITS

Exhibit A         -     The Plan

                        Exhibit to Plan

                        Exhibit 1 Contract Rejection Schedule

Exhibit B         -     Order of the Bankruptcy Court dated ______ __, 2003,
                        among other things, approving this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan

Exhibit C         -     Projected Financial Information

Exhibit D         -     Liquidation Analysis

Exhibit E         -     Historical Financial Statements

Exhibit F         -     Subscription Agreement

Exhibit G         -     Plan Support Agreement

Exhibit H         -     Exit Financing Term Sheet

Exhibit I         -     Shareholders' Agreement

                                    GLOSSARY

Administrative Expense Claim           means any right to payment constituting
                                       a cost or expense of administration of
                                       the Chapter 11 Case allowed under
                                       Sections 503(b) and 507(a)(1) of the
                                       Bankruptcy Code, including, without
                                       limitation, (a) any actual and necessary costs and expenses of preserving the Debtors' estates, (b) any actual and necessary costs and expenses of operating the Debtors' businesses in the ordinary course of business, (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Case in the ordinary course of business, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under Section
                                       328, 330 or 503 of the Bankruptcy Code,
                                       (e) any amounts due and payable to the
                                       DIP Lenders or the Pre-Petition Secured
                                       Lenders under the DIP Credit Agreement
                                       or the Final DIP Order, (f) any fees or
                                       charges assessed against the Debtors'
                                       estates under Section 1930, title 28,
                                       United States Code, (g) any monetary
                                       amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default, and
                                       (h) any valid reclamation claims under
                                       Section 546 of the Bankruptcy Code.

Agent means Morgan Stanley & Co. Incorporated from July 26, 2000 though January 14, 2003 and Wachovia Bank, National Association from and after January 14, 2003 in their respective capacities as agent for the Pre-Petition Secured Lenders under the Pre-Petition Credit Agreement.

AICPA                                  means American Institute of Certified
                                       Public Accountants.

Allowed means, with respect to Claims or Equity Interests, (a) any Claim against or Equity Interest in the Debtors, proof of which is timely filed, or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim or Equity Interest that has been or is hereafter listed in the Schedules as neither Disputed, contingent or unliquidated, and for which no timely filed proof of claim or interest has been filed, or (c) any Claim or Equity Interest allowed pursuant to the Plan; provided, however, that with respect to any Claim or Equity Interest described in clauses (a) or (b) above, such Claim or Equity Interest shall be allowed only if (i) no objection to allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim or Equity Interest shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject the Plan). Unless otherwise specified in the Plan or in a Final Order of the Bankruptcy Court allowing such claim, "Allowed" in reference to a Claim shall not include
                                       (a) interest on the amount of such Claim accruing from and after the Petition Date, (b) punitive or exemplary damages or (c) any fine, penalty or forfeiture.

AMT                                    means alternative minimum tax.

AMT NOLs                               has the meaning set forth in Section
                                       XII.B.1.

AMTI                                   means alternative minimum taxable
                                       income.

Ballot means the enclosed ballot to be used by holders of Claims or Equity Interests for the purpose of voting to accept or reject the Plan.

Bankruptcy Code                        means Title 11, United States Code, as
                                       amended from time to time, as applicable to the Chapter 11 Case.

Bankruptcy Court                       means the United States Bankruptcy Court
                                       for the Eastern District of Virginia,
                                       Richmond Division having jurisdiction
                                       over the Chapter 11 Case and, to the
                                       extent of any reference made under
                                       Section 157, title 28, United States
                                       Code, the unit of such District Court
                                       having jurisdiction over the Chapter 11
                                       Case under Section 151, title 28, United
                                       States Code.

Bankruptcy Exception                   has the meaning set forth in Section
                                       XII.B.1.

Bankruptcy Rules                       means the Federal Rules of Bankruptcy
                                       Procedure as promulgated by the United
                                       States Supreme Court under Section 2075, title 28, United States Code, as amended from time to time, applicable to the Chapter 11 Case, and any Local Rules of the Bankruptcy Court.

Bar Date means June 10, 2003, the last date on which creditors, other than governmental units as defined in Section 101 of the Bankruptcy Code, may file proofs of claim against the Debtors.

Business Day                           means any day other than a Saturday, a
                                       Sunday or any legal holiday as set forth in Bankruptcy Rule 9006(a).

Cash                                   means legal tender of the United States
                                       of America and equivalents thereof.

Chapter 11 Case                        means the Debtors' voluntary cases,
                                       numbers 03-32093 through 03-32109,
                                       03-32111, 03-32112, 03-32114, 03-32115,
                                       03-32119, 03-32121, 03-32123, 03-32127
                                       and 03-32131, which are being jointly
                                       administered, for procedural purposes
                                       only, as case number 03-32094, filed
                                       with the Bankruptcy Court under Chapter
                                       11 of the Bankruptcy Code.

Claim has the meaning set forth in Section 101 of the Bankruptcy Code.

Class means any group of substantially similar Claims or Equity Interests classified in
                                       Section 4 of the Plan and pursuant to
                                       Section 1129(a)(1) of the Bankruptcy
                                       Code.

CLEC                                   means competitive local exchange
                                       carrier.

Collateral                             means any property or interest in
                                       property of the Debtors' estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

Company means, prior to the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors.

Confirmation Date                      means the date on which the Bankruptcy
                                       Court enters the Confirmation Order on
                                       its docket with respect to the Chapter
                                       11 Case.

Confirmation Hearing                   means the hearing held by the Bankruptcy
                                       Court pursuant to Section 1128 of the
                                       Bankruptcy Code regarding confirmation
                                       of the Plan pursuant to Section 1129 of
                                       the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

Confirmation Order                     means the order of the Bankruptcy Court
                                       confirming the Plan pursuant to Section
                                       1129 of the Bankruptcy Code.

Contract Rejection Schedule            means the schedule of executory contracts
                                       and unexpired leases to be rejected by
                                       the Debtors pursuant to Sections 365(a)
                                       and 1123 of the Bankruptcy Code annexed
                                       to the

                                       Plan as Exhibit 1, or any amendments
                                       thereto filed prior to the Effective Date as permitted by Section 9.1 of the Plan.

Convenience Claim                      means an Allowed General Unsecured Claim
                                       of $10,000 or less.

Creditors' Committee                   means the official statutory committee of
                                       unsecured creditors appointed in the
                                       Chapter 11 Case by the United States
                                       Trustee on March 13, 2003, consisting of
                                       Morgan Stanley & Co. Incorporated; WCAS;
                                       Capital Research and Management Company;
                                       The Bank of New York; INVESCO Funds
                                       Group; Motorola, Inc. and CellStar, Ltd.
                                       or their replacements, if any.

Debtors means NTELOS and the NTELOS Subsidiaries, jointly or severally, as of the Petition Date.

Debtors in Possession                  means the Debtors in their capacities as
                                       debtors in possession in the Chapter 11
                                       Case under Sections 1101, 1107(a) and
                                       1108 of the Bankruptcy Code.

DIP Agent                              means Wachovia Bank, National Association
                                       in its capacity as agent for the DIP
                                       Lenders under the DIP Credit Agreement.

DIP Credit Agreement                   means the $35,000,000
                                       debtor-in-possession credit agreement
                                       dated as of March 6, 2003 among NTELOS,
                                       the NTELOS Subsidiaries named therein as guarantors, the DIP Agent and the DIP
                                       Lenders.

DIP Lenders                            means Wachovia Bank, National
                                       Association, General Electric Capital
                                       Corporation, H/Z Acquisition Partners
                                       LLC, Morgan Stanley Senior Funding, Inc.,
                                       Branch Banking and Trust Company, Rural
                                       Telephone Finance Cooperative, SunAmerica
                                       Senior Floating Rate Fund Inc. and
                                       Deutsche Bank Trust Company Americas.

DIP Lender Claim                       means a Claim of the DIP Lenders arising
                                       under or as a result of the DIP Credit
                                       Agreement or the Final DIP Order.

Disbursing Agent                       means any entity in its capacity as a
                                       disbursing agent under Sections 7.2 and
                                       7.11 of the Plan.

Disclosure Statement                   means the disclosure document relating to
                                       the Plan, including, without limitation, all exhibits and schedules thereto as approved by the Bankruptcy
                                       Court pursuant to Section 1125 of the
                                       Bankruptcy Code.

Disclosure Statement Order             means the order of the Bankruptcy Court,
                                       dated ______ __, 2003, which, among other things, approves the Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan.

Disputed means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest that is not Allowed.

Distribution Record Date               means the date provided in the
                                       Confirmation Order as the record date for distributions under the Plan.

DTC                                    means the Depository Trust Company.

EBITDA means earnings before interest, taxes, depreciation, amortization and other items, adjusted as specified.

Effective Date                         means the date that is eleven (11) days
                                       after the Confirmation Date, or if such
                                       date is not a Business Day, the next
                                       succeeding Business Day, or such date
                                       after the Confirmation Date as determined by the Debtors with the prior written consent of the Agent and the Creditors'
                                       Committee so long as no stay of the
                                       Confirmation Order is in effect on such
                                       date; provided, however, that if, on or
                                       prior to such date, all conditions to the Effective Date set forth in Section 10 of the Plan have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived or such date as the Debtors may determine with the prior written consent of the Creditors' Committee and/or the Agent in accordance with Section 10.3 of the Plan.

Eligible Institution                   means a member firm of a registered
                                       national securities exchange in the
                                       United States, a member of the National
                                       Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

Equity Interest                        means the interest of any holder of
                                       equity securities of NTELOS represented
                                       by any issued and outstanding shares of
                                       common or preferred stock or other
                                       instrument evidencing a present ownership interest in NTELOS, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire, in connection with or related to, any such interest, including, without limitation, any rights with respect to NTELOS under any registration rights agreement or shareholders agreement to which NTELOS is a party.

Exchange Act                           means the Securities Exchange Act of
                                       1934, as amended.

Exit Financing Term Sheet              means the term sheet which sets forth the
                                       terms of the New Credit Agreement to be
                                       entered into on the Effective Date and
                                       which is annexed hereto as Exhibit H.

FASB                                   means the Financial Accounting Standards
                                       Board.

FCC Secured Claim                      means all Secured Claims of the FCC
                                       against the Debtors arising under or in
                                       connection with conditional licenses,
                                       denominated as PBB479C, PBB075C, and
                                       CWB179F, to use broadband personal
                                       communications spectrum.

Final DIP Order                        means the Final Order entered on March
                                       24, 2003 (i) authorizing Debtors (a) to
                                       obtain post-petition financing pursuant
                                       to 11 U.S.C. Sections 105, 361, 362,
                                       364(c)(1), 364(c)(2), 364(c)(3) and
                                       364(d)(1) and (b) to utilize cash
                                       collateral pursuant to 11 U.S.C. Section
                                       363 and (ii) granting adequate protection to pre-petition secured parties pursuant to 11 U.S.C. Sections 361, 362, 363 and
                                       364.

Final Order                            means an order or judgment of the
                                       Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Case, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy

                                       Rules, may be filed relating to such
                                       order, shall not cause such order not to be a Final Order.

Financial Projections                  has the meaning set forth in Section X.A.

General Unsecured Claim                means any Claim against the Debtors other
                                       than a DIP Lender Claim, an
                                       Administrative Expense Claim, a
                                       Professional Compensation and
                                       Reimbursement Claim, a Priority Tax
                                       Claim, a Secured Claim, a Senior Debt
                                       Claim, a Convenience Claim, an
                                       Intercompany Claim or a Subordinated
                                       Claim. General Unsecured Claims include, but are not limited to any Rejection
                                       Claim.

ILEC                                   means incumbent local exchange carrier.

Intercompany Claim                     means any Claim held by any of the
                                       non-Debtor direct or indirect
                                       subsidiaries of NTELOS against the
                                       Debtors or by any Debtor against any
                                       other Debtor.

Letter of Transmittal                  means the letter of transmittal to be
                                       disbursed to holders of Voting Securities by the Disbursing Agent promptly after the Confirmation Date and containing such representations and warranties as are described in the Disclosure Statement.

Lien has the meaning set forth in Section 101 of the Bankruptcy Code.

Liquidation Analysis                   means the analysis undertaken by NTELOS
                                       to determine the value of property that
                                       would be received by each holder of a
                                       Claim or Equity Interest if the Debtors
                                       were liquidated in a proceeding under
                                       Chapter 7 of the Bankruptcy Code.

Loss Corporation                       means a corporation or a consolidated
                                       group with NOLs.

Market Discount Bond                   means a debt obligation purchased at a
                                       market discount subject to a statutorily defined de minimis exception.

Modified Hedge Agreements              means the Pre-Petition Hedge Agreements,
                                       as modified such that, among other
                                       things, references in the Pre-Petition
                                       Hedge Agreements to the "Financial
                                       Agreement" or the "Loan Agreement" shall be deemed to refer to the New Credit
                                       Agreement and as assumed by the Debtors
                                       under the Plan.

New Articles of Incorporation          means the amended and restated Articles
                                       of Incorporation of Reorganized NTELOS,
                                       which will be
                                       filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 1.

New By-Laws                            means the amended and restated By-Laws of
                                       Reorganized NTELOS, which will be filed
                                       with the Bankruptcy Court at least
                                       fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 1.

New Bank Debt                          means the indebtedness outstanding under
                                       the New Credit Agreement on the Effective
                                       Date.

New Common Stock                       means the shares of common stock of
                                       Reorganized NTELOS (no par value) to be
                                       issued and outstanding as of the
                                       Effective Date pursuant to the Plan.

New Common Stock Price                 means $19.77 per share, based on the
                                       approximate equity value implied by the
                                       New Notes and the total number of shares to be issued.

New Common Stock Registration          means the registration rights agreement
Rights Agreement                       by and among certain holders of New
                                       Common Stock and Reorganized NTELOS,
                                       which will be filed with the Bankruptcy
                                       Court at least fourteen (14) Business
                                       Days prior to the Confirmation Hearing
                                       and be annexed to the Plan Supplement as
                                       Exhibit 5.

New Credit Agreement                   means the credit agreement containing the
                                       terms set forth in the Exit Financing
                                       Term Sheet, between the Agent, the
                                       Pre-Petition Secured Lenders and NTELOS
                                       to become effective on the Effective Date if certain conditions are satisfied.

New Indenture                          means that certain indenture with respect
                                       to the New Notes to be dated as of the
                                       Effective Date, which will be filed with the Bankruptcy Court at least fourteen
                                       (14) Business Days prior to the
                                       Confirmation Hearing and be annexed to
                                       the Plan Supplement as Exhibit 3.

New Investment                         means the purchase by the Participating
                                       Noteholders of the New Notes and the New
                                       Common Stock in accordance with the
                                       Subscription Agreement.

New Notes                              means the 9.0% Senior Convertible Notes
                                       due 2013, issued by Reorganized NTELOS
                                       having an aggregate principal amount of
                                       $75.0 million.

New Notes Registration Rights          means the registration rights agreement
Agreement                              by and between the Participating
                                       Noteholders and Reorganized NTELOS, which will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit
                                       6.

New Warrant Agreement                  means the agreement between NTELOS and
                                       the holders of the New Warrants in
                                       connection with the issuance of the New
                                       Warrants, which will be filed with the
                                       Bankruptcy Court at least fourteen (14)
                                       Business Days prior to the Confirmation
                                       Hearing and be annexed to the Plan
                                       Supplement as Exhibit 4.

New Warrants                           means the warrants to purchase up to 3.0%
                                       of the fully-diluted New Common Stock at an initial exercise price equal to 120% of the New Common Stock Price, to be issued pursuant to the New Warrant
                                       Agreement by Reorganized NTELOS to
                                       holders of Old Preferred Stock Interests in accordance with the terms set forth in the New Warrant Agreement.

NOLs                                   means net operating losses and loss
                                       carryforwards.

NTELOS                                 means NTELOS Inc., a Virginia
                                       corporation.

NTELOS Non-filing Subsidiaries         means Virginia Independent Telephone
                                       Alliance, L.C., NTELOS Net LLC, NTELOS
                                       Telephone LLC, R&B Telephone LLC and
                                       Roanoke & Botetourt Network LLC.

NTELOS Subsidiaries                    means each entity in which NTELOS owns,
                                       directly or indirectly, 50.0% or more of the issued and outstanding capital stock, partnership interests or membership interests, as the case may be, except the NTELOS Non-filing Subsidiaries.

Old Bank Debt                          means the indebtedness outstanding under
                                       the Pre-Petition Credit Agreement on the Effective Date.

Old Common Stock                       means the issued and outstanding common
                                       stock of NTELOS (no par value) as of the Petition Date.

Old Common Stock Interest              means an Equity Interest represented by
                                       shares of Old Common Stock.

Old Preferred Stock                    means the issued and outstanding Series B
                                       and Series C Preferred Stock of NTELOS as of the Petition Date.

Old Preferred Stock Distribution       means the New Warrants and those shares
Amount                                 of New Common Stock issuable upon
                                       exercise of the New Warrants.

Old Preferred Stock Interest           means an Equity Interest represented by
                                       (a) shares of Old Preferred Stock and (b) any warrant or right, contractual or otherwise, to acquire, in connection with or related to, any such interest
                                       (including, without limitation, any
                                       rights with respect to NTELOS under any
                                       registration rights agreement or
                                       shareholders agreement to which NTELOS is a party).

Old Securities                         means the Old Bank Debt, the Senior
                                       Notes, the Subordinated Notes, the Old
                                       Preferred Stock and the Old Common Stock.

Other Equity Interests and             means (a) an Equity Interest in NTELOS
Securities Claims                      (including, without limitation, any
                                       option, warrant or right, contractual or otherwise, to acquire the Old Common
                                       Stock and any rights with respect to
                                       NTELOS under any registration rights
                                       agreement or shareholders agreement to
                                       which NTELOS is a party) other than the
                                       Old Common Stock Interests and the Old
                                       Preferred Stock Interests, and (b) any
                                       Claims, obligations, rights, suits,
                                       damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, currently existing or hereafter arising, in law, equity or otherwise arising from rescission of a purchase or sale of a security of NTELOS or the purchase or sale of a security of an NTELOS
                                       Subsidiary, for damages arising from the purchase, sale or holding of such securities or the exercise of an option, warrant, conversion privilege or contractual right to such purchase or sale, or for reimbursement, indemnification or contribution allowed under Section 502 of the Bankruptcy Code on account of such a Claim.

Participating Noteholders              has the meaning set forth in Section I.B.

Petition Date                          means March 4, 2003, the date on which
                                       the Debtors commenced the Chapter 11
                                       Case.

Plan means the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of May 30, 2003, including, without limitation, the exhibits and schedules thereto, as the same may be amended or modified from time to time in accordance with the provisions of the

                                       Bankruptcy Code and the terms thereof.

Plan Supplement                        means the supplemental appendix to the
                                       Plan that will contain the New Articles
                                       of Incorporation and New By-Laws of
                                       Reorganized NTELOS Inc. (Exhibit 1
                                       thereto), the Purchase Agreement (Exhibit
                                       2 thereto), the New Indenture (Exhibit 3 thereto), the New Warrant Agreement
                                       (Exhibit 4 thereto), the New Common Stock
                                       Registration Rights Agreement (Exhibit 5 thereto), and the New Notes Registration
                                       Rights Agreement (Exhibit 6 thereto) to
                                       be filed with the Bankruptcy Court no
                                       later than fourteen (14) Business Days
                                       prior to the Confirmation Hearing.

Plan Support Agreement                 means the Plan Support Agreement, dated
                                       as of April 10, 2003, by and between
                                       NTELOS and certain Pre-Petition Secured
                                       Lenders, annexed hereto as Exhibit G.

Pre-Petition Credit Agreement          means the $325,000,000 credit agreement
                                       dated July 26, 2000, as amended by
                                       Amendment No. 1 thereto dated as of July
                                       23, 2001, Amendment No. 2 thereto dated
                                       as of November 14, 2001, Amendment No. 3 thereto dated as of March 6, 2002, by the Letter Amendment thereto dated as of April 11, 2002, Amendment No. 4 and
                                       Waiver No. 1 thereto dated as of November
                                       29, 2002, Amendment No. 5 thereto dated
                                       as of January 14, 2003, Amendment No. 6
                                       thereto dated as of February 28, 2003 and as heretofore so amended, supplemented by certain guaranty supplements thereto and otherwise modified in accordance with its terms, among NTELOS (formerly known as CFW Communications Company), the subsidiary guarantors party thereto, the
                                       Pre-Petition Secured Lenders and the
                                       Agent.

Pre-Petition Hedge Agreements          means the interest rate swap, cap or
                                       collar agreements, interest rate future
                                       or option contracts, currency swap
                                       agreements, currency future or option
                                       contracts and other hedging agreements
                                       among NTELOS (formerly known as CFW
                                       Communications Company) and the Secured
                                       Hedge Parties in connection with the
                                       Pre-Petition Credit Agreement.

Pre-Petition Secured Lenders           means those financial institutions that
                                       are from time to time parties to the
                                       Pre-Petition Credit Agreement.

Priority Non-Tax Claim                 means Claims which are entitled to
                                       priority in accordance with Section
                                       507(a) of the Bankruptcy Code

                                       (other than Administrative Expense Claims and Priority Tax Claims).

Priority Tax Claim                     means any Claim of a governmental unit of
                                       the kind entitled to priority in payment as specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Professional Compensation and          means a Claim for compensation,
Reimbursement Claim                    indemnification or reimbursement of
                                       expenses pursuant to Sections 327, 328,
                                       330, 331 or 503(b) of the Bankruptcy Code in connection with the Chapter 11 Case.

Projected Financial Information        means the projections of the Reorganized
                                       Debtors' financial performance for the
                                       Projection Period prepared by NTELOS.

Projection Period                      means each of the five (5) fiscal years,
                                       ending December 31, following the year of confirmation of the Plan.

Purchase Agreement                     means the purchase agreement among NTELOS
                                       and the Participating Noteholders, which governs the purchase of the New Notes and the New Common Stock by the Participating
                                       Noteholders and will be filed with the
                                       Bankruptcy Court at least fourteen (14)
                                       Business Days prior to the Confirmation
                                       Hearing and be annexed to the Plan
                                       Supplement as Exhibit 2.

Ratable Proportion                     means, with reference to any distribution
                                       on account of any Claim or Equity
                                       Interest in any Class, as the case may
                                       be, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Claim or number of shares evidencing such Equity Interests, as applicable, bears to the aggregate amount of Claims or aggregate number of outstanding shares of Equity Interests in the same Class, as applicable.

Rejection Claim                        means any Claim against the Debtors
                                       arising from the rejection of any
                                       executory contract or unexpired lease,
                                       including any Claim of (a) a lessor for
                                       damages resulting from the rejection of a lease of real property as such claim shall be calculated in accordance with
                                       Section 502(b)(6) of the Bankruptcy Code and (b) an employee for damages resulting from the rejection of an employment agreement as such Claim shall be calculated in accordance with Section
                                       502(b)(7) of the Bankruptcy Code.

Reorganized Debtors                    means the Debtors as they will be
                                       reorganized as of the

                                       Effective Date in accordance with the
                                       Plan.

Reorganized NTELOS                     means NTELOS as it will be reorganized as
                                       of the Effective Date in accordance with the Plan.

Reorganized NTELOS Subsidiaries        means each entity in which NTELOS owns,
                                       directly or indirectly, 50.0% or more of the issued and outstanding capital stock, partnership interests or membership interests, as the case may be, except the NTELOS Non-filing Subsidiaries, as it will be reorganized as of the Effective
                                       Date in accordance with the Plan.

RTB                                    means the Rural Telephone Bank.

RUS                                    means the Rural Utilities Service.

RUS/RTB Secured Claims                 means the Secured Claims of the RUS and
                                       RTB arising from loans received from the United States (acting through the
                                       Administrator of the Rural
                                       Electrification Administration, a
                                       predecessor in interest of the RUS) and
                                       RTB pursuant to the Rural Electrification
                                       Act of 1936, as amended, 7 U.S.C. Section
                                       901 et seq.

Schedules                              means the schedules of assets and
                                       liabilities and the statement of
                                       financial affairs filed by the Debtors in accordance with Section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the
                                       Confirmation Date.

Section 108(b)(5) Election             has the meaning set forth in Section
                                       XII.B.1.

Section 382 Limitation                 has the meaning set forth in Section
                                       XII.B.2.

Secured Bank Claims                    means all Secured Claims of the
                                       Pre-Petition Secured Lenders against
                                       NTELOS or the Debtors arising under or in connection with the Pre-Petition Credit
                                       Agreement and all Secured Claims of the
                                       Secured Hedge Parties against NTELOS or
                                       the Debtors arising under or in
                                       connection with the Pre-Petition Hedge
                                       Agreements.

Secured Claim                          means a Claim secured by a Lien on
                                       Collateral to the extent of the value of such Collateral (a) as set forth in the Plan, (b) as agreed to by the holder of such Claim and the Debtors or (c) as determined by a Final Order in accordance with Section 506(a) of the Bankruptcy
                                       Code or, in the event that such Claim is subject to setoff under

                                       Section 553 of the Bankruptcy Code, to
                                       the extent of such setoff.

Secured Hedge Parties                  means those financial institutions that
                                       are parties to the Pre-Petition Hedge
                                       Agreements.

Securities Act                         means the Securities Act of 1933, as
                                       amended.

Senior Debt Claim                      means any unsecured Claim for principal
                                       and interest through the Petition Date
                                       under the Senior Notes.

Senior Debt New Common Stock           means 9,433,509 shares of the issued and
Distribution Amount                    outstanding New Common Stock,
                                       representing 68.4% of the New Common
                                       Stock as of the Effective Date, giving
                                       effect to the conversion of the New Notes into New Common Stock (or 94.3% of the
                                       New Common Stock as of the Effective
                                       Date, without giving effect to the
                                       conversion of the New Notes into New
                                       Common Stock) but subject to further
                                       dilution for shares of New Common Stock
                                       issuable under the Stock Option Incentive
                                       Plan and those shares of New Common Stock issuable upon exercise of the New
                                       Warrants.

Senior Indenture                       means that certain indenture with respect
                                       to the Senior Notes dated as of July 26, 2000 between NTELOS and The Bank of New
                                       York, as trustee.

Senior Indenture Trustee               means The Bank of New York, the trustee
                                       pursuant to the Senior Indenture.

Senior Notes                           means the 13.0% senior notes due 2010,
                                       issued by NTELOS pursuant to the Senior
                                       Indenture having an aggregate principal
                                       amount of $280.0 million.

Series B Preferred Stock               means the 8.5% Series B Redeemable,
                                       Convertible Preferred Stock of NTELOS.

Series C Preferred Stock               means the 5.5% Series C Redeemable,
                                       Convertible Preferred Stock of NTELOS.

Service                                means the Internal Revenue Service.

Shareholders' Agreement                means the shareholders' agreement to be
                                       entered into on the Effective Date, to be annexed hereto as Exhibit I.

Stock Option Incentive Plan            means the incentive option plan of
                                       Reorganized NTELOS which will authorize
                                       the grant of options to purchase up to an aggregate of 10% of the fully-diluted

                                       New Common Stock as set forth herein.

Subordinated Claim                     means a Claim for principal and interest
                                       through the Petition Date under the
                                       Subordinated Notes.

Subordinated Indenture                 means that certain indenture with respect
                                       to the Subordinated Notes dated as of
                                       July 26, 2000 between NTELOS and The Bank of New York, as trustee.

Subordinated Indenture Trustee         means The Bank of New York, the trustee
                                       pursuant to the Subordinated Indenture.

Subordinated Note New Common Stock     means 500,000 shares of the issued and
Distribution Amount                    outstanding New Common Stock,
                                       representing 3.6% of the New Common Stock as of the Effective Date, giving effect to the conversion of the New Notes into New Common Stock (or 5.0% of the New
                                       Common Stock as of the Effective Date,
                                       without giving effect to the conversion
                                       of the New Notes into New Common Stock)
                                       but subject to further dilution for
                                       shares of New Common Stock issuable under the Stock Option Incentive Plan and those shares of New Common Stock issuable upon exercise of the New Warrants.

Subordinated Notes                     means the 13.5% subordinated notes due
                                       2011, issued by NTELOS pursuant to the
                                       Subordinated Indenture having an
                                       aggregate principal amount of $95.0
                                       million.

Subscription Agreement                 means the subscription agreement among
                                       NTELOS and the Participating Noteholders, dated as of April 10, 2003, which provides for a commitment to purchase New
                                       Notes the terms of which will be
                                       incorporated into the Purchase Agreement.

Subsidiary Interests                   means any and all interests of the
                                       Debtors owned by the Debtors and all
                                       membership interests owned by the
                                       non-Debtor members of Virginia PCS
                                       Alliance, L.C. and West Virginia PCS
                                       Alliance, L.C.

Substantive Consolidation Order        means the Order of the Bankruptcy Court
                                       substantively consolidating the Debtors
                                       solely for purposes of actions associated with confirmation and consummation of the Plan, including but not limited to voting, confirmation and distribution.

Tax Code means the Internal Revenue Code of 1986, as amended.

                                      xviii

Tendered Certificates                  has the meaning set forth in Section
                                       7.3(ii) of the Plan.

TIN                                    means taxpayer identification number.

UBS Warburg                            means UBS Warburg LLC.

Virginia Code                          means the Code of Virginia.

Voting Securities                      means the Senior Notes, the Subordinated
                                       Notes and the Old Preferred Stock.

WCAS means WCAS Capital Partners III, L.P., Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., LTSE Holdings Corporation and their respective affiliates.

                                       I.
                                  INTRODUCTION

     On March 4, 2003, the Debtors commenced cases under Chapter 11 of the Bankruptcy Code and hereby submit this Disclosure Statement, dated May 30, 2003, pursuant to Section 1125 the Bankruptcy Code to holders of Claims and Equity Interests in the Debtors in connection with (i) the solicitation of acceptances or rejections of the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated May 30, 2003 filed by the Debtors with the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division and (ii) the hearing to consider confirmation of the Plan scheduled for August __, 2003 at _:__ [p.m.], Eastern Time. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

     Attached as Exhibits to this Disclosure Statement are copies of the following:

               .    The Plan (Exhibit A)

                       Exhibit 1      Contract Rejection Schedule;

               .    The Disclosure Statement Order (Exhibit B);

               .    Projected Financial Information (Exhibit C);

               .    Liquidation Analysis (Exhibit D);

               .    Historical Financial Statements (Exhibit E);

               .    Subscription Agreement (Exhibit F);

               .    Plan Support Agreement (Exhibit G);

               .    Exit Financing Term Sheet (Exhibit H); and

               .    Shareholders' Agreement (Exhibit I).

In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with this Disclosure Statement to enable each holder of a Claim or Equity Interest entitled to do so to vote to accept or reject the Plan.

     On July __, 2003, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical reasonable investors typical of the Debtors' creditors and equity interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

     The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or an Equity Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to Section 1125 of the Bankruptcy Code.

     Additional financial and other information about the Debtors can be found in NTELOS' Form 10-K for the fiscal year ended December 31, 2002, its Form 10-Q for the quarter ended March 31, 2003 and its other filings from time to time with the Securities and Exchange Commission ("SEC"), each of which is incorporated in this Disclosure Statement by reference. Copies of NTELOS' SEC filings may be obtained over the Internet at www.sec.gov.

A.   Holders of Claims and Equity Interests Entitled to Vote.

     Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired under the terms and provisions of a Chapter 11 plan and that will receive distributions under the Chapter 11 plan are entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests will not receive or retain any property under a Chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or interests are unimpaired under a Chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

     Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims) and Class 10 (Old Preferred Stock Interests) are impaired by the Plan and the holders of Allowed Claims and Allowed Equity Interests in those Classes will receive distributions under the Plan. Holders of Claims and Equity Interests in those Classes are entitled to vote to accept or reject the Plan. Class 1 (Priority Non-Tax Claims), Class 3 (FCC Secured Claims), Class 4 (RUS/RTB Secured Claims), Class 6 (Convenience Claims), Class 8 (Intercompany Claims) and Class 11 (Subsidiary Interests) are unimpaired by the Plan and the holders of Allowed Claims in those Classes are conclusively presumed to have accepted the Plan. Class 12 (Old Common Stock Interests) and Class 13 (Other Equity Interests and Securities Claims) are impaired under the Plan and holders of Equity Interests in Class 12 and Class 13 will receive no distribution in respect thereof. Class 12 and Class 13 are conclusively presumed to have rejected the Plan. Accordingly, holders of Equity Interests in each of Class 12 and Class 13 are not entitled to vote to accept or reject the Plan and the votes of such holders will not be solicited. Therefore, the Debtors are soliciting votes on the Plan only from holders of Allowed Claims and Equity Interests in Class 2, Class 5, Class 7, Class 9 and Class 10.

     The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims that cast ballots for acceptance or rejection of the plan. For a complete description of the requirements for confirmation of the Plan, see Section VII., "Confirmation and Consummation Procedure."

     If a Class of Claims or Equity Interests rejects the Plan or is deemed to reject the Plan, the Debtors have the right to request confirmation of the Plan pursuant to Section 1129(b) of the

Bankruptcy Code. Section 1129(b) permits the confirmation of a plan notwithstanding the nonacceptance of such plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see
Section VII.C.2., "Confirmation and Consummation Procedure - Confirmation - Unfair Discrimination and Fair and Equitable Tests."

     If one or more of the Classes entitled to vote on the Plan votes to reject the Plan, the Debtors may request confirmation of the Plan over the rejection of the Plan by such Class or Classes. The determination as to whether the Debtors will seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

B.   Voting Procedures.

     If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed. If you hold Claims and/or Equity Interests in more than one Class and you are entitled to vote such Claims and/or Equity Interests in more than one Class, you will receive separate Ballots which must be used for each separate Class of Claims and Equity Interests. If you hold your Claim or Equity Interest in your own name, return your Ballot(s) to:

                         Administar Services Group, Inc.
                           8475 Western Way, Suite 150
                           Jacksonville, Florida 32256
                            Telephone: (904) 363-2004
                           Telecopier: (904) 519-9092

     If you are the beneficial holder but not a record holder of your Claim or Equity Interest, please either mail your Ballot to your bank, broker or their agent in the return envelope provided.

     DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

     TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN _:00 P.M., EASTERN TIME, ON ______ __, 2003. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL NOT BE COUNTED.

     Any Claim or Equity Interest in an impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim or Equity Interest has obtained an order of the Bankruptcy Court temporarily allowing such Claim or Equity Interest for the purpose of voting on the Plan.

     Pursuant to the Disclosure Statement Order, the Bankruptcy Court set July __, 2003 as the record date for voting on the Plan. Accordingly, only holders of record as of ______ __, 2003 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

     If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Administar Services Group, Inc. at (904) 363-2004 (NTELOS' Claims and Noticing Agent).

     Holders of a Secured Bank Claim (Class 2), Senior Debt Claim (Class 5), General Unsecured Claim (Class 7), Subordinated Claim (Class 9) or Old Preferred Stock Interest (Class 10) shall make an election on their Ballot to either agree or not agree to release any claims or causes of action that such holders may have against the Debtors, Reorganized Debtors, past and present directors and officers of NTELOS, current management of the Debtors, Debtors' affiliates, DIP Lenders, Pre-Petition Secured Lenders, DIP Agent, Agent, Secured Hedge Parties, the holders of Senior Notes who have agreed to purchase the New Notes pursuant to the Subscription Agreement (the "Participating Noteholders"), the Creditors' Committee and the members thereof, and each of the holders of Senior Debt Claims, Subordinated Claims and Old Preferred Stock Interests (and all subsidiaries and affiliates and officers, directors, partners, members, attorneys, financial advisors, investment bankers and other professionals, and agents of each of the foregoing). The specific terms of the release are set forth in Section VI.I.9, "Joint Plan of Reorganization - Effect of Confirmation
- Limited Releases by Holders of Claims and Equity Interests." If holders of such Claims and Equity Interests wish to grant such release, such holders must specifically decline to grant it by so indicating in the space provided on the Ballot.

C.   Confirmation Hearing.

     Pursuant to Section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on [August 11, 2003 at 2:00 p.m.] Eastern Time, before the Honorable Douglas O. Tice, Jr., United States Bankruptcy Judge, at the United States Bankruptcy Court, 1100 East Main Street, Room 301, Richmond, Virginia 23219. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before ______ __, 2003 at _:__ [p.m.] Eastern Time, in the manner described below in Section VII.B., "Confirmation and Consummation Procedure - The Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

     THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE IT TO REORGANIZE SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS AND EQUITY INTEREST HOLDERS. THE DEBTORS URGE THAT CREDITORS AND EQUITY INTEREST HOLDERS VOTE TO ACCEPT THE PLAN.

     After carefully reviewing this Disclosure Statement, including the Exhibits, each holder of an Allowed Claim or Equity Interest in Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims) and Class 10 (Old Preferred Stock Interests) should vote to accept or reject the Plan.

     PRIOR TO THE PETITION DATE, THE DEBTORS COMMENCED NEGOTIATIONS WITH THE BANKS, CERTAIN HOLDERS OF SENIOR NOTES, THE HOLDER OF THE SUBORDINATED NOTES AND HOLDERS OF OLD PREFERRED STOCK. THE PLAN REFLECTS THE TERMS OF A TERM SHEET NEGOTIATED AND SUPPORTED BY MANY OF THESE PARTIES. ON MARCH 13, 2003, THE UNITED STATES TRUSTEE FORMED AN OFFICIAL COMMITTEE OF UNSECURED CREDITORS CONSISTING OF MORGAN STANLEY & CO. INCORPORATED, WCAS, CAPITAL

RESEARCH AND MANAGEMENT COMPANY, THE BANK OF NEW YORK, INVESCO FUNDS GROUP, MOTOROLA, INC. AND CELLSTAR, LTD. THE PLAN HAS THE SUPPORT OF [THE CREDITORS' COMMITTEE AND] CERTAIN [OTHER] HOLDERS OF THE SENIOR NOTES, THE HOLDER OF THE SUBORDINATED NOTES, HOLDERS OF THE OLD PREFERRED STOCK AND THE PRE-PETITION SECURED LENDERS WHO SIGNED THE PLAN SUPPORT AGREEMENT.

                                       II.
                              OVERVIEW OF THE PLAN

     The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan. The recoveries set forth below are merely estimated recoveries based upon various assumptions. The estimated recoveries assume that the New Common Stock issued as of the Effective Date will have an approximate value of $197.7 million, based on the implied equity value associated with the New Notes. For a discussion of the range of enterprise valuations of the Reorganized Debtors, see Section X., "Valuation of Reorganized NTELOS." There is no assurance that the New Common Stock issued under the Plan will actually trade at the projected reorganization value or that any trading market in the New Common Stock will develop or be sustained. For a description of certain risks associated with the recoveries provided under the Plan, see
Section XI., "Certain Risk Factors To Be Considered."

     THE PLAN SEEKS LIMITED SUBSTANTIVE CONSOLIDATION OF THE ESTATES OF THE DEBTORS SOLELY FOR THE LIMITED PURPOSE ENUMERATED IN THE PLAN, AS FURTHER DESCRIBED IN SECTION 6.15 THEREIN. IF SUCH LIMITED SUBSTANTIVE CONSOLIDATION IS AUTHORIZED AND ORDERED BY THE COURT, ALL ALLOWED CLAIMS AGAINST THE DEBTORS OR THEIR ESTATES SHALL BE SATISFIED FROM THE COMBINED CASH AND OTHER ASSETS OF ALL OF THE DEBTORS. SUCH TREATMENT WILL GREATLY EASE THE ADMINISTRATION OF THE ESTATES, WILL STREAMLINE THE SOLICITATION AND CONFIRMATION PROCESS, WILL MINIMIZE EXPENSE, AND WILL NOT PREJUDICE THE CREDITORS OF ANY OF THE DEBTORS' ESTATES.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN/2/

                                                                                           Estimated
                   Type of Claim or                                                        Allowable      Estimated
   Class            Equity Interest                        Treatment                         Amount       Recovery
-----------   ---------------------------   ------------------------------------------   --------------   ---------
     1        Priority Non-Tax Claims (to   Unimpaired; each Allowed Priority            $      560,944      100%
              be paid in the ordinary       Non-Tax Claim will be unimpaired in
              course of business)           accordance with Section 1124 of the
                                            Bankruptcy Code. All Allowed Priority
                                            Non-Tax Claims which are not due and
                                            payable on or before the Effective Date
                                            will be paid in the ordinary course of
                                            business in accordance with the terms
                                            thereof.

     2        Secured Bank Claims           Impaired; on the Effective Date,             $ [274,513,009]     100%
                                            Reorganized NTELOS and the Reorganized
                                            NTELOS Subsidiaries shall enter into (i)
                                            the New Credit Agreement on
                                            substantially the terms set forth in the
                                            Exit Financing Term Sheet and (ii) the
                                            Modified Hedge Agreements. Accordingly,
                                            from and after the Effective Date, (i)
                                            the Pre-Petition Secured Lenders' Claims
                                            against the Debtors in respect of the
                                            Pre-Petition Credit Agreement and the
                                            rights and obligations of the
                                            Reorganized Debtors and the Pre-Petition
                                            Secured Lenders shall be governed by the
                                            terms of the New Credit Agreement, and
                                            (ii) the Secured Hedge Parties' Claims
                                            against the Debtors in respect of the
                                            Pre-Petition Hedge Agreements and the
                                            rights and obligations of the
                                            Reorganized Debtors and the Secured
                                            Hedge Parties shall be governed by the
                                            terms of the Modified Hedge Agreements.

     3        FCC Secured Claims            Unimpaired; each FCC Secured Claim will      $    7,738,829      100%
                                            be treated as follows: (i) the Plan will
                                            leave unaltered the legal, equitable and
                                            contractual rights to which such Claim
                                            entitles the holder or (ii)
                                            notwithstanding any contractual
                                            provision or applicable law that
                                            entitles the holder of an Allowed Claim
                                            in Class 3 to demand or receive payment
                                            of such Claim prior to the stated
                                            maturity of such Claims from and after
                                            the occurrence of a default, such
                                            Allowed Claim in Class 3 will be
                                            reinstated and rendered unimpaired in
                                            accordance with Section 1124(2) of the

----------
     /2/ This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and to the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN/2/

                                                                                           Estimated
                   Type of Claim or                                                        Allowable      Estimated
   Class            Equity Interest                        Treatment                         Amount       Recovery
-----------   ---------------------------   ------------------------------------------   --------------   ---------
                                            Bankruptcy Code.

     4        RUS/RTB Secured Claims        Unimpaired; each RUS/RTB Secured Claim       $    6,628,605      100%
                                            will be treated as follows: (i) the Plan
                                            will leave unaltered the legal,
                                            equitable and contractual rights to
                                            which such Claim entitles the holder or
                                            (ii) notwithstanding any contractual
                                            provision or applicable law that
                                            entitles the holder of an Allowed Claim
                                            in Class 4 to demand or receive payment
                                            of such Claim prior to the stated
                                            maturity of such Claims from and after
                                            the occurrence of a default, such
                                            Allowed Claim in Class 4 will be
                                            reinstated and rendered unimpaired in
                                            accordance with Section 1124(2) of the
                                            Bankruptcy Code.

     5        Senior Debt Claims            Impaired; each holder of an Allowed          $  296,694,261       63%
                                            Senior Debt Claim will receive its
                                            Ratable Proportion of the Senior Debt
                                            New Common Stock Distribution Amount.
                                            Any securities, notes, instruments or
                                            documents evidencing the Senior Debt
                                            Claims will be cancelled on the
                                            Effective Date.

     6        Convenience Claims            Unimpaired; each Convenience Claim will      $    1,200,000      100%
                                            be rendered unimpaired in accordance
                                            with Section 1124 of the Bankruptcy
                                            Code. All Convenience Claims that have
                                            become due and payable on or before the
                                            Effective Date (unless previously paid)
                                            will be paid in full, in Cash on, or as
                                            soon as practicable after the Effective
                                            Date, or at such other time as is
                                            mutually agreed upon by the Debtors or
                                            the Reorganized Debtors, as the case may
                                            be, and the holder of such Claim. All
                                            Convenience Claims which are not due and
                                            payable on or before the Effective Date
                                            will be paid in the ordinary course of
                                            business in accordance with the terms
                                            thereof.

     7        General Unsecured Claims      Impaired; each Allowed General Unsecured     $    9,000,000       68%
                                            Claim will receive on account of and in
                                            full and complete settlement, release
                                            and discharge of such General Unsecured
                                            Claim: (i) Cash on the Effective Date
                                            equal to 30.6% of such holder's Allowed
                                            General Unsecured Claim; (ii) Cash on
                                            the first anniversary of the Effective
                                            Date equal to 20.4% of such holder's
                                            Allowed General Unsecured Claim;

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN/2/

                                                                                           Estimated
                   Type of Claim or                                                        Allowable         Estimated
   Class            Equity Interest                        Treatment                         Amount          Recovery
-----------   ---------------------------   ------------------------------------------   --------------      ---------
                                            and (iii) Cash on the second anniversary
                                            of the Effective Date equal to 17.0% of
                                            such holder's Allowed General Unsecured
                                            Claim.

     8        Intercompany Claims           Unimpaired; the legal, equitable and         $            0/3/      100%
                                            contractual rights of the holders of
                                            Intercompany Claims are unaltered.

     9        Subordinated Claims           Impaired; each holder of an Allowed          $  102,053,750          10%
                                            Subordinated Claim will receive its
                                            Ratable Proportion of the Subordinated
                                            Note New Common Stock Distribution
                                            Amount. Any securities, notes,
                                            instruments or documents evidencing the
                                            Subordinated Claims will be cancelled on
                                            the Effective Date.

    10        Old Preferred Stock           Impaired; each holder of an Allowed Old      250,000 shares           1%/4/
              Interests                     Preferred Stock Interest will receive
                                            its Ratable Proportion of the New
                                            Warrants to purchase up to 3.0% of the
                                            fully-diluted New Common Stock at an
                                            initial exercise price equal to 120% of
                                            the New Common Stock Price. The Old
                                            Preferred Stock Interests will be
                                            cancelled on the Effective Date.

    11        Subsidiary Interests          Unimpaired; the legal, equitable and         $ (543,184,085)/5/     100%
                                            contractual rights of the holders of
                                            Subsidiary Interests are unaltered.

    12        Old Common Stock Interests    Impaired; no holder of an Old Common           17,780,248             0%
                                            Stock Interest will receive a                    shares
                                            distribution on account of such
                                            interests. The Old Common Stock will be
                                            cancelled on the Effective Date.

    13        Other Equity Interests and    Impaired; holders of Other Equity            $            0           0%
              Securities Claims             Interests and Securities Claims will
                                            receive no distribution on account of
                                            such interests.

----------
     /3/ Intercompany Claims, which total $1,108,767,021 on the Debtors' Schedules, ultimately have a net value of zero because they are internally offsetting.

     /4/ As set forth in the footnotes to the Projected Financial Information, the Company used the Black-Scholes option pricing model to determine the value assigned to the New Warrants as of the Effective Date.

     /5/ Amount represents the shareholders' deficit, members' deficit, partners' deficit, or negative book value of the NTELOS Subsidiaries as of March 3, 2003.

DIP Lender Claims, Administrative Expense Claims, Professional Compensation and Reimbursement Claims, and Priority Tax Claims have not been classified (as set forth in Section 2 of the Plan) and are excluded from the foregoing classes in accordance with Section 1123(a)(1) of the Bankruptcy Code.

                                      III.
                             OVERVIEW OF CHAPTER 11

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders with respect to the distribution of a debtor's assets.

     The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

     The consummation of a plan of reorganization is the principal objective of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in the debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

     After a plan of reorganization has been filed, the holders of claims against or equity interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however,
Section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of Section 1125 of the Bankruptcy Code.

                                       IV.
                               GENERAL INFORMATION

A.   Description and History of Business.

     1.   Business.

          a.   General.

               The Company is a regional integrated communications provider offering a broad range of wireless and wireline products and services to business and residential customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina. The Company is a digital PCS licensee, and owns a fiber optic network, switches and routers, which enable the Company to offer its customers end-to-end connectivity in many of the regions it serves.

               The Company's wireless business consists primarily of digital PCS services, which the Company offers in Virginia, West Virginia, North Carolina and Kentucky. The Company began offering digital PCS services in late 1997 and offered analog cellular services until July 2000. The Company's PCS network utilizes digital CDMA technology. As of March 31, 2003, the Company owned licenses covering approximately 10.2 million pops and provided PCS services to approximately 279,700 subscribers.

               The Company provides ILEC and CLEC services in Virginia and CLEC services in West Virginia. As an ILEC, the Company owns and operates two local telephone companies. As of March 31, 2003, the Company's ILECs had approximately 52,000 residential and business access lines installed. As a CLEC, the Company serves 16 markets in three states. Since commencing CLEC operations in mid-1998, the Company has grown its number of installed business access lines to approximately 44,000 as of March 31, 2003. The Company also provides dial-up Internet access through a local presence in Virginia, West Virginia and Tennessee. The Company offers high-speed data services, such as dedicated service and DSL within these three states. As of March 31, 2003, the Company's Internet customer base totaled approximately 60,000 dial-up subscribers and 6,000 DSL subscribers.

               The Company's wireless and wireline businesses are supported by its fiber optic network, which currently includes 1,800 route-miles. This network gives the Company the ability to originate, transport and terminate much of its customers' communications traffic in many of its service markets. The Company also uses its network to back-haul communications traffic for its retail services and to serve as a carrier's carrier, providing transport services to third parties for long distance, Internet and private network services. The Company's fiber optic network is connected to and marketed with adjacent fiber optic networks in the mid-Atlantic region.

               NTELOS (formerly CFW Communications Company) was incorporated in Virginia on January 22, 1988, and its principal offices are located in Waynesboro, Virginia. The Company employed 1,310 regular full-time and part-time persons as of March 31, 2003.

          b.   Products and Services.

               The Company segregates its services into three primary categories: wireless communications, wireline communications and other communications services.

               (i)      Wireless.

                        (1)   Digital PCS.

               The Company's wireless business provides digital PCS services and other packages with the following affordable and reliable services:

     . Digital Features. The features of the Company's basic PCS service include voice mail with notification, caller ID, call waiting, three-way calling, call forwarding, voice activated dialing and 2 way mobile messaging. For an additional fee, the Company also provides wireless Internet access.

     . Nationwide Service. The Company's nationwide roaming agreements and dual-mode handsets allow its customers to roam on wireless networks of other wireless providers.

        The Company has nationwide roaming agreements with Sprint, Verizon and ALLTEL that allows its PCS customers to make and receive calls.

     . Advanced Handsets. The Company offers tri-mode handsets employing 1XRTT data capable CDMA technology, which allow customers to make and receive calls on both CDMA PCS and analog frequency bands. These handsets allow roaming on digital or analog networks where the Company's digital PCS service is not available. These handsets are equipped with preprogrammed features such as speed dial and last number redial.

     . Extended Battery Life. The CDMA handsets that the Company offers provide extended battery life. These handsets generally offer four days of standby and two and one-half hours of talk time battery life. Handsets operating on a digital system are capable of saving battery life while turned on but not in use, improving efficiency and extending the handset's use.

     . Enhanced Voice Quality. The Company's CDMA technology offers enhanced voice quality and clarity, powerful error correction, less susceptibility to call fading and enhanced interference rejection, as compared to analog cellular systems, all of which result in fewer dropped calls.

     . Privacy and Security. The Company's PCS services provide secure voice transmissions encoded into a digital format, designed to prevent eavesdropping and unauthorized cloning of subscriber identification numbers.

     . Customer Care. The Company offers customer care 24 hours-a-day, 365 days-a-year. Customers can call the Company's toll-free customer care number from anywhere. The Company's PCS handsets can be preprogrammed with a speed dial feature that allows customers to easily reach customer care at any time. The Company's local retail stores also serve as customer contact centers, where customers can receive personalized customer service.

     . Simple Rate Plans. Customers can select from rate plans that include expanded local, state or regional one-rate calling areas.

                        (2)   Wholesale Wireless Services.

               The Company provides digital PCS services on a wholesale basis to Horizon Personal Communications, Inc., a Sprint affiliate, and to various other PCS service providers under roaming agreements. The Company currently is party to a ten-year agreement with Horizon to provide wholesale PCS services through a contiguous thirteen (13) BTA footprint. Horizon uses the Company's network to provide retail service to its customers in these BTAs. The agreement with Horizon was amended in 2001 to provide pricing changes, including minimum monthly revenue commitments from July 2001 through December 2003, and additional revenue for minutes of use that exceed predetermined thresholds.

               (ii)     Wireline.

               The Company's wireline communications services include ILEC and CLEC services, Internet access, including high-speed DSL and dial-up, and data transmission services. The Company also owns and operates a fiber optic cable network, switches and routers through which it delivers many of its services.

               The Company currently provides ILEC and CLEC services in Virginia and CLEC services in West Virginia. As an ILEC, the Company owns and operates a 106-year-old telephone company in western Virginia that serves business and residential customers. In February 2001, through NTELOS' merger with R&B Communications, Inc., NTELOS acquired the R&B Communications, Inc. ILEC, a 102-year-old telephone company in southwestern Virginia that serves business and residential customers. As a CLEC, the Company serves business customers in sixteen (16) markets.

               The Company's ILEC and CLEC services provide customers with a broad range of services and custom calling features. Calling features provided by the Company include call waiting, continuous redialing, caller ID and voice mail. The Company offers to its business customers Centrex services, which replace a customer's private branch exchange, or PBX, system. In lieu of a PBX system, the Company's Centrex services provide the switching function, along with multiple access lines. Additionally, the Company offers domestic and international long distance services to its ILEC and CLEC customers using its network facilities or through resale arrangements with interexchange carriers such as MCI WorldCom.

               The Company provides Internet access services in Virginia, West Virginia, Tennessee and North Carolina and Web hosting services on both LINUX and Windows 2000 servers. This service provides to the Company's customers dial-up Internet access through 59 local Internet points of presence and multiple e-mail accounts, free software and personal disk space. Customers also may connect to the Internet through the Company's DSL and high speed Internet services.

               The Company owns and operates a fiber optic cable network which provides a backbone for the delivery of its ILEC, CLEC, Internet access and digital PCS services to business and residential customers. The Company's network enables it to originate, transport and terminate communications traffic within its service territory, facilitating its ability to control quality and contain network operating costs. The Company also uses its network to serve as a carrier's carrier, leasing capacity on the network to other communications carriers for the provision of long distance services, private network facilities and Internet access.

               (iii)    Other.

               The Company owns and operates wireless cable systems in the Charlottesville, Roanoke Valley, Shenandoah Valley and Richmond, Virginia markets. As of March 31, 2003, these systems provided wireless cable service to approximately 5,400 customers. The Company offers its subscribers up to 25 basic cable channels, including ESPN, CNN, TBS and the Disney Channel, and one to three premium channels, including HBO, Cinemax and Showtime. The Company also operates a 750 MHz wireline cable system in Alleghany County, Virginia with a similar product offering. As of March 31, 2003, there were approximately 6,600 wireline cable subscribers. In February 2003, the Company entered into an agreement for the sale of the assets of this wireline cable system for $8.7 million (subject to certain downward adjustments), conditioned on franchise authority approval. The Bankruptcy Court approved this sale on April 17, 2003. The Company also provides its customers with paging services that cover most of Virginia. As of March 31, 2003, the Company had approximately 10,000 paging customers, and offered numeric, alphanumeric, tone-only and tone and voice paging services, as well as wide-area paging.

     2.   Capital Structure.

          The Company's business has required substantial amounts of capital and liquidity to fund its operations and the significant capital expenditures necessary to expand the Company's network, operations and services according to its business plan.

          As of December 31, 2002, the Company's financial records reflected assets with a book value totaling approximately $729.5 million and liabilities and preferred stock obligations totaling approximately $1,072.2 million.

          a.   Equity Securities.

               NTELOS has established two classes of equity securities, which consist of common stock and preferred stock in multiple series. As of December 31, 2002, there were outstanding 17,780,248 shares of NTELOS' common stock, 112,500 shares of Series B Preferred Stock and 137,500 shares of Series C Preferred Stock.

               On July 11, 2000, NTELOS issued pursuant to a stock purchase agreement, 112,500 shares of its Series B Preferred Stock to WCAS (100,000 shares) and Morgan Stanley Dean Witter Equity Funding, Inc. (12,500 shares) in exchange for an aggregate of $112.5 million. The Series B Preferred Stock is entitled to receive dividends at an annual rate of 8.5% of the stated value and is convertible into shares of NTELOS common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $41.00. In connection with the issuance of the Series B Preferred Stock, NTELOS issued to WCAS and Morgan Stanley Dean Witter Equity Funding, Inc. warrants to purchase an aggregate of 500,000 shares of NTELOS common stock at an exercise price of $50.00 per share.

               Pursuant to stock purchase agreements dated as of July 26, 2000 and August 14, 2000, respectively, WCAS also purchased 55,022 shares of Series C Preferred Stock for $55.0 million and 69,978 shares of Series D Preferred Stock for $70.0 million. Pursuant to the same respective purchase agreements, Morgan Stanley Dean Witter Equity Funding, Inc. purchased 5,278 shares of Series C Preferred Stock for $5.3 million and 7,222 shares of Series D Preferred Stock for $7.2 million. The Series C Preferred Stock is entitled to receive dividends at an annual rate of 5.5% of the stated value and is convertible into shares of NTELOS common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $45.00. The Series D Preferred Stock automatically converted into shares of Series C Preferred Stock on December 4, 2000, following approval by NTELOS' shareholders of such conversion. No shares of Series D Preferred Stock have been outstanding since NTELOS' shareholders approved its conversion.

          b.   Debt Securities.

               (i)      Senior Notes.

               NTELOS issued, pursuant to an indenture dated as of July 26, 2000, between NTELOS, as issuer, and The Bank of New York, as Trustee, $280.0 million aggregate principal amount of 13.0% senior notes due 2010.

               The Senior Notes are unsecured unsubordinated obligations of NTELOS, and will mature on August 15, 2010. Interest accrued on the Senior Notes is payable semiannually (to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date) on February 15 and August 15 of each year, commencing February 15, 2001.

               The Senior Notes are issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof.

               The Senior Notes are redeemable, at NTELOS' option, in whole or in part, at any time or from time to time, on or after August 15, 2005 and prior to maturity, upon not less than thirty (30) nor more than sixty (60) days' prior notice mailed by first class mail to each holder's last address as it appears in the security register, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing August 15, of the years set forth below:

                                                 REDEMPTION
                    YEAR                            PRICE
                    ----                         ----------
                    2005..................          106.500%
                    2006..................          104.333%
                    2007..................          102.167%
                    2008 and thereafter...          100.000%

               In addition, at any time prior to August 15, 2003, NTELOS may redeem up to 35.0% of the principal amount of the Senior Notes with the net cash proceeds of one or more sales of capital stock of NTELOS (other than certain disqualified stock), at any time or from time to time in part, at a redemption price (expressed as a percentage of principal amount) of 113.0%, plus accrued and unpaid interest to the redemption date (subject to the rights of holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date); provided that at least 65.0% of the aggregate principal amount of notes originally issued remains outstanding after each such redemption and that notice of any such redemption is mailed within sixty (60) days after each such sale of capital stock.

               In the case of any partial redemption, selection of the Senior Notes for redemption will be made by the Senior Indenture Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed or, if the Senior Notes are not listed on a national securities exchange, by lot or by such other method as the Senior Indenture Trustee in its sole discretion shall deem to be fair and appropriate; provided that no note of $1,000 in principal amount or less shall be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

               (ii)     Subordinated Notes.

               NTELOS issued, pursuant to an indenture dated as of July 26, 2000, between NTELOS, as issuer, and The Bank of New York, as trustee, $95.0 million aggregate principal amount of 13.5% subordinated notes due 2011.

               The terms of the Subordinated Indenture, under which the Subordinated Notes were issued, are substantially similar to the terms of the Senior Indenture, with the exception that the rights and Claims of holders of the Subordinated Notes are subordinated to those of the holders of the senior indebtedness of NTELOS and to those of the Pre-Petition Secured Lenders pursuant to the Pre-Petition Credit Agreement.

               The Subordinated Notes are redeemable, at NTELOS' option, in whole or in part, at any time or from time to time, on or after August 15, 2005 and prior to maturity, upon not less than thirty (30) nor more than sixty (60) days' prior notice mailed by first class mail to each holder's last address as it appears in the security register, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing August 15, of the years set forth below:

                                                 REDEMPTION
                    YEAR                            PRICE
                    ----                         ----------
                    2005..................          106.750%
                    2006..................          104.500%
                    2007..................          102.250%
                    2008 and thereafter...          100.000%

               In addition, at any time prior to August 15, 2003, NTELOS may redeem up to 35.0% of the principal amount of the Subordinated Notes with the net cash proceeds of one or more sales of capital stock of NTELOS (other than certain disqualified stock), at any time or from time to time in part, at a redemption price (expressed as a percentage of principal amount) of 113.5%, plus accrued and unpaid interest to the redemption date (subject to the rights of holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date); provided that at least 65.0% of the aggregate principal amount of notes originally issued remains outstanding after each such redemption and that notice of any such redemption is mailed within sixty (60) days after each such sale of capital stock.

               In the case of any partial redemption, selection of the Subordinated Notes for redemption will be made by the Subordinated Indenture Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Subordinated Notes are listed or, if the Subordinated Notes are not listed on a national securities exchange, by lot or by such other method as the Subordinated Indenture Trustee in its sole discretion shall deem to be fair and appropriate; provided that no note of $1,000 in principal amount or less shall be redeemed in part. If any Subordinated Note is to be redeemed in part only, the notice of redemption relating to such Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

          c.   Pre-Petition Credit Agreement.

               On July 26, 2000, NTELOS entered into the Pre-Petition Credit Agreement, which originally consisted of a $100.0 million revolving credit facility and $225.0 million in term loans and term loan commitments, divided into a $50 million Term Loan A, a $100.0 million Term Loan B and a $75.0 million Term Loan C.

               The term loans were used to finance certain acquisitions made by NTELOS, to refinance NTELOS' senior debt and certain debt of the NTELOS Subsidiaries and for working capital and general corporate purposes.

               By the original terms of the Pre-Petition Credit Agreement, the revolving credit facility was repayable in a single payment on July 25, 2007. Amounts outstanding under Term Loan A on July 26, 2001 were repayable beginning September 30, 2003 in increasing quarterly installments, with a final maturity on July 25, 2007. Amounts outstanding under Term Loan B were repayable beginning on September 30, 2002 in quarterly installments equal to approximately 1.0% per year of principal during each year through July 25, 2008, with the entire balance of Term Loan B repayable on July 25, 2008. Amounts outstanding under Term Loan C were repayable in a single payment on July 25, 2008.

               NTELOS may choose to have interest accrue on loans outstanding under the Pre-Petition Credit Agreement at rates based on the adjusted prime rate or the fully reserve adjusted London interbank offered rate, or LIBOR, plus an applicable margin. The applicable margin on the Petition Date was:

          . in respect of the revolving credit facility and the Term Loan A, 3.25% per annum over LIBOR and 2.25% per annum over adjusted prime, provided that the applicable percentage per annum may vary depending on NTELOS' leverage ratio;

          . in respect of the Term Loan B, 4.00% per annum over LIBOR and 3.00% per annum over adjusted prime; and

          . in respect of the Term Loan C, 2.75% per annum over LIBOR and 1.75% per annum over adjusted prime.

               A commitment fee is payable periodically on the unused portion of the revolving credit commitment at a rate equal to between 0.50% and 0.75% per annum depending on the amounts drawn under the revolving credit facility. Letter of credit fees are payable on the face amount of letters of credit NTELOS asks be issued for its account, at a rate equal to the margin over LIBOR that is applicable at the time to revolving credit loans that bear interest based on LIBOR paid proportionately to all of the Pre-Petition Secured Lenders, plus an additional 0.25% for the account of the issuing bank.

               NTELOS' obligations under the Pre-Petition Credit Agreement are secured by substantially all of its assets, including real property. NTELOS pledged to the collateral agent for the Pre-Petition Secured Lenders' benefit, its equity interests in certain of its subsidiaries. Certain of NTELOS' subsidiaries have guaranteed NTELOS' obligations under the Pre-Petition Credit Agreement and have also pledged their assets to secure their guarantees.

               NTELOS is bound by certain financial covenants under the Pre-Petition Credit Agreement, including a maximum total debt to EBITDA, a maximum senior secured debt to EBITDA, a minimum interest coverage ratio and a minimum debt service coverage ratio.

               In addition, NTELOS is required to make financial statements and other reports available to the Pre-Petition Secured Lenders on a regular basis and there are limits on NTELOS' ability to incur additional debt, to grant Liens on its property, to declare dividends or make other distributions to its shareholders, or to repurchase its own stock or prepay other debt, to make capital expenditures or loans to or investments in others, to merge, consolidate, sell and buy assets or acquire other businesses, to engage in transactions with its affiliates (other than subsidiary guarantors) or to amend its Articles of Incorporation.

               The Pre-Petition Credit Agreement provides for customary events of default, including non-payment, breaches of covenants, making misleading or inaccurate representations and warranties, cross-default to certain other debt, certain events of bankruptcy and insolvency, ERISA violations and change in control.

     3.   Selected Historical Financial Data.

          The selected historical operating data set forth below for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 and the three-month periods ended March 31, 2003 and 2002, have been derived from the audited consolidated financial statements of the Debtors. The data should be read in conjunction with the historical consolidated financial statements of the Debtors, and the related notes thereto, set forth in Exhibit E annexed hereto.

                          NTELOS INC. AND SUBSIDIARIES
                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                                 (in thousands)

                                                                 YEAR ENDED DECEMBER 31,               THREE MONTHS ENDED MARCH 31,
                                                       --------------------------------------------    ----------------------------
                                                           2002            2001            2000            2003            2002
                                                       ----------------------------------------------------------------------------
SELECTED OPERATING DATA:

OPERATING REVENUES:
   Wireless PCS                                        $    156,860    $    118,832    $     39,096    $     46,782    $     35,771
   Wireline communications                                   96,916          86,485          58,280          25,130          22,318
   Other communications services                              8,951           9,746          16,143           1,539           1,932
                                                       ----------------------------------------------------------------------------
                                                            262,727         215,063         113,519          73,451          60,021
                                                       ----------------------------------------------------------------------------
OPERATING EXPENSES:
   Cost of wireless sales (exclusive of items shown
    separately below)                                        48,868          47,808          18,657          10,780          12,223
   Operating expenses (exclusive of items shown
    separately below)                                       148,329         146,751          74,610          39,419          38,516
   Depreciation and amortization                             82,924          82,281          37,678          17,911          23,095
   Accretion of asset retirement obligations                      -               -               -             152               -
   Asset impairment charge                                  402,880               -               -               -               -
   Operational and capital restructuring charges              4,285               -               -           2,427           1,267
                                                       ----------------------------------------------------------------------------
                                                            687,286         276,840         130,945          70,689          75,101
                                                       ----------------------------------------------------------------------------

OPERATING (LOSS) INCOME                                    (424,559)        (61,777)        (17,426)          2,762         (15,080)

OTHER INCOME (EXPENSES)
   Interest expense                                         (78,351)        (76,251)        (31,407)        (15,285)        (19,004)
   Other gains (losses), financing costs, equity
    investment losses and investment income, net              7,018          36,238          50,791         (37,769)          1,822
                                                       ----------------------------------------------------------------------------
(Loss) income before taxes and minority interests in
 losses (earnings) of subsidiaries                         (495,892)       (101,790)          1,958         (50,292)        (32,262)
                                                       ----------------------------------------------------------------------------

Net (loss) income before preferred stock dividend and
 cumulative effect of an accounting change                 (488,947)        (63,713)         18,639         (50,597)        (30,664)

Cumulative effect of an accounting change                         -               -               -          (2,754)              -
 (Loss) income applicable to common shares                 (509,364)        (82,556)         10,471         (57,108)        (35,683)

Cash flow and other financial data:
Net cash provided by (used in) operating activities          22,015         (11,501)          9,878          24,417           5,939
Net cash used in investing activities                       (42,403)        (29,796)       (621,502)        (11,042)        (18,514)
Net cash provided by (used in) financing activities          25,311          46,953         613,063            (752)          7,196

Capital expenditures (1)                                     73,164         102,872          65,590          11,377          29,120

Reconciliation of Operating Income (Loss) to EBITDA (a non-GAAP measure) (2)

Operating Income (Loss)                                    (424,559)        (61,777)        (17,426)          2,762         (15,080)
     Reconciling items to arrive at EBITDA:

       Depreciation and Amortization                         82,924          82,281          37,678          17,911          23,095
       Asset impairment charges                             402,880               -               -               -               -
       Accretion of asset retirement obligations                  -               -               -             152               -
                                                       ----------------------------------------------------------------------------
EBITDA (2)                                                   61,245          20,504          20,252          20,825           8,015
                                                       ============================================================================

                                           DECEMBER 31,    MARCH 31,
                                              2002           2003
                                           -------------------------
BALANCE SHEET DATA:
Cash and cash equivalents                        12,216       24,839
Property, plant and equipment, net              434,455      430,156
Radio spectrum licenses                         116,961      116,782
Total assets                                    729,521      724,856
Total current and long-term debt                642,722      642,568
Redeemable, convertible preferred stock         286,164      298,246
Shareholders' deficit                          (342,677)    (399,333)

OPERATING STATISTICS:
Total PCS licensed POP's                     10,271,000   10,271,000
PCS subscribers                                 266,467      279,681
DSL subscribers                                   5,534        5,972
Internet subscribers                             61,486       60,327
ILEC access lines installed                      52,014       51,817
CLEC access lines installed                      43,815       45,986

(1) Capital expenditures represent additions to: land and buildings; network plant and equipment; furniture, fixtures and other equipment; and radio spectrum licenses.

(2) Represents operating income (loss) before depreciation and amortization, accretion of asset retirement obligations and asset impairment charges. The Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations. Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

B.   Events Leading to the Commencement of the Chapter 11 Case.

     NTELOS believes that its financial difficulties, and the events leading up to the Chapter 11 Case, are attributable to a number of factors. The dramatic downturn in the economy generally in the latter half of 2001 and in 2002, and the telecommunications sector in particular, adversely impacted NTELOS' ability to build its revenue base and generate funds adequate to meet its debt servicing requirements at the holding company level. Further, NTELOS and the NTELOS Subsidiaries have grown dramatically since NTELOS' founding, through acquisitions and capital expenditures. Such transactions have left the companies highly leveraged and thus vulnerable to general adverse economic and industry conditions.

     1.   Debt Structure.

          The principal contributing factor for the Debtors filing petitions for relief under Chapter 11 of the Bankruptcy Code is the Debtors' debt structure. The Debtors' prepetition debt consists of: approximately $261.0 million of outstanding secured indebtedness under the Pre-Petition Credit Agreement; an aggregate face amount of $280.0 million (carrying amount of approximately $271.0 million) of Senior Notes; an aggregate face amount of $95.0 million (carrying amount of approximately $86.0 million) of Subordinated Notes; approximately $15.0 million of secured claims held by the Federal Communications Commission, Rural Utilities Service and the Rural Telephone Bank; and approximately $27.0 million of unsecured claims.

          The Debtors' consolidated balance sheet further reflects: accrued interest and other expenses of $43.0 million, obligations to benefit and pension plans of $26.0 million and long-term liabilities of $56.0 million. The Debtors' total current and long-term liabilities as of December 31, 2002 were approximately $785.0 million.

          This significant amount of indebtedness results in an annual interest expense of approximately $78.2 million. The Debtors have experienced significant increases in cash flow in each year since putting in place their existing capital structure (as discussed below); however, the Debtors continue to require access to capital to support its operations.

     2.   Evaluation of Debt Restructuring Alternatives

          In light of the significant level of indebtedness discussed above, the Board of Directors of NTELOS formed a Special Committee on June 10, 2002 in order to evaluate the strategic business alternatives available to NTELOS and to recommend a course of action with respect to a financial restructuring of the Debtors. In September 2002, NTELOS retained UBS Warburg as its financial advisor to assist it in exploring a variety of restructuring alternatives in order to address its capital structure. Thereafter, continued competition in the wireless telecommunications sector resulted in a reduction of NTELOS' long-term outlook on its wireless operations, including a decrease in the projected wireless subscriber growth, wholesale revenue growth, and average revenue per wireless subscriber. In addition, capital and lending prospects for telecommunication companies continued to deteriorate. As a result of these conditions, on

November 29, 2002, NTELOS entered into an amendment and waiver with the Pre-Petition Secured Lenders which restricted the amounts that NTELOS could borrow under the Pre-Petition Credit Agreement and waived NTELOS' obligation to make certain representations in order to submit a borrowing request, including a representation that the present fair salable value of the Debtors' assets is not less than the amount that would be required to pay the Debtors' debts as they become absolute and matured. Upon expiration of the waiver, NTELOS did not have access to the Pre-Petition Credit Agreement following January 31, 2003. For these reasons, NTELOS announced it would not make the semi-annual interest payments of $18.2 and $6.4 million on its Senior Notes and Subordinated Notes, respectively, which were due February 18, 2003.

          Under the terms of its engagement letter with UBS Warburg dated September 13, 2002, as amended March 3, 2003, NTELOS agreed to pay UBS Warburg monthly advisory fees in the amount of $200,000, provided that 100.0% of such monthly advisory fees would be credited against any restructuring transaction fee payable to UBS Warburg. The engagement letter provides that if NTELOS restructures, directly or indirectly, the Pre-Petition Credit Agreement, Senior Notes, Subordinated Notes, Series B and/or Series C Preferred Stock, it will pay to UBS Warburg a restructuring transaction fee equal to the greater of (i) $2.0 million, subject to certain minimum conditions, and (ii) the sum of (a) 1.0% of the principal amount of the Senior Notes and 0.5% of the principal amount or liquidation preference of the Subordinated Notes, Series B and Series C Preferred Stock directly affected by the transaction, plus (b) $250,000 if NTELOS requests UBS Warburg's assistance in obtaining Pre-Petition Credit Agreement covenant modifications and such efforts are successful, plus 0.5% of the principal amount of the Pre-Petition Credit Agreement if NTELOS requests UBS Warburg's assistance in seeking other modifications and such efforts are successful, subject to certain limitations. For a discussion of the Bankruptcy Court modification to the engagement letter, see Section V.D, "Events During the Chapter 11 Case - First Day and Various Other Motions."

     3.   Factors Impacting Decision to File the Chapter 11 Case

          This section describes the following events NTELOS believes impacted its decision to commence a Chapter 11 Case: (i) market conditions generally,
(ii) the amendment of the Pre-Petition Credit Agreement, (iii) unsuccessful refinancing efforts and (iv) negotiations with certain holders of the Senior Notes and the holder of the Subordinated Notes.

          a.   Market Conditions.

               The general slowdown of the entire telecommunications industry and increased competition experienced in the wireless PCS industry has resulted in a decrease of several industry analysts' projections, including subscriber growth, average revenue per unit ("ARPU"), subscriber churn improvement and reductions in average costs per subscriber. This decrease in industry-wide projections, combined with an economic environment not conducive to strategic transactions, such as mergers and acquisitions, has resulted in dramatic decreases in the value of wireless PCS assets.

               In response, NTELOS performed a comprehensive evaluation of the Debtors' long-term business plan and made several modifications including a reduction in subscriber growth, a decrease in ARPU, a slower improvement in subscriber churn and lower wholesale revenues. Based on this assessment, NTELOS recognized an asset impairment charge to the value of the Debtors' wireless PCS radio spectrum licenses, goodwill and other intangible assets, property, plant and equipment of $404.0 million.

          b.   Amendment to the Pre-Petition Credit Agreement.

               On November 29, 2002, NTELOS entered into Amendment No. 4 and Waiver No. 1 to the Pre-Petition Credit Agreement. In connection with the Amendment and Waiver, the Pre-Petition Secured Lenders agreed to provide NTELOS with borrowing capacity under its revolving credit facility up to an amount sufficient to fund NTELOS' business plan during the period in which NTELOS addressed its capital structure.

               The Amendment and Waiver provided a waiver through January 31, 2003 of NTELOS' obligation to make certain representations and warranties. The Amendment and Waiver also provided for a cap on the amounts that could be borrowed through January 31, 2003 under the revolving credit facility portion of the Pre-Petition Credit Agreement of $36.0 million, or $15.0 million of borrowings in excess of amounts outstanding as of the date immediately prior to the Amendment and Waiver. This borrowing cap was removed after January 31, 2003. Additionally, after December 1, 2002, NTELOS was limited to borrowing no more than $2.5 million per week.

               The waiver expired on February 1, 2003. NTELOS actively attempted to develop a plan with respect to its future capital structure during December 2002 and January 2003 (as discussed below). Upon expiration of the waiver, NTELOS was required, in connection with any borrowing request, to make all of the representations and warranties contained in the Pre-Petition Credit Agreement. The representations under the Pre-Petition Credit Agreement include a representation that the present fair salable value of the Debtors' assets is not less than the amount that would be required to pay the Debtors' debts as they become absolute and matured. Due to market conditions, NTELOS was uncertain whether it could make this representation.

          c.   Refinancing Efforts.

               NTELOS, with the assistance of UBS Warburg, has explored various strategic alternatives by which to recapitalize NTELOS. None of the strategic alternatives explored, however, presented a viable out-of-court approach to undertaking a comprehensive restructuring of NTELOS' capital structure. NTELOS, with the assistance of UBS Warburg, determined that a reorganization under Chapter 11 of the Bankruptcy Code was the most viable means to restructure NTELOS' capital structure.

          d. Negotiations with Certain Holders of the Senior Notes and the Holder of the Subordinated Notes.

               In September 2002, NTELOS retained UBS Warburg as its financial advisor to assist in exploring a variety of restructuring alternatives in order to address NTELOS' capital structure. As a result of these efforts, and after the amendment to the Pre-Petition Credit Agreement and NTELOS' unsuccessful refinancing efforts, NTELOS' management concluded that the best available alternative for recapitalizing NTELOS and maximizing the recovery for creditors and equity interest holders was through a plan of reorganization that would restructure NTELOS' balance sheet through a cancellation of NTELOS' public debt and equity securities and the issuance of new convertible debt securities and common stock of Reorganized NTELOS. Therefore, NTELOS, with the assistance of UBS Warburg, began negotiations with certain holders of the Senior Notes and the holder of the Subordinated Notes in an attempt to reach an agreement on the terms of a plan to restructure NTELOS' securities.

               Throughout December 2002, and up to the Petition Date, NTELOS engaged in discussions and negotiations with certain holders of the Senior Notes, the holder of the Subordinated Notes and its advisor on the terms of a proposed restructuring of NTELOS.

                                       V.
                        EVENTS DURING THE CHAPTER 11 CASE

     On March 4, 2003, the Debtors commenced the Chapter 11 Case in the Bankruptcy Court. The Debtors continue to operate their businesses and manage their properties as Debtors in Possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

A.   Post-Petition Agreements.

     As a result of its negotiations with certain holders of the Senior Notes, NTELOS and the Participating Noteholders have entered into the Subscription Agreement, under which the Participating Noteholders have agreed to purchase $75.0 million principal aggregate amount of New Notes to be issued by Reorganized NTELOS, subject to the terms and conditions set forth therein. The Subscription Agreement is subject to a number of termination events, relating primarily to the progress of the Chapter 11 Case proceeding according to a specified timetable. For a discussion of the investment by the Participating Noteholders in the New Notes, see Section VI.C, "The Joint Plan of Reorganization - New Investment."

     Further, NTELOS and certain Pre-Petition Secured Lenders have structured the terms of a proposed plan of reorganization for which such Pre-Petition Secured Lenders have expressed their support. In connection with these restructuring efforts, such Pre-Petition Secured Lenders entered into a Plan Support Agreement with NTELOS. The Debtors believe that the Plan discussed herein reflects the terms of the Plan Support Agreement. A copy of the Plan Support Agreement is annexed hereto as Exhibit G. The Plan Support Agreement is subject to a number of termination events, relating primarily to the progress of the Chapter 11 Case proceeding according to a specified timetable.

B.   Continuation of Business; Stay of Litigation.

     Following the commencement of the Chapter 11 Case, the Debtors have continued to operate as Debtors in Possession with the protection of the Bankruptcy Court. The Bankruptcy Court has certain supervisory powers over the operations of the Debtors during the pendency of the bankruptcy case. The Debtors have been operating in the ordinary course of business and will seek approval for any transactions that are outside the ordinary course of business.

     An immediate effect of the filing of the Chapter 11 Case was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all litigation against the Debtors. The automatic stay will remain in effect until the Effective Date unless modified or vacated by the order of the Bankruptcy Court.

C.   DIP Credit Agreement.

     As discussed below, the Bankruptcy Court approved NTELOS' entrance into the DIP Credit Agreement. The DIP Credit Agreement consists of a revolving credit facility in an aggregate principal amount of up to $35.0 million (with a $5.0 million sublimit for letters of credit).

     On March 4, 2003, the Bankruptcy Court granted access to up to $10.0 million under DIP Credit Agreement, with access to the full $35.0 million subject to final Bankruptcy Court approval, certain state regulatory approvals and the Pre-Petition Secured Lenders' receiving satisfactory assurances regarding the Participating Noteholders' proposed $75.0 million investment in NTELOS upon emergence from the Chapter 11 Case. On March 24, 2003, the Bankruptcy Court entered a final order authorizing NTELOS to access up to $35.0 million under the DIP Credit Agreement and, as of April 11, 2003, NTELOS satisfied all other conditions to full access to the DIP Credit Agreement.

     Proceeds from advances under the DIP Credit Agreement are to be used solely for working capital, capital expenditures and other general corporate purposes of the Debtors including, to the extent permitted under the DIP Credit Agreement, the NTELOS Non-filing Subsidiaries. Postpetition advances will bear interest at a rate equal to 4.0% over the Eurodollar Rate (as defined in the DIP Credit Agreement), with respect to Eurodollar advances, and 3.0% over the Base Rate (as defined in the DIP Credit Agreement), with respect to base rate advances.

     The facility provided under the DIP Credit Agreement matures 180 days after the Petition Date, provided that it may be extended to 270 days after the Petition Date under certain circumstances. NTELOS secured its obligations under the DIP Credit Agreement by granting the DIP Lenders a superpriority Administrative Expense Claim against the Debtors' estates. Subject to carve-outs for professional fees and disbursements in an aggregate amount not to exceed $1.75 million, plus fees payable to the United States Trustee pursuant to 28 U.S.C. Section 1930(a), as collateral for the provision of debtor in possession financing, the DIP Lenders received:

          . a perfected first priority priming Lien on all assets of the Debtors that secure NTELOS' obligations under the Pre-Petition Credit Agreement pursuant to Section 364(d)(1) of the Bankruptcy Code,

          . a superpriority administrative expense claim with priority over any and all other Administrative Expense Claims pursuant to Section 364(c)(1) of the Bankruptcy Code,

          . a perfected first priority Lien on all unencumbered assets of the Debtors, if any, pursuant to Section 364(c)(2) of the Bankruptcy Code, and

          . a perfected junior Lien on all encumbered assets of the Debtors other than those referred to in the first clause of this sentence, pursuant to Section 364(c)(3) of the Bankruptcy Code.

     As adequate protection of their interest in Collateral described in the Pre-Petition Credit Agreement, that Security Agreement, dated as of July 26, 2000, the mortgages and all documentation executed in connection with therewith, including certain Hedge Agreements (collectively, the "Existing Agreements"), the Pre-Petition Secured Lenders:

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

          . were granted certain Adequate Protection Liens (as defined in the Final DIP Order),

          . were granted a superpriority claim as provided for in Section 507(b) of the Bankruptcy Code, immediately junior to the Claims under Section 364(c)(1) of the Bankruptcy Code held by the Agent and the DIP Lenders to the extent of diminution,

          . shall receive or received from the Debtors (i) scheduled principal amortization payments as set forth in Section 2.04 of the Pre-Petition Credit Agreement, (ii) immediate cash payment of all accrued and unpaid interest on the Pre-Petition Debt (as defined in the Final DIP Order) and letter of credit fees at the rates provided for in the Existing Agreements, and all other accrued and unpaid fees and disbursements (including, but not limited to, fees owed to the Agent) owing to the Agent under the Existing Agreements and incurred prior to the Petition Date, (iii) current cash payments of all fees and expenses payable to the Agent under the Existing Agreements, including, but not limited to, the reasonable fees and disbursements of counsel, financial and other consultants for the Agent and (iv) on the first business day of each month, all accrued but unpaid interest on the Pre-Petition Debt (as defined in the Final DIP Order), and letter of credit and other fees at the non-default contract rate applicable on the Petition Date (including LIBOR pricing options) under the Existing Agreements, provided that, without prejudice to the rights of any other party to contest such assertion, the Pre-Petition Secured Lenders reserve their rights to assert claims for the payment of additional interest calculated at any other applicable rate of interest (including, without limitation, default rates), or on any other basis, provided for in the Existing Agreements,

          . shall be permitted to retain expert consultants and financial advisors at the reasonable expense of the Debtors, which consultants and advisors shall be given reasonable access for purposes of monitoring the business of the Debtors and the value of the Collateral described in the Existing Agreements, and

          . shall receive 100% of the Net Cash Proceeds (as defined in the DIP Credit Agreement) resulting from any sale, lease, transfer, license or other disposition of property outside the ordinary course of business or of any surplus property, all as permitted by the DIP Credit Agreement, that are not required to be paid in respect of the DIP Obligations (as defined in the Final DIP Order).

     Further, except to the extent of the Carve Out (as defined in the Final DIP Order) and the amounts of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default (as defined in the DIP Order) in respect of which the Carve Out is invoked, no expenses of administration of the Cases or any future bankruptcy proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Collateral described in the Existing Agreements pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the DIP Agent and/or the Agent, as the case may be, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Agent, the DIP Lenders, the Agent or the Pre-Petition Secured Lenders.

     As adequate protection for the interests of counterparties to the Hedge Agreements, such counterparties were to receive from the Debtors all regularly scheduled interest payments under the Hedge Agreements.

D.   First Day and Various Other Motions.

     Together with their petitions for relief, the Debtors filed a number of "first day" motions on the Petition Date. In addition to these motions seeking affirmative relief (some of which are discussed below), several sought administrative relief necessary to permit the Debtors to operate in the Chapter 11 Case. Capitalized terms used in this section and not defined in this Disclosure Statement have the meanings ascribed to them in the applicable motion. The Debtors' first day motions included motions for orders:

          .  authorizing the joint administration of the Chapter 11 Case;

          . establishing administrative procedures to aid the expeditious prosecution of the Chapter 11 Case;

          . establishing procedures for interim compensation and reimbursement of expenses of professionals;

          . authorizing the Debtors to mail initial notices, to file a list of creditors in lieu of a creditor matrix and to file a consolidated Bankruptcy Rule 1007(d) list of the Debtors' 30 largest unsecured creditors;

          .  extending the time for the Debtors to file the Schedules;

          . authorizing the retention of the Debtors' professionals, including Hunton & Williams LLP and Marcus, Santoro & Kozak, P.C. as co-counsel to the Debtors, and retention of Navigant Consulting Inc. as Debtors' bankruptcy accountant and bankruptcy service advisor;

          . authorizing the engagement of Administar Services Group, Inc. as official claims and noticing agent of the Clerk of the Bankruptcy Court;

          . authorizing the continued use of the Debtors' centralized cash management system, existing bank accounts and business forms;

          . authorizing the Debtors to (i) pay prepetition wages, salaries and other employee compensation and make all related and other withholdings; (ii) continue employee plans, programs and policies and pay employee and certain retiree benefits; and (iii) reimburse employee business expenses;

          . authorizing the Debtors to (i) continue promotional programs; (ii) honor or pay all pre- and postpetition obligations arising from promotional programs in the ordinary course; and (iii) honor or pay pre- and postpetition obligations to customers arising from deposits and refunds in the ordinary course;

          . establishing procedures for utility companies to request adequate assurance of payment;

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

          . authorizing (i) payment of prepetition sales and use taxes, telecommunication taxes, income taxes, property taxes, license and franchise taxes and regulatory fees; and (ii) the bank to honor and process checks related to such taxes and regulatory fees;

          .  authorizing the Debtors to remit certain insurance premiums; and

          .  authorizing NTELOS to enter into the DIP Credit Agreement.

     Each of these motions was granted by the Bankruptcy Court. Nothing in the Plan will preclude the Reorganized Debtors from paying Claims that the Debtors were authorized to pay under any Final Order entered by the Bankruptcy Court before the Confirmation Date.

     In addition to the "first day" motions, the Debtors have filed, or expect to file, various other motions, including:

          . a motion for authority to retain and employ UBS Warburg as financial advisor to the Debtors

          . a motion to sell the Debtors' Portsmouth, Virginia call center facility and certain personal property related thereto, to assume and assign certain unexpired leases on nonresidential real property related thereto, to set a deadline for filing cure claims with respect to executory contracts and unexpired leases to be assumed and assigned in relation to the sale, for authorization to enter into a leaseback of real property, for approval of payment of the related real estate commission, and for authorization to escrow such commission pending approval of the Debtors' employment of the Debtors' broker;

          . a motion to approve a stipulation entered into between the Debtor, the DIP Lender and Horizon Personal Communications, Inc. relating to the provision of adequate protection;

          . a motion to sell certain real and personal property related to the Debtors' wireline cable television business, to assume and assign certain unexpired leases of nonresidential real property and executory contracts related thereto, for authorization to enter into related agreements, and for authorization to pay related fees;

          . a motion for authorization to pay the attorney's fees of the Participating Noteholders as they relate to the New Investment;

          . motions for authorization to retain brokers relating to the sales of the Debtors' Portsmouth, Virginia call center and wireline cable television business;

          . a motion to extend the deadline for the Debtors' to assume or reject unexpired leases of nonresidential real property;

          . a motion for authority to continue the Debtors' prepetition management incentive plans and, thereby, establish a retention plan for certain eligible employees of the Debtors;

          . a motion for authority to reject certain employment and related agreements and to settle claims arising therefrom; and

          . a motion to approve a stipulation entered into between the Debtor, the FCC and the RUS and RTB relating to the provision as adequate protection.

     By order dated April 16, 2003, the Bankruptcy Court authorized the retention of UBS Warburg under its existing engagement letter, and the Court approved the modification of NTELOS' engagement letter with UBS Warburg, which now provides that if the Debtors confirmed a plan of reorganization which (i) provides for an infusion of at least $50.0 million in new money junior to the indebtedness of the secured lender and (ii) provides for the conversion of all or substantially all of the Debtors' existing bond indebtedness to equity of the Reorganized Debtors, UBS Warburg will be entitled to the $160,000 monthly advisory fees contemplated by the engagement letter from its inception through March 1, 2003, the $200,000 monthly advisory fees contemplated by the modification of the engagement letter from March 1, 2003, and a $3.5 million restructuring transaction fee, provided that 100.0% of the monthly advisory fees earned through August 31, 2003 and paid or expected to be paid will be credited against the restructuring transaction fee. The restructuring transaction fee, as adjusted, will be earned and payable to UBS Warburg upon consummation of the Plan.

     By order dated May 30, 2003, the Bankruptcy Court approved NTELOS entering into a Separation Agreement with J. Allen Layman, the President and a Chairman of NTELOS, and a Separation and Consulting Agreement with Warren C. Catlett, the Senior Vice President--Corporate Development of NTELOS, each effective as of June 1, 2003. Pursuant to the terms of the Layman Separation Agreement, as negotiated consideration in exchange for Mr. Layman's continued agreement to honor the non-competition provisions of Mr. Layman's pre-petition employment agreements, Mr. Layman will receive, subject to confirmation of the Plan, $564,712.00 of New Common Stock (based on the implied equity value associated with the New Notes), such shares to be distributed in accordance with the terms of the Plan. The balance of the financial terms and conditions of the departure of Messrs. Layman and Catlett are set forth in the Separation Agreement and the Separation and Consulting Agreement, respectively.

E.   Bar Date Motion.

     On March 11, 2003, the Debtors filed a motion seeking entry of an order setting the Bar Date. The Debtors sought to have the Bar Date set for June 10, 2003. On March 26, 2003 the Bankruptcy Court issued an Order establishing a Bar Date of June 10, 2003.

F.   Statutory Committee.

     On March 13, 2003, the United States Trustee appointed a statutory committee of unsecured creditors pursuant to Section 1102 of the Bankruptcy Code consisting of Morgan Stanley & Co. Incorporated, WCAS, Capital Research and Management Company, The Bank of New York, INVESCO Funds Group, Motorola, Inc. and CellStar, Ltd. On March 13, 2003, the Creditors' Committee selected Wachtell, Lipton, Rosen & Katz as its legal counsel and McGuire Woods LLP as co-counsel.

G.   Preferences and Fraudulent Conveyances.

     Under the Bankruptcy Code, a debtor may seek to recover, through adversary proceedings in the bankruptcy court, certain transfers of the debtor's property, including payments of cash, made while the debtor was insolvent during the 90 days immediately prior to the commencement of the bankruptcy case (or, in the case of a transfer to or on behalf of an "insider," one year prior to the commencement of the bankruptcy case) in respect of antecedent debts to the extent the transferee received more than it would have received on account of such preexisting debt had the debtor been liquidated under Chapter 7 of the Bankruptcy Code. Such transfers include cash payments, pledges of security interests or other transfers of an interest in property. In order to be preferential, such payments must have been made while the debtor was insolvent; debtors are rebuttably presumed to have been insolvent during the 90-day preference period. The Bankruptcy Code's preference statute can be very broad in its application because it allows the debtor to recover payments regardless of whether there was any impropriety in such payments.

     However, there are certain defenses to such claims. For example, transfers made in the ordinary course of the debtor's and the transferee's business according to ordinary business terms are not recoverable. Furthermore, if the transferee extended credit contemporaneously with or subsequent to the transfer, and prior to the commencement of the bankruptcy case, for which the transferee was not repaid, such extension constitutes an offset against an otherwise recoverable transfer of property. If a transfer is recovered by a debtor, the transferee has a general unsecured claim against the debtor to the extent of the recovery.

     Under the Bankruptcy Code and under various state laws, a debtor may also recover or set aside certain transfers of property (fraudulent transfers), including the grant of a security interest in property, made while the debtor was insolvent or which rendered the debtor insolvent or undercapitalized to the extent that the debtor received less than reasonably equivalent value for such transfer.

H.   Litigation.

     Dispute with Horizon. In late 2002, Horizon Personal Communications, Inc. disputed certain categories of charges under the Network Services Agreement with West Virginia PCS Alliance, L.C. and Virginia PCS Alliance, L.C. (collectively, the "Alliances"), alleging that the Alliances overcharged Horizon $4.8 million during the period commencing October 1999 and ending September 2002 and $1.2 million for the period commencing October 2002 and ending December 2002. Horizon withheld these categories of charges from payments made from and after December 2002 and failed to timely pay their January 2003 invoice due following the Petition Date. On March 11, 2003, Horizon filed a motion with the Bankruptcy Court which effected an administrative freeze as to the amounts payable on the January invoice. On March 12, 2003, the Alliances notified Horizon of the failure to make payment on the January invoice, reserving the right to terminate the agreement in accordance with the terms thereof. On March 24, 2003, the parties entered a stipulation approved by the Bankruptcy Court pursuant to which Horizon paid the January invoice and agreed to pay all future invoices and the Alliances agreed not to exercise their termination right, assuming all future payments are made in accordance with the agreement. The stipulation further provides that Horizon is permitted to withhold amounts under monthly invoices in excess of $3.0 million if it determines in good faith that such amounts in excess of $3.0 million represent an overcharge by the Alliances, pending resolution of the dispute. In addition, the parties agreed to continue to discuss and negotiate, in good faith, their dispute regarding Horizon's claim. Following a 30 day-period, either party had the right to submit the dispute to arbitration in accordance with the agreement. Neither party has filed for arbitration. The parties are continuing to discuss the dispute.

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

     Tax Related Litigation. In connection with a review of NTELOS' federal tax returns for the years ended December 31, 1998 and 1999, the Service Examination Agent formally proposed various adjustments that would, if sustained, result in increasing the taxable income of NTELOS and the NTELOS Subsidiaries (including R&B Communications, Inc., which was not an NTELOS Subsidiary during the years in issue) by aggregate amounts of approximately $5.1 million and approximately $9.2 million, respectively. The principal issues with respect to the proposed adjustments involve (i) the deductibility of costs of cellular telephones sold to customers incident to entering into contracts to provide cellular telephone service and (ii) the depreciation period of certain cellular telephone system equipment. NTELOS disagrees with and intends to contest substantially all of the proposed adjustments. On February 27, 2003 and March 21, 2003, NTELOS and the affected NTELOS Subsidiaries filed protests to appeal the unagreed, proposed adjustments to the Service Appeals Office.

     The outcome of these proceedings cannot be predicted. However, to the extent the proposed adjustments are sustained, the likely federal income tax result would be to use available net operating losses to offset increases in taxable income, thereby reducing NOLs. In that event, NTELOS and the NTELOS Subsidiaries likely would owe interest on temporary tax deficiencies for 1996 and 1997.

     The Debtors are party to certain other ongoing litigation, none of which the Debtors anticipate having a material effect on their operations or the Chapter 11 Case.

I.   Affiliated Claims and Transactions.

     In May 2000, R&B Communications, Inc. entered into a lease agreement with Layman Family, LLC. Under the terms of the agreement, R&B Communications, Inc. leases a 34,000 square foot building from Layman Family, LLC for a term of 20 years at a rental rate of $15.00 per square foot. In February 2001, NTELOS engaged in a merger whereby R&B Communications, Inc. became a wholly-owned subsidiary. Mr. Layman became the President and a director of NTELOS following the merger and he is the manager of Layman Family, LLC. Effective June 1, 2003, Mr. Layman ceased to be the President and a director of NTELOS.

     Non-employee directors of the Company were not paid for their attendance at meetings of the Board of Directors and committees thereunder during the period commencing February 1, 2003 and ending March 3, 2003.

     On February 12, 2003, the Company notified the shareholders' representative under the merger agreement with R&B Communications, Inc. ("R&B") of a threatened tax claim that could result in escrow losses. At the closing of the merger, 10% of the shares of the Company's common stock issued to R&B shareholders were placed in escrow to satisfy the Company's claims for indemnification. In accordance with the escrow agreement, the Company instructed the escrow agent to continue to hold any remaining shares in escrow pending resolution of the tax claim.

     On May 29, 2003, R&B Communications, Inc. and Layman Family, LLC entered into an amendment to the lease agreement, among other things, to reduce the term of the lease and the rent payable thereunder and to reallocate certain repair responsibilities to Layman Family, LLC, as landlord and the Debtors intend to assume the lease, as amended, pursuant to the Plan.

     By order dated May 30, 2003, the Bankruptcy Court approved NTELOS entering into a Separation Agreement with J. Allen Layman, the President and a Chairman of NTELOS, and a

Separation and Consulting Agreement with Warren C. Catlett, the Senior Vice President--Corporate Development of NTELOS, each effective as of June 1, 2003. Pursuant to the terms of the Layman Separation Agreement, as negotiated consideration in exchange for Mr. Layman's continued agreement to honor the non-competition provisions of Mr. Layman's pre-petition employment agreements, Mr. Layman will receive, subject to confirmation of the Plan, $564,712.00 of New Common Stock (based on the implied equity value associated with the New Notes), such shares to be distributed in accordance with the terms of the Plan. The balance of the financial terms and conditions of the departure of Messrs. Layman and Catlett are set forth in the Separation Agreement and the Separation and Consulting Agreement, respectively.

                                       VI.
                        THE JOINT PLAN OF REORGANIZATION

     NTELOS believes that (i) through the Plan, creditors will obtain a substantially greater recovery from the estates of the Debtors than the recovery which would be available if the assets of the Debtors were liquidated under Chapter 7 of the Bankruptcy Code and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern.

     The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the more detailed provisions set forth in the Plan.

A.   Classification and Treatment of Claims and Equity Interests.

     1.   DIP Lender Claims.

          Pursuant to the terms of the DIP Credit Agreement, Reorganized NTELOS will pay to the DIP Lenders, on account of any DIP Lender Claims, Cash equal to the amount of DIP Lender Claims, unless the DIP Lenders and NTELOS or Reorganized NTELOS, as the case may be, agree or will have agreed to other treatment of such Claims.

     2.   Administrative Expense Claims.

          Subject to certain additional requirements for professionals and certain other entities set forth in this section, the Reorganized Debtors will pay to each holder of an Allowed Administrative Expense Claim (other than the DIP Lender Claims which shall be treated as set forth in Section 2.1 of the
Plan), on account of its Administrative Expense Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Expense Claim on, or as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the holder and the Debtors or Reorganized Debtors, as the case may be, agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Expense Claims of governmental units for taxes), an Allowed Administrative Expense Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Chapter 11 Case.

     3.   Professional Compensation and Reimbursement Claims.

          All persons seeking an award by the Bankruptcy Court of a Professional Compensation and Reimbursement Claim incurred through and including the Effective Date are required (unless otherwise ordered by the Bankruptcy Court) to file final applications for the allowance of compensation for services rendered and reimbursement of expenses incurred within 30 days after the Effective Date. Holders of Professional Compensation and Reimbursement Claims that file final applications in accordance with the Plan will be paid in full in Cash in the amounts approved by the Bankruptcy Court: (a) on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) the date on which the order relating to any such Professional Compensation and Reimbursement Claim becomes a Final Order; or (b) on other terms mutually agreed on between the Professional Compensation and Reimbursement Claim holder and the Debtors or, as applicable, the Reorganized Debtors.

     4.   Priority Tax Claims.

          Priority Tax Claims are those Claims for taxes entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, the Reorganized Debtors will, at their sole option, pay to each holder of an Allowed Priority Tax Claim (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, (ii) deferred Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six (6) years after the date of assessment of the tax on which such Claim is based, totaling the principal amount of such Allowed Claim, plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date or (iii) such other treatment agreed to by the Allowed Priority Tax Claim holder and the Debtors. All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date will be paid in the ordinary course of business in accordance with the terms thereof or accorded such other treatment as may be permitted under Section 1129(a)(9) of the Bankruptcy Code.

     5.   Full Settlement.

          The distributions provided for in Section 2.2 of the Plan are in full settlement, release and discharge of all Administrative Expense Claims. The distributions provided for in Section 2.3 of the Plan are in full settlement, release and discharge of all Professional Compensation and Reimbursement Claims. The distributions provided for in Section 2.4 of the Plan are in full settlement, release and discharge of all Priority Tax Claims.

     6.   Class 1 - Priority Non-Tax Claims.

          Class 1 consists of all Allowed Priority Non-Tax Claims. Class 1 is unimpaired. On the Effective Date, except to the extent that the Debtors and a holder of an Allowed Priority Non-Tax Claim agree to a different treatment of such Allowed Priority Non-Tax Claim, each holder of an Allowed Priority Non-Tax Claim will, at the Reorganized Debtors' election, receive (i) Cash in the amount of such Allowed Priority Non-Tax Claim in accordance with Section 1129(a)(9) of the Bankruptcy Code and/or (ii) such other treatment required to render such Claim unimpaired pursuant to Section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date will be paid in the ordinary course of business in accordance with the terms thereof. Any default with respect to any Class 1 Claim that existed immediately prior to the Petition Date will be deemed cured upon the Effective Date.

     7.   Class 2 - Secured Bank Claims.

          Class 2 consists of all Allowed Secured Bank Claims. The Secured Bank Claims are deemed Allowed pursuant to the Plan. Class 2 is impaired. The Allowed Claims in Class 2 will be treated as follows: on the Effective Date, Reorganized NTELOS and the Reorganized NTELOS Subsidiaries shall enter into (i) the New Credit Agreement on substantially the terms set forth in the Exit Financing Term Sheet and (ii) the Modified Hedge Agreements. Accordingly, from and after the Effective Date, (i) the Pre-Petition Secured Lenders' Claims against the Debtors in respect of the Pre-Petition Credit Agreement and the rights and obligations of the Reorganized Debtors and the Pre-Petition Secured Lenders shall be governed by the terms of the New Credit Agreement, and (ii) the Secured Hedge Parties' Claims against the Debtors in respect of the Pre-Petition Hedge Agreements and the rights and obligations of the Reorganized Debtors and the Secured Hedge Parties shall be governed by the terms of the Modified Hedge Agreements.

     8.   Class 3 - FCC Secured Claims.

          Class 3 consists of all Allowed FCC Secured Claims. Class 3 is unimpaired. Each Allowed Claim in Class 3 will be treated as follows: (i) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the holder or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class 3 to demand or receive payment of such Claim prior to the stated maturity of such Claims from and after the occurrence of a default, such Allowed Claim in Class 3 will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code.

     9.   Class 4 - RUS/RTB Secured Claims.

          Class 4 consists of all Allowed RUS/RTB Secured Claims. Class 4 is unimpaired. Each Allowed Claim in Class 4 will be treated as follows: (i) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the holder or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class 4 to demand or receive payment of such Claim prior to the stated maturity of such Claims from and after the occurrence of a default, such Allowed Claim in Class 4 will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code.

     10.  Class 5 - Senior Debt Claims

          Class 5 consists of all Senior Debt Claims which will be Allowed in the amount of [$296,694,261]. Class 5 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Senior Debt Claim as of the Distribution Record Date will receive its Ratable Proportion of the Senior Debt New Common Stock Distribution Amount. Any securities, notes, instruments or documents evidencing the Senior Debt Claims will be cancelled on the Effective Date.

          To the extent, if any, that the classification and manner of satisfying Claims under the Plan does not take into consideration all contractual, legal and equitable subordination rights that holders of Allowed Senior Debt Claims may have against holders of Claims or Equity Interests with respect to distributions made pursuant to the Plan, each holder of an Allowed Senior Debt Claim will be deemed, upon the Effective Date, to have waived all contractual, legal or equitable subordination rights that such holder might have, including, without limitation, any such rights arising out of the Senior Notes, the Subordinated Notes, the Senior Indenture, the Subordinated Indenture or otherwise.

          The payments and distributions to be made under the Plan to holders of Senior Notes shall be made to the Senior Indenture Trustee or a Disbursing Agent selected by NTELOS and the Creditors' Committee, which shall transmit such payments and distributions to holders of such Allowed Senior Debt Claims. In addition, on the Effective Date, the Debtors will pay to the Senior Indenture Trustee an amount equal to the reasonable fees and expenses incurred by the Senior Indenture Trustee on behalf of the holders of the Senior Notes during the period up to and including the Effective Date (such amount not to exceed $[75,000]). In exchange, the Senior Indenture Trustee will be deemed to have waived any entitlement to any Lien, claim or interest granted under the Senior Indenture (including those described in the preceding paragraph of this section) with respect to any distributions made to holders of Senior Debt Claims under the Plan.

     11.  Class 6 - Convenience Claims.

          Class 6 consists of Convenience Claims. Class 6 is unimpaired. Each holder of a Convenience Claim will be rendered unimpaired in accordance with
Section 1124 of the Bankruptcy Code. All Convenience Claims which are not due and payable on or before the Effective Date will be paid in the ordinary course of business in accordance with the terms thereof.

          In any event, all Convenience Claims in Class 6 that have become due and payable on or before the Effective Date (unless previously paid) will receive on account of and in full and complete settlement, release and discharge of such Convenience Class Claim, Cash on, or as soon as practicable after the Effective Date, or at such other time as is mutually agreed upon by the Debtors or the Reorganized Debtors, as the case may be, and the holder of such Claim, or if not due and payable on the Effective Date, such Claim will be reinstated and paid in full in accordance with its terms or otherwise rendered unimpaired.

     12.  Class 7 - General Unsecured Claims.

          Class 7 consists of all Allowed General Unsecured Claims. Each holder of an Allowed General Unsecured Claim will receive on account of and in full and complete settlement, release and discharge of such General Unsecured Claim, Cash equal to 68% of such holder's Allowed General Unsecured Claim to be distributed as follows:

          (i) on the Effective Date, Cash equal to 30.6% of such holder's Allowed General Unsecured Claim;

          (ii) on the first anniversary of the Effective Date, Cash equal to 20.4% of such holder's Allowed General Unsecured Claim; and

          (iii) on the second anniversary of the Effective Date, Cash equal to 17.0% of such holder's Allowed General Unsecured Claim.

     13.  Class 8 - Intercompany Claims.

          Class 8 consists of Intercompany Claims. Class 8 is unimpaired. The legal equitable and contractual rights of the holders of Class 8 Claims are unaltered by the Plan.

     14.  Class 9 - Subordinated Claims.

          Class 9 consists of all Subordinated Claims which shall be Allowed in the amount of [$102,053,750]. Class 9 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Subordinated Claim as of the Distribution Record Date will receive its Ratable Proportion of the Subordinated Note New Common Stock Distribution Amount. Any securities, notes, instruments or documents evidencing the Subordinated Claims will be cancelled on the Effective Date.

          The payments and distributions to be made under the Plan to holders of Subordinated Notes will be made to the Subordinated Indenture Trustee, which will transmit such payments and distributions to holders of such Allowed Subordinated Claims.

     15.  Class 10 - Old Preferred Stock Interests.

          Class 10 consists of all Allowed Old Preferred Stock Interests. Class 10 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Old Preferred Stock Interest as of the Distribution Record Date will receive its Ratable Proportion of New Warrants. The Old Preferred Stock Interests will be cancelled on the Effective Date.

     16.  Class 11 - Subsidiary Interests.

          Class 11 consists of Subsidiary Interests. Class 11 is unimpaired. The legal, equitable and contractual rights of the holders of Subsidiary Interests are unaltered by the Plan.

     17.  Class 12 - Old Common Stock Interests.

          Class 12 consists of all Old Common Stock Interests. Class 12 is impaired. The Old Common Stock will be cancelled on the Effective Date and no distribution will be made in respect thereof.

     18.  Class 13 - Other Equity Interests and Securities Claims.

          Class 13 consists of all Other Equity Interests and Securities Claims. Class 13 is impaired. The Other Equity Interests and Securities Claims will be cancelled on the Effective Date and of no further force and effect and no distribution will be made in respect thereof.

B.   Securities to be Issued Under the Plan.

     1.   New Common Stock.

          On the Effective Date, the Senior Notes, the Subordinated Notes, any documents and instruments which evidence the Senior Debt Claims and the Subordinated Claims, the Old Preferred Stock Interests, Old Common Stock Interests and the Other Equity Interests and Securities Claims will (a) be cancelled and (b) have no effect other than the right to participate in the distributions, if any, provided under the Plan in respect of such Claims and Equity Interests.

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

Commencing on the Effective Date, Reorganized NTELOS will distribute New Common Stock to holders of Allowed Senior Debt Claims and Allowed Subordinated Claims and in accordance with Section 6.7 of the Plan. Pursuant to the New Articles of Incorporation, Reorganized NTELOS is authorized to issue no less than 16,000,000 shares of New Common Stock.

          Holders of the New Common Stock will be entitled:

          . to one vote per share on all matters submitted to a vote of the shareholders;

          . to receive, on a pro rata basis, dividends and distributions, if any, as the Board of Directors may declare out of legally available funds; and

          . upon a liquidation, dissolution or winding-up of Reorganized NTELOS, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to any prior rights of holders of the New Notes.

          Holders of New Common Stock will not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The New Common Stock will not be subject to future calls or assessments by Reorganized NTELOS.

          Subject to the rights of the holders of the New Notes described below, holders of a plurality of the shares of New Common Stock voting for the election of directors will be able to elect all of the directors, since the holders of the New Common Stock will not have cumulative voting rights. For a more detailed description of the process by which the initial Board of Directors of Reorganized NTELOS will be selected, see Section VIII.A, "Management of Reorganized NTELOS - Board of Directors and Management."

     2.   New Warrants.

          On the Effective Date, Reorganized NTELOS will issue New Warrants. The New Warrants collectively will represent 3.0% of the fully-diluted New Common Stock (475,624 shares). Each New Warrant initially will be exercisable for one
(1) share of the New Common Stock at any time for a period of five (5) years from the Effective Date at an initial exercise price equal to 120% of the New Common Stock Price. The New Warrants may be exercised at any time during their five-year term by the surrender of the specified exercise documents and the payment of the exercise price in Cash.

C.   New Investment.

     1.   Subscription Agreement.

          The Participating Noteholders have committed pursuant to the terms of the Subscription Agreement to provide an aggregate of $75.0 million in Cash to Reorganized NTELOS for the purchase of New Notes issuable under the Subscription Agreement. A copy of the Subscription Agreement is attached hereto as Exhibit F. As described below, the Purchase Agreement, upon execution by NTELOS and the Participating Noteholders, will incorporate and supersede the terms of the Subscription Agreement.

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

          The Subscription Agreement contains a number of conditions to the obligations of the Participating Noteholders to provide the funds described above. These conditions include the following:

          (i) NTELOS shall not have failed to perform any of its obligations under the Subscription Agreement or breached any agreements set forth therein;

          (ii) a Plan conforming to the terms described in the Subscription Agreement (a "Conforming Plan") (and accompanying disclosure statement), providing for a New Credit Agreement conforming in all material respects with the Exit Financing Term Sheet, and in all other respects reasonably satisfactory to the Participating Noteholders, shall have been filed with the Bankruptcy Court on or before May 31, 2003, and the disclosure statement in respect of such final Conforming Plan reasonably acceptable to the Participating Noteholders shall have been approved by the Bankruptcy Court on or before August 15, 2003;

          (iii) a Conforming Plan shall have been confirmed by a final order of the Bankruptcy Court (which final order shall be reasonably acceptable to the Participating Noteholders) on or before September 30, 2003, with the Effective Date occurring on or before October 15, 2003;

          (iv) a Conforming Plan shall provide for the cancellation of all Senior Notes, Subordinated Notes, indentures, debt for borrowed money and Equity Interests (provided that they may be entitled to receive equity securities of the Reorganized Debtors), subject to certain exceptions, including the New Credit Agreement and New Notes, and certain other limited indebtedness following the Effective Date.

          (v) the Bankruptcy Court shall not have denied at any time confirmation of a Conforming Plan, subject to certain exceptions;

          (vi) there shall not have been a material modification of a Conforming Plan not acceptable to the Participating Noteholders in their sole discretion, subject to certain exceptions;

          (vii) the Debtors, committee approved by the Bankruptcy Court or United States Trustee shall not have filed (i) a plan of reorganization or plan of liquidation that is not a Conforming Plan,
          (ii) any motion or pleading materially inconsistent with confirmation or consummation of a Conforming Plan, subject to certain exceptions, or (iii) a motion seeking (and the Bankruptcy Court shall not have entered) an order appointing a trustee, officer or examiner with power beyond the duty to investigate and report, as set forth in subclauses
          (3) and (4) and clause (a) of section 1106 of the Bankruptcy Code, in the Chapter 11 Case;

          (viii) no event of default shall have occurred under the DIP Credit Agreement that was not waived by the DIP Lenders;

          (ix) the Plan Support Agreement shall not have been amended, modified or supplemented in manner adverse to NTELOS or the Participating Noteholders, without the prior written consent of the Participating Noteholders;

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

          (x) the New Credit Agreement, conforming in all material respects with the Exit Financing Term Sheet, shall have become effective on the Effective Date;

          (xi) the New Notes to be purchased and sold on the Effective Date shall conform in all material respects with the terms in the Subscription Agreement;

          (xii) NTELOS and the Participating Noteholders shall have executed and delivered such other documents as are customary for such transactions, including, without limitation, the Purchase Agreement containing customary representations, warranties, covenants (including, without limitation, covenants of NTELOS providing for securities registration rights with respect to the New Notes and the New Common Stock) and closing conditions (with customary exceptions relating to the filing and continuation of the Chapter 11 Case), which documents shall be satisfactory to the Participating Noteholders and NTELOS;

          (xiii) no preliminary or permanent injunction or other order by any governmental entity which prevents the sale and issuance of the New Notes shall have been issued and remain in effect;

          (xiv) no statute, rule, regulation or other law shall have been enacted by any governmental entity which would prevent or make illegal the sale and issuance of the New Notes;

          (xv) all necessary or required consents, orders, approvals or authorizations of, notifications or submissions to, filings with, licenses or permits from, or exemptions or waivers by, any governmental entity, stock exchange or other person shall have been made or obtained, except where the failure by a party to make or obtain any of the foregoing would not have a material adverse effect on (i) the properties, assets, operations, business, prospects, results of operations or financial condition of the Debtors, taken as a whole, or (ii) such party's ability to perform its obligations under the Subscription Agreement;

          (xvi) the Participating Noteholders shall have purchased, severally and not jointly, at least $65.0 million aggregate principal amount of the New Notes on the terms set forth in the Subscription Agreement; and

          (xvii) since December 31, 2002, no event, damage to or destruction or loss of any property or asset of the Debtors and no condition or set of circumstances shall exist that, individually or in the aggregate, could have or has had a material adverse effect on the properties, assets, operations, business, prospects, results of operations or financial condition of the Debtors, taken as a whole, or on the ability of NTELOS to perform its obligations under the Subscription Agreement, subject to certain exceptions.

     2.   New Notes.

          Pursuant to the terms of the Subscription Agreement, $75.0 million aggregate principal amount of New Notes (75,000 New Notes each with a principal amount of $1,000.00) will be issued and sold on the Effective Date to the Participating Noteholders. As of the Effective Date, the outstanding New Notes will represent, on an as converted basis, 27.5% of the issued and outstanding New Common Stock. The terms of the New Notes to be issued to the

Participating Noteholders are set forth in the New Indenture, the form of which will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as
Exhibit 3.

          The New Notes will be unsecured and otherwise rank pari passu with all other senior debt of Reorganized NTELOS. The New Notes will accrue interest at the rate of 9.0%, payable semi-annually. Interest will accrue and be cumulative from the date of issuance of the New Notes and will be payable in Cash. The New Notes will mature 10 years from the date of issuance.

          The New Notes will be redeemable by Reorganized NTELOS (i) at any time upon sixty (60) days notice of such redemption during (a) the two-year period following the Effective Date at a redemption price equal to an amount that is 109.0% of the face value of the New Notes; (b) the third year following the Effective Date at a redemption price equal to an amount that is 104.5% of the face value of the New Notes and (ii) at any time during the period thereafter with sixty (60) days notice at a redemption price equal to an amount that is 100.0% of the face value of the New Notes. Any redemption of the New Notes shall permit the holders of New Notes to exercise their conversion rights within a notice period of not less than sixty (60) days.

          As of the Effective Date, an aggregate principal amount of New Notes of $75.0 million, on an as converted basis, will represent 27.5% of the New Common Stock (3,793,103 shares) prior to dilution for shares of New Common Stock issuable under the Stock Option Incentive Plan and those shares of New Common Stock issuable upon exercise of the New Warrants. Each New Note will be convertible, in whole or in part, at any time after it is issued, at the option of the holder, into 50.5747 shares of New Common Stock. Each New Note will have an initial conversion price per share set at the New Common Stock Price.

          In consideration for purchasing the New Notes, the Participating Noteholders will receive shares of New Common Stock issuable under the Subscription Agreement.

D.   Means of Implementation of the Plan.

     1.   Continued Existence.

          The Debtors will continue to exist after the Effective Date as separate corporate entities, limited liability companies, limited liability partnerships and partnerships, in accordance with the applicable law in the respective jurisdictions in which they are incorporated or organized and pursuant to their respective certificates, articles of incorporation, operating agreements, partnership agreements, and by-laws in effect prior to the Effective Date, except to the extent such certificates, articles of incorporation, operating agreements, partnership agreements and by-laws are amended by the Plan.

     2.   Amended and Restated Articles of Incorporation.

          On the Effective Date, or as soon thereafter as is practicable, Reorganized NTELOS will file with the Clerk of the Virginia State Corporation Commission in accordance with Section 13.1-604.1 of the Virginia Code, the New Articles of Incorporation which will, among other things, authorize no less than 16,000,000 shares of New Common Stock, all shares of such New Common Stock having equal rights with respect to voting and distributions. On the Effective Date, the New Articles of Incorporation will become effective subject to the requirements of Section 13.1-605 of the Virginia Code, and all other matters provided under the

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

Plan involving the corporate structure of Reorganized NTELOS, or corporate action by it, will be deemed to have occurred and will be in effect from and after the Effective Date pursuant to Section 13.1-605 of the Virginia Code.

     3.   Corporate Action.

          a.   Board of Directors of Reorganized NTELOS.

               On the Effective Date, the operation of Reorganized NTELOS will become the general responsibility of its Board of Directors, subject to, and in accordance with, the New Articles of Incorporation and the New By-Laws. The initial Board of Directors of Reorganized NTELOS will consist of seven (7) members to be selected as follows: (i) the majority holders of the Senior Notes will select four (4) members, two (2) of whom will be persons independent of the Participating Noteholders and NTELOS, and (ii) the majority holders of the Senior Notes and NTELOS will select jointly two (2) members, which members may be members of the Board of Directors of NTELOS. The seventh member of the initial Board of Directors of Reorganized NTELOS will be the chief executive officer of Reorganized NTELOS. The members of the initial Board of Directors of Reorganized NTELOS will be approved by the Board of Directors of NTELOS. The initial members of the Board of Directors of Reorganized NTELOS will be disclosed in a filing to be made with the Bankruptcy Court fourteen (14) Business Days prior to the Confirmation Hearing. The directors of NTELOS immediately prior to the Effective Date will be deemed to have resigned as of the Effective Date and will be replaced by the Board of Directors of Reorganized NTELOS.

          b.   Executive Officers of Reorganized NTELOS.

               The initial executive officers of Reorganized NTELOS are disclosed in this Disclosure Statement. The selection of officers of Reorganized NTELOS after the Effective Date will be as provided in the New Articles of Incorporation and New By-Laws. See Section VIII.A.2. "Management of Reorganized NTELOS - Board of Directors and Management - Identity of Executive Officers"

     4.   New Credit Agreement.

          The entry of Reorganized NTELOS into the New Credit Agreement with the Pre-Petition Secured Lenders on the terms set forth in the Exit Financing Term Sheet is authorized without further act or action under applicable law, regulation, order or rule. Reorganized NTELOS is authorized to enter into such agreements and documents and issue such instruments as may be necessary to effectuate the entry of Reorganized NTELOS and the Reorganized Debtors into such New Credit Agreement, in form and substance reasonably acceptable to the Pre-Petition Secured Lenders.

          On April 11, 2003, as the means to consummate NTELOS' comprehensive financial restructuring, NTELOS and certain Pre-Petition Secured Lenders agreed on certain terms of the New Credit Agreement. The terms of the proposed amendment and restatement are set forth in the Exit Financing Term Sheet, which is annexed hereto as Exhibit H. The terms set forth in the Exit Financing Term Sheet do not constitute a commitment by the Pre-Petition Secured Lenders to amend the Pre-Petition Credit Agreement. Those terms are subject to the negotiation, execution and delivery of a New Credit Agreement and other definitive credit documents by the Pre-Petition Secured Lenders and NTELOS. The New Credit Agreement shall be reasonably acceptable to the Creditors' Committee. Certain of the actual conditions, covenants and other terms of the New Credit Agreement may differ from, or be in addition to, those set forth in the Exit Financing Term Sheet. The following summary of the material provisions of the Exit Financing Term Sheet does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Exit Financing Term Sheet.

          The Exit Financing Term Sheet contemplates that the Pre-Petition Secured Lenders would agree to covenants under the Pre-Petition Credit Agreement as reflected therein. The revolver commitment would be $36.0 million, with a $5.0 million letter of credit sublimit. The Pre-Petition Secured Lenders would receive a reinstatement commitment fee at twenty five (25) basis points on the $36.0 million Revolver, Tranche A loan and Tranche B loan.

          The interest rates applicable to the Revolver and Tranche A loan, Tranche B loan and Tranche C loan shall be as follows:

          Tranche A & Revolver:           Base Rate plus 2.25%
                                          LIBOR plus 3.25%

          Tranche B:                      Base Rate plus 3.00%
                                          LIBOR plus 4.00%

          Tranche C :                     Base Rate plus 1.75%
                                          LIBOR plus 2.75%

          On and after the day that is three (3) months after closing of the New Credit Agreement, the interest rate margins will be reduced 25 bps for each of the Revolver, Tranche A and Tranche B loans when NTELOS' total leverage ratio is less than 3.0:1.0, following certification by the chief financial officer.

          The obligation of the Pre-Petition Secured Lenders to enter into the New Credit Agreement will be subject to the conditions, among others, that the Plan will have been consummated and that the Participating Noteholders fulfill their obligations under the Purchase Agreement.

     5.   Modified Hedge Agreements.

          The entry of Reorganized NTELOS into the Modified Hedge Agreements with the Secured Hedge Parties to continue existing hedge arrangements is authorized without further act or action under applicable law, regulation, order or rule. Reorganized NTELOS is hereby authorized to enter into such agreements and documents and issue such instruments as may be necessary to effectuate its entry into such Modified Hedge Agreements, in form and substance acceptable to the Secured Hedge Parties.

     6.   Cancellation of Existing Securities and Agreements.

          On the Effective Date, the Senior Notes, the Subordinated Notes, any documents and instruments which evidence the Senior Debt Claims and the Subordinated Claims, the Old Preferred Stock Interests, the Old Common Stock Interests and the Other Equity Interests and Securities Claims will (a) be cancelled and (b) have no effect other than the right to participate in the distributions, if any, provided under the Plan in respect of such Claims and Equity Interests. Except for purposes of effectuating the distributions under the Plan on the Effective Date and to allow the Senior Indenture Trustee and the Subordinated Indenture Trustee to retain all Liens pursuant to the terms of the Senior Indenture and the Subordinated Indenture with respect to distributions under the Plan, the Senior Indenture and the Subordinated Indenture will be cancelled and discharged pursuant to Section 1141 of the Bankruptcy Code. Except as otherwise provided in the Plan, NTELOS, on the one hand, and the Senior Indenture Trustee or Subordinated Indenture Trustee, on the other hand, will be released from any and all obligations under the Senior Indenture or Subordinated Indenture except with respect to the distributions required to be made to the Senior Indenture Trustee or Subordinated Indenture Trustee as provided in the Plan or with respect to such other rights of the Senior Indenture Trustee or Subordinated Indenture Trustee that, pursuant to the terms of the Senior Indenture or Subordinated Indenture, survive the termination of the Senior Indenture or Subordinated Indenture.

     7.   Issuance of New Securities.

          The issuance of New Common Stock, New Notes and New Warrants is hereby authorized without further act or action under applicable law, regulation, order or rule. Subject to the terms of the Purchase Agreement, Reorganized NTELOS is hereby authorized to enter into such agreements and documents and issue such instruments as may be necessary to effectuate the issuance of New Common Stock, New Notes and New Warrants, in each case reasonably acceptable to the Pre-Petition Secured Lenders, including the New Indenture and the New Warrant Agreement. To the maximum extent provided by Section 1145 of the Bankruptcy Code and applicable nonbankruptcy laws, the shares of New Common Stock and New Warrants issued pursuant to the Plan are exempt from registration under the Securities Act and any state or local law requiring registration for offer or sale of a security.

     8.   Shareholders' Agreement.

          Pursuant to the terms of the Plan, as of the Effective Date, Reorganized NTELOS and the holders of the New Common Stock likely will be bound by a Shareholders' Agreement that will limit, restrict or prohibit the ability of holders of New Common Stock to sell or otherwise transfer such securities for a specified or indefinite period of time. It is anticipated that the Shareholders' Agreement will contain such provisions (but may contain different or additional provisions), including transfer restrictions with respect to the New Common Stock, as set forth on Exhibit I hereto.

     9.   Registration Rights Agreements.

          a.   New Common Stock Registration Rights Agreement.

               As of the Effective Date, Reorganized NTELOS and certain holders of New Common Stock will enter into the New Common Stock Registration Rights Agreement, the form of which will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 5. The New Common Stock Registration Rights Agreement will provide that such holders of New Common Stock will be entitled to certain demand registrations and piggyback rights for the resale of their shares of New Common Stock (subject to customary limitations).

          b.   New Notes Registration Rights Agreement.

               As of the Effective Date, Reorganized NTELOS and the Participating Noteholders will enter into the New Notes Registration Rights Agreement, the form of which will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 6, providing for specified registration rights with respect to the New Notes issued on the Effective Date and the New Common Stock issuable upon conversion of such securities held by such holders. The New Notes Registration Rights Agreement will provide that the holders of those securities will be entitled to certain demand registrations and to certain piggyback rights for the resale of their securities (subject to customary limitations).

     10.  New Investment.

          Pursuant to the terms of the Subscription Agreement, the Participating Noteholders have agreed to purchase $75.0 million aggregate principal amount of the New Notes and 37,931 shares of New Common Stock (based on the New Common Stock Price) issuable under the Subscription Agreement, thereby providing Reorganized NTELOS with $75.0 million of funding through the New Investment. The proceeds of the New Investment will be used (i) to pay in full all DIP Lender Claims on the Effective Date, unless the DIP Lenders and NTELOS or Reorganized NTELOS, as the case may be, agree or will have agreed to other treatment of such Claim, (ii) to pay in full the revolving loans then outstanding under the Pre-Petition Credit Agreement upon the Effective Date in accordance with the Exit Financing Term Sheet, and (iii) to fund the operations of the Reorganized Debtors on a going forward basis including obligations under the Plan. For a more detailed discussion of the New Notes, see Section VI.C.2, "The Joint Plan of Reorganization - New Investment - New Notes."

     11.  Termination of Subordination.

          The classification and manner of satisfying all Claims and Equity Interests under the Plan and the distributions under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination,
Section 510 of the Bankruptcy Code or otherwise, that a holder of a Claim or Equity Interest may have against another holder of a Claim or Equity Interest with respect to any distribution made pursuant to the Plan. The Plan incorporates a proposed compromise and settlement relating to the operation of the subordination provisions contained in the Subordinated Indenture. The provisions of the Plan relating to the distribution of New Common Stock to holders of Senior Debt Claims (Class 5) and Subordinated Claims (Class 9) reflect this compromise and settlement which, upon the Effective Date, will be binding upon the Debtors, all creditors and all persons and governmental units receiving any payments or other distributions under the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such holder may have with respect to any distribution to be made pursuant to the Plan will be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims and Allowed Equity Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

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

     12.  Cash Payments by the Debtors.

          Unless otherwise provided in the Plan, on the Effective Date, the Reorganized Debtors shall pay holders of Allowed Claims such Cash as is necessary to make the Cash distributions and any other Cash payments required thereunder. All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, proceeds from the sale of the New Notes, the operations of the Debtors or Reorganized Debtors or post-Confirmation borrowing under the available facility of the Debtors or Reorganized Debtors, including under the New Credit Agreement, to the extent permitted thereunder. Reorganized NTELOS may also make such payments using Cash received from the NTELOS Subsidiaries in the ordinary course of business.

     13.  Bar Date for Administrative Expense Claims.

          a.   Pre-Effective Date Claims and Expenses.

               No proof of Administrative Expense Claim or application for payment of an Administrative Expense Claim need be filed for the allowance of any of the following types of Claims (a) expenses of liabilities incurred in the ordinary course of the Reorganized Debtors' businesses on or after the Effective Date, (b) Administrative Expense Claims held by trade vendors where such administrative liability was incurred in the ordinary course of the Debtors' and such creditors' businesses after the Petition Date, (c) Professional Compensation and Reimbursement Claims, (d) DIP Lender Claims, (e) claims of the Pre-Petition Secured Lenders arising from the DIP Credit Agreement or Final DIP Order, or (f) fees of the United States Trustee arising under 28 U.S.C. Section 1930.

TO BE ELIGIBLE FOR PAYMENT UNDER THE PLAN, ALL PERSONS AND GOVERNMENTAL UNITS ASSERTING ADMINISTRATIVE EXPENSE CLAIMS OF ANY KIND NOT DESCRIBED ABOVE ARISING ON OR AFTER THE PETITION DATE MUST BE FILED AND SERVE PROOFS OF SUCH CLAIMS PURSUANT TO THE PROCEDURES IN THE CONFIRMATION ORDER OR NOTICE OF ENTRY OF CONFIRMATION ORDER, NO LATER THAN 60 DAYS AFTER THE EFFECTIVE DATE.

               Expenses and liabilities incurred on or after the Effective Date are not subject to the Plan or the treatment of Claims described therein. All of the Administrative Expense Claims described above other than Professional Compensation and Reimbursement Claims will be paid by the Reorganized Debtors in the ordinary course of business.

          b.   Effect of Failure to File Timely Claim or Requests for Payment.

               Any request for payment of an Administrative Expense Claim that is not exempt from the Bar Date and that is not filed by the applicable deadline set forth above will be barred. Any persons or governmental units that fail to file a proof of Administrative Expense Claim or request for payment thereof on or before the applicable deadline set forth above as required under the Plan will be forever barred from asserting such Claim against the Debtors or the Reorganized Debtors or their property and the holder thereof will be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense Claim.

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     14.  Allocation of Plan Distributions Between Principal and Interest.

          To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution will, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

     15.  Limited Substantive Consolidation.

          The Plan is premised upon the limited substantive consolidation of the Debtors solely for purposes of actions associated with confirmation and consummation of the Plan, including but not limited to voting, confirmation and distribution. The Plan does not contemplate the merger or dissolution of any of the Debtors or the transfer or commingling of any assets of the Debtors, except to accomplish the distributions under the Plan, other than distributions on account of Intercompany Claims, which will be made in the ordinary course of business following the Effective Date. Such limited substantive consolidation will not affect (other than for Plan voting, treatment, and/or distribution purposes) (i) the legal and corporate structures of the Reorganized Debtors,
(ii) Subsidiary Interests, or (iii) pre- and post-Petition Date guarantees that are required to be maintained (x) in connection with the executory contracts assumed herein, (y) in connection with the terms of the New Credit Agreement, and (z) pursuant to the terms and conditions contained herein.

          The Plan will serve as a motion seeking entry of an order substantively consolidating the Chapter 11 cases of the Debtors, as described herein. In determining whether substantive consolidation is appropriate, courts have not employed a "bright-line" test but rather have identified and developed various factors to be considered. The principal factors relied upon in finding grounds sufficient to warrant substantive consolidation include, but are not limited to:

     . Common ownership or control of the debtor and the entities sought to be consolidated;

     . Identical or overlapping officers or directors among the debtor and the entities sought to be consolidated;

     .    Filing of tax returns and financial reporting on a consolidated basis;

     . Presence of numerous inter-affiliate debts or guarantees among the affiliates sought to be consolidated if such debts would be difficult or costly to untangle;

     . Undercapitalization of affiliates in relation to their business undertakings;

     . Commingling of assets or business functions among the debtor and the entities sought to be consolidated;

     . Economic benefits or potential profitability of consolidating the debtor and its affiliates;

     . Degree of difficulty in segregating the debtor's assets from those of its affiliates;

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

     . Absence of reliance by creditors on the credit of the separate entities to be consolidated;

     . Absence of inequitable prejudice to creditors resulting from consolidation; and

     .    Whether the entities to be consolidated are debtors.

No single factor is determinative, nor is it necessary that all factors exist to warrant substantive consolidation.

          The Debtors submit that limited substantive consolidation of the Debtors solely for purposes of actions associated with confirmation and consummation of the Plan, including but not limited to voting, confirmation and distribution, is warranted. Unless an objection to substantive consolidation is made in writing by any creditor affected by the Plan as herein provided on or before five (5) days prior to the date that is fixed by the Bankruptcy Court, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event that any such objections are timely filed, a hearing with respect thereto will be scheduled before the Court, which hearing may, but need not, coincide with the Confirmation Hearing. The Debtors reserve the right to present evidence or other information sufficient to meet the applicable standards for substantive consolidation at the time of such hearing.

     16.  Employee Compensation and Benefit Plans.

          Except and to the extent previously assumed or rejected by Final Order on or before the Confirmation Date, all employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtors applicable generally to their employees, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, life, accidental death, and dismemberment insurance plans, and programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before and after the Petition Date and not since terminated, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under the Plan, and the Debtors' obligations under such agreements and programs will survive the Effective Date of the Plan, without prejudice to the Reorganized Debtors' rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan, and (ii) such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs. Likewise, except and to the extent previously assumed or rejected by Final Order on or before the Confirmation Date, certain salary continuation agreements, supplemental retirement agreements, supplemental retirement plans and employment agreements of retirees entered into before the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtors' obligations under such agreements and plans shall survive the Effective Date of the Plan.

     17.  Stock Option Incentive Plan.

          On the Effective Date or as soon thereafter as is practicable, the Board of Directors of Reorganized NTELOS will implement the Stock Option Incentive Plan. Under the Stock Option Incentive Plan, incentive options will be granted as set forth below.

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

          In light of the Chapter 11 Case, the Board of Directors of NTELOS determined not to approve bonuses to officers of NTELOS under the 2002 Management Incentive Plan, despite the board's determination that the performance objectives contemplated by the plan were sufficiently achieved to authorize payment of such bonuses to all other employees. As an officer retention measure, taking into consideration the board's decision not to approve 2002 bonuses for officers and recognizing the substantial efforts that will be required of the officers following emergence from bankruptcy, options to purchase the number of shares equal to 7.5% (with a portion of this 7.5% being awarded to other key employees) of the fully-diluted New Common Stock will be awarded by the Board of Directors of Reorganized NTELOS to officers on the Effective Date or as soon thereafter as is practicable with an exercise price equal to the conversion price for the New Notes. The options under the Stock Option Incentive Plan to be awarded on the Effective Date or as soon thereafter as practicable will be vested as to one-third (1/3) of the options subject to the award on the grant date and as to an additional one-third (1/3) of the options subject to the award on each of the first and second anniversaries of the grant date. The vesting of such options will be accelerated upon a change of control of Reorganized NTELOS.

          The plan also contemplates that options to purchase shares equal to up to 2.5% of the fully-diluted New Common Stock will be awarded thereafter at the discretion of the Board of Directors of Reorganized NTELOS to management and employees and, subject to compliance with applicable securities laws, other employees of Reorganized NTELOS.

     18.  Distribution on Account of Executive Separation.

          By order dated ______, __ 2003, the Bankruptcy Court approved NTELOS entering into a separation agreement with J. Allen Layman, the President and Chairman of NTELOS, effective as of June 1, 2003. On the Effective Date of the Plan and in order to effectuate the terms of the separation agreement, as negotiated consideration in exchange for Mr. Layman's continued agreement to honor the non-competition provisions of Mr. Layman's pre-petition employment agreements, Mr. Layman will receive $564,712.00 worth of New Common Stock (or ..3% of the New Common Stock as of the Effective Date without giving effect to the conversion of the New Notes into New Common Stock), such shares to be valued and distributed in accordance with the terms hereof. The balance of the financial terms and conditions of the departure of Mr. Layman are set forth in the separation agreement.

E.   Provisions Governing Distributions.

     1.   Date of Distributions.

          Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the Effective Date or as soon as practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and if so completed will be deemed to have been completed as of the required date.

     2.   Disbursing Agents.

          Distributions to holders of Senior Notes will be made by the Senior Indenture Trustee as Disbursing Agent for such holders. Distributions to holders of Subordinated Notes will be made by the Subordinated Indenture Trustee as Disbursing Agent for such holders. All other distributions under the Plan will be made by Reorganized NTELOS as Disbursing Agent or such other entity designated by Reorganized NTELOS as a Disbursing Agent. A Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety will be borne by Reorganized NTELOS.

     3.   Surrender of Instruments.

          As a condition to receiving any distribution under the Plan, each holder of Senior Notes, Subordinated Notes or Old Preferred Stock must surrender such Senior Notes, Subordinated Notes or Old Preferred Stock to the appropriate Disbursing Agent. Any holder of Senior Notes, Subordinated Notes or Old Preferred Stock that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized NTELOS and, if requested by Reorganized NTELOS, furnish a bond in form, substance, and amount reasonably satisfactory to Reorganized NTELOS before the first anniversary of the Effective Date will be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan.

          The procedures by which holders of Allowed Claims and Allowed Equity Interests in Class 5, Class 9 or Class 10 surrender their Voting Securities and exchange such Voting Securities for New Common Stock or New Warrants, as applicable, will be determined based upon the manner in which the Voting Securities were issued and the manner in which they are held, as set forth below.

          a.   Voting Securities Held in Book-Entry Form.

               Voting Securities held in book-entry form through bank and broker nominee accounts will be mandatorily exchanged for New Common Stock or New Warrants, as applicable, through the facilities of such nominees and the systems of the applicable securities depository or DTC.

          b.   Voting Securities in Physical, Registered, Certificated Form.

               Each holder of Voting Securities in physical, registered, certificated form will be required, promptly after the Confirmation Date, to deliver its physical certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed Letter of Transmittal.

               Any New Common Stock or New Warrants to be distributed pursuant to the Plan on account of any Allowed Claim or Allowed Equity Interest in Class 5, Class 9 or Class 10 represented by a Voting Security held in physical, registered, certificated form will, pending such surrender, be treated as an undeliverable distribution pursuant to Section 7.4 of the Plan.

               Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution, unless the Voting Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If Voting Securities are registered in the name of a person other than the person signing the Letter of Transmittal, the Voting Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

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

               All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination will be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. NTELOS reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

          c. Voting Securities in Bearer Form Held Through a Broker or Bank Participant in DTC.

               Voting Securities held in bearer form through a broker or bank participant in DTC will be mandatorily exchanged for New Common Stock or New Warrants, as applicable, through the facilities of such nominees and the securities depository holding such Voting Securities on behalf of the broker or bank.

          d. Delivery of New Common Stock and New Warrants in Exchange for Voting Securities.

               On the Effective Date, Reorganized NTELOS or the Disbursing Agent will issue and authenticate the New Common Stock and the New Warrants, and will apply to DTC to make the New Common Stock and the New Warrants eligible for deposit at DTC. With respect to holders of Voting Securities who hold such Voting Securities through nominee accounts at bank and broker participants in DTC, the Disbursing Agent will deliver the New Common Stock or New Warrants, as applicable, to DTC or to the registered address specified by DTC. DTC (or its depositary) will return the applicable Voting Securities to the Disbursing Agent for cancellation.

               The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Voting Securities for New Common Stock or New Warrants, as applicable, by crediting the accounts of its participants with New Common Stock or New Warrants, as applicable, in exchange for the Voting Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Voting Securities through such firms. None of the Reorganized Debtors, nor the Disbursing Agent will have any responsibility or liability in connection with DTC's or such participants' effecting, or failing to effect, such exchanges.

               Holders of Voting Securities holding such Voting Securities outside DTC will be required to surrender their Voting Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described in Section 7.3(ii) of the Plan). The Disbursing Agent will forward New Common Stock or New Warrants, as applicable, on account of such Voting Securities to such holders.

     4.   Delivery of Distributions.

          Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or an Allowed Equity Interest will be made at the address of such holder as set forth on the books and records of NTELOS or its agents, unless NTELOS has been notified in writing of a change of address. In the event that any distribution to any holder is returned as undeliverable, the appropriate Disbursing Agent will use reasonable efforts to determine the current address of

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

such holder, but no distribution to such holder will be made unless and until the appropriate Disbursing Agent has determined the then current address of such holder, at which time such distribution will be made to such holder without interest; provided that such distributions will be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property will revert to Reorganized NTELOS, and the claim of any other holder to such property or interest in property will be discharged and forever barred.

     5.   Manner of Payment Under the Plan.

          At the option of the appropriate Disbursing Agent, any Cash payment to be made thereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

     6.   Time Bar to Cash Payments.

          Checks issued by Reorganized NTELOS on account of Allowed Claims will be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check will be made directly to Reorganized NTELOS by the holder of the Allowed Claim with respect to which the check was originally issued. Any Claim in respect of a voided check will be made on or before the first anniversary of the date of issuance. After such date, all Claims and respective voided checks will be discharged and forever barred and Reorganized NTELOS will retain all moneys related thereto.

     7.   Fractional Shares.

          No fractional shares of the New Common Stock will be distributed. When any distribution pursuant to the Plan on account of an Allowed Claim or an Allowed Equity Interest would otherwise result in the issuance of New Common Stock that is not a whole number of shares, the actual distribution of New Common Stock will be rounded as follows: (i) fractions of one-half (1/2) or greater will be rounded to the next higher whole number of shares; and (ii) fractions of less than one-half (1/2) will be rounded to the next lower whole number of shares. The total number of shares of New Common Stock to be distributed to a Class of Claims or Equity Interests will be adjusted as necessary to account for the rounding provided for in this section. No consideration will be provided in lieu of fractional shares that are rounded down.

     8.   De Minimis or Fractional Distributions.

          No Cash payment of less than ten dollars ($10.00) will be made by Reorganized NTELOS on account of any Allowed Claim, unless a specific request therefore is made in writing by that Claim's holder, unless required by applicable non-bankruptcy law. In the event a holder of an Allowed Claim is entitled to distribution that is not a whole dollar number, the actual payment or issuance made may reflect a rounding of such fractional portion of such distribution down or up to the nearest whole dollar, but in any case will not result in a distribution that exceeds the total distribution authorized by the Plan for such holder.

     9.   Setoffs and Recoupment.

          Pursuant to Sections 502(d) and 553 of the Bankruptcy Code or applicable non-bankruptcy law, the Debtors may, but shall not be required to, set off against, or recoup from, any Claim other than Secured Bank Claims and DIP Lender Claims and the payments to be made pursuant to the Plan in respect of such Claim (before any distribution is made on account of such Claim), any claims, rights and causes of action of any nature that the Debtors or Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to effect a set off or recoupment nor the allowance of any Claim thereunder will constitute a waiver or release by the Debtor or Reorganized Debtor of any such claim, right or cause of action that the Debtors or Reorganized Debtors may have against such holder of a Claim.

     10.  Distributions After the Effective Date.

          Distributions made after the Effective Date to holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests will be deemed to have been made on the Effective Date.

     11.  Rights and Powers of Disbursing Agents.

          a.   Powers of the Disbursing Agents.

               Each Disbursing Agent will be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby,
(iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agents by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agents to be necessary and proper to implement the provisions of the Plan.

          b.   Expenses Incurred On or After the Effective Date.

               Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agents will be paid in Cash by Reorganized NTELOS.

     12.  Retention of Ballots.

          Each custodian bank, agent, broker, or other nominee for voting on behalf of beneficial owners of Voting Securities or registered holders who are beneficial owners of Voting Securities will retain all Ballots for possible inspection for a period of at least two (2) years following the Effective Date.

F. Procedures for Treating Disputed, Contingent and Unliquidated Claims and Disputed Equity Interests under the Plan

     1.   Disputed Claims Process.

          Except as to applications for allowances of compensation and reimbursement of expenses under Sections 328, 330 and 503 of the Bankruptcy Code, the Debtors or Reorganized Debtors will have the exclusive right to make and file objections to Administrative Expense Claims, Claims or Equity Interests subsequent to the Confirmation Date. After the Confirmation Date, the Reorganized Debtors will have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court.

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

     2.   Estimation of Claims.

          The Debtors or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to
Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors previously have objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during the litigation concerning any objection to any Claims, including without limitation, during the pendency of any appeal relating to any such objection. Subject to the provisions of Section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimated any contingent or unliquidated Claim, the amount so estimated will constitute the Allowed amount of such Claim. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

     3.   No Distributions Pending Allowance.

          Notwithstanding any other provision of the Plan, except as otherwise agreed by the Debtors or the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a disputed Claim until the resolution of such dispute by settlement or Final Order.

     4.   Distributions After Allowance.

          To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, a distribution will be made to the holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the applicable Disbursing Agent will provide to the holder of such Claim or Equity Interest the distribution to which such holder is entitled under the Plan as if the Disputed Claim or Disputed Equity Interest had been an Allowed Claim or Allowed Equity Interest on or prior to the Effective Date, without any post-Effective Date interest thereon.

G.   Executory Contracts and Unexpired Leases.

     1.   Assumption and Rejection of Executory Contracts and Unexpired Leases.

          The Plan constitutes a motion by the Debtors to assume, as of the Effective Date, all executory contracts and unexpired leases to which the Debtors are a party, except for an executory contract or unexpired lease that, prior to the Effective Date, (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is included on the Contract Rejection Schedule or (c) is the subject of a separate then pending motion filed under
Section 365 of the Bankruptcy Code by the Debtors. For purposes of the Plan, each executory contract and unexpired lease listed on the Contract Rejection Schedule that relates to the use or occupancy of real property will include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without

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

regard to whether such agreement, instrument or other document is listed on the Contract Rejection Schedule and (ii) executory contracts or unexpired leases appurtenant to the premises listed on the Contract Rejection Schedule including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements is assumed. The Confirmation Order will constitute approval of such rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. The Debtors may, in the future, identify additional executory contracts and unexpired leases that they may wish to reject and reserve the right to seek such rejection prior to the Effective Date.

          Any executory contracts or unexpired leases which (i) have not expired by their own terms on or prior to the Effective Date, (ii) have not been assumed, assumed and assigned or rejected prior to the Effective Date, (iii) have not been rejected pursuant to the terms of the Plan, or (iv) are not the subject of a motion to reject pending as of the Effective Date, will be deemed assumed by the Debtors on the Effective Date, and the entry of the Confirmation Order will constitute approval of such assumptions pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.

     2.   Cure of Defaults in Connection with Assumption.

          Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of Debtors or Reorganized Debtors, as the case may be: (a) by payment of the cure amount in Cash on the Effective Date or as soon as practicable thereafter; or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

IF A COUNTERPARTY TO ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE BELIEVES THAT CURE PAYMENTS ARE DUE PURSUANT TO SECTION 365(b)(1) OF THE BANKRUPTCY CODE, OR THAT THERE IS A DISPUTE REGARDING THE ABILITY OF THE REORGANIZED DEBTORS OR REORGANIZED NTELOS, AS THE CASE MAY BE, TO PROVIDE "ADEQUATE ASSURANCE OF FUTURE PERFORMANCE" WITHIN THE MEANING OF SECTION 365 OF THE BANKRUPTCY CODE UNDER THE CONTRACT OR LEASE TO BE ASSUMED, OR ANY OTHER MATTER PERTAINING TO ASSUMPTION, SUCH COUNTERPARTY MUST FILE AN OBJECTION TO THE ASSUMPTION OF ITS EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEBTORS NOT LATER THAN TEN (10) DAYS PRIOR TO THE CONFIRMATION DATE.

          Such objection shall be subject to the jurisdiction of the Bankruptcy Court and shall be resolved by a Final Order. The effective date of the assumption of an executory contract or unexpired lease subject to such an objection shall be determined by a Final Order, and the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

     3.   Amendments to Schedule; Effect of Amendments.

          Pursuant to the Plan, the Debtors will assume each of the executory contracts and unexpired leases except as provided for in Section 9.1 of the Plan; provided, that the Debtors

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

may at any time on or before the first Business Day before the date of the commencement of the Confirmation Hearing amend the Contract Rejection Schedule to delete or add any executory contract or unexpired lease thereto, in which event such executory contract or unexpired lease will be deemed to be, respectively, assumed and, if applicable, assigned as provided therein, or rejected. The Debtors will provide notice of any amendments to the Contract Rejection Schedule to the parties to the executory contracts or unexpired leases affected thereby and to the Creditors' Committee. The fact that any contract or lease is scheduled on the Contract Rejection Schedule will not constitute or be construed to constitute an admission by the Debtors that the Debtors have any liability thereunder.

     4.   Rejection Damage Claims and Bar.

IN THE EVENT THAT THE REJECTION OF AN EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEBTORS RESULTS IN DAMAGES TO THE OTHER PARTY OR PARTIES TO SUCH CONTRACT OR LEASE, A CLAIM FOR SUCH DAMAGES, IF NOT HERETOFORE EVIDENCED BY A FILED PROOF OF CLAIM, SHALL BE FOREVER BARRED AND SHALL NOT BE ENFORCEABLE AGAINST THE DEBTORS OR THEIR PROPERTIES OR INTERESTS IN PROPERTY AS AGENTS, SUCCESSORS, OR ASSIGNS, UNLESS A PROOF OF CLAIM IS FILED WITH THE BANKRUPTCY COURT AND SERVED UPON COUNSEL FOR THE DEBTORS ON OR BEFORE THIRTY (30) DAYS AFTER THE ENTRY OF AN ORDER BY THE BANKRUPTCY COURT, WHICH MAY BE THE CONFIRMATION ORDER, AUTHORIZING REJECTION OF A PARTICULAR EXECUTORY CONTRACT OR LEASE.

     5.   Indemnification Obligations.

          The obligations of the Debtors pursuant to, or under, their respective governing documents, contracts, Virginia or Delaware state law or otherwise to indemnify their directors and officers or members or partners who were or are directors, officers, members or partners, respectively, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan.

H.   Conditions Precedent to the Confirmation Date and the Effective Date.

     1.   Conditions Precedent to the Confirmation Date of the Plan.

          The occurrence of the Confirmation Date of the Plan is subject to the satisfaction of the following conditions precedent:

          a. The Clerk of the Bankruptcy Court will have entered an order granting approval of the Disclosure Statement and finding that it contains adequate information pursuant to Section 1125 of the Bankruptcy Code and that order will have become a Final Order; and

          b. The Confirmation Order and Substantive Consolidation Order, in form and substance satisfactory to the Debtors, will have been entered by the Clerk of the Bankruptcy Court.

     2.   Conditions Precedent to the Effective Date of the Plan.

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          The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

          a. The Confirmation Order and Substantive Consolidation Order shall be Final Order(s);

          b. All other actions and all agreements, instruments or other documents (in form and substance reasonably satisfactory to the Creditors' Committee and the Pre-Petition Secured Lenders except as set forth below) necessary to implement the terms and provisions hereof shall have been effected;

          c. The commitments under the DIP Credit Agreement shall have terminated, all amounts owing under or in respect of the DIP Credit Agreement shall have been paid in full in Cash and any outstanding letters of credit issued under or in connection with the DIP Credit Agreement shall have been terminated or satisfied;

          d. The New Credit Agreement shall have become effective according to its terms;

          e. The Purchase Agreement shall be in full force and effect and all conditions therein to the obligation of the Participating Noteholders to purchase New Notes shall have been satisfied or waived, including the execution and delivery of such agreements, documents and instruments contemplated therein;

          f. The statutory fees owing to the United States Trustee shall have been paid in full;

          g. Any alteration or interpretation of any term or provision of the Plan by the Bankruptcy Court pursuant to Section 13.2 of the Plan shall be reasonably acceptable to the Debtors, the Agent and the Creditors' Committee;

          h. The Debtors shall have received all authorizations, consents, regulatory approvals that are determined to be necessary to implement the Plan; and

          i. The aggregate amount of Allowed General Unsecured Claims in Class 7 shall not exceed, as of the close of business on the Business Day immediately preceding the Effective Date, $13,500,000.

     3.   Waiver of Conditions Precedent.

          Each of the conditions precedent to the Effective Date of the Plan set forth above other than those set forth in Sections VI.H.2.d, e, f, and i. may be waived, in whole or in part, by the Debtors, with the prior written consent of the Agent and the Creditors' Committee. The condition precedent set forth in
Section VI.H.2.i may be waived by the Debtors, with the prior written consent of a majority in number of the members of the Creditors' Committee. Any such waivers of a condition precedent in Section VI.H.2 may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action (other than by NTELOS, the Agent and the Creditors' Committee).

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     4.   Effect of Failure of Conditions.

          Unless the Bankruptcy Court orders otherwise for cause, in the event that one or more of the conditions specified in Section 10.2 of the Plan, other than the condition specified in Section 10.2(ix), have not occurred on or before ninety (90) days after the Confirmation Date or have not been waived pursuant to
Section 10.3 thereof, (a) the Confirmation Order will be vacated, (b) no distributions under the Plan will be made, (c) the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors' obligations with respect to Claims and Equity Interests will remain unchanged and nothing contained herein will constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceeding involving the Debtors.

I.   Effect of Confirmation.

     1.   Vesting of Assets and Releases of Liens.

          On the Effective Date and upon consummation of the Plan, the property of the Debtors' estates, together with any property of the Debtors that is not property of their estates and that is not specifically disposed of upon consummation of the Plan, will revest in the Debtors or Reorganized Debtors. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors will be free and clear of all Claims and Equity Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay fees that the Debtors incur after the Effective Date for reasonable professional fees and expenses.

     2.   Binding Effect.

          Except as otherwise provided in Section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan will bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests and their respective successors and assigns, including without limitation, the Reorganized Debtors.

     3.   Discharge of Debtors.

          Except to the extent otherwise provided in the Plan, the treatment of all Claims against or Equity Interests in the Debtors hereunder will be in exchange for and in complete satisfaction, discharge and release of all (a) Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, and (b) all Claims against and interests in the Debtors' estates or properties or interests in property. Except as otherwise provided in the Plan, upon the Effective Date, all Claims against and Equity Interests in the Debtors will be satisfied, discharged and released in full exchange for the consideration provided

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

hereunder. Except as otherwise provided in the Plan, all entities will be precluded from asserting against the Debtors or the Reorganized Debtors or their respective properties or interests in property any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

     4.   Term of Injunctions or Stays.

          Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Case under Section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Effective Date.

     5.   Preservation of Insurance.

          The Debtors' discharge and release from all Claims as provided in the Plan, except as necessary to be consistent with the Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, the Reorganized Debtors (including, without limitation, such entities officers and directors) or any other person or entity.

     6.   Indemnification Obligations.

          Subject to the occurrence of the Effective Date, the obligations of the Debtors, only to the extent permitted under the laws of the Commonwealth of Virginia or the State of Delaware, as applicable, to indemnify, defend or reimburse directors or officers or members or partners who were or are directors, officers, members or partners of the Debtors, respectively, against any claims or causes of action as provided in the Debtors' respective governing documents, Virginia or Delaware state law or contract shall survive confirmation of the Plan, remain unaffected thereby and not be discharged.

     7.   Exculpation.

          The Debtors, the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, the Agent, the Secured Hedge Parties, the Participating Noteholders, the Creditors' Committee and the members thereof, holders of Old Preferred Stock, the Disbursing Agents, the holders of Subordinated Claims and each of their respective members, partners, officers, directors, employees and representatives (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have no liability to any person for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the formulation, preparation, implementation or consummation of the Plan or the transactions contemplated thereby, including the prepetition and postpetition negotiations with respect thereto, the administration of the Plan or the property to be distributed under the Plan or the Chapter 11 Case or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Case, except for willful misconduct or gross negligence as determined by a Final Order and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Chapter 11 Case.

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     8.   Certain Mutual Releases.

          Except as otherwise specifically provided herein, on and after the Effective Date, each of the Debtors, Reorganized Debtors, past and present directors and officers of NTELOS, current management of the Debtors, Debtors' affiliates, the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, the Agent, the Secured Hedge Parties, Participating Noteholders, the Creditors' Committee and the members thereof, and each of the holders of Senior Debt Claims, Subordinated Claims and Old Preferred Stock Interests (and all subsidiaries and affiliates and officers, directors, partners, members, attorneys, financial advisors, investment bankers, and other professionals, and agents of each of the foregoing), for good and valuable consideration, including, but not limited to, the commitment, obligation and service of each of the aforementioned to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, shall automatically be deemed to have released one another unconditionally and forever from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities, whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any of the foregoing persons or entities would have been legally entitled to assert (in their own right, whether individually or collectively, or on behalf of the holder of any Claim or Equity Interest or other person or entity), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, relating in any way to the Debtors, the Reorganized Debtors, the Chapter 11 Case, the Plan, the Disclosure Statement, or any related agreements, instruments, or other documents, except for (i) Claims arising under the Plan, the New Credit Facility, Modified Hedge Agreements or any related agreements, instruments, releases, indentures, and other agreements and documents delivered thereunder;
(ii) rights of the Debtors, Reorganized Debtors and the Participating Noteholders to enforce the Subscription Agreement or Purchase Agreement or any related agreements, instruments, releases, indentures, and other agreements and documents delivered thereunder; and (iii) any intentional acts of the past and present directors and officers of NTELOS, current management of the Debtors, professionals of the Debtors and their affiliates, Participating Noteholders and the Creditors' Committee or members thereof which constitute fraud and, when the party bringing the cause of action (or its respective employees, agents, or advisors) did not have actual knowledge of such intentional acts (or the substance of such acts) as of the Effective Date; provided, however, with respect to any intentional acts which constitute fraud, the knowledge of former and existing officers and directors of NTELOS shall not be imputed to NTELOS or Reorganized NTELOS (before or after the Effective Date). Notwithstanding the foregoing, the past and present directors and officers of NTELOS, and current management of the Debtors shall not be released or discharged from contractual obligations to the Debtors or Reorganized Debtors with respect to employment and other agreements assumed pursuant to the Plan or otherwise.

     9.   Limited Releases by Holders of Claims and Equity Interests.

          On and after the Effective Date, each holder of a Claim or Equity Interest who is voting on the Plan shall make an election on their Ballot to either agree or not agree to the release described in the paragraph below (the "Release"). Any holder of Claims or Equity Interests in each of Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims) and Class 10 (Old Preferred Stock Interests) that does not make an election will be deemed to agree to the Release. Holders of Equity Interests in each of Class 12 (Old Common Stock Interests) and

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

Class 13 (Other Equity Interests and Securities Claims), who are deemed to have rejected the Plan, shall not be deemed to have agreed to the Release. Holders of Claims, Equity Interests, or interests in each of Class 1 (Priority Non-Tax Claims), Class 3 (FCC Secured Claims), Class 4 (RUS/RTB Secured Claims), Class 6 (Convenience Claims), Class 8 (Intercompany Claims) and Class 11 (Subsidiary Interests) (who are deemed to have accepted the Plan pursuant to Section 1126 of the Bankruptcy Code) also shall not be deemed to have agreed to the Release.

          This Release unconditionally releases the Debtors, Reorganized Debtors, past and present directors and officers of NTELOS, current management of the Debtors, Debtors' affiliates, DIP Lenders, Pre-Petition Secured Lenders, DIP Agent, Agent, Secured Hedge Parties, Participating Noteholders, the Creditors' Committee and the members thereof, and each of the holders of Senior Debt Claims, Subordinated Claims and Old Preferred Stock Interests (and all subsidiaries and affiliates and officers, directors, partners, members, attorneys, financial advisors, investment bankers and other professionals, and agents of each of the foregoing) from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such person or entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the negotiation, formulation and preparation of the Plan or any related agreements, instruments or other documents.

     10.  Preservation of Rights of Action.

          The Reorganized Debtors will retain all rights on behalf of the Debtors to commence and pursue any and all cause of actions (under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Chapter 11 Case) to the extent the Reorganized Debtors deem appropriate. Potential causes of action currently being investigated by the Debtors which may but need not be pursued prior to the Effective Date to the extent warranted include, without limitation, the following:

          a. Any causes of action, whether legal, equitable or statutory in nature, arising out of, or in connection with, the Debtors' businesses or operations, including, without limitation, the following: possible claims against vendors, landlords, sublessees, assignees, customers or suppliers for warranty, indemnity, back charge/setoff issues, overpayment or duplicate payment issues and collections/accounts receivables matters; deposits or other amounts owed by any creditor, lessor, utility, supplier, vendor, landlord, sublessee, assignee, or other entity, employee, management or operational matters; financial reporting; environmental, and product liability matters; actions against insurance carriers relating to coverage, indemnity or other matters; counterclaims and defenses relating to notes or other obligations or tort claims which may exist or may subsequently arise; and

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

          b. Any and all avoidance actions pursuant to any applicable section of the Bankruptcy Code, including, without limitation, Sections 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the
               Bankruptcy Code, arising from any transfer or transaction involving or concerning any of the Debtors.

          Unless causes of action against a person or entity are expressly waived, relinquished, released, compromised or settled in the Plan or by any Final Order, the Debtors expressly reserve all causes of action for later adjudication, and therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to causes of action upon or after the confirmation or consummation of the Plan. In addition, the Debtors or Reorganized Debtors expressly reserve the right to pursue or adopt any Claims alleged in any lawsuit in which any of the Debtors is a defendant or an interested party, against any person or entity, including, without limitation, the plaintiffs and co-defendants in such lawsuits.

          Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b)(3) of the Bankruptcy Code, any Claims, rights and causes of action that the respective Debtors or estates may hold against any person or entity will vest in the Reorganized Debtors, and the Reorganized Debtors will retain and may exclusively enforce, as the authorized representatives of the respective estates, any and all such Claims, rights, or causes of action. Subject to the releases set forth above, the Reorganized Debtors may pursue any and all Claims, rights, or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors, and will have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such Claims, rights and causes of action without the consent or approval of any third party and without any further order of the Bankruptcy Court.

     11.  Injunction

          Except as otherwise provided in the Plan, from and after the Confirmation Date all persons who have held, hold or may hold Claims against or interests in the Debtors are permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors, the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, the Agent, the Secured Hedge Parties, the Participating Noteholders, the Creditors' Committee or the members thereof or any of their respective property on account of any Claims or interests: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing or attaching, collecting or recovering, in any manner, any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

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     12.  Committees.

          From the Confirmation Date up to and including the Effective Date, the members of the Creditors' Committee appointed pursuant to Section 1102 of the Bankruptcy Code and their duly appointed successors will continue to serve. On the Effective Date, the Creditors' Committee and any other committee appointed in the Chapter 11 Case pursuant to Section 1102 of the Bankruptcy Code will be dissolved and the members thereof and the professionals retained by the Creditors' Committee in accordance with Section 1103 of the Bankruptcy Code (including, without limitation, attorneys, investment advisors, accountants and other professionals) will be released and discharged from their respective fiduciary obligations, duties and responsibilities.

J.   Retention of Jurisdiction

     The Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          a. To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

          b. To determine any and all adversary proceedings, applications and contested matters.

          c. To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided in the Plan.

          d. To hear and determine any timely objections to Administrative Expense Claims or to Claims and Equity Interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part.

          e. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

          f. To issue such orders in aid of execution of the Plan, to the extent authorized by Section 1142 of the Bankruptcy Code.

          g. To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

          h. To hear and determine all applications under Sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

          i. To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, the Substantive Consolidation Order, any transactions or payments contemplated hereby or any agreement,

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               instrument or other document governing or relating to any of the foregoing.

          j. To hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code.

          k.   To hear any other matter not inconsistent with the Bankruptcy
               Code.

          l. To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 11.3 of the Plan.

          m. To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

          n. To recover all assets of the Debtors and property of the Debtors' estates, wherever located.

          o.   To enter a final decree closing the Chapter 11 Case.

K.   Summary of Other Provisions of the Plan.

     The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

     1.   Payment of Statutory Fees.

          All fees payable under Section 1930, Chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Effective Date. Any such fees accrued after the Effective Date will be paid in the ordinary course of the Reorganized Debtors' business as required by statute.

     2.   Modification of Plan.

          Subject to the limitations contained in the Plan, (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and Bankruptcy Rules, to amend and modify the Plan prior to entry of the Confirmation Order with the consent of the Creditors' Committee or its attorneys and (ii) after entry of the Confirmation Order, the Reorganized Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect of omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; provided, however, that NTELOS may make a material amendment or modification to the Plan only with the approval of the DIP Agent, the Agent and holders of a majority in Claim amount or Equity Interest in each Class entitled to vote to accept or reject the Plan.

     3.   Revocation of Plan.

          The Debtors reserve the right, at any time prior to entry of the Confirmation Order, to revoke and withdraw the Plan.

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     4.   Section 1146 Exemption.

          Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax. Unless expressly provided otherwise, all sale transactions consummated by the Debtors or NTELOS and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including, without limitation, the sales, if any, by the Debtors of owned property or assets pursuant to Section 363(b) of the Bankruptcy Code and the assumptions, assignments and sales, if any, by the Debtors of unexpired leases of non-residential real property pursuant to Section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax law.

     5.   Administrative Expenses Incurred After the Confirmation Date.

          Administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) Claims for professionals' fees and expenses, will not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

     6.   Section 1125(e) of the Bankruptcy Code.

          As of the Confirmation Date, the Debtors will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, the Agent, the Secured Hedge Parties and each of the Participating Noteholders and the Creditors' Committee (and each of their respective members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have, and will be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities under the Plan.

     7.   Compliance with Tax Requirements.

          In connection with the consummation of the Plan, the Debtors will comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions thereunder will be subject to such withholding and reporting requirements.

     8.   Severability of Plan Provisions.

          In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the

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

maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

                                      VII.
                     CONFIRMATION AND CONSUMMATION PROCEDURE

     Under the Bankruptcy Code, the following steps must be taken to confirm the
Plan:

A.   Solicitation of Votes.

     In accordance with Sections 1126 and 1129 of the Bankruptcy Code, each of Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims) and Class 10 (Old Preferred Stock Interests) is impaired under the Plan and the holders of Claims and Equity Interests in each of such Classes are entitled to vote to accept or reject the Plan.

     Each of Class 1 (Priority Non-Tax Claims), Class 3 (FCC Secured Claims), Class 4 (RUS/RTB Secured Claims), Class 6 (Convenience Claims), Class 8 (Intercompany Claims) and Class 11 (Subsidiary Interests) is unimpaired under the Plan and the holders of Claims in each of such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

     Class 12 (Old Common Stock Interests) and Class 13 (Other Equity Interests and Securities Claims) are impaired under the Plan and holders of Equity Interests in Class 12 and Class 13 will receive no distribution in respect thereof. Class 12 and Class 13 are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

     As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the allowed claims of that class that have timely voted to accept or reject a plan. As to classes of equity interests entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by at least two-thirds of the Allowed equity interests that have timely voted to accept or reject a plan. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

B.   The Confirmation Hearing.

     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for August __, 2003 at __:__ [p.m.], Eastern Time, before the Honorable Douglas O. Tice, Jr., United States Bankruptcy Judge, at the United States Bankruptcy Court, 1100 East Main Street, Room 301, Richmond, Virginia 23219. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date

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

made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of stock of NTELOS held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court and the following parties on or before ___________ ___, 2003 at ___:___ p.m., Eastern Time:

                         NTELOS Inc.
                         401 Spring Lane, Suite 300
                         P.O. Box 1990
                         Waynesboro, Virginia 22980
                         Attention: James S. Quarforth
                         Telephone:  (540) 946-3500
                         Telecopier: (540) 946-3595

                         and

                         Hunton & Williams LLP
                         Riverfront Plaza, East Tower
                         951 East Byrd Street
                         Richmond, Virginia 23219
                         Attention: Benjamin C. Ackerly, Esq.
                         Telephone:  (804) 788-8479
                         Telecopier: (804) 788-8218
                         Counsel to the Debtors

                         Marcus, Santoro & Kozak, P.C.
                         355 Crawford Parkway, Suite 700
                         Portsmouth, Virginia 23704
                         Attention: Frank J. Santoro, Esq.
                                    Karen M. Crowley, Esq.
                         Telephone:  (757) 393-2555
                         Telecopier: (757) 399-6870
                         Co-Counsel to the Debtors

                         and

                         Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, New York 10019
                         Attention: Richard G. Mason, Esq.
                                    Seth Gardner, Esq.
                         Telephone:  (212) 403-1252
                         Telecopier: (212) 403-2252
                         Counsel to the Creditors' Committee

                         McGuire Woods LLP
                         One James Center
                         901 East Cary Street
                         Richmond, Virginia 23219

                         Attention:  H. Slayton Dabney, Jr.,
                                     Sarah B. Boehm, Esq.
                         Telephone:  (804) 775-4311
                         Telecopier: (804) 698-2037
                         Co-Counsel to the Creditors' Committee

                         and

                         Davis, Polk & Wardwell
                         450 Lexington Avenue
                         New York, New York 10017
                         Attention: Marshall S. Huebner, Esq.
                         Telephone:  (212) 450-4099
                         Telecopier: (212) 450-3099
                         Counsel to the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent and the Agent

                         and

                         Office of the United States Trustee
                         600 E. Main St., Suite 301
                         Richmond, VA 23219
                         Attention: Leander D. Barnhill
                         Telephone: (804) 771-2310

     Objections to confirmation of the Plan are governed by Bankruptcy Rules 3015 and 9014.

C.   Confirmation.

     At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of Section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Confirmation of a plan under Section 1129(a) of the Bankruptcy Code requires, among other things, that:

  .  the plan complies with the applicable provisions of the Bankruptcy Code;

  . the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

  . the plan has been proposed in good faith and not by any means forbidden by law;

  . any payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the Chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable;

  . the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual, must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider

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

     that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

  . with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under Chapter 7 of the Bankruptcy Code;

  . each class of claims or interests has either accepted the plan or is not impaired under the plan;

  . except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the effective date (except that if a class of priority claims has voted to accept the Plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims) and that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims;

  . if a class of claims is impaired, at least one impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

  . confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

     Subject to receiving the requisite votes in accordance with Section 1129(a)(8) of the Bankruptcy Code and any potential "cram down" of Classes not receiving any distribution under the Plan, the Debtors believe that:

  . the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code;

  . the Debtors have complied or will have complied with all of the requirements of Chapter 11 of the Bankruptcy Code; and

  .  the Plan has been proposed in good faith.

     Set forth below is a summary of the relevant statutory confirmation requirements.

     1.   Acceptance.

          Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims) and Class 10 (Old Preferred Stock Interests) of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. The Debtors reserve the right to seek nonconsensual confirmation of the Plan with respect to any Class of Claims or Equity Interests that is entitled to vote to accept or reject the Plan if such Class rejects the Plan.

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

     2.   Unfair Discrimination and Fair and Equitable Tests.

          To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

          a.   Secured Creditors.

               (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred Cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds is provided in clause (i) or (ii) of this subparagraph.

          b.   Unsecured Creditors.

               Either (i) each impaired unsecured creditor receives or retains under the Plan property of a value equal to the amount of its allowed claim or
(ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the Plan.

          c.   Equity Interests.

               Either (i) each holder of an equity interest will receive or retain under the Plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the equity interest or
(ii) the holder of an equity interest that is junior to the nonaccepting class will not receive or retain any property under the Plan.

     3.   Feasibility.

          a.   Financial Projections.

               The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, NTELOS has analyzed the Debtors' ability to meet its obligations under the Plan. As part of this analysis, NTELOS has prepared the Projected Financial Information for the Projection Period. These projections, and the assumptions on which they are based, are included in the Projected Financial Information annexed hereto as Exhibit C. Based upon such projections, NTELOS believes that the Debtors will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

               The financial information and projections appended to the Disclosure Statement include:

     . "Fresh Start" Condensed Consolidated Opening and Closing Balance Sheet of the Reorganized Debtors as of August 31, 2003;

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

     . Projected Condensed Consolidated Balance Sheets of the Reorganized Debtors as of the end of the fiscal years 2003 through 2008;

     . Projected Condensed Consolidated Statement of Operations of the Reorganized Debtors as of the end of the fiscal years 2003 through 2008; and

     . Projected Condensed Consolidated Cash Flow Statements of the Reorganized Debtors as of the end of the fiscal years 2003 through 2008.

               The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan and the initial distributions thereunder take place as of August 31, 2003.

               NTELOS has prepared these financial projections based upon certain assumptions which it believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in the Projected Financial Information, annexed hereto as Exhibit C. The Projected Financial Information has not been examined or compiled by independent accountants. NTELOS makes no representation as to the accuracy of the projections or the Debtors' ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. See Section XI.B.1., "Certain Risk Factors to be Considered - Overall Risk to Recovery by Holders of Claims and Equity Interests
- Projected Financial Information." All holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Projected Financial Information is based in evaluating the Plan.

          b.   Business Strategy - Overview.

               The Company's strategy is to minimize its fixed interest costs so it is able to maintain free cash flow immediately following the reorganization and through the current period of uncertainty affecting the telecommunications industry. The Company will seek to manage its growth relative to the excess cash flow produced from its operations and available for reinvestment.

               Notwithstanding the foregoing, the Company's objective is to be the leading integrated communications provider in its region of operations. The key elements of the Company's business strategy are to:

               (i) Increase Market Share by Establishing Service-Driven Customer Relationships through a Local Presence.

               The Company intends to grow its business by leveraging its local presence and continuing its focus on providing high levels of customer satisfaction. The Company plans to accomplish this through its local retail outlets and utilizing a business to business sales team that provides face-to-face sales and personalized client care. The Company intends to enhance its local presence by continuing its support of the communities that it serves, including corporate and employee participation in community programs, and expanding this support to its target markets. The Company will reinforce its customer relationships by continuing to provide integrated, personalized customer care in each of its markets. The Company intends to do this through its retail locations, which also serve as customer care centers, and its 24 hours-a-day, 365 days-a-year call centers.

               (ii)      Offering of Bundled Services.

               The Company offers a broad range of communications services in a bundled package and on a single bill. The Company believes that by cross-selling multiple products and services, it is building new customer relationships, strengthening the partnership with existing customers and increasing customer retention.

               (iii) Leverage the Company's Fiber Optic Network, Infrastructure and Technologies.

               The Company's infrastructure, including its fiber optic network, switches and routers, is a technologically-advanced communications system that connects many of its markets. The Company intends to offer its broad range of communications services in many of its markets and deliver those services over infrastructure that it controls and maintains. The Company also intends to continue using its network to serve as a carrier's carrier, offering switching and transport services to other communications carriers. As new wireless data applications become available, the Company also intends to use its PCS bandwidth capacity, which ranges from 10 MHz to 40 MHz in its markets to capitalize on opportunities in the growing market for wireless Internet access and data transmission.

     4.   Best Interests Test.

          With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The Cash amount which would be available for satisfaction of General Unsecured Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, any excess proceeds from the disposition of encumbered assets after the satisfaction of secured claims, and augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. This Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by the additional administrative and priority claims that may result from the termination of the Debtors' business and the use of Chapter 7 for the purposes of liquidation.

          The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors in Possession during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims which may arise in a liquidation case or result from the pending Chapter 11 Case, including any unpaid expenses incurred by the Debtors in Possession during the Chapter 11 Case such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition General Unsecured Claims.

          To determine if the Plan is in the best interests of each impaired Class, the value of the distributions of proceeds from the liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

          After considering the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Case, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Case, NTELOS has determined that confirmation of the Plan will provide each holder of an Allowed Claim or Allowed Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under Chapter 7 liquidation.

          NTELOS also believes that the value of any distributions to each Class of Allowed Claims in a Chapter 7 case, including all secured Claims, would be less than the value of distributions under the Plan because such distributions in a Chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation is necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged.

          NTELOS' Liquidation Analysis is attached hereto as Exhibit D. The information set forth in Exhibit D provides a summary of the liquidation values of the Debtors' assets assuming a Chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by management of NTELOS with the assistance of its financial advisor.

          Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The Chapter 7 liquidation period is assumed to be a period of at least six (6) months allowing for the (i) discontinuation of operations, (ii) selling of assets, and (iii) collection of receivables.

D.   Consummation.

     The Plan will be consummated on the Effective Date. The Effective Date of the Plan is the date that is eleven (11) days after the Confirmation Date, or if such date is not a Business Day, the next succeeding Business Day, or such date after the Confirmation Date as determined by NTELOS with the prior written consent of the Agent and the Creditors' Committee so long as

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

no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Section 10 of the Plan have not been satisfied or waived, then the Effective Date will be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived or such date as NTELOS may determine with the prior written consent of the Creditors' Committee and the Agent. For a more detailed discussion of the conditions precedent to the Plan and the impact of the failure to meet such conditions, see
Section VI.H., "The Joint Plan of Reorganization - Conditions Precedent to the Confirmation Date and Effective Date."

     The Plan is to be implemented pursuant to the provisions of the Bankruptcy Code.

                                      VIII.
                        MANAGEMENT OF REORGANIZED NTELOS

     As of the Effective Date, the management, control and operation of Reorganized NTELOS will become the general responsibility of its Board of Directors.

A.   Board of Directors and Management.

     1.   Composition of the Board of Directors.

          The initial Board of Directors of Reorganized NTELOS will consist of seven (7) members. The majority holders of the Senior Notes will select four (4) members, two (2) of whom will be persons independent of the Participating Noteholders and NTELOS. The majority holders of the Senior Notes and NTELOS jointly will select two (2) members, which members may be members of the Board of Directors of NTELOS. The seventh member will be the chief executive officer of Reorganized NTELOS. The members of the initial Board of Directors of Reorganized NTELOS will be approved by the Board of Directors of NTELOS. The directors of NTELOS immediately prior to the Effective Date will resign as of the Effective Date and will be replaced by the Board of Directors determined as set forth above. At least fourteen (14) Business Days prior to the commencement of the Confirmation Hearing, NTELOS will file with the Bankruptcy Court a schedule of the names of the persons to be appointed as the Directors of Reorganized NTELOS under the Plan.

          The initial Board of Directors of Reorganized NTELOS will serve until the first annual meeting of the holders of the New Common Stock. Thereafter, the Board of Directors of Reorganized NTELOS will be elected in accordance with the New Articles of Incorporation and applicable nonbankruptcy law.

          The Board of Directors or other internal governing body of each of the NTELOS Subsidiaries and the NTELOS Non-filing Subsidiaries will continue as in effect immediately prior to the Effective Date until removed or replaced under applicable law or in accordance with the governing instruments of such subsidiary.

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

     2.   Identity of Executive Officers.

          Each of the executive officers of NTELOS set forth below will continue in such officer's then current position as an officer of Reorganized NTELOS:

          Name                                  Office                                 Age
          ----                                  ------                                 ---
     J. S. Quarforth      Chief Executive Officer and President                         49
     C. A. Rosberg        Executive Vice President, President--Wireless                 50
     D. R. Maccarelli     Executive Vice President, President--Wireline                 51
     M. B. Moneymaker     Executive Vice President and Chief Financial Officer,         45
                           Treasurer and Secretary
     M. McDermott         Senior Vice President--Legal and Regulatory Affairs           48
     D. M. Persing        Senior Vice President--Information Technology and Human       51
                           Resources

          On the Effective Date, the executive officers of each of the NTELOS Subsidiaries will be those executive officers in office immediately prior to the Effective Date.

B.   Compensation of Directors and Officers.

     Non-employee directors of NTELOS received a 2003 annual retainer fee of $10,800 and options to purchase 1,818 shares of Old Common Stock. Non-employee directors also receive a fee of $875 for each meeting of the Board of Directors attended in 2003.

     Directors of NTELOS and/or the NTELOS Subsidiaries who are also employed by NTELOS do not receive additional compensation for service as directors.

     The following table sets forth compensation information for certain of the officers of NTELOS:

                                           2003 PROJECTED      2002                       ALL OTHER
                                             SALARY (1)       SALARY      BONUS (2)    COMPENSATION (3)   OPTIONS(4)
                                          ---------------   ----------   ----------    ----------------   ----------
J.S. Quarforth                            $       366,396   $  362,447   $        -    $         11,866       84,000
Chief Executive Officer and President

C.A. Rosberg                              $       245,470   $  242,824   $        -    $          3,991       38,000
Executive Vice President,
President--Wireless

D.R. Maccarelli                           $       167,637   $  165,830   $        -    $          6,680       18,000
Executive Vice President,
President--Wireline

M.B. Moneymaker                           $       191,226   $  189,165   $        -    $          3,666       24,000
Executive Vice President
and Chief Financial Officer,
Treasurer and Secretary

M. McDermott                              $       172,525   $  170,666   $        -    $          5,222       18,000
Senior Vice President--
Legal and Regulatory Affairs

D.M. Persing                              $       167,890   $  112,171   $        -    $          3,208       18,000
Senior Vice President--Information
Technology and Human Resources

----------
(1) The amounts indicated under the column "2003 Projected Salary" reflect actual salaries through March 31, 2003 and projected salaries for the remainder of 2003 based on compensation rates in effect on April 1, 2003.

(2) Based on 2002 company operating performance objectives, NTELOS' Board of Directors approved payment of bonuses under the company's 2002 management incentive plan following the company's emergence from bankruptcy. In light of the Chapter 11 Case, the Board of Directors has determined not to approve such bonuses for the company's officers.

(3) Includes amounts paid by NTELOS as contributions to savings plans, deferred compensation plans and group life insurance and additional life insurance premium payments and accidental death and dismemberment payments.

(4)  Identifies options to purchase Old Common Stock.

     Mr. Quarforth will become Chief Executive Officer and President of NTELOS, effective as of June 1, 2003. Mr. Quarforth has been Chief Executive Officer of NTELOS and the NTELOS Subsidiaries since May 1, 1999. Mr. Quarforth served as President and Chief Executive Officer from May 1, 1990 to May 1, 1999 and Chairman of the Board from May 1, 1999 to February 13, 2001.

     Mr. Rosberg will become Executive Vice President, President--Wireless, effective as of June 1, 2003. Mr. Rosberg will have served as Executive Vice President and Chief Operating Officer of NTELOS from February 2001 to June 1, 2003 and as President and Chief Operating Officer from May 1, 1999 to February 13, 2001, when the merger between NTELOS and R&B Communications, Inc. became effective. From May 1, 1990 to May 1, 1999, he served as Senior Vice President.

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

     Mr. Maccarelli will become Executive Vice President, President--Wireline, effective as of June 1, 2003. Mr. Maccarelli will have served as Senior Vice President - Wireline Engineering and Operations of NTELOS from May 2002 to June 1, 2003. From February 2001 to May 2002 he served as Senior Vice President and Chief Technology Officer and from January 1994 to February 2001 as Senior Vice President. From January 1993 to December 1993, he served as Vice President - Network Services. From June 1974 to December 1992 he held numerous leadership positions with Bell Atlantic. These positions encompassed operations, engineering, regulatory and business development.

     Mr. Moneymaker will become Executive Vice President and Chief Financial Officer, Treasurer and Secretary, effective as of June 1, 2003. Mr. Moneymaker will have served as the Senior Vice President and Chief Financial Officer, Treasurer and Secretary of NTELOS from May 2000 to June 1, 2003. From May 1999 to April 2000 he served as Vice President and Chief Financial Officer, Treasurer and Secretary. From May 1998 to April 1999 he served as Vice President and Chief Financial Officer. From October 1995 to April 1998 he served as Vice President of Finance. Previously, he was a Senior Manager for Ernst and Young from October 1989 until October 1995.

     Ms. McDermott has been the Senior Vice President - Legal and Regulatory Affairs of NTELOS since August 2001. From March 2000 to August 3, 2001 she served as Senior Vice President and General Counsel of Pathnet Telecommunications, Inc. On April 2, 2001, Pathnet Telecommunications, Inc. filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. From April 1998 to March 2000 she served as Senior Vice President/Chief of Staff for Government Relations for the Personal Communications Industry Association. From May 1994 to April 1998 she served as Vice President - Legal and Regulatory Affairs for the United States Telecom Association.

     Ms. Persing will become Senior Vice President--Information Technology and Human Resources, effective as of June 1, 2003. Ms. Persing will have served as Senior Vice President of NTELOS from April 2000 to June 1, 2003. From May 1998 to April 2000 she served as Vice President - Human Resources. From December 1995 to March 1998, she was employed by PrimeCo Personal Communications as Vice President of Customer Care. From June 1974 to January 1994, she held numerous leadership positions with AT&T. These positions encompassed customer care, directory assistance, human resources, network engineering, software development and large project management. From August 1994 to November 1995, she served as operations manager for NTELOS' directory assistance operation.

     These officers do not receive additional compensation for service as officers of NTELOS Subsidiaries.

C.   Management Contracts.

     NTELOS entered into employment agreements on December 31, 2001 with its executive officers, James S. Quarforth, Carl A. Rosberg, David R. Maccarelli, Michael B. Moneymaker, Mary McDermott and Don Marie Persing. Each was approved by the non-employee members of the Board of Directors of NTELOS.

     Messrs. Quarforth, Rosberg, Maccarelli and Moneymaker and Mses. McDermott and Persing entered into employment agreements with NTELOS in December 2001. The term of the employment agreement with Mr. Quarforth is 36 months, with Mr. Rosberg is 30 months, and with each of Messrs. Maccarelli and Moneymaker and Mses. McDermott and Persing is 24 months.

     In addition to base salary and annual incentive bonuses, the executives are entitled to participate in NTELOS' long-term stock-based incentive compensation program and all other employee benefit plans, including NTELOS' executive supplemental retirement plan.

     NTELOS may terminate the executive's employment agreement for continued disability or, upon written notice, for cause. The executive may terminate the agreement, upon prior written notice, for good reason.

     "Cause" generally means any of the following: gross or willful misconduct; willful and repeated failure to comply with the lawful directives of the Board of Directors; any criminal act or act of dishonesty or fraud that has a material adverse impact on NTELOS or its subsidiaries or any fraud, dishonesty or misappropriation involving the company or its subsidiaries; material breach of the terms of any confidentiality, non-competition, non-solicitation or employment agreement with NTELOS; acts of malfeasance or negligence; material failure to perform the duties and responsibilities of his or her position; grossly negligent conduct; or activities materially damaging NTELOS or its subsidiaries.

     "Good reason" generally means any of the following: base salary or target incentive payments are reduced; responsibilities are diminished; relocation of more than 50 miles is required; deferred compensation is withheld; benefits diminish following a change of control; directed by the Board of Directors or an officer to engage in conduct that is illegal; material breach of NTELOS' obligations under the agreement; or, with respect to Messrs. Quarforth, Rosberg, Maccarelli and Moneymaker and Mses. McDermott and Persing, failure to increase the executive's compensation consistent with performance ratings.

     If any of Messrs. Quarforth, Rosberg, Maccarelli or Moneymaker or Mses. McDermott or Persing is terminated, other than for cause, or if any one of them terminates the agreement for good reason, he or she is entitled to (1) base salary for a period of time thereafter equal to the term of his or her employment agreement, and (2) target incentive payments for the same period and standard termination payments.

     The agreements with Messrs. Quarforth, Rosberg, Maccarelli and Moneymaker and Mses. McDermott and Persing provide for certain benefits if NTELOS experiences a change in control during the term of the agreement followed by (1) termination of the executive's employment without cause, or (2) resignation of the executive for good reason (even if such termination or resignation occurs after the term of the agreement). If Messrs. Quarforth, Rosberg, Maccarelli or Moneymaker or Mses. McDermott or Persing is terminated within 30 months (36 months with respect to Mr. Quarforth) of a change in control, he or she will receive severance benefits, including three years' base salary and target incentive payments. Any severance pay due to the executive will be paid in a lump sum on a net present value basis. In addition, the employment agreements with Messrs. Quarforth, Rosberg, Maccarelli and Moneymaker and Mses. McDermott and Persing provide that NTELOS will pay additional amounts to the executive to compensate him or her for excise taxes and penalties imposed on the severance pay.

     The agreements with Messrs. Quarforth, Rosberg, Maccarelli and Moneymaker and Mses. McDermott and Persing provide that during the term of the agreement and for a period of 24 months after the end of his or her employment with NTELOS, the executive will not compete,

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directly or indirectly, with NTELOS. In addition, pursuant to non-solicitation provisions, the executive may not solicit certain current and former employees during the term of their agreements and for 24 months thereafter.

     NTELOS' Executive Supplemental Retirement Plan provides that participation in the plan may not be rescinded by NTELOS so long as the participant remains employed with NTELOS. Any payment to a named executive officer required under the plan following a change of control must be paid in a lump sum in cash on an actuarial basis. A "change of control" generally means (i) any person or entity, acquires direct or indirect ownership of more than 30% of the combined voting power of NTELOS, except WCAS may own up to 40% of the then outstanding securities or up to 37.5 % of the voting securities (provided that it is in compliance with the amended and restated shareholders agreement); (ii) during any period of two consecutive years, individuals who constitute the Board of Directors, and any new director whose election was approved by a majority of the directors who either (a) were directors at the beginning of the period or (b) were so elected, cease for any reason to constitute at least a majority of the Board of Directors; (iii) NTELOS' shareholders approve a merger or consolidation with another entity and the merger or consolidation is consummated, other than
(a) a merger or consolidation where NTELOS' voting securities outstanding immediately prior to the merger or consolidation continue to represent 50% of the combined voting power of the surviving entity or (b) a merger or consolidation effected to recapitalize NTELOS where no person acquires more than 30% of the combined voting power of NTELOS' then outstanding securities; (iv) NTELOS' shareholders approve a plan of complete liquidation or an agreement for the sale of all or substantially all of the Debtors' assets and such liquidation or sale is consummated; or (v) the sale or disposition of all or substantially all of the assets of one or more of the Debtors' material lines of business (with respect to participants who are employed in such material line of business and whose employment is terminated by NTELOS or the acquiror prior to the third anniversary of the sale or who terminates for good reason prior to the third anniversary). Prior to the date of this Disclosure Statement, each participant in the Executive Supplemental Retirement Plan consented to an amendment of the Executive Supplemental Retirement Plan to change the definition of "change in control" to exclude any event, reorganization, restructuring, equity change or other transaction that occurs as a result of or in connection with the Chapter 11 Case and the Plan.

D.   Stock Option Incentive Plan.

     On the Effective Date or as soon thereafter as is practicable, the Board of Directors of Reorganized NTELOS will implement the Stock Option Incentive Plan. Under the Stock Option Incentive Plan, incentive options will be granted as set forth below.

     In light of the Chapter 11 Case, the Board of Directors of NTELOS determined not to approve bonuses to officers of NTELOS under the 2002 Management Incentive Plan, despite the board's determination that the performance objectives contemplated by the plan were sufficiently achieved to authorize payment of such bonuses to all other employees. As an officer retention measure, taking into consideration the board's decision not to approve 2002 bonuses for officers and recognizing the substantial efforts that will be required of the officers following emergence from bankruptcy, options to purchase the number of shares equal to 7.5% (with a portion of this 7.5% being awarded to other key employees) of the fully-diluted New Common Stock will be awarded by the Board of Directors of Reorganized NTELOS to officers on the Effective Date or as soon thereafter as is practicable with an exercise price equal to the conversion price for the New Notes. The options under the Stock Option Incentive Plan to be awarded on the Effective

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Date or as soon thereafter as practicable will be vested as to one-third (1/3)
of the options subject to the award on the grant date and as to an additional one-third (1/3) of the options subject to the award on each of the first and second anniversaries of the grant date. The vesting of such options will be accelerated upon a change of control of Reorganized NTELOS.

     The plan also contemplates that options to purchase shares equal to up to 2.5% of the fully-diluted New Common Stock will be awarded thereafter at the discretion of the Board of Directors of Reorganized NTELOS to management and employees and, subject to compliance with applicable securities laws, other employees of Reorganized NTELOS.

E.   Post-Effective Date Security Ownership of Certain Owners.

     To the knowledge of NTELOS, based upon its analysis of the holdings of the Senior Notes, the Subordinated Notes and the Old Preferred Stock Interests, NTELOS expects that Capital Research and Management Company and Morgan Stanley & Co. Incorporated each will beneficially own in excess of 30% of Reorganized NTELOS. These estimates of beneficial ownership are based upon the most reasonably current information available to NTELOS. Thus, there can be no assurance that these estimates remain accurate.

     A number of parties may actively trade in Claims during the Chapter 11 Case. See Section XI.B.2., "Certain Risk Factors To Be Considered - Overall Risk To Recovery By Holders of Claims - Significant Holders."

                                       IX.
               APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS
               TO THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN

A.   Section 1145 of the Bankruptcy Code.

     Upon the consummation of the Plan, Reorganized NTELOS will rely on Section 1145 of the Bankruptcy Code, to the extent it is applicable, to exempt the issuance of the New Common Stock and the New Warrants and the issuance of securities upon exercise of the New Warrants to holders of Allowed Claims and Allowed Equity Interests from the registration requirements of the Securities Act and of any state securities or "blue sky" laws. Section 1145 exempts from registration the sale of a debtor's securities under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, the debtor or principally in such exchange and partly for cash or property. In reliance upon this exemption, issuance of the New Warrants, and the issuance of New Common Stock upon exercise thereof, generally will be exempt from the registration requirements of the Securities Act. Accordingly, such recipients will be able to resell the New Common Stock and the New Warrants and the securities issued upon exercise of the New Warrants without registration under the Securities Act or other federal securities laws, unless the recipient is an "underwriter" with respect to such securities, within the meaning of Section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines "underwriter" as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an "issuer" of the relevant security, as such term is used in Section 2(11) of the Securities Act.

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B.   Section 4(2) of the Securities Act.

     Reorganized NTELOS will rely on Section 4(2) of the Securities Act and Regulation D promulgated thereunder to exempt the offering, sale and issuance of the New Notes (and the New Common Stock issued upon conversion thereof or in connection therewith) to the Participating Noteholders pursuant to the Purchase Agreement. Section 4(2) exempts from the registration requirements of the Securities Act any offering by an issuer not involving any public offering. Regulation D similarly exempts from the registration provisions of the Securities Act offerings of securities to "Accredited Investors," as such term is defined under Regulation D, and to other qualified investors.

C.   Registration Rights.

     Reorganized NTELOS will grant registration rights to holders of New Common Stock and to certain holders of Senior Notes, including the Participating Noteholders, pursuant to Registration Rights Agreements entered into with such holders as of the Effective Date. See Section VI.D, "Joint Plan of Reorganization - Means of Implementation of the Plan." The forms of the Registration Rights Agreements will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 5 and Exhibit 6.

D.   Subsequent Transfers Under State Law.

     The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of New Common Stock, the New Notes and the New Warrants.

     Any person intending to rely on these exemptions is urged to consult his or her own counsel as to their applicability to his or her circumstances.

E.   Certain Transactions by Stockbrokers.

     Under Section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Disclosure Statement (and any supplements, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other after-market transactions in the securities.

                                       X.
                         VALUATION OF REORGANIZED NTELOS

A.   Introduction.

     To assist NTELOS' Board of Directors in evaluating the Plan and the distributions that holders of Claims and Equity Interests will receive under the Plan, NTELOS' Board of Directors requested that the Debtors' financial advisor, UBS Warburg, undertake an analysis of the estimated range of the going concern enterprise value of the Reorganized Debtors, on a consolidated basis, after giving effect to the reorganization as set forth in the Plan. UBS Warburg completed and delivered its analysis to NTELOS' Board of Directors on May 23, 2003.

     In conducting its analysis, UBS Warburg, among other things:

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     .    reviewed certain publicly-available business and historical financial information relating to the Debtors;

     . reviewed certain internal financial information and other data relating to the business and financial prospects of the Reorganized Debtors, including financial projections through 2010 (the "Financial Projections") prepared by management of NTELOS (of which projection years 2003 - 2008 are set forth in Exhibit C), which were provided to UBS Warburg by NTELOS;

     . conducted discussions with members of NTELOS' senior management concerning the business and financial prospects of the Reorganized Debtors;

     . reviewed publicly-available financial and stock market data with respect to certain other companies in lines of business UBS Warburg believed to be comparable in certain respects to the Reorganized Debtors' businesses;

     . reviewed the financial terms, to the extent available, of certain transactions that UBS Warburg believed to be generally relevant;

     . considered certain industry and economic information relevant to the Reorganized Debtors' businesses;

     . reviewed the Plan and the information in this Disclosure Statement as of May 13, 2003; and

     . conducted such other financial studies, analyses and investigations, and considered such other information, as UBS Warburg deemed necessary or appropriate.

          THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR SET FORTH IN THIS SECTION REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTOR, ASSUMING THAT THE REORGANIZED DEBTOR CONTINUES AS AN OPERATING BUSINESS, ESTIMATED BASED ON VARIOUS VALUATION METHODOLOGIES. THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR SET FORTH IN THIS SECTION DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTOR, ITS SECURITIES OR ITS ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE SET FORTH IN THIS SECTION. ACCORDINGLY, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE NEW COMMON STOCK OR OTHER SECURITIES OF REORGANIZED NTELOS MAY TRADE AFTER GIVING EFFECT TO THE REORGANIZATION SET FORTH IN THE PLAN, WHICH PRICES MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN INDICATED BY SUCH ESTIMATE.

          The actual value of an operating business, such as the Reorganized Debtors, is subject to various factors, many of which are beyond the control or knowledge of NTELOS or UBS Warburg, and such value will fluctuate with changes in such factors. In addition, the market prices of Reorganized NTELOS' securities will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities. There can be no assurance as to the trading market, if any, that may be available in the future with respect to Reorganized NTELOS' securities.

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     UBS Warburg's analysis was undertaken solely for the purpose of assisting
NTELOS' Board of Directors in evaluating the Plan and the distributions that holders of Claims and Equity Interests will receive under the Plan. UBS Warburg's analysis addresses the estimated going concern enterprise value of the Reorganized Debtors and does not address any other aspect of the proposed reorganization, the Plan or any other transactions and does not address the Debtors' underlying business decision to effect the reorganization set forth in the Plan. UBS WARBURG'S ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDERS OF CLAIMS OR EQUITY INTERESTS AS TO HOW SUCH HOLDER SHOULD VOTE OR OTHERWISE ACT WITH RESPECT TO THE PLAN. UBS Warburg has not been asked to, nor did UBS Warburg express any view as to what the value of Reorganized NTELOS' securities will be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated going concern enterprise value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

     UBS Warburg's analysis is based upon, among other things, the Reorganized Debtors achieving the Financial Projections prepared by management. The future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of NTELOS, and consequently are inherently difficult to project. The financial results reflected in the Financial Projections are in certain respects materially better than the recent historical results of operations of the Debtors. The Reorganized Debtors' actual future results may differ materially from the projections and such differences may affect the value of the Reorganized Debtors. See Exhibit C, "Projected Financial Information." ACCORDINGLY, FOR THESE AND OTHER REASONS, THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR SET FORTH IN THIS SECTION MUST BE CONSIDERED INHERENTLY SPECULATIVE. AS A RESULT, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUE, WHICH MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATES HEREIN. NEITHER THE DEBTOR, UBS WARBURG NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THE ACCURACY OF SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE.

     As part of its investment banking business, UBS Warburg is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, restructurings and reorganizations and valuations for estate, corporate and other purposes. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of NTELOS for the accounts of their customers and may in the future trade securities of Reorganized NTELOS for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

B.   Methodology.

     In preparing its valuation, UBS Warburg performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by UBS Warburg, which consisted of
(a) an analysis of the market value and trading multiples of selected publicly-held companies in lines of business UBS Warburg believed to be

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comparable in certain respects to the lines of business of the Reorganized
Debtors, (b) an analysis of selected completed or announced transactions that UBS Warburg believed to be generally relevant and (c) a discounted cash flow analysis. The summary does not purport to be a complete description of the analyses performed and factors considered by UBS Warburg. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description. In particular, UBS Warburg's valuation of the Debtors reflects, among other things, the following:

          . UBS Warburg has relied upon management's estimated valuation of certain non-core, non-strategic businesses ("non-core assets") and has included that estimate in the consolidated valuation of the Debtors;

          . UBS Warburg has applied its financial analyses individually to each of the Debtors' primary lines of business (respectively, wireless and wireline telecommunications services), and then has aggregated those estimated valuations with the estimated value of non-core assets to establish a going concern enterprise for the Debtors on a consolidated basis; and

UBS Warburg believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all its analyses, could create a misleading or incomplete view of the processes underlying UBS Warburg's conclusions. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one analysis or factor, nor did UBS Warburg place any particular reliance or weight on any individual analysis. Rather, UBS Warburg arrived at its views based on all the analyses undertaken by it assessed as a whole.

     For purposes of UBS Warburg's analysis, the estimated going concern enterprise value of the Reorganized Debtors equals the value of its fully diluted common equity, plus its outstanding debt, minus cash, determined based on the Reorganized Debtors (including the NTELOS Non-filing Subsidiaries), on a consolidated basis, as an operating business, after giving effect to the reorganization set forth in the Plan.

     1.   Selected Publicly Traded Companies Analysis.

          UBS Warburg analyzed the market value and trading multiples of selected publicly-held companies in lines of business UBS Warburg believed to be comparable in certain respects to the lines of business of the Reorganized Debtors. To the extent such selected companies also operated in lines of business that were unlike the Debtors' businesses under consideration, UBS Warburg made adjustments to the market values of the selected companies as appropriate. UBS Warburg calculated the enterprise value of the selected companies as a multiple of certain historical and projected financial data of such companies (adjusted as described above). UBS Warburg then analyzed those multiples and compared them with multiples derived by assigning a range of enterprise values to the applicable lines of business of the Reorganized Debtors and dividing those enterprise values by the corresponding historical and projected financial data of the applicable lines of business of the Reorganized Debtors. The projected financial data for the Reorganized Debtors were based on the Projection Financial Information prepared by NTELOS' management and the projected financial data for the selected companies were based on publicly available research analyst reports and other publicly available information.

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          Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to either of the primary lines of business of the Reorganized Debtors. Accordingly, UBS Warburg's comparison of the selected companies to the business of the Reorganized Debtors and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and of the Reorganized Debtors.

     2.   Selected Transactions Analysis.

          UBS Warburg reviewed selected completed or announced transactions that UBS Warburg believed to be generally relevant. UBS Warburg calculated the enterprise value of the companies or wireless spectrum assets in such transactions implied by the consideration in such transactions as a multiple of certain historical financial data of such companies. To the extent such companies also operated in lines of business that were unlike the Debtors' business under consideration, UBS Warburg made adjustments to the enterprise values of the selected companies as appropriate. UBS Warburg then analyzed those multiples and compared them with the multiples derived by assigning a range of enterprise values to the applicable lines of business of the Reorganized Debtors and dividing those enterprise values by the corresponding historical financial data of the applicable lines of business of the Reorganized Debtors.

          Although the selected transactions were used for comparison purposes, no selected transaction is either identical or directly comparable to those set forth in the Plan and no companies involved in the selected transactions were either identical or directly comparable to either of the primary lines of business of the Reorganized Debtors. Accordingly, UBS Warburg's analysis of the selected transactions was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in transaction structure, financial and operating characteristics of the companies involved and other factors that could affect the relative values achieved in such transactions and the enterprise value of the Reorganized Debtors. In reviewing the relevant transactions, UBS Warburg noted that many of the transactions were announced in a materially more favorable valuation environment for telecommunications companies.

     3.   Discounted Cash Flow Analysis.

          UBS Warburg performed a discounted cash flow analysis to estimate the present value of the Reorganized Debtors' future consolidated unlevered, after-tax cash flows available to debt and equity investors based on the Financial Projections. UBS Warburg used the projections of the Reorganized Debtors' consolidated cash flow through 2010. For the purpose of calculating the terminal value as of 2010, the cash flow projection from NTELOS' financial projections for 2010 were adjusted for a statutory tax rate and the assumption that annual depreciation expense would equal annual capital expenditures. UBS Warburg calculated a range of terminal values by applying a perpetual growth factor to the terminal year cash flow projection. UBS Warburg then applied a range of discount rates to arrive at a range of present values of those cash flows and terminal values. The discounted cash flow analysis also involves complex considerations and judgments concerning appropriate adjustments to terminal year cash flows for perpetuity purposes, perpetuity growth factors and discount rates.

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C.   Estimated Going Concern Enterprise Value of the Reorganized Debtors.

     IN CONNECTION WITH UBS WARBURG'S ANALYSIS, WITH NTELOS' CONSENT, UBS WARBURG HAS NOT ASSUMED ANY RESPONSIBILITY FOR INDEPENDENT VERIFICATION OF ANY OF THE INFORMATION PROVIDED TO UBS WARBURG, PUBLICLY AVAILABLE TO UBS WARBURG OR OTHERWISE REVIEWED BY UBS WARBURG, AND UBS WARBURG, WITH NTELOS' CONSENT, HAS RELIED ON SUCH INFORMATION BEING COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS. UBS WARBURG HAS FURTHER RELIED UPON THE REPRESENTATIONS OF NTELOS' SENIOR MANAGEMENT THAT THEY ARE NOT AWARE OF ANY FACTS OR CIRCUMSTANCES THAT WOULD MAKE SUCH INFORMATION INACCURATE OR MISLEADING. WITH RESPECT TO NTELOS' FINANCIAL PROJECTIONS, UBS WARBURG HAS ASSUMED, AT NTELOS' DIRECTION, THAT SUCH FINANCIAL PROJECTIONS HAVE BEEN REASONABLY PREPARED ON A BASIS REFLECTING THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS OF NTELOS' SENIOR MANAGEMENT AS TO THE FUTURE PERFORMANCE OF THE REORGANIZED DEBTOR AFTER GIVING EFFECT TO THE REORGANIZATION AS SET FORTH IN THE PLAN.

     In addition, with NTELOS' consent, UBS Warburg has not independently evaluated the achievability of the Financial Projections or the reasonableness of the assumptions upon which it is based, has not contacted any of the Debtors' customers regarding the likelihood that such customers will continue to purchase services from the Reorganized Debtors and has not conducted a physical inspection of the properties and facilities of the Debtors. Furthermore, with NTELOS' consent, UBS Warburg has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Debtors, nor has UBS Warburg been furnished with any such evaluation or appraisal.

     UBS Warburg has also assumed, with NTELOS' consent, among other things, the following (as to which UBS Warburg makes no representation):

          . The Plan will be confirmed and consummated in accordance with its terms, and the Debtors will be reorganized as set forth in the Plan;

          . For purposes of the UBS Warburg analysis, the effective date will be September 30, 2003;

          . Reorganized NTELOS' capitalization and available cash will be as set forth in the Plan and this Disclosure Statement. In particular, the pro forma principal amount of indebtedness of Reorganized NTELOS as of the effective date will be $311.1 million, excluding amounts payable under interest rate swap agreements;

          . Certain tax benefits and attributes (including NOLs) will be available to the Reorganized Debtors, as reflected in the Plan and the Financial Projections prepared by NTELOS;

          . Reorganized NTELOS will be able to obtain all future financings, on the terms and at the times, necessary to achieve the projections;

          . Neither the Debtors nor the Reorganized Debtors will engage in any material asset sales or other strategic transaction, and no such asset sales or strategic

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               transactions are required to meet the Reorganized Debtors'
               ongoing cash requirements;

          . All governmental, regulatory or other consents and approvals necessary for the consummation of the Plan will be obtained without any material adverse effect on the Reorganized Debtors or the Plan;

          . There will not be any material change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Debtors other than as reflected in the Financial Projections;

          . The Debtors' wholesale relationship with Horizon PCS will continue and the revenues realized by the Debtors from this relationship will be as projected in the Financial Projections;

          . For purposes of this valuation, UBS Warburg has not been asked to evaluate, and has not evaluated, the potential impact of a Horizon PCS bankruptcy on the Reorganized Debtors' future performance; and

          . There will not be any material change in economic, market, financial and other conditions.

     The estimated range of the going concern enterprise value of the Reorganized Debtors is necessarily based on economic, market, financial and other conditions as they existed on, and on the information available to UBS as of the date of its analysis, May 23, 2003. Although subsequent developments may affect UBS Warburg's analysis and views, UBS Warburg does not have any obligation to update, revise or reaffirm its estimate.

     Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, UBS Warburg's view, as of May 23, 2003, was that, subject to no material change in economic, market, financial or other conditions and no material change in the condition, projections or prospects of the Reorganized Debtors, the estimated going concern enterprise value of the Reorganized Debtors, as of the assumed effective date (September 30, 2003), would be in a range between $446 million and $549 million.

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                                       XI.
                      CERTAIN RISK FACTORS TO BE CONSIDERED

     HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.   General Bankruptcy Risk Factors.

     1. Parties in interest may object to the Debtors' classification of Claims.

          Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtors believe that the classification of claims and interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, the Debtors cannot assure you that the Bankruptcy Court will reach the same conclusion.

     2. The commencement of the Chapter 11 Case may have negative implications under certain contracts of the Debtors.

          The Debtors are party to various contractual arrangements under which the commencement of the Chapter 11 Case and the other transactions contemplated by the Plan could, subject to the Debtors' rights and powers under Sections 362 and 365 of the Bankruptcy Code, (a) result in a breach, violation, default or conflict, (b) give other parties thereto rights of termination or cancellation, or (c) have other adverse consequences for the Debtors or the Reorganized Debtors. The magnitude of any such adverse consequences may depend on, among other factors, the diligence and vigor with which other parties to such contracts may seek to assert any such rights and pursue any such remedies in respect of such matters, and the ability of the Debtors or Reorganized Debtors to resolve such matters on acceptable terms through negotiations with such other parties or otherwise.

     3.   The proposed recapitalization will reduce favorable tax attributes.

               Although the Debtors do not believe that implementation of the Plan will itself result in significant tax liability, it likely will reduce substantially the amount of the Debtors' existing net operating loss carryovers and could result in limitations on the Debtors' ability to use remaining loss carryovers and built-in losses. The reduction of, and potential limitations on the Debtors' ability to use, such favorable tax attributes could adversely affect the Debtors' financial position in future years.

     4.   The Debtors may not be able to secure confirmation of the Plan.

          The Debtors cannot assure you that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, the Debtors cannot assure you

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that the Bankruptcy Court will confirm the Plan. A non-accepting holder of a
Claim or Equity Interest might challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met.

          Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. While the Debtors cannot assure you that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation under Chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and the costs and uncertainty associated with any such Chapter 7 case.

          The confirmation and consummation of the Plan are also subject to certain conditions, including the purchase of the New Notes by the Participating Noteholders. If the Plan is not confirmed, it is unclear whether a restructuring of the Debtors could be implemented and what distribution holders of Claims or Equity Interests ultimately would receive with respect to their Claims or Equity Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of Claims or Equity Interests would receive substantially less favorable treatment than they would receive under the Plan.

     5.   The Debtors may object to the amount or classification of your claim.

          The Debtors reserve the right to object to the amount or classification of any claim or interest. The estimates set forth in this Disclosure Statement cannot be relied on by any creditor whose claim or interest is subject to an objection. Any such holder of a Claim or Equity Interest may not receive its specified share of the estimated distributions described in this Disclosure Statement.

B.   Overall Risk to Recovery by Holders of Claims and Equity Interests.

     The ultimate recoveries under the Plan to holders of Claims (other than those holders who are paid in Cash under the Plan) depend upon the realizable value of the New Common Stock. The securities to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or about August 31, 2003. Prior to voting on the Plan, each holder of a Claim should carefully consider the risk factors specified or referred to below, including the Exhibits annexed hereto, as well as all of the information contained in the Plan.

     1. The Projected Financial Information included in this Disclosure Statement is dependent upon the successful implementation of the business plan and the validity of the other assumptions contained therein.

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          The Projected Financial Information reflects numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, certain assumptions with respect to competitors of the general business of the Company and economic conditions and other matters, many of which are beyond the control of the Company, including certain matters which are the subject of risk factors described below. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projected Financial Information may affect the actual financial results of the Company. Although NTELOS believes that the projected results included in the Projected Financial Information are reasonably attainable, some or all of the estimates will vary and variations between the actual financial results and those projected may be material.

          THE PROJECTED FINANCIAL INFORMATION WAS NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AICPA OR FASB. FURTHERMORE, THE PROJECTED FINANCIAL INFORMATION HAS NOT BEEN AUDITED OR REVIEWED BY NTELOS' INDEPENDENT ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY THE MANAGEMENT OF NTELOS, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE REORGANIZED DEBTOR AND THE MANAGEMENT OF NTELOS. CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTOR, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTED FINANCIAL INFORMATION.

     2. After consummation of the Plan, certain holders of Equity Interests and Claims will own in excess of five percent of the outstanding shares of New Common Stock.

          Upon the consummation of the Plan, certain holders of Equity Interests and Claims will receive distributions of shares of the New Common Stock representing in excess of 5.0% of the outstanding shares of the New Common Stock. See Section VIII.E, "Management of Reorganized NTELOS - Post-Effective Date Security Ownership of Certain Owners." If holders of significant numbers of shares of New Common Stock were to act as a group, such holders may be in a position to control the outcome of actions requiring shareholder approval, including the election of directors. Certain of these holders of Claims are Participating Noteholders who could increase their ownership of New Common Stock. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, affect the value of the New Common Stock.

          Further, if a trading market were to develop, the possibility that one or more of the holders of significant numbers of shares of New Common Stock may determine to sell all or a large portion of their shares of New Common Stock within a short period of time may adversely affect the market price of the New Common Stock.

     3. There is no established market for the New Common Stock nor is it expected that one will develop.

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          The New Common Stock will be issued to holders of the Allowed Claims and Allowed Equity Interests in Classes 5, 9 and 10, some of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. There is currently no trading market for the New Common Stock (such as the Nasdaq Stock Market or a national or regional stock exchange) nor is it known whether or when a trading market would develop. Further, if such a market was to develop, there can be no assurance to the degree of price volatility in any such particular market. The Plan was developed utilizing an assumed value of $19.77 per share of New Common Stock (based on the implied equity value associated with the New Notes). No representation is made that such implied equity value represents the fair market value nor that it is an estimate of the price at which the New Common Stock may trade in a market, if any. NTELOS has not attempted to make any such estimate in connection with the development of the Plan.

     4. Reorganized NTELOS may discontinue its registration and Exchange Act reporting obligations.

          NTELOS is currently subject to registration and reporting requirements under the Exchange Act. Whether Reorganized NTELOS will continue to be subject to registration and reporting requirements will depend upon whether Reorganized NTELOS will have at least three hundred (300) security holders following the Effective Date. Reorganized NTELOS may determine to discontinue its registration and reporting obligations under the Exchange Act if it is eligible to do so, in which case less information concerning Reorganized NTELOS and its financial condition would be publicly available to Reorganized NTELOS' security holders. Continued compliance with Exchange Act reporting requirements would result in a substantial expense and may be administratively burdensome for Reorganized NTELOS.

     5. Resale of the New Common Stock will be restricted by the Shareholders' Agreement.

          Pursuant to the terms of the Plan, as of the Effective Date, Reorganized NTELOS and the holders of the New Common Stock likely will be bound by a Shareholders' Agreement that will limit, restrict or prohibit the ability of holders of New Common Stock to sell or otherwise transfer such securities for a specified or indefinite period of time. It is anticipated that the Shareholders' Agreement will contain such provisions (but may contain different or additional provisions), including transfer restrictions with respect to the New Common Stock, as set forth on Exhibit I hereto.

     6. Resale of the New Notes, New Common Stock and New Warrants may be restricted by law.

          The New Common Stock and the New Warrants will be distributed under the Plan without registration under the Securities Act or any state securities laws under exemptions from registration contained in Section 1145(a) of the Bankruptcy Code. The New Notes will be issued and sold to the Participating Noteholders under the Plan without registration under the Securities act or any state securities laws under the exemption from registration contained in Section 4(2) of the Securities Act. If a holder of securities offered and sold under the Plan is deemed to be an "underwriter" with respect to such securities (with certain exceptions for "ordinary trading transactions" by certain persons) or an "affiliate" of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and securities laws under Section 1145 of the Bankruptcy Code and, accordingly,

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could be effected only under an effective registration statement or a reliance on another applicable exemption from these registration requirements.

     7.   Reorganized NTELOS will not pay dividends on the New Common Stock.

          NTELOS has not declared or paid any cash dividends on the Old Common Stock since March 2000 and Reorganized NTELOS does not currently expect to declare or pay any cash dividends on the New Common Stock in the foreseeable future.

     8. The rights of the New Notes will be senior to the rights of the New Common Stock.

          The holders of the New Notes will have a claim against Reorganized NTELOS' assets senior to the claim of the holders of the New Common Stock in the event of Reorganized NTELOS' liquidation, dissolution or winding-up. The aggregate amount of that senior claim will be $75.0 million.

     9. Conversion of the New Notes and exercise of the New Warrants will dilute the ownership of holders of shares of New Common Stock.

          Investors owning New Notes and New Warrants are entitled to acquire a substantial percentage of the outstanding shares of New Common Stock upon conversion or exercise of those securities. The actual amount of their future percentage ownership of the New Common Stock, and the extent of dilution to holders of the New Common Stock, will depend on a number of factors. The holders of New Notes also would have the right to convert the New Notes into an increased number of shares of New Common Stock if antidilution adjustments under the New Indenture were triggered.

          The New Notes will be convertible in whole or in part into shares of New Common Stock at any time the New Notes are outstanding. Reorganized NTELOS may redeem the New Notes at any time upon sixty (60) days prior notice to holders of the New Notes. The New Notes may be redeemed by Reorganized NTELOS during (a) the two (2) years following the Effective Date at a redemption price equal to an amount that is 109.0% of the face value of the New Notes, (b) the third year following the Effective Date at a redemption price equal to an amount that is 104.5% of the face value of the New Notes and (c) the period thereafter at a redemption price equal to an amount that is 100.0% of the face value of the New Notes. Each New Warrant will be exercisable for New Common Stock in whole or in part at any time during a five-year exercise period beginning on the Effective Date. Any redemption of the New Notes permits the holder thereof to exercise its conversion rights within a notice period of not less than 60 days.

     10. The restrictive debt covenants under the New Credit Agreement and New Indenture will limit NTELOS' discretion on certain business matters.

          From and after the Effective Date, Reorganized NTELOS will be subject to restrictions under the New Credit Agreement and the New Indenture that limit Reorganized NTELOS' discretion on some business matters, which could make it more difficult for Reorganized NTELOS to expand, finance its operations or engage in other business activities that may be in Reorganized NTELOS' interest. The restrictions under the New Credit Agreement or the New Indenture will limit Reorganized NTELOS' ability to:

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               .    incur additional debt;

               .    pay dividends or make other distributions;

               .    make investments or other restricted payments;

               .    make capital expenditures;

               .    create any Lien on its properties; or

               .    sell certain assets;

               . consolidate, merge or sell all or substantially all of its assets; and

               .    change the nature of its business.

          Reorganized NTELOS' indebtedness may limit its flexibility in responding to important business developments, which could place Reorganized NTELOS at a competitive disadvantage. Reorganized NTELOS' indebtedness may:

               . limit its ability to obtain necessary financing in the future;

               . limit its ability to refinance all or a portion of its indebtedness on or before maturity;

               .    limit its ability to fund planned capital expenditures;

               . require Reorganized NTELOS to use a significant portion of its cash flow from operations to pay its debt obligations rather than for other purposes, such as funding working capital or capital expenditures; and

               . make Reorganized NTELOS more vulnerable to a downturn in its business or in the economy in general.

          These agreements also may limit Reorganized NTELOS' flexibility to plan for, or react to, changes in its business, place Reorganized NTELOS at a competitive disadvantage relative to its competitors who have less debt, make Reorganized NTELOS more vulnerable to a downturn in its business or the economy generally, and require Reorganized NTELOS to use a substantial portion of its cash flow from operations to pay principal and interest on its debt, rather than for working capital and capital expenditures.

C.   Risks Related to the Business of the Company.

     1. The Company faces substantial competition in the telecommunications industry generally from competitors with substantially greater resources than the Company and from competing technologies.

          The Company operates in an increasingly competitive environment. As a wireless communications provider, the Company faces intense competition from other wireless providers, including Sprint and its affiliates, AT&T/SunCom, Verizon Wireless, ALLTEL, Nextel, Cellular One, T-Mobile and Cingular Wireless.

          Many of the Company's competitors are, or are affiliated with, major communications companies that have substantially greater financial, technical and marketing resources than the Company and may have greater name recognition and more established relationships with a larger base of current and potential customers, and accordingly, the Company may not be able to compete successfully. The Company expects that increased competition will result in more competitive pricing. Companies that have the resources to

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sustain losses for some time have an advantage over those companies without access to these resources. The Company cannot assure you that it will be able to achieve or maintain adequate market share or revenue or compete effectively in any of its markets.

          Competition may cause the prices for wireless products and services to continue to decline in the future. The Company's ability to compete will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the telecommunications industry.

          Additionally, many of the Company's competitors have national networks, which enable them to offer long-distance telephone services to their subscribers at a lower cost. Therefore, some of the Company's competitors are able to offer pricing plans that include "free" long-distance. The Company does not have a national network, and it must pay other carriers a per-minute charge for carrying long-distance calls made by subscribers. To remain competitive, the Company absorbs the long-distance charges without increasing the prices it charges to its subscribers.

          The Company expects competition to intensify as a result of the rapid development of new technologies, including improvements in the capacity and quality of digital technology, such as the move to third generation, or 3G, wireless technologies. Technological advances and industry changes could cause the technology used on the Company's network to become obsolete. The Company may not be able to respond to such changes and implement new technology on a timely basis or at an acceptable cost. To the extent that the Company does not keep pace with technological advances or fail to timely respond to changes in competitive factors in its industry, it could experience a decline in revenue and net income. Each of the factors and sources of competition discussed above could have a material adverse effect on the Company's business.

          As a wireline telephone business, the Company faces competition from CLEC and wireless service providers. Many communications services can be provided without incurring a short-run incremental cost for an additional unit of service. For example, there is little marginal cost for a carrier to transmit a call over its own telephone network. As a result, once there are several facilities-based carriers providing a service in a given market, price competition is likely and can be severe. The Company has experienced such price competition, which is expected to continue. In each of the Company's service areas, additional competitors could build facilities. If additional competitors build facilities in the Company's service areas, this price competition may increase significantly.

          As an integrated communications provider, the Company also faces competition in its business from:

               .    national and regional Internet service providers;

               .    cable television companies; and

               . resellers of communications services and enhanced services providers.

     2. If the Company fails to raise the capital required to build-out and operate its planned networks or fails to have access to funds under the Pre-Petition Credit Agreement, it may experience a material adverse effect on its business.

          The Company requires additional capital to build-out and operate planned networks and for general working capital needs. The Company expects its capital expenditures

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for 2003 to be approximately $58.0 million to $66.0 million in the aggregate, including approximately $8.0 million to $10.0 million relating to a planned wireless network upgrade to 3G-1XRTT technology. The Company may require additional and unanticipated funds if there are significant industry, market or other economic developments not contemplated by its current business plan, if it has unforeseen delays, cost overruns, unanticipated expenses due to regulatory changes, if it incurs engineering design changes or other technological risks. The Company's network build-out may not occur as scheduled or at the cost it has anticipated. The Company believes that proceeds from the issuance of the New Notes and the availability of the $36.0 million revolver under the Pre-Petition Credit Agreement will provide such additional funds; however, there can be no assurance that the New Notes will be issued or that the Pre-Petition Credit Agreement will be in place.

     3. The Company needs to add a sufficient number of new PCS customers to support its PCS business plans and to generate sufficient cash flow to service its debt.

          The wireless industry generally has experienced a decline in customer growth rates. The Company also experienced a decline in its subscriber base in 2002. The Company's future success will depend on its ability to continue expanding its current customer base, penetrate its target markets and otherwise capitalize on wireless opportunities. The Company must increase its subscriber base without excessively reducing the prices it charges to realize the anticipated cash flow, operating efficiencies and cost benefits of its network.

     4. If the Company experiences a high rate of PCS customer turnover, its costs could increase and its revenues could decline.

          Many PCS providers in the U.S. have experienced a high rate of customer turnover. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto third-party networks at competitive rates, or at all, price competition and affordability, customer care concerns and other competitive factors. The Company cannot assure you that its strategies to address customer turnover will be successful. A high rate of customer turnover could reduce revenues and increase marketing and customer acquisition costs to attract the minimum number of replacement customers required to sustain the Company's business plan, which, in turn, could have a material adverse effect on the Company's business, prospects, operating results and ability to service its debt.

     5. The loss of significant customers or a decrease in their usage could cause the Company's revenues to decline.

          For the year ended December 31, 2002, Horizon Personal Communications, Inc. accounted for approximately 12.4% of the Company's revenue. In late 2002, Horizon notified the Company that it disputed certain categories of charges invoiced to Horizon. In connection with this dispute, on March 24, 2003, a stipulation was filed with the Bankruptcy Court pursuant to which the Company agreed with Horizon to negotiate in good faith toward resolution of the dispute. If the Company is unable to resolve this dispute, its relationship with Horizon may be significantly impacted. A description of the Stipulation appears in
Section V.I., "Events During the Chapter 11 Case - Litigation". The Company's ability to maintain strong relationships with its principal customers is essential to its future performance. If the Company loses Horizon or any other key customer or if Horizon or any of its other key customers reduce their usage,

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require it to reduce its prices or are unable to pay its charges, the Company's revenue could decline, which could cause its business, financial condition and operating results to suffer.

     6. The Company's larger competitors and/or wholesale customers may build networks in its markets, which may result in decreased roaming revenues and severe price-based competition.

          The Company's current roaming partners, larger wireless providers and/or wholesale customers might build their own digital PCS networks in the Company's service areas. Should this occur, use of the Company's networks would decrease and its roaming and/or wholesale revenues would be adversely affected. Once a digital PCS system is built out, there are only marginal costs to carrying an additional call, so a larger number of competitors in the Company's service areas could introduce significantly higher levels of price competition and reduce its revenues, as has occurred in many areas in the United States. Over the last three years, the per-minute rate for wireless services has declined. The Company expects this trend to continue into the foreseeable future. As per-minute rates continue to decline, the Company's revenues and cash flows may be adversely impacted.

     7.   The Company's largest customer may face severe financial problems.

          On March 28, 2003, Horizon filed its Form 10-K for the year ending December 31, 2002. In this report, Horizon disclosed that there was substantial doubt about its ability to continue as a going concern because of the probability that Horizon will violate one or more of its debt covenants in 2003. The Company's future wholesale revenues under its wholesale network services agreement with Horizon could be materially impacted if Horizon was to be unable to continue as a going concern.

     8. The Company's results of operations may decline if the roaming rates it charges for the use of its network by outside customers decrease or the roaming rates it pays for its customers' usage of third-party networks increase.

          The Company earns revenues from customers of other wireless communications providers who enter its service areas and its network, commonly referred to as roaming. Roaming rates per minute have declined over the last several years and the Company expects that these declines will continue for the foreseeable future. Similarly, because the Company does not have a national network, it must pay roaming charges to other communications providers when its wireless customers use their networks. The Company has entered into roaming agreements with other communications providers that govern the roaming rates that it is permitted to charge and that it is required to pay. If these roaming agreements are terminated, the roaming rates the Company currently charges may further decrease and the roaming rates that it is charged may increase and, accordingly, the Company's revenues and cash flow may decline.

     9. The Company may incur significantly higher wireless handset subsidy costs than it anticipates for existing subscribers who upgrade to a new handset.

          As the Company's subscriber base grows, and technological innovations occur, more existing subscribers will begin to upgrade to new wireless handsets. The Company subsidizes a portion of the price of wireless handsets and incurs sales commissions, even for handset upgrades. The Company does not have any historical experience regarding the adoption rate for wireless handset upgrades. If more subscribers upgrade to new wireless handsets than the Company projects, its results of operations would be adversely affected.

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     10.  The loss of the Company's licenses could adversely affect its ability to provide wireless and wireline services.

          In the United States, cellular, personal communications services and microwave licenses are valid for ten (10) years from the effective date of the license. Licensees may renew their licenses for additional ten-year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. If the Company fails to file for renewal of these licenses or fails to meet any licensing requirements, it could be denied a license renewal and, accordingly, its ability to continue to provide service in that license area would be adversely affected.

     11. Because the Company relies heavily on a retail distribution channel, it is subject to risks generally associated with retail operations that could adversely impact its operations and financial condition.

          The Company's strategy emphasizes product and service distribution through retail stores located across the regions which it serves. As of December 31, 2002, the Company owned or operated 97 retail stores and kiosks. Furthermore, the Company will continue to open new retail outlets. Accordingly, the Company must successfully manage various risks associated with retail operations, including inventory management, internal and external theft, the ability to hire and retain qualified and knowledgeable employees, employee turnover and training expenses, collective employee action, and identifying and securing suitable locations. The Company's inability to successfully manage any of these factors could have a material adverse impact on its business strategy, operations and financial condition.

D.   Risks Relating to the Communications Industry.

     1. Rapid and significant technological changes in the communications industry may adversely affect the Company.

          The Company faces rapid and significant changes in technology, and it relies on third parties for the development of and access to new technology. New technologies may be protected by patents or other intellectual property laws and therefore may not be available to the Company. The Company employs code division multiple access, known as CDMA, which is a relatively new technology. CDMA may not provide the advantages that the Company expects. If another technology becomes the preferred industry standard, the Company may be at a competitive disadvantage and competitive pressures may require it to change its digital technology which, in turn, may require it to incur substantial costs. The Company may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost.

          In particular, the wireless communications and Internet industries are experiencing significant technological change, including:

               . an increasing pace in digital upgrades of existing analog wireless systems;

               .    evolving industry standards;

               . the allocation of new radio frequency spectrum in which to license and operate advanced wireless services;

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               .    ongoing improvements in the capacity and quality of digital technology;

               . shorter development cycles for new products and enhancements; and

               .    changes in end-user requirements and preferences.

     2. The Company cannot predict the effect of technological changes on its business.

          The Company believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. The Company cannot assure you that it will obtain access to new technology on a timely basis or on satisfactory terms. The Company's failure to obtain access to this new technology could have a material adverse effect on its business, prospects, operating results and ability to service its debt.

     3. The Company is subject to a complex and uncertain regulatory environment that may require it to alter its business plans and may increase its competition.

          The U.S. communications industry is subject to federal, state and other regulation that is continually evolving. As new communications laws and regulations are issued, the Company may be required to modify its business plans or operations. The Company cannot assure you that it can do so in a cost-effective manner. Federal and state regulatory trends in favor of reduced regulation have had, and are likely to have, both positive and negative effects on the Company and its ability to compete. The regulatory environment governing ILEC operations has been and will likely continue to be very liberal in its approach to promoting competition and network access. Although no CLECs have entered the Company's ILEC markets, it is possible that one or more may enter its markets to compete for its largest business customers. Federal or state regulatory changes and any resulting increase in competition may have a material adverse effect on the Company's businesses. Further, the Company cannot assure you that federal, state or local governments will not enact regulations or take other actions that might have a material adverse effect on the Company's business. These changes could materially and adversely affect the Company's business prospects, operating results or its ability to service its debt.

     4. The possible health effects of radio frequency emission may adversely affect the demand for wireless telephone services.

          Media reports have suggested that certain radio frequency emissions from portable wireless telephones may be linked to various health concerns, including cancer, and may interfere with heart pacemakers and other medical devices. Concerns over radio frequency emissions and interference may have the effect of discouraging the use of wireless telephones, which could have an adverse effect upon the Company's business. In recent years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment, including portable wireless telephones. In addition, interest groups have requested that the FCC investigate claims that digital technologies pose health concerns and cause interference with hearing aids and other medical devices.

     5. The risks associated with using wireless telephones while driving may lead to increased legislation or liability for accidents, which may have an adverse impact on the Company's operations.

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          There may be safety risks associated with the use of portable wireless phones while driving. Concerns over these putative safety risks and the effect of any legislation that may be adopted in response to these risks could limit the Company's ability to market and sell its wireless service. Furthermore, it is possible that government authorities will increase regulations of wireless telephones resulting from these concerns or that wireless telephone companies may be liable for costs or damages associated with these concerns. If new legislation limits the Company's ability to market and sell wireless service or results in decreased demand for its services, or it is held liable for automobile accidents that occur while a driver is using a wireless phone, the Company's operations and financial condition may be adversely impacted.

                                      XII.
                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

A.   Introduction.

     The following discussion summarizes the material federal income tax consequences expected to result from the consummation of the Plan. This discussion is based on current provisions of the Tax Code, applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Service, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Service will not take a contrary view; no ruling from the Service or opinion of counsel as to any of the expected tax consequences set forth below has been or will be sought.

     The following discussion is for general information only and describes the anticipated tax consequences for only those holders of Allowed Claims or Equity Interests that are entitled to vote on the Plan. The tax treatment of a holder may vary depending upon such holder's particular situation. This discussion assumes that holders of the Old Securities (other than the Old Bank Debt) have held such property as "capital assets" within the meaning of Section 1221 of the Tax Code (generally, property held for investment) and will also hold the New Common Stock and the New Warrants as "capital assets." This discussion also assumes that the Old Bank Debt, the New Bank Debt, the Senior Notes and the Subordinated Notes are properly treated as indebtedness for federal income tax purposes. This summary does not address all of the tax consequences that may be relevant to a holder of an Allowed Claim or Equity Interest, such as the potential application of the alternative minimum tax, nor does it address the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, foreign trusts, foreign estates, holders who are not citizens or residents of the United States, holders that hold the Old Securities as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, holders that have a "functional currency" other than the United States dollar and holders that have acquired the Old Securities in connection with the performance of services. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

B.   Federal Income Tax Consequences to the Debtors.

     1.   Cancellation of Indebtedness and Reduction of Tax Attributes.

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          NTELOS or, in the case of Allowed General Unsecured Claims, NTELOS
Subsidiaries generally will realize cancellation of indebtedness income on the discharge of existing indebtedness exchanged for property to the extent that the fair market value of any property (including New Common Stock) received by holders of indebtedness is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of the indebtedness exchanged for such property. The adjusted issue prices of the Senior Notes and the Subordinated Notes will be equal to their issue prices, plus accrued original issue discount.

          Under Section 108 of the Tax Code, realized cancellation of indebtedness income will not be recognized if the cancellation of indebtedness income occurs in a case under the Bankruptcy Code, provided the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court (the "Bankruptcy Exception"). Accordingly, because the cancellation of the Debtors' indebtedness will occur under such circumstances, the Debtors will not be required to recognize any cancellation of indebtedness income realized pursuant to the Plan.

          Under Section 108(b) of the Tax Code, a taxpayer that does not recognize cancellation of indebtedness income under the Bankruptcy Exception will be required to reduce certain tax attributes, including its NOLs, certain other losses, credits and carryforwards (if any), and tax basis in its assets (but not below the amount of liabilities remaining immediately after the discharge of indebtedness), in an amount generally equal in the aggregate to the amount of cancellation of indebtedness income excluded under the Bankruptcy Exception. The taxpayer may elect under Section 108(b)(5) of the Tax Code (the "Section 108(b)(5) Election") to avoid the prescribed order of attribute reduction (which begins first with NOLs for the taxable year of the discharge and NOL carryovers to such taxable year) and instead reduce the basis of depreciable property first. The limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liabilities does not apply to the basis reduction resulting from the Section 108(b)(5) Election. The Debtors have not yet determined whether they will make the Section 108(b)(5) Election.

          Whether the reduction in tax attributes occurs on a separate company or consolidated group basis is not clear. Because the Senior Notes and the Subordinated Notes are obligations of NTELOS, if attribute reduction were applied on a separate company basis, only the separate tax attributes of NTELOS would have to be reduced. The Service's position with respect to NOLs appears to be that attribute reduction applies to consolidated NOLs on a group basis. NTELOS currently intends to take the position that attribute reduction with respect to NOLs will be applied to the Debtors' consolidated NOLs.

          The Debtors have reported on their federal income tax returns approximately $166.5 million of consolidated NOLs and NOL carryovers, and approximately $138.0 million of consolidated NOLs and NOL carryovers for purposes of the alternative minimum tax ("AMT NOLs"), through the 2001 tax year. Some of the existing NOL carryovers may be subject to certain usage limitations under Section 382 of the Tax Code and the consolidated return rules provided in the Treasury Regulations. NTELOS believes that the consolidated group generated an additional consolidated NOL for federal income tax purposes in its 2002 tax year of approximately $121.2 million (and approximately $108.2 million of AMT
NOLs) and will probably generate an additional NOL (and AMT NOL) for the portion of its 2003 tax year preceding the Effective Date. However, the amount of the 2002 and 2003 NOLs and AMT NOLs will not be determined by NTELOS until it prepares the consolidated federal income tax return for such periods. Furthermore, any NOLs and AMT NOLs are subject to audit and

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possible challenge by the Service and thus may ultimately vary from the amounts indicated above.

          As a result of the application of Section 108(b) of the Tax Code (and assuming a Section 108(b)(5) Election will not be made), NTELOS believes that a substantial portion of the Debtors' NOLs (and AMT NOLs) will be eliminated after consummation of the Plan.

     2.   Section 382 Limitations on NOLs.

          Under Section 382 of the Tax Code, if a Loss Corporation undergoes an "ownership change," the use of its NOLs (and certain other tax attributes) generally will be subject to an annual limitation, as described below. In general, an "ownership change" occurs if the percentage of the value of the Loss Corporation's stock (including the parent corporation in a consolidated group) owned by one or more direct or indirect "five percent shareholders" has increased by more than fifty (50) percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable "testing period" (generally, the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation). NTELOS believes it is likely that the Plan will trigger an ownership change of NTELOS and the NTELOS Subsidiaries that are corporations (the "Debtor Group") on the Effective Date under the Tax Code.

          Subject to certain bankruptcy exceptions discussed below, a Loss Corporation's use of NOLs (and certain other tax attributes) after an "ownership change" generally will be limited annually to the product of the long-term tax-exempt rate (as published by the Service for the month in which the "ownership change" occurs) and the value of the Loss Corporation's outstanding stock immediately before the ownership change, excluding certain capital contributions (the "Section 382 Limitation"). The Section 382 Limitation for a taxable year may be increased by the amount of any "built-in gains" recognized for such taxable year within the five-year period following the date of the "ownership change". The increase cannot exceed the "net unrealized built-in gain" (if such gain exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount), reduced by recognized built-in gains from prior years. In addition, any "built-in losses" recognized within such five-year period may be subject to the Section 382 Limitation in the same manner as if such losses were an existing NOL, to the extent such recognized built-in losses do not exceed the "net unrealized built-in loss" (if such loss exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount), reduced by recognized built-in losses for prior taxable years. NTELOS believes that the Debtors likely will have a "net unrealized built-in loss" that will exceed the statutorily-defined threshold amount on the Effective Date, but such a determination will ultimately depend upon the tax basis of the Debtors' assets and their value as of the Effective Date. To the extent that the Section 382 Limitation in a given year exceeds taxable income for such year, the excess will increase the Section 382 Limitation for future taxable years. Finally, if the Debtor Group does not continue its historic business or use a significant portion of its historic business assets in a new business for two (2) years after the Effective Date, the Section 382 Limitation will become zero. The Debtor Group does not intend to discontinue the conduct of its historic business after the Effective Date.

          Two alternative bankruptcy exceptions for Loss Corporations undergoing an ownership change pursuant to a bankruptcy proceeding are provided in the Tax Code. The first exception, Section 382(1)(5) of the Tax Code, applies where "qualified creditors" of the debtor

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receive at least 50% of the vote and value of the stock of the reorganized debtor in a case under the Bankruptcy Code. Under this exception, a debtor's pre-change NOLs are not subject to the Section 382 Limitation but are further reduced by the amount of any interest deductions, in respect of the debt converted into stock in the bankruptcy reorganization, for the three taxable years preceding the taxable year in which the ownership change occurs and for the part of the taxable year through the effective date of the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within the succeeding two years will preclude the debtor's future utilization of any pre-change losses existing at the time of the subsequent ownership change.

          A "qualified creditor" includes a creditor who has held the debt of the debtor for at least eighteen (18) months prior to the date of the filing of the bankruptcy case or who has held "ordinary course indebtedness" at all times it has been outstanding. Any debt owned immediately before an ownership change by a creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of a creditor whose participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the required period.

          The second bankruptcy exception, Section 382(l)(6) of the Tax Code, does not require further reduction of NOLs and provides relief in the form of a relaxed computation of the Section 382 Limitation. In that regard, Section 382(l)(6) of the Tax Code and related Treasury Regulations provide that the value of the Loss Corporation's outstanding stock for purposes of computing the
Section 382 Limitation will be the value of the stock outstanding immediately after (rather than before) the ownership change, thus reflecting the cancellation of indebtedness in the bankruptcy case (subject to a ceiling on stock value equal to the value of the Loss Corporation's gross assets immediately before the ownership change).

          The Treasury Regulations that apply the Section 382 rules to consolidated groups do not address how the Section 382(1)(5) and Section 382(1)(6) bankruptcy exceptions apply to consolidated groups. Accordingly, it is not certain how these exceptions will apply to the Debtor Group. The Debtor Group currently intends to take the position, consistent with certain rulings issued by the Service and other authority, that the Section 382(1)(6) rules will apply on a consolidated group basis. If the requirements of Section 382(1)(5) are satisfied and Reorganized NTELOS does not elect to apply the rules of
Section 382(1)(6), the Debtors also currently intend to apply the rules of
Section 382(1)(5) on a consolidated group basis.

          NTELOS believes it is likely that the Plan will trigger an "ownership change" of the Debtor Group on the Effective Date. Whether the Section 382(1)(5) exception will be available is not certain. Even if the Section 382(l)(5) exception is available, Reorganized NTELOS may determine that the Section 382(1)(6) exception is more desirable and therefore may elect to apply the provisions of Section 382(1)(6). In that event, the Reorganized Debtors' use of pre-ownership change NOLs, AMT NOLs and certain other tax attributes, to the extent remaining after reduction as a result of the cancellation of indebtedness, will be limited.

     3.   Alternative Minimum Tax.

          In general, AMT is imposed on a corporation's AMTI at a 20% rate to the extent that AMT exceeds the corporation's regular federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In

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addition, if a Loss Corporation having a net unrealized built-in loss undergoes an "ownership change" within the meaning of Section 382 of the Tax Code (as discussed above), the corporation's aggregate tax basis in its assets must be reduced for certain AMT purposes to reflect the fair market value of such assets. Moreover, even though the Debtor Group might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of AMTI may be offset by available AMT NOL carryforwards. Thus, the Debtor Group may have to pay AMT regardless of whether it generates a regular tax NOL or has sufficient NOL carryforwards to offset regular taxable income for tax periods after the Effective Date. Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future years when the corporation is no longer subject to the AMT.

C.   Federal Income Tax Consequences to Holders of Old Bank Debt.

     Under Treasury Regulations, changes in the terms of a debt instrument will be treated as an "exchange" of the original debt instrument for the modified debt instrument if there has been a "significant modification" of the original debt instrument. The determination of whether a "significant modification" has occurred is based on all the facts and circumstances and generally requires that the legal rights that are altered and the degree to which they are altered are economically significant.

     Because the terms of the Old Bank Debt will be revised on the Effective Date, it is possible that an "exchange" of Old Bank Debt for New Bank Debt will be deemed to occur on the Effective Date. If the Old Bank Debt is subject to an "exchange," the exchange will trigger the recognition of gain or loss for holders of the Old Bank Debt unless both the "old" and "new" debt constitute "securities" within the meaning of the provisions of the Tax Code governing "reorganizations." The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term to maturity of the debt instrument usually regarded as one of the most significant factors. Bank debt like the Old Bank Debt and New Bank Debt generally does not constitute a "security". HOLDERS OF OLD BANK DEBT SHOULD CONTACT THEIR OWN TAX ADVISORS AS TO WHETHER THE OLD BANK DEBT WILL BE SUBJECT TO A TAXABLE "EXCHANGE" AND, IF SO, WHETHER THE HOLDER WOULD REALIZE ANY INCOME FOR FEDERAL INCOME TAX PURPOSES.

D. Federal Income Tax Consequences to Holders of Senior Notes or Subordinated Notes.

     1.   Exchanges of Senior Notes or Subordinated Notes for New Common Stock.

          Except possibly with respect to accrued interest, gain or loss will not be recognized by holders who exchange Senior Notes or Subordinated Notes for New Common Stock pursuant to the Plan, provided that the Senior Notes and the Subordinated Notes are considered to be "securities" within the meaning of the provisions of the Tax Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term to maturity of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities," whereas debt instruments with a term of ten years or more generally have qualified as "securities." The Senior Notes and the Subordinated Notes each should be treated as "securities" for federal income tax purposes. Accordingly, provided the Senior Notes and Subordinated Notes are so treated, holders of Senior Notes and holders of Subordinated Notes generally will not recognize any gain or loss upon the

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exchange of such notes for New Common Stock pursuant to the Plan. However, to the extent the New Common Stock is attributable, for federal income tax purposes, to accrued but unpaid interest on the Senior Notes or the Subordinated Notes, holders generally will be required to treat such amounts as payments of interest (see "--Accrued Interest" below). Except for New Common Stock attributable to accrued and unpaid interest, a holder's tax basis in the New Common Stock will be equal to the holder's tax basis in the Senior Notes or Subordinated Notes exchanged therefor, and a holder's holding period for the New Common Stock will include the holder's holding period for such Senior Notes or Subordinated Notes, provided they are "securities".

          If the Senior Notes or the Subordinated Notes were determined not to constitute "securities" for federal income tax purposes, then a holder of such Notes would generally recognize gain or loss equal to the difference between the fair market value of the New Common Stock received in exchange for such Notes (excluding any New Common Stock attributable, for federal income tax purposes, to accrued interest) and the holder's tax basis in such Notes. To the extent the New Common Stock is attributable to accrued but unpaid interest on the Notes, holders generally will be required to treat such amounts as payments of interest (see "--Accrued Interest" below). Any such gain or loss generally would be long-term capital gain or loss (except for market discount, as discussed below), if such Notes were held for more than one year. Certain limitations apply to the deduction of capital losses. A holder's tax basis in the New Common Stock received in the exchange would be equal to its fair market value on the Effective Date, and the holding period for the New Common Stock would begin on the day immediately after the Effective Date, if the notes exchanged for the New Common Stock were not "securities".

     2.   Accrued Interest.

          A holder of Senior Notes or Subordinated Notes will be treated as receiving a payment of interest (includible in income in accordance with the holder's method of accounting for federal income tax purposes) to the extent that any New Common Stock received pursuant to the Plan is attributable, for federal income tax purposes, to unpaid interest (including original issue discount) that accrued during the holder's holding period for such Notes. The extent to which the receipt of New Common Stock should be attributable to accrued but unpaid interest (including original issue discount) is unclear. The Reorganized Debtors intend to take the position that New Common Stock distributed pursuant to the Plan will first be allocable to principal. It is possible, however, that the Service may take a contrary position.

          To the extent any New Common Stock received pursuant to the Plan is considered attributable to such accrued but unpaid interest, a holder will recognize ordinary income equal to the fair market value of such New Common Stock if the interest was not previously taken into income by the holder, and a holder's basis in such New Common Stock should be equal to its fair market value. The holding period in such New Common Stock should begin the day after the Effective Date. A holder generally will be entitled to recognize a loss to the extent any such accrued interest (including original issue discount) that was previously included in its gross income exceeds the fair market value of the New Common Stock attributable to such interest. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE DETERMINATION OF THE AMOUNT OF CONSIDERATION RECEIVED UNDER THE PLAN THAT IS ATTRIBUTABLE TO INTEREST (IF ANY).

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     3.   Market Discount.

          The Tax Code generally requires holders of Market Discount Bonds to treat as ordinary income any gain realized on the disposition of such bonds to the extent the gain does not exceed accrued market discount. For this purpose, a purchase at a market discount includes a purchase at a price less than the adjusted issue price of the debt instrument (in the case of a Senior Note or Subordinated Note, its adjusted issue price will be equal to its issue price plus accrued original issue discount). Market discount generally accrues on a straight line basis, unless a holder elects to use a constant interest rate method. A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues on a current basis, in which case the preceding rule with respect to the recognition of ordinary income on a sale or other disposition of such bond would not apply.

          Provided the exchanges of the Senior Notes and the Subordinated Notes for New Common Stock are treated as non-recognition transactions, any accrued (but unrecognized) market discount on the Senior Notes and the Subordinated Notes will not be recognized as income at the time of the exchange but instead will attach to the New Common Stock received. On a subsequent taxable disposition of the New Common Stock received in the exchange, gain will be treated as ordinary income to the extent of market discount accrued prior to the exchange.

E.   Federal Income Tax Consequences to Holders of Old Preferred Stock.

     The exchange of Old Preferred Stock for solely New Warrants pursuant to the Plan apparently will not constitute a non-recognition transaction for holders of Old Preferred Stock. As a result, it appears that holders of Old Preferred Stock generally will recognize capital gain or loss on the exchange, equal to the difference between a holder's tax basis in its Old Preferred Stock and the fair market value of the New Warrants received in exchange. However, if a holder's percentage stock ownership in Reorganized NTELOS (taking into account stock that may be acquired through the exercise of New Warrants and other stock actually owned by the holder or constructively owned under the rules of Section 318 of the Tax Code) is not significantly less than the holder's stock ownership in NTELOS before the exchange (taking into account stock constructively owned), the holder might be treated as receiving a dividend distribution equal to the fair market value of the New Warrants, instead of recognizing gain or loss. A holder's tax basis in New Warrants received in exchange for Old Preferred Stock should equal their fair market value on the Effective Date, and a holder's holding period for New Warrants should begin the day after the Effective Date.

     Upon the exercise of a New Warrant, a holder should recognize no gain or loss. The holder's tax basis in shares of New Common Stock acquired through such exercise should equal the holder's basis in the exercised New Warrant plus the exercise price. The holding period for such New Common Stock should begin on the date the New Warrant is exercised. If a New Warrant is never exercised and expires, the holder should recognize a loss equal to the holder's tax basis in the New Warrant; such loss generally will be a capital loss.

F.   Federal Income Tax Consequences to Holders of General Unsecured Claims.

     Although not entirely clear, the discharge of an Allowed General Unsecured Claim in exchange for Cash on the Effective Date equal to 30.6% of a holder's Allowed General Unsecured Claim, Cash on the first anniversary of the Effective Date equal to 20.4% of such claim, and Cash on the second anniversary of the Effective Date equal to 17% of such Claim apparently should be treated as an exchange of the Claim for (i) the Cash to be received on the Effective Date and
(ii) a debt instrument of the Reorganized Debtor, payable on the first and

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second anniversaries of the Effective Date. In that case, each holder of an
Allowed General Unsecured Claim should recognize gain or loss in an amount equal to the difference between the "amount realized" by the holder in satisfaction of its Claim and the holder's tax basis in its Claim. The "amount realized" will equal the sum of the amount of Cash payable to the holder on the Effective Date plus the "issue price" of such debt instrument. The "issue price" apparently should be the present value of the payments to be made on the first and second anniversary dates, determined by discounting those payments by the "applicable federal rate" for short-term debt instruments determined under Section 1274(d) of the Tax Code for the month in which the Effective Date occurs. The short-term applicable federal rate currently is 1.53%, compounded annually, but the applicable rate could be more or less in the month the Effective Date occurs.

     The difference between the total amount payable to a holder of an Allowed General Unsecured Claim on the first and second anniversaries of the Effective Date and the total present value of those payments will be taxable as imputed interest income (or original interest discount), computed on a constant-yield method from the Effective Date until the second anniversary. A portion of each payment on the two anniversary dates will represent imputed interest, but holders apparently will be required to accrue the imputed interest into income on a daily basis. Consequently, holders may have imputed interest income before receiving Cash representing the imputed interest. It is arguable, however, that a holder who is to receive no more than $250,000 for all of the holder's Allowed General Unsecured Claims will not be required to include the imputed interest in income until payments are received, if the holder otherwise uses the cash method of accounting for federal income tax purposes.

     The character of gain or loss recognized by a holder of an Allowed General Unsecured Claim on the deemed exchange of such Claim will depend on the holder's particular circumstances. Accounts receivable acquired in the ordinary course of business for services rendered or from the sale of inventory generally do not constitute capital assets; consequently, gain or loss with respect to an Allowed General Unsecured Claim acquired in that manner generally will be ordinary, rather than capital, gain or loss. A holder who realizes a gain with respect to an Allowed General Unsecured Claim might qualify to use the installment method under Section 453 of the Tax Code to report the gain, under certain circumstances.

     HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE COMPUTATION AND CHARACTER OF GAIN OR LOSS WITH RESPECT TO SUCH CLAIMS, THE AMOUNT AND TIMING OF IMPUTED INTEREST INCOME, AND (FOR HOLDERS RECOGNIZING GAIN) THE POTENTIAL APPLICATION OF THE INSTALLMENT METHOD.

G.   Backup Withholding and Information Reporting.

     A holder of an Allowed Claim or Equity Interest may be subject to backup withholding tax on the receipt of consideration received pursuant to the Plan, unless the holder (1) is a corporation or other type of exempt recipient and, when required, demonstrates this fact or (2) provides a correct TIN on IRS Form W-9 (or substitute form) and certifies that the TIN is accurate, that the holder is not subject to backup withholding for failure to report certain income, and that the holder is a United States person. Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding is to be credited for the amount of tax withheld. If withholding results in an overpayment of federal income taxes, a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Service. Reorganized

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NTELOS (or its paying agent) may be obligated to provide information statements, to the Service and to holders who receive consideration pursuant to the Plan, reporting such payments (except with respect to holders that are exempt from the information reporting rules).

     The backup withholding and information reporting rules noted above may also apply with respect to payments made after the Effective Date with respect to Allowed General Unsecured Claims, the New Common Stock and the New Notes.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST SHOULD CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN AND THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

                                      XIII.
            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.   Liquidation Under Chapter 7.

     If no Chapter 11 plan can be confirmed, the Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a Chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests is set forth in Section VII.C.4., "Confirmation and Consummation Procedure - Confirmation - Best Interests Test." NTELOS believes that liquidation under Chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations, and (iii) the failure to realize the greater, going concern value of the Debtors' assets. NTELOS' Liquidation Analysis is attached hereto as Exhibit D.

B.   Alternative Plan of Reorganization.

     If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of its assets. With respect to an alternative plan, NTELOS has explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan.

     NTELOS believes that the Plan enables the Debtors to emerge successfully and expeditiously from Chapter 11, preserves the Debtors' business and allows creditors to realize the highest recoveries under the circumstances. In a liquidation under Chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7 and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a Chapter 7 liquidation. Although a Chapter 11 liquidation is preferable to a Chapter 7 liquidation, NTELOS believes that a liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because a greater return to creditors is provided for by the Plan.

                                      XIV.
                             ADDITIONAL INFORMATION

     The Debtors are subject to the information requirements of the Exchange Act and in accordance therewith file reports and other information with the Securities and Exchange Commission. Any statements contained in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document for the full text thereof. Each such statement is qualified in its entirety by such reference. Certain documents referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies thereof to all of the Debtors' creditors and equity security holders. Additional financial and other information about NTELOS and the other Debtors can be found in NTELOS' Form 10- K for the fiscal year ended December 31, 2002, its Form 10-Q for the quarter ended March 31, 2003 and its other filings from time to time with the Securities and Exchange Commission, each of which is incorporated in this Disclosure Statement by reference and is available at www.sec.gov. All of the exhibits to the Plan, the Plan Supplement and to this Disclosure Statement are available for inspection by contacting the Claims and Noticing Agent.

                                       XV.
                          CONCLUSION AND RECOMMENDATION

     The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests. In addition, other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received not later than __:__ p.m., Eastern Time, on ______________ ____, 2003.

Dated: May 30, 2003

                                        Respectfully submitted,

                                             NTELOS Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Wireless Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS of Maryland Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS of Kentucky Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS PCS North Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Cable of Virginia Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Communication Services Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS NetAccess Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Telephone Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Network Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Licenses Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Cable Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             R&B Communications, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Cornerstone Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS PCS Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Virginia RSA 6 Cellular Limited
                                             Partnership
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS Wireless Inc.,  General
                                                Partner

                                             Richmond 20 MHz, LLC
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NA Communications, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Roanoke & Botetourt Telephone
                                             Company
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             R&B Network, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Botetourt Leasing, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             R&B Cable, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             The Beeper Company
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Virginia PCS Alliance, L.C.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS PCS Inc., Member

                                             West Virginia PCS Alliance, L.C.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS Inc., Member

                                             Virginia Telecommunications
                                             Partnership
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                --------------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS Network Inc., Partner

                                                                       EXHIBIT A

                      IN THE UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF VIRGINIA
                                RICHMOND DIVISION

                                        )
In re:                                  )
                                        )
NTELOS Inc. f/k/a                       )     Case No. 03-32094 (DOT)
CFW Communications Company, et al./1/   )     Chapter 11
                                        )     (Jointly Administered)
                           Debtors.     )
                                        )

                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                  May 30, 2003

        HUNTON & WILLIAMS LLP                MARCUS, SANTORO & KOZAK, P.C.
         Benjamin C. Ackerly                        Frank J. Santoro
         Michael C. Shepherd                        Karen M. Crowley
     Riverfront Plaza, East Tower           355 Crawford Parkway, Suite 700
         951 West Byrd Street                  Portsmouth, Virginia 23704
    Richmond, Virginia 23219-4074                    (757) 393-2555
            (804) 788-8200

      Counsel to the Debtors and             Co-Counsel to the Debtors and
        Debtors in Possession                    Debtors in Possession

----------
         /1/ The Debtors are the following entities: NTELOS Inc. f/k/a CFW Communications Company, NTELOS Wireless Inc. f/k/a CFW Wireless Inc. f/k/a CFW Cellular Inc., NTELOS of Maryland Inc., NTELOS of Kentucky Inc., NTELOS PCS North Inc. f/k/a NTELOS of Pennsylvania Inc., NTELOS Cable of Virginia Inc. f/k/a CFW Cable of Virginia Inc., NTELOS Communications Services Inc. f/k/a CFW Communications Services Inc., NTELOS NetAccess Inc. f/k/a NetAccess, Inc., NTELOS Telephone Inc. f/k/a CFW Telephone Inc. f/k/a Clifton Forge-Waynesboro Telephone Company, NTELOS Network Inc. f/k/a CFW Network, Inc., NTELOS Licenses Inc. f/k/a CFW Licenses Inc., NTELOS Cable Inc. f/k/a CFW Cable Inc., R&B Communications, Inc., NTELOS Cornerstone Inc. f/k/a CFW Cornerstone, Inc., NTELOS PCS Inc. f/k/a CFW PCS Inc., Virginia RSA 6 Cellular Limited Partnership, Richmond 20MHz, LLC, NA Communications, Inc., Roanoke & Botetourt Telephone Company a/k/a Roanoke and Botetourt Telephone Company, R&B Network, Inc., Botetourt Leasing, Inc., R&B Cable, Inc., The Beeper Company, Virginia PCS Alliance, L.C., West Virginia PCS Alliance, L.C. and Virginia Telecommunications Partnership.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Section 1         DEFINITIONS AND INTERPRETATION................................................................  1

         1.1      Definitions...................................................................................  1
         1.2      Interpretation; Application of Definitions and Rules of Construction.......................... 11
         1.3      Computation of Time........................................................................... 12
         1.4      Governing Law................................................................................. 12

Section 2         PROVISIONS FOR PAYMENT OF UNCLASSIFIED CLAIMS................................................. 12

         2.1      DIP Lender Claims............................................................................. 12
         2.2      Administrative Expense Claims................................................................. 12
         2.3      Professional Compensation and Reimbursement Claims............................................ 13
         2.4      Priority Tax Claims........................................................................... 13
         2.5      Full Settlement............................................................................... 13

Section 3         CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS................................................. 13

Section 4         PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS....................................... 15

         4.1      Class 1 - Priority Non-Tax Claims............................................................. 15
         4.2      Class 2 - Secured Bank Claims................................................................. 15
         4.3      Class 3 - FCC Secured Claims.................................................................. 15
         4.4      Class 4 - RUS/RTB Secured Claims.............................................................. 16
         4.5      Class 5 - Senior Debt Claims.................................................................. 16
         4.6      Class 6 - Convenience Claims.................................................................. 17
         4.7      Class 7 - General Unsecured Claims............................................................ 17
         4.8      Class 8 - Intercompany Claims................................................................. 18
         4.9      Class 9 - Subordinated Claims................................................................. 18
         4.10     Class 10 - Old Preferred Stock Interests...................................................... 18
         4.11     Class 11 - Subsidiary Interests............................................................... 18
         4.12     Class 12 - Old Common Stock Interests......................................................... 19
         4.13     Class 13 - Other Equity Interests and Securities Claims....................................... 19
         4.14     Alternate Treatment for Holders of Allowed Claims............................................. 19

Section 5         IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND UNIMPAIRED BY THE PLAN;
                  ACCEPTANCE OR REJECTION OF THE PLAN........................................................... 19

         5.1      Holders of Claims and Equity Interests Impaired by the Plan and Entitled to Vote.............. 19
         5.2      Acceptance by Holders of Claims and Equity Interests Impaired by the Plan..................... 19

         5.3      Holders of Claims and Equity Interests Not Impaired by the Plan and Conclusively
                  Presumed to Have Accepted the Plan............................................................ 20
         5.4      Holders of Equity Interests Impaired by the Plan and Conclusively Presumed
                  Not to Have Accepted the Plan................................................................. 20
         5.5      Non-consensual Confirmation................................................................... 20

Section 6         MEANS OF IMPLEMENTATION OF THE PLAN........................................................... 20

         6.1      Continued Existence........................................................................... 20
         6.2      Amended and Restated Articles of Incorporation................................................ 21
         6.3      Corporate Action.............................................................................. 21
         6.4      New Credit Agreement.......................................................................... 21
         6.5      Modified Hedge Agreements..................................................................... 22
         6.6      Cancellation of Existing Securities and Agreements............................................ 22
         6.7      Issuance of New Securities.................................................................... 22
         6.8      Shareholders' Agreement....................................................................... 22
         6.9      Registration Rights Agreements................................................................ 23
         6.10     New Investment................................................................................ 23
         6.11     Termination of Subordination.................................................................. 23
         6.12     Cash Payments by the Debtors.................................................................. 24
         6.13     Bar Date for Administrative Expense Claims.................................................... 24
         6.14     Allocation of Plan Distributions Between Principal and Interest............................... 25
         6.15     Limited Substantive Consolidation............................................................. 25
         6.16     Employee Compensation and Benefit Plans....................................................... 25
         6.17     Stock Option Incentive Plan................................................................... 26
         6.18     Distribution on Account of Executive Separation............................................... 27

Section 7         PROVISIONS GOVERNING DISTRIBUTIONS............................................................ 27

         7.1      Date of Distributions......................................................................... 27
         7.2      Disbursing Agents............................................................................. 27
         7.3      Surrender of Instruments...................................................................... 27
         7.4      Delivery of Distributions..................................................................... 29
         7.5      Manner of Payment Under the Plan.............................................................. 30
         7.6      Time Bar to Cash Payments..................................................................... 30
         7.7      Fractional Shares............................................................................. 30
         7.8      De Minimis or Fractional Distributions........................................................ 30
         7.9      Setoffs and Recoupment........................................................................ 30
         7.10     Distributions After the Effective Date........................................................ 31
         7.11     Rights and Powers of Disbursing Agents........................................................ 31
         7.12     Retention of Ballots.......................................................................... 31

Section 8         PROCEDURES FOR TREATING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND DISPUTED EQUITY
                  INTERESTS UNDER THE PLAN...................................................................... 31

         8.1      Disputed Claims Process....................................................................... 31
         8.2      Estimation of Claims.......................................................................... 32
         8.3      No Distributions Pending Allowance............................................................ 32

         8.4      Distributions After Allowance................................................................. 32

Section 9         PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................. 32

         9.1      Assumption or Rejection of Executory Contracts and Unexpired Leases........................... 32
         9.2      Cure of Defaults in Connection with Assumption................................................ 33
         9.3      Amendments to Schedule; Effect of Amendments.................................................. 34
         9.4      Rejection Damage Claims and Bar............................................................... 34
         9.5      Indemnification Obligations................................................................... 34

Section 10        CONDITIONS PRECEDENT TO THE CONFIRMATION DATE AND THE EFFECTIVE DATE.......................... 35

         10.1     Conditions Precedent to the Confirmation Date of the Plan..................................... 35
         10.2     Conditions Precedent to the Effective Date of the Plan........................................ 35
         10.3     Waiver of Conditions Precedent................................................................ 36
         10.4     Effect of Failure of Conditions............................................................... 36

Section 11        EFFECT OF CONFIRMATION........................................................................ 36

         11.1     Vesting of Assets and Releases of Liens....................................................... 36
         11.2     Binding Effect................................................................................ 37
         11.3     Discharge of Debtors.......................................................................... 37
         11.4     Term of Injunctions or Stays.................................................................. 37
         11.5     Preservation of Insurance..................................................................... 37
         11.6     Indemnification Obligations................................................................... 37
         11.7     Exculpation................................................................................... 38
         11.8     Certain Mutual Releases....................................................................... 38
         11.9     Limited Releases by Holders of Claims and Equity Interests.................................... 39
         11.10    Preservation of Rights of Action.............................................................. 40
         11.11    Injunction.................................................................................... 41
         11.12    Committees.................................................................................... 41

Section 12        RETENTION OF JURISDICTION..................................................................... 41

Section 13        MISCELLANEOUS PROVISIONS...................................................................... 43

         13.1     Payment of Statutory Fees..................................................................... 43
         13.2     Modification of Plan.......................................................................... 43
         13.3     Revocation of Plan............................................................................ 43
         13.4     Section 1146 Exemption........................................................................ 43
         13.5     Administrative Expenses Incurred After the Confirmation Date.................................. 44
         13.6     Section 1125(e) of the Bankruptcy Code........................................................ 44
         13.7     Compliance with Tax Requirements.............................................................. 44
         13.8     Exemption from Securities Regulation.......................................................... 44
         13.9     Severability of Plan Provisions............................................................... 44
         13.10    Conflicts..................................................................................... 45
         13.11    Effectuating Documents, Further Transactions and Corporate Action............................. 45

         13.12    Further Assurances............................................................................ 45
         13.13    Notices....................................................................................... 45
         13.14    Reservation of Rights......................................................................... 47
         13.15    Closing of Cases.............................................................................. 47

                                 EXHIBIT TO PLAN

         Exhibit 1           Contract Rejection Schedule

                                 PLAN SUPPLEMENT

         Exhibit 1 New Articles of Incorporation and New By-Laws of Reorganized NTELOS Inc.

         Exhibit 2           Purchase Agreement

         Exhibit 3           New Indenture

         Exhibit 4           New Warrant Agreement

         Exhibit 5           New Common Stock Registration Rights Agreement

         Exhibit 6           New Notes Registration Rights Agreement

                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                  NTELOS Inc. and certain of its affiliated debtors which have filed petitions under Chapter 11 of the Bankruptcy Code, propose the following Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of May 30, 2003, pursuant to Section 1121(a) of the Bankruptcy Code:

Section 1         DEFINITIONS AND INTERPRETATION

         1.1      Definitions.

                  "Administrative Expense Claim" means any right to payment constituting a cost or expense of administration of the Chapter 11 Case allowed under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors' estates, (b) any actual and necessary costs and expenses of operating the Debtors' businesses in the ordinary course of business, (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Case in the ordinary course of business, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under Section 328, 330 or 503 of the Bankruptcy Code, (e) any amounts due and payable to the DIP Lenders or the Pre-Petition Secured Lenders under the DIP Credit Agreement or the Final DIP Order, (f) any fees or charges assessed against the Debtors' estates under Section 1930, title 28, United States Code,
(g) any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default, and (h) any valid reclamation claims under Section 546 of the Bankruptcy Code.

                  "Agent" means Morgan Stanley & Co. Incorporated from July 26, 2000 though January 14, 2003 and Wachovia Bank, National Association from and after January 14, 2003 in their respective capacities as agent for the Pre-Petition Secured Lenders under the Pre-Petition Credit Agreement.

                  "Allowed" means, with respect to Claims or Equity Interests,
(a) any Claim against or Equity Interest in the Debtors, proof of which is timely filed, or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim or Equity Interest that has been or is hereafter listed in the Schedules as neither Disputed, contingent or unliquidated, and for which no timely filed proof of claim or interest has been filed, or (c) any Claim or Equity Interest allowed pursuant to the Plan; provided, however, that with respect to any Claim or Equity Interest described in clauses (a) or (b) above, such Claim or Equity Interest shall be Allowed only if (i) no objection to allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim or Equity Interest shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject the Plan). Unless otherwise specified in the Plan or in a Final Order of the Bankruptcy Court allowing such claim, "Allowed" in reference to a Claim shall not include (a) interest on the amount of such Claim accruing from and after the Petition Date,
(b) punitive or exemplary damages or (c) any fine, penalty or forfeiture.

                  "Ballot" means the enclosed ballot to be used by holders of Claims and Equity Interests for the purpose of voting to accept or reject the Plan.

                  "Bankruptcy Code" means title 11, United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

                  "Bankruptcy Court" means the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division having jurisdiction over the Chapter 11 Case and, to the extent of any reference made under Section 157, title 28, United States Code, the unit of such District Court having jurisdiction over the Chapter 11 Case under Section 151, title 28, United States Code.

                  "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under Section 2075, title 28, United States Code, as amended from time to time, applicable to the Chapter 11 Case, and any Local Rules of the Bankruptcy Court.

                  "Bar Date" means June 10, 2003, the last date on which creditors, other than governmental units as defined in Section 101 of the Bankruptcy Code, may file proofs of claim against the Debtors.

                  "Business Day" means any day other than a Saturday, a Sunday or any legal holiday as set forth in Bankruptcy Rule 9006(a).

                  "Cash" means legal tender of the United States of America and equivalents thereof.

                  "Chapter 11 Case" means the Debtors' voluntary cases, numbers 03-32093 through 03-32109, 03-32111, 03-32112, 03-32114, 03-32115, 03-32119,
03-32121, 03-32123, 03-32127 and 03-32131, which are being jointly administered, for procedural purposes only, as case number 03-32094, filed with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

                  "Claim" has the meaning set forth in Section 101 of the Bankruptcy Code.

                  "Class" means any group of substantially similar Claims or Equity Interests classified in Section 4 of the Plan and pursuant to Section 1129(a)(1) of the Bankruptcy Code.

                  "Collateral" means any property or interest in property of the Debtors' estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

                  "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket with respect to the Chapter 11 Case.

                  "Confirmation Hearing" means the hearing held by the Bankruptcy Court pursuant to Section 1128 of the Bankruptcy Code regarding confirmation of the Plan pursuant to

Section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

                  "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

                  "Contract Rejection Schedule" means the schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to Sections 365(a) and 1123 of the Bankruptcy Code and, to the extent that each executory contract and unexpired lease listed on the Contract Rejection Schedule relates to the use or occupancy of real property, (i) any modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Contract Rejection Schedule and (ii) executory contracts or unexpired leases appurtenant to the premises listed in the Contract Rejection Schedule including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements is assumed, annexed hereto as Exhibit 1, or any amendments thereto filed prior to the Effective Date as permitted by Section 9.1 hereof.

                  "Convenience Claim" means an Allowed General Unsecured Claim of $10,000 or less.

                  "Creditors' Committee" means the official statutory committee of unsecured creditors appointed in the Chapter 11 Case by the United States Trustee on March 13, 2003, consisting of Morgan Stanley & Co. Incorporated; WCAS; Capital Research and Management Company; The Bank of New York; INVESCO Funds Group; Motorola, Inc. and CellStar, Ltd., or their replacements, if any.

                  "Debtors" means NTELOS and the NTELOS Subsidiaries, jointly or severally, as of the Petition Date.

                  "Debtors in Possession" means the Debtors in their capacities as debtors in possession in the Chapter 11 Case under Sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

                  "DIP Agent" means Wachovia Bank, National Association in its capacity as agent for the DIP Lenders under the DIP Credit Agreement.

                  "DIP Credit Agreement" means the $35,000,000 debtor-in-possession credit agreement dated as of March 6, 2003 among NTELOS, the NTELOS Subsidiaries named therein as guarantors, the DIP Agent and the DIP Lenders.

                  "DIP Lenders" means Wachovia Bank, National Association, General Electric Capital Corporation, H/Z Acquisition Partners LLC, Morgan Stanley Senior Funding, Inc.,

Branch Banking and Trust Company, Rural Telephone Finance Cooperative, SunAmerica Senior Floating Rate Fund Inc. and Deutsche Bank Trust Company Americas.

                  "DIP Lender Claim" means a Claim of the DIP Lenders arising under or as a result of the DIP Credit Agreement or the Final DIP Order.

                  "Disbursing Agent" means any entity in its capacity as a disbursing agent under Sections 7.2 and 7.11 of the Plan.

                  "Disclosure Statement" means the disclosure document relating to the Plan, including, without limitation, all exhibits and schedules thereto as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.

                  "Disputed" means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest that is not Allowed.

                  "Distribution Record Date" means the date provided in the Confirmation Order as the record date for distributions under the Plan.

                  "DTC" means the Depository Trust Company.

                  "Effective Date" means the date that is eleven (11) days after the Confirmation Date, or if such date is not a Business Day, the next succeeding Business Day, or such date after the Confirmation Date as determined by the Debtors with the prior written consent of the Agent and the Creditors' Committee so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Section 10 hereof have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived or such date as the Debtors may determine with the prior written consent of the Creditors' Committee and/or the Agent in accordance with Section 10.3 hereof.

                  "Eligible Institution" means a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

                  "Equity Interest" means the interest of any holder of equity securities of NTELOS represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in NTELOS, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire, in connection with or related to, any such interest, including, without limitation, any rights with respect to NTELOS under any registration rights agreement or shareholders agreement to which NTELOS is a party.

                  "Exit Financing Term Sheet" means the term sheet which sets forth the terms of the New Credit Agreement to be entered into on the Effective Date and which is annexed to the Disclosure Statement as Exhibit H.

                  "FCC" means the Federal Communication Commission.

                  "FCC Secured Claim" means all Secured Claims of the FCC against the Debtors arising under or in connection with conditional licenses, denominated as PBB479C, PBB075C, and CWB179F, to use broadband personal communications spectrum.

                  "Final DIP Order" means the Final Order entered on March 24, 2003 (i) authorizing debtors (a) to obtain post-petition financing pursuant to 11 U.S.C. Sections 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d)(1)
and (b) to utilize cash collateral pursuant to 11 U.S.C. Section 363 and (ii) granting adequate protection to pre-petition secured parties pursuant to 11 U.S.C. Sections 361, 362, 363 and 364.

                  "Final Order" means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Case, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

                  "General Unsecured Claim" means any Claim against the Debtors other than a DIP Lender Claim, an Administrative Expense Claim, a Professional Compensation and Reimbursement Claim, a Priority Tax Claim, a Secured Claim, a Senior Debt Claim, a Convenience Claim, an Intercompany Claim or a Subordinated Claim. General Unsecured Claims include, but are not limited to any Rejection Claim.

                  "Intercompany Claim" means any Claim held by any of the non-Debtor direct or indirect subsidiaries of NTELOS against the Debtors or by any Debtor against any other Debtor.

                  "Letter of Transmittal" means the letter of transmittal to be disbursed to holders of Voting Securities by the Disbursing Agent promptly after the Confirmation Date and containing such representations and warranties as are described in the Disclosure Statement.

                  "Lien" has the meaning set forth in Section 101 of the Bankruptcy Code.

                  "Modified Hedge Agreements" means the Pre-Petition Hedge Agreements, as modified such that, among other things, references in the Pre-Petition Hedge Agreements to the "Financial Agreement" or the "Loan Agreement" shall be deemed to refer to the New Credit Agreement and assumed by the Debtors under the Plan.

                  "New Articles of Incorporation" means the amended and restated Articles of Incorporation of Reorganized NTELOS and will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 1.

                  "New By-Laws" means the amended and restated By-Laws of Reorganized NTELOS and will be filed with the Bankruptcy Court at least fourteen
(14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 1.

                  "New Common Stock" means the shares of common stock of Reorganized NTELOS (no par value) to be issued and outstanding as of the Effective Date pursuant to the Plan.

                  "New Common Stock Price" means $19.77 per share, based on the approximate equity value implied by the New Notes and the total number of shares to be issued.

                  "New Common Stock Registration Rights Agreement" means the registration rights agreement by and among certain holders of New Common Stock and Reorganized NTELOS and will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 5.

                  "New Credit Agreement" means the credit agreement containing the terms set forth in the Exit Financing Term Sheet, between the Agent, the Pre-Petition Secured Lenders and NTELOS to become effective on the Effective Date if certain conditions are satisfied.

                  "New Indenture" means that certain indenture with respect to the New Notes to be dated as of the Effective Date and will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 3.

                  "New Investment" means the purchase by the Participating Noteholders of the New Notes and the New Common Stock in accordance with the Subscription Agreement.

                  "New Notes" means the 9.0% Senior Convertible Notes due 2013, issued by Reorganized NTELOS pursuant to the New Indenture, having an aggregate principal amount of $75.0 million.

                  "New Notes Registration Rights Agreement" means the registration rights agreement by and between the Participating Noteholders and Reorganized NTELOS and will be filed with the Bankruptcy Court at least fourteen
(14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 6.

                  "New Warrant Agreement" means the agreement between NTELOS and the holders of the New Warrants in connection with the issuance of the New Warrants, which will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 4.

                  "New Warrants" means the warrants to purchase up to 3.0% of the fully-diluted New Common Stock at an initial exercise price equal to 120% of the New Common Stock Price, to be issued pursuant to the New Warrant Agreement by Reorganized NTELOS to holders of Old Preferred Stock Interests in accordance with the terms set forth in the New Warrant Agreement.

                  "NTELOS" means NTELOS Inc., a Virginia corporation.

                  "NTELOS Non-filing Subsidiaries" means Virginia Independent Telephone Alliance, L.C., NTELOS Net LLC, NTELOS Telephone LLC, R&B Telephone LLC and Roanoke & Botetourt Network LLC.

                  "NTELOS Subsidiaries" means each entity in which NTELOS owns, directly or indirectly, 50.0% or more of the issued and outstanding capital stock, partnership interests or membership interests, as the case may be, except the NTELOS Non-filing Subsidiaries.

                  "Old Common Stock" means the issued and outstanding common stock of NTELOS (no par value) as of the Petition Date.

                  "Old Common Stock Interest" means an Equity Interest represented by shares of Old Common Stock.

                  "Old Preferred Stock" means the issued and outstanding Series B Preferred Stock and Series C Preferred Stock of NTELOS as of the Petition Date.

                  "Old Preferred Stock Distribution Amount" means the New Warrants and those shares of New Common Stock issuable upon exercise of the New Warrants.

                  "Old Preferred Stock Interest" means an Equity Interest represented by (a) shares of Old Preferred Stock and (b) any warrant or right, contractual or otherwise, to acquire, in connection with or related to, any such interest (including, without limitation, any rights with respect to NTELOS under any registration rights agreement or shareholders agreement to which NTELOS is a party).

                  "Other Equity Interests and Securities Claims" means (a) an Equity Interest in NTELOS (including, without limitation, any option, warrant or right, contractual or otherwise, to acquire the Old Common Stock and any rights with respect to NTELOS under any registration rights agreement or shareholders agreement to which NTELOS is a party) other than the Old Common Stock Interests and the Old Preferred Stock Interests, and (b) any Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, currently existing or hereafter arising, in law, equity or otherwise arising from rescission of a purchase or sale of a security of NTELOS or the purchase or sale of a security of an NTELOS Subsidiary, for damages arising from the purchase, sale or holding of such securities or the exercise of an option, warrant, conversion privilege or contractual right to such purchase or sale, or for reimbursement, indemnification or contribution allowed under Section 502 of the Bankruptcy Code on account of such a Claim.

                  "Participating Noteholders" means the holders of Senior Notes who have agreed to purchase the New Notes pursuant to the Subscription Agreement, which is annexed to the Disclosure Statement as Exhibit F.

                  "Petition Date" means March 4, 2003, the date on which the Debtors commenced the Chapter 11 Case.

                  "Plan" means this Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of May 30, 2003, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

                  "Plan Supplement" means the supplemental appendix to the Plan that will contain the New Articles of Incorporation and New By-Laws of Reorganized NTELOS Inc. (Exhibit 1 thereto), the Purchase Agreement (Exhibit 2 thereto), the New Indenture (Exhibit 3 thereto), the New Warrant Agreement (Exhibit 4 thereto), the New Common Stock Registration Rights Agreement (Exhibit 5 thereto), and the New Notes Registration Rights Agreement (Exhibit 6 thereto) to be filed with the Bankruptcy Court no later than fourteen (14) Business Days prior to the Confirmation Hearing.

                  "Pre-Petition Credit Agreement" means the $325,000,000 credit agreement dated July 26, 2000, as amended by Amendment No. 1 thereto dated as of July 23, 2001, Amendment No. 2 thereto dated as of November 14, 2001, Amendment No. 3 thereto dated as of March 6, 2002, by the Letter Amendment thereto dated as of April 11, 2002, Amendment No. 4 and Waiver No. 1 thereto dated as of November 29, 2002, Amendment No. 5 thereto dated as of January 14, 2003, Amendment No. 6 thereto dated as of February 28, 2003 and as heretofore so amended, supplemented by certain guaranty supplements thereto and otherwise modified in accordance with its terms, among NTELOS (formerly known as CFW Communications Company), the subsidiary guarantors party thereto, the Pre-Petition Secured Lenders and the Agent.

                  "Pre-Petition Hedge Agreements" means the interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements among NTELOS (formerly known as CFW Communications Company) and the Secured Hedge Parties in connection with the Pre-Petition Credit Agreement.

                  "Pre-Petition Secured Lenders" means those financial institutions that are from time to time parties to the Pre-Petition Credit Agreement.

                  "Priority Non-Tax Claim" means Claims which are entitled to priority in accordance with Section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims).

                  "Priority Tax Claim" means any Claim of a governmental unit of the kind entitled to priority in payment as specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

                  "Professional Compensation and Reimbursement Claim" means a Claim for compensation, indemnification or reimbursement of expenses pursuant to Sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code in connection with the Chapter 11 Case.

                  "Purchase Agreement" means the purchase agreement among NTELOS and the Participating Noteholders, which governs the purchase of the New Notes and the New Common Stock by the Participating Noteholders and will be filed with the Bankruptcy Court at least fourteen (14) Business Days prior to the Confirmation Hearing and be annexed to the Plan Supplement as Exhibit 2.

                  "Ratable Proportion" means, with reference to any distribution on account of any Claim or Equity Interest in any Class, as the case may be, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Claim or number of shares evidencing such Equity Interests, as applicable, bears to the aggregate amount of Claims or aggregate number of outstanding shares of Equity Interests in the same Class, as applicable.

                  "Rejection Claim" means any Claim against the Debtors arising from the rejection of any executory contract or unexpired lease, including any Claim of (a) a lessor for damages resulting from the rejection of a lease of real property as such claim shall be calculated in accordance with Section 502(b)(6) of the Bankruptcy Code and (b) an employee for damages resulting from the rejection of an employment agreement as such Claim shall be calculated in accordance with Section 502(b)(7) of the Bankruptcy Code.

                  "Reorganized Debtors" means the Debtors as they will be reorganized as of the Effective Date in accordance with the Plan.

                  "Reorganized NTELOS" means NTELOS as it will be reorganized as of the Effective Date in accordance with the Plan.

                  "Reorganized NTELOS Subsidiaries" means each entity in which NTELOS owns, directly or indirectly, 50.0% or more of the issued and outstanding capital stock, partnership interest or membership interest, as the case may be, except the NTELOS Non-filing Subsidiaries, as it will be reorganized as of the Effective Date in accordance with the Plan.

                  "RTB" means the Rural Telephone Bank.

                  "RUS" means the Rural Utilities Service.

                  "RUS/RTB Secured Claims" means the Secured Claims of the RUS and RTB arising from loans received from the United States (acting through the Administrator of the Rural Electrification Administration, a predecessor in interest of the RUS) and RTB pursuant to the Rural Electrification Act of 1936, as amended, 7 U.S.C. Section 901 et seq.

                  "Schedules" means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors in accordance with
Section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

                  "Secured Bank Claims" means all Secured Claims of the Pre-Petition Secured Lenders against NTELOS or the Debtors arising under or in connection with the Pre-Petition

Credit Agreement and all Secured Claims of the Secured Hedge Parties against NTELOS or the Debtors arising under or in connection with the Pre-Petition Hedge Agreements.

                  "Secured Claim" means a Claim secured by a Lien on Collateral to the extent of the value of such Collateral (a) as set forth in the Plan, (b) as agreed to by the holder of such Claim and the Debtors or (c) as determined by a Final Order in accordance with Section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.

                  "Secured Hedge Parties" means those financial institutions that are parties to the Pre-Petition Hedge Agreements.

                  "Senior Debt Claim" means any unsecured Claim for principal and interest through the Petition Date under the Senior Notes.

                  "Senior Debt New Common Stock Distribution Amount" means 9,433,509 shares of the issued and outstanding New Common Stock, representing 68.4% of the New Common Stock as of the Effective Date, giving effect to the conversion of the New Notes into New Common Stock (or 94.3% of the New Common Stock as of the Effective Date, without giving effect to the conversion of the New Notes into New Common Stock) but subject to further dilution for shares of New Common Stock issuable under the Stock Option Incentive Plan and those shares of New Common Stock issuable upon exercise of the New Warrants.

                  "Senior Indenture" means that certain indenture with respect to the 13.0% Senior Notes dated as of July 26, 2000 between NTELOS and The Bank of New York, as trustee.

                  "Senior Indenture Trustee" means The Bank of New York, the trustee pursuant to the Senior Indenture.

                  "Senior Notes" means the 13.0% senior notes due 2010, issued by NTELOS pursuant to the Senior Indenture having an aggregate principal amount of $280.0 million.

                  "Series B Preferred Stock" means the 8.5% Series B Redeemable, Convertible Preferred Stock of NTELOS.

                  "Series C Preferred Stock" means the 5.5% Series C Redeemable, Convertible Preferred Stock of NTELOS.

                  "Shareholders' Agreement" means the shareholders' agreement to be entered into on the Effective Date and which is annexed to the Disclosure Statement as Exhibit I.

                  "Stock Option Incentive Plan" means the incentive option plan of Reorganized NTELOS which will authorize the grant of options to purchase up to an aggregate of 10% of the fully-diluted New Common Stock as set forth herein.

                  "Subordinated Claim" means a Claim for principal and interest through the Petition Date under the Subordinated Notes.

                  "Subordinated Indenture" means that certain indenture with respect to the Subordinated Notes dated as of July 26, 2000 between NTELOS and The Bank of New York, as trustee.

                  "Subordinated Indenture Trustee" means The Bank of New York, the trustee pursuant to the Subordinated Indenture.

                  "Subordinated Note New Common Stock Distribution Amount" means 500,000 shares of the issued and outstanding New Common Stock, representing 3.6% of the New Common Stock as of the Effective Date, giving effect to the conversion of the New Notes into New Common Stock (or 5.0% of the New Common Stock as of the Effective Date, without giving effect to the conversion of the New Notes into New Common Stock) but subject to further dilution for shares of New Common Stock issuable under the Stock Option Incentive Plan and those shares of New Common Stock issuable upon exercise of the New Warrants.

                  "Subordinated Notes" means the 13.5% subordinated notes due 2011, issued by NTELOS pursuant to the Subordinated Indenture having an aggregate principal amount of $95.0 million.

                  "Subscription Agreement" means the subscription agreement among NTELOS and the Participating Noteholders, dated as of April 10, 2003, which provides for a commitment to purchase New Notes the terms of which will be incorporated into the Purchase Agreement.

                  "Subsidiary Interests" means any and all interests of the Debtors owned by the Debtors and all membership interests owned by the non-Debtor members of Virginia PCS Alliance, L.C. and West Virginia PCS Alliance, L.C.

                  "Substantive Consolidation Order" means the Order of the Bankruptcy Court substantively consolidating the Debtors solely for purposes of actions associated with confirmation and consummation of the Plan, including but not limited to voting, confirmation and distribution.

                  "Tendered Certificates" has the meaning set forth in Section 7.3(ii).

                  "Virginia Code" means the Code of Virginia.

                  "Voting Securities" means the Senior Notes, the Subordinated Notes and the Old Preferred Stock.

                  "WCAS" means WCAS Capital Partners III, L.P., Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., LTSE Holdings Corporation and their respective affiliates.

         1.2      Interpretation; Application of Definitions and Rules of
Construction.

                  Unless otherwise specified, all section, schedule or exhibit references in the Plan are to the respective section in or schedule or exhibit to, the Plan, as the same may be amended, waived or modified from time to time. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

         1.3      Computation of Time.

                  In computing any period of time prescribed or allowed by the Plan, the provisions of Fed. R. Bankr. P. 9006(a) shall apply.

         1.4      Governing Law.

                  Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the States in which the Bankruptcy Court resides, without giving effect to the principles of conflicts of law thereof.

Section 2         PROVISIONS FOR PAYMENT OF UNCLASSIFIED CLAIMS

         2.1      DIP Lender Claims.

                  Pursuant to the terms of the DIP Credit Agreement, Reorganized NTELOS shall pay to the DIP Lenders, on account of the DIP Lender Claims, Cash equal to the amount of the DIP Lender Claims, unless the DIP Lenders and NTELOS or Reorganized NTELOS, as the case may be, agree or shall have agreed to other treatment of such Claims.

         2.2      Administrative Expense Claims.

                  Subject to certain additional requirements for professionals and certain other entities set forth in this section, the Reorganized Debtors will pay to each holder of an Allowed Administrative Expense Claim (other than the DIP Lender Claims which shall be treated as set forth in section 2.1 hereof), on account of its Administrative Expense Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Expense Claim on, or as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the holder and the Debtors or Reorganized Debtors, as the case may be, agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Expense Claims of governmental units for taxes), an Allowed Administrative Expense Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Chapter 11 Case.

         2.3      Professional Compensation and Reimbursement Claims.

                  All persons seeking an award by the Bankruptcy Court of a Professional Compensation and Reimbursement Claim incurred through and including the Effective Date are required (unless otherwise ordered by the Bankruptcy Court) to file final applications for the allowance of compensation for services rendered and reimbursement of expenses incurred within 30 days after the Effective Date. Holders of Professional Compensation and Reimbursement Claims that file final applications in accordance with the Plan will be paid in full in Cash in the amounts approved by the Bankruptcy Court: (a) on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) the date on which the order relating to any such Professional Compensation and Reimbursement Claim becomes a Final Order; or (b) on other terms mutually agreed on between the Professional Compensation and Reimbursement Claim holder and the Debtors or, as applicable, the Reorganized Debtors.

         2.4      Priority Tax Claims.

                  Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, the Reorganized Debtors shall, at their sole option, pay to each holder of an Allowed Priority Tax Claim (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable,
(ii) deferred Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six (6) years after the date of assessment of the tax on which such Claim is based, totaling the principal amount of such Allowed Claim, plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date or
(iii) such other treatment agreed to by the Allowed Priority Tax Claim holder and the Debtors. All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof or accorded such other treatment as may be permitted under Section 1129(a)(9) of the Bankruptcy Code.

         2.5      Full Settlement.

                  The distributions provided for in Section 2.2 hereof are in full settlement, release and discharge of all Administrative Expense Claims. The distributions provided for in Section 2.3 are in full settlement, release and discharge of all Professional Compensation and Reimbursement Claims. The distributions provided for in Section 2.4 hereof are in full settlement, release and discharge of all Priority Tax Claims.

Section 3         CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

                  Pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code, the categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting and distribution pursuant to the Plan. A Claim and Equity Interest shall be deemed classified in a particular Class only to the extent that such Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in the Class and has not been paid or otherwise settled prior to the Effective Date.

THE PLAN SEEKS LIMITED SUBSTANTIVE CONSOLIDATION OF THE ESTATES OF THE DEBTORS SOLELY FOR THE LIMITED PURPOSE ENUMERATED IN THE PLAN, AS FURTHER DESCRIBED IN
SECTION 6.15 HEREIN. IF SUCH LIMITED SUBSTANTIVE CONSOLIDATION IS AUTHORIZED AND ORDERED BY THE COURT, ALL ALLOWED CLAIMS AGAINST THE DEBTORS OR THEIR ESTATES SHALL BE SATISFIED FROM THE COMBINED CASH AND OTHER ASSETS OF ALL OF THE DEBTORS. SUCH TREATMENT WILL GREATLY EASE THE ADMINISTRATION OF THE ESTATES, WILL STREAMLINE THE SOLICITATION AND CONFIRMATION PROCESS, WILL MINIMIZE EXPENSE, AND WILL NOT PREJUDICE THE CREDITORS OF ANY OF THE DEBTORS' ESTATES.

                  The classification of Claims and Equity Interests pursuant to the Plan is as follows:

    Class                   Claim                              Status                  Voting Rights
----------------------------------------------------------------------------------------------------------------------
      1         Priority Non-Tax Claims                      Unimpaired          Not entitled to vote
----------------------------------------------------------------------------------------------------------------------

      2         Secured Bank Claims                          Impaired            Entitled to vote
----------------------------------------------------------------------------------------------------------------------

      3         FCC Secured Claims                           Unimpaired          Not entitled to vote
----------------------------------------------------------------------------------------------------------------------

      4         RUS/RTB Secured Claims                       Unimpaired          Not entitled to vote
----------------------------------------------------------------------------------------------------------------------

      5         Senior Debt Claims                           Impaired            Entitled to vote
----------------------------------------------------------------------------------------------------------------------

      6         Convenience Claims                           Unimpaired          Not entitled to vote
----------------------------------------------------------------------------------------------------------------------

      7         General Unsecured Claims                     Impaired            Entitled to vote
----------------------------------------------------------------------------------------------------------------------

      8         Intercompany Claims                          Unimpaired          Not entitled to vote
----------------------------------------------------------------------------------------------------------------------

      9         Subordinated Claims                          Impaired            Entitled to vote
----------------------------------------------------------------------------------------------------------------------

      10        Old Preferred Stock Interests                Impaired            Entitled to vote
----------------------------------------------------------------------------------------------------------------------

      11        Subsidiary Interests                         Unimpaired          Not entitled to vote
----------------------------------------------------------------------------------------------------------------------

      12        Old Common Stock Interests                   Impaired            Not entitled to vote (deemed to
                                                                                 have rejected the Plan)
----------------------------------------------------------------------------------------------------------------------

      13        Other Equity Interests and Securities        Impaired            Not entitled to vote (deemed to
                Claims                                                           have rejected the Plan)

The DIP Lender Claims, Administrative Expense Claims, Professional Compensation and Reimbursement Claims, and Priority Tax Claims have not been classified (as set forth in Section 2 hereof) and are excluded from the foregoing classes in accordance with Section 1123(a)(1) of the Bankruptcy Code.

Section 4         PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS

         4.1      Class 1 - Priority Non-Tax Claims.

                  Class 1 consists of all Allowed Priority Non-Tax Claims. On the Effective Date, except to the extent that the Debtors and a holder of an Allowed Priority Non-Tax Claim agree to a different treatment of such Allowed Priority Non-Tax Claim, each holder of an Allowed Priority Non-Tax Claim shall, at the Reorganized Debtors' election, receive (i) Cash in the amount of such Allowed Priority Non-Tax Claim in accordance with Section 1129(a)(9) of the Bankruptcy Code and/or (ii) such other treatment required to render such Claim unimpaired pursuant to Section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof. Any default with respect to any Class 1 Claim that existed immediately prior to the Petition Date shall be deemed cured upon the Effective Date.

                  Class 1 is not impaired, and the holders of Claims in Class 1 are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

         4.2      Class 2 - Secured Bank Claims.

                  Class 2 consists of all Allowed Secured Bank Claims. The Secured Bank Claims are deemed Allowed pursuant to the Plan. The Allowed Claims in Class 2 will be treated as follows: on the Effective Date, Reorganized NTELOS and the Reorganized NTELOS Subsidiaries shall enter into (i) the New Credit Agreement on substantially the terms set forth in the Exit Financing Term Sheet and (ii) the Modified Hedge Agreements. Accordingly, from and after the Effective Date, (i) the Pre-Petition Secured Lenders' Claims against the Debtors in respect of the Pre-Petition Credit Agreement and the rights and obligations of the Reorganized Debtors and the Pre-Petition Secured Lenders shall be governed by the terms of the New Credit Agreement, and (ii) the Secured Hedge Parties' Claims against the Debtors in respect of the Pre-Petition Hedge Agreements and the rights and obligations of the Reorganized Debtors and the Secured Hedge Parties shall be governed by the terms of the Modified Hedge Agreements.

                  Class 2 is impaired, and the holders of Claims in Class 2 are entitled to vote to accept or reject the Plan. In the event Class 2 rejects the Plan, the Debtors reserve the right to seek confirmation pursuant to Section 1129(b) of the Bankruptcy Code as set forth in Section 5.5 hereof.

         4.3      Class 3 - FCC Secured Claims.

                  Class 3 consists of all Allowed FCC Secured Claims. Each Allowed Claim in Class 3 will be treated as follows: (i) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the holder or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class 3 to demand or receive payment of such Claim prior to the stated maturity of such Claims from and after the occurrence of a default, such Allowed Claim in Class 3 will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code.

                  Class 3 is unimpaired, and the holder of Claims in Class 3 is conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the holder of Claims in Class 3 is not entitled to vote to accept or reject the Plan.

         4.4      Class 4 - RUS/RTB Secured Claims.

                  Class 4 consists of all Allowed RUS/RTB Secured Claims. Each Allowed Claim in Class 4 will be treated as follows: (i) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the holder or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class 4 to demand or receive payment of such Claim prior to the stated maturity of such Claims from and after the occurrence of a default, such Allowed Claim in Class 4 will be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code.

                  Class 4 is unimpaired, and the holders of Claims in Class 4 are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, holders of Claims in Class 4 are not entitled to vote to accept or reject the Plan.

         4.5      Class 5 - Senior Debt Claims.

                  Class 5 consists of all Senior Debt Claims which shall be Allowed in the amount of [$296,694,261]. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Senior Debt Claim as of the Distribution Record Date will receive its Ratable Proportion of the Senior Debt New Common Stock Distribution Amount. Any securities, notes, instruments or documents evidencing the Senior Debt Claims will be cancelled on the Effective Date.

                  To the extent, if any, that the classification and manner of satisfying Claims under the Plan does not take into consideration all contractual, legal and equitable subordination rights that holders of Allowed Senior Debt Claims may have against holders of Claims or Equity Interests with respect to distributions made pursuant to the Plan, each holder of an Allowed Senior Debt Claim shall be deemed, upon the Effective Date, to have waived all contractual, legal or equitable subordination rights that such holder might have, including, without limitation, any such rights arising out of the Senior Notes, the Subordinated Notes, the Senior Indenture, the Subordinated Indenture or otherwise.

                  The payments and distributions to be made under the Plan to holders of Senior Notes shall be made to the Senior Indenture Trustee or a Disbursing Agent selected by NTELOS and the Creditors' Committee, which shall transmit such payments and distributions to holders of such Allowed Senior Debt Claims. In addition, on the Effective Date, the Debtors will pay to the Senior Indenture Trustee an amount equal to the reasonable fees and expenses incurred by the Senior Indenture Trustee on behalf of the holders of the Senior Notes during the period up to and including the Effective Date (such amount not to exceed $[75,000]). In exchange, the Senior Indenture Trustee will be deemed to have waived any entitlement to any Lien, claim or interest granted under the Senior Indenture (including those described in the preceding paragraph of this section) with respect to any distributions made to holders of Senior Debt Claims hereunder.

                  Class 5 is impaired, and the holders of Claims in Class 5 are entitled to vote to accept or reject the Plan. In the event Class 5 rejects the Plan, the Debtors reserve the right to seek confirmation pursuant to Section 1129(b) of the Bankruptcy Code as set forth in Section 5.5 thereof.

         4.6      Class 6 - Convenience Claims.

                  Class 6 consists of Convenience Claims. Each holder of a Convenience Claim shall be rendered unimpaired in accordance with Section 1124 of the Bankruptcy Code. All Convenience Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

                  In any event, all Convenience Claims in Class 6 that have become due and payable on or before the Effective Date (unless previously paid) will receive on account of and in full and complete settlement, release and discharge of such Convenience Claim, Cash on, or as soon as practicable after the Effective Date, or at such other time as is mutually agreed upon by the Debtors or the Reorganized Debtors, as the case may be, and the holder of such Claim, or if not due and payable on the Effective Date, such Claim will be reinstated and paid in full in accordance with its terms or otherwise rendered unimpaired.

                  Class 6 is not impaired, and the holders of claims in Class 6 are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the holders of Claims in Class 6 are not entitled to vote to accept or reject the Plan.

         4.7      Class 7 - General Unsecured Claims.

                  Class 7 consists of all Allowed General Unsecured Claims. Each holder of an Allowed General Unsecured Claim will receive on account of and in full and complete settlement, release and discharge of such General Unsecured Claim, Cash equal to 68% of such holder's Allowed General Unsecured Claim to be distributed as follows:

                  (i) on the Effective Date, Cash equal to 30.6% of such holder's Allowed General Unsecured Claim;

                  (ii) on the first anniversary of the Effective Date, Cash equal to 20.4% of such holder's Allowed General Unsecured Claim; and

                  (iii) on the second anniversary of the Effective Date, Cash equal to 17.0% of such holder's Allowed General Unsecured Claim.

                  Class 7 is impaired, and the holders of Claims in Class 7 are entitled to vote to accept or reject the Plan. In the event Class 7 rejects the Plan, the Debtors reserve the right to seek confirmation pursuant to Section 1129(b) of the Bankruptcy Code as set forth in Section 5.5 thereof.

         4.8      Class 8 - Intercompany Claims.

                  Class 8 consists of Intercompany Claims. The legal equitable and contractual rights of the holders of Class 8 Claims are unaltered by the Plan.

                  Class 8 is unimpaired, and the holders of Claims in Class 8 are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the holders of Claims in Class 8 are not entitled to vote to accept or reject the Plan.

         4.9      Class 9 - Subordinated Claims.

                  Class 9 consists of all Subordinated Claims which shall be Allowed in the amount of [$102,053,750]. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Subordinated Claim as of the Distribution Record Date will receive its Ratable Proportion of the Subordinated Note New Common Stock Distribution Amount. Any securities, notes, instruments or documents evidencing the Subordinated Claims will be cancelled on the Effective Date.

                  The payments and distributions to be made under the Plan to holders of Subordinated Notes shall be made to the Subordinated Indenture Trustee, which shall transmit such payments and distributions to holders of such Allowed Subordinated Claims.

                  Class 9 is impaired, and the holders of Claims in Class 9 are entitled to vote to accept or reject the Plan. In the event Class 9 rejects the Plan, the Debtors reserve the right to seek confirmation pursuant to Section 1129(b) of the Bankruptcy Code as set forth in Section 5.5 hereof.

         4.10     Class 10 - Old Preferred Stock Interests.

                  Class 10 consists of all Allowed Old Preferred Stock Interests. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Old Preferred Stock Interest as of the Distribution Record Date will receive its Ratable Proportion of New Warrants. The Old Preferred Stock Interests will be cancelled on the Effective Date.

                  Class 10 is impaired, and the holders of Interests in Class 10 are entitled to vote to accept or reject the Plan. In the event Class 10 rejects the Plan, the Debtors reserve the right to seek confirmation pursuant to Section 1129(b) of the Bankruptcy Code as set forth in Section 5.5 hereof.

         4.11     Class 11 - Subsidiary Interests.

                  Class 11 consists of Subsidiary Interests. The legal, equitable and contractual rights of the holders of Subsidiary Interests are unaltered by the Plan.

                  Class 11 is unimpaired, and the holders of Subsidiary 11 Interests are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the holders of Interests in Class 11 are not entitled to vote to accept or reject the Plan.

         4.12     Class 12 - Old Common Stock Interests.

                  Class 12 consists of all Old Common Stock Interests. The Old Common Stock will be cancelled on the Effective Date and no distribution will be made in respect thereof.

                  Class 12 is impaired, but since holders of Old Common Stock Interests are receiving no distribution hereunder, Class 12 shall be deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

         4.13     Class 13 - Other Equity Interests and Securities Claims.

                  Class 13 consists of all Other Equity Interests and Securities Claims. The Other Equity Interests and Securities Claims will be cancelled on the Effective Date and of no further force and effect thereafter and no distribution will be made in respect thereof.

                  Class 13 is impaired, but since holders of Other Equity Interests and Securities Claims are receiving no distribution hereunder, Class 13 shall be deemed to have rejected the Plan and are holders of Other Equity Interests and Securities Claims are not entitled to vote to accept or reject the Plan.

         4.14     Alternate Treatment for Holders of Allowed Claims.

                  Notwithstanding the treatment provided for holders of Allowed Claims in this Section 4, the Reorganized Debtors and the holder of an Allowed Claim may agree to other treatment of such Claim, including payment in Cash, provided that such treatment shall not provide a return having a present value in excess of the present value of the distribution that otherwise would be made to such holder under Section 4 hereof.

Section 5 IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND UNIMPAIRED BY THE PLAN; ACCEPTANCE OR REJECTION OF THE PLAN

         5.1 Holders of Claims and Equity Interests Impaired by the Plan and Entitled to Vote.

                  Each of Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims), and Class 10 (Old Preferred Stock Interests) is impaired by the Plan and the holders of Allowed Claims and Allowed Equity Interests in each of such Classes are entitled to vote to accept or reject the Plan.

         5.2 Acceptance by Holders of Claims and Equity Interests Impaired by the Plan.

                  An Impaired Class of Claims shall be deemed to have accepted the Plan if: (a) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have accepted the Plan; and (b) the holders (other than holders designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan. An Impaired Class of Equity Interests shall be deemed to have accepted the Plan if the holders (other than holders designated under Section 1126(e) of the

Bankruptcy Code) of at least two-thirds in amount of the Allowed Equity Interests actually voting in such Class have voted to accept the Plan.

         5.3 Holders of Claims and Equity Interests Not Impaired by the Plan and Conclusively Presumed to Have Accepted the Plan.

                  Each of Class 1 (Priority Non-Tax Claims), Class 3 (FCC Secured Claims), Class 4 (RUS/RTB Secured Claims), Class 6 (Convenience Claims), Class 8 (Intercompany Claims) and Class 11 (Subsidiary Interests) is unimpaired by the Plan and the holders of Allowed Claims and Allowed Equity Interests in each of such Classes are conclusively presumed to have accepted the Plan under
Section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

         5.4 Holders of Equity Interests Impaired by the Plan and Conclusively Presumed Not to Have Accepted the Plan.

                  Each of Class 12 (Old Common Stock Interests) and Class 13 (Other Equity Interests and Securities Claims) is impaired by the Plan and holders of Equity Interests in Class 12 and Equity Interests and Claims in Class 13 will receive no distribution in respect thereof. Each of Class 12 and Class 13 is conclusively presumed to have rejected the Plan. Accordingly, holders of Equity Interests in Class 12 and Equity Interests and Claims in Class 13 are not entitled to vote to accept or reject the Plan and the votes of such holders will not be solicited.

         5.5      Non-consensual Confirmation.

                  If any impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite majorities provided in
Section 1126(c) of the Bankruptcy Code, or if any impaired Class of Claims or Equity Interests is deemed to reject the Plan, the Debtors reserve the right (a) to amend the Plan in accordance with Section 13.2 hereof and/or (b) to undertake to have the Bankruptcy Court confirm the Plan under Section 1129(b) of the Bankruptcy Code.

Section 6         MEANS OF IMPLEMENTATION OF THE PLAN

         6.1      Continued Existence.

                  The Debtors shall continue to exist after the Effective Date as separate corporate entities, limited liability companies, limited liability partnerships and partnerships, in accordance with the applicable law in the respective jurisdictions in which they are incorporated or organized and pursuant to their respective certificates, articles of incorporation, operating agreements, partnership agreements, and by-laws in effect prior to the Effective Date, except to the extent such certificates, articles of incorporation, operating agreements, partnership agreements and by-laws are amended by the Plan.

         6.2      Amended and Restated Articles of Incorporation.

                  On the Effective Date, or as soon thereafter as is practicable, Reorganized NTELOS shall file with the Clerk of the Virginia State Corporation Commission in accordance with Section 13.1-604.1 of the Virginia Code, the New Articles of Incorporation which shall, among other things, authorize no less than 16,000,000 shares of New Common Stock, all shares of such New Common Stock having equal rights with respect to voting and distributions. On the Effective Date, the New Articles of Incorporation shall become effective subject to the requirements of Section 13.1-605 of the Virginia Code, and all other matters provided under the Plan involving the corporate structure of Reorganized NTELOS, or corporate action by it, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to Section 13.1-605 of the Virginia Code.

         6.3      Corporate Action.

                  (i)      Board of Directors of Reorganized NTELOS.

                  On the Effective Date, the operation of Reorganized NTELOS will become the general responsibility of its Board of Directors, subject to, and in accordance with, the New Articles of Incorporation and the New By-Laws. The initial Board of Directors of Reorganized NTELOS will consist of seven (7) members to be selected as follows: (i) the majority holders of the Senior Notes will select four (4) members, two (2) of whom will be persons independent of the Participating Noteholders and NTELOS, and (ii) the majority holders of the Senior Notes and NTELOS will select jointly two (2) members, which members may be members of the Board of Directors of NTELOS. The seventh member of the initial Board of Directors of Reorganized NTELOS will be the chief executive officer of Reorganized NTELOS. The members of the initial Board of Directors of Reorganized NTELOS will be approved by the Board of Directors of NTELOS. The initial members of the Board of Directors of Reorganized NTELOS will be disclosed in a filing to be made with the Bankruptcy Court fourteen (14) Business Days prior to the Confirmation Hearing. The directors of NTELOS immediately prior to the Effective Date will be deemed to have resigned as of the Effective Date and will be replaced by the Board of Directors of Reorganized NTELOS.

                  (ii)     Officers of Reorganized NTELOS.

                  The initial officers of Reorganized NTELOS are disclosed in the Disclosure Statement. The selection of officers of Reorganized NTELOS after the Effective Date shall be as provided in the New Articles of Incorporation and the New By-Laws.

         6.4      New Credit Agreement.

                  The entry of Reorganized NTELOS into the New Credit Agreement with the Pre-Petition Secured Lenders on the terms set forth in the Exit Financing Term Sheet is authorized without further act or action under applicable law, regulation, order or rule. Reorganized NTELOS is hereby authorized to enter into such agreements and documents and issue such instruments as may be necessary to effectuate its entry into such New Credit Agreement, in form and substance reasonably acceptable to the Pre-Petition Secured Lenders.

         6.5      Modified Hedge Agreements.

                  The entry of Reorganized NTELOS into the Modified Hedge Agreements with the Secured Hedge Parties is authorized without further act or action under applicable law, regulation, order or rule. Reorganized NTELOS is hereby authorized to enter into such agreements and documents and issue such instruments as may be necessary to effectuate its entry into such Modified Hedge Agreements, in form and substance acceptable to the Secured Hedge Parties.

         6.6      Cancellation of Existing Securities and Agreements.

                  On the Effective Date, the Senior Notes, the Subordinated Notes, any documents and instruments which evidence the Senior Debt Claims and the Subordinated Claims, the Old Preferred Stock Interests, the Old Common Stock Interests and the Other Equity Interests and Securities Claims shall (a) be cancelled and (b) have no effect other than the right to participate in the distributions, if any, provided under the Plan in respect of such Claims and Equity Interests. Except for purposes of effectuating the distributions under the Plan on the Effective Date and to allow the Senior Indenture Trustee and the Subordinated Indenture Trustee to retain all Liens pursuant to the terms of the Senior Indenture and the Subordinated Indenture with respect to distributions hereunder, the Senior Indenture and the Subordinated Indenture shall be cancelled and discharged pursuant to Section 1141 of the Bankruptcy Code. Except as otherwise provided in the Plan, NTELOS, on the one hand, and the Senior Indenture Trustee or Subordinated Indenture Trustee, on the other hand, will be released from any and all obligations under the Senior Indenture or Subordinated Indenture except with respect to the distributions required to be made to the Senior Indenture Trustee or Subordinated Indenture Trustee as provided in the Plan or with respect to such other rights of the Senior Indenture Trustee or Subordinated Indenture Trustee that, pursuant to the terms of the Senior Indenture or Subordinated Indenture, survive the termination of the Senior Indenture or Subordinated Indenture.

         6.7      Issuance of New Securities.

                  The issuance of New Common Stock, New Notes and New Warrants is hereby authorized without further act or action under applicable law, regulation, order or rule. Subject to the terms of the Purchase Agreement, Reorganized NTELOS is hereby authorized to enter into such agreements and documents and issue such instruments as may be necessary to effectuate the issuance of New Common Stock, New Notes and New Warrants, in each case reasonably acceptable to the Pre-Petition Secured Lenders, including the New Indenture and the New Warrant Agreement. To the maximum extent provided by
Section 1145 of the Bankruptcy Code and applicable nonbankruptcy laws, the shares of New Common Stock and New Warrants issued pursuant to the Plan are exempt from registration under the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security.

         6.8      Shareholders' Agreement.

         As of the Effective Date, Reorganized NTELOS and the holders of the New Common Stock likely will be bound by a Shareholders' Agreement that will limit, restrict or prohibit the ability of holders of New Common Stock to sell or otherwise transfer such securities for a specified or indefinite period of time. It is anticipated that the Shareholders' Agreement will contain such provisions (but may contain different or additional provisions), including transfer restrictions with respect to the New Common Stock, as set forth on Exhibit I to the Disclosure Statement.

         6.9      Registration Rights Agreements.

                  As of the Effective Date, Reorganized NTELOS and certain holders of New Common Stock shall enter into the New Common Stock Registration Rights Agreement. As of the Effective Date, Reorganized NTELOS and certain holders of New Notes shall enter into the New Notes Registration Rights Agreement.

         6.10     New Investment.

                  Pursuant to the terms of the Subscription Agreement, the Participating Noteholders have agreed to purchase $75.0 million aggregate principal amount of the New Notes and 37,931 shares of New Common Stock (based on the New Common Stock Price) issuable under the Subscription Agreement, thereby providing Reorganized NTELOS with $75.0 million of funding through the New Investment. The proceeds of the New Investment will be used (i) to pay in full the DIP Lender Claims on the Effective Date, unless the DIP Lenders and NTELOS or Reorganized NTELOS, as the case may be, agree or shall have agreed to other treatment of such Claims, (ii) to pay in full the revolving loans then outstanding under the Pre-Petition Credit Agreement upon the Effective Date in accordance with the Exit Financing Term Sheet, and (iii) to fund the operations of the Reorganized Debtors on a going forward basis including obligations under the Plan.

         6.11     Termination of Subordination.

                  The classification and manner of satisfying all Claims and Equity Interests under the Plan and the distributions hereunder take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination,
Section 510 of the Bankruptcy Code or otherwise, that a holder of a Claim or Equity Interest may have against another holder of a Claim or Equity Interest with respect to any distribution made pursuant to the Plan. The Plan incorporates a proposed compromise and settlement relating to the operation of the subordination provisions contained in the Subordinated Indenture. The provisions of the Plan relating to the distribution of New Common Stock to holders of Senior Debt Claims (Class 5) and Subordinated Claims (Class 9) reflect this compromise and settlement which, upon the Effective Date, shall be binding upon the Debtors, all creditors and all persons and governmental units receiving any payments or other distributions under the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such holder may have with respect to any distribution to be made pursuant to the Plan shall be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims and Allowed Equity Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

         6.12     Cash Payments by the Debtors.

                  Unless otherwise provided herein, on the Effective Date, the Reorganized Debtors shall pay holders of Allowed Claims such Cash as is necessary to make the Cash distributions and any other Cash payments required hereunder. All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, proceeds from the sale of the New Notes, the operations of the Debtors or Reorganized Debtors or post-Confirmation borrowing under the available facility of the Debtors or Reorganized Debtors, including under the New Credit Agreement, to the extent permitted thereunder. Reorganized NTELOS may also make such payments using Cash received from the NTELOS Subsidiaries in the ordinary course of business.

         6.13     Bar Date for Administrative Expense Claims.

                  (i)      Pre-Effective Date Claims and Expenses.

                  No proof of Administrative Expense Claim or application for payment of an Administrative Expense Claim need be filed for the allowance of any of the following types of Claims (a) expenses of liabilities incurred in the ordinary course of the Reorganized Debtors' businesses on or after the Effective Date, (b) Administrative Expense Claims held by trade vendors where such administrative liability was incurred in the ordinary course of the Debtors' and such creditors' businesses after the Petition Date, (c) Professional Compensation and Reimbursement Claims, (d) the DIP Lender Claims, (e) claims of the Pre-Petition Secured Lenders arising from the DIP Credit Agreement or Final DIP Order, or (f) fees of the United States Trustee arising under 28 U.S.C.
Section 1930.

TO BE ELIGIBLE FOR PAYMENT UNDER THE PLAN, ALL PERSONS AND GOVERNMENTAL UNITS ASSERTING ADMINISTRATIVE EXPENSE CLAIMS OF ANY KIND NOT DESCRIBED ABOVE ARISING ON OR AFTER THE PETITION DATE MUST FILE AND SERVE PROOFS OF SUCH CLAIMS PURSUANT TO THE PROCEDURES IN THE CONFIRMATION ORDER OR NOTICE OF ENTRY OF CONFIRMATION ORDER, NO LATER THAN 60 DAYS AFTER THE EFFECTIVE DATE.

                  Expenses and liabilities incurred on or after the Effective Date are not subject to the Plan or the treatment of Claims described herein. All of the Administrative Expense Claims described above other than Professional Compensation and Reimbursement Claims will be paid by the Reorganized Debtors in the ordinary course of business.

                  (ii) Effect of Failure to File Timely Claim or Requests for Payment.

                  Any request for payment of an Administrative Expense Claim that is not exempt from the Bar Date and that is not filed by the applicable deadline set forth above will be barred. Any persons or governmental units that fail to file a proof of Administrative Expense Claim or request for payment thereof on or before the applicable deadline set forth above as required hereunder will be forever barred from asserting such Claim against the Debtors or the Reorganized Debtors or their property and the holder thereof will be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense Claim.

         6.14     Allocation of Plan Distributions Between Principal and
Interest.

                  To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

         6.15     Limited Substantive Consolidation.

                  The Plan is premised upon the limited substantive consolidation of the Debtors solely for purposes of actions associated with confirmation and consummation of the Plan, including but not limited to voting, confirmation and distribution. The Plan does not contemplate the merger or dissolution of any of the Debtors or the transfer or commingling of any assets of the Debtors, except to accomplish the distributions under the Plan, other than distributions on account of Intercompany Claims, which shall be made in the ordinary course of business following the Effective Date. Such limited substantive consolidation shall not affect (other than for Plan voting, treatment, and/or distribution purposes) (i) the legal and corporate structures of the Reorganized Debtors, (ii) Subsidiary Interests, or (iii) pre- and post-Petition Date guarantees that are required to be maintained (x) in connection with the executory contracts assumed herein, (y) in connection with the terms of the New Credit Agreement, and (z) pursuant to the terms and conditions contained herein.

THE PLAN SHALL SERVE AS A MOTION SEEKING ENTRY OF AN ORDER SUBSTANTIVELY CONSOLIDATING THE CHAPTER 11 CASES OF THE DEBTORS, AS DESCRIBED HEREIN. UNLESS AN OBJECTION TO SUBSTANTIVE CONSOLIDATION IS MADE IN WRITING BY ANY CREDITOR AFFECTED BY THE PLAN AS HEREIN PROVIDED ON OR BEFORE FIVE (5) DAYS PRIOR TO THE DATE THAT IS FIXED BY THE BANKRUPTCY COURT, THE SUBSTANTIVE CONSOLIDATION ORDER (WHICH MAY BE THE CONFIRMATION ORDER) MAY BE ENTERED BY THE BANKRUPTCY COURT. IN THE EVENT THAT ANY SUCH OBJECTIONS ARE TIMELY FILED, A HEARING WITH RESPECT THERETO SHALL BE SCHEDULED BEFORE THE COURT, WHICH HEARING MAY, BUT NEED NOT, COINCIDE WITH THE CONFIRMATION HEARING.

         6.16     Employee Compensation and Benefit Plans.

                  Except and to the extent previously assumed or rejected by Final Order on or before the Confirmation Date, all employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtors applicable generally to their employees, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, life, accidental death, and dismemberment insurance plans, and programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before and after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtors' obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to the Reorganized Debtors' rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan, and
(ii) such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs. Likewise, except and to the extent previously assumed or rejected by Final Order on or before the Confirmation Date, certain salary continuation agreements, supplemental retirement agreements, supplemental retirement plans and employments agreements of retirees entered into before the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtors' obligations under such agreements and plans shall survive the Effective Date of the Plan.

         6.17     Stock Option Incentive Plan.

                  On the Effective Date or as soon thereafter as is practicable, the Board of Directors of Reorganized NTELOS will implement the Stock Option Incentive Plan. Under the Stock Option Incentive Plan, incentive options will be granted as set forth below.

                  In light of the Chapter 11 Case, the Board of Directors of NTELOS determined not to approve bonuses to officers of NTELOS under the 2002 Management Incentive Plan, despite the board's determination that the performance objectives contemplated by the plan were sufficiently achieved to authorize payment of such bonuses to all other employees. As an officer retention measure, taking into consideration the board's decision not to approve 2002 bonuses for officers and recognizing the substantial efforts that will be required of the officers following emergence from bankruptcy, options to purchase the number of shares equal to 7.5% (with a portion of this 7.5% being awarded to other key employees) of the fully-diluted New Common Stock will be awarded by the Board of Directors of Reorganized NTELOS to officers on the Effective Date or as soon thereafter as is practicable with an exercise price equal to the conversion price for the New Notes. The options under the Stock Option Incentive Plan to be awarded on the Effective Date or as soon thereafter as practicable will be vested as to one-third (1/3) of the options subject to the award on the grant date and as to an additional one-third (1/3) of the options subject to the award on each of the first and second anniversaries of the grant date. The vesting of such options will be accelerated upon a change of control of Reorganized NTELOS.

                  The Stock Option Incentive Plan also contemplates that options to purchase shares equal to up to 2.5% of the fully-diluted New Common Stock will be awarded thereafter at the discretion of the Board of Directors of Reorganized NTELOS to management and employees and, subject to compliance with applicable securities laws, other employees of Reorganized NTELOS.

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

         6.18     Distribution on Account of Executive Separation.

                  By order dated May 30, 2003, the Bankruptcy Court approved NTELOS entering into a separation agreement with J. Allen Layman, the President and Chairman of NTELOS, effective as of June 1, 2003. On the Effective Date of the Plan and in order to effectuate the terms of the separation agreement, as negotiated consideration in exchange for Mr. Layman's continued agreement to honor the non-competition provisions of Mr. Layman's pre-petition employment agreements, Mr. Layman will receive $564,712.00 worth of New Common Stock (or ..3% of the New Common Stock as of the Effective Date without giving effect to the conversion of the New Notes into New Common Stock), such shares to be valued and distributed in accordance with the terms hereof.

Section 7         PROVISIONS GOVERNING DISTRIBUTIONS

         7.1      Date of Distributions.

                  Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon as practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and if so completed shall be deemed to have been completed as of the required date.

         7.2      Disbursing Agents.

                  Distributions to holders of Senior Notes shall be made by the Senior Indenture Trustee as Disbursing Agent for such holders. Distributions to holders of Subordinated Notes shall be made by the Subordinated Indenture Trustee as Disbursing Agent for such holders. All other distributions under the Plan shall be made by Reorganized NTELOS as Disbursing Agent or such other entity designated by Reorganized NTELOS as a Disbursing Agent. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized NTELOS.

         7.3      Surrender of Instruments.

                  Subject to the provisions of this section, as a condition to receiving any distribution under the Plan, each holder of Senior Notes, Subordinated Notes or Old Preferred Stock must surrender such Senior Notes, Subordinated Notes or Old Preferred Stock to the appropriate Disbursing Agent. Any holder of Senior Notes, Subordinated Notes or Old Preferred Stock that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized NTELOS and, if requested by Reorganized NTELOS, furnish a bond in form, substance, and amount reasonably satisfactory to Reorganized NTELOS before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan.

                  The procedures by which holders of Allowed Claims and Allowed Equity Interests in Class 5, Class 9 or Class 10 surrender their Voting Securities and exchange such Voting Securities for New Common Stock or New Warrants, as applicable, shall be determined based upon the manner in which the Voting Securities were issued and the manner in which they are held, as set forth below.

                  (i)      Voting Securities Held in Book-Entry Form.

                  Voting Securities held in book-entry form through bank and broker nominee accounts shall be mandatorily exchanged for New Common Stock or New Warrants, as applicable, through the facilities of such nominees and the systems of the applicable securities depository or DTC.

                  (ii) Voting Securities in Physical, Registered, Certificated Form.

                  Each holder of Voting Securities in physical, registered, certificated form will be required, promptly after the Confirmation Date, to deliver its physical certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed Letter of Transmittal.

                  Any New Common Stock or New Warrants to be distributed pursuant to the Plan on account of any Allowed Claim or Equity Interest in Class 5, Class 9 or Class 10 represented by a Voting Security held in physical, registered, certificated form shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 7.4 below.

                  Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution, unless the Voting Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If Voting Securities are registered in the name of a person other than the person signing the Letter of Transmittal, the Voting Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

                  All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. NTELOS reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

                  (iii) Voting Securities in Bearer Form Held Through a Broker or Bank Participant in DTC.

                  Voting Securities held in bearer form through a broker or bank participant in DTC shall be mandatorily exchanged for New Common Stock or New Warrants, as applicable,

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

through the facilities of such nominees and the securities depository holding such Voting Securities on behalf of the broker or bank.

                  (iv) Delivery of New Common Stock in Exchange for Voting Securities.

                  On the Effective Date, Reorganized NTELOS or the Disbursing Agent shall issue and authenticate the New Common Stock and the New Warrants, and shall apply to DTC to make the New Common Stock and the New Warrants eligible for deposit at DTC. With respect to holders of Voting Securities who hold such Voting Securities through nominee accounts at bank and broker participants in DTC, the Disbursing Agent shall deliver the New Common Stock or New Warrants, as applicable, to DTC or to the registered address specified by DTC. DTC (or its depositary) shall return the applicable Voting Securities to the Disbursing Agent for cancellation.

                  The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Voting Securities for New Common Stock or New Warrants, as applicable, by crediting the accounts of its participants with New Common Stock or New Warrants, as applicable, in exchange for the Voting Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Voting Securities through such firms. None of the Reorganized Debtors, nor the Disbursing Agent shall have any responsibility or liability in connection with DTC's or such participants' effecting, or failing to effect, such exchanges.

                  Holders of Voting Securities holding such Voting Securities outside DTC will be required to surrender their Voting Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above in Section 7.3(ii)). The Disbursing Agent shall forward New Common Stock or New Warrants, as applicable, on account of such Voting Securities to such holders.

         7.4      Delivery of Distributions.

                  Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or an Allowed Equity Interest shall be made at the address of such holder as set forth on the books and records of NTELOS or its agents, unless NTELOS has been notified in writing of a change of address. In the event that any distribution to any holder is returned as undeliverable, the appropriate Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the appropriate Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to Reorganized NTELOS, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

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

         7.5      Manner of Payment Under the Plan.

                  At the option of the appropriate Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

         7.6      Time Bar to Cash Payments.

                  Checks issued by Reorganized NTELOS on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to Reorganized NTELOS by the holder of the Allowed Claim with respect to which the check was originally issued. Any Claim in respect of a voided check shall be made on or before the first anniversary of the date of issuance. After such date, all Claims and respective voided checks shall be discharged and forever barred and Reorganized NTELOS shall retain all moneys related thereto.

         7.7      Fractional Shares.

                  No fractional shares of the New Common Stock shall be distributed. When any distribution pursuant to the Plan on account of an Allowed Claim or an Allowed Equity Interest would otherwise result in the issuance of New Common Stock that is not a whole number of shares, the actual distribution of New Common Stock shall be rounded as follows: (i) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number of shares; and (ii) fractions of less than one-half (1/2) shall be rounded to the next lower whole number of shares. The total number of shares of New Common Stock to be distributed to a Class of Claims or Equity Interests will be adjusted as necessary to account for the rounding provided for in this section. No consideration will be provided in lieu of fractional shares that are rounded down.

         7.8      De Minimis or Fractional Distributions.

                  No Cash payment of less than ten dollars ($10.00) shall be made by Reorganized NTELOS on account of any Allowed Claim, unless a specific request therefore is made in writing by that Claim's holder, unless required by applicable non-bankruptcy law. In the event a holder of an Allowed Claim is entitled to distribution that is not a whole dollar number, the actual payment or issuance made may reflect a rounding of such fractional portion of such distribution down or up to the nearest whole dollar, but in any case shall not result in a distribution that exceeds the total distribution authorized by the Plan for such holder.

         7.9      Setoffs and Recoupment.

                  Pursuant to Sections 502(d) and 553 of the Bankruptcy Code or applicable non-bankruptcy law, the Debtors may, but shall not be required to, set off against, or recoup from, any Claim other than Secured Bank Claims and DIP Lender Claims and the payments to be made pursuant to the Plan in respect of such Claim (before any distribution is made on account of such Claim), any claims, rights and causes of action of any nature that the Debtors or Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to effect a set off or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such claim, right or cause of action that the Debtors or Reorganized Debtors may have against such holder of a Claim.

         7.10     Distributions After the Effective Date.

                  Distributions made after the Effective Date to holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

         7.11     Rights and Powers of Disbursing Agents.

                  (i)      Powers of the Disbursing Agents.

                  Each Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursing Agents by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agents to be necessary and proper to implement the provisions hereof.

                  (ii)     Expenses Incurred On or After the Effective Date.

                  Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agents shall be paid in Cash by Reorganized NTELOS.

         7.12     Retention of Ballots.

                  Each custodian bank, agent, broker, or other nominee for voting on behalf of beneficial owners of Voting Securities or registered holders who are beneficial owners of Voting Securities shall retain all Ballots for possible inspection for a period of at least two (2) years following the Effective Date.

Section 8 PROCEDURES FOR TREATING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND DISPUTED EQUITY INTERESTS UNDER THE PLAN

         8.1      Disputed Claims Process.

                  Except as to applications for allowances of compensation and reimbursement of expenses under Sections 328, 330 and 503 of the Bankruptcy Code, the Debtors or Reorganized Debtors shall have the exclusive right to make and file objections to Administrative Expense Claims, Claims or Equity Interests subsequent to the Confirmation Date. After the Confirmation

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

Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court.

         8.2      Estimation of Claims.

                  The Debtors or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors previously have objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during the litigation concerning any objection to any Claims, including without limitation, during the pendency of any appeal relating to any such objection. Subject to the provisions of Section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimated any contingent or unliquidated Claim, the amount so estimated shall constitute the Allowed amount of such Claim. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

         8.3      No Distributions Pending Allowance.

                  Notwithstanding any other provision herein to the contrary, except as otherwise agreed by the Debtors or the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a disputed Claim until the resolution of such dispute by settlement or Final Order.

         8.4      Distributions After Allowance.

                  To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the applicable Disbursing Agent shall provide to the holder of such Claim or Equity Interest the distribution to which such holder is entitled under the Plan as if the Disputed Claim or Disputed Equity Interest had been an Allowed Claim or Allowed Equity Interest on or prior to the Effective Date, without any post-Effective Date interest thereon.

Section 9         PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         9.1      Assumption or Rejection of Executory Contracts and Unexpired
Leases.

                  The Plan constitutes a motion by the Debtors to assume, as of the Effective Date, all executory contracts and unexpired leases to which the Debtors are a party, except for an

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

executory contract or unexpired lease that, prior to the Effective Date, (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is included on the Contract Rejection Schedule or (c) is the subject of a separate then pending motion filed under Section 365 of the Bankruptcy Code by the Debtors. For purposes hereof, each executory contract and unexpired lease listed on the Contract Rejection Schedule that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Contract Rejection Schedule and (ii) executory contracts or unexpired leases appurtenant to the premises listed on the Contract Rejection
Schedule including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements is assumed. The Confirmation Order shall constitute approval of such rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. The Debtors may, in the future, identify additional executory contracts and unexpired leases that they may wish to reject and reserve the right to seek such rejection prior to the Effective Date.

                  Any executory contracts or unexpired leases which (i) have not expired by their own terms on or prior to the Effective Date, (ii) have not been assumed, assumed and assigned or rejected prior to the Effective Date, (iii) have not been rejected pursuant to the terms of the Plan, or (iv) are not the subject of a motion to reject pending as of the Effective Date, shall be deemed assumed by the Debtors on the Effective Date, and the entry of the Confirmation Order shall constitute approval of such assumptions pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.

         9.2      Cure of Defaults in Connection with Assumption.

                  Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of Debtors or Reorganized Debtors, as the case may be: (a) by payment of the cure amount in Cash on the Effective Date or as soon as practicable thereafter; or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

IF A COUNTERPARTY TO ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE BELIEVES THAT CURE PAYMENTS ARE DUE PURSUANT TO SECTION 365(B)(1) OF THE BANKRUPTCY CODE, OR THAT THERE IS A DISPUTE REGARDING THE ABILITY OF THE REORGANIZED DEBTORS OR REORGANIZED NTELOS, AS THE CASE MAY BE, TO PROVIDE "ADEQUATE ASSURANCE OF FUTURE PERFORMANCE" WITHIN THE MEANING OF SECTION 365 OF THE BANKRUPTCY CODE UNDER THE CONTRACT OR LEASE TO BE ASSUMED, OR ANY OTHER MATTER PERTAINING TO ASSUMPTION, SUCH COUNTERPARTY MUST FILE AN OBJECTION TO THE ASSUMPTION OF ITS EXECUTORY CONTRACT OR UNEXPIRED

LEASE BY THE DEBTORS NOT LATER THAN TEN (10) DAYS PRIOR TO THE CONFIRMATION
DATE.

                  Such objection shall be subject to the jurisdiction of the Bankruptcy Court and shall be resolved by a Final Order. The effective date of the assumption of an executory contract or unexpired lease subject to such an objection shall be determined by a Final Order, and the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

         9.3      Amendments to Schedule; Effect of Amendments.

                  Pursuant to the Plan, the Debtors shall assume each of the executory contracts and unexpired leases except as provided for in Section 9.1 hereto; provided, that the Debtors may at any time on or before the first Business Day before the date of the commencement of the Confirmation Hearing amend the Contract Rejection Schedule to delete or add any executory contract or unexpired lease thereto, in which event such executory contract or unexpired lease shall be deemed to be, respectively, assumed and, if applicable, assigned as provided therein, or rejected. The Debtors shall provide notice of any amendments to the Contract Rejection Schedule to the parties to the executory contracts or unexpired leases affected thereby and to the Creditors' Committee. The fact that any contract or lease is scheduled on the Contract Rejection Schedule shall not constitute or be construed to constitute an admission by the Debtors that the Debtors have any liability thereunder.

         9.4      Rejection Damage Claims and Bar.

IN THE EVENT THAT THE REJECTION OF AN EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEBTORS RESULTS IN DAMAGES TO THE OTHER PARTY OR PARTIES TO SUCH CONTRACT OR LEASE, A CLAIM FOR SUCH DAMAGES, IF NOT HERETOFORE EVIDENCED BY A FILED PROOF OF CLAIM, SHALL BE FOREVER BARRED AND SHALL NOT BE ENFORCEABLE AGAINST THE DEBTORS OR THEIR PROPERTIES OR INTERESTS IN PROPERTY AS AGENTS, SUCCESSORS, OR ASSIGNS, UNLESS A PROOF OF CLAIM IS FILED WITH THE BANKRUPTCY COURT AND SERVED UPON COUNSEL FOR THE DEBTORS ON OR BEFORE THIRTY (30) DAYS AFTER THE ENTRY OF AN ORDER BY THE BANKRUPTCY COURT, WHICH MAY BE THE CONFIRMATION ORDER, AUTHORIZING REJECTION OF A PARTICULAR EXECUTORY CONTRACT OR LEASE.

         9.5      Indemnification Obligations.

                  The obligations of the Debtors pursuant to, or under, their respective governing documents, contracts, Virginia or Delaware state law or otherwise to indemnify their directors and officers or members or partners who were or are directors, officers, members or partners, respectively, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan.

Section 10        CONDITIONS PRECEDENT TO THE CONFIRMATION DATE AND THE
                  EFFECTIVE DATE

         10.1     Conditions Precedent to the Confirmation Date of the Plan.

                  The occurrence of the Confirmation Date of the Plan is subject to the satisfaction of the following conditions precedent:

                  (i) The Bankruptcy Court shall have entered an order granting approval of the Disclosure Statement and finding that it contains adequate information pursuant to Section 1125 of the Bankruptcy Code and that order shall have become a Final Order; and

                  (ii) The Confirmation Order and Substantive Consolidation Order, in form and substance satisfactory to the Debtors, shall have been entered by the Bankruptcy Court.

         10.2     Conditions Precedent to the Effective Date of the Plan.

                  The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

                  (i) The Confirmation Order and Substantive Consolidation Order shall be Final Order(s);

                  (ii) All other actions and all agreements, instruments or other documents (in form and substance reasonably satisfactory to the Creditors' Committee and the Pre-Petition Secured Lenders except as set forth below) necessary to implement the terms and provisions hereof shall have been effected;

                  (iii) The commitments under the DIP Credit Agreement shall have terminated, all amounts owing under or in respect of the DIP Credit Agreement shall have been paid in full in Cash and any outstanding letters of credit issued under or in connection with the DIP Credit Agreement shall have been terminated or satisfied;

                  (iv) The New Credit Agreement shall have become effective according to its terms;

                  (v) The Purchase Agreement shall be in full force and effect and all conditions therein to the obligation of the Participating Noteholders to purchase New Notes shall have been satisfied or waived, including the execution and delivery of such agreements, documents and instruments contemplated therein;

                  (vi) The statutory fees owing to the United States Trustee shall have been paid in full;

                  (vii) Any alteration or interpretation of any term or provision of the Plan by the Bankruptcy Court pursuant to Section 13.9 of the Plan shall be reasonably acceptable to the Debtors, the Agent and the Creditors' Committee;

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

                  (viii) The Debtors shall have received all authorizations, consents, regulatory approvals that are determined to be necessary to implement the Plan; and

                  (ix) The aggregate amount of Allowed General Unsecured Claims in Class 7 shall not exceed, as of the close of business on the Business Day immediately preceding the Effective Date, $13,500,000.

         10.3     Waiver of Conditions Precedent.

                  Each of the conditions precedent in Section 10.2 hereof other than Sections 10.2(iv), 10.2(v), 10.2(vi) and 10.2(ix) may be waived, in whole or in part, by the Debtors, with the prior written consent of the Agent and the Creditors' Committee. The condition precedent in Section 10.2(ix) may be waived by the Debtors, with the prior written consent of a majority in number of the members of the Creditors' Committee. Any such waivers of a condition precedent in Section 10.2 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action (other than by NTELOS, the Agent and the Creditors' Committee).

         10.4     Effect of Failure of Conditions.

                  Unless the Bankruptcy Court orders otherwise for cause, in the event that one or more of the conditions specified in Section 10.2 of the Plan, other than the condition specified in Section 10.2 (ix), have not occurred on or before ninety (90) days after the Confirmation Date or have not been waived pursuant to Section 10.3 hereof, (a) the Confirmation Order shall be vacated,
(b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceeding involving the Debtors.

Section 11        EFFECT OF CONFIRMATION

         11.1     Vesting of Assets and Releases of Liens.

                  On the Effective Date and upon consummation of the Plan, the property of the Debtors' estates, together with any property of the Debtors that is not property of its estate and that is not specifically disposed of upon consummation of the Plan, shall revest in the Debtors or Reorganized Debtors. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims and Equity Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay fees that the Debtors incur after the Effective Date for reasonable professional fees and expenses.

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

         11.2     Binding Effect.

                  Except as otherwise provided in Section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

         11.3     Discharge of Debtors.

                  Except to the extent otherwise provided herein, the treatment of all Claims against or Equity Interests in the Debtors hereunder shall be in exchange for and in complete satisfaction, discharge and release of all (a) Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, and (b) all Claims against and interests in the Debtors' estates or properties or interests in property. Except as otherwise provided herein, upon the Effective Date, all Claims against and Equity Interests in the Debtors will be satisfied, discharged and released in full exchange for the consideration provided hereunder. Except as otherwise provided herein, all entities shall be precluded from asserting against the Debtors or the Reorganized Debtors or their respective properties or interests in property any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

         11.4     Term of Injunctions or Stays.

                  Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Case under Section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         11.5     Preservation of Insurance.

                  The Debtors' discharge and release from all Claims as provided in the Plan, except as necessary to be consistent with the Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, the Reorganized Debtors (including, without limitation, such entities officers and directors) or any other person or entity.

         11.6     Indemnification Obligations.

                  Subject to the occurrence of the Effective Date, the obligations of the Debtors, only to the extent permitted under the laws of the Commonwealth of Virginia or the State of Delaware, as applicable, to indemnify, defend or reimburse directors or officers or members or partners who were or are directors, officers, members or partners of the Debtors, respectively, against any claims or causes of action as provided in the Debtors' respective governing documents, Virginia or Delaware state law or contract shall survive confirmation of the Plan, remain unaffected thereby and not be discharged.

         11.7     Exculpation.

                  The Debtors, the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, the Agent, the Secured Hedge Parties, the Participating Noteholders, the Creditors' Committee and the members thereof, holders of Old Preferred Stock, the Disbursing Agents, the holders of Subordinated Claims and each of their respective members, partners, officers, directors, employees and representatives (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have no liability to any person for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the formulation, preparation, implementation or consummation of the Plan or the transactions contemplated thereby, including the pre-petition and post-petition negotiations with respect thereto, the administration of the Plan or the property to be distributed under the Plan or the Chapter 11 Case or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Case, except for willful misconduct or gross negligence as determined by a Final Order and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Chapter 11 Case.

         11.8     Certain Mutual Releases.

                  Except as otherwise specifically provided herein, on and after the Effective Date, each of the Debtors, Reorganized Debtors, past and present directors and officers of NTELOS, current management of the Debtors, Debtors' affiliates, DIP Lenders, Pre-Petition Secured Lenders, DIP Agent, Agent, Secured Hedge Parties, Creditors' Committee and the members thereof, Participating Noteholders, and each of the holders of Senior Debt Claims, Subordinated Claims and Old Preferred Stock Interests (and all subsidiaries and affiliates and officers, directors, partners, members, attorneys, financial advisors, investment bankers and other professionals, and agents of each of the foregoing), for good and valuable consideration, including, but not limited to, the commitment, obligation and service of each of the aforementioned to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, shall automatically be deemed to have released one another unconditionally and forever from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities, whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any of the foregoing persons or entities would have been legally entitled to assert (in their own right, whether individually or collectively, or on behalf of the holder of any Claim or Equity Interest or other person or entity), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, relating in any way to the Debtors, the Reorganized Debtors, the Chapter 11 Case, the Plan, the Disclosure Statement, or any related agreements, instruments, or other documents, except for (i) Claims arising under the Plan, the New Credit Facility, Modified Hedge Agreements or any related agreements, instruments, releases, indentures, and other agreements and documents delivered thereunder; (ii) rights of the Debtors, Reorganized Debtors and the Participating Noteholders to enforce the Subscription Agreement or Purchase Agreement or any related agreements, instruments, releases, indentures, and other agreements and documents delivered thereunder; and (iii) any intentional acts of the past and present directors and officers of NTELOS, current management of the Debtors, professionals of the Debtors and their affiliates, Participating Noteholders and the Creditors' Committee or members thereof which constitute fraud and, when the party bringing the cause of action (or its respective employees, agents, or advisors) did not have actual knowledge of such intentional acts (or the substance of such acts) as of the Effective Date; provided, however, with respect to any intentional acts which constitute fraud, the knowledge of former and existing officers and directors of NTELOS shall not be imputed to NTELOS or Reorganized NTELOS (before or after the Effective Date). Notwithstanding the foregoing, the past and present directors and officers of NTELOS, and current management of the Debtors shall not be released or discharged from contractual obligations to the Debtors or Reorganized Debtors with respect to employment and other agreements assumed pursuant to the Plan or otherwise.

         11.9     Limited Releases by Holders of Claims and Equity Interests.

                  On and after the Effective Date, each holder of a Claim or Equity Interest who is voting on the Plan shall make an election on their Ballot to either agree or not agree to the release described in the paragraph below (the "Release"). Any holder of Claims or Equity Interests in each of Class 2 (Secured Bank Claims), Class 5 (Senior Debt Claims), Class 7 (General Unsecured Claims), Class 9 (Subordinated Claims) and Class 10 (Old Preferred Stock Interests) that does not make an election will be deemed to agree to the Release. Holders of Equity Interests in each of Class 12 (Old Common Stock Interests) and Class 13 (Other Equity Interests and Securities Claims), who are deemed to have rejected the Plan, shall be deemed not to have agreed to the Release. Holders of Claims, Equity Interests, or interests in each of Class 1 (Priority Non-Tax Claims), Class 3 (FCC Secured Claims), Class 4 (RUS/RTB Secured Claims), Class 6 (Convenience Claims), Class 8 (Intercompany Claims) and Class 11 (Subsidiary Interests) (who are deemed to have accepted the Plan pursuant to Section 1126 of the Bankruptcy Code) also shall be deemed not to have agreed to the Release.

                  This Release unconditionally releases the Debtors, Reorganized Debtors, past and present directors and officers of NTELOS, current management of the Debtors, Debtors' affiliates, DIP Lenders, Pre-Petition Secured Lenders, DIP Agent, Agent, Secured Hedge Parties, Creditors' Committee and members thereof, Participating Noteholders, and each of the holders of Senior Debt Claims, Subordinated Claims and Old Preferred Stock Interests (and all subsidiaries and affiliates and officers, directors, partners, members, attorneys, financial advisors, investment bankers and other professionals, and agents of each of the foregoing) from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such person or entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the negotiation, formulation and preparation of the Plan or any related agreements, instruments or other documents.

         11.10    Preservation of Rights of Action.

                  The Reorganized Debtors shall retain all rights on behalf of the Debtors to commence and pursue any and all cause of actions (under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Chapter 11 Case) to the extent the Reorganized Debtors deem appropriate. Potential causes of action currently being investigated by the Debtors which may but need not be pursued prior to the Effective Date to the extent warranted include, without limitation, the following:

                  (i) Any causes of action, whether legal, equitable or statutory in nature, arising out of, or in connection with, the Debtors' businesses or operations, including, without limitation, the following: possible claims against vendors, landlords, sublessees, assignees, customers or suppliers for warranty, indemnity, back charge/setoff issues, overpayment or duplicate payment issues and collections/accounts receivables matters; deposits or other amounts owed by any creditor, lessor, utility, supplier, vendor, landlord, sublessee, assignee, or other entity, employee, management or operational matters; financial reporting; environmental, and product liability matters; actions against insurance carriers relating to coverage, indemnity or other matters; counterclaims and defenses relating to notes or other obligations or tort claims which may exist or may subsequently arise; and

                  (ii) Any and all avoidance actions pursuant to any applicable Section of the Bankruptcy Code, including, without limitation, Sections 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy
Code, arising from any transfer or transaction involving or concerning any of the Debtors.

                  Unless causes of action against a person or entity are expressly waived, relinquished, released, compromised or settled herein or by any Final Order, the Debtors expressly reserve all causes of action for later adjudication, and therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to causes of action upon or after the confirmation or consummation of the Plan. In addition, the Debtors or Reorganized Debtors expressly reserve the right to pursue or adopt any Claims alleged in any lawsuit in which any of the Debtors is a defendant or an interested party, against any person or entity, including, without limitation, the plaintiffs and co-defendants in such lawsuits.

                  Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b)(3) of the Bankruptcy Code, any Claims, rights and causes of action that the respective Debtors or estates may hold against any person or entity shall vest in the Reorganized Debtors, and the Reorganized Debtors shall retain and may exclusively enforce, as the authorized representatives of the respective estates, any and all such Claims, rights, or causes of action. Subject to the releases set forth in section 11.8 above, the Reorganized Debtors may pursue any and all Claims, rights, or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors, and shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such Claims, rights and causes of action without the consent or approval of any third party and without any further order of the Bankruptcy Court.

         11.11    Injunction

                  Except as otherwise provided in the Plan, from and after the Confirmation Date all persons who have held, hold or may hold Claims against or interests in the Debtors are permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors, the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, the Agent, the Secured Hedge Parties, the Participating Noteholders, the Creditors' Committee or the members thereof or any of their respective property on account of any Claims or interests: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing or attaching, collecting or recovering, in any manner, any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

         11.12    Committees.

                  From the Confirmation Date up to and including the Effective Date, the members of the Creditors' Committee appointed pursuant to Section 1102 of the Bankruptcy Code and their duly appointed successors shall continue to serve. On the Effective Date, the Creditors' Committee and any other committee appointed in the Chapter 11 Case pursuant to Section 1102 of the Bankruptcy Code shall be dissolved and the members thereof and the professionals retained by the Creditors' Committee in accordance with Section 1103 of the Bankruptcy Code (including, without limitation, attorneys, investment advisors, accountants and other professionals) shall be released and discharged from their respective fiduciary obligations, duties and responsibilities.

Section 12        RETENTION OF JURISDICTION

                  The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                  (i) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

                  (ii) To determine any and all adversary proceedings, applications and contested matters.

                  (iii) To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein.

                  (iv) To hear and determine any timely objections to Administrative Expense Claims or to Claims and Equity Interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part.

                  (v) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

                  (vi) To issue such orders in and of execution of the Plan, to the extent authorized by Section 1142 of the Bankruptcy Code.

                  (vii) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

                  (viii) To hear and determine all applications under Sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

                  (ix) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, the Substantive Consolidation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

                  (x) To hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code.

                  (xi) To hear any other matter not inconsistent with the Bankruptcy Code.

                  (xii) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 11.3 hereof.

                  (xiii) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

                  (xiv) To recover all assets of the Debtors and property of the Debtors' estates, wherever located.

                  (xv)     To enter a final decree closing the Chapter 11 Case.

Section 13        MISCELLANEOUS PROVISIONS

         13.1     Payment of Statutory Fees.

                  All fees payable under Section 1930, Chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date shall be paid in the ordinary course of the Reorganized Debtors' business as required by statute.

         13.2     Modification of Plan.

                  Subject to the limitations contained herein, (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order with the consent of the Creditors' Committee or its attorney and (ii) after the entry of the Confirmation Order, the Reorganized Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect of omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; provided, however, that NTELOS may make a material amendment of or modification to the Plan only with the approval of the DIP Agent, Agent and holders of a majority in Claim amount or Equity Interest in each Class entitled to vote to accept or reject the Plan.

         13.3     Revocation of Plan.

                  The Debtors reserve the right, at any time prior to entry of the Confirmation Order, to revoke and withdraw the Plan.

         13.4     Section 1146 Exemption.

                  Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax. Unless expressly provided otherwise, all sale transactions consummated by the Debtors or NTELOS and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including, without limitation, the sales, if any, by the Debtors of owned property or assets pursuant to Section 363(b) of the Bankruptcy Code and the assumptions, assignments and sales, if any, by the Debtors of unexpired leases of non-residential real property pursuant to Section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax law.

         13.5     Administrative Expenses Incurred After the Confirmation Date.

                  Administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) Claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

         13.6     Section 1125(e) of the Bankruptcy Code.

                  As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, the Agent, the Secured Hedge Parties and each of the Participating Noteholders and the Creditors' Committee (and each of their respective members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have, and shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities under the Plan.

         13.7     Compliance with Tax Requirements.

                  In connection with the consummation of the Plan, the Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

         13.8     Exemption from Securities Regulation.

                  To the maximum extent provided by Section 1145 of the Bankruptcy Code and applicable non-bankruptcy laws, the issuance of the New Common Stock and the New Warrants and the issuance of securities upon exercise of the New Warrants to holders of Allowed Claim and Allowed Equity Interests pursuant to the Plan shall be exempt from registration under the Securities Act of 1933, as amended, and any state securities or "blue sky" laws.

         13.9     Severability of Plan Provisions.

                  In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation

Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

         13.10    Conflicts.

                  To the extent any provision of the Disclosure Statement, and any documents executed in connection with the Confirmation Order (or any exhibits, schedules, appendices, supplements or amendments to the foregoing) conflicts with or is in any way inconsistent with the terms of the Plan, the terms and provisions of the Plan shall govern and control.

         13.11    Effectuating Documents, Further Transactions and Corporate
Action.

                  Each of the Debtors and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions herein and the notes and securities issued pursuant to the terms and conditions herein.

                  Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the shareholders, directors, members, or partners of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable law of the Commonwealth of Virginia and State of Delaware without any requirement of further action by the shareholders, directors members or partners of the Debtors or Reorganized Debtors.

         13.12    Further Assurances.

                  The Debtors, Reorganized Debtors, all holders of Claims and Equity Interests receiving distributions under the Plan, and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

         13.13    Notices.

                  For any notice, request, or demand to or upon the Debtors or the Reorganized Debtors to be effective, it shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                  If to the Debtors or the Reorganized Debtors:

                                    NTELOS Inc.
                                    401 Spring Lane, Suite 300
                                    P.O. Box 1990
                                    Waynesboro, Virginia  22980
                                    Attention:    James S. Quarforth
                                    Telephone:    (540) 946-3500
                                    Telecopier:   (540) 946-3595

                                    and

                                    Hunton & Williams LLP
                                    Bank of America Plaza, Suite 4100
                                    600 Peachtree Street, N.E.
                                    Atlanta, Georgia  30308
                                    Attention:   David M. Carter, Esq.
                                    Telephone:   (404) 888-4246
                                    Telecopier:  (404) 888-4190

                                    Hunton & Williams LLP
                                    Riverfront Plaza, East Tower
                                    951 East Byrd Street
                                    Richmond, Virginia 23219
                                    Attention:   Benjamin C. Ackerly, Esq.
                                    Telephone:   (804) 788-8200
                                    Telecopier:  (804) 788-8218

                                    Marcus, Santoro & Kozak, P.C.
                                    355 Crawford Parkway, Suite 700
                                    Portsmouth, Virginia 23704
                                    Attention:   Karen M. Crowley, Esq.
                                    Telephone:   (757) 393-2555
                                    Telecopier:  (757) 399-6870

                  If to the Creditors' Committee:

                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, New York 10019
                                    Attention:   Richard G. Mason, Esq.
                                                 Seth Gardner, Esq.
                                    Telephone:   (212) 403-1252
                                    Telecopier:  (212) 403-2252

                                    McGuire Woods LLP
                                    One James Center

                                    901 East Cary Street
                                    Richmond, Virginia 23219
                                    Attention:   H. Slayton Dabney, Jr.,
                                                 Sarah B. Boehm, Esq.
                                    Telephone:   (804) 775-4311
                                    Telecopier:  (804) 698-2037
                                    Co-Counsel to the Creditors' Committee

                  If to the DIP Lenders, the Pre-Petition Secured Lenders, the DIP Agent, or the Agent:

                                    Davis, Polk & Wardwell
                                    450 Lexington Avenue
                                    New York, New York 10017
                                    Attention:   Marshall S. Huebner, Esq.
                                    Telephone:   (212) 450-4099
                                    Telecopier:  (212) 450-3099

         13.14    Reservation of Rights.

                  Except as expressly set forth herein, the Plan shall have no force and effect unless the Bankruptcy Court shall enter the Confirmation Order. The filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtors or Debtors in Possession with respect to the Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors or Debtors in Possession with respect to the holders of Claims or Equity Interests.

         13.15    Closing of Cases.

                  The Reorganized Debtors shall promptly, upon full administration of the Chapter 11 Case, file with the Bankruptcy Court all documents required by Bankruptcy Rules 3022 and any applicable order of the Bankruptcy Court.

                  Respectfully submitted,

                                             NTELOS Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Wireless Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS of Maryland Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS of Kentucky Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS PCS North Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Cable of Virginia Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Communication Services Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS NetAccess Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Telephone Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Network Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Licenses Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Cable Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             R&B Communications, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS Cornerstone Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NTELOS PCS Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Virginia RSA 6 Cellular Limited
                                             Partnership
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS Wireless Inc.,
                                                General Partner

                                             Richmond 20 MHz, LLC
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             NA Communications, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Roanoke & Botetourt Telephone
                                             Company
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             R&B Network, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Botetourt Leasing, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             R&B Cable, Inc.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             The Beeper Company
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer

                                             Virginia PCS Alliance, L.C.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS PCS Inc., Member

                                             West Virginia PCS Alliance, L.C.
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS Inc., Member

                                             Virginia Telecommunications
                                             Partnership
                                             Debtor and Debtor in Possession


                                             By: /s/ James S. Quarforth
                                                ----------------------------
                                                James S. Quarforth
                                                Chief Executive Officer of
                                                NTELOS Network Inc., Partner

                                                                       EXHIBIT 1
                                               (to Joint Plan of Reorganization)

                           CONTRACT REJECTION SCHEDULE
                              (Dated May 30, 2003)

------------------------------------------------------------------------------------------------------------------------------------
                                                    Non-Debtor         Non-Debtor      Non-Debtor
                              Non-Debtor              Party              Party           Party           Description      Agreement
    Debtor Party                Party               Address(1)         Address(2)      Address(3)        of Services         Date
------------------------------------------------------------------------------------------------------------------------------------
1  NTELOS Cable Inc.     Daniel A. Newberry    P.O. Box 368                          Harrisonburg,  Wireless Cable        7/28/1994
   f/k/a CFW Cable Inc.  t/a/ Daniel's Plaza                                         VA 22801       Leased Space
------------------------------------------------------------------------------------------------------------------------------------
2  NTELOS Network Inc.   St. James Management  401 Tenth                             Huntington,    Office Space-         12/1/2000
   f/k/a CFW Network     Company, LLC          Street #600                           WV 25701       401 Tenth Street,
   Inc.                                                                                             Suite 330,
                                                                                                    Huntington, WV
                                                                                                    25701
------------------------------------------------------------------------------------------------------------------------------------
3  Virginia PCS          Milton & Neal, a      Milton Realty          P.O. Box 4207  Lynchburg,     Office Space-          8/1/1998
    Alliance, L.C.       General Partnership   Service Company,                      VA 24502       Units A and B of
                                               Inc.                                                 221 Business
                                               Attn. Norman Moon                                    Center,
                                                                                                    Forest, VA
------------------------------------------------------------------------------------------------------------------------------------
4  NTELOS Inc.           Lucent/Avaya          4121 Cox Road          Suite 200      Glen Allen,    PBX Waynesboro-       8/26/1998
   f/k/a CFW                                                                         VA 23060       0050296583
   Communications
   Company
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Corporation        P.O. Box 1463  Richmond,
                                               Service Company,                      VA 23218
                                               Registered Agent
------------------------------------------------------------------------------------------------------------------------------------
5  NTELOS Inc.           Avaya                 4121 Cox Road          Suite 200      Glen Allen,    PBX Waynesboro-       12/9/2000
   f/k/a CFW                                                                         VA 23060       0050011245
   Communications
   Company
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
6  NTELOS Inc.           Avaya                 4121 Cox Road          Suite 200      Glen Allen,    PBX Waynesboro-       6/28/2001
                                                                                     VA 23060       0050243066
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
7  NTELOS Inc.           Avaya                 4121 Cox Road          Suite 200      Glen Allen,    PBX Waynesboro-       12/1/2001
                                                                                     VA 23060       0050022155
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                    Non-Debtor         Non-Debtor      Non-Debtor
                              Non-Debtor              Party              Party           Party           Description      Agreement
    Debtor Party                Party               Address(1)         Address(2)      Address(3)        of Services         Date
------------------------------------------------------------------------------------------------------------------------------------
8  NTELOS Inc.           Lucent/Avaya          4121 Cox Road          Suite 200      Glen Allen,    PBX Portsmouth-       5/16/2000
   f/k/a CFW                                                                         VA 23060       0050413974
   Communications
   Company
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Corporation        P.O. Box 1463  Richmond,
                                               Service Company,                      VA 23218
                                               Registered Agent
------------------------------------------------------------------------------------------------------------------------------------
9  NTELOS Inc.           Avaya                 4121 Cox Road          Suite 200      Glen Allen,    PBX Portsmouth-       12/9/2000
   f/k/a CFW                                                                         VA 23060       0050009014
   Communications
   Company
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
10 NTELOS Inc.           Avaya                 4121 Cox Road          Suite 200      Glen Allen,    PBX Portsmouth-       5/29/2001
   f/k/a CFW                                                                         VA 23060       0050224294
   Communications
   Company
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
11 NTELOS Inc.           Avaya                 4121 Cox Road          Suite 200      Glen Allen,    PBX Portsmouth-      12/21/2001
                                                                                     VA 23060       0050303456
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
12 NTELOS Inc.           In-Ter-Space          c/o Victoria Pannell,  Route 1,       Millboro, VA   Airport Advertising-  2/15/1998
   f/k/a CFW             Services, Inc.        Registered Agent       Box 239        24460-0000
   Communications        d/b/a Interspace
   Company               Airport Advertising
------------------------------------------------------------------------------------------------------------------------------------
13 NTELOS NetAccess Inc. In-Ter-Space          c/o Victoria Pannell,  Route 1,       Millboro, VA   Airport Advertising,   1/1/2001
   f/k/a NetAccess, Inc. Services, Inc.        Registered Agent       Box 239        24460-0000     Tri-Cities Regional
                         d/b/a Interspace                                                           Airport
                         Airport Advertising
------------------------------------------------------------------------------------------------------------------------------------
14 NTELOS Telephone Inc. Pinnacle Towers       301 N. Cattlemen Road  Suite 300      Sarasota, FL   Radio System Lease         1978
                                                                                     34232
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Marshall H.        2000 North     Arlington,
                                                   Brooks,            14th Street,   VA 22201
                                               Registered Agent       Suite 210
------------------------------------------------------------------------------------------------------------------------------------
15 NTELOS Cable Inc.     Shannondale Wireless  Michael R. Kelley      3623 Parklane  Fairfax, VA    Call Sign- WMY489,     8/1/1996
   f/k/a CFW Cable Inc.                        d/b/a Shannondale      Road           22030          Channel H1
                                               Wireless
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                    Non-Debtor         Non-Debtor      Non-Debtor
                              Non-Debtor              Party              Party           Party           Description      Agreement
    Debtor Party                Party               Address(1)         Address(2)      Address(3)        of Services         Date
------------------------------------------------------------------------------------------------------------------------------------
16  NTELOS Cable Inc.    Shannondale Wireless  Michael R. Kelley      3623 Parklane  Fairfax,       Fairfax,               8/1/1996
    f/k/a CFW Cable Inc.                       d/b/a Shannondale      Road           VA 22030       VA 22030
                                               Wireless
------------------------------------------------------------------------------------------------------------------------------------
17  NTELOS Cable Inc.    Shannondale Wireless  Michael R. Kelley      3623 Parklane  Fairfax,       Call Sign- WLK242,     8/1/1996
    f/k/a CFW Cable Inc.                       d/b/a Shannondale      Road           VA 22030       Channel MSD-2
                                               Wireless
------------------------------------------------------------------------------------------------------------------------------------
18  R&B Communications,  Richard J. Amons, Jr. Richard J. Amons, Jr.  6507 Ridge     Mclean,        Call Sign- WNTH926,   9/11/1995
    Inc.                                                              Street         VA 22101       Channel H1
------------------------------------------------------------------------------------------------------------------------------------
19  NTELOS Inc.          Planters Bank & Trust Attn: William D.       24 Augusta     Staunton,      License of Politzer   5/30/2001
                         Company of Virginia         Stegal,          Street         VA 24401       & Haney ACH Web Cash
                                               President & CEO                                      Manager
------------------------------------------------------------------------------------------------------------------------------------
20  NTELOS Inc.          Planters Bank & Trust Attn: William D.       24 Augusta     Staunton,      Electronic Fund        5/8/2001
                         Company of Virginia         Stegal,          Street         VA 24401       Transfer via ACH
                                               President & CEO
------------------------------------------------------------------------------------------------------------------------------------
21  NTELOS Inc.          Cox Communications    Attn: Clark Armentrout 225 Clearfield Virginia       Circuit ID            2/13/2001
                                                                      Ave.           Beach,         19.hfgs.210421.530.CXHR
                                                                                     VA  23462
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Corporation        P.O. Box 1463  Richmond,
                                               Service Company,                      VA 23218
                                               Registered Agent
------------------------------------------------------------------------------------------------------------------------------------
22  Richmond 20 MHz,     Crown Communications  Attn: Licensing        2000 Corporate Canonsburg,    Site Lease (815370)   3/31/2001
    LLC                                                               Dr.            PA 15317       Meredithville
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219

------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Commonwealth Legal 4701 Cox       Glen Allen,
                                               Services Corporation,  Road,          VA 23060-6802
                                               Registered Agent       Suite 301
------------------------------------------------------------------------------------------------------------------------------------
23  Richmond 20 MHz,     Crown Communications  Attn: Licensing        2000 Corporate Canonsburg,    Site Lease (815939)    6/1/2001
    LLC                                                               Dr.            PA 15317       South Hill
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Commonwealth Legal 4701 Cox Road, Glen Allen,
                                               Services Corporation,  Suite 301      VA 23060-6802
                                               Registered Agent
------------------------------------------------------------------------------------------------------------------------------------
24  Richmond 20 MHz,     Verizon               Attn: Lease            1 E. Pratt     Baltimore,     Site Lease (VA07432-A) 4/1/1999
    LLC                                        Administrator          Street 8N      MD 21202       Bay Bridge
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                    Non-Debtor         Non-Debtor      Non-Debtor
                              Non-Debtor              Party              Party           Party           Description      Agreement
    Debtor Party                Party               Address(1)         Address(2)      Address(3)        of Services         Date
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Commonwealth Legal 4701 Cox       Glen Allen,
                                               Services Corporation,  Road,          VA 23060-6802
                                               Registered Agent       Suite 301
------------------------------------------------------------------------------------------------------------------------------------
25  Richmond 20 MHz,     American Tower, LP    Attn: Contracts        10             Woburn,        Site Lease           12/31/2000
    LLC                                        Administrator          Presidential   MA 01801       (ATC 212707) Isle of
                                                                      Way                           Wight
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Corporation        P.O. Box 1463  Richmond,
                                               Service Company,                      VA 23218
                                               Registered Agent
------------------------------------------------------------------------------------------------------------------------------------
26  Virginia PCS         Crown Communications  Attn: Legal Dept.      2000 Corporate Canonsburg,    Site Lease (802134)  10/17/2000
    Alliance, L.C.                                                    Dr.            PA 15317       Lewis Run
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Commonwealth Legal 4701 Cox Road, Glen Allen,
                                               Services Corporation,  Suite 301      VA 23060-6802
                                               Registered Agent
------------------------------------------------------------------------------------------------------------------------------------
27  West Virginia PCS    Crown Communications  Attn: Legal Dept.      2000 Corporate Canonsburg,    Site Lease (803942)   5/25/2001
    Alliance, L.C.                                                    Dr.            PA 15317       Enterprise
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Commonwealth Legal 4701 Cox       Glen Allen,
                                               Services Corporation,  Road,          VA 23060-6802
                                               Registered Agent       Suite 301
------------------------------------------------------------------------------------------------------------------------------------
28  West Virginia PCS    Crown Communications  Attn: Legal Dept.      2000 Corporate Canonsburg,    Site Lease (804036)   5/25/2001
    Alliance, L.C.                                                    Dr.            PA  15317      Worthington
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Commonwealth Legal 4701 Cox Road, Glen Allen,
                                               Services Corporation,  Suite 301      VA 23060-6802
                                               Registered Agent
------------------------------------------------------------------------------------------------------------------------------------
29  West Virginia PCS    Crown Communications  Attn: Legal Dept.      2000 Corporate Canonsburg,    Site Lease (802446)   5/25/2001
    Alliance, L.C.                                                    Dr.            PA 15317       Central Station
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                    Non-Debtor         Non-Debtor      Non-Debtor
                              Non-Debtor              Party              Party           Party           Description      Agreement
    Debtor Party                Party               Address(1)         Address(2)      Address(3)        of Services         Date
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Commonwealth Legal 4701 Cox       Glen Allen,
                                               Services Corporation,  Road,          VA 23060-6802
                                               Registered Agent       Suite 301
------------------------------------------------------------------------------------------------------------------------------------
30  West Virginia PCS    Crown Communications  Attn: Legal Dept.      2000 Corporate Canonsburg,    Site Lease (816498)    3/1/2001
    Alliance, L.C.                                                    Dr.            PA  15317      St. Albans
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Beverly L. Crump,  11 S. 12th     Richmond,
                                               Registered Agent       Street         VA 23219
------------------------------------------------------------------------------------------------------------------------------------
                                               c/o Commonwealth Legal 4701 Cox       Glen Allen,
                                               Services Corporation,  Road,          VA 23060-6802
                                               Registered Agent       Suite 301
------------------------------------------------------------------------------------------------------------------------------------
31  NTELOS Inc.          MTV                   1515 Broadway                         New York,      CMT                    7/1/1999
    f/k/a CFW                                                                        NY 10036
    Communications
    Company
------------------------------------------------------------------------------------------------------------------------------------
32  NTELOS Cable Inc.    MTV                   1515 Broadway                         New York,      TNN                   6/14/1995
    f/k/a CFW Cable Inc.                                                             NY 10036
------------------------------------------------------------------------------------------------------------------------------------
33  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        Renewal for license    8/1/2000
                         Television                                                  KS 66219       distribute the AMC
                         Cooperative, Inc.                                                          Network
------------------------------------------------------------------------------------------------------------------------------------
34  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        License to distribute 12/1/1997
    f/k/a CFW            Television                                                  KS 66219       Discovery Animal
    Communications       Cooperative, Inc.                                                          Planet
    Company
------------------------------------------------------------------------------------------------------------------------------------
35  NTELOS Cable Inc.    National Cable        11200 Corporate Ave.                  Lenexa,        BET                    4/1/1996
    f/k/a CFW Cable Inc. Television                                                  KS 66219
                         Cooperative, Inc.
------------------------------------------------------------------------------------------------------------------------------------
36  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        License to distribute  7/1/1998
    f/k/a CFW            Television                                                  KS 66219       the Cartoon Network
    Communications       Cooperative, Inc.
    Company
------------------------------------------------------------------------------------------------------------------------------------
37  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        License to distribute 9/16/1996
    f/k/a CFW            Television                                                  KS 66219       Comedy Central
    Communications       Cooperative, Inc.
    Company
------------------------------------------------------------------------------------------------------------------------------------
38  NTELOS Cable Inc.    National Cable        11200 Corporate Ave.                  Lenexa,        Disney                 7/7/1998
                         Television                                                  KS 66219
                         Cooperative, Inc.
------------------------------------------------------------------------------------------------------------------------------------
39  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        License to distribute 11/1/1998
                         Television                                                  KS 66219       ESPN
                         Cooperative, Inc.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                    Non-Debtor         Non-Debtor      Non-Debtor
                              Non-Debtor              Party              Party           Party           Description      Agreement
    Debtor Party                Party               Address(1)         Address(2)      Address(3)        of Services         Date
------------------------------------------------------------------------------------------------------------------------------------
40  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        License to distribute 11/1/1998
                         Television                                                  KS 66219       ESPN2
                         Cooperative, Inc.
------------------------------------------------------------------------------------------------------------------------------------
41  NTELOS Cable Inc.    National Cable        11200 Corporate Ave.                  Lenexa,        Family Channel       11/21/2000
    f/k/a CFW Cable Inc. Television                                                  KS 66219
                         Cooperative, Inc.

------------------------------------------------------------------------------------------------------------------------------------
42  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        FX                     7/1/2000
    f/k/a CFW            Television                                                  KS 66219
    Communications       Cooperative, Inc.
    Company
------------------------------------------------------------------------------------------------------------------------------------
43  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        Renewal for license  11/11/1994
    f/k/a CFW            Television                                                  KS 66219       to distribute the
    Communications       Cooperative, Inc.                                                          History Channel
    Company
------------------------------------------------------------------------------------------------------------------------------------
44  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        Renewal for license    1/1/2001
                         Television                                                  KS 66219       to distribute Home
                         Cooperative, Inc.                                                          and Garden Television
------------------------------------------------------------------------------------------------------------------------------------
45  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        Renewal for license   3/18/1999
    f/k/a CFW            Television                                                  KS 66219       to distribute MTV
    Communications       Cooperative, Inc.
    Company
------------------------------------------------------------------------------------------------------------------------------------
46  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        Renewal for license   3/18/1999
    f/k/a CFW            Television                                                  KS 66219       to distribute
    Communications       Cooperative, Inc.                                                          Nickelodeon
    Company
------------------------------------------------------------------------------------------------------------------------------------
47  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        License to distribute  7/1/2000
    f/k/a CFW            Television                                                  KS 66219       the Outdoor Life
    Communications       Cooperative, Inc.                                                          Network
    Company
------------------------------------------------------------------------------------------------------------------------------------
48  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        License to distribute  7/1/1999
    f/k/a CFW            Television                                                  KS 66219       the Sci Fi Channel
    Communications       Cooperative, Inc.
    Company
------------------------------------------------------------------------------------------------------------------------------------
49  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        Renewal for license    7/1/1998
    f/k/a CFW            Television                                                  KS 66219       to distribute the
    Communications       Cooperative, Inc.                                                          Travel Channel
    Company
------------------------------------------------------------------------------------------------------------------------------------
50  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        License to distribute  7/1/1999
    f/k/a CFW            Television                                                  KS 66219       Nick at Nite's TV Land
    Communications       Cooperative, Inc.
    Company
------------------------------------------------------------------------------------------------------------------------------------
51  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        Renewal for license   3/18/1999
    f/k/a CFW            Television                                                  KS 66219       to distribute VH-1
    Communications       Cooperative, Inc.
    Company
------------------------------------------------------------------------------------------------------------------------------------

                                       6

------------------------------------------------------------------------------------------------------------------------------------
                                                    Non-Debtor         Non-Debtor      Non-Debtor
                              Non-Debtor              Party              Party           Party           Description      Agreement
    Debtor Party                Party               Address(1)         Address(2)      Address(3)        of Services         Date
------------------------------------------------------------------------------------------------------------------------------------
52  NTELOS Cable Inc.    National Cable        11200 Corporate Ave.                  Lenexa,        C-Span II              7/1/1995
    f/k/a CFW Cable Inc. Television                                                  KS 66219
                         Cooperative, Inc.
------------------------------------------------------------------------------------------------------------------------------------
53  NTELOS Cable Inc.    National Cable        11200 Corporate Ave.                  Lenexa,        Headline News         4/15/1994
    f/k/a CFW Cable Inc. Television                                                  KS 66219
                         Cooperative, Inc.
------------------------------------------------------------------------------------------------------------------------------------
54  NTELOS Cable Inc.    National Cable        11200 Corporate Ave.                  Lenexa,        Home Shopping         7/16/1997
    f/k/a CFW Cable Inc. Television                                                  KS 66219
                         Cooperative, Inc.
------------------------------------------------------------------------------------------------------------------------------------
55  NTELOS Inc.          National Cable        11200 Corporate Ave.                  Lenexa,        Renewal for license   1/27/2000
                         Television                                                  KS 66219       to distribute the
                         Cooperative, Inc.                                                          Inspiration Network
------------------------------------------------------------------------------------------------------------------------------------
56  NTELOS Inc.          TV                    7140 South Lewis Avenue               Tulsa,         Prevue                11/1/2000
                                                                                     OK 74136
------------------------------------------------------------------------------------------------------------------------------------
57  NTELOS Cable Inc.    USA                   1230 Avenue of the                    New York,      USA                    6/8/2000
    f/k/a CFW Cable Inc.                       Americas                              NY 10020
------------------------------------------------------------------------------------------------------------------------------------
58  NTELOS Inc.          WE                    1111 Stewart Avenue                   Bethpage,      Romance Classics      5/20/1999
    f/k/a CFW                                                                        NY 11714-3581
    Communications
    Company
------------------------------------------------------------------------------------------------------------------------------------
59  NTELOS Inc.          WGN                   7140 South Lewis Avenue               Tulsa,         WGN                    2/1/2001
                                                                                     OK 74136
------------------------------------------------------------------------------------------------------------------------------------
60  NTELOS Cable Inc.    BET                   1232 31st Street N.W.                 Washington DC  BET                    5/1/1993
    f/k/a CFW Cable Inc.
------------------------------------------------------------------------------------------------------------------------------------

                                                                       Exhibit B


                      Order Approving Disclosure Statement

                                                                       EXHIBIT C

                    DEBTORS' PROJECTED FINANCIAL INFORMATION

     NTELOS' management analyzed the ability of the Debtors to meet their obligations upon consummation of the Plan with sufficient liquidity and capital resources to conduct their businesses. NTELOS' management also has developed the Debtors' business plan and prepared certain projections of NTELOS' operating profit, free cash flow and certain other items for the Projection Period. Such projections summarized below are based upon assumptions and have been adjusted to reflect the restructuring, including the Plan, certain subsequent events and additional assumptions, including those set forth below (as adjusted, the "Projections").

     NTELOS DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF ITS ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, NTELOS DOES NOT ANTICIPATE THAT IT WILL, AND DISCLAIMS ANY OBLIGATION TO SHAREHOLDERS AND CREDITORS, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS AFTER THE EFFECTIVE DATE OF ANY RESTRUCTURING OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

     The following forecast was not prepared with a view toward compliance with published guidelines of the SEC or the AICPA regarding forecasts. No independent auditor of NTELOS has examined, compiled or otherwise applied procedures to the forecast and, consequently, does not express an opinion or any other form of assurance with respect to the forecast. NTELOS believes, however, that the forecast data are measured on a basis consistent with GAAP as applied to NTELOS' historical financial statements.

     The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth in this Disclosure Statement.

Principal Assumptions for the Projections

     The Projections are based on, and assume the successful implementation of, NTELOS' business plan and the restructuring. Both the business plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of NTELOS, industry performance, general business and economic conditions and other matters, most of which are beyond the control of NTELOS. In addition, the assumptions take into account the uncertainty and disruption of business that accompany a Chapter 11 filing. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of NTELOS or Reorganized NTELOS to achieve the projected results of operations. See Section XI. of this Disclosure Statement, "Certain Risk Factors To Be Considered," for further discussion of the risks associated with the Projections.

         Although NTELOS believes that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized. In deciding whether to vote to accept or reject the Plan, preferred shareholders and creditors must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See
Section XI. of this Disclosure Statement, "Certain Risk Factors To Be Considered," for further discussion of the risks associated with the Projections.

         Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

     General Economic Conditions: The Projections take into account the current difficult economic environment which is negatively impacting the demand for communications services. The Projections assume that the general weakness in economic activity will continue to affect NTELOS' near term financial performance. Thereafter, a return to a more favorable economic climate is expected, which should increase demand for wireless and wireline communications services. Accordingly, the Projections assume a relatively low inflationary effect on revenues and costs.

     Other General Assumptions: The Chapter 11 Case will also negatively impact NTELOS' near-term performance by increasing customer uncertainty and by distracting management from the day-to-day operation of the business to focus on taking the actions necessary to promote the long-term stability of the enterprise.

     Revenues: Revenue figures are an aggregation of revenues from the wireline and wireless lines of business within NTELOS. NTELOS continues to experience market saturation, pricing pressures on monthly subscriber revenue and subscriber churn rates related to wireless revenue stream. As such, NTELOS is forecasting a compound annual growth rate ("CAGR") of 5.5% in consolidated revenues over the Projection Period.

     NTELOS is forecasting a CAGR of 6.7% over the projection period for wireless revenues. Wireless PCS gross subscriber additions are projected to decline in 2003 by 11.8% from 2002 levels, continuing the industry trend of the past two years. Gross subscriber addition growth rate is projected to improve in 2004 reflecting a more favorable economic climate. Long-term growth rates are expected to gradually decline from less than 4% in 2004 to less than 1% by 2008. Wireless PCS monthly subscriber churn is projected to continue to improve, with churn rates gradually declining from 3.5% in 2003 to 2.8% by 2008. Wireless PCS ARPU is assumed to decrease slightly from $44 to $43 over the Projection Period to recognize continued competitive pricing pressures.

     Access line growth in the ILEC segment is assumed to remain flat until 2005, where 1% to 1.5% growth rates are planned based on some macro economic recovery, improving household growth and new business openings, with ILEC ARPU growing approximately 1% per year reflecting continued minute of use growth. Access line growth in the CLEC segment is assumed to continue at a growth rate of 18% in 2003, gradually declining to a growth rate of 5% by 2008, as market share approaches mature levels, with CLEC access line and PRI ARPUs projected to remain flat during the Projection Period. Dial-up Internet subscriber growth rates are assumed to be flat for 2003, with modest growth rates of 1.5% to 2.5% thereafter reflecting maturity of the dial-up market share and a more favorable economic climate. High-speed DSL subscribers, still in growth stages, is projected to grow at 42% in 2003, declining to 20% in 2004, and gradually declining to 9% by 2008 as this product matures. Blended Internet ARPUs are projected to remain relatively flat over the period. Network segment revenues are expected to decline in 2003 due to rate reductions and slow growth in new circuits, with growth rates of 3% to 4% there after based on an assumed more favorable economic climate.

     These assumptions result in a CAGR in wireline revenues of 4.1% during the Projection Period. This growth rate is a result of a 1.8% CAGR for ILEC, a 6.9% CAGR for CLEC, 5.5% for ISP, and 4.2% for longhaul. The increase in revenue is primarily a result of the growth in customers and new communications access lines and increased usage of the Company's network.

     Cost of Wireless Sales: Cost of wireless sales includes costs that we incur to subsidize long-distance charges, payments made to roaming partners, access fees paid to local exchange service providers and subsidies associated with the sale of handsets to subscribers. Handset costs are expected to decline by 4% per year over the projection period, continuing the current downward trend in handset costs. The cost of wireless sales will increase in lockstep with the forecasted revenue growth, but will remain relatively flat as a percentage of revenue.

     Maintenance and Support: Wireless maintenance and support will increase with the growth of wireless revenues but are projected to remain near 15% of total wireless revenues, with a marginal decline in costs as a percentage of wireless revenues reflecting economies of scale and spreading of certain fixed costs. Wireless maintenance and support includes cost associated with cell site backhaul, site collocation rents, and general maintenance of the wireless network. Wireline maintenance and support is projected to remain at about 28% of wireline revenues given the more mature nature of the wireline operations. Wireline maintenance and support includes intra and inter city backhaul, the cost of CLEC leased UNE's, CLEC collocation expense, and general maintenance of the wireline network.

     Customer Operations: Customer operations is expected to decline slightly as a percentage of revenues during the Projection Period. Costs as a percentage of service revenue are expected to gradually decline from 28% in 2003 to 23% by 2008 for wireless, reflecting economies of scale, and remain at 13% for wireline, reflecting the more mature nature of the wireline operations. Customer operations includes costs associated with customer care and retail distribution.

     Corporate Operations: Corporate operations is expected to decline slightly as a percentage of revenues during the Projection Period reflecting economies of scale, primarily due to growth in the wireless PCS operations. Costs as a percentage of service revenue are expected to gradually decline from 7.5% in 2003 to 6.4% in 2008 for wireless and remaining relatively flat at 8.4% for wireline.

     Depreciation Expense: Depreciation expense consists of the Company's estimated annual depreciation on its fixed assets, including wireline and wireless switching equipment, wireless base stations, fiber optic network, network equipment, furniture and buildings. As a component of the "Fresh Start" accounting adjustment, the Company will be required to re-value its assets as of the effective date of the restructuring as well as re-assess the useful life of such assets. As a result of the projected negative "Fresh Start" adjustment, the Company anticipates a decrease in current depreciation expense followed by incremental increases as the Company makes additional capital investments.

     Interest Expense: The Projections reflect the continuation of interest expense on the Pre-Petition Credit Agreement and other secured debt at pricing terms consistent with the pre-filing credit facility and on the planned issuance of the $75 million New Notes. The Projections reflect the elimination of all interest expense on $280 million of Senior Notes and $95 million of Subordinated Notes as a result of the restructuring.

     Income Taxes: The projections reflect that NTELOS does not anticipate to incur income tax expense, exclusive of state minimum taxes, through 2005, as a result of net losses expected to be incurred in 2003 and 2004 and sufficient existing Net Operating Loss Carryforwards remaining after the realization of cancellation of debt income related to the Company's reorganization. The Company anticipates that it will incur tax expense starting in 2005 primarily as a result of the Alternative Minimum Tax and Net Operating Loss limitations imposed by the Internal Revenue Code.

     Capital Expenditures: Capital expenditures are lower as a percent of revenue than historical levels principally due to the completion in 2002 and 2003 of the 3G-1XRTT wireless upgrade in certain of our western markets. We project capital expenditures of over $60 million in 2003, inclusive of $10 million for completion of the aforementioned wireless upgrade in certain of our western markets. Capital expenditures are projected to range from $53 million to $61 million per year for 2004 through 2006 and from $46 million to $51 million per year in 2007 and 2008. The downward trend in capital expenditures is consistent with the lowering of projected wireless PCS subscriber growth and an assumed decline in year over year growth in minute of usage by existing wireless PCS subscribers.

     Working Capital: Trade receivables, inventory, and accounts payable levels are projected according to historical relationships with respect to purchase and sales volumes.

     Fresh Start Reporting: The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the "Reorganization SOP"). Because NTELOS has commenced the Chapter 11 Case, the Projections have been prepared generally in accordance with the "Fresh Start" reporting principles set forth in the Reorganization SOP, giving effect thereto as of August 31, 2003. The principal effects of the application of these "Fresh Start" principles are summarized below: For purposes of the Projections, it has been assumed the leveraged net equity balance as of the Effective Date is $197.7 million. The Projections also assume that after giving effect to certain eliminations in connection with the reorganization, the fair value of Reorganized NTELOS' fixed assets and other non-current assets will be equal to the projected net book value of such assets as of the Effective Date, except that the property, plant and equipment and goodwill accounts will be reduced accordingly.

     The foregoing assumptions and resulting computations were made solely for purposes of preparing the Projections. Upon emergence from the Chapter 11 Case, NTELOS would be required to determine the amount by which its reorganization value as of the Effective Date exceeds, or is less than, the fair value of its assets as of the Effective Date. Such determination would be based upon the fair values at that time, which may be based on, among other things, a different methodology with respect to the valuation of NTELOS' value. In any event, such valuations, as well as the determination of the fair value of NTELOS' assets and the determination of its actual liabilities, would be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

Projections

     The projected condensed consolidated financial statements of NTELOS set forth below have been prepared based on the assumption that the Effective Date would be August 31, 2003. Although NTELOS would seek to cause the Effective Date to occur as soon as practicable, there would be no assurance as to when the Effective Date actually would occur. The Reorganized NTELOS and Subsidiaries Projected Condensed Consolidated Balance Sheets as of August 31, 2003 (the "Projected Condensed Consolidated Opening and Closing Balance Sheet") set forth below present: (a) the projected condensed consolidated financial position required to reflect confirmation and the consummation of the transactions contemplated by a plan of reorganization (collectively, the "Balance Sheet Adjustments"); and (b) the projected condensed consolidated financial position of NTELOS after giving effect to the Balance Sheet Adjustments, for the period ending August 31, 2003. The Balance Sheet Adjustments set forth in the columns captioned "Effects of Plan of Reorganization" and "Fresh Start Accounting Adjustments" reflect the assumed effects of confirmation and the consummation of the transactions contemplated by a plan of reorganization, including the settlement of various liabilities and related securities issuances, cash payments and borrowings. The various Balance Sheet Adjustments are described in greater detail in the Notes to the Projected Condensed Consolidated Opening and Closing Balance Sheet.

     The Reorganized NTELOS and Subsidiaries Projected Condensed Consolidated Balance Sheets as of the end of fiscal years 2003 through 2008 set forth on the following pages present the projected condensed consolidated position of NTELOS after giving effect to confirmation and the consummation of the transactions contemplated by the Plan, as of the end of each fiscal year in the Projection Period. The Reorganized NTELOS and Subsidiaries Projected Condensed Consolidated Statement of Operations set forth below presents the projected condensed consolidated results of operations for each fiscal year included in the Projection Period.

                                   NTELOS Inc.
       Projected Condensed Consolidated Opening and Closing Balance Sheet

                              As of August 31, 2003


                                                                                                Fresh Start
                                                       Projected           Effects of Plan of   Accounting         Projected
                                                    Pre-Confirmation       Reorganization       Adjustments    Post-Confirmation
                                                 -------------------------------------------------------------------------------
Assets                                                                       (Dollars in thousands)

Current Assets
   Cash and cash equivalents                            $     1,598         $   28,000        $         -         $    29,598
   Accounts receivable, net                                  33,013                  -                  -              33,013
   Other receivables and deposits                             3,049                  -                  -               3,049
   Inventories and supplies                                   2,039                  -                  -               2,039
   Prepaid expenses and other                                 6,405                  -                  -               6,405
                                                 -------------------------------------------------------------------------------
      Total current assets                                   46,104             28,000                  -              74,104

Securities and investments                                    8,362                  -                  -               8,362
Property, Plant and Equipment, net                          418,300                  -            (9,362)             408,938

Other Assets

   Cost in excess of net assets of businesses
   acquired                                                  79,979                  -            (79,979)                  -
   Radio spectrum licenses                                  116,782                  -            (22,295)             94,487
   Other                                                     15,280                750                  -              16,030
   Deferred income taxes                                      6,026                  -                  -               6,026
                                                 -------------------------------------------------------------------------------
   Total other assets                                       218,067                750           (102,274)            116,543
                                                 -------------------------------------------------------------------------------
Total Assets                                           $    690,833         $   28,750        $  (111,636)        $   607,947
                                                 ===============================================================================

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
   Current maturities of long-term debt                 $     2,371         $    4,674        $         -         $     7,045
   Liabilities subject to compromise                              -              4,721                  -               4,721
   Accounts payable                                           9,470              6,072                  -              15,542
   Other accrued liabilities                                 15,929              5,852                  -              21,781
                                                 -------------------------------------------------------------------------------
     Total current liabilities                               27,770             21,319                  -              49,089

Liabilities subject to compromise                           734,049           (732,476)                 -               1,574
Long-term Debt                                               21,828            285,536                  -             307,364
Long-term Liabilities
   Retirement benefits                                          287             25,843                  -              26,130
   Other                                                     21,233             25,504           (11,703)              35,034
                                                 -------------------------------------------------------------------------------
   Total long-term liabilities                               21,520             51,347           (11,703)              61,164
                                                 -------------------------------------------------------------------------------
Minority interests                                              503                  -                  -                 503

Redeemable convertible preferred stock                      298,246           (298,246)                 -                   -
                                                 -------------------------------------------------------------------------------
Shareholders' Equity (Deficit)
   Common stock                                             182,380            197,727           (182,380)            197,727
   Stock warrants                                            22,874            (19,725)                 -               3,149
   Retained earnings (accumulated deficit)                 (605,715)           523,268             82,447                   -
   Accumulated other comprehensive loss                     (12,623)                 -                  -             (12,623)
                                                 -------------------------------------------------------------------------------
                                                           (413,083)           701,271            (99,933)            188,253
                                                 -------------------------------------------------------------------------------
Total liabilities and shareholders' equity
(deficit)                                              $    690,833         $   28,750       $   (111,636)        $   607,947
                                                 ===============================================================================

   Notes to Projected Condensed Consolidated Opening and Closing Balance Sheet

The Projected Condensed Consolidated Opening and Closing Balance Sheet has been derived by the application of projected adjustments to the Debtors' historical financial statements as of the date noted.

(a) Effects of Plan adjustments to the Projected Condensed Consolidated Opening and Closing Balance Sheet are summarized in the following table (dollars in thousands) and are described in the notes that follow.



                                                                                                 Treatment of          Total
                                              Debt           Issuance of    Preferred Stock   Liabilities Subject      Net
                                           Discharge (1)     New Notes(2)   Extinguishment(3)  to Compromise        Adjustment
                                        -----------------------------------------------------------------------------------------

Cash and cash equivalents                   $       -         $  28,000        $       -         $       -       $   28,000
Debt issuance costs                                 -               750                -                 -              750
Accounts payable                                    -                 -                -             6,072            6,072
Liabilities subject to compromise                   -                 -                -             4,721            4,721
Other accrued liabilities                           -                 -                -             5,852            5,852
Current maturities of long-term debt                -                 -                -             4,674            4,674
Liabilities subject to compromise
   Accounts payable                                 -                 -                -           (13,755)         (13,755)
   Other accrued liabilities                   (27,074)               -                -            (5,852)         (32,926)
   Long-term debt                             (371,674)               -                -          (262,209)        (633,883)
   Retirement benefits                              -                 -                -           (25,843)         (25,843)
   Other                                            -                 -                -           (26,068)         (26,068)
Long-term debt                                      -            28,000                -           257,536          285,536
Retirement benefits                                 -                 -                -            25,843           25,843
Other                                            (564)                -                -            26,068           25,504
Redeemable convertible preferred stock              -                 -         (298,246)                -        (298,246)
Retained earnings                             221,424                 -          298,882             2,962          523,268
Warrants                                      (19,089)                -             (636)                -         (19,725)
Common stock                                  196,977               750                -                 -          197,727



     (b) Fresh Start accounting adjustments to the Projected Condensed Consolidated Opening and Closing Balance Sheet are summarized in the following table (dollars in thousands) and are described in the notes that follow.


                                                        Elimination of
                                                      Historical Common                      Reallocation of          Total
                                                       Stock and Retained   Fresh Start      Deemed Negative           Net
                                                        Earnings (5a)      Adjustment (5b)     Goodwill (5c)         Adjustment
                                                 ----------------------------------------------------------------------------------

Property and equipment, net                                      -                   -          (9,362)                (9,362)
Cost in excess of net assets of business acquired                -                   -         (79,979)               (79,979)
Reorganization value in excess of amounts
  allocable to identifiable assets                         423,335            (523,268)         99,933                      -
Spectrum licenses                                                -                   -         (19,954)               (19,954)
Long-term other liabilities                                      -                   -         (22,295)               (22,295)
Retained earnings                                          605,715            (523,268)              -                 82,447
Common stock                                              (182,380)                  -               -               (182,380)


   Notes to Projected Condensed Consolidated Opening and Closing Balance Sheet

(1) The adjustment relates to the issuance of New Common Stock in exchange for outstanding Senior Notes and Subordinated Notes and other liabilities as follows:

The issuance of 9,433,509 shares of New Common Stock to holders of Senior Notes and 500,000 shares of New Common Stock to holders of Subordinated Notes. Holders of Senior Notes will receive 59.5% of the fully diluted New Common Stock (or 94.3% of the New Common Stock prior to the conversion of the New Notes). Holders of Subordinated Notes will receive 3.2% of the fully diluted New Common Stock (or 5.0% of the New Common Stock prior to the conversion of the New Notes). Gain on discharge of Senior Notes and Subordinated Notes was determined as follows:



                                                                             (dollars in thousands)

                                                                    Senior           Subordinated
                                                                    Notes                Notes              Total
                                                          -------------------------------------------------------------

 Accreted balance of outstanding notes                           $     280,000        $    95,000        $   375,000
 Accrued unpaid interest                                                20,020              7,054             27,074
 Detachable warrants issued with notes                                   6,890             12,199             19,089
 Unamortized note discount                                              (3,326)                 -             (3,326)
                                                          -------------------------------------------------------------
 Net carrying balance of discharged outstanding notes                  303,584            114,253            417,837
 Value of common stock to be received                                  186,528              9,885            196,413
                                                          -------------------------------------------------------------
 Gain on discharge of outstanding notes                          $     117,056        $   104,368        $   221,424
                                                          =============================================================


Issuance of New Common Stock with a value of $564,712 to J. Allen Layman in settlement of an existing non-compete obligation.

(2) Represents the sale of $75.0 million of New Notes to the Participating Noteholders. The New Notes will accrue interest at a rate of 9.0% per annum, payable semi-annually in cash. The New Notes will rank pari passu with all other senior debt. The New Notes are redeemable by Reorganized NTELOS during the first two (2) years at a redemption price of 109.0% of the face value, for the third year at a redemption price of 104.5% of the face value of the note, and redeemable thereafter at the face value of the note. The New Notes are convertible at the holder's option into New Common Stock representing 27.5% of the New Common Stock on an as converted basis, before dilution for exercise of New Warrants and the new options. The Participating Noteholders will receive as backstop consideration for providing commitments to purchase the New Notes, 37,931 shares of New Common Stock, valued at $750,000, representing .4% of the New Common Stock prior to conversion of the New Notes. Proceeds from the issuance of the New Notes will be used to repay the DIP Credit Agreement and approximately $36 million of amounts borrowed under the Pre-Petition Credit Agreement revolving working capital loan.

(3) Represents the cancellation of $112.5 million of Series B Preferred Stock and related warrants and $137.5 million of Series C Preferred Stock. Holders of Old Preferred Stock Interests will receive 475,624 warrants to purchase, at an exercise price of $23.73 per share, New Common Stock representing 3.0% of the fully diluted New Common Stock.

                                                      (dollars in thousands)

       Carrying amount of preferred stock                  $    250,000
       Accrued dividends (PIK from original issuance)            48,246
       Warrants issued with Series B subscription                 3,785
                                                           ------------
       Total carrying balance of preferred stock                302,031
       Value assigned to New Warrants                             3,149
                                                           ------------
        Net adjustment for settlement of preferred stock   $    298,882
                                                           ============
                                      C-7

The Company used the Black-Scholes option pricing model to determine the value assigned to the New Warrants as of the Effective Date. For purposes of this calculation the volatility factor was assumed to be 41% and the expected life of the New Warrants was assumed to be five years.

(4) Represents the treatment of unpaid liabilities subject to compromise that remain outstanding following settlement of claims noted above as of the Effective Date. All Priority Tax Claims and Priority Non-Tax Claims, Secured Bank Claims and Convenience Claims have been reclassified and presented in their customary financial statement line items at amounts expected to be paid in the ordinary course of business. General Unsecured Claims that are impaired and that will be liquidated in future periods in accordance with the Plan have been adjusted to the amounts expected to be paid and are presented separately from all other liabilities. Following is an analysis of the reclassification and valuation adjustment:


                                                                         (dollars in thousands)

         Liabilities subject to compromise, net of other settlements       $        335,300
         Long-term debt and capital lease obligations                              (262,209)
         Interest rate swap agreement                                               (15,522)
         Retirement and post-employment benefits                                    (25,843)
         Priority tax and non-tax claims                                             (6,072)
         Deferred revenues and customer deposits                                     (5,852)
         Other long-term obligations                                                (10,546)
                                                                           ------------------
         Unsecured claims subject to payment treatment                                9,256
         Recoverable value                                                            6,294
                                                                           ------------------
            Net adjustment to retained earnings                            $          2,962
                                                                           ==================

         Schedule of Distribution of funds for General Unsecured Claims
         Distribution on the Effective Date                                $          2,832
         Distribution on the first anniversary                                        1,888
         Distribution on the second anniversary                                       1,574
                                                                           ------------------
            Total distributions for General Unsecured Claims               $          6,294
                                                                           ==================

(5) The Company proposes to account for the reorganization and the related transactions using the principles of "Fresh Start" accounting as required by Statement of Position 90-07 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" issued by the American Institute of Certified Public Accountants (the "AICPA"). Following are explanations of the various adjustments:

     (a) As scheduled below, the Company has estimated a total reorganization value of $607.9 million on a post-money basis, approximately $197.7 million of which is assumed to be attributable to shareholder's common equity. The Company used the estimated equity value of the New Notes, on an as converted ownership basis, to determine the implied equity value of the Reorganized Company as of the Effective Date. This value approximates the mid-point of the equity values derived by the use of accepted valuation models and methodologies employed by the Company's financial advisors. Accordingly, historical common stock and retained earnings have been eliminated.


                                                                         (dollars in thousands)

         Postpetition current liabilities                                  $         25,398
         Postpetition non-current liabilities                                         9,253
         Prepetition claims allowed at fair value                                    70,130
         Debt obligations                                                           314,409
         Equity and minority interest                                               188,757
                                                                           ------------------
                                                                           $        607,947
                                                                           ==================

     (b) In accordance with SOP 90-07, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities. The excess of the Debtors' historical tangible and identified intangible assets over the reorganization value is reflected as an adjustment to record these assets at their fair value. The Company is currently evaluating the value of various assets, including certain of the Debtors' fixed assets and spectrum licenses, which may lead to additional pro forma adjustments to book values and result in a different allocation of fair market values over the Debtors' tangible and identifiable intangible assets as of the Effective Date. The amount of shareholders' equity in the Fresh Start balance sheet is not an estimate of the trading value of the New Common Stock after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. The Debtors make no representation as to the trading value of the New Common Stock or New Warrants to be issued pursuant to the Plan.

     (c) In accordance with SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and Other Intangible Assets" the excess of amounts allocable to identifiable assets over reorganization value, "negative goodwill", has been adjusted to the carrying balance of identifiable assets.

                                   NTELOS Inc.

                 Projected Condensed Consolidated Balance Sheets

                                 (In thousands)


                                                   2003         2004         2005        2006          2007         2008
                                             --------------------------------------------------------------------------------

Assets
Current Assets
   Cash and cash equivalents                  $   29,265    $  30,219    $ 34,014     $ 58,710     $ 104,081     $ 20,038
   Accounts receivable                            36,287       38,772      41,094       43,427        45,613       47,393
   Inventories and supplies                        2,849        3,008       3,090        3,496         3,573        3,622
   Other receivables and deposits                  3,426        3,660       3,880        4,100         4,306        4,474
   Prepaid expenses and other                      2,537        1,913       2,073        1,184         1,629        2,069
                                             --------------------------------------------------------------------------------
                                                  74,364       77,572      84,151      110,917       159,202       77,596
                                             --------------------------------------------------------------------------------
Securities and investments                         8,496        8,496       8,496        8,496         8,496        1,195
                                             --------------------------------------------------------------------------------
Property, Plant and Equipment                    608,592      648,593     695,789      735,122       771,229      801,688
   Less accumulated depreciation                 192,266      250,090     319,656      384,722       441,688      498,754
                                             --------------------------------------------------------------------------------
                                                 416,326      398,503     376,133      350,400       329,541      302,934
                                             --------------------------------------------------------------------------------
Other Assets
   Other intangibles                               1,793        1,793       1,793        1,134         1,134        1,134
   Deferred charges                                5,667        5,667       5,667        5,667         5,667        5,667
   Radio spectrum licenses                        94,355       93,832      93,308       92,784        92,260       91,736
   Deferred income tax asset, net                  5,913        2,645           -            -             -            -
   Other assets                                    8,570            -           -            -             -            -
                                             --------------------------------------------------------------------------------
                                                 116,298      103,937     100,768       99,585        99,061       98,537
                                             --------------------------------------------------------------------------------

      Total Assets                            $  615,484    $ 588,508    $569,548     $569,398     $ 596,300     $480,262
                                             ================================================================================

                                      C-10

                                   NTELOS Inc.

                                 (In thousands)


                                                   2003           2004         2005        2006          2007         2008
                                               -----------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current Liabilities

   Current maturities of long-term debt         $  17,189     $  16,195   $  20,765    $  10,355     $ 165,287    $     339
   Liabilities subject to compromise                1,888         1,574           -            -             -            -
   Accounts payable                                34,313        34,489      35,663       35,638        36,063       36,122
   Advance billings and customer deposits          14,515        14,647      15,525       14,476        15,204       13,691
   Accrued payroll                                  2,488         2,974       3,322        3,696         4,041        4,308
   Accrued interest                                 2,250         2,250       2,250        2,250         2,250        2,250
   Deferred revenue                                 4,838         5,170       5,478        5,790         4,663        5,055
   Other accrued liabilities                        2,995         2,123           -           57             -          333
                                               -----------------------------------------------------------------------------
                                                   80,476        79,422      83,003       72,262       227,508       62,098
                                               -----------------------------------------------------------------------------
Liabilities subject to compromise                   1,574             -           -            -             -           -
                                               -----------------------------------------------------------------------------
Long-term Debt                                    291,423       275,228     254,463      244,108        78,821       78,482
                                               -----------------------------------------------------------------------------
Long-term Liabilities
   Deferred income tax liability, net                   -             -         856        9,101        20,217       32,186
   Retirement benefits                             23,130        21,795      20,901       19,348        19,349       19,350
   Long-term deferred liabilities                  30,212        21,812      15,012       15,012        15,012       15,012
                                               -----------------------------------------------------------------------------
                                                   53,342        43,607      36,769       43,461        54,578       66,548
                                               -----------------------------------------------------------------------------
Minority Interests                                    523           523         523          523           523          523
                                               -----------------------------------------------------------------------------

Shareholders' Equity
Common stock                                      197,727       197,727     197,727      197,727       197,727      197,727
Stock warrants                                      3,149         3,149       3,149        3,149         3,149        3,149
Retained earnings (deficit)                          (317)       (5,203)     (5,191)       8,168        33,994       71,735

 Accumulated other comprehensive income (loss)    (12,413)       (5,945)       (895)           -             -            -
                                               -----------------------------------------------------------------------------
                                                  188,146       189,728     194,790      209,044       234,870      272,611
                                               -----------------------------------------------------------------------------
                                                $ 615,484     $ 588,508   $ 569,548    $ 569,398     $ 596,300    $ 480,262
                                               =============================================================================


                                   NTELOS Inc.

            Projected Condensed Consolidated Statement of Operations

                                 (In thousands)


                                               2003           2004         2005         2006          2007         2008
                                            -----------------------------------------------------------------------------

Operating Revenues
   Wireless PCS ...........................   $ 187,274    $ 205,202    $ 219,738    $ 234,805    $ 247,696    $ 258,626
   Wireline Communications ................     100,725      105,627      110,238      114,379      119,367      122,955
   Other Communications Services ..........       6,329        3,656        3,346        3,054        2,906        2,829
                                            -----------------------------------------------------------------------------
                                                294,328      314,485      333,322      352,238      369,969      384,410
                                            -----------------------------------------------------------------------------
Operating Expenses

   Cost of Wireless Sales (exclusive of
    items shown separately below) .........      51,990       54,884       56,382       57,707       58,804       59,524
   Maintenance and Support ................      68,310       71,093       74,141       76,494       78,644       80,444
   Depreciation and Amortization ..........      70,048       76,490       83,190       79,590       72,190       72,890
   Customer Operations ....................      66,963       67,295       69,442       71,739       74,038       76,325
   Corporate Operations ...................      21,714       22,085       22,636       23,099       23,780       24,518
   Restructuring Charge ...................       2,427            -            -            -            -            -
                                            -----------------------------------------------------------------------------
                                                281,452      291,847      305,791      308,629      307,456      313,701
                                            -----------------------------------------------------------------------------

Operating Income ..........................      12,876       22,638       27,531       43,609       62,513       70,709
   Interest Expense .......................     (32,810)     (26,124)     (25,056)     (18,963)     (17,135)      (8,940)
                                            -----------------------------------------------------------------------------
Income (Loss) Before Income Taxes .........     (19,934)      (3,486)       2,475       24,646       45,378       61,769
                                            -----------------------------------------------------------------------------
Current taxes .............................       1,400        1,400        1,607        3,042        8,436       12,059
Deferred taxes ............................           -            -          856        8,245       11,116       11,969
                                            -----------------------------------------------------------------------------
Income Taxes ..............................       1,400        1,400        2,463       11,287       19,552       24,028
                                            -----------------------------------------------------------------------------

Net Income (Loss) .........................   $ (21,334)   $  (4,886)   $      12    $  13,359    $  25,826    $  37,741
                                            =============================================================================

Reconciliation of Operating Income to
EBITDA (a non-GAAP measure)/1/
-------------------------------------------------------------------------------------------------------------------------

Operating Income ..........................   $  12,876    $  22,638    $  27,531    $  43,609    $  62,513    $  70,709
   Reconciling items to arrive at EBITDA/1/:
      Depreciation and Amortization .......      70,048       76,490       83,190       79,590       72,190       72,890
                                            -----------------------------------------------------------------------------
EBITDA/1/..................................   $  82,924    $  99,128    $ 110,721    $ 123,199    $ 134,703    $ 143,599
                                            =============================================================================


/1/ Represents operating income (loss) before depreciation and amortization and accretion of asset retirement obligations. The Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations. Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

Notes:

During February of 2003 the Company executed an Asset Purchase Agreement whereby substantially all of the assets and operations of its wireline cable operations would be sold. This transaction is still pending resolution of certain conditions to closing. For purposes of presentation of these projected financial statements the Company has elected to effect the closing of this transaction on January 1, 2004.

The Statement of Operations for 2003 excludes certain gains and losses associated with the reorganization that the Company expects to realize. These reorganization transactions will be accounted for in accordance with the principals of Fresh Start accounting.

                                   NTELOS Inc.

            Projected Condensed Consolidated Statements of Cash Flows

                                 (In thousands)


                                                  2003          2004          2005         2006          2007         2008
                                            ----------------------------------------------------------------------------------

Cash Flows from Operating Activities

Net income(loss)                             $  (21,334)     $  (4,886)     $      12    $  13,359     $  25,826    $  37,741

Adjustments to reconcile net income(loss)
   to net cash provided by operating
   activities:
   Depreciation and amortization
   Deferred taxes                                70,048         76,490         83,190       79,590        72,190       72,890
                                                      -              -            856        8,245        11,116       11,969

Changes in assets and liabilities from
   operations, net                               10,428         (3,887)        (3,772)      (2,400)       (2,599)      (2,898)
                                            ----------------------------------------------------------------------------------
Net cash provided by operating activities        59,142         67,717         80,286       98,794       106,533      119,702
                                            ----------------------------------------------------------------------------------

Cash Flows from Investing Activities
   Purchases of property and equipment          (60,601)       (58,144)       (60,296)     (53,333)      (50,807)     (45,759)
   Proceeds from sale of assets                   6,037          8,570              -            -             -        7,301
                                            ----------------------------------------------------------------------------------
Net cash used in investing activities           (54,564)       (49,574)       (60,296)     (53,333)      (50,807)     (38,458)
                                            ----------------------------------------------------------------------------------

Cash Flows from Financing Activities
   Proceeds from New Convertible Notes           75,000              -              -            -             -            -
   Scheduled repayments of debt obligations     (15,529)       (17,189)       (16,195)     (20,765       (10,355)    (165,287)
   Other repayment of debt obligations          (47,000)             -              -            -             -            -
                                            ----------------------------------------------------------------------------------
Net (cash used in) provided by financing
   activities                                    12,471        (17,189)       (16,195)     (20,765)      (10,355)    (165,287)
                                            ----------------------------------------------------------------------------------
    Increase (decrease) in cash and cash
     equivalents                                 17,049            954          3,795       24,696        45,371      (84,044)
    Beginning cash and cash equivalents          12,216         29,265         30,219       34,014        58,710      104,081
                                            ----------------------------------------------------------------------------------
      Ending cash and cash equivalents       $   29,265      $  30,219      $  34,014    $  58,710     $ 104,081    $  20,038
                                            ==================================================================================



                                   NTELOS Inc.

              Projected Supplemental Consolidated Operating Results

                                 (In thousands)


                                                                                (Unaudited)
                                       -------------------------------------------------------------------------------------
                                            2003           2004           2005          2006           2007           2008
                                       -------------------------------------------------------------------------------------

Operating Revenues

  Wireless PCS Digital                 $  187,274     $   205,202    $  219,738     $  234,805     $  247,696    $  258,626
      Subscriber Revenues                 134,866         152,723       167,998        181,918        193,494       203,140
      Wholesale/Roaming Revenues           40,638          40,671        40,065         41,330         42,859        44,349
      Equipment Revenues                   10,274          10,229        10,006          9,791          9,472         9,153
      Other Revenues                        1,496           1,579         1,669          1,766          1,871         1,984


  Wireline Operations
      Telephone (ILEC)                     48,998          49,184        50,161         51,166         52,389        53,643
      CLEC                                 25,849          28,810        30,510         32,529         34,750        35,976
      Network                               6,684           7,023         7,327          7,652          7,927         8,213
      Internet & DSL                       19,194          20,610        22,240         23,032         24,301        25,124
                                       -------------------------------------------------------------------------------------
         Wireline Total                   100,725         105,627       110,238        114,379        119,367       122,955

  Other Operations                          6,329           3,656         3,346          3,054          2,906         2,829
                                       -------------------------------------------------------------------------------------
Total Operating Revenues               $  294,328     $   314,485    $  333,322     $  352,238     $  369,969    $  384,410
                                       =====================================================================================

  Wireless PCS Digital                 $  152,901     $   156,883    $  161,715     $  165,564     $  169,938    $  173,859
      Cost of Sales - Equipment            26,661          27,045        26,664         26,237         25,681        25,069
      Cost of Sales - Access & Other       25,329          27,839        29,717         31,470         33,123        34,455
      Customer Care                         7,698           8,113         8,560          8,732          9,040         9,313
      Engineering & Operations             30,657          31,126        31,852         32,446         33,261        34,098
      Selling & Marketing                  42,661          42,981        44,446         45,623         46,844        48,070
      General & Administrative             19,896          19,779        20,475         21,056         21,989        22,854

  Wireline Operations
      Telephone (ILEC)                     15,889          16,469        16,943         17,457         18,003        18,413
      CLEC                                 17,168          19,611        21,484         22,941         23,812        24,524
      Network                               1,970           2,097         2,211          2,252          2,364         2,409
      Internet & DSL                       12,957          13,568        14,085         14,315         14,662        15,084
                                       -------------------------------------------------------------------------------------
        Wireline Total                     47,984          51,745        54,723         56,965         58,841        60,430

  Other Operations/1/                      10,519           6,729         6,163          6,510          6,486         6,521
                                       -------------------------------------------------------------------------------------
  Total Operating Expenses             $  211,404     $   215,357    $  222,601     $  229,039     $  235,265       240,810
                                       =====================================================================================

    Wireless PCS Digital               $   34,373     $    48,319    $   58,023     $   69,240     $   77,758    $   84,767
    Wireline Operations
      Telephone (ILEC)                     33,110          32,715        33,218         33,709         34,386        35,230
      CLEC                                  8,681           9,199         9,026          9,588         10,938        11,452
      Network                               4,713           4,926         5,116          5,400          5,563         5,803
      Internet & DSL                        6,237           7,042         8,155          8,716          9,639        10,040
                                       -------------------------------------------------------------------------------------
        Wireline Total                     52,741          53,882        55,515         57,414         60,526        62,525
     Other Operations                      (4,190)         (3,073)       (2,817)        (3,456)        (3,580)       (3,692)
                                       -------------------------------------------------------------------------------------
Total Operating Cash Flows             $   82,924     $    99,128    $  110,721     $  123,199     $  134,703    $  143,599
                                       =====================================================================================

/1/  Other operating expenses include $2,427 of restructuring costs for 2003.

                                                                       EXHIBIT D

                          DEBTOR'S LIQUIDATION ANALYSIS

I. SIGNIFICANT UNCERTAINTIES

In addition to the General Assumptions and the Notes to the Liquidation Analysis that are set forth below, there are significant areas of uncertainty that exist with respect to this Liquidation Analysis.

1. The Liquidation Analysis assumes that the liquidation of the Debtors would commence and would be substantially complete within a six-month period. The wind-down cash flows during the liquidation period have been estimated by the Debtors' management and any deviation from this assumed period could have a material impact on the wind-down cash flows, the amount of administrative claims, proceeds from asset sales, and the ultimate recovery to the creditors of the Debtors' estates.

2. In any liquidation there is a general risk of unanticipated events, which could have a significant impact on the projected cash receipts and disbursements. These events include changes in the general economic condition, changes in consumer preferences, obsolescence, changes in the market value of the Debtors' assets and problems with current and former employees.

In addition to the specific assumptions described in the footnotes to the table below, the following general assumptions were used in formulating the Liquidation Analysis.

II. GENERAL ASSUMPTIONS

1. This Liquidation Analysis was prepared in accordance with section 1129(a)(7)(A)(ii) of the Bankruptcy Code to determine whether the Plan is in the best interest of each holder of a claim or interest.

2. The Liquidation Analysis is based upon a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic, business, governmental regulation, competitive uncertainties, and contingencies beyond the control of the Debtors or their management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

3. The hypothetical Chapter 7 liquidation analysis assumes the liquidation of certain wireless assets and West Virginia (CLEC, ISP) & Corporate. The remaining wireless and wireline businesses are assumed to be sold as going concern businesses with the proceeds used to repay the Debtors' obligations.

4. The Liquidation Analysis uses the Company's unaudited financial statements as of March 31, 2003 to estimate the recovery values of certain wireless assets and West Virginia (CLEC, ISP) & Corporate and for the remaining wireless and wireline businesses assumed to be sold as going concern businesses.

5. Nature and Timing of the Liquidation Process--Under section 704 of the Bankruptcy Code, a Chapter 7 trustee must, among other duties, collect and convert the property of the Debtors' estates to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for purposes of preparing this Liquidation Analysis, it is assumed that the Debtors would voluntarily convert the pending Chapter 11 Case to a Chapter 7 liquidation. The Debtors' assets and certain business units would be sold during a six-month period. Management believes that it is unlikely that the actual sale periods would be shorter than those assumed, and there can be no assurance that the actual sale period would not be longer than assumed.

6. Estimated Liquidation Proceeds--All wireless telecommunications equipment and wireless spectrum are assumed to be sold in a straight liquidation to the highest bidder. The following list identifies factors considered by the Debtors in estimating the proceeds that might be received from the liquidation sales.

       .  The historical cost of the assets,

       .  Asset location and local market demand,

       . Recently transacted telecommunications equipment and wireless spectrum sales,

       .  Management's experience and expertise in asset resale values,

       .  Analysis of liabilities and obligations relating to particular assets,

       . Current industry trends including general availability of used telecommunications equipment and wireless spectrum,

       . The number of companies in the industry selling telecommunications equipment, and

       . The current technology being used in telecommunications equipment build outs.

7. This Liquidation Analysis was prepared assuming a distressed sale scenario of certain wireless assets and West Virginia (CLEC, ISP) & Corporate. The Liquidation Analysis also assumes the sale of remaining wireless and wireline businesses as going concerns. Given the valuation uncertainty within the telecommunications industry that currently exists, particularly for wireless spectrum, management has made its best estimates of the high and low values realizable by the Debtors for their wireless assets in a liquidation process and certain business units as going concerns.

8. Certain Tax Matters--Management believes that it is unlikely that any taxable gains would be triggered through a liquidation of the Debtors' assets. However, if for some reason there were to be a taxable gain from the liquidation of the Debtors' assets, any realized gains would be reduced to zero by the Debtors' net operating loss carryforward.

9. Additional Liabilities and Reserves--The Debtors believe that in addition to the expenses that would be incurred in a Chapter 11 reorganization, there would be certain actual and contingent liabilities and expenses for which provision would be required in a Chapter 7 liquidation before distributions could be made to priority or general unsecured creditors, including: (a) Administrative Claims including damages from rejected post petition contracts, the fees of a trustee and of counsel and other professionals (including financial advisors and accountants), retention and severance payments to employees required to effectuate the wind-down process and other liabilities (including retirement, vacation pay, and other employee-related administrative costs and liabilities) that would be funded from continuing operations if the Debtors were reorganized as a going concern; and (b) certain administrative costs. Management believes that there is significant uncertainty as to the reliability of the Debtors' estimates of the amounts related to the foregoing that have been assumed in this Liquidation Analysis.

10. Distributions--Under a Chapter 7 liquidation, all secured claims are required to be satisfied from the proceeds of the collateral securing such claims before any such proceeds would be distributed to any other creditors. The remaining proceeds of the Debtors, to the extent proceeds remain after satisfaction of all secured claims, would be allocated in the following priority: the proceeds would first be distributed to the holders of Administrative Claims, then to Priority Unsecured Claims and finally to the Unsecured Claims (giving effect, as necessary, to the subordination provisions in the Subordinated Notes). Based on the liquidation assumptions of the Debtors' management, the proceeds generated from the liquidation of the Debtors' assets would not likely be sufficient to pay all of the Unsecured Claims.

       The Bankruptcy Court order approving the DIP Credit Agreement contained stipulations acknowledging, among other things, that the Pre-Petition Credit Agreement was secured by valid, first-priority liens and security interests in the Debtors' personal and real property and that the aggregate value of such property exceeds the aggregate amount of the debt evidenced by the Pre-Petition Credit Agreement. The Bankruptcy Court order further provided that these stipulations shall be binding upon all parties in interest, unless a party in interest filed a timely adversary proceeding no later than May 12, 2003. No party in interest has filed such an adversary proceeding. However, the Creditors' Committee and Wachovia Bank, National Association, as agent for the Pre-Petition Secured Lenders and DIP Lenders, have engaged in discussions concerning a stipulation (though no such stipulation has been filed with the Bankruptcy Court) which would provide that, in the event the Debtors are liquidated and cease business operations, then the Creditors' Committee may challenge the validity, enforceability and priority of the Pre-Petition Liens with respect to: (i) any motor vehicles owned by the Debtors on the Petition Date, (ii) any copyrights registered by the Debtors with the U.S. Copyright Office on and as of the Petition Date, (iii) any petty cash held by the Debtors (and not in any bank accounts) on the Petition Date, (iv) assets of Virginia Telecommunications Partnership as of the Petition Date, (v) assets of R&B Communications Inc. as of the Petition Date other than rights, shares, ownership interests, capital contributions and membership interests in Virginia PCS Alliance, L.C., and West Virginia PCS Alliance, L.C., and all distributions, dividends, and proceeds related thereto and (vi) certain cash held, as of the Petition Date, in deposit accounts. Because the Pre-Petition Secured Lenders are fully secured by other collateral, even if the Creditors' Committee were successful in avoiding the Pre-Petition Secured Lenders' liens on the enumerated collateral, it would have no material impact on the conclusions reached in the Liquidation Analysis.

11. Conclusion--The Debtors believe that a Chapter 7 liquidation of the Debtors would result in a meaningful diminution in the value to be realized by the aggregate claimants against the Debtors. Consequently, the Debtors believe that the Plan will provide a greater aggregate return to the creditors than would a Chapter 7 liquidation.

                         CHAPTER 7 LIQUIDATION ANALYSIS
                                   NTELOS INC.

                              (dollars in millions)

                                                                                ASSET REALIZATION      LIQUIDATION RECOVERIES
                                                       NOTES      BOOK VALUE    -----------------      ----------------------
                                                        REF.      3/31/2003        LOW      HIGH          LOW          HIGH
                                                       -----      ----------    --------- -------      ---------    ---------
STATEMENT OF ASSETS
WIRELESS, WEST VIRGINIA (CLEC, ISP) & CORPORATE
Cash & Cash Equivalents                                  A        $     24.8        100.0%  100.0%     $    24.8    $    24.8
Accounts Receivable, Net                                 B              19.0         38.3%   56.6%           7.3         10.7
Investments                                              C               8.3         98.5%   98.5%           8.2          8.2
Materials & Supplies, Net                                D               2.0         20.9%   41.3%           0.4          0.8
Prepaid Expenses                                         E               2.5          0.0%    0.0%           0.0          0.0
Property, Plant & Equipment, Net                         F             285.5          8.1%   12.4%          23.1         35.4
PCS Subscribers                                          G               0.0          N/A     N/A            0.0          5.3
Spectrum Licenses                                        H             114.6         42.0%   58.1%          48.1         66.6
Other Assets                                             I               2.9          0.0%    0.0%           0.0          0.0
                                                                                                       ---------    ---------
  Total Proceeds from Wireless,
   West Virginia & Corporate                                                                               111.9        151.8

PROCEEDS FROM SALES OF BUSINESS UNITS
Wireline Business                                        J                                                 220.0        288.8
Wireline Cable Business                                  K                                                   8.5          8.5
Wireless Cable Business                                  L                                                   1.5          3.0
Paging Business                                          M                                                   0.5          1.4
Cash Flows From Wind Down -- Wireless and WV             N                                                  15.0         17.3
                                                                                                       ---------    ---------
  Total Proceeds from Sales of Business Units                                                              245.5        319.0

Total Liquidated Proceeds Available to Pay
 Chapter 7 Administrative Claims                                                                       $   357.4    $   470.8

                                                                                                       LIQUIDATION RECOVERIES
                                                                                                       ----------------------
                                                                                                          LOW          HIGH
                                                                                                       ---------    ---------
CHAPTER 7 ADMINISTRATIVE CLAIMS
Trustee Fees                                             O                                             $    10.7    $    14.1
Professional Fees                                        P                                                   1.3          1.8
Liquidation Costs                                        Q                                                   4.4          6.1
                                                                                                       ---------    ---------
  Total Chapter 7 Administrative Claims                                                                $    16.4    $    22.0
Net Estimated Recovery - Chapter 7 Admin Claims                                                            100.0%       100.0%

Net Estimated Proceeds Available for Distribution
 After Chapter 7 Administrative Claims                                                                 $   341.0    $   448.8

See Notes to Liquidation Analysis.

                         CHAPTER 7 LIQUIDATION ANALYSIS
                                   NTELOS INC.

                              (dollars in millions)

                                                                                   REALIZATION
                                                                                    PERCENTAGE         LIQUIDATION RECOVERIES
                                                       NOTES      ESTIMATED     -----------------      ----------------------
                                                        REF.       BALANCE        LOW      HIGH           LOW          HIGH
                                                       -----      ----------    --------- -------      ---------    ---------
SECURED CLAIMS
FCC Debt Including Estimated Accrued Interest            R        $      8.1         49.6%   74.4%     $     4.0    $     6.0
R&B Debt Including Estimated Accrued Interest            R               6.9        100.0%  100.0%           6.9          6.9
                                                                  ----------    --------- -------      ---------    ---------
  Total Secured Claims                                            $     15.0         72.7%   86.1%     $    10.9    $    12.9

  Net Estimated Proceeds Available for Distribution
   After FCC Debt and R&B Debt                                                                         $   330.1    $   435.9

SENIOR SECURED BANK FACILITIES/INTEREST RATE SWAP
Senior Secured Bank Facilities                           R        $    260.3        100.0%  100.0%     $   260.3    $   260.3
Accrued Interest                                         R               7.9        100.0%  100.0%           7.9          7.9
Interest Rate Swap                                       R              19.3        100.0%  100.0%          19.3         19.3
                                                                  ----------    --------- -------      ---------    ---------
  Total Senior Secured Bank Facilities/Interest Rate
   Swap                                                           $    287.5        100.0%  100.0%     $   287.5    $   287.5

Net Estimated Proceeds Available for Distribution
 After Secured Claims                                                                                  $    42.6    $   148.4

                                                                                   REALIZATION
                                                                                    PERCENTAGE         LIQUIDATION RECOVERIES
                                                                  ESTIMATED     -----------------      ----------------------
                                                                   BALANCE        LOW      HIGH           LOW          HIGH
                                                                  ----------    --------- -------      ---------    ---------
ADMINISTRATIVE CLAIMS
Post-Petition Taxes, Accrued Salaries, Accrued
 Bonuses                                                 S        $     13.3        100.0%  100.0%     $    13.3    $    13.3
                                                                  ----------    --------- -------      ---------    ---------
  Total Administrative Claims                                     $     13.3        100.0%  100.0%     $    13.3    $    13.3

Balance Available for Distribution to Priority
 Unsecured Claims                                                                                      $    29.3    $   135.1

                                                                                   REALIZATION
                                                                                    PERCENTAGE         LIQUIDATION RECOVERIES
                                                                  ESTIMATED     -----------------      ----------------------
                                                                   BALANCE        LOW      HIGH           LOW          HIGH
                                                                  ----------    --------- -------      ---------    ---------
PRIORITY UNSECURED CLAIMS
Pre-Petition Section 507 Claims                          T        $      1.7        100.0%  100.0%     $     1.7    $     1.7
                                                                  ----------    --------- -------      ---------    ---------
  Total Priority Unsecured Claims                                 $      1.7        100.0%  100.0%     $     1.7    $     1.7

Balance Available for Distribution to Unsecured Claims                                                 $    27.6    $   133.4

                                                                                   REALIZATION
                                                                                    PERCENTAGE         LIQUIDATION RECOVERIES
                                                                  ESTIMATED     -----------------      ----------------------
                                                                   BALANCE        LOW      HIGH           LOW          HIGH
                                                                  ----------    --------- -------      ---------    ---------
UNSECURED CLAIMS
Trade Payables                                           U        $     52.8          5.9%   28.6%     $     3.1    $    15.1
FCC Debt Including Estimated Accrued Interest            U               2.1          5.9%   28.6%           0.1          0.6
Capital Leases Including Estimated Accrued Interest      U              10.1          5.9%   28.6%           0.6          2.9
Senior Notes Including Accrued & Unpaid Interest         U             300.0          5.9%   28.6%          17.8         85.7
Subordinated Notes Including Accrued & Unpaid
 Interest                                                U             102.1          5.9%   28.6%           6.0         29.1
                                                                  ----------    --------- -------      ---------    ---------
  Total Unsecured Claims                                          $    467.1          5.9%   28.6%     $    27.6    $   133.4

Balance Available for Distribution to Equity
 Interests                                                                                             $     0.0    $     0.0

See Notes to Liquidation Analysis.

NOTES TO LIQUIDATION ANALYSIS:

Note A: Cash & Cash Equivalents are assumed recoverable at 100% in both high and low liquidation scenarios.

Note B: For purposes of this analysis, Accounts Receivables, Net were first divided into sub-categories based on receivable type and then divided into aging periods of 0 > 30 days, 30 > 60 days, 60 > 90 days, 90 > 120 days and >120 days. Specific high and low recovery values were then applied to each category. Individual recovery percentages ranged from 20% to 90% of outstanding balances, which rendered an overall recovery range for all receivables of 38% to 57%.

Note C: Investments were divided into a number of different classes, and high and low recovery values were applied to each class. Individual recovery percentages ranged from 0% to 100% of outstanding balances, which rendered an overall recovery for Investments of 99% in both high and low liquidation scenarios.

Note D: Materials and Supplies, Net consist mainly of recently purchased wireless handsets. Individual recovery percentages ranged from 10% to 40% of outstanding balances, which rendered an overall recovery range of 21% to 41%.

Note E: Prepaid expenses were assumed to carry no value.

Note F: Property, Plant & Equipment (PP&E) assets were divided into a number of different classes, and high and low recovery values were applied to each class. Individual recovery percentages ranged from 0% to 70% of net book value and were based on management's estimate of market demand for each class of asset. The overall recovery of PP&E ranged from 8% to 12%.

Note G: PCS Subscribers were assumed to carry no value in a low liquidation scenario and approximately $5.3 million in a high liquidation scenario.

Note H: Spectrum Licenses were valued on a license-by-license basis based on a discount to the average pricing of prior FCC auctions (excluding Auction 35). Individual recovery percentages by market ranged from 40% to 90% of the average pricing of prior FCC auctions.

Note I: Other Assets were assumed to carry no value.

Note J: Sale of Wireline Businesses (Excluding West Virginia CLEC and Internet) assumes a 4.0x and 5.3x multiple of LTM 3/31/03 EBITDA for the low and high liquidation scenarios, respectively.

Note K: The $8.5 million high and low values represent the actual sale price in the signed definitive agreement as of May 2003.

Note L: Sale of Wireless Cable Business assumes $0.60/POP and $1.20/POP for the low and high liquidation scenarios, respectively.

Note M: Sale of Paging Business assumes a 1.0x and 3.0x multiple of LTM 3/31/03 EBITDA, for the low and high liquidation scenarios, respectively.

Note N: Wind-Down Cash Flows assume a six-month period to decommission the cell sites and switches of certain wireless assets as well as to sell off the remaining wireless and wireline businesses as going concern businesses.

Note O: Chapter 7 Trustee fees are estimated at 3.0% of the gross liquidated proceeds.

Note P: Professional Fees were estimated at $1.3 to $1.8 million.

Note Q: Liquidation Costs are estimated as 3.0% of the total realization for PP&E and Spectrum Licenses and 1.0% of the total realization for the sale of business units. These charges are the costs associated with liquidating the fixed assets and wireless licenses of the company through auction or other means.

Note R: Secured Claims consist of the estimated balances of the FCC Debt, R&B Debt, and Senior Secured Bank Facilities at March 31, 2003. FCC Debt is only presented as secured to the extent of the estimated value of the assets securing the obligation. The remainder of the balance of the obligation is considered an Unsecured Claim.

Note S: Administrative Claims consist of accrued salaries, accrued bonuses, and post-petition taxes and exclude Section 507 claims.

Note T: Pre-petition Section 507 claims are estimated to be $1.7 million.

Note U: Unsecured Claims in the amount of $467.1 million consist of all pre-petition trade payables, the unsecured portion of the FCC Debt, Capital Lease obligations, the Senior Notes and Subordinated Notes and accrued but unpaid interest at March 4, 2003.

                                                                       EXHIBIT E

                       HISTORICAL FINANCIAL STATEMENTS OF
              NTELOS INC. AND SUBSIDIARIES (DEBTORS-IN-POSSESSION)

Consolidated Financial Statements for the Year Ended December 31, 2002      1-39

Unaudited Condensed Consolidated Financial Statements for the
Three Months Ended March 31, 2003                                          40-55

 NTELOS INC. AND SUBSIDIARIES
 (DEBTOR-IN-POSSESSION)

 CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 2002

 ---------------------------------------------------------------------------------
   CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets                                                1

      Consolidated Statements of Operations                                      3

      Consolidated Statements of Cash Flows                                      4

      Consolidated Statements of Shareholders' Equity (Deficit)                  5

      Notes to Consolidated Financial Statements                                 6

   INDEPENDENT AUDITORS' REPORT                                                 38
 ---------------------------------------------------------------------------------

Consolidated Balance Sheets
NTELOS Inc. and Subsidiaries
(Debtor-in-Possession)

(In thousands)
December 31,                                                                        2002            2001
-------------------------------------------------------------------------------------------------------------
Assets

Current Assets
   Cash and cash equivalents                                                     $   12,216      $      7,293
   Restricted cash                                                                       -             18,069
   Accounts receivable, net of allowance of $23,170 ($13,971 in 2001)                33,748            30,328
   Inventories and supplies                                                           2,588             9,619
   Other receivables and deposits                                                     3,058             4,669
   Prepaid expenses and other                                                         3,557             3,929
   Income taxes receivable                                                               -              1,945
-------------------------------------------------------------------------------------------------------------
                                                                                     55,167            75,852
-------------------------------------------------------------------------------------------------------------

Investments and Advances
   Securities and investments                                                           867             6,134
   Restricted investments                                                             7,829             7,829
   Restricted cash                                                                       -             18,094
-------------------------------------------------------------------------------------------------------------
                                                                                      8,696            32,057
-------------------------------------------------------------------------------------------------------------

Property, Plant and Equipment
   Land and building                                                                 51,026            50,836
   Network plant and equipment                                                      437,938           447,585
   Furniture, fixtures and other equipment                                           65,366            65,283
-------------------------------------------------------------------------------------------------------------
     Total in service                                                               554,330           563,704
   Under construction                                                                15,722            35,753
-------------------------------------------------------------------------------------------------------------
                                                                                    570,052           599,457
Less accumulated depreciation                                                       135,597           133,513
-------------------------------------------------------------------------------------------------------------
                                                                                    434,455           465,944
-------------------------------------------------------------------------------------------------------------

Other Assets

   Goodwill, less accumulated amortization of $7,524 ($10,264 in 2001)               86,016           135,635
   Other intangibles, less accumulated amortization of $1,379 ($8,261 in
     2001)                                                                            1,879            23,677
   Radio spectrum licenses in service                                               107,234           423,181
   Other radio spectrum licenses                                                      2,572            11,930
   Radio spectrum licenses not in service                                             7,155             9,935
   Deferred charges                                                                  18,563            18,675
   Deferred income taxes                                                              7,784                -
-------------------------------------------------------------------------------------------------------------
                                                                                    231,203           623,033
-------------------------------------------------------------------------------------------------------------
                                                                                 $  729,521      $  1,196,886
=============================================================================================================

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
NTELOS Inc. and Subsidiaries
(Debtor-in-Possession)

(In thousands)
December 31,                                                                                     2002          2001
-----------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity (Deficit)

Current Liabilities
   Long-term debt in default and scheduled maturities                                      $    623,762     $         -
   Deferred liabilities - interest rate swap agreements relating to debt in default              20,012               -
   Accounts payable                                                                              22,350          39,917
   Advance billings and customer deposits                                                        13,013           8,889
   Accrued payroll                                                                                6,160           5,540
   Accrued interest                                                                              19,131          18,332
   Deferred revenue                                                                               4,455           5,092
   Other accrued liabilities                                                                      5,227           4,927
-----------------------------------------------------------------------------------------------------------------------
                                                                                                714,110          82,697
-----------------------------------------------------------------------------------------------------------------------
Long-term Debt                                                                                   18,960         612,416
-----------------------------------------------------------------------------------------------------------------------

Long-term Liabilities
   Deferred income taxes                                                                             -            2,200
   Retirement benefits                                                                           25,542          18,101
   Long-term deferred liabilities                                                                26,899          41,312
-----------------------------------------------------------------------------------------------------------------------
                                                                                                 52,441          61,613
-----------------------------------------------------------------------------------------------------------------------
Minority Interests                                                                                  523             847
-----------------------------------------------------------------------------------------------------------------------
Redeemable Convertible Preferred Stock                                                          286,164         265,747
-----------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies

Shareholders' Equity (Deficit)
   Preferred stock, no par value per share, authorized 1,000 shares; none issued                      -               -
   Common stock, no par value per share, authorized 75,000 shares; issued 17,780
    shares (17,209 in 2001)                                                                     182,380         182,093
   Stock warrants                                                                                22,874          22,874
   Accumulated deficit                                                                         (532,565)        (23,201)
   Accumulated other comprehensive loss                                                         (15,366)         (8,200)
-----------------------------------------------------------------------------------------------------------------------
                                                                                               (342,677)        173,566
-----------------------------------------------------------------------------------------------------------------------
                                                                                           $    729,521     $ 1,196,886
=======================================================================================================================

See Notes to Consolidated Financial Statements.

Consolidated Statements of Operations
NTELOS Inc. and Subsidiaries
(Debtor-in-Possession)

(In thousands, except per share amounts)
Years Ended December 31,                                                     2002             2001           2000
---------------------------------------------------------------------------------------------------------------------
Operating Revenues
   Wireless PCS                                                           $   156,860    $   118,832    $    39,096
   Wireline communications                                                     96,916         86,485         58,280
   Other communications services                                                8,951          9,746         16,143
---------------------------------------------------------------------------------------------------------------------
                                                                              262,727        215,063        113,519
---------------------------------------------------------------------------------------------------------------------

Operating Expenses
   Cost of wireless sales (exclusive of the items shown separately below)      48,868         47,808         18,657
   Maintenance and support                                                     64,408         62,508         31,177
   Depreciation and amortization                                               82,924         82,281         37,678
   Asset impairment charges                                                   402,880              -              -
   Customer operations                                                         66,007         65,657         31,992
   Corporate operations                                                        17,914         18,586         11,441
   Operational and capital restructuring charges                                4,285              -              -
---------------------------------------------------------------------------------------------------------------------
                                                                              687,286        276,840        130,945
---------------------------------------------------------------------------------------------------------------------

Operating Loss                                                               (424,559)       (61,777)       (17,426)

Other Income (Expenses)
   Equity loss from PCS investees
     VA PCS Alliance                                                                -              -         (3,679)
     WV PCS Alliance                                                                -         (1,286)        (8,580)
   Gain on sale of assets                                                       8,472         31,845         62,616
   Other financing costs                                                            -              -         (6,536)
   Interest expense                                                           (78,351)       (76,251)       (31,407)
   Other (expense) income                                                      (1,454)         5,679          6,970
---------------------------------------------------------------------------------------------------------------------
                                                                             (495,892)      (101,790)         1,958

Income Taxes (Benefit)                                                         (6,464)       (34,532)         1,326
---------------------------------------------------------------------------------------------------------------------
                                                                             (489,428)       (67,258)           632

Minority Interests in Losses of Subsidiaries                                      481          3,545          1,638
---------------------------------------------------------------------------------------------------------------------
(Loss) Income from Continuing Operations                                     (488,947)       (63,713)         2,270

Discontinued Operation
   Income from discontinued operation, net of tax                                   -              -            396
   Gain on sale of discontinued operation, net of tax                               -              -         15,973
---------------------------------------------------------------------------------------------------------------------
Net (Loss) Income                                                            (488,947)       (63,713)        18,639

Dividend requirements on preferred stock                                       20,417         18,843          8,168
---------------------------------------------------------------------------------------------------------------------
(Loss) Income Applicable to Common Shares                             $      (509,364)   $   (82,556)   $    10,471
=====================================================================================================================

Basic and Diluted Earnings per common share:
   (Loss) Income from continuing operations                           $        (29.34)   $     (5.02)   $     (0.45)
   Income from discontinued operation                                               -              -           1.25
---------------------------------------------------------------------------------------------------------------------
     Basic and diluted (loss) earnings per common share               $        (29.34)   $     (5.02)   $      0.80

Average shares outstanding - basic and diluted                                 17,358         16,442         13,106
---------------------------------------------------------------------------------------------------------------------

Cash dividends per share                                              $             -    $         -    $     0.115

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
NTELOS Inc. and Subsidiaries
(Debtor-in-Possession)

(In thousands)
Years Ended December 31,                                              2002                2001                2000
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income                                                $     (488,947)     $      (63,713)     $       18,639
Deduct income from discontinued operation                                     -                   -                (396)
Deduct gain on sale of discontinued operation                                 -                   -             (15,973)
--------------------------------------------------------------------------------------------------------------------------
(Loss) income from continuing operations                               (488,947)            (63,713)              2,270

Adjustments to reconcile net income to net cash provided by
  operating activities:
     Gain on sale of assets                                              (8,472)            (31,845)            (62,616)
     Gain from merger termination fee                                         -              (2,204)                  -
     Asset impairment charges                                           402,880                   -                   -
     Depreciation                                                        79,528              70,679              32,666
     Amortization                                                         3,396              11,602               5,012
     Non-cash restructuring charge                                        1,101                   -                   -
     Deferred taxes                                                      (7,421)            (35,313)                915
     Retirement benefits and other                                        1,902               1,803               1,556
     Interest paid from restricted cash                                  25,781              35,711              20,121
     Accrued interest income on restricted cash                            (238)             (3,460)             (1,862)
     Equity loss from PCS Alliances                                           -               1,286              12,259
     Accretion of loan discount and origination fees                      4,601               4,265               1,772
Changes in assets and liabilities from operations, net of
  effects of acquisitions and dispositions:
     Increase in accounts receivable                                     (3,497)               (388)             (5,746)
     Decrease (increase) in inventories and supplies                      6,941                  (8)             (2,164)
     Decrease (increase) in other current assets                          1,942              (1,820)               (792)
     Changes in income taxes                                              1,983               1,790               2,400
     Decrease in accounts payable                                       (17,922)               (497)             (1,313)
     Increase in other current liabilities                               18,457                 611               5,451
--------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) continuing operations                     22,015             (11,501)              9,929
Net cash used in discontinued operation                                       -                   -                 (51)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                      22,015             (11,501)              9,878

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment                                   (73,164)           (102,872)            (65,590)
  Proceeds from sale of assets                                           31,116              60,818               3,200
  Cash payment on purchase of PrimeCo VA                                      -                   -            (408,644)
  Investments in restricted cash, net                                         -                   -             (69,162)
  Proceeds from sale of discontinued operation                                -               3,500              30,343
  Investments in PCS Alliances                                                -                (687)            (15,292)
  Cash from merged entity, net of closing costs                               -               2,192                   -
  Advances to PCS Alliances                                                   -              (2,960)            (62,385)
  Deposit refunds (deposit) on assets                                         -               8,000             (14,852)
  Proceeds from merger termination fee, net                                   -               2,918                   -
  Purchase of minority interest                                               -                 (93)            (10,745)
  Purchase of investments and other                                        (355)               (612)             (8,375)
--------------------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                 (42,403)            (29,796)           (621,502)
--------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt                               36,000              50,000             544,357
  Proceeds from issuance of preferred stock and warrants                      -                   -             242,523
  Payoff of VA PCS Alliance long-term debt                                    -                   -            (118,570)
  Cash dividends                                                              -                   -              (1,501)
  Payments on senior notes                                                    -                   -             (12,727)
  Additional payments under lines of credit (net) and other
     debt instruments                                                   (10,976)             (3,422)            (23,530)
  Net proceeds from exercise of stock options and stock
     issuance through Employee Stock Purchase Plan                          287                 670               1,133
  Payment of debt financing closing costs                                     -                (295)            (18,622)
--------------------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                              25,311              46,953             613,063
--------------------------------------------------------------------------------------------------------------------------
  Increase in cash and cash equivalents                                   4,923               5,656               1,439
  Cash and cash equivalents:
  Beginning                                                               7,293               1,637                 198
--------------------------------------------------------------------------------------------------------------------------

  Ending                                                         $       12,216      $        7,293      $        1,637
==========================================================================================================================

See Notes to Consolidated Financial Statements.

Consolidated Statements of Shareholders' Equity (Deficit)
NTELOS Inc. and Subsidiaries
(Debtor-in-Possession)

                                                                                         Retained       Accumulated        Total
                                                                                         Earnings          Other       Shareholders'
                                                          Common Stock        Stock    (Accumulated    Comprehensive      Equity
                                                      -------------------
(In thousands)                                         Shares    Amount      Warrants    Deficit)      Income (Loss)     (Deficit)
                                                      -----------------------------------------------------------------------------
Balance, January 1, 2000                               13,060   $ 43,943     $      -   $  50,385         $ 21,856       $ 116,184
Comprehensive income:
  Net income                                                                               18,639
  Unrealized loss on securities available for sale,
    net of $8,529 of deferred tax benefit                                                                  (13,398)
  Comprehensive income                                                                                                       5,241
Tax benefit related to stock options                                 196                                                       196
Dividends on common shares                                                                 (1,501)                          (1,501)
Dividends on preferred shares                                                              (8,168)                          (8,168)
Issuance of warrants                                                           22,874                                       22,874
Stock options exercised, net                               70      1,095                                                     1,095
Shares issued through Employee Stock Purchase Plan          2         38                                                        38
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                             13,132     45,272       22,874      59,355            8,458         135,959
Comprehensive loss:
  Net loss                                                                                (63,713)
  Cash flow hedge:
    Cumulative effect on the adoption of SFAS No. 133,
      net of $2,489 of deferred tax benefit                                                                 (3,900)
    Derivative losses, net of $2,608 of deferred
      tax benefit                                                                                           (4,105)
    Unrealized loss on securities available for
      sale, net of $124 of deferred tax benefit                                                               (195)
    Realization of gain due to sale of equity
      interest in Illuminet Holdings, Inc., net of
      $5,484 deferred tax obligation                                                                        (8,458)
  Comprehensive loss                                                                                                       (80,371)
Dividends on preferred shares                                                             (18,843)                         (18,843)
Common stock issuance pursuant to R&B Merger            3,704    131,376                                                   131,376
Common stock issuance for purchase of additional          320      4,775                                                     4,775
  interest in Alliances
Stock options exercised, net                               16        106                                                       106
Shares issued through Employee Stock Purchase Plan         37        564                                                       564
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                             17,209    182,093       22,874     (23,201)          (8,200)        173,566
Comprehensive loss:
  Net loss                                                                               (488,947)
  Cash flow hedge:
    Derivative losses, net of $2,687 of deferred                                                            (4,221)
      tax benefit
    Unrealized loss on securities available for sale                                                          (321)
    Reclassification of unrealized loss to realized
      loss, included in net income                                                                             509
    Minimum pension liability charge                                                                        (3,133)
  Comprehensive loss                                                                                                      (496,113)
Dividends on preferred shares                                                             (20,417)                         (20,417)
Common stock issuance (cancellation), net                  (2)      (155)                                                     (155)
Shares issued through Employee Stock Purchase Plan        573        442                                                       442
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                             17,780   $182,380    $ 22,874    $(532,565)        $(15,366)      $(342,677)
==================================================================================================================================

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
NTELOS Inc. and Subsidiaries
(Debtor-in-Possession)

Note 1. ORGANIZATION

Overview

NTELOS Inc. (debtor-in-possession, hereafter referred to as "NTELOS" or the "Company") is an integrated communications provider that provides a broad range of products and services to businesses, telecommunication carriers and residential customers in Virginia and surrounding states. The Company's services include wireless digital personal communications services ("PCS"), local and long distance telephone services, dial-up Internet access, high-speed DSL (high-speed Internet access), paging, and wireline and wireless cable television.

     On March 4, 2003 (the "Petition Date"), the Company and certain of its subsidiaries (collectively, the "Debtors"), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Virginia (the "Bankruptcy Court"). By order of the Bankruptcy Court, the Debtors' respective cases are being jointly administered under the case number 03-32094 (the "Bankruptcy Case") for procedural purposes only. The Bankruptcy Case was commenced in order to implement a comprehensive financial restructuring of the Company.

     In the first half of 2002, the Company took a number of restructuring steps to improve operating results, financial condition and conserve cash on hand by reducing its operating expenses, including a reduction in workforce, an early retirement program, termination of certain services in selected unprofitable locations, and curtailing or deferring certain capital expenditures. Despite the improved operating performance resulting from these measures and continued execution of the Company's business plan, the Company continues to require additional cash to fund its operating expenses, debt service and capital expenditures.

     In September 2002, the Company retained UBS Warburg as its financial advisor to assist the Company in exploring a variety of restructuring alternatives. Thereafter, continued competition in the wireless telecommunications sector resulted in a modification to the Company's long-term business plan, including a reduction in wireless subscriber growth, a decrease in average revenue per wireless subscriber, a slower improvement in subscriber churn and slower growth in wholesale revenues. In addition, capital and lending prospects for telecommunication companies continued to deteriorate. On November 29, 2002, the Company entered into an amendment and waiver with the lenders under the Senior Credit Facility which restricted the amounts that the Company could borrow and waived the Company's obligation to make certain representations in order to submit a borrowing request. Without an extension of the waiver, the Company did not have access to the Senior Credit Facility following January 31, 2003. During this period, the Company was actively negotiating with its debtholders to develop a comprehensive financial restructuring plan. The Company was unable to reach an agreement with its debtholders on an out-of-court restructuring plan and, accordingly, on March 4, 2003, the Company filed a petition for relief under Chapter 11 of the Bankruptcy Code.

     The Company conducts its operations through a number of wholly-owned or majority-owned subsidiaries. While it implements the proposed recapitalization, the Company expects its subsidiaries to continue to operate in the ordinary course of business.

Proposed Restructuring

The Bankruptcy Case was commenced in order to implement a comprehensive financial restructuring of the Company, including the senior notes due 2010 (the "Senior Notes"), subordinated notes due 2011 and preferred and common equity securities. As of the date of this report, a plan of reorganization (the "Plan") has not been submitted to the Bankruptcy Court.

In order to meet ongoing obligations during the reorganization process, the Company entered into a $35 million debtor-in-possession financing facility (the "DIP Financing Facility"), subject to Bankruptcy Court approval. On March 5, 2003, the Bankruptcy Court granted access to up to $10 million of the DIP Financing Facility, with access to the full $35 million subject to final Bankruptcy Court approval, certain state regulatory approvals and the banks' receiving satisfactory assurances regarding the senior noteholders' proposed $75 million investment in the Company upon emergence from bankruptcy. On March 24, 2003, the Bankruptcy Court entered a final order authorizing the Company to access up to $35 million under the DIP Financing Facility and, as of April 11, 2003, the Company satisfied all other conditions to full access to the DIP Financing Facility.

The Company anticipates that the Plan will be funded by two sources of capital:
(i) an equity investment made by certain holders of Senior Notes of an aggregate of $75 million in exchange for new 9% convertible notes ("New Notes") of the reorganized company and (ii) a credit facility which permits the Company to continue to have access to its current $225 million of outstanding term loans with a $36 million revolver commitment ("Exit Financing Facility"). This Exit Financing Facility also provides that the term loans and any new borrowings under the revolver will be at current rates and existing maturities.

On April 10, 2003, the Company entered into a Plan Support Agreement (the "Plan Support Agreement") with a majority of the lenders under its Senior Credit Facility. The Plan Support Agreement provides that the lenders will agree to support a "Conforming Plan," which must include the following: (i) financing upon emergence from bankruptcy on agreed terms, (ii) cancellation of, or conversion into equity of the reorganized company upon emergence from bankruptcy of, substantially all of the Company's outstanding debt and equity securities,
(iii) outstanding indebtedness on the effective date of the Plan consisting of only certain hedge agreements, Exit Financing Facility, New Notes, existing government loans and certain capital leases, (iv) consummation of the sale of New Notes on the effective date of the Plan and (v) repayment of the DIP Financing Facility and the $36 million outstanding under the revolver.

On April 10, 2003, the Company also entered into a Subscription Agreement with certain holders of Senior Notes for the sale of $75 million aggregate principal amount of New Notes. The Plan Support Agreement and Subscription Agreement are subject to, among other things, confirmation of a Conforming Plan.

The Plan Support Agreement provides that a Conforming Plan and accompanying disclosure statement must be filed with the Bankruptcy Court prior to May 31, 2003 and that a disclosure statement, reasonably acceptable to the lenders, must be approved by the Bankruptcy Court no later than August 15, 2003. In addition, the Plan Support Agreement obligates the Company to have filed a Conforming Plan, solicited votes and conducted a confirmation hearing prior to September 30, 2003.

While a Plan has not been submitted, the Company anticipates that the Plan will constitute a Conforming Plan, with the conversion of existing debt securities into substantially all of the common ownership of the reorganized Company. The Company also anticipates that the holders of common and preferred stock of the Company will be entitled to little or no recovery. Accordingly, the Company anticipates that all, or substantially all, of the value of all investments in the Company's common and preferred stock will be lost.

Bankruptcy Proceeding

In conjunction with the commencement of the Bankruptcy Case, the Debtors sought and obtained several first day orders from the Bankruptcy Court which were intended to enable the Debtors to operate in the normal course of business during the Bankruptcy Case. The most significant of these orders (i) authorize access to up to $10 million of its $35 million debtor-in-possession financing facility (the "DIP Financing Facility") with Wachovia Bank, (ii) permit the Debtors to operate their consolidated cash management system during the Bankruptcy Case in substantially the same manner as it was operated prior to the commencement of the Bankruptcy Case, (iii) authorize payment of pre-petition employee salaries, wages, and benefits and reimbursement of pre-petition employee business expenses, (iv) authorize payment of pre-petition sales, payroll, and use taxes owed by the Debtors, and (iv) authorize payment of certain pre-petition obligations to customers.

     On March 5, 2003, the Bankruptcy Court entered an interim order authorizing the Debtors to enter into the DIP Financing Facility, and to grant first priority mortgages, security interests, liens (including priming liens), and super priority claims on substantially all of the assets of the Debtors to secure the DIP Financing Facility. At first day hearings, the Court entered orders that, among other things, granted authority to continue to pay employee salaries, wages and benefits, and to honor warranty and service obligations to customers. On March 24, 2003, the Bankruptcy Court entered a final order approving the DIP Financing Facility and authorizing the Debtors to utilize up to $35 million under the DIP Financing Facility. The full $35 million DIP commitment was subject to final Court approval, certain state regulatory approvals and the lenders' receiving satisfactory assurances regarding the proposed $75 million investment in the Company by certain holders of Senior Notes upon emergence from bankruptcy. Subsequent to March 24, 2003, the Company satisfied all other conditions to obtain full access to the DIP Financing Facility. The DIP Financing Facility is available to meet ongoing financial obligations in connection with the Company's regular business operations, including obligations to vendors, customers and employees during the Bankruptcy Case.

     The Debtors are currently operating their businesses as debtors-in-possession under the Bankruptcy Code. Pursuant to the Bankruptcy Code, pre-petition obligations of the Debtors, including obligations under debt instruments, generally may not be enforced against the Debtors, and any actions to collect pre-petition indebtedness are automatically stayed, unless the stay is lifted by the Bankruptcy Court. The pre-petition obligations of the Debtors are subject to settlement under a plan of reorganization. In addition, as debtors-in-possession, the Debtors have the right, subject to the Bankruptcy Court approval and certain other limitations, to assume or reject executory contracts and unexpired leases. In this context, "assumption" means that the Debtors agree to perform their obligations and cure all existing defaults under the contract or lease, and "rejection" means that the Debtors are relieved from their obligations to perform further under the contract or lease, but are subject to a claim for damages for the breach thereof. Any damages resulting from rejection of executory contracts and unexpired leases will be treated as general unsecured claims in the Bankruptcy Case unless such claims were secured prior to the Petition Date. The Debtors are in the process of reviewing their executory contracts and unexpired leases to determine which, if any, they will reject. The Debtors cannot presently determine or reasonably estimate the ultimate liability that may result from rejecting contracts or leases or from the filing of claims for any rejected contracts or leases, and no provisions have yet been made for these items. The amount of the claims to be filed by the creditors could be significantly different than the amount of the liabilities recorded by the Debtors.

     Since the Petition Date, the Debtors have conducted business in the ordinary course. As noted above, early in 2002 the Company completed an operational restructuring (see Note 19) and, accordingly, does not contemplate further operational restructuring at this time. After developing the Plan, the Debtors will seek the requisite acceptance of the Plan by impaired creditors and equity holders, if it is determined that equity holders will receive a distribution under the Plan, and confirmation of the Plan by the Bankruptcy Court, all in accordance with the applicable provisions of the Bankruptcy Code. During the pendency of the Bankruptcy Case, the Debtors may, with the Bankruptcy Court approval, sell assets and settle liabilities, including for amounts other than those reflected in the financial statements. The administrative and reorganization expenses resulting from the Bankruptcy Case will unfavorably affect the Debtor's results of operations. Future results of operations may also be adversely affected by other factors related to the Bankruptcy Case. No assurance can be given that the Debtor's creditors will support the proposed Plan, or that the Plan will be approved by the Bankruptcy Court. Additionally, there can be no assurance of the level of recovery to which the Debtors' secured and unsecured creditors will receive.

Basis of Presentation

Our consolidated financial statements have been prepared on a going concern basis of accounting in accordance with accounting principles generally accepted in the United States. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. Because of the Bankruptcy Case and the circumstances leading to the filing thereof, there is substantial doubt about the Company's ability to continue as a going concern. The Company's ability to realize the carrying value of its assets and discharge its liabilities is subject to substantial uncertainty. The Company's ability to continue as a going concern depends upon, among other things, the Company's ability to comply with the terms of the DIP Financing Facility, confirmation of a plan of reorganization, availability of exit financing from existing lenders under the Senior Credit Facility, receipt of additional funding through the issuance of an aggregate of $75 million of New Notes, and the Company's ability to generate sufficient cash flows from operations. Our financial statements do not reflect adjustments for possible future effects on the recoverability of assets or the amounts and classifications of liabilities that may result from the outcome of the Bankruptcy Case.

     Our consolidated financial statements do not reflect adjustments that may occur in accordance with the AICPA Statement of Position 90-07 ("Financial Reporting by Entities in Reorganization Under the Bankruptcy Code") ("SOP 90-07"), which the Company will adopt for its financial reporting in periods ending after emergence from bankruptcy, assuming the Company will continue as a going concern. In the Bankruptcy Case, substantially all unsecured liabilities as of the Petition Date are subject to settlement under a plan of reorganization to be voted on by creditors and equity holders, if it is determined that equity holders will receive a distribution under the Plan, and approved by the Bankruptcy Court. It is expected that the proposed Plan will result in "Fresh Start" reporting pursuant to SOP 90-7. Under Fresh Start reporting, the value of the reorganized Company would be determined based on the amount a willing buyer would pay for the Company's assets upon confirmation of the Plan by the Bankruptcy Court. This value would be allocated to specific tangible and identifiable intangible assets. Liabilities existing as of the effective date of the plan of reorganization would be stated at the present value of amounts to be paid based on current interest rates. For financial reporting purposes for periods ending after the Bankruptcy filing, those liabilities and obligations whose treatment and satisfaction is dependent on the outcome of the Bankruptcy Case will be segregated and classified as Liabilities Subject to Compromise in the consolidated balance sheet under SOP 90-07.

     Generally, all actions to enforce or otherwise effect repayment of pre-petition liabilities as well as all pending litigation against the Debtors are stayed while the Debtors continue their business operations as debtors-in-possession. The ultimate amount of and settlement terms for such liabilities are subject to an approved plan of reorganization and, accordingly, are not presently determinable. Pursuant to SOP 90-07, professional fees associated with the Bankruptcy Case will be expensed as incurred and reported as reorganization costs. Also, interest expense and preferred dividends will be reported only to the extent that they will be paid during the Bankruptcy Case or that it is probable that they will be an allowed claim.

Note 2. Asset Impairment Charges

     The Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), on January 1, 2002 (see
Note 3, "Significant Accounting Policies" for additional discussions of this standard). The Company completed the transitional impairment testing as of January 1, 2002 for goodwill and the assembled workforce and determined that no impairment existed as of that date.

     During the first quarter of 2003, the Company completed the 2002 annual SFAS No. 142 impairment testing of all goodwill and indefinite lived intangible assets as of October 1, 2002. The Company engaged an independent appraisal firm to perform valuation work related to the PCS radio spectrum licenses, goodwill and the assembled workforce intangible asset within the wireless segment. The Company performed testing of wireless goodwill and the wireless assembled workforce intangible asset utilizing a combination of a discounted cash flow method and other market valuation methods. The Company's testing of PCS radio spectrum licenses and goodwill in the other reporting units utilized a discounted cash flow method. The discounted cash flow method involved long-term cash flow projections using numerous assumptions and estimates related to these projections. In performing this testing, the Company revised its business and financial forecasts to reflect the current and projected results (see Note 1). During this exercise, revisions to certain of the Company's short-term and long-term assumptions had a significant impact on the Company's long-term cash flows. The level of competition in pricing and plan offerings, customer churn rate and other market condition variables have negatively affected the Company and the industry sector's financial projections. Additionally, market valuations have continued to decline. Based on this testing, the Company has concluded that the wireless radio spectrum licenses required an impairment adjustment of $313.7 million. Additionally, in connection with requirements under SFAS No. 142, the Company determined that there was no intrinsic value of the goodwill and assembled workforce asset and recorded a $24.8 million impairment charge accordingly.

     In addition to the impairment determined in the wireless PCS segment, the Company's network segment, which contained $27.6 million of goodwill, was found to be impaired as measured under the provisions of SFAS No. 142. The network segment experienced unfavorable pricing adjustments throughout 2002 that resulted in the lowering of cash flow projections. As noted above, the Company utilized a discounted cash flow model in determining the existence of impairment in this segment. From these updated calculations, the segment fair value was determined to be below the carrying value. Upon completing the "memo based" purchase price allocation as required under step 2 of SFAS No. 142, the Company determined the goodwill impairment valuation adjustment to be $20.9 million.

     The Company's telephone segment, which has $65.5 million of goodwill from the R&B Communications merger (Note 6), contains two incumbent local exchange carrier ("ILEC") businesses which are managed as one operating segment as they are operationally integrated and management reviews results and allocates resources from a consolidated perspective. Therefore, the SFAS No. 142 testing is required to be performed on the total segment (similar to the Company's network and ISP businesses). Based on this testing, the Company determined that there was no impairment of this goodwill. Had the SFAS No. 142 testing been performed on the R&B ILEC as a stand alone entity, this goodwill would have been impaired and an impairment charge would have been required.

     In addition to the testing under SFAS No. 142, the Company determined that impairment indicators were present in all of its operating segments under the provisions of SFAS No. 144 (see Note 3, "Significant Accounting Policies" for additional discussions of this standard). Based on the results of the Company's SFAS No. 144 testing, certain of the wireless PCS segment assets were found to be impaired. Accordingly, the Company determined the fair market value of these assets utilizing the services of the third party appraisal firm. Based on this determination, the Company found the property, plant and equipment to be impaired by $16.7 million, primarily related to cell site and other network plant and equipment. Other finite lived intangible assets consist of the customer list and tower franchise rights originating from the 2000 acquisition of PrimeCo VA (Note 6). These assets had carrying values of $9.7 million and $2.1 million, respectively, and were being amortized over useful lives of 5 years and 10 years, respectively. In light of current market conditions, the Company determined that the market for these intangible assets had significantly deteriorated and thus, these assets had only marginal or no marketable value. Accordingly, the Company recorded an additional $11.8 million impairment.

     The Company's wireless cable business contains goodwill and licenses of $3.7 million and $12.8 million, respectively, and property, plant and equipment totaling $1.4 million. The current use of the licenses and long lived assets is primarily for one-way video transmission. This application does not produce sufficient cash flow to recover the carrying value of these assets under SFAS No. 142 and SFAS No. 144. Management has been testing a two-way high speed Internet application which, if deployed, is expected to produce cash flows which recover the carrying value of the goodwill, licenses and property, plant and equipment. Based on the progress of this new application over the last year, certain required FCC approvals over the use of the licensed spectrum which are expected but remain pending at this time, and other factors relating to capital funding and forecasting uncertainties, the Company has not considered this application in performing the impairment testing. Accordingly, the Company has recorded a write-down of the goodwill, licenses and property, plant and equipment of $3.7 million, $10.3 million and $1.1 million, respectively.

       The Company reviewed the results of the October 1, 2002 testing as of December 31, 2002 and concluded that no material changes would have been made to the underlying assumptions that would have resulted in materially different test results from those performed as of October 1, 2002.

     A summary of the asset impairment charges recorded in the fourth quarter of 2002 and discussed above follows:

                                                                   Historical                             Asset
                                                                    Carrying                           Impairment
                         (In thousands)                               Value         Fair value           Charges
    ----------------------------------------------------------------------------------------------------------------
       Wireless PCS
          Property, Plant and Equipment -VA East Market          $    104,808      $    88,140        $    16,668
          Goodwill and Assembled Workforce                             24,836                -             24,836
          Licenses                                                    428,066          114,389            313,677
          Other Intangibles                                            11,769                -             11,769
                                                                   -------------------------------------------------
             Sub-total                                                569,479          202,529            366,950

       Network Segment Goodwill                                        25,582            4,682             20,900

       Wireless Cable
          Property, Plant and Equipment                                 1,383              294              1,089
          Goodwill                                                      3,654                -              3,654
          MMDS Licenses                                                12,787            2,500             10,287
                                                                   -------------------------------------------------
             Sub-total                                                 17,824            2,794             15,030
    ================================================================================================================
      Totals                                                     $    612,885      $   210,005        $   402,880
    ================================================================================================================

     Note that the table above indicates $104.8 million historical carrying value of wireless PCS property, plant and equipment. This only represents those assets used in the VA East market (formerly PrimeCo VA - Note 6) out of the total $249.5 million of wireless PCS property, plant and equipment. The remaining assets in the Company's VA West and WV markets were not required to be adjusted to fair value based on the results of the SFAS No. 144 tests of recoverability.

     After adjustments for the aforementioned asset impairment charges, the cost and net book value of the remaining goodwill and licenses with indefinite lives at December 31, 2002 followed by the totals by reportable unit are indicated in the following table. Additionally, the cost and net bank value of goodwill and licenses with indefinite lives at December 31, 2001 are also reflected:

                                                                   2002                              2001
                                                     ---------------------------------  -------------------------------
 (In thousands)                                            Cost        Net Book Value        Cost      Net Book Value
-----------------------------------------------------------------------------------------------------------------------
 Goodwill                                            $      93,540     $      86,016    $    147,116    $    135,634
 PCS Radio Spectrum Licenses In Service                    107,386           107,234         446,428         423,181
-----------------------------------------------------------------------------------------------------------------------
        Total Indefinite Lived Assets                $     200,926     $     193,250    $    593,544    $    558,815
=======================================================================================================================
 Goodwill and Indefinite Lived Assets by Reporting
     Unit
----------------------------------------------------
 Wireless PCS                                        $     107,386     $     107,234    $    472,206    $    447,108
 Telephone                                                  68,472            65,463          68,472          65,463
 CLEC                                                            -                 -               -               -
 Network                                                     4,683             4,683          27,000          25,813
 Internet                                                   12,665             9,833          12,621           9,789
 Other
     Wireline Cable                                          7,720             6,037           7,720           6,037
     Wireless Cable                                              -                 -           4,261           3,654
     NAS                                                         -                 -           1,264             951
-----------------------------------------------------------------------------------------------------------------------
        Total Indefinite Lived Assets                $     200,926     $     193,250    $    593,544    $    558,815
=======================================================================================================================

Note 3. Significant Accounting Policies

ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and those limited liability corporations where the Company, as managing member, exercises control. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION: The Company's revenue recognition policy is to recognize revenues when services are rendered or when products are delivered, installed and functional, as applicable. Certain services of the Company require payment in advance of service performance. In such cases, the Company records a service liability at the time of billing and subsequently recognizes revenue over the service period.

     With respect to the Company's wireline and wireless businesses, the Company earns revenue by providing access to and usage of its networks. Local service and airtime revenues are recognized as services are provided. Wholesale revenues are earned by providing switch access and other switching services, including wireless roamer management, to other carriers. Wholesale prices are based on actual annual fixed and variable costs or are set by the applicable tariffs. Other revenues for equipment sales are recognized at the point of sale. PCS handset equipment is sold at prices below cost. Prices are based on the service contract period. The Company recognizes the entire cost of the handsets at the point of sale, rather than deferring such costs over the service contract period.

     The Company charges activation, installation and set-up related fees on several services. In the fourth quarter of 2000, the Company adopted Securities and Exchange Commission ("SEC") "Staff Accounting Bulletin 101: Revenue Recognition in Financial Statements" ("SAB 101"). This interpretative document requires the Company to defer these types of revenues until the Company performs the underlying service. The deferral period is determined by the average length of service period (24 to 36 months, depending on the applicable service). SAB 101 also allows the deferral of the related direct costs incurred up to, but not in excess of, the revenue. The impact of adopting SAB 101 was not material.

CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limit.

TRADE ACCOUNTS RECEIVABLE: The Company sells its services to residential and commercial end-users and to other communication carriers primarily in Virginia and West Virginia. The carrying amount of the Company's trade accounts receivable approximates their fair value. The Company executes credit and collection policies to ensure collection of trade receivables but generally does not require collateral on any of its sales. The Company maintains an allowance for doubtful accounts, which management believes adequately covers all anticipated losses with respect to trade receivables. Actual credit losses could differ from such estimates. The Company nets bad debt expenses against applicable operating revenues.

SECURITIES AND INVESTMENTS: The Company has investments in debt and equity securities and partnerships. Management determines the appropriate classification of securities at the date of purchase and continually thereafter. The classification of those securities and the related accounting policies are as follows:

   AVAILABLE FOR SALE SECURITIES: Securities classified as available for sale are primarily traded on a national exchange and are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors including changes in market conditions, liquidity needs and other similar factors. Securities available for sale are stated at fair value and unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of shareholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are determined on a specific identification basis.

   EQUITY METHOD INVESTMENTS: These investments consist of partnership and corporate investments where the Company's ownership is 20% or more, except where such investments meet the requirements for consolidation. Under the equity method, the Company's share in earnings or losses of these companies is included in earnings.

   INVESTMENTS CARRIED AT COST: These are investments in which the Company does not have significant ownership and for which there is no ready market. Information regarding these and all other investments is reviewed continuously for evidence of impairment in value.

Interest on debt securities is recognized in income as accrued and dividends on marketable equity securities are recognized in income on the record date. Realized gains or losses are determined on the basis of specific securities sold and are included in earnings.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. Accumulated depreciation is charged with the cost of property retired, plus removal cost, less salvage. Depreciation is determined under the straight-line method. Buildings are depreciated over a 50-year life. Network plant and equipment are depreciated over various lives from 3 to 50 years, with an average life of approximately 9 years. Furniture, fixtures and other equipment are depreciated over various lives from 5 to 24 years.

     Depreciation provisions were approximately 13.5%, 15.4%, and 11.9% of average depreciable assets for the years 2002, 2001, and 2000, respectively.

     In June 2001, the FASB approved SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS No. 143"). SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The fair value of a liability for an asset retirement obligation is to be recognized in the period in which it is incurred if a reasonable estimate can be made. The associated retirement costs are capitalized and included as part of the carrying value of the long-lived asset and amortized over the useful life of the asset. SFAS No. 143 was effective for the Company beginning on January 1, 2003. The Company has performed a preliminary assessment of the applicability and materiality of the adoption of this standard. The Company has determined that this is primarily applicable to tower sites within the wireless segment and has determined that the adoption of the standard could be material and may result in capitalizing costs and offsetting asset retirement obligations estimated of up to $12 million.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"), that addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This pronouncement establishes a single accounting model, based on the framework established in SFAS No. 121, for the recognition and measurement of the impairment of long-lived assets to be held and used or to be disposed of by sale. The Company adopted SFAS No. 144 at the beginning of fiscal 2002. The Company has completed its fixed asset testing under this standard as of December 31, 2002. From this testing, the Company determined that impairment existed with certain of the wireless PCS segment assets. Accordingly, an asset impairment charge was recorded which totaled $28.5 million, $16.7 million of which pertained to property, plant and equipment and $11.8 million of which related to intangible assets with finite lives. In addition to this, the Company reported a SFAS No. 144 $1.1 million and $10.3 million asset impairment charge of property, plant and equipment and finite lived radio spectrum licenses, respectively, in the wireless cable business (see Note 2).

     Radio spectrum licenses for areas where the licenses are being used in operations had historically been classified in the "property, plant and equipment" section of the balance sheet. In order to better conform with industry practice, these assets, along with their related accumulated amortization, have been reclassified to the "other assets" section of the balance sheet for all periods presented.

INVENTORIES AND SUPPLIES: The Company's inventories and supplies consist primarily of items held for resale such as PCS handsets, pagers, wireline business phones and accessories. The Company values its inventory at the lower of cost or market. Inventory cost is computed on a currently adjusted standard cost basis (which approximates actual cost on a first-in, first-out basis). The market value is determined by reviewing current replacement cost, marketability, and obsolescence.

ACCOUNTING FOR INTANGIBLE ASSETS: Beginning January 1, 2002, the Company accounts for its intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets. Under these new rules, goodwill, assembled workforce intangible asset and other intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with this Statement. Other intangible assets will continue to be amortized over their useful lives. Accordingly, the Company ceased amortization of goodwill, assembled workforce and PCS radio spectrum licenses on January 1, 2002. Based on SFAS No. 142 annual testing performed on values as of October 1, 2002, the Company reported asset impairment charges totaling $363.1 million (see
Note 2).

     Amortization of indefinite lived intangible assets was $20.4 million ($12.6 million after tax) for 2001 and $7.4 million ($4.6 million after tax) for 2000. Had SFAS No. 142 been in effect for 2000 and 2001, no amortization of these intangible assets would have been recorded. Therefore, the income (loss) applicable to common shares for the fiscal years 2001 and 2000 adjusted for the impact of SFAS No. 142 was a $70.0 million ($4.25 per common share) loss in 2001 and income of $15.1 million ($1.15 per common share) in 2000.

     The Company wrote off its wireless segment tower franchise rights and customer list in the fourth quarter of 2002, recording an impairment charge of $11.8 million. Amortization charges recorded in 2002 related to the tower franchise rights and the customer list prior to this write off totaled $4.1 million. The Company continued to amortize the remaining intangible assets related to an employment agreement, non-compete agreements and customer lists from past acquisitions which have a book value of $1.9 million as of December 31, 2002. For those intangible assets that will continue to be amortized, the expected amortization is as follows: $.2 million in 2003, $.1 million in 2004, $.1 million in 2005, $.1 million in 2006, $.1 million in 2007 and $1.1 million thereafter. See discussions regarding the results of SFAS No. 142 testing in
Note 2 above.

ADVERTISING COSTS: The Company expenses advertising costs and marketing production costs as incurred. Included in customer operations is $13.4 million, $13.1 million and $7.1 million of advertising and marketing production expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

PENSION BENEFITS: The Company sponsors a non-contributory defined benefit pension plan covering all employees who meet eligibility requirements. Pension benefits vest after five years of service and are based on years of service and average final compensation subject to certain reductions if the employee retires before reaching age 62. The Company's funding policy has been to contribute to the plan based on applicable regulation requirements. Contributions are intended to provide not only for benefits based on service to date, but also for those expected to be earned in the future.

          The Company also sponsors a contributory defined contribution plan under Internal Revenue Code Section 401(k) for substantially all employees. Until April 2002, the Company contributed 60% of each participant's annual contribution for contributions up to 6% of each participant's annual compensation. The employee elects the type of investment fund from the equity, bond and annuity alternatives offered by the plan.

RETIREMENT BENEFITS OTHER THAN PENSIONS: The Company provides certain health care benefits for all retired employees that meet eligibility requirements. The Company's share of the estimated costs of benefits that will be paid after retirement is generally being accrued by charges to expense over the eligible employee's service periods to the dates they are fully eligible for benefits.

INCOME TAXES: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

STOCK-BASED COMPENSATION: The Company accounts for stock-based employee compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and follows the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

At December 31, 2002, the Company has elected to apply the disclosure only provisions of SFAS No. 123 and the revised disclosure requirements of SFAS No. 148.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -Transition and Disclosure, an Amendment of FASB Statement No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation prescribed by SFAS No. 123. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As the Company has elected to continue accounting for stock-based employee compensation using the intrinsic value method under APB Opinion No. 25, the Company has only adopted the revised disclosure requirements of SFAS No. 148 as of December 31, 2002.

     Since the Company applies the disclosure only provision as noted above, no compensation cost has been recorded. Had compensation cost been recorded based on the fair value of awards at the grant date, the pro forma impact on the Company's (loss) income applicable to common shares and (loss) income per common share - basic and diluted is as follows:

                                                                   2002           2001          2000
          ---------------------------------------------------------------------------------------------
          (Loss) income applicable to common shares, as
               reported                                          $(509,364)     $(82,556)      $10,471
          Deduct: Total stock-based employee compensation
              expense determined under fair value based
              method, net of tax                                     1,708         2,052         1,294
          ---------------------------------------------------------------------------------------------
          Pro forma net (loss) income                            $(511,072)     $(84,608)      $ 9,177
          =============================================================================================
          (Loss) earnings per common share:
          Basic and diluted - as reported                        $  (29.34)     $  (5.02)      $  0.80
          Basic and diluted - pro forma                          $  (29.44)     $  (5.15)      $  0.70

The pro forma effects of applying SFAS No. 123 are not indicative of future amounts since, among other reasons, the requirements of the SFAS No. 123 have been applied only to options granted after December 31, 1994.

     The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend rate of 0% for 2002, 0% for 2001 and 0% to 1.44% for 2000; risk-free interest rates of 3.04% to 5.05% for 2002, 4.26% to 5.24% for 2001 and 5.41% to 6.74% for 2000;
expected lives of 6 years for 2002, 2001 and 2000; and, price volatility of 65.7% to 92.4% for 2002, 32.7% to 50.5% for 2001 and 29.6% to 33.4% for 2000.

EARNINGS (LOSS) PER COMMON SHARE: All earnings (loss) per share amounts are calculated in accordance with SFAS No. 128. Basic and diluted earnings (loss) per share is presented for earnings (loss) from continuing operations, from discontinued operations and for income (loss) available to common shares. The numerator of the earnings (loss) from continuing operations per share calculation, for both basic and diluted, is income (loss) from continuing operations less dividend requirements on preferred stock. For basic earnings
(loss) per common share, the denominator is the weighted average number of common shares outstanding during the year. For diluted earnings (loss) per common share, the denominator is calculated using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method), and the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method). Common equivalent shares are excluded from the calculation if their effect is anti-dilutive. In the case of a loss from continuing operations, net of preferred dividends, the denominator for the diluted per common share calculation is average basic shares outstanding, as using average diluted shares outstanding would result in an antidilutive effect. See Note 16 for calculations.

FAIR VALUE OF FINANCIAL INSTRUMENTS: SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires certain disclosures regarding the fair value of financial instruments. Cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and amounts due to and from affiliates are reflected in the consolidated financial statements at fair value because of the short-term maturity of these instruments. The fair value of other financial instruments are based on quoted market prices or discounted cash flows based on current market conditions.

     Interest rate swap contracts are utilized by the Company to manage interest rate risks. The differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements as an adjustment to interest expense. If we terminate an agreement, the gain or loss is recorded as an adjustment to the basis of the underlying liability and is amortized over the remaining original life of the agreement. The Company does not hold or issue interest rate swap agreements for trading purposes.

     In June 1998, the FASB issued SFAS No. 133, as amended by SFAS 138, Accounting for Derivative Instruments and Hedging Activities. SFAS Nos. 133 and 138 require all derivatives to be measured at fair value and recognized as either assets or liabilities on the Company's balance sheet. Changes in the fair values of derivative instruments will be recognized in either earnings or comprehensive income, depending on the designated use and effectiveness of the instruments. The Company adopted this standard on January 1, 2001. Upon adoption of SFAS No. 133, the Company reported the cumulative effect of adoption of $3.9 million reduction in other comprehensive income, net of $2.5 million deferred tax benefit. For the year ended December 31, 2002, the Company reported derivative losses of $4.2 million, net of $2.7 million deferred tax benefit. For the year ended December 31, 2001, the Company reported derivative losses of $4.1 million, net of $2.6 million deferred tax benefit. The related $20.0 million liability is classified in current liabilities due to defaults under the debt relating to the interest rate swap agreements (see Note 11).

FINANCIAL STATEMENT CLASSIFICATIONS: Certain amounts on the prior year financial statements have been reclassified, with no effect on net income, to conform to classifications adopted in 2002.

OTHER NEW ACCOUNTING PRONOUNCEMENTS: In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability associated with an exit or disposal activity be recognized at its fair value when the liability has been incurred, and supercedes EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. Under EITF Issue No. 94-3, certain exit costs were accrued upon management's commitment to an exit plan, which was generally before an actual liability had been incurred. The Company adopted SFAS No. 146 on January 1, 2003. A restructuring charge was reported during the first, second and fourth quarters of 2002 for $4.3 million relating to severance costs and pension curtailment costs for employees affected by the reduction in force, lease termination obligations associated with the exit of certain facilities and financial restructuring legal and advisor costs. Had the Company reported these charges under SFAS No. 146, the timing of recognition during 2002 would have been impacted as the related liabilities would have been recognized when incurred.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for guarantees issued after December 31, 2002, while the disclosure requirements were effective for financial statements for periods ending after December 15, 2002. At December 31, 2002, the Company had not entered into any material arrangement that would be subject to the disclosure requirements of FIN 45. The Company does not believe that the adoption of FIN 45 will have a material impact on its consolidated financial statements.

     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities", which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Certain disclosure requirements of FIN 46 are effective for financial statements of interim or annual periods issued after January 31, 2003. FIN 46 applies immediately to variable interest entities created, or in which an enterprise obtains an interest, after January 31, 2003. For variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003, FIN 46 applies to interim or annual periods beginning after June 15, 2003. The Company is in the process of evaluating the impact of FIN 46 on its consolidated financial statements.

Note 4. Disclosures About Segments of an Enterprise and Related Information

The Company manages its business segments with separable management focus and infrastructures.

Telephone: The Company has two local telephone businesses subject to the regulations of the State Corporation Commission of Virginia. The Company has owned one of these for over 100 years and the other was added in early 2001 as part of the merger with R&B Communications, Inc. ("R&B") (Note 6). These businesses are incumbent local exchange carriers ("ILEC's") for several areas in western Virginia, are fully integrated and are managed as one consolidated operation. Principal products offered by this segment are local service, which includes advanced calling features, network access, long distance toll and directory advertising.

Network: In addition to the ILEC services, the Company directly or indirectly owns 1,800 miles of fiber optic network and provides transport services for long distance, Internet and private network services. The addition of R&B added 200 miles of fiber. Also, the Company added over 300 new route miles of fiber during the second half of 2001, connecting many key cities in which the Company sells products and services. The Company's network is connected and marketed through Valley Network Partnership ("ValleyNet"), a partnership of three nonaffiliated communications companies that have interconnected their networks to a 912 route-mile, nonswitched, fiber optic network. The ValleyNet network is connected to and marketed with other adjacent fiber networks creating approximately 11,000 route-miles of connected fiber optic network serving ten states.

CLEC: The Company began offering CLEC service in 1998. Through one of its wholly owned subsidiaries certified in Virginia, West Virginia and Tennessee, it provided CLEC service in four markets throughout 1999 and commenced offering CLEC services in four additional markets late in 1999. In 2001, the Company further expanded its CLEC operation by increasing the coverage area within two existing markets and adding six additional markets in western Virginia and West Virginia.

Internet: The Company provides Internet access services through a local presence in 60 markets in Virginia, West Virginia, Tennessee and North Carolina. Through internal growth and acquisition, the Company has significantly expanded its Internet Service Provider ("ISP") business and customer base over the last four years. The Company offers high-speed data services, such as dedicated service and Digital Subscriber Line ("DSL") in an increasing number of these markets within this region. In 2001, the Company began offering residential DSL service in twenty-four of its markets through line sharing, where the Company is not required to lease a separate line from the incumbent provider but instead pays an incremental fee to use bandwidth on the existing telephone line running to the customer.

Wireless PCS: The Company's wireless PCS business carries digital phones and services, marketed in the retail and business-to-business channels throughout much of Virginia and West Virginia. The Company's PCS segment operates in three primary markets: Virginia East, Virginia West and West Virginia. The Virginia East market covers a 3.0 million populated area primarily in the Richmond and Hampton Roads areas of Virginia through Richmond 20MHz, LLC, a wholly owned subsidiary. The region was added in July 2000 from the PrimeCo VA acquisition (see Note 6). The Virginia West market currently serves a 1.7 million populated area in central and western Virginia primarily through the Virginia PCS Alliance, L.C. ("VA Alliance"), a 97% majority owned limited liability company. The West Virginia market is served by West Virginia PCS Alliance, L.C. ("WV Alliance"), a 98% majority owned limited liability company, and currently serves a 1.6 million populated area primarily in West Virginia, but extending to parts of eastern Kentucky, southwestern Virginia and eastern Ohio. In addition to the markets indicated above, the Company has licenses, which are not currently active, that cover a 4.8 million populated area at December 31, 2002.

     In addition to the end-user customer business, the Company provides roaming services to other PCS providers and has a wholesale network access agreement with Horizon Personal Communications, Inc. ("Horizon"). Revenue from this service was $32.5 million, $19.1 million, and $7.0 million for the years ended December 31, 2002, 2001 and 2000, respectively (see Note 18).

     The Company began consolidating the VA Alliance and the WV Alliance in July 2000 and February 2001, respectively. Prior to this, these investments were accounted for under the equity method of accounting (see Note 5).

Analog Cellular: The analog cellular business carried cellular phones and services in the retail and business-to-business channels in the Company's cellular territory (VA Rural Service Area No. 6, "RSA6"). The Company sold the assets and operations of this business to Verizon in July 2000 in connection with the PrimeCo VA acquisition (Note 6).

Summarized financial information concerning the Company's reportable segments is shown in the following table. Wireline communications is comprised of the telephone, network, CLEC and Internet segments. Other communications services (indicated in the "Other" column below) includes certain unallocated corporate related items, as well as results from the Company's paging, alarm, other communication services and wireline and wireless cable businesses, which are not considered separate reportable segments. Also included in the Other column in 2002 is $4.3 million of organizational and capital restructuring charges (see
Note 19).

The income statement information noted in this table excludes the directory assistance segment (Note 7), which is accounted for as a discontinued operation. The discontinued operation assets are reflected in the "Other" category in prior years.

                                                                                      Wireless     Analog
(In thousands)                       Telephone    Network       CLEC      Internet       PCS      Cellular     Other         Total
-----------------------------------------------------------------------------------------------------------------------------------
2002
Operating Revenues                   $ 47,128   $   8,449   $  22,858   $  18,481   $  156,860   $      -  $   8,951   $   262,727

Operating (Loss) Income                24,791     (17,164)      1,996       1,450     (413,253)         -    (22,379)     (424,559)
Less: Reconciling items to arrive
  at EBITDA/1/, a non-GAAP measure:
  Depreciation and Amortization         7,817       3,117       3,934       3,470       61,141          -      3,445        82,924
  Asset Impairment Charges                  -      20,900           -           -      366,950          -     15,030       402,880
                                     --------   ---------   ---------   ---------   ----------   --------  ---------   -----------
     EBITDA                            32,608       6,853       5,930       4,920       14,838          -     (3,904)       61,245
                                     ---------------------------------------------------------------------------------------------
Total Segment Assets                  140,396      36,944      33,557      16,700      388,537          -     15,884       632,018
Corporate Assets                                                                                                            97,503
                                                                                                                       -----------
Total Assets                                                                                                           $   729,521
                                                                                                                       ===========
Total expenditures for long-lived
   segment assets/2/                 $  7,887   $   5,889   $   4,156   $   2,630   $   49,330   $      -  $   3,272   $    73,164
----------------------------------------------------------------------------------------------------------------------------------
2001
Operating Revenues                   $ 42,786   $   8,694   $  17,346   $  17,659   $  118,832   $      -  $   9,746   $   215,063

Operating (Loss) Income                18,041       4,061        (629)     (2,578)     (80,115)         -       (557)      (61,777)
Less: Reconciling items to arrive
  at EBITDA/1/, a non-GAAP measure:
Depreciation and Amortization           9,415       3,204       2,533       3,924       59,416          -      3,789        82,281
                                     --------   ---------   ---------   ---------   ----------   --------  ---------   -----------
EBITDA                                 27,456       7,265       1,904       1,346      (20,699)         -      3,232        20,504
                                     ---------------------------------------------------------------------------------------------
Total Segment Assets                  138,448      56,819      31,812      17,715      786,619          -     31,205     1,062,618
Corporate Assets                                                                                                           134,268
                                                                                                                       -----------
Total Assets                                                                                                           $ 1,196,886
                                                                                                                       ===========
Total expenditures for long-lived
   segment assets/2/                 $  6,981   $  10,409   $   7,973   $   1,736   $   56,362   $      -  $  19,411   $   102,872
----------------------------------------------------------------------------------------------------------------------------------
2000
Operating Revenues                   $ 32,169   $   3,693   $   8,975   $  13,443   $   39,096   $  5,556  $  10,587   $   113,519

Operating (Loss) Income                18,190       1,545      (1,944)     (4,474)     (33,048)     2,256         49       (17,426)
Less: Reconciling items to arrive
  at EBITDA/1/, a non-GAAP measure:
Depreciation and Amortization           4,266         836       1,564       3,537       23,218        396      3,861        37,678
                                     --------   ---------   ---------   ---------   ----------   --------  ---------   -----------
EBITDA                                 22,456       2,381        (380)       (937)      (9,830)     2,652      3,910        20,252
                                     ---------------------------------------------------------------------------------------------
Total Segment Assets                   47,026      13,650      23,107      19,647      698,823          -     33,371       835,624
Corporate Assets                                                                                                           243,393
                                                                                                                       -----------
Total Assets                                                                                                           $ 1,079,017
                                                                                                                       ===========
Total expenditures for long-lived
   segment assets/2/                  $  4,405   $   3,444   $   7,575   $   4,139   $   31,834   $      -  $  14,193  $    65,590
-----------------------------------------------------------------------------------------------------------------------------------

/1/ See discussion on use of EBITDA in the management discussion and analysis overview section.
/2/ Includes purchases of long-lived assets other than deferred charges and deferred tax assets and excludes additions from business combinations discussed in Note 6.

Wireless cable revenues, which are reflected within the other segment in the table above, are reported net of programming and equipment costs of $1.2 million, $1.5 million and $1.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

     The accounting policies of the segments are the same as those described in the significant accounting policies (Note 3). The Company evaluates the performance of its operating segments principally on operating revenues and EBITDA (operating income before depreciation and amortization and asset impairment charges). Corporate functions are allocated at cost to the operating segments and all other intercompany transactions are cost based. Segment depreciation and amortization contains an allocation of depreciation and amortization from corporate assets. Corporate depreciation and amortization expense not allocated to the segments is indicated in the "Other" column in the preceding table. Depreciation and amortization of corporate assets was $1.5 million, $1.5 million and $1.4 million of the total "Other" depreciation and amortization for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 5. Investments in Wireless Affiliates

Pursuant to the merger between NTELOS and R&B Communications effective February 13, 2001, the Company's ownership in the VA Alliance and the WV Alliance increased to 91% and 79%, respectively (see Note 6). Prior to the merger with R&B, the Company had a 45% and 65% ownership interest in the WV Alliance and VA Alliance, respectively. Additional minority interest was purchased from other members during 2001 in exchange for 320,000 shares of common stock and a cash payment of $.2 million. The Company owned 97% and 98% of the VA Alliance and the WV Alliance, respectively, at December 31, 2001 and thereafter.

     On July 25, 2000, the Company converted its preferred interest to common interest and exercised its right to fund the redemption of the VA Alliance's Series A preferred membership interest. As a result of this redemption, the Company increased its common interest from 21% to 65% and commenced consolidating the VA Alliance as of July 26, 2000 (Note 6). On February 13, 2001, concurrent with the R&B merger, the Company commenced consolidating the WV Alliance. For the year ended December 31, 2000, operating revenues, operating loss and net loss of the VA Alliance were $23.0 million, $20.7 million and $35.3 million, respectively, and of the WV Alliance were $13.2 million, $14.5 million and $19.4 million, respectively. The Company's share of the VA Alliance's 2000 net loss for the period through July 26, 2000, the date of consolidation, was $3.7 million. The Company's share of the WV Alliance 2000 net loss for the year ended December 31, 2000 was $8.6 million. Operating revenue, operating loss and net loss for the WV Alliance for the 43 day period ended February 13, 2001 were $2.5 million, $1.7 million and $2.9 million, respectively. The Company's equity share of the WV Alliance losses for the period January 1, 2001 through February 13, 2001 was $1.3 million. See Note 6 regarding step acquisition accounting.

Note 6. Merger and Acquisitions

  R&B Communications Merger

Effective February 13, 2001, the Company closed on its merger with R&B Communications. Under the terms of the merger, the Company issued approximately
3.7 million shares of its common stock in exchange for 100% of R&B's outstanding common stock. The transaction was valued at $131.4 million, or $35.47 per share, based on the average price for the two days preceding May 18, 2000, the date the merger terms were agreed to and announced. The merger is being accounted for using the purchase method of accounting. The excess of the total acquisition cost over the fair value of the net assets acquired of approximately $95.9 million was allocated to goodwill in the telephone and network segments and will be tested for impairment annually according to the provisions of SFAS No. 142 (see Note 2).

     R&B is an Integrated Communications Provider ("ICP") providing local and long distance telephone service, and dial-up and high-speed Internet service to business and residential customers in Roanoke, Virginia and the surrounding area, as well as in the New River Valley of Virginia. This merger added approximately 11,600, 6,400 and 2,100 customers to the telephone, CLEC and Internet segments, respectively. Additionally, R&B has a network operation which added 200 fiber miles.

     R&B owns a 26% membership interest in the VA Alliance and a 34% membership interest in the WV Alliance. Effective with the merger, the Company owned 91% and 79% of the VA Alliance and WV Alliance, respectively (see Note 5).

     Operating revenues, operating income and net loss of R&B for the year ended December 31, 2000 were $18.9 million, $3.5 million and $7.5 million, respectively.

   PrimeCo VA Acquisition

On July 26, 2000, the Company closed on the acquisition of the PCS licenses, assets and operations of PrimeCo Personal Communications, L.P., which is located in the Richmond and Hampton Roads areas of Virginia ("PrimeCo VA"). The Company acquired PrimeCo VA for cash of $408.6 million, the assumption of approximately $20.0 million of lease obligations and the transfer of a limited partnership interest and the assets, licenses and operations of our analog wireless operation, with a combined value of approximately $78.5 million. This acquisition was accounted for under the purchase method of accounting. The Company's results of operations include PrimeCo VA operating results commencing on July 26, 2000. Costs in excess of the fair value of the net assets acquired were allocated to identifiable intangible assets and goodwill and will be tested for impairment annually according to the provisions of SFAS No. 142 (see Note
2). Of the total purchase price, $338 million was allocated to the fair value of the PCS licenses. Total goodwill was $25.8 million and the value of other intangible assets was $40.1 million.

         In connection with the PrimeCo VA acquisition, the Company exchanged the cellular analog assets and operations of Virginia Rural Service Area No. 6 ("VA RSA6") and its 22% limited partnership interest in Virginia Rural Service Area No. 5 ("VA RSA5") as part of the consideration paid in the acquisition. The exchange was valued at $78.5 million, in the aggregate, and resulted in a book gain of $62.6 million, before income tax. VA RSA6's analog operations contributed revenues and EBITDA of $5.6 million and $2.7 million, respectively, for the period January 1, 2000 through July 25, 2000, the date of disposition. The equity income from VA RSA5 was not material for the periods presented.

   VA and WV Alliances - Step Acquisitions

Concurrent with the closing of the PrimeCo VA acquisition and the related debt and equity financing (Note 8), the VA Alliance redeemed its Series A preferred membership interest for $16.8 million. This payment included consideration for redemption of $12.9 million in principal, $2.8 million in accrued dividends and $1.1 million in early redemption fees. The Company then exercised its right to fund $11.4 million of this redemption in exchange for additional common membership interest in the VA Alliance. The Company also elected to convert its convertible preferred membership interest in the VA Alliance into a common membership interest. These redemptions and conversions increased the Company's common membership interest in the VA Alliance from 21% to 65%. As mentioned in
Note 5, the Company consolidated the operations of the VA Alliance as of July 26, 2000. Pursuant to this transaction, the basis in the VA Alliance was stepped up by $43.9 million which was allocated to the PCS licenses.

         Pursuant to the merger between NTELOS and R&B Communications effective February 13, 2001, the Company's ownership in the VA Alliance and WV Alliance increased to 91% and 79%, respectively (Note 5), at which time the Company began consolidating the WV Alliance. Pursuant to this transaction, the basis in the WV Alliance was stepped up by $21.6 million which was allocated to the PCS licenses.

         Additionally, during 2001, the Company issued 320,000 shares with an aggregate value of $4.8 million and paid cash of $.2 million as consideration to acquire an additional 5% of the VA Alliance and an additional 19% of the WV Alliance from other minority interest members. The Company owned 97% of the VA Alliance and 98% of the WV Alliance (Notes 4 and 5) at December 31, 2001 and thereafter.

   License Acquisitions/Exchanges

During 2001, the Company acquired PCS licenses from AT&T in southern and central Pennsylvania and southeastern Ohio, an area with a population of approximately
2.9 million which is contiguous to the Company's existing license holdings. This was a non-cash transaction, accounted for as a like-kind exchange, in which the Company exchanged certain of its non-operating WCS licenses, with a book value of $.1 million, for these PCS licenses. Accordingly, no gain or loss was recorded on this transaction.

Note 7. Dispositions

   Directory Assistance Segment

Effective July 11, 2000, pursuant to a stock purchase agreement dated May 17, 2000 with telegate AG, a Federal Republic of Germany corporation, the Company sold the capital stock of CFW Information Services, Inc., through which directory assistance operations are conducted, and sold its equity interest in Listing Services Solutions, Inc. In exchange, the Company received $32.0 million in cash and $3.5 million in deferred consideration that was paid in cash in January 2001, and recognized a $26.2 million gain, before tax, ($16.0 million after tax). As such, the directory assistance operation is treated as a discontinued operation in these financial statements. Accordingly, the overhead costs which had been allocated to this business segment, but were not specifically identified and incremental to the directory assistance operation, were reclassified as corporate expenses and included in "Other" (Note 4). These costs totaled $.7 million for the year ended December 31, 2000. Operating revenues, operating income and net income pertaining to the discontinued operation for the period through July 11, 2000 were $6.8 million, $.6 million and $.4 million, respectively.

   Towers

In January 2002, the Company sold 24 communications towers for $8.2 million. In November 2001, the Company sold 46 towers in the Virginia East market for $15.6 million. In early 2000, the Company sold 151 towers for $47.4 million. In connection with these transactions, the Company has certain future leaseback and other commitments. Accordingly, the gain on these sales has been deferred for financial reporting purposes and is being amortized over a ten year expected leaseback period. The remaining unamortized deferred gains totaled $22.2 million on December 31, 2002.

   Other Non-strategic Asset Sales

In the first quarter of 2002, the Company sold certain excess PCS licenses for proceeds of $2.4 million, recognizing a $2.0 million gain. In April 2002, the Company sold certain excess PCS radio spectrum licenses for proceeds of $12.0 million, recognizing a $2.8 million gain. In July 2002, the Company sold certain other PCS radio spectrum licenses for proceeds of $3.6 million, recognizing a $3.6 million gain.

         In May 2002, the Company sold its 3% minority partnership interest in America's Fiber Network LLC for proceeds of $2.6 million, recognizing a $.2 million loss on the transaction reported in other (expense) income on the Consolidated Statements of Operations. Concurrently, the Company purchased the use of approximately 700 new route miles of fiber contiguous to, or an extension of, the Company's existing fiber for $2.6 million.

         In July 2002, the Company agreed to terms with telegate AG, the purchaser of NTELOS' directory assistance operation in 2000, to release telegate AG from certain building lease obligations related to that transaction. In consideration, the Company received $.9 million in cash and $.2 million in furniture and fixtures. This $1.1 million settlement was reported in operating revenues within the other communications services line. The original lease term was five years with annual lease revenue of $.8 million, which was reported in operating revenues within the other communication services line as well. In 2002, prior to the termination settlement, the Company recorded lease revenue of $.5 million.

         During the year ended December 31, 2002, the Company sold various investments for $1.6 million, which approximated the related investment carrying values. Additionally, during the second quarter of 2002, the Company recognized a $1.1 million permanent impairment loss associated with its investment in WorldCom, Inc. which is classified in other income (expense) in the consolidated statements of operations.

         In December 2001, the Company sold certain PCS licenses in Kingsport, Tennessee to Lafayette Communications for $11.6 million, recognizing a gain before taxes of $8.6 million. In the second and third quarters of 2001, the Company sold all its holdings in Illuminet, Inc. for proceeds of $30.6 million, recognizing a gain before taxes of $23.0 million.

Note 8. Long-Term Debt in Default (at December 31, 2002) and Other Long-Term
Debt

Long-term debt in default (at December 31, 2002) and other long-term debt consist of the following as of December 31:

(In thousands)                                                                        2002           2001
-----------------------------------------------------------------------------------------------------------
Variable rate Senior Secured Term Loans due from 2004 to 2008                      $  260,500    $  225,000
6.25% to 7.0% Notes payable secured by certain PCS radio spectrum
   licenses with original maturities from 2000 through 2006                             8,180        12,035
5.0% to 6.05% Notes payable secured by certain assets with original
   maturities from 2008 through 2021                                                    6,712         7,308
13.0% Unsecured Senior Notes, issued at 98.61% of par value, with an effective interest rate of 13.25% due in 2010, net of unamortized discount of $8.6 million and $9.5 million for the fiscal years
   ended 2002 and 2001, respectively                                                  271,416       270,492
13.5% Unsecured Subordinated Notes, issued at par, due in 2011, net of unamortized discount of $9.2 million and $10.5 million for the
   fiscal years ended 2002 and 2001, respectively                                      85,765        84,545
Net present value of long-term capital leases due 2001 to 2005                         10,149        13,036
-----------------------------------------------------------------------------------------------------------
                                                                                      642,722       612,416
Less current portion - long-term debt in default in 2002 and scheduled
   maturities                                                                         623,762             -
-----------------------------------------------------------------------------------------------------------
Long-term debt                                                                     $   18,960    $  612,416
===========================================================================================================

Long-term debt in default and other long-term debt

On March 4, 2003 the Company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (see Note 1). In addition, the Company did not make the scheduled semi-annual interest payments due on February 18, 2003 on its 13% senior notes due 2010 ("Senior Notes") and 13.5% subordinated notes due 2011 ("Subordinated Notes") of $18.2 million and $6.4 million, respectively. As a result of the bankruptcy filing, a default for non-payment of these interest payments and non-compliance with a debt to capitalization covenant under its Senior Secured Term Loans (also referred to as "Senior Credit Facility"), the Company has classified borrowings under its Senior Credit Facility, Senior Notes and Subordinated Notes as current liabilities within the caption "Long-term debt in default and scheduled maturities".

     In July 2000, the Company obtained financing through issuance of Senior Notes for $280 million, Subordinated Notes for $95 million, Senior Credit Facility of up to $325 million and various preferred stock offerings of $250 million. These financing transactions closed concurrent with or just prior to the PrimeCo VA acquisition. The Company used the proceeds of the financing vehicles to fund the PrimeCo VA acquisition, to repay substantially all of its existing indebtedness and that of the Alliances, and for future expansion. Prior to this closing, the Company had entered into a bridge financing arrangement which was not utilized. Accordingly, the Company expensed $6.5 million in bridge financing and other commitment fees in 2000.

     The Senior Notes were issued at 98.61% of par value and contain a 13.0% coupon rate, with an effective rate of 13.25%. They mature in August 2010. Under the terms of the Senior Note Indenture, the Company purchased investments in restricted cash instruments in July 2000 totaling $69.1 million. These instruments were required specifically for the purpose of funding the first four semi-annual interest payments due in 2001 and 2002 against these notes. The Senior Notes are redeemable at a redemption price of up to 106.5%, reducing to 100% by August 2008, and contain various financial covenants. Additionally, the Senior Notes were issued with warrants to purchase an aggregate of 504,000 shares of the Company's common stock at a price of $47.58 per share. The warrants were valued at $6.9 million using the Black-Scholes option-pricing model, are exercisable and expire August 2010. The Senior Notes were recorded net of the $3.9 million discount associated with the issue price and $6.9 million for the related warrants. The discounts and the reduction relating to the warrants are being accreted and this accretion is reflected as interest expense in the statements of operations. The accretion period for the discount and reduction for warrants is through 2008 and 2010, respectively. Total accretions were $.9 million for both 2002 and 2001 and $.4 million for 2000.

         The Subordinated Notes were issued at par and contain a 13.5% coupon rate. They mature in February 2011. These notes are subordinate to all senior indebtedness, including the Senior Notes. These notes contain early redemption features similar to the Senior Notes. The Subordinated Notes were issued with warrants to purchase an aggregate of 300,000 shares of the Company's common stock at a price of $0.01 per share. These warrants were valued at $12.2 million using the Black-Scholes option-pricing model, are exercisable one year from July 2000 and expire February 2011. The Subordinated Notes were recorded net of the $12.2 million for the related warrants which are being accreted through 2011 and are reflected as interest expense in the statements of operations. Total accretions were $1.2 million for both 2002 and 2001 and $.5 million for 2000.

         The Company has borrowed $261 million as of December 31, 2002 and $225 million as of December 31, 2001 of the $325 million Senior Credit Facility. The loans contain a tranche A term loan of $50 million, tranche B term loan of $100 million, tranche C term loan of $75 million and a revolving credit facility of $100 million. Commitment fees are incurred on the unused portion of the revolving credit facility. Commitment fees incurred for the three years ended December 31, 2000, 2001 and 2002 were $.4 million, $.8 million and $.6 million, respectively. The Senior Credit Facility loans began maturing in 2002, with a $.5 million principal payment on the tranche B term loan made in the second half of 2002. The loans bear interest at rates of 3% to 4% above the Eurodollar rate or 2.5% to 3% above the federal funds rates. The loans contain certain financial covenants and restrictions as to their use. The Company was in default of the debt to total capitalization covenant requirement at December 31, 2002. This covenant was not met due to the significant asset impairment charges recognized in the fourth quarter of 2002. Accordingly, due to this and other issues noted above, access to the Senior Credit Facility was restricted and the debt, along with the other debt instruments containing cross-default provisions were listed as current obligations at December 31, 2002.

         The Company has incurred loan origination fees and other closing costs related to the above financing totaling $19.9 million which are classified as deferred charges on the Company's balance sheet. These costs are being amortized to interest expense over the life of the respective instrument. Amortization of these costs were $2.5 million, $2.2 million and $.9 million for the fiscal years ended 2002, 2001 and 2000, respectively.

         In September 1996, the VA Alliance entered into two 7.0% installment notes with the Federal Communications Commission ("FCC") related to licenses awarded in the PCS radio spectrum Block "C" auction. Interest only was payable quarterly through September 30, 2002. Commencing December 31, 2002, principal and interest is payable in equal quarterly installments of $.5 million through June 30, 2006.

         At December 31, 2001 the Company classified borrowings under its notes payable and lines of credit as long-term, since the Company had the ability and the intent to refinance these borrowings with existing lines of credit that have a maturity of beyond one year.

         The Company's blended interest rate on its long-term debt as of December 31, 2002, 2001, and 2000 is 11.0%, 11.7%, and 10.4%, respectively.

         As of December 31, 2002, aggregate maturities of long-term debt for each of the next five years, based on the contractual terms of the instruments is as follows: $9.6 million in 2003, $17.3 million in 2004, $16.2 million in 2005, $21.3 million in 2006, $47.7 million in 2007 and $548.6 million thereafter. These maturities have not been adjusted to reflect any changes or acceleration that may occur as a result of the aforementioned events of default or the filing for Chapter 11.

Capital Leases

In conjunction with the PrimeCo VA acquisition (Note 6), the Company entered into a series of sublease agreements with PrimeCo Personal Communications L.P. ("PrimeCo PCS") for certain digital switching and network equipment which was valued at $53 million and is included with network plant and equipment. During 1997 and 1996, PrimeCo VA entered into a series of sale/leaseback transactions ("Master Lease Agreements") with various Japanese banks and leasing companies to finance the acquisition of the network equipment.

         The Master Lease Agreements provide for the payment of basic rent, supplemental rent, and purchase option payments. The Company's sublease agreements provide for fixed rent and purchase options payments, in fixed US dollar amounts, to coincide with PrimeCo PCS's obligations under the Master Lease Agreements. The sublease agreements have been recorded as capital leases using an 11.33% discount rate on all future minimum payments due under the leases.
         Future minimum lease payments under the capital leases are $4.7 million in 2003, $6.8 million in 2004, and $.1 million in 2005. At December 31, 2002, the net present value of these future minimum lease payments is $10.2 million, which is net of amounts representing interest of $1.4 million, $.9 million of which relates to 2003. The portion of this obligation due in 2003 is $3.7 million and is classified in current liabilities (included in the long-term debt in default and scheduled maturities line on the Consolidated Balance Sheets), while the remaining $6.5 million due in years after 2003 is classified as long-term debt.

         The entire net present value of minimum lease payments was classified as non-current at December 31, 2001 as the Company had the ability and intent to pay the current portion ($3.7 million) with existing long-term debt. In addition to the above payment obligations, the sublease agreements include certain general and tax indemnifications in favor of PrimeCo PCS and its affiliates. These indemnifications address loss claims arising from the operation of the sublease agreements as well as flow through indemnifications from the Master Lease Agreements.

Note 9. Redeemable, Convertible Preferred Stock

Redeemable, convertible preferred stock consists of the following as of December 31:

  (In thousands)                                                                         2002       2001
  --------------------------------------------------------------------------------------------------------
  8.5% Series B redeemable, convertible preferred stock, net of unamortized
     discount of $5.8 million ($6.5 million for 2001)                                $ 132,071   $ 120,314
  5.5% Series C redeemable, convertible preferred stock, net of unamortized
     discount of $2.8 million ($3.2 million for 2001)                                  154,093     145,433
  --------------------------------------------------------------------------------------------------------
                                                                                     $ 286,164   $ 265,747
  ========================================================================================================

         During the third quarter of 2000, the Company completed preferred stock offerings consisting of Series B convertible, redeemable preferred stock ("Series B preferred") of $112.5 million, Series C convertible, redeemable preferred stock ("Series C preferred") of $60.3 million, and Series D redeemable preferred stock ("Series D preferred") of $77.2 million. The Series B preferred converts to common stock at $41 per share, contains warrants to purchase an aggregate of 500,000 shares of the Company's common stock at a price of $50 per share and pays an 8.5% per annum dividend payable semi-annually on June 30 and December 31. The related warrants have been valued at $3.8 million using the Black-Scholes option-pricing model, are exercisable one year from July 2000, and expire February 2011. In December 2000, the shareholders approved the conversion of the 18% Series D preferred into Series C preferred, modified the conversion and dividend terms of the Series C preferred and modified other various terms of the Series B preferred and Series C preferred. As a result of the shareholder approval, the Series C preferred is convertible to common stock at $45 per share and pays a 5.5% per annum dividend payable semi-annually on June 30 and December
31. Under restrictions related to the Company's long-term debt, dividends are currently paid in-kind and therefore are added to the carrying value of the preferred stock. The Company has accreted the value of the Series B preferred for dividends in-kind for a total of $25.3 million as of December 31, 2002 ($14.3 million and $4.3 million at December 31, 2001 and 2000, respectively). Series C preferred has been accreted for dividends in-kind totaling $19.4 million as of December 31, 2002 ($11.1 million and $3.3 million at December 31, 2001 and 2000, respectively). Accordingly, the $19.3 million and $17.8 million dividend requirements in the fiscal years 2002 and 2001, respectively ($7.6 million in 2000), have not been reflected in our Statements of Cash Flows. The preferred stock becomes redeemable in 2010 for $250 million plus cumulative unpaid dividends.

         Closing costs associated with the Series B and Series C preferred stock totaled $7.5 million. These costs, along with the value assigned to the warrants noted above, are netted against preferred stock on the balance sheet and are accreted over the term between the date the preferred stocks were issued and the date they become convertible. Accretion of these costs are included in the dividend requirements on preferred stock on the Statements of Operations and totaled $1.1 million for the fiscal years end 2002 and 2001 ($.5 million in 2000).

Note 10. Supplementary Disclosures of Cash Flow Information

        The following information is presented as supplementary disclosures for the Consolidated Statements of Cash Flows for the period ended December 31:

  (In thousands)                                              2002          2001           2000
  -----------------------------------------------------------------------------------------------
  Cash payments (receipts) for:
     Interest, net of capitalized interest of $327 in
       2002, $1,320 in 2001, and $1,313 in 2000            $  36,187     $  29,392       $ 31,280
     Income taxes                                          $  (1,038)    $  (2,216)      $  1,340
  -----------------------------------------------------------------------------------------------

         In July 2001, the Company announced the signing of a definitive merger agreement to acquire Conestoga Enterprises, Inc. ("CEI"). In November 2001, CEI announced that it had signed a conditional agreement to merge with a third party, believing this transaction to be superior to the original merger agreement with NTELOS Inc. Subsequently, management of the Company terminated its original merger agreement with CEI in December 2001. Under the terms of the merger agreement, the Company received a $10 million termination fee. The Company recorded a $2.2 million gain on this transaction, which is included in other income, net of financing and commitment fees and legal and other costs associated with the transaction.

         In February 2001, the Company closed on the non-cash merger transaction with R&B, resulting in the issuance of 3.7 million common shares of the Company in exchange for the common shares of R&B (Note 6).

         Concurrent with closing the PrimeCo VA acquisition and aforementioned financing (Notes 6, 8 and 9), $149.4 million of the amount borrowed under the Senior Credit Facility was loaned to the Alliances, which they used to repay their indebtedness to the Rural Telephone Finance Cooperative ("RTFC"). Additionally, of the total proceeds obtained from all financing sources, the Company paid $408.6 million to PrimeCo as part of the acquisition consideration, paid $43.0 million of outstanding borrowings under previously existing lines of credit, placed $69.1 million in escrow to be used to fund the first four interest payments on the Senior Notes, acquired additional common ownership interest in the VA Alliance for $11.4 million, and incurred approximately $36.0 million in transaction fees and costs and issued warrants valued at $22.9 million relating to all of the transactions discussed herein. Of the total transaction fees and costs, $6.5 million has been recognized as bridge financing costs with the majority of the remainder to be recognized through amortization and accretion over the expected life of the related asset or debt obligation.

Note 11. Financial Instruments

         The Company is exposed to market risks with respect to certain of the financial instruments that it holds. See Note 1 for a discussion of the bankruptcy filing on March 4, 2003 which could result in a material change in the fair value of the financial instruments. The following is a summary by balance sheet category:

CASH AND SHORT-TERM INVESTMENTS: The carrying amount approximates fair value because of the short-term maturity of those instruments.

LONG-TERM INVESTMENTS: The fair values of investments are based on quoted market prices for those investments which are actively traded. For investments where there are no quoted market prices, a reasonable estimate of fair value could not be made without incurring excessive costs. Of the investments carried under the cost method, $8.3 million, or 95% of the total, are high quality instruments. Additional information regarding the Company's investments is included in Notes 5 and 12.

INTEREST RATE SWAPS: During September 2000, in accordance with conditions of the Senior Notes, the Company entered into two interest rate swap agreements with aggregate notional amounts of $162.5 million, with maturities of up to 5 years, to manage its exposure to interest rate movements by effectively converting a portion of its long-term debt from variable to fixed rates. The net face amount of interest rate swaps subject to variable rates as of December 31, 2002 and 2001 was $162.5 million. These agreements involve the exchange of fixed rate payments for variable rate payments without the effect of leverage and without the exchange of the underlying face amount. Fixed interest rate payments are at a per annum rate of 6.76%. Variable rate payments are based on one month US dollar LIBOR. The weighted average

LIBOR rate applicable to these agreements was 1.382% and 1.876% as of December 31, 2002 and 2001, respectively. The notional amounts do not represent amounts exchanged by the parties, and thus are not a measure of exposure of the Company. The amounts exchanged are normally based on the notional amounts and other terms of the swaps. Interest rate differentials paid or received under these agreements are recognized over the one-month maturity periods as adjustments to interest expense. The fair values of our interest rate swap agreements are based on dealer quotes. The fair value of the interest rate swap agreements at December 31, 2002 and 2001 was a liability of $20.0 million and $13.1 million, respectively. The interest rate swap liability at December 31, 2002 has been classified as a current liability as a result of the bankruptcy filing and a cross-default as a result of non-compliance with the debt to capitalization rates under the Senior Credit Facility (see Note 8).

         Neither the Company nor the counterparties, which are prominent banking institutions, are required to collateralize their respective obligations under these swaps. The Company is exposed to loss if one or more of the counterparties default. At December 31, 2002, the Company had no exposure to credit loss on interest rate swaps. The Company does not believe that any reasonably likely change in interest rates would have a material adverse effect on the financial position, the results of operations or cash flows of the Company. All interest rate swaps are reviewed with and, when necessary, are approved by the Company's Board of Directors.

DEBT INSTRUMENTS: The fair value of our Senior Notes due in 2010, which are traded on open markets, is based on dealer quotes for those instruments. The Senior Notes have traded well below their book values, with the values noted in the table below being indicative of the values during much of the period since issuance. The Company's management believes that the risk of the fair value exceeding the carrying value of this debt in the foreseeable future is unlikely due to the current trading level, as well as market and industry conditions.

         On December 31, 2002, the Company's Senior Credit Facility totaled $260.5 million, $98 million over the swap agreements. Therefore, the Company had variable rate exposure related to this amount over the swap agreement as noted above. In the table below, the Company assumed the fair value of the Senior Credit Facility to be equal to the face value.

         The fair value of the Company's Senior Notes was determined based on the most recent trading prices prior to year-end 2002. The Company assumed that the fair value of the Subordinated Notes were discounted similar to that of the Senior Notes. The fair value of all other long-term debt, which is not traded on open markets, is estimated based on the effective rates of the Senior Credit Facility (after giving effect of the interest rate swap), the Subordinated Notes and the Senior Notes. The fair values represent estimates of possible value, which may not be realized in the future (see Note 3).

      The following table indicates the difference between face amount, carrying amount and fair value of the Company's financial instruments at December 31, 2002 and 2001:

      Financial Instruments (In thousands)                    Face amount     Carrying amount   Fair value
      ----------------------------------------------------------------------------------------------------
      December 31, 2002
      Nonderivatives:

      Financial assets:
          Cash and short-term investments                     $    12,216     $   12,216        $   12,216
          Restricted cash
          Long-term investments for which it is:
            Practicable to estimate fair value                $       N/A     $    8,593        $    8,593
            Not practicable to estimate fair value                    N/A            103               103

      Financial liabilities:
          Marketable long-term debt in default                $   280,000     $  271,416        $   84,000
          Non-marketable long-term debt*                          380,540        371,306           311,237

          Derivatives relating to debt:
          Interest rate swaps                                 $   162,500**   $   20,012        $   20,012

      December 31, 2001
      Nonderivatives:

      Financial assets:
          Cash and short-term investments                     $     7,293     $    7,293        $    7,293
          Restricted cash                                          18,069         18,069            18,069
          Long-term investments for which it is:
            Practicable to estimate fair value                $       N/A     $   10,346        $   10,346
            Not practicable to estimate fair value                    N/A          3,617             3,617

      Financial liabilities:
          Marketable long-term debt                           $   280,000     $  270,492        $  196,000
          Non-marketable long-term debt                           352,379        341,924           320,219

          Derivatives relating to debt:
          Interest rate swaps                                 $   162,500**   $   13,102        $   13,102

*    A majority of which is in default at December 31, 2002 (Note 8)
**   Notional amount

Note 12. Securities and Investments

    Investments consist of the following as of December 31:

                                                                                                  Carrying Values
   (In thousands)                                        Type of Ownership                       2002         2001
   -----------------------------------------------------------------------------------------------------------------
   Available for Sale:
   WorldCom, Inc.                                        Equity Securities                      $      -    $    916
   Other                                                 Equity Securities                            44         231
   -----------------------------------------------------------------------------------------------------------------
                                                                                                      44       1,147

   Cost Method:

   Restricted investments                                Cooperative subordinated capital          7,829       7,829
                                                           certificates
   America's Fiber Network, LLC (see Note 7)             Partnership Interest                          -       2,437
   Cash surrender value of life insurance policies       Guaranteed rate government                  720       1,699
                                                         securities
   Other                                                 Equity securities                           103         851
   -----------------------------------------------------------------------------------------------------------------
                                                                                                   8,652      12,816
                                                                                                  ------------------
                                                                                                $  8,696    $ 13,963
   =================================================================================================================

         The Company acquired RTFC subordinated capital certificates ("SCC") of $7.5 million concurrent with the tranche C Senior Credit Facility borrowings of $75 million. The debt instrument required the Company to purchase SCC's equal to 10% of the tranche C term loan of the Senior Credit Facility. The SCC's are nonmarketable securities and are stated at historical cost and are included in restricted investments. As the RTFC loans are repaid, the SCC's will be refunded through a cash payment to maintain a 10% SCC to outstanding loan balance ratio.

         Changes in the unrealized gain (loss) on available for sale securities during the years ended December 31, 2002 and 2001, reported as a separate component of shareholders' equity (deficit), are as follows:

   (In thousands)                                                              2002        2001        2000
   -----------------------------------------------------------------------------------------------------------
   Unrealized gain (loss), beginning balance                                $  (195)    $  8,458    $  35,869
   Realization of gain due to sale of investment                                  -       (8,458)           -
   Unrealized holding losses during the year                                   (321)        (319)     (21,927)
   Reclassification of unrealized loss due to investment impairment             509            -            -
   -----------------------------------------------------------------------------------------------------------
   Unrealized loss, ending balance                                               (7)        (319)      13,942
   Deferred tax effect related to net unrealized holding gains                    -          124       (5,484)
   -----------------------------------------------------------------------------------------------------------
   Unrealized loss, included in shareholders' equity (deficit)              $    (7)    $   (195)   $   8,458
   ===========================================================================================================

Note 13. Income Taxes

The components of income tax expense are as follows for the years ended December 31:

(In thousands)                                                               2002              2001              2000
                                                                      ------------------------------------------------------
Current tax expense:
         Federal                                                      $           -      $          -      $          -
         State                                                                  957               781               411
                                                                      ------------------------------------------------------
                                                                                957               781               411
                                                                      ------------------------------------------------------
Deferred tax (benefit) expense:
         Federal                                                           (137,775)          (29,829)              754
         State                                                              (25,131)           (5,484)              161
         Valuation allowance for temporary differences                      155,485                 -                 -
                                                                      ------------------------------------------------------
                                                                             (7,421)          (35,313)              915
                                                                      ------------------------------------------------------
                                                                      $      (6,464)     $    (34,532)     $      1,326
                                                                      ======================================================

Income tax (benefit) expense from continuing operations               $      (6,464)     $    (34,532)     $      1,326
Income tax expense from discontinued operation                                    -                 -               252
Income tax expense from gain on sale of discontinued operation                    -                 -            10,205
                                                                      ------------------------------------------------------
                                                                      $      (6,464)     $    (34,532)     $     11,783
                                                                      ======================================================

Total income tax (benefit) expense was different than an amount computed by applying the graduated statutory federal income tax rates to income before taxes. The reasons for the differences are as follows for the years ended December 31:

(In thousands)                                                               2002              2001              2000
----------------------------------------------------------------------------------------------------------------------------
Computed tax at statutory rate                                        $    (173,394)     $    (35,865)     $        685
Gain on sale of investments                                                       -             2,091                 -
State income taxes, net of federal income tax benefit                       (15,713)           (4,072)              372
Nondeductible asset impairments                                              26,951                 -                 -
Nondeductible amortization                                                        -             2,218               273
Valuation allowance for temporary differences                               155,485                 -                 -
Other, net                                                                      207             1,096                (4)
                                                                      ------------------------------------------------------
                                                                      $      (6,464)     $    (34,532)     $      1,326
                                                                      ======================================================

Net deferred income tax assets and liabilities consist of the following components at December 31:

           (In thousands)                                                                        2002              2001
          -----------------------------------------------------------------------------------------------------------------
           Deferred income tax assets:
           Retirement benefits other than pension                                        $      4,238      $      3,978
           Pension and minimum pension liability                                                2,749               657
           Net operating loss of acquired companies                                             6,504             6,504
           Net operating loss                                                                 110,107            53,028
           Alternative minimum tax credit carryforwards                                           709               709
           Licenses                                                                            56,921                 -
           Interest rate swap                                                                   7,784             5,097
           Debt issuance and discount                                                           2,791             2,749
           Accrued expenses                                                                     3,393             3,223
           Federal and state tax credits                                                          403               403
           Unrealized loss on securities available for sale                                         -               124
           Other                                                                                1,307             1,923
                                                                                        -----------------------------------
           Gross deferred tax assets                                                          196,906            78,395
           Valuation allowance                                                               (156,704)              -
                                                                                        -----------------------------------
                                                                                               40,202            78,395
                                                                                        -----------------------------------
           Deferred income tax liabilities:
           Property and equipment                                                              32,418            41,712
           Licenses                                                                                 -            38,540
           Other                                                                                    -               343
                                                                                        -----------------------------------
                                                                                               32,418            80,595
                                                                                        -----------------------------------

           Net deferred income tax assets (liabilities)                                  $      7,784      $     (2,200)
                                                                                        ===================================

A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not under the rules of SFAS No. 109, will be realized.

     The Company had alternative minimum tax ("AMT") credit carryforwards of $.7 million which have been reflected as deferred tax assets. AMT credits may generally be carried forward indefinitely and used in future years to the extent the Company's regular tax liability exceeds the AMT liability for such future years.

     For tax purposes, the Company had available, at December 31, 2001 net operating loss ("NOL") carryforwards, excluding NOL's from acquired companies, for regular income tax purposes of approximately $150 million. The Company is anticipating that the 2002 NOL will be approximately $120 million, which will expire in 2022. The Company also had federal and state investment tax credit carryforwards for tax purposes of approximately $.4 million, which expire during 2019. As a result of the R&B acquisition, both R&B, and likely the Company, experienced ownership changes during 2001 under Section 382 of the Internal Revenue Code ("IRC"); however, such changes should not place any material limitation on the ability to use the pre-acquisition net operating loss carryovers of either R&B or the Company. Depending on the outcome of the restructuring of the Company's debt and equity securities under the bankruptcy filing (see Note 1), the restructuring could result in a substantial reduction in the amount of existing NOL carryovers and could result in limitations on the Company's ability to use remaining carryovers and built-in losses in future years. The reduction of or potential limitation on the Company's ability to use such favorable tax attributes could adversely affect our financial position in future years.

Note 14. Shareholder Rights Plan

In February 2000, the Company adopted a new ten-year shareholder rights plan ("Rights Plan") that provides a right to common shareholders to acquire a unit of preferred stock of the Company at a purchase price of $162. The new Rights Plan, amended as of July 11, 2000, replaces the Company's prior plan which was adopted in 1990 and expired in

February 2000. The right to purchase preferred stock is exercisable only upon the occurrence of certain events, such as if a third party acquires 15% or more of the Company's common stock, without prior approval of the Board of Directors, except for Welsh, Carson, Anderson & Stowe, provided that it is in compliance with our amended and restated shareholders' agreement. In such event, other shareholders are entitled to receive, upon exercise of the right and payment of the purchase price, common stock or preferred stock at the option of the Company having a value equal to twice the amount of the purchase price. To date, no shares have been issued under the Rights Plan.

Note 15. Pension Plans and Other Postretirement Benefits

The Company sponsors several qualified and nonqualified pension plans and other postretirement benefit plans for its employees. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 2002, a statement of the funded status as of December 31 of each year, and the classification of amounts recognized in the Consolidated Balance Sheets:

                                                       Defined Benefit Pension Plan             Other Postretirement Benefit Plan

(In thousands)                                             2002                 2001                  2002                 2001
-----------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligations:
Benefit obligations, beginning                      $     22,803       $         20,987        $       9,168       $        8,478
Service cost                                               1,450                  1,058                  175                  172
Interest cost                                              1,619                  1,555                  661                  624
Amendment                                                      -                    300                    -                    -
Actuarial loss (gain)                                      1,922                     88                 (465)                  40
Benefits paid                                             (1,198)                (1,185)                (190)                (176)
Curtailment gain                                               -                      -                  363                   30
Early retirement program cost                              1,098                      -                    -                    -
-----------------------------------------------------------------------------------------------------------------------------------
    Benefit obligations, ending                     $     27,694       $         22,803        $       9,712       $        9,168
===================================================================================================================================

Change in plan assets:
Fair value of plan assets, beginning                $     20,223       $         20,938        $           -       $            -
Actual return (loss) on plan assets                       (2,636)                   470                    -                    -
Employer contribution                                          -                      -                  190                  176
Benefits paid                                             (1,198)                (1,185)                (190)                (176)
-----------------------------------------------------------------------------------------------------------------------------------
    Fair value plan assets, ending                  $     16,389       $         20,223        $           -       $            -
===================================================================================================================================

Funded status:
Funded status                                       $    (11,305)      $         (2,580)       $      (9,712)      $       (9,168)
Unrecognized net actuarial loss (gain)                     6,711                    179               (1,183)              (1,092)
Unrecognized prior service cost                              659                    712                    -                    -
-----------------------------------------------------------------------------------------------------------------------------------
    Accrued benefit cost                            $     (3,935)      $         (1,689)       $     (10,895)      $      (10,260)
===================================================================================================================================

Recognized in Consolidated Balance Sheet:
Intangible pension asset                            $        659       $             -
Additional minimum pension liability                      (3,792)                    -
-----------------------------------------------------------------------------------------
Minimum pension liability adjustment- reduction
 of shareholders' equity (deficit)                  $      3,133       $             -
=========================================================================================

SFAS No. 87, Employers' Accounting For Pensions, requires the Company to recognize a minimum pension liability equal to the amount by which the actuarial present value of the accumulated benefit obligations exceeds the fair value of plan assets. In 2002, the Company recorded $3.8 million to recognize the minimum pension liability. A corresponding amount is required to be recognized as an intangible asset to the extent of the unrecognized prior service cost and unrecognized net transition obligation. Any excess of the minimum pension liability above the intangible asset is recorded as a separate component and reduction of shareholders' equity (deficit). The tax benefit associated with the minimum pension liability is subject to the valuation reserve discussed in Note 13.

The Company's matching contributions to the defined contribution plan were $0.2 million, $0.8 million, and $0.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. The Company ceased matching contributions to the defined contribution plan for the period April 1, 2002 through March 31, 2003 as part of the actions taken in the operational restructuring plan (Note 19).

The accumulated benefit obligation of the Company's nonqualified pension plan was approximately $5.8 million, $3.9 million and $1.1 million at December 31, 2002, 2001 and 2000, respectively, and has been classified with retirement benefits other than pensions. All of the Company's plans for postretirement benefits other than pensions also have no plan assets.

On July 11, 2000, the Company disposed of one of its business lines (see Note
7). The sale was considered a partial plan termination and participants were 100% vested as of July 10, 2000. Under the provisions of SFAS No. 88, Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, the Company recognized a $198,000 net curtailment gain in 2000. This gain is reported in discontinued operations.

The following table provides the components of net periodic benefit cost for the plans:

                                              Defined Benefit Pension Plan             Other Post Employment Benefit Plan
(In thousands)                              2002         2001           2000             2002        2001         2000
--------------------------------------------------------------------------------------------------------------------------
Service cost                            $    1,450     $  1,058       $   889          $   175     $   172      $   190
Interest cost                                1,619        1,555         1,426              661         624          604
Expected return on plan assets              (1,975)      (2,046)       (2,025)               -           -            -
Amortization of transition
 obligations                                     -           12            15                -           -            -
Amortization of prior service
 cost                                           54           49            42                -           -            -
Recognized net actuarial gain                    -            -           (49)             (12)        (28)          (7)
Early retirement cost                        1,098            -             -                -           -            -
Curtailment gain (loss)                          -            -           (48)               -          30            -
--------------------------------------------------------------------------------------------------------------------------
    Net periodic benefit cost           $    2,246     $    628       $   250          $   824     $   798      $   787
==========================================================================================================================

    The prior-service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.

    The Company has multiple nonpension postretirement benefit plans. The health care plan is contributory, with participants' contributions adjusted annually. The life insurance plans are also contributory. Eligibility for the life insurance plan has been restricted to active pension participants age 50-64 as of January 5, 1994. The accounting for the plans anticipates that the Company will maintain a consistent level of cost sharing for the benefits with the retirees.

    The assumptions used in the measurements of the Company's benefit obligations are shown in the following table:

                                               Defined Benefit Pension Plan                Other Post Employment Benefit Plan
Assumptions as of December 31                 2002         2001          2000                2002          2001        2000
------------------------------------------------------------------------------------------------------------------------------
Discount rate                                6.75%         7.25%         7.50%               6.75%         7.25%       7.50%
Expected return on plan assets               9.00%        10.00%        10.00%                  -             -           -
Rate of compensation increase                3.50%         4.75%         4.75%                  -             -           -
==============================================================================================================================

During 2002, the Company offered an early retirement incentive to eligible employees, resulting in 23 employees accepting early retirement at a cost to the plan of $1.1 million. During 2001, the plan was amended to reflect the increase in the IRC Sec. 415 limits. The result of this amendment was an increase of $.3 million in the projected benefit obligation.

     The Company reviews the assumptions noted in the above table on an annual basis. These assumptions were changed in 2002 from those used in the prior two years to reflect anticipated future changes in the underlying economic factors used to determine these assumptions. For measurement purposes, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually each year to a rate of 5.0% for 2010 and remain at that level thereafter.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The effect of a 1% change on the total of service and interest cost components of net periodic postretirement health care benefit cost would be $0.1 million for a 1% increase and $0.1 million for a 1% decrease. Additionally, the effect of a 1% change on the health care component of the accumulated postretirement benefit obligations would be $1.3 million for a 1% increase and $1.0 million for a 1% decrease.

Note 16. Earnings Per Share

     The computations of basic and diluted earnings per share from continuing operations for each of the three years ended December 31 were as follows:

                                                                            2002            2001               2000
(In thousands)
---------------------------------------------------------------------------------------------------------------------
Numerator:
 Income (loss) from continuing operations                          $    (488,947)     $   (63,713)      $     2,270
 Preferred stock dividend                                                (20,417)         (18,843)           (8,168)
---------------------------------------------------------------------------------------------------------------------
   Numerator for basic and diluted earnings (loss) per share       $    (509,364)     $   (82,556)      $    (5,898)
=====================================================================================================================
Denominator:
   Number of common shares at the beginning of the year                   17,209           13,132            13,060
   Weighted-average common shares issued during the year                     149            3,310                46
---------------------------------------------------------------------------------------------------------------------
   Denominator for basic and diluted earnings (loss) per share
    from continuing operations                                            17,358           16,442            13,106
=====================================================================================================================

For additional information regarding the preferred stock and stock options, see Notes 9 and 17, respectively. The following options and warrants were outstanding during each year, but were not included in the computation of diluted earnings per share due to the fact that the results from continuing operations were a loss (therefore, any addition to the shares results in an antidilutive effect) or because the exercise price was greater than the average market price of the common shares for the year and, therefore, the effect would be antidilutive:

(In thousands)                                                                     2002               2001          2000
-------------------------------------------------------------------------------------------------------------------------
Number of common stock equivalents antidilutive due to a loss from continuing operations:
   Options                                                                           43                 21           165
   Warrants                                                                         300                300           300
-------------------------------------------------------------------------------------------------------------------------
Number of shares antidilutive as exercise price was greater than average market price of the common shares for the year:
   Options                                                                        1,352                937           368
   Warrants                                                                       1,004              1,004         1,004
   Redeemable, convertible preferred stock                                        6,847              6,395         5,973
------------------------------------------------------------------------------------------------------------------------

Note 17. Stock Plans

The Company's 1997 Stock Compensation Plan ("Option Plan"), as amended, provides for the grant of stock options, stock appreciation rights ("SARS"), stock awards and performance shares to officers and certain key management employees. A maximum of 2.5 million shares of common stock may be issued under the Option Plan by means of the exercise of options or SARS, the grant of stock awards and/or the settlement of performance shares. The Company's Non-Employee Director's Stock Option Plan ("Director's Plan"), as amended, provides for the grant of stock options to a non-employee director and provides the non-employee director the opportunity to receive stock options in lieu of a retainer fee. A maximum of 125,000 shares of common stock may be issued upon the exercise of options granted under the Director's Plan. Hereinafter the Option Plan and Directors Plan may be referred to as the "Plans". Stock options must be granted under the Plans at not less than 100% of fair value at the date of grant and have a maximum life of ten years from the date of grant. Options and other awards under the Plans may be exercised in compliance with such requirements as determined by a committee of the Board of Directors.

     A summary of the status of the stock option Plans at December 31, 2002, 2001 and 2000 and changes during the years ended on those dates are as follows:

                                                   2002                       2001                       2000
-------------------------------------------------------------------------------------------------------------------------
                                                       Weighted-                  Weighted-                  Weighted-
                                                        Average                    Average                    Average
                                                       Exercise                   Exercise                   Exercise
 Options                                    Shares       Price        Shares        Price        Shares        Price
-------------------------------------------------------------------------------------------------------------------------
 Outstanding at beginning of year        1,146,001       $25.24      826,113        $28.26      522,901        $20.59
 Granted                                   544,657         4.03      389,367         18.17      409,017         36.26
 Exercised                                       -            -      (27,671)        23.31      (76,720)        18.10
 Forfeited                                (120,742)       20.09      (41,808)        25.92      (29,085)        29.66
-------------------------------------------------------------------------------------------------------------------------
 Outstanding at end of year              1,569,916       $18.28    1,146,001        $25.24      826,113        $28.26
-------------------------------------------------------------------------------------------------------------------------
 Exercisable at end of year                656,591       $25.09      476,135        $25.52      262,104        $20.52
 Weighted average fair value per option
 of options granted during the year                      $ 2.75                     $ 7.96                     $14.61
=========================================================================================================================

The following table summarizes information about stock options outstanding at December 31, 2002:

                                                     Options Outstanding                       Options Exercisable
------------------------------------------------------------------------------------------------------------------------
                                                          Weighted-        Weighted-
                                                           Average          Average                        Weighted-
                                         Number of        Remaining        Exercise      Number of     Average Exercise
 Range of Exercise Prices                 Shares      Contractual Life       Price        Shares             Price
------------------------------------------------------------------------------------------------------------------------
 $.53 - $3.98                             221,950         9 years           $ 2.65          1,435           $ 2.66
 $4.34 - $15.49                           304,797         9 years           $ 5.13         20,904           $14.45
 $15.53 - $20.18                          278,769         7 years           $16.64        135,269           $17.28
 $20.37 - $22.625                         338,767         6 years           $21.62        216,299           $21.75
 $23.00 - $40.25                          256,533         7 years           $30.05        212,384           $29.49
 $40.50 - $45.06                          169,100         7 years           $40.69         70,300           $40.73
------------------------------------------------------------------------------------------------------------------------
 $.53 - $45.06                          1,569,916         8 years           $18.28        656,591           $25.09

The Company had a non-compensatory Employee Stock Purchase Plan ("ESPP") that qualifies under IRC Section 423. A total of 840,000 shares of common stock could have been issued under the ESPP and there were 258,350 shares remaining at December 31, 2002. Under the ESPP, qualified employees can use up to 10% of their gross wages to purchase the Company's common stock at a price 10% less than the market price on the purchase date. The Company's board of directors suspended participation in the ESPP effective January 1, 2003.

Note 18. Commitments and Contingencies

    Operating Leases

The Company has several operating leases for administrative office space, retail space, tower space, channel rights, and equipment, certain of which have renewal options. The leases for retail and tower space have initial lease periods of three to thirty years. These leases are associated with the operation of wireless digital PCS services primarily in Virginia and West Virginia. The leases for channel rights relate to the Company's wireless cable operations and have initial terms of three to ten years. The equipment leases have an initial term of three years. Rental expense for operating leases was $14.7 million, $14.4 million and $5.6 million in 2002, 2001 and 2000, respectively. The total amount committed under these lease agreements is: $13.2 million in 2003, $12.6 million in 2004, $9.0 million in 2005, $5.2 million in 2006, $3.6 million in 2007 and $21.7 million for the years thereafter.

   Other Commitments and Contingencies

In connection with an amendment to the Sprint/Horizon network services agreement which provides for scheduled wholesale revenue minimums over the 30 months commencing July 1, 2001, the Company committed to upgrading the Alliances' network to 3G-1XRTT technology capable of handling high-speed data applications. The Company had capital outlays of $38 million through the end of 2002 related to this upgrade. The upgrade is expected to be completed in 2003 with total estimated capital outlays related to this project being $45 million. Revenue from this services agreement was $32.5 million, $19.1 million, and $7.0 million for the years ended December 31, 2002, 2001 and 2000, respectively

     Pursuant to the terms of the Sprint/Horizon network services agreement, the Company has billed Horizon for wholesale minutes of use of its wireless PCS network. Horizon withheld payment of approximately $1.2 million from the billings covering October 2002 through December 2002, alleging overbilling by the Company. In addition, Horizon has alleged that the Company has overbilled Horizon by approximately $4.8 million for the period from 1999 through September 2002. Management disagrees with Horizon's allegations. The Company is seeking to resolve this dispute and has recognized as wholesale revenue amounts collected to date from revenues earned through December 31, 2002. The wholesale network services agreement provides for arbitration if the companies cannot settle disputes that arise under the agreement.

     On March 28, 2003, Horizon filed its Form 10-K for the year ending December 31, 2002. This document disclosed that there was substantial doubt about Horizon's ability to continue as a going concern because of the probability that Horizon will violate one or more of its debt covenants in 2003. The Company's future wholesale revenues under the wholesale network services agreement with Horizon could be materially impacted if Horizon was to be unable to continue as a going concern. No other single customer accounted for more than 10% of the Company's consolidated revenues in any of the three years during the period ended December 31, 2002.

     The Company entered into an asset purchase agreement for the sale of the Company's wireline cable business for $8.7 million. Also included in this agreement was a fiber optic Indefeasible Right to Use ("IRU") agreement for some joint use fibers owned by the ILEC segment. The Company expects the gain or loss on this sale to be minimal. Additionally, the Company has entered into an asset purchase agreement for the sale of the Company's Portsmouth call center building for $6.9 million. The agreements are subject to bankruptcy court approval and ordinary closing terms and conditions, including FCC approval of the wireline cable disposition. The net book value of the Portsmouth call center assets was $8.1 million at December 31, 2002. The Company will record $1.2 million of accelerated deprecation during 2003 prior to the planned disposition.

     In addition to the items discussed above, the Company is periodically involved in disputes and legal proceedings arising from normal business activities. In the opinion of management, resolution of these matters will not have a materially adverse effect on the financial position or future results of operations of the Company and adequate provision for any probable losses has been made in our financial statements.

     Other than the commitments noted separately above, the Company has commitments for capital expenditures of approximately $10 million as of December 31, 2002, all of which are expected to be incurred in fiscal 2003.

Note 19. Restructuring Charge

In March 2002, the Company approved a plan that would reduce its workforce by approximately 15% through the offering of early retirement incentives, the elimination of certain vacant and budgeted positions and the elimination of some jobs. A total of 96 current employees left the Company as a result of these actions. The employees impacted were primarily in management, operations, engineering and a number of other support functions. The plan also involved exiting certain facilities in connection with the workforce reduction and centralizing certain functions.

     Restructuring charges were reported during the first, second and fourth quarters of 2002 totaling $4.3 million relating to severance costs and pension curtailment costs for employees affected by the reduction in force activity, lease termination obligations associated with the exit of certain facilities and financial restructuring legal and advisor costs (see Notes 1 and 3). At December 31, 2002, $1.5 million remained accrued of the total operational restructuring costs relating to the early retirement program ($1.1 million cost - see Note 15) and certain obligations pursuant to employment contracts and salary continuation plans.

Note 20. Pro Forma Financial Information (unaudited)

The pro forma unaudited results of operations for the years ended December 31, 2001, assuming consummation of the transactions more fully described in Notes 6, 7, 8 and 9 as of January 1, 2001 are as follows:

      (In thousands, except per share data)              2001            2000
      ==============================================================================
      Operating revenues                             $   220,230     $   179,715
      Operating expenses other than depreciation
      and amortization                                   199,829         174,546
      Depreciation and amortization                       83,647          71,087
      Operating loss                                     (63,246)        (65,918)
      Net loss                                           (64,127)        (87,323)
      Dividend requirements on preferred stock            19,843          18,598
      Loss applicable to common shares               $   (84,000)    $  (105,921)
      Net loss per common share:
      Basic and diluted                              $     (4.93)    $     (6.30)

As described in the notes referred to above, these unaudited pro forma results include the results of operations for NTELOS Inc., the VA Alliance, the WV Alliance, PrimeCo VA, and R&B Communications and exclude the discontinued operation (directory assistance business), the VA RSA6 analog cellular business and the RSA5 equity investment earnings. Additionally, it assumes all related financing and preferred equity transactions described in Notes 8 and 9 occurred on January 1, 2001.

     These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the transactions been in effect on January 1, 2001 or 2000, or of future results of operations.

[LOGO]                . Ernst & Young LLP                 . Phone:(703) 747-1000
                        8484 Westpark Drive                 Fax:(703) 747-0100
                        McLean, Virginia 22102              www.ey.com

                         Report of Independent Auditors

The Board of Directors and
 Shareholders of NTELOS Inc.

We have audited the accompanying consolidated balance sheets of NTELOS Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years than ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of NTELOS Inc. and Subsidiaries for the year ended December 31, 2000 were audited by other auditors whose report dated February 22, 2001 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTELOS Inc. and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in
Note 1, the Company has incurred recurring operating losses and has a working capital deficit. In addition, on March 4, 2003, the Company filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Notes 2 and 3 to the financial statements, effective January 1, 2002 the Company adopted Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets.

                                                       /s/ Ernst & Young LLP
April 11, 2003

 UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    Unaudited Condensed Consolidated Balance Sheets, March 31, 2003 and December 31, 2002                                41-42

    Unaudited Condensed Consolidated Statements of Operations, Three Months Ended March 31, 2003 and 2002                   43

    Unaudited Condensed Consolidated Statements of Cash Flows, Three Months Ended March 31, 2003 and 2002                   44

    Unaudited Condensed Consolidated Statements of Shareholders' Deficit, Three Months Ended March 31, 2003 and 2002        45

    Notes to Unaudited Condensed Consolidated Financial Statements                                                       46-55

CONDENSED CONSOLIDATED BALANCE SHEETS
NTELOS Inc. and Subsidiaries
(Debtor-in-Possession)

                                                                                 MARCH 31, 2003        December 31,
(In thousands)                                                                    (Unaudited)              2002
-------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                     $        24,839       $      12,216
  Accounts receivable, net of allowance of $20,851 ($23,170 in 2002)                     33,013              33,748
  Inventories and supplies                                                                2,039               2,588
  Other receivables and deposits                                                          3,049               3,058
  Prepaid expenses and other                                                              6,405               3,557
-------------------------------------------------------------------------------------------------------------------
                                                                                         69,345              55,167
-------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND ADVANCES
  Securities and investments                                                                533                 867
  Restricted investments                                                                  7,829               7,829
-------------------------------------------------------------------------------------------------------------------
                                                                                          8,362               8,696
-------------------------------------------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
  Land and building                                                                      51,151              51,026
  Network plant and equipment                                                           450,315             437,938
  Furniture, fixtures and other equipment                                                65,177              65,366
-------------------------------------------------------------------------------------------------------------------
     Total in service                                                                   566,643             554,330
  Under construction                                                                     16,828              15,722
-------------------------------------------------------------------------------------------------------------------
                                                                                        583,471             570,052

  Less accumulated depreciation                                                         153,315             135,597
-------------------------------------------------------------------------------------------------------------------
                                                                                        430,156             434,455

-------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
  Goodwill, net                                                                          86,016              86,016
  Other intangibles, less accumulated amortization of $1,466 ($1,379 in
   2002)                                                                                  1,793               1,879
  Radio spectrum licenses in service                                                    107,234             107,234
  Other radio spectrum licenses, net                                                      2,441               2,572
  Radio spectrum licenses not in service                                                  7,107               7,155
  Deferred charges                                                                        4,917              18,563
  Deferred income taxes                                                                   7,485               7,784
-------------------------------------------------------------------------------------------------------------------
                                                                                        216,993             231,203

-------------------------------------------------------------------------------------------------------------------

                                                                                $       724,856       $     729,521
===================================================================================================================

See Notes to Condensed Consolidated Financial Statements.

CONDENSED CONSOLIDATED BALANCE SHEETS
NTELOS Inc. and Subsidiaries
(Debtor-in-Possession)

                                                                                MARCH 31, 2003        December 31,
(In thousands)                                                                    (Unaudited)              2002
-------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
   Current Liabilities Not Subject to Compromise
     Long-term debt in default and scheduled maturities                         $         2,371       $     623,762
     Deferred liabilities - interest rate swap agreements relating to debt in
      default                                                                                 -              20,012
     Accounts payable                                                                     9,470              22,350
     Advance billings and customer deposits                                              11,380              13,013
     Accrued payroll                                                                      1,620               6,160
     Accrued interest                                                                       459              19,131
     Deferred revenue                                                                     1,106               4,455
     Income tax payable                                                                     106                  50
     Other accrued liabilities                                                            1,877               5,177
-------------------------------------------------------------------------------------------------------------------
       Total Current Liabilities Not Subject to Compromise                               28,389             714,110

   Current Liabilities Subject to Compromise                                            722,417                   -
-------------------------------------------------------------------------------------------------------------------

                                                                                        750,806             714,110
-------------------------------------------------------------------------------------------------------------------

LONG-TERM LIABILITIES
   Long-term Liabilities Not Subject to Compromise
     Long-term debt                                                                      11,958              18,960
     Other long-term liabilities
       Retirement benefits                                                                  287              25,542
       Long-term deferred liabilities                                                    21,473              26,899
-------------------------------------------------------------------------------------------------------------------
          Total Long-term Liabilities Not Subject to Compromise                          33,718              71,401
   Long-term Liabilities Subject to Compromise                                           40,916                   -
-------------------------------------------------------------------------------------------------------------------

                                                                                         74,634              71,401
-------------------------------------------------------------------------------------------------------------------

Minority Interests                                                                          503                 523
-------------------------------------------------------------------------------------------------------------------

Redeemable Convertible Preferred Stock Not Subject to Compromise                              -             286,164
Redeemable Convertible Preferred Stock Subject to Compromise                            298,246                   -

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT
   Preferred stock, no par value per share, authorized 1,000
    shares; none issued                                                                      -                    -
   Common stock, no par value per share, authorized 75,000 shares;
    issued 17,780 shares (17,780 in 2002)                                               182,380             182,380
   Stock warrants                                                                        22,874              22,874
   Accumulated deficit                                                                 (589,673)           (532,565)
   Accumulated other comprehensive loss                                                 (14,914)            (15,366)
-------------------------------------------------------------------------------------------------------------------
                                                                                       (399,333)           (342,677)
-------------------------------------------------------------------------------------------------------------------

                                                                                $       724,856       $     729,521
===================================================================================================================

See Notes to Condensed Consolidated Financial Statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
NTELOS Inc. and Subsidiaries
(Debtor-in-Possession)
(Unaudited)

                                                                                          Three Months Ended
-------------------------------------------------------------------------------------------------------------------
                                                                                   MARCH 31,            March 31,
(In thousands, except per share amounts)                                             2003                 2002
-------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
  Wireless PCS                                                                  $        46,782       $      35,771
  Wireline communications                                                                25,130              22,318
  Other communication services                                                            1,539               1,932
-------------------------------------------------------------------------------------------------------------------

                                                                                         73,451              60,021
-------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Cost of wireless sales (exclusive of items shown separately below)                     10,780              12,223
  Maintenance and support                                                                15,689              16,891
  Depreciation and amortization                                                          17,911              23,095
  Accretion of asset retirement obligations                                                 152                   -
  Customer operations                                                                    18,065              15,771
  Corporate operations                                                                    5,665               5,854
  Operational and capital restructuring charges                                           2,427               1,267
-------------------------------------------------------------------------------------------------------------------

                                                                                         70,689              75,101
-------------------------------------------------------------------------------------------------------------------

Operating Income (Loss)                                                                   2,762             (15,080)

OTHER INCOME (Expenses)
  Gain on sale of assets                                                                      -               1,955
  Interest expense (contractual interest for the three months ended
   March 31, 2003  was $21,836)                                                         (15,285)            (19,004)
  Other expenses                                                                            (86)               (133)
  Reorganization items                                                                  (29,358)                  -
-------------------------------------------------------------------------------------------------------------------

                                                                                        (41,967)            (32,262)

Income Tax (Benefit)                                                                        326              (1,569)
-------------------------------------------------------------------------------------------------------------------

                                                                                        (42,293)            (30,693)

Minority Interests in Losses of Subsidiaries                                                 21                  29
-------------------------------------------------------------------------------------------------------------------

Loss before Cumulative Effect of an Accounting Change                                   (42,272)            (30,664)
Cumulative effect of an accounting change                                                 2,754                   -
-------------------------------------------------------------------------------------------------------------------
NET LOSS                                                                                (45,026)            (30,664)
Dividend requirements on preferred stock (contractual preferred stock
 dividends for the three months ended March 31, 2003 were $5,367)                         3,757               5,019
Reorganization item - accretion of preferred stock                                        8,325                   -
-------------------------------------------------------------------------------------------------------------------
Loss Applicable to Common Shares                                                $       (57,108)      $     (35,683)
===================================================================================================================

Per Common Share - Basic and Diluted:
     Loss applicable to common shares before cumulative effect of an
      accounting change                                                         $         (3.06)      $       (2.07)
     Cumulative effect of an accounting change                                             (.15)                  -
-------------------------------------------------------------------------------------------------------------------
        Loss Applicable to Common Shares                                        $         (3.21)      $       (2.07)

Average shares outstanding - basic and diluted                                           17,780              17,220
===================================================================================================================

Pro forma amounts assuming the accounting change is applied retroactively:
-------------------------------------------------------------------------------------------------------------------
Loss applicable to common shares                                                $       (54,354)      $     (35,929)
Loss applicable to common shares (per share) - basic and diluted                $         (3.06)      $       (2.09)

See Notes to Condensed Consolidated Financial Statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NTELOS Inc. and Subsidiaries
(Debtor-in-Possession)
(Unaudited)

                                                                                             THREE MONTHS ENDED
--------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                  MARCH 31, 2003        March 31, 2002
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
--------------------------------------------------------------------------------------------------------------------
Net loss                                                                        $       (45,026)      $      (30,664)
Cumulative effect of an accounting change                                                 2,754                    -
--------------------------------------------------------------------------------------------------------------------
Loss before cumulative effect of an accounting change                                   (42,272)             (30,664)

Adjustments to reconcile net income to net cash provided by operating activities:
   Non cash reorganization items                                                         28,066                    -
   Gain on sale of assets                                                                     -               (1,955)
   Depreciation and amortization                                                         17,911               23,095
   Accretion of asset retirement obligations                                                152                    -
   Deferred taxes                                                                             -               (1,820)
   Retirement benefits and other                                                            553                  784
   Net interest expense from restricted cash                                                  -                9,100
   Accrued interest income on restricted cash                                                 -                 (102)
   Accretion of loan discount and origination fees                                          853                1,072
Changes in assets and liabilities from operations, net of effects of acquisitions and dispositions:
   Decrease (increase) in accounts receivable                                               735               (1,597)
   Decrease in inventories and supplies                                                     549                3,792
   (Increase) decrease in other current assets                                           (2,839)               1,412
   Changes in income taxes                                                                   56                   68
   Increase in accounts payable                                                           5,944                2,896
   Increase (decrease) in other current liabilities                                       6,097                 (142)
   Accrued interest expense on debt subject to compromise                                 8,612                    -
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                24,417                5,939

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                                                     (11,377)             (29,120)
Proceeds from sale of assets and other                                                      335               10,606
--------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                   (11,042)             (18,514)
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                                                      -               10,000
Additional payments under line of credit (net) and other debt instruments                  (752)              (1,770)
Other                                                                                         -               (1,034)
--------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                                        (752)               7,196
--------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                         12,623               (5,379)
Cash and cash equivalents:
Beginning                                                                                12,216                7,293
--------------------------------------------------------------------------------------------------------------------

Ending                                                                          $        24,839       $        1,914
====================================================================================================================

See Notes to Condensed Consolidated Financial Statements.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
NTELOS Inc. and Subsidiaries
(Debtor-in-Possession)

 (Unaudited)

                                                                                                    Accumulated        Total
                                                                                                       Other        Shareholders'
                                               Common Stock                        Accumulated     Comprehensive      (Deficit)
(In thousands)                              Shares       Amount        Warrants      Deficit       (Loss) Income        Equity
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                  17,209    $    182,093   $    22,874   $    (23,201)   $      (8,200)   $     173,566

Comprehensive loss:
   Net loss                                                                             (30,664)
   Derivative gain, net of $735 of
    deferred tax benefit                                                                                   1,156
   Unrealized loss on securities
    available for sale, net of $212
    of deferred tax benefit                                                                                 (333)
       Comprehensive loss                                                                                                 (29,841)
Dividends on preferred shares                                                            (5,019)                           (5,019)
Common stock issuance                            4              58                                                             58
Shares issued through
 employee stock purchase
 plan                                           29             146                                                            146
---------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2002                     17,242    $    182,297   $    22,874   $    (58,884)   $     (7,377)    $     138,910
=================================================================================================================================

Balance, December 31, 2002                  17,780    $    182,380   $    22,874   $   (532,565)   $     (15,366)   $    (342,677)

Comprehensive loss:
   Loss before cumulative effect of an
    accounting change                                                                   (42,272)
   Cumulative effect of an accounting
    change                                                                               (2,754)
   Derivative gain, net of $299 of
    deferred taxes                                                                                           452
       Comprehensive loss                                                                                                 (44,574)
Dividends on preferred shares
 (contractual preferred stock
 dividends for the three months ended
 March 31, 2003 were $5,367)                                                             (3,757)                           (3,757)
Reorganization item - accretion of
 preferred stock                                                                         (8,325)                           (8,325)
---------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2003                     17,780    $    182,380   $    22,874   $   (589,673)   $     (14,914)   $    (399,333)
=================================================================================================================================

See Notes to Condensed Consolidated Financial Statements.

              Notes to Condensed Consolidated Financial Statements

                          NTELOS Inc. and Subsidiaries
                             (Debtor-in-Possession)

1.   ORGANIZATION

         Overview

NTELOS Inc. (debtor-in-possession, hereafter referred to as "NTELOS" or the "Company") is an integrated communications provider that provides a broad range of products and services to businesses, telecommunication carriers and residential customers in Virginia and surrounding states. The Company's services include wireless digital personal communications services ("PCS"), local and long distance telephone services, dial-up Internet access, DSL (high-speed Internet access), paging, and wireline and wireless cable television.

On March 4, 2003 (the "Petition Date"), the Company and certain of its subsidiaries (collectively, the "Debtors"), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Virginia (the "Bankruptcy Court"). By order of the Bankruptcy Court, the Debtors' respective cases are being jointly administered under the case number 03-32094 (the "Bankruptcy Case") for procedural purposes only. The Bankruptcy Case was commenced in order to implement a comprehensive financial restructuring of the Company. Total assets and liabilities for subsidiaries not included in the Bankruptcy filing were $1,103,000 and $4,000, respectively as of March 31, 2003. Additionally, revenues and operating loss for these subsidiaries for the quarter ended March 31, 2003 were $138,000 and $44,000, respectively.

In the first half of 2002, the Company took a number of restructuring steps which reduced operating expenses and improved operating results, financial condition and cash flow. Despite the improved operating performance resulting from these measures and continued execution of the Company's business plan, the Company continued to require additional cash to fund its operating expenses, debt service and capital expenditures. In the latter half of 2002, the Company actively negotiated with its debtholders to develop a comprehensive financial restructuring plan. Despite its efforts, the Company was unable to reach an agreement with its debtholders on an out-of-court restructuring plan and, accordingly, on March 4, 2003, the Company filed a petition for relief under Chapter 11 of the Bankruptcy Code. For more information regarding the events and circumstances leading up to the Chapter 11 filing, please refer to Note 1 of the notes to the consolidated financial statements contained in Item 8 of the Company's Form 10-K for the year ended December 31, 2002 on file with the Securities and Exchange Commission.

The Company conducts its operations through a number of wholly-owned or majority-owned subsidiaries. While it implements the proposed recapitalization, the Company expects its subsidiaries to continue to operate in the ordinary course of business.

         Proposed Restructuring

The Bankruptcy Case was commenced in order to implement a comprehensive financial restructuring of the Company, including the senior notes due 2010 (the "Senior Notes"), subordinated notes due 2011 and preferred and common equity securities. As of the date of this report, a plan of reorganization (the "Plan") has not been submitted to the Bankruptcy Court.

In order to meet ongoing obligations during the reorganization process, the Company entered into a $35 million debtor-in-possession financing facility (the "DIP Financing Facility"), which was approved by final order of the Bankruptcy Court on March 24, 2003. As of April 11, 2003, the Company had satisfied all conditions for full access to the DIP Financing Facility.

The Company anticipates that the Plan will be funded by two sources of capital:
(i) an equity investment made by certain holders of Senior Notes of an aggregate of $75 million in exchange for new 9% convertible notes ("New Notes") of the reorganized company and (ii) a credit facility which permits the Company to continue to have access to its current $225 million of outstanding term loans with a $36 million revolver commitment ("Exit Financing Facility"). This Exit

Financing Facility also provides that the term loans and any new borrowings under the revolver will be at current rates and existing maturities.

On April 10, 2003, the Company entered into a Plan Support Agreement (the "Plan Support Agreement") with a majority of the lenders under its Senior Credit Facility. The Plan Support Agreement provides that the lenders will agree to support a "Conforming Plan," which must include the following: (i) financing upon emergence from bankruptcy on agreed terms, (ii) cancellation or conversion into equity of the reorganized company upon emergence from bankruptcy, of substantially all of the Company's outstanding debt and equity securities, (iii) outstanding indebtedness on the effective date of the Plan consisting of only certain hedge agreements, Exit Financing Facility, New Notes, existing government loans and certain capital leases, (iv) consummation of the sale of New Notes on the effective date of the Plan and (v) repayment of the DIP Financing Facility and the $36 million outstanding under the revolver.

On April 10, 2003, the Company also entered into a Subscription Agreement with certain holders of Senior Notes for the sale of $75 million aggregate principal amount of New Notes. The Plan Support Agreement and Subscription Agreement are subject to, among other things, confirmation of a Conforming Plan.

The Plan Support Agreement provides that a Conforming Plan and accompanying disclosure statement must be filed with the Bankruptcy Court prior to May 31, 2003 and that a disclosure statement, reasonably acceptable to the lenders, must be approved by the Bankruptcy Court no later than August 15, 2003. In addition, the Plan Support Agreement obligates the Company to have filed a Conforming Plan, solicited votes and conducted a confirmation hearing prior to September 30, 2003.

For more information regarding the Plan Support Agreement and Subscription Agreement, including conditions to the consummation of such agreements, please refer to the Company's Form 8-K dated April 10, 2003, which attaches copies of the agreements.

The Company believes it is making substantial progress with its creditors in developing a Plan and the Company anticipates filing a Plan that will constitute a Conforming Plan prior to May 31, 2003. It is likely that, in connection with the final Plan, the liabilities of the Company will be found in the Bankruptcy Case to exceed the fair value of its assets. This would result in claims being paid at less than 100% of their face value and holders of preferred stock being entitled to little or no recovery and holders of common stock being entitled to no recovery. At this time, it is not possible to predict with certainty the outcome of the bankruptcy proceedings.

         Bankruptcy Proceeding

The Debtors are currently operating their businesses as debtors-in-possession under the Bankruptcy Code. Pursuant to the Bankruptcy Code, pre-petition obligations of the Debtors, including obligations under debt instruments, generally may not be enforced against the Debtors, and any actions to collect pre-petition indebtedness are automatically stayed, unless the stay is lifted by the Bankruptcy Court. The pre-petition obligations of the Debtors are subject to compromise under a plan of reorganization. As part of the reorganization process, the Debtors have attempted to notify all known or potential creditors of the Chapter 11 filings for the purpose of identifying all pre-petition claims against the Debtors. June 10, 2003 (the "Bar Date") was set by the Court as the date by which creditors, other than governmental units (as defined by the Bankruptcy Code), are required to file proof of claims against the Debtors. The bar date for governmental units to file proof of claims is August 31, 2003. At this time, the ultimate amount of claims that will be allowed by the Court is not determinable. In addition, as debtors-in-possession, the Debtors have the right, subject to the Bankruptcy Court approval and certain other limitations, to assume or reject executory contracts and unexpired leases. The Debtors are in the process of reviewing their executory contracts and unexpired leases to determine which they will reject. The Debtors cannot presently determine or reasonably estimate the ultimate liability that may result from rejecting contracts or leases or from the filing of claims for any rejected contracts or leases, and no provisions have yet been made for these items. The amount of the claims to be filed by the creditors could be significantly different than the amount of the liabilities recorded by the Debtors.

Since the Petition Date, the Debtors have conducted business in the ordinary course. After developing the Plan, the Debtors will seek the requisite acceptance of the Plan by impaired creditors and equity holders, if any, who will receive a distribution under the Plan, and confirmation of the Plan by the Bankruptcy Court, all in accordance with the applicable provisions of the Bankruptcy Code. During the pendency of the Bankruptcy Case, the Debtors may, with the Bankruptcy Court approval, sell assets and settle liabilities, including for amounts other than those reflected in the financial statements. The administrative and reorganization expenses resulting from the Bankruptcy Case will unfavorably affect the Debtor's results of operations. Future results of operations may also be adversely affected by other factors related to the Bankruptcy Case. Except as contemplated by the Plan Support Agreement, no assurance can be given that the Debtor's creditors will support the proposed Plan, or that the Plan will be approved by the Bankruptcy Court. Additionally, there can be no assurance of the level of recovery to which the Debtors' secured and unsecured creditors will receive.

         Basis of Presentation

Our consolidated financial statements have been prepared on a going concern basis of accounting in accordance with accounting principles generally accepted in the United States. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. Because of the Bankruptcy Case and the circumstances leading to the filing thereof, there is substantial doubt about the Company's ability to continue as a going concern. The Company's ability to realize the carrying value of its assets and discharge its liabilities is subject to substantial uncertainty. The Company's ability to continue as a going concern depends upon, among other things, the Company's ability to comply with the terms of the DIP Financing Facility, confirmation of a plan of reorganization, availability of exit financing from existing lenders under the Senior Credit Facility, receipt of additional funding through the issuance of an aggregate of $75 million of New Notes, and the Company's ability to generate sufficient cash flows from operations. Our financial statements do not reflect adjustments for possible future effects on the recoverability of assets or the amounts that may result from the outcome of the Bankruptcy Case.

The Company has adopted the provisions of AICPA Statement of Position 90-07 ("Financial Reporting by Entities in Reorganization Under the Bankruptcy Code") ("SOP 90-07") which apply to the periods after the March 4, 2003 Chapter 11 filing through the application of fresh start accounting upon emergence from bankruptcy. Accordingly, at March 31, 2003, the Company has separated its pre-petition liabilities subject to compromise from those that are not (such as fully secured liabilities that are expected not to be compromised and post-petition liabilities). The Company's senior notes, subordinated notes and redeemable convertible preferred stock were adjusted to the estimated allowable claims for each of these instruments as of March 31, 2003 in accordance with SOP 90-07. This adjustment resulted in reorganization items of $22.4 million consisting of unaccreted balances relating to the value originally allocated to the attached stock warrants and preferred stock origination fees. The portion of this relating to preferred stock was $8.3 million which was separately classified from the other reorganization items below net loss as "reorganization items - accretion of preferred stock". Also, deferred charges for loan origination fees associated with the Senior Credit Facility and Senior Notes of $14.0 million were written off through the recognition of a reorganization items. In addition, the Company recognized capital restructuring charges of $1.3 million for professional services related to the Company's financial reorganization for the period March 4, 2003 to March 31, 2003. Professional fees for the period January 1, 2003 through March 3, 2003 totaled $2.4 million and continued to be classified within "Operational and Capital Restructuring Charges" in the March 31, 2003 Statement of Operations.

Generally, all actions to enforce or otherwise effect repayment of pre-petition liabilities as well as all pending litigation against the Debtors are stayed while the Debtors continue their business operations as debtors-in-possession. Liabilities that may be affected by the Plan are reported at the amounts expected to be allowed as determined in the bankruptcy process (referred to as "allowable claims"). An allowable claim is the amount that is determined to represent a valid claim against the Company. The final settlement amount may differ significantly from the allowable claim. In the Bankruptcy Case, substantially all unsecured liabilities as of the Petition Date are subject to compromise under a plan of reorganization to be voted on by impaired creditors and equity holders, if any, who will receive a distribution under the Plan, and approved by the Bankruptcy Court. The ultimate amount of and settlement terms for such liabilities are subject to this approved plan of reorganization and, accordingly, are not presently determinable. Additionally, pursuant to SOP 90-07, professional fees associated with the Bankruptcy Case will be expensed as incurred and reported as reorganization items. Finally, interest expense and preferred dividends will be reported only to the extent that they will be paid during the Bankruptcy Case or that it is probable that they will be an allowed claim. Accordingly, from March 4, 2003 through

March 31, 2003 (period during the first quarter 2003 subsequent to the Bankruptcy filing), $6.6 million of interest expense and $1.6 million in preferred dividends, which would have otherwise been recognized, were not recorded pursuant to these requirements.

These consolidated financial statements do not reflect all of the adjustments that may occur in accordance with the SOP 90-07. It is expected that the proposed Plan will result in "Fresh Start" reporting pursuant to SOP 90-07. Under Fresh Start reporting, the value of the reorganized Company would be determined based on the amount a willing buyer would pay for the Company's assets upon confirmation of the Plan by the Bankruptcy Court. This value would be allocated to specific tangible and identifiable intangible assets. Liabilities existing as of the effective date of the Plan would be stated at the present value of amounts to be paid based on current interest rates.

2.   SIGNIFICANT ACCOUNTING POLICIES

In the Company's opinion, the accompanying condensed consolidated financial statements which are unaudited, except for the condensed consolidated balance sheet dated December 31, 2002, which is derived from audited financial statements, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 2003 and December 31, 2002, the results of operations for the three months ended March 31, 2003 and 2002 and cash flows for the three months ended March 31, 2003 and 2002. The results of operations for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the results to be expected for the full year.

ASSET IMPAIRMENT CHARGES

The Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), and Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"), on January 1, 2002.

The Company reported $402.9 million in asset impairment charges in the fourth quarter of 2002. For more information regarding this testing and other relevant facts and circumstances related to the asset impairment charge recorded in the fourth quarter of 2002, please refer to Note 2 of the notes to the consolidated financial statements contained in Item 8 of the Company's Form 10-K for the year ended December 31, 2002 on file with the Securities and Exchange Commission.

The Company has considered the existence of further impairment indicators at March 31, 2003 or after which would require re-measurement for the purpose of determining whether additional adjustments or disclosures are required. The Company does not believe that there is sufficient evidence of impairment indicators to warrant re-measurement at this time.

After adjustments for the aforementioned asset impairment charges, the cost and net book value of the remaining goodwill and licenses with indefinite lives at March 31, 2003 and December 31, 2002 followed by the totals by reportable unit are indicated in the following table.

                                                                                     Net Book
(In thousands)                                                          Cost          Value
-----------------------------------------------------------------------------------------------
Goodwill                                                             $    93,540   $     86,016
PCS Radio Spectrum Licenses In Service                                   107,386        107,234
-----------------------------------------------------------------------------------------------
                Total Indefinite Lived Assets                        $   200,926   $    193,250
===============================================================================================
Goodwill and Indefinite Lived Assets by Reporting Unit

Wireless PCS                                                         $   107,386   $    107,234
Telephone                                                                 68,472         65,463
CLEC                                                                           -              -
Network                                                                    4,683          4,683
Internet                                                                  12,665          9,833
Other
    Wireline Cable                                                         7,720          6,037
    Wireless Cable                                                             -              -
-----------------------------------------------------------------------------------------------
                Total Indefinite Lived Assets                        $   200,926   $    193,250
===============================================================================================

ACCOUNTING FOR ASSET RETIREMENT OBLIGATION

Effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations in accordance with FASB Statement No. 143, Accounting for Asset Retirement Obligations. Previously, the Company had been recognizing amounts related to asset retirement obligations as operating expense when the specific work was performed. Under the new accounting method, the Company now recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of a fair value can be made.

The Company recorded the effect of the adoption of this standard as of January 1, 2003 in its statement of operations by reporting a $2.8 million charge for the cumulative effect of this accounting change. There is no income tax impact on this amount as the $1.1 million income tax benefit is fully offset by the related valuation reserve (see Note 6). Additionally, $5.6 million of asset retirement obligations and retirement obligation assets with the net book value of $2.7 million were recorded. In addition to the cumulative effect impact reported in the statement of operations, the Company reported depreciation charges related to the retirement obligation assets and accretion expenses related to the asset retirement obligations for the quarter ended March 31, 2003 of $.1 million and $.2 million, respectively.

The Company enters into long term leasing arrangements primarily pertaining to tower sites and retail store locations in its wireless segment. Additionally, in its wireline operations, the Company enters into various facility co-location agreements and is subject to locality ordinances. In both cases, the Company constructs assets at these locations and, in accordance with the terms of many of these agreements, the Company is obligated to restore the premises to its original condition at the conclusion of the agreements, generally at the demand of the other party to these agreements. The Company recognized the fair value of a liability for an asset retirement obligation and capitalized that cost as part of the cost basis of the related asset, depreciating it over the useful life of the related asset. The following table describes all changes to the Company's asset retirement obligation liability (in thousands):

         Asset retirement obligation at December 31, 2002            $      -
         Liability recognized in transition                             5,484
         Accretion of asset retirement obligations                        152
                                                                     --------
         Asset retirement obligation at March 31, 2003               $  5,636
                                                                     ========

The pro forma asset retirement obligation liability balances as if SFAS No. 143 had been adopted when the asset retirement obligations were incurred (rather than January 1, 2003) are as follows (in thousands):

                                                          2003          2002
                                                      --------------------------
         Pro forma amounts of liability for asset
          retirement obligation at January 1          $      5,484   $     4,815
         Pro forma amounts of liability for asset
          retirement obligation at March 31           $      5,636   $     4,945

STOCK-BASED COMPENSATION

The Company accounts for stock-based employee compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and follows the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The Company has elected to apply the disclosure only provisions of SFAS No. 123 and the revised disclosure requirements of SFAS No. 148.

Had compensation cost been recorded based on the fair value of awards at the grant date, the pro forma impact on the Company's loss applicable to common shares and loss per common share - basic and diluted would have been as follows (in thousands except per share amounts):

                                                               March 31,         March 31,
                                                                 2003              2002
         ---------------------------------------------------------------------------------
         Loss applicable to common shares, as reported        $   (57,108)      $  (35,683)
         Deduct:  Total stock-based employee compensation
          expense determined under fair value based
          method, net of tax                                          325              427
         ---------------------------------------------------------------------------------
         Pro forma loss applicable to common shares           $   (57,433)      $  (36,110)
         =================================================================================
         Loss applicable to common shares (per share):
         Basic and diluted - as reported                      $     (3.21)      $    (2.07)
         Basic and diluted - pro forma                        $     (3.23)      $    (2.10)

FINANCIAL STATEMENT CLASSIFICATION

Certain amounts on the prior year financial statements have been reclassified, with no effect on net income, to conform to classifications adopted in 2003.

3.   DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

The Company manages its business segments with separable management focus and infrastructures. The "Other" segment is comprised of the paging operation, all cable operations and the other communications services operations. Additionally, certain unallocated corporate related items that, in management's opinion do not provide direct benefit to the operating segments, are included in the Other segment. Total unallocated corporate operating expenses were $5.3 million and $2.1 million for the three month periods ended March 31, 2003 and 2002, respectively. Within the current year amount is $2.4 million of pre-petition bankruptcy-related professional service fees and within the prior year amount is $1.3 million of operational restructuring charges. Both of these amounts are classified as operational and capital restructuring charges in the statement of operations.

Depreciation and amortization of corporate assets is included in the "Other" column in the tables below. This amounted to $.1 million and $.1 million for the quarters ended March 31, 2003 and 2002, respectively, of the total "Other" depreciation and amortization.

Summarized financial information concerning the Company's reportable segments is shown in the following table. These segments are described in more detail in
Note 4 of the notes to the consolidated financial statements in Item 8 of the Company's Form 10-K for the year ended December 31, 2002 on file with the Securities and Exchange Commission.

(In thousands)                        TELEPHONE      NETWORK       CLEC     INTERNET    WIRELESS PCS     OTHER        TOTAL
-------------------------------------------------------------------------------------------------------------------------------
As of and for the three months ended
 March 31, 2003
Operating Revenues                    $   12,717   $    1,762    $  6,050  $    4,601   $     46,782   $    1,539  $     73,451
Operating Income (Loss)                    6,303          364       1,232         971         (2,312)      (3,796)        2,762
Less: Reconciling items to arrive
 at EBITDA/1/, a non-GAAP measure:
   Depreciation & Amortization             2,440          909         842         767         12,590          363        17,911
   Accretion of asset retirement
    obligations                                2            1           8           -            141            -           152
                                      -----------------------------------------------------------------------------------------
EBITDA                                     8,745        1,274       2,082       1,738         10,419       (3,433)       20,825
                                      -----------------------------------------------------------------------------------------
Total Segment Assets                     142,464       35,980      33,287      16,833        386,428       15,705       630,697
Corporate Assets                                                                                                         94,159
                                                                                                                   ------------
Total Assets                                                                                                       $    724,856
                                                                                                                   ============
Total Expenditures for Long-Lived
 Segment Assets/2/                    $      965   $      299    $    610  $      639   $      8,327   $      537  $     11,377

As of and for the three months ended
 March 31, 2002
Operating Revenues                    $   10,509   $    2,243    $  4,943  $    4,622   $     35,771   $    1,933  $     60,021
Operating (Loss) Income                    4,456          971        (168)       (263)       (17,951)      (2,125)      (15,080)
Less: Reconciling items to arrive
 at EBITDA/1/, a non-GAAP measure:
Depreciation &Amortization                 1,807          700         710         982         18,196          700        23,095
                                      -----------------------------------------------------------------------------------------
EBITDA                                     6,263        1,671         542         719            245       (1,425)        8,015
                                      -----------------------------------------------------------------------------------------
Total Segment Assets                     142,022       58,087      32,239      17,420        771,170       31,033     1,051,971
Corporate Assets                                                                                                        116,767
                                                                                                                   ------------
Total Assets                                                                                                       $  1,168,738
                                                                                                                   ============
Total Expenditures for Long-Lived
 Segment Assets/2/                    $    1,161   $    1,827    $  1,357  $      543   $     23,014   $    1,218  $     29,120

/1/ To supplement its financial statements presented on a GAAP basis, the Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations. Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

/2/ Includes purchases of long-lived assets other than deferred charges and deferred tax assets.

4.   LONG TERM DEBT IN DEFAULT AND OTHER LONG-TERM DEBT

On March 4, 2003, the Company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (see Note 1). In addition, the Company did not make the scheduled semi-annual interest payments due on February 18, 2003 on its 13% senior notes due 2010 ("Senior Notes") and 13.5% subordinated notes due 2011 ("Subordinated Notes") of $18.2 million and $6.4 million, respectively. As a result of the bankruptcy filing, a default for non-payment of these interest payments and non-compliance with a debt to capitalization covenant under its credit agreement, dated July 26, 2000, as amended (also referred to as "Senior Credit Facility"), the Company has classified borrowings under its Senior Credit Facility, Senior Notes and Subordinated Notes as current liabilities within the caption "Long-term debt in default and scheduled maturities" at December 31, 2002 and within current liabilities subject to compromise at March 31, 2003.

The Company has borrowed $261 million as of December 31, 2002 and March 31, 2003 under its Senior Credit Facility. The Company was in default of the debt to total capitalization covenant requirement at December 31, 2002. This covenant was not met due to the significant asset impairment charges recognized in the fourth quarter of 2002. Accordingly, due to this and other issues noted above, access to the Senior Credit Facility was restricted and the debt, along with the other debt instruments containing cross-default provisions were listed as current obligations at December 31, 2002. At March 31, 2003, all of the debt, except for the 6.25% to 7.0% notes payable secured by certain PCS radio spectrum licenses ($7.7 million at March 31, 2003, the current portion of which is $1.9 million, and $8.2 million at December 31, 2002) and the senior secured 5.0% to 6.05% notes payable ($6.6 million at March 31, 2003, the current portion of which is $.5 million, and $6.7 million at December 31, 2002), was classified as current, within the liabilities subject to compromise caption. The debt will remain subject to compromise under the requirements of SOP 90-07 pending consummation of the Company's plan of reorganization. Additionally, under the provisions of 90-07, interest expense and preferred dividends will be reported only to the extent that they will be paid during the Bankruptcy Case or that it is probable that they will be an allowed claim. Accordingly, from March 4, 2003 through March 31, 2003(period during the first quarter 2003 subsequent to the bankruptcy filing), $6.6 million of interest expense and $1.6 million in preferred dividends, which would have otherwise been recognized, were not recorded pursuant to these requirements.

In order to meet ongoing obligations during the reorganization process, the Company entered into a $35 million debtor-in-possession financing facility (the "DIP Financing Facility"), subject to Bankruptcy Court approval. On March 5, 2003, the Bankruptcy Court granted first priority mortgages, security interests, liens (including priming liens), and super priority claims on substantially all of the assets of the Debtors to secure the this Facility. On March 24, 2003, the Bankruptcy Court entered a final order authorizing the Company to access up to $35 million under the DIP Financing Facility and, as of April 11, 2003, the Company satisfied all other conditions to obtain full access to the DIP Financing Facility. At March 31, 2003 and through the date of this filing, the Company has not borrowed against this facility.

On April 10, 2003, the Company entered into a Subscription Agreement with certain holders of Senior Notes for the sale of $75 million aggregate principal amount of New Notes (Note 1). Additionally, the Company anticipates that its plan of reorganization will be funded by the Exit Financing Facility (Note 1). This Exit Financing Facility provides that the term loans and any new borrowings under the revolver will be at current rates and existing maturities.

5.   SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

On May 6, 2003, the Company closed on the sale of its Portsmouth Virginia call center building for $6.9 million. This 100,000 square foot facility housed part of the Company's wireless customer care center and certain other support personnel, as well as provided $.7 million of rental income from third party tenants. The Company will continue to occupy 7,000 square feet of the facility through a 7 year operating lease agreement. The customer care center is currently being transitioned to other Company owned or leased facilities. As defined in the April 17, 2003 court orders approving this transaction, the net proceeds from this sale were paid against the senior credit facility.

The Company made its scheduled semi-annual payment of interest for $18.2 million on the $280 million senior notes out of restricted cash during the quarter ending March 31, 2002 in accordance with the terms and conditions set forth in the senior note indenture. See Note 4 above regarding the default for nonpayment of the semi-annual payment of interest due February 15, 2003.

During the quarter ended March 31, 2002, the Company sold communication towers for total proceeds of $8.2 million, deferring a $1.3 million gain, which is being amortized over the twelve-year leaseback period. Additionally, the Company sold certain inactive PCS licenses for proceeds of $2.4 million, recognizing a $2.0 million gain.

6.   INCOME TAXES

Income taxes decreased $1.9 million, or 121%, from a tax benefit of $1.6 million for the three months ended March 31, 2002 to tax expense of $.3 million for the three months ended March 31, 2003. The 2002 benefit is net of a valuation allowance of $11.0 million. The benefit that was recorded was based on an evaluation of the future realization of deferred tax assets and the reversal of our deferred tax liabilities. The deferred tax benefit associated with our interest rate swap agreement has not been reserved due to the certainty of realization. The current year tax expense relates to state minimum taxes. At March 31, 2003, the tax asset valuation reserve was $174.0 million which fully offsets the related deferred income tax net assets generated primarily from net operating losses except for the portion related to the swap agreement as discussed above.

7.   EARNINGS PER SHARE

The weighted average number of common shares outstanding, which was used to compute diluted net income per share in accordance with FASB Statement No. 128, Earnings Per Share, was not increased by assumed conversion of dilutive stock options in the three months ended March 31, 2003 and 2002 due to the fact that the Company recorded a net loss for both periods. For the three months ended March 31, 2003 and 2002, the Company had common stock equivalents from options totaling 6,000 shares and 145,000 shares, respectively, and stock warrants totaling 286,000 and 299,600, respectively, which would be dilutive. However, these common stock equivalents are antidilutive as additional shares would decrease the computed loss per share information and, therefore, basic and diluted earnings per share are the same. The Company currently has a total of 1.6 million options outstanding and 1.3 million warrants outstanding to acquire shares of common stock. Of these, .9 million options and all of the warrants are currently exercisable.

8.   LIABILITIES AND REDEEMABLE CONVERTIBLE PREFERRED STOCK SUBJECT TO
     COMPROMISE

Liabilities subject to compromise in the Bankruptcy Case at March 31, 2003 consisted of the following (in thousands):

     Current Liabilities Subject to Compromise
        Accrued interest on long-term debt                                      $    27,784
        Other current liabilities                                                    38,044
        Variable rate senior secured term loans                                     260,250
        13.0% unsecured Senior Notes                                                276,674
        13.5% unsecured Subordinated Notes                                           95,000
        Net present value of long-term capital leases                                 5,393
        Interest rate swap agreements                                                19,272
                                                                                -----------
            Total Current Liabilities Subject to Compromise                         722,417
                                                                                -----------

     Long-term Liabilities Subject to Compromise
         Net present value of long-term capital leases                                4,527
         Retirement benefits and other long-term deferred liabilities                36,389
                                                                                -----------
            Total Long-term Liabilities Subject to Compromise                        40,916
                                                                                -----------

     Redeemable convertible preferred stock                                         298,246
                                                                                -----------
                                                                                $ 1,061,579
                                                                                ===========

9.   OPERATIONAL AND CAPITAL RESTRUCTURING CHARGES

During the quarter ended March 31, 2003, the Company incurred $3.7 million of legal, financial, and bankruptcy related professional fees in connection with the Company's comprehensive financial restructuring, $2.4 million of which relates to the period January 1, 2003 through March 3, 2003 (period prior to the Bankruptcy filing) and is classified as operational and capital restructuring charges and the remaining $1.3 million of which relates to the period March 4, 2003 through March 31, 2003 and is classified in reorganization items (Note 1).

In March 2002, the Company approved a plan that would reduce its workforce by approximately 15% through the offering of early retirement incentives, the elimination of certain vacant and budgeted positions and the elimination of some jobs. The plan also involved exiting certain facilities in connection with the workforce reduction and centralizing certain functions. Under the accounting provisions of Emerging Issues Task Force 94-3 (prior to the adoption of SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities"), a restructuring charge was reported in the first quarter of 2002 for $1.3 million relating to severance costs for employees notified in the first quarter 2002 and estimated lease obligations associated with the exit of certain facilities under the accounting provisions. Had the Company reported these charges under SFAS No. 146, the timing of recognition during 2002 would have been impacted as the related liabilities would have been recognized as incurred.

10.  COMMITMENTS AND CONTINGENCIES

In late 2002, Horizon disputed certain categories of charges under the agreement, alleging the Company overcharged Horizon $4.8 million during the period commencing October 1999 and ending September 2002 and $1.2 million for the period commencing October 2002 and ending December 2002. Management disagrees with Horizon's allegations.

Horizon withheld these categories of charges from payments made from and after December 2002 and failed to timely pay their January 2003 invoice due following the Filing Date. On March 11, 2003, Horizon filed a motion with the Bankruptcy Court which effected an administrative freeze as to the amounts payable on the January invoice. On March

12, 2003, the Company notified Horizon of the failure to make payment on the January invoice, reserving the right to terminate the agreement in accordance with the terms thereof. On March 24, 2003, the parties entered a Stipulation with the Bankruptcy Court pursuant to which Horizon paid the January invoice and agreed to pay all future invoices and the Company agreed not to exercise their termination right, assuming all future payments are made in accordance with the agreement. The Stipulation further provides that Horizon is permitted to withhold amounts under monthly invoices in excess of $3 million if it determines in good faith that such amounts in excess of $3 million represent an overcharge by the Company, pending resolution of the dispute. In addition, the parties agreed to continue to discuss and negotiate, in good faith, their dispute regarding Horizon's claim. Following a 30 day-period, either party had the right to submit the dispute to arbitration in accordance with the agreement.

For the three months ended March 31, 2003, Horizon withheld an additional $.4 million relating to the billings for this time period. The Company fully reserved for the amounts withheld. Discussions have continued with Horizon but no significant resolutions have been reached.

On March 28, 2003, Horizon filed its Form 10-K for the year ending December 31, 2002. This document disclosed that there was substantial doubt about Horizon's ability to continue as a going concern because of the probability that Horizon will violate one or more of its debt covenants in 2003. The Company's future wholesale revenues under the wholesale network services agreement with Horizon could be materially impacted if Horizon were unable to continue as a going concern.

In addition to the item discussed above, the Company is periodically involved in disputes and legal proceedings arising from normal business activities. In the opinion of management, resolution of these matters will not have a materially adverse effect on the financial position or future results of operations of the Company and adequate provision for any probable losses has been made in our financial statements.

                                                                       EXHIBIT F

                             SUBSCRIPTION AGREEMENT

         THIS SUBSCRIPTION AGREEMENT (this "Agreement") is dated as of April 10, 2003, by and between NTELOS Inc., Debtor In Possession, a Virginia corporation with its principal place of business at 401 Spring Lane, Suite 300, P.O. Box 1990, Waynesboro, Virginia 22980 (together with the reorganized company, the "Company"), and the purchasers listed on Schedule I (each a, "Purchaser" and collectively, the "Purchasers").

                                    RECITALS

         WHEREAS, on March 4, 2003, the Company and certain of its subsidiaries (collectively, the "Debtors") filed in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the "Bankruptcy Court"), petitions for relief under chapter 11 of title 11 of the United States Code (the "Chapter 11 Cases") and have continued in possession of their assets as debtors in possession;

         WHEREAS, the Debtors intend to consummate a financial restructuring pursuant to a plan of reorganization (the "Plan") to be filed in the Chapter 11 Cases;

         WHEREAS, the Company, the subsidiary guarantors party thereto, the lender parties party thereto (the "Lenders") and Wachovia Bank, National Association (the "Agent"), have entered into a Revolving Credit and Guaranty Agreement dated as of March 6, 2003 (as may be amended, the "DIP Facility") pursuant to which the Lenders have agreed to provide up to $35 million (the "DIP Commitment") of debtor-in-possession financing to the Company;

         WHEREAS, it is a condition precedent to the Company having full access to the DIP Commitment that the Company provide evidence to the Agent that at least $75 million of new financing will be in place on the effective date of the Plan (the "Plan Effective Date"), a portion of which shall be used to pay in full the unpaid balance of the DIP Facility on the Plan Effective Date and to pay in full (subject to the Company's right to reborrow under the Exit Facility) the revolving loans then outstanding under the credit agreement dated as of July 26, 2000 among the Company, the subsidiary guarantors party thereto, the lender parties party thereto, and Wachovia Bank, National Association, as Administrative Agent and Collateral Agent (as amended, the "Pre-Petition Credit Agreement");

         WHEREAS, upon the terms and subject to the conditions set forth in the Plan Support Agreement, dated as of April 10, 2003 and attached as Exhibit A hereto (the "Plan Support Agreement"), among the Company and the lenders party thereto, the Company and such lenders have reached certain agreements with respect to a Plan (and disclosure statement) that includes the following terms (a "ConformingPlan"): (i) an exit financing facility in replacement of the Pre-Petition Credit Agreement conforming in all material respects with the terms set forth on Exhibit B (the "Exit Facility"); (ii) the cancellation of all existing senior notes, subordinated notes, indentures, other debt for borrowed money, preferred stock, common stock, options and other equity securities of the Company (provided that some or all of the holders of the foregoing may receive equity securities of the reorganized Debtors) other than (A) the Exit Facility,
(B) the outstanding hedge agreements dated as of September 14, 2000 and September 15, 2000 with Wachovia Securities and Sun Trust Equitable Securities, respectively (the "Permitted Hedge Agreements"), (C) the existing RUS/RTB loans having an aggregate principal amount of approximately $6,712,000 (the "Permitted RUS/RTB Loans"), (D) the existing FCC loans having an aggregate principal amount of approximately $8,180,000 (the "Permitted FCC Loans"), and (E) the existing capital leases having an aggregate net present value of approximately $10,149,000 and such other capital leases as may be agreed upon by the Purchasers and the Company (the "Permitted Capital Leases"); (iii) on the Plan Effective Date, the reorganized Debtors have no indebtedness for borrowed money other than (A) the Exit Facility, (B) the Convertible Notes (as defined below),
(C) the Permitted Hedge Agreements, (D) the Permitted RUS/RTB Loans, (E) the Permitted FCC Loans, and (F) the

Permitted Capital Leases; and (iv) the purchase by the Purchasers, severally and not jointly, on the Plan Effective Date of not less than $75 million of 9.0% senior unsecured convertible notes due 2013 of the reorganized Company conforming in all material respects with the terms set forth on Exhibit C attached hereto (the "Convertible Notes");

         WHEREAS, on March 13, 2003, the United States Trustee appointed an official committee of creditors holding unsecured claims in the Chapter 11 Cases pursuant to ss. 1102(a)(1) of the Bankruptcy Code (the "Creditors Committee");

         WHEREAS, the Purchasers are willing to commit that they will purchase, severally and not jointly, from the Company not less than $75 million in aggregate principal amount of Convertible Notes upon the terms and conditions set forth in this Agreement (the "Investment");

         WHEREAS, the purchase by the Purchasers of the Convertible Notes is fundamental to the Debtors' efforts to effect a confirmable Plan; and

         WHEREAS, the Agent on behalf of the Lenders is relying on the commitments of each of the Purchasers set forth herein in making the full DIP Facility available to the Company and is an intended third party beneficiary of this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1.  Subscription.

             (a) Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall sell to each Purchaser, and each Purchaser shall purchase from the Company, Convertible Notes in the aggregate principal amount set forth opposite such Purchaser's name of Schedule I.

             (b) Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue to each Purchaser, for no additional consideration, shares of the common stock of the reorganized Company (the "New Common Stock") having an aggregate value equal to the value set forth opposite such Purchaser's name on Schedule I, which represents 1.0% of the aggregate principal amount of the Convertible Notes purchased by such Purchaser (such shares of New Common Stock, together with the Convertible Notes, the "Securities").

             (c) Notwithstanding anything to the contrary set forth herein, if any Purchaser shall fail at the Closing to purchase from the Company Convertible Notes in the aggregate principal amount set forth opposite such Purchaser's name on Schedule I (such Purchaser being referred to as a "Defaulting Purchaser"), the Company shall offer to each Purchaser who is not a Defaulting Purchaser (the "Non- Defaulting Purchasers") the right (but without any obligation) to increase further the aggregate principal amount of Convertible Notes (and number of shares of New Common Stock) that such Non-Defaulting Purchaser agreed to purchase as set forth opposite such Non-Defaulting Purchaser's name on
         Schedule I, pro rata in accordance with the aggregate principal amount of Convertible Notes (and number of shares of New Common Stock) that all of the Non-Defaulting Purchasers agreed to purchase as set forth opposite such Non-Defaulting Purchasers' names on Schedule I (with the right to increase proportionately their respective shares in the event that one or more of the Non-Defaulting Purchasers declines such offer), in an aggregate amount equal to the aggregate principal amount of Convertible Notes (and number of shares of New Common Stock) that such Defaulting Purchaser failed to purchase.

             (d) Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Securities (the "Closing") shall take place on the Plan Effective Date.

         2.  Representations and Warranties.

             (a) The Company represents and warrants to each Purchaser that (i) the Company has the requisite corporate power and authority to enter into this Agreement and, upon the satisfaction of the condition set forth in Section 3(c), will have the requisite corporate power and authority to consummate the transactions contemplated hereby to be consummated by the Company, (ii) the execution and delivery of this Agreement by the Company have been and, upon the satisfaction of the condition set forth in Section 3(c), the consummation by the Company of the transactions contemplated hereby will be, duly authorized by all necessary corporate action of the Company, (iii) this Agreement has been duly and validly executed and delivered by the Company, (iv) this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms and (v) the execution and delivery of this Agreement by the Company does not and, upon the satisfaction of the condition set forth in Section 3(c), the consummation by the Company of the transactions contemplated hereby will not (I) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries, (II) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries, or (III) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

             (b) Each Purchaser represents and warrants, severally and not jointly, to the Company as follows:

                   (i) Such Purchaser has sufficient knowledge and experience in financial and business matters and information relating to the business, operations, financial condition and prospects of the Company to evaluate the merits and risks of its investment in the Securities and in the New Common Stock issuable upon conversion of the Convertible Notes (the Securities and such New Common Stock together, the "Investment Securities"). Such Purchaser is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such Purchaser will acquire the Investment Securities solely for its own account and for investment and not with a view to, or for sale in connection with, the distribution of the Investment Securities in any transaction that would be in violation of the Securities Act or any applicable state securities laws. Such Purchaser understands that the Investment Securities have not been and will not be registered under the Securities Act or any applicable state securities laws and that the Securities may be resold, pledged, hypothecated, transferred or otherwise disposed of only if registered under the Securities Act and applicable state securities laws or if an exemption from such registration requirements is available, and subject, nevertheless, to the disposition of its property being at all times within its control.

                   (ii) (I) Such Purchaser has the requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to be consummated by such Purchaser, (II) the execution and delivery of this Agreement by such Purchaser and, upon the satisfaction of the condition set forth in Section 3(c), the consummation by such Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership or limited liability company action of such Purchaser, (III) this Agreement has been duly and validly executed and delivered by such Purchaser, (IV) this Agreement constitutes a valid and binding agreement of such Purchaser enforceable against such Purchaser in accordance with its terms, (V) the execution and delivery of this Agreement by such Purchaser does not and, upon the satisfaction of the condition set forth in Section 3(c), the consummation by such

         Purchaser of the transactions contemplated hereby will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries, (B) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries, or
         (C) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party and (VI) such Purchaser has, and will have as of the Closing, sufficient funds to pay the purchase price for all of the Convertible Notes that it is obligated to purchase pursuant to Section 1.

      3.     Conditions to Obligations of the Purchasers.

             The obligations of the Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

             (a) the Company shall not have failed to perform any of its obligations hereunder and shall not have breached any of the agreements set forth herein;

             (b) a Conforming Plan and an accompanying disclosure statement (i) containing the terms set forth in the recitals hereto, (ii) providing for the Exit Facility as the plan treatment of Lenders under the Pre-Petition Credit Agreement as set forth on Exhibit B and (iii) in all other respects reasonably acceptable to the Purchasers, shall have been filed with the Bankruptcy Court on or before May 31, 2003 and a disclosure statement in respect of the filed Conforming Plan and reasonably acceptable to the Purchasers shall have been approved by the Bankruptcy Court on or before August 15, 2003;

             (c) a Conforming Plan shall have been confirmed by a final order of the Bankruptcy Court (which final order shall be reasonably acceptable to the Purchasers) on or before September 30, 2003 and the Plan Effective Date shall have occurred on or before October 15, 2003;

             (d) the Conforming Plan shall provide (i) for the cancellation of all existing senior notes, subordinated notes, indentures, other debt for borrowed money, preferred stock, common stock, options and other equity securities of the Company (provided that some or all of the holders of the foregoing may receive equity securities of the reorganized Debtors) other than (A) the Exit Facility, (B) the Permitted Hedge Agreements, (C) the Permitted RUS/RTB Loans, (D) the Permitted FCC Loans, and (E) Permitted Capital Leases, and (ii) that on the Plan Effective Date, the reorganized Debtors shall have no indebtedness for borrowed money other than (A) the Exit Facility, (B) the Convertible Notes, (C) the Permitted Hedge Agreements, (D) the Permitted RUS/RTB Loans, (E) the Permitted FCC Loans, and (F) Permitted Capital Leases;

             (e) the Bankruptcy Court shall not have denied at any time confirmation of a Conforming Plan (other than in a fashion that reasonably admits of or leaves open the possibility that a Conforming Plan can still be confirmed and effective prior to September 30, 2003);

             (f) there shall not have been any material modification of a Conforming Plan (other than one that could not reasonably be expected to have an adverse impact on the reorganized Debtors or the Purchasers) not acceptable to the Purchasers in their sole discretion;

             (g) no Debtor and no committee appointed by the Bankruptcy Court or the United States Trustee (a "Committee"): (i) shall have filed a plan of reorganization or plan of liquidation that is not a Conforming Plan,
         (ii) shall have filed any motion or other pleading materially inconsistent with the confirmation and consummation of a Conforming Plan (other than as to provisions thereof that could not reasonably be expected to have an adverse impact on the reorganized Debtors or the Purchasers), (iii) shall have filed a motion seeking, and the Bankruptcy Court shall not have entered, an order appointing a trustee, responsible officer or an examiner with powers beyond the duty to investigate and report, as set forth in subclauses
         (3) and (4) of clause (a) of section 1106 of the Bankruptcy Code, in the Chapter 11 Cases;

             (h) no Event of Default shall have occurred under the DIP Facility that was not waived by the Lenders;

             (i) the Plan Support Agreement shall have been entered into by and among the Company and the supporting lenders parties thereto on or before the date hereof and shall not have been amended, modified or supplemented in a manner adverse to the Company or the Purchasers without the prior written consent of the Purchasers;

             (j) the amendment and restatement of or substitution for the Pre-Petition Credit Facility with the Exit Facility, on terms conforming in all material respects with the terms set forth on Exhibit B attached hereto, which shall have become effective on the Plan Effective Date;

             (k) the Convertible Notes to be purchased and sold at the Closing shall conform in all material respects with the terms set forth on Exhibit C;

             (l) the Company and the Purchasers shall have executed and delivered such other documents as are customary for transactions such as the Investment, including, without limitation, a purchase agreement (the "Purchase Agreement") containing customary representations, warranties, covenants (including, without limitation, covenants of the Company providing for securities registration rights with respect to the Securities) and closing conditions (with customary exceptions relating to the filing and continuation of the Chapter 11 Case) which documents, when delivered, shall be in form and substance satisfactory to the Purchasers and the Company;

             (m) no preliminary or permanent injunction or other order by any governmental entity which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect;

             (n) no statute, rule, regulation or other law shall have been enacted by any governmental entity which would prevent or make illegal the consummation of the transactions contemplated by this Agreement;

             (o) all necessary or required consents, orders, approvals or authorizations of, notifications or submissions to, filings with, licenses or permits from, or exemptions or waivers by, any governmental entity, stock exchange or other person shall have been made or obtained, except where the failure by a party to make or obtain any of the foregoing would not have a material adverse effect on (i) the properties, assets, operations, business, prospects, results of operations or financial condition of the Debtors, taken as a whole, or
         (ii) such party's ability to perform its obligations under this Agreement;

             (p) the Purchasers shall have purchased, severally and not jointly, at least $65,000,000 in aggregate principal amount of Convertible Notes upon the terms and subject to the conditions set forth herein; and

             (q) since December 31, 2002, there shall not have occurred any event, there shall not exist any condition or set of circumstances and there shall have been no damage to or destruction or loss of any property or asset of the Debtors that, individually or in the aggregate, could have or has had a material adverse effect on the properties, assets, operations, business, prospects, results of operations or financial condition of the Debtors, taken as a whole, or on the ability of the Company to perform its obligations under this Agreement (a "Material Adverse Change"); provided, however, that no Material Adverse Change shall be deemed to exist solely as a result of (i) the commencement of the Chapter 11 Cases, (ii) the items specifically identified and reflected in the financial projections made available to the Purchasers prior to the date hereof, (iii) the taking of any non-cash writedowns or impairment charge-offs disclosed in writing to the Purchasers prior to the date hereof, (iv) restructuring and reorganization costs expensed in the last quarter of fiscal year 2002 and in fiscal year 2003 or (v) any going concern qualification or explanation by the Company's auditors in connection with the Company's consolidated financial statements for the fiscal year ended December 31, 2002 or for any subsequent reporting period after the Petition Date.

         4.  Covenants.

             (a) At any time or from time to time after the date of this Agreement, each party agrees to execute and deliver any further instruments or documents and to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, desirable or advisable to evidence or effectuate the consummation of the transactions contemplated by this Agreement and otherwise to carry out the intent of the parties hereunder.

             (b) The Company and each of the Purchasers agree that the confidentiality agreement previously entered into by the Company and such Purchaser (as amended, modified or supplemented from time to time) shall remain in full force and effect between the Company and such Purchaser pursuant to the terms thereof.

             (c) The Company agrees to pay all out-of-pocket fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Purchasers, reasonably incurred by the Purchasers in connection with this Agreement and the consummation of the transactions contemplated hereby up to $150,000 or such greater amount as may be approved by the Bankruptcy Court or consented to by the Agent and the Creditors Committee.

         5.  Termination.

             (a) This Agreement shall automatically terminate upon the termination of the Plan Support Agreement.

             (b) In event of the termination of this Agreement pursuant to this
         Section 5, then, (i) each of the Purchasers and the Company fully reserves any and all of its rights; (ii) the provisions of this Agreement and all of the obligations of each of the Purchasers and the Company shall be of no further force and effect and (iii) nothing contained herein shall be deemed to be an admission or concession, or be in any way binding upon, any of the Purchasers or the Company in any way, including but not limited to in connection with the Chapter 11 Cases.

         6. No Waiver of Participation. Each of the Company and each of the Purchasers expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any of the Purchasers to protect and to preserve all of its rights, remedies and interests, including, without limitation, with respect to any of its claims against the Debtors, or its full participation in any of the Chapter 11 Cases. Nothing herein shall be deemed to affect any of the rights and obligations of any of the Purchasers in any other capacity it may have in the Chapter 11 Cases or otherwise.

         7.  Miscellaneous Provisions.

             (a) The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without (i) the prior written consent thereto of the Company and the

Purchasers who have committed to purchase at least 66 2/3% aggregate principal amount of Convertible Notes, except that any amendment, modification or supplement to the terms of the Convertible Notes set forth on Exhibit C shall require the consent thereto of the Company and each of the Purchasers, and (ii) if such amendments, modifications, supplements, waivers or consents have an adverse impact on the Company or the Lenders, the prior written consent thereto of the Agent for the benefit of the Lenders as intended third party beneficiaries. The Company agrees to provide advance notice of and, promptly following execution, a copy of any such amendment, modification, supplement, waiver or consent specified in clause (i) of this Section 7(a) to the Agent.

     (b) Except as set forth in the next succeeding sentence, neither this Agreement nor any rights which may accrue to either party hereunder may be transferred or assigned without the prior written consent of the other party. From and after the date of this Agreement, each of the Purchasers shall have the right, without the prior written consent of the Company, to assign all or a portion of its rights, obligations and liabilities under this Agreement to a single direct or indirect wholly owned subsidiary of such Purchaser or to another Purchaser, provided that no such assignment shall relieve such Purchaser of its obligations or liabilities under this Agreement. As a condition of any such assignment to such subsidiary of such Purchaser, such assignee subsidiary shall be deemed to have made all of the representations and warranties of such Purchaser set forth in this Agreement. From and after the effective date of any such assignment, all references in this Agreement to such Purchaser shall be to such assignee subsidiary or such Purchaser unless the context requires otherwise. Nothing in this Agreement, express or implied, shall give to any party or entity, other than the Company, each of the Purchasers and the Agent for the benefit of the Lenders, any benefit or any legal or equitable right, remedy or claim under this Agreement.

     (c) All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York City time on a business day, and otherwise on the next business day, or (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, requests, consents and other communications shall be sent to the parties at the following addresses:

                       (i)   if to the Company:

                             NTELOS Inc.
                             401 Spring Lane, Suite 300
                             P.O. Box 1990
                             Waynesboro, Virginia 22980
                             Attention: Michael B. Moneymaker
                             Telecopier: (540) 946-3595

                             with a copy to:

                             Hunton & Williams
                             Bank of America Plaza, Suite 4100
                             600 Peachtree Street, N.E.
                             Atlanta, Georgia 30308
                             Telecopier:  (404) 888-4190
                             Attention:  David M. Carter, Esq.

                             with a copy to:

                             Hunton & Williams
                             Riverfront Plaza, East Tower
                             951 East Byrd Street
                             Richmond, Virginia 23219
                             Attention: J. Waverly Pulley, III
                             Telecopier: (804) 788-8218

                             with a copy to:

                             The Creditors Committee
                             c/o Wachtell, Lipton, Rosen & Katz
                             51 West 52nd Street
                             New York, New York 10019
                             Telecopier: (212) 403-2000
                             Attention: Richard G. Mason, Esquire

                       (ii)  if to any of the Purchasers:

                             To the address or telecopier set forth opposite such Purchaser's name on Schedule I with a copy to:

                             Paul, Weiss, Rifkind, Wharton & Garrison LLP
                             1285 Avenue of the Americas
                             New York, New York 10019-6064
                             Attention:  Bruce A. Gutenplan, Esq. and
                                         Andrew N. Rosenberg, Esq.
                             Telecopier: (212) 757-3990

                       (iii) if to the Agent:

                             Wachovia Bank, National Association
                             301 South College Street
                             Charlotte, NC 28288-0537
                             Attention: Kathy Harkness
                             Telecopier: (704) 383-6249

                             with a copy to:

                             Davis Polk & Wardwell
                             450 Lexington Avenue
                             New York, NY 10017
                             Attention: Marshall S. Huebner
                             Telecopier: (212) 450-3099

or to such other address or to the attention of such other person as the receiving party has specified by prior written notice to the sending party.

     (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such state.

     (e) Any process against either party in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be served personally or by certified mail pursuant to the notice provision set forth in Section 7(c) with the same effect as though served on it personally. Each party hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waives any and all objections to exclusive jurisdiction and review of venue that any such party may have under the laws of the Commonwealth of Virginia or the United States of America. Without limiting the other remedies, this Agreement shall be enforceable by specific performance.

     (f) Each of the Company and each of the Purchasers hereby waives any rights it may have to a trial by jury in respect of any suit, action or proceeding directly or indirectly arising out of, under or in connection with this Agreement.

     (g) The descriptive headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     (h) Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural, and vice versa.

     (i) This Agreement, including Schedule I, Exhibit A, Exhibit B and Exhibit C hereto, contains the entire agreement of the parties with respect to any subject matter of this Agreement, and no party shall be liable or bound to the other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

     (j) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     (k) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

     (l) This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, the other parties hereto or thereto shall re-execute original forms thereof and deliver them to the other party. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract, and each party forever waives any such defense.

     (m) This Agreement shall be binding upon each party hereto and such party's successors and permitted assigns.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                    Company

                                    NTELOS INC., Debtor in Possession

                                    By:
                                        ----------------------------------------
                                    [Purchasers]

                                    By:
                                        ----------------------------------------

                                                                       Exhibit A
                                                                  (to Exhibit F)

________________________________________________________________________________
--------------------------------------------------------------------------------

                             Plan Support Agreement

________________________________________________________________________________
--------------------------------------------------------------------------------

         THIS PLAN SUPPORT AGREEMENT (this "Agreement") is dated as of April 10, 2003, among NTELOS Inc., Debtor in Possession, a Virginia corporation with its principal place of business at 401 Spring Lane, Suite 300, P.O. Box 1990, Waynesboro, Virginia 22980 (together with the reorganized company, the "Company"), and the undersigned lenders (the "Supporting Lenders", together with the Company the "Parties") party to the credit agreement dated as of July 26, 2000 among the Company, the subsidiary guarantors party thereto, the lender parties party thereto, and Wachovia Bank, National Association as Administrative Agent and Collateral Agent (as amended, the "Pre-Petition Credit Agreement").

                                    RECITALS

         WHEREAS, on March 4, 2003 (the "Petition Date"), the Company and certain of its subsidiaries (collectively, the "Debtors") filed in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the "Bankruptcy Court"), petitions for relief under chapter 11 of title 11 of the United States Code (the "Chapter 11 Cases") and have continued in possession of their assets as debtors in possession.

         WHEREAS, the Debtors intend to consummate a financial restructuring pursuant to a Conforming Plan (as defined below) to be filed in the Chapter 11 Cases;

         WHEREAS, the Company, the Supporting Lenders and certain of the Company's other material creditors have previously held discussions, subject to Rule 408 of the Federal Rules of Evidence, relating to the terms of a possible pre-negotiated plan of reorganization;

         WHEREAS, the discussions and negotiations among such parties have resulted in preliminary agreement among the Company, the Supporting Lenders and certain of the Company's other material creditors with respect to the terms of a Conforming Plan

         WHEREAS, the Company, the subsidiary guarantors party thereto, the lender parties party thereto (the "DIP Lenders"), and Wachovia Bank, National Association as Administrative Agent and Collateral Agent (the "Agent") have entered into a Revolving Credit and Guaranty Agreement dated as of March 6, 2003 (as may be amended, the "DIP Facility") pursuant to which the DIP Lenders may provide up to $35 million (the "DIP Commitment") of debtor-in-possession financing to the Company;

         WHEREAS, it is a condition precedent to the Company having full access to the DIP Commitment that the Company provide written evidence acceptable to the Agent in its sole discretion that at least $75 million of new unsecured financing will be in place on the effective date of the Conforming Plan (the "Plan Effective Date"), a portion of which shall be used to pay in full the unpaid balance of the DIP Facility on the Plan Effective Date and to pay in full (subject to the Company's right to reborrow) 100% of the revolving loans then outstanding under the Pre-Petition Credit Agreement;

         WHEREAS, as part of a Conforming Plan, the Company anticipates selling to certain investors (the "Purchasers") $75 million of 9.0% senior unsecured convertible notes due 2013 of the reorganized Company conforming in all material respects with the terms set forth on Exhibit A attached hereto (the "Convertible Notes");

         WHEREAS, it is a condition precedent to the Purchasers' obligations to purchase the Convertible Notes that the Purchasers have assurances that the Supporting Lenders will make the Exit Facility (as hereinafter defined) available to the Company on the Plan Effective Date; and

         WHEREAS, on March 13, 2003, the United States Trustee appointed an official committee of creditors holding unsecured claims in the Chapter 11 Cases pursuant to ss. 1102(a)(1) of the Bankruptcy Code (the "Creditors Committee").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

         1. Proposal of a Conforming Plan. So long as no Termination Event (as hereinafter defined) shall have occurred, the Company shall have the following obligations pursuant to this Agreement:

             (a) to have filed, solicited votes and conducted a confirmation hearing before the Bankruptcy Court on or before September 30, 2003 on a plan of reorganization that includes the terms set forth below (a "Conforming Plan"):

                  (i) an exit financing facility in replacement of the Pre-Petition Credit Agreement conforming in all material respects with the terms set forth on Exhibit B, with such amendments, changes or modifications as may be agreed upon by the Supporting Lenders in their sole discretion (the "Exit Facility");

                  (ii) other than as set forth in (i) above, the cancellation of all existing senior notes, subordinated notes, indentures, other debt for borrowed money, preferred stock, common stock, options and other equity securities of the Company (provided that some or all of the holders of the foregoing may receive equity securities of the reorganized Debtors) other than (A) the Exit Facility, (B) any outstanding hedge agreements entered into in September 2000 with lender parties to the Pre-Petition Credit Agreement the "Permitted Hedge Agreements"), (C) the existing RUS/RTB loans having an aggregate principal amount of approximately $6,712,000 (the "Permitted RUS/RTB Loans"), (D) the existing FCC loans having an aggregate principal amount of approximately $8,180,000 (the "Permitted FCC Loans"), and (E) the existing JLL permitted capital leases having an aggregate net present value of $10,149,000 and such other capital leases as may be agreed upon by the Agent and the Company (the
         "Permitted Capital Leases");

                  (iii) on the Plan Effective Date, the reorganized Debtors shall have no indebtedness for borrowed money other than (A) the Exit Facility, (B) the Convertible Notes, (C) the Permitted Hedge Agreements, (D) the Permitted RUS/RTB Loans, (E) the Permitted FCC Loans, and (F) the Permitted Capital Leases;

                  (iv) the purchase by the Purchasers of not less than $75 million of Convertible Notes on the Plan Effective Date; and

                  (v) the payment in full in cash of the DIP Facility and the revolving loans under the Pre-Petition Credit Agreement (subject to reborrowing under the Exit Facility) on the Plan Effective Date.

             (b) to use all commercially reasonable efforts to expedite the Chapter 11 Cases whenever possible and obtain confirmation and consummation of a Conforming Plan as soon as reasonably practicable; and

             (c) to refrain from taking any action that could reasonably be expected to prevent, delay or impede the successful restructuring of the Company in accordance with the terms of a Conforming Plan.

         2. Support of a Conforming Plan. So long as no Termination Event shall have occurred, each Supporting Lender shall have the following obligations pursuant to this Agreement:

             (a) to refrain from proposing a plan of reorganization or supporting, consenting to or participating in the formulation of any plan of reorganization proposed by any other constituency in the Chapter 11 Cases other than a Conforming Plan;

             (b) not to object to accurate disclosure by the Company of the contents of this Agreement in a disclosure statement describing a Conforming Plan; and

             (c) to refrain from (i) objecting to confirmation of a Conforming Plan or ii) commencing any proceeding to oppose or alter a Conforming Plan or any of the documents to implement the same in any way inconsistent with this Agreement.

        3. Representations and Warranties of the Parties. Each Party represents and warrants as to itself that the following statements are true, correct and complete as of the date hereof:

             a) Corporate Power and Authority. It has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

             (b) No Conflicts. The execution, delivery and performance by the Parties of this Agreement does not and shall not: (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or
         (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

             (c) Governmental Consents. The execution, delivery and performance by the Supporting Lenders or the Company of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court, in the case of the Debtors.

         4. Representations and Warranties of the Supporting Lenders. Each Supporting Lender represents and warrants as to itself that it owns the Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans and participations in Letters of Credit under the Pre-Petition Credit Agreement as set forth on Exhibit C.

         5. Termination. This Agreement shall immediately terminate upon the earlier to occur of (x) the Plan Effective Date or (y) the occurrence of any of the following events (each a "Termination Event"):

             (a) the Company shall fail to perform any of its obligations hereunder or shall have breached any of the agreements set forth herein;

             (b) any of the subscription agreements of even date hereof under which the Purchasers have agreed to purchase $75 million in the aggregate of Convertible Notes shall have been amended, modified, supplemented or terminated in a manner adverse to the Debtors, the Supporting Lenders or the DIP Lenders without the prior written consent of the Supporting Lenders;

             (c) a Conforming Plan and an accompanying disclosure statement (i) containing the terms set forth in Section 1(a) above, (ii) providing for the Exit Facility as the plan treatment of the Lenders under the Pre-Petition Credit Agreement and (iii) in all other respects reasonably acceptable to the Supporting Lenders, shall not have been filed with the Bankruptcy Court on or before May 31, 2003 and a disclosure statement in respect of the filed Conforming Plan and reasonably acceptable to the Supporting Lenders shall not have been approved by the Bankruptcy Court on or before August 15, 2003;

             (d) a Conforming Plan shall not have, on or before September 30, 2003, been confirmed by a final order of the Bankruptcy Court reasonably acceptable to the Supporting Lenders;

             (e) the Plan Effective Date and the "Closing Date" of the Exit Facility (as defined on Exhibit B hereof) shall not have occurred on or before October 15, 2003;

             (f) the Bankruptcy Court at any time denies confirmation of a Conforming Plan (other than in a fashion that reasonably admits of or leaves open the possibility that a Conforming Plan can still be confirmed and effective prior to September 30, 2003);

             (g) there shall be any material modification of a Conforming Plan (other than one that could not reasonably be expected to have an adverse impact on the reorganized Debtors, the DIP Lenders or the lenders under the Pre-Petition Credit Facility) not acceptable to the Supporting Lenders in their sole discretion;

             (h) (i) an order, ruling or administrative decision of any state regulatory authority is entered at any time that has the practical effect of preventing the confirmation or consummation of a Conforming Plan or (ii) a permanent injunction or other order shall have been entered by any governmental entity that prevents the consummation of the transactions contemplated by this Agreement or (iii) a statute, rule, regulation or other law shall have been enacted by any governmental entity that would prevent or make illegal the consummation of the transactions contemplated by this Agreement;

             (i) any one of the Debtors or any committee appointed by the Bankruptcy Court or the United States Trustee (a "Committee"): (i) files a plan of reorganization or plan of liquidation that is not a Conforming Plan, (ii) files any motion or other pleading materially inconsistent with the confirmation and consummation of a Conforming Plan (other than as to provisions thereof that could not reasonably be expected to have an adverse impact on the reorganized Debtors, the DIP Lenders or the lenders under the Pre-Petition Credit Facility), (iii) files a motion seeking, or the Bankruptcy Court enters, an order appointing a trustee, responsible officer or an examiner with powers beyond the duty to investigate and report, as set forth in subclauses
         (3) and (4) of clause (a) of section 1106 of the Bankruptcy Code, in the Chapter 11 Cases;

             (j) an Event of Default shall have occurred under the DIP Facility; or

             (k) there shall have occurred (i) any adverse change to, or any of the Debtors default upon, the adequate protection obligations set forth in the DIP Orders or (ii) any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Debtors taken as a whole provided that no material adverse change shall be deemed to exist solely as a result of (A) the commencement of the Chapter 11 Cases, (B) the items specifically identified and reflected in the financial projections made available to the Supporting Lenders prior to the Petition Date, (C) the taking of any non-cash writedowns or impairment charge-offs disclosed to the Supporting Lenders prior to the Petition Date, (D) restructuring and reorganization costs expensed in the last quarter of fiscal year 2002 and in fiscal year 2003 and (E) any going concern qualification or explanation by the Company's auditors in connection with the Company's consolidated financial statements for the fiscal year ending December 31, 2002 or for any subsequent reporting period after the Petition Date.

         In event of the termination of this Agreement pursuant to this Section 5, then, (i) the Parties hereto fully reserve any and all of their rights; (ii) the provisions of this Agreement and all of the obligations of the Parties hereunder shall be of no further force and effect and (iii) nothing contained herein shall be deemed to be an admission or concession, or be in any way binding upon, any of the Parties in any way, including but not limited to in connection with the Chapter 11 Cases.

         6. No Solicitation of Plan Approval. The Company and each of the Supporting Lenders agree that neither the negotiation nor the execution and delivery of this Agreement is intended by the Company to be a solicitation of the approval of any plan of reorganization within the meaning of section 1125 of the Bankruptcy Code. No Supporting Lender will be solicited before it has received a disclosure statement in accordance with applicable law.

         7. Transfer or Acquisition of Claims, Interests and Securities. This Agreement shall not in any way restrict the right or ability of any Supporting Lender to sell, assign, transfer or otherwise dispose of any of its claims against the Debtors or any of its affiliates under the Pre-Petition Credit Agreement (the "Claims"), provided, however, that such transfer or assignment shall not be effective unless and until the transferee or assignee delivers to the transferor or assignor, the Administrative Agent and the Company, at the time of such transfer or assignment pursuant to Section 9.07 of the Pre-Petition Credit Agreement, a written agreement containing the provisions set forth in the form attached hereto as Exhibit D pursuant to which such transferee or assignee shall assume, and be bound by, the obligations of the transferor or assignor hereunder in respect of the Claims transferred. In addition, this Agreement shall in no way be construed to preclude any Supporting Lender from acquiring additional Claims. However, any such additional Claims so acquired shall automatically be deemed to be subject to the terms of this Agreement.

         8. No Waiver of Participation. Each Party hereto expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any Supporting Lender to protect and to preserve all of its rights, remedies and interests, including, without limitation, with respect to any of its claims against the Debtors, or its full participation in any of the Chapter 11 Cases. Nothing herein shall be deemed to affect any of the rights and obligations of any of the Supporting Lenders in any other capacity they may have in the Chapter 11 Cases or otherwise.

         9. Obligations Several and Not Joint. The obligations, agreements, representations and warranties of each of the Supporting Lenders are several and not joint. Any breach of this Agreement by any Supporting Lender shall not result in liabilities for any other Supporting Lender.

         10. Consideration. It is hereby acknowledged by the Parties that no consideration, other than the Company's obligations under this Agreement, shall be due or paid to any Supporting Lender for its agreements hereunder.

         11. Specific Performance. It is understood and agreed by the Parties that money damages would not be an appropriate or sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to the sole and exclusive remedy of specific performance and injunctive or other equitable relief, as a remedy for any such breach, and each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

         12.   Miscellaneous Provisions.

             (a) The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent thereto of the Company and the Supporting Lenders.

             (b) This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity, except as provided in Section 5 hereof. Nothing in this Agreement, express or implied, shall give to any party or entity other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement.

             (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

             (d) All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York City time on a business day, and otherwise on the next business day, or (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) . Such notices, demands, requests, consents and other communications shall be sent to the following addresses:

                 (i) if to the Company:

                     NTELOS Inc.
                     401 Spring Lane, Suite 300
                     P.O. Box 1990
                     Waynesboro, Virginia 22980
                     Attention: Michael B. Moneymaker
                     Telecopier: (540) 946-3595

                     with a copy to:

                     Hunton & Williams
                     Bank of America Plaza, Suite 4100
                     600 Peachtree Street, N.E.
                     Atlanta, Georgia 30308
                     Attention:  David M. Carter, Esq.
                     Telecopier:  (404) 888-4190

                (ii) if to the Supporting Lenders:

                     Wachovia Bank, National Association
                     301 South College Street
                     Charlotte, NC 28288-0537
                     Attention: Kathy Harkness
                     Telecopier: 704-383-6249

                     with a copy to:

                     Davis Polk & Wardwell
                     450 Lexington Avenue

                     New York, NY 10017
                     Attention: Marshall S. Huebner, Esq.
                     Telecopier: 212-450-3099

         or to such other address or to the attention of such other person as the receiving party has specified by prior written notice to the sending party.

             (e) This Agreement, including all Exhibits hereto and thereto, contains the entire agreement of the Parties with respect to the subject matter of this Agreement, and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

             (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

         IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

                                    Company:

                                    NTELOS INC., Debtor in Possession

                                    By:
                                         -------------------------------
                                         Name:
                                         Title:

                                    Supporting Lenders:

                                    [Lenders]

                                    By:
                                         -------------------------------
                                         Name:
                                         Title:

                                                                       Exhibit A
                                                     (to Plan Support Agreement)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             Summary of Proposed Terms of Senior Convertible Notes

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Issuer:                         Reorganized  NTELOS Inc. ("Reorganized NTELOS"), the successor to
                                NTELOS Inc., Debtor in Possession

Issue:                          Senior Convertible Notes (the "Convertible Notes")

Principal Amount:               $75 million

Ranking:                        Unsecured; otherwise pari passu with all other senior debt.

Maturity:                       Ten (10) years

Interest:                       9.0%, payable semi-annually  in cash. Interest shall accrue and be cumulative from the date of issuance of the Convertible Notes.

Covenants:                      Customary for instruments of this type (including, among others, certain incurrence covenants and excluding financial maintenance covenants).

Optional Redemption:            Redeemable by Reorganized NTELOS for the first two (2) years at a redemption price of 109% of the face value of note, for the third year at a redemption price of 104.5% of the face value of the note, and redeemable thereafter at the option of Reorganized NTELOS at any time with 60 days notice at a redemption price of 100% of the face value of the note. Any redemption of the Convertible Notes shall permit the holders to exercise their conversion rights within a notice of period of not less than 60 days.

Conversion:                     Convertible Notes will be convertible at holders' option into New Common Stock.

Backstop Consideration:         In consideration for purchasing the Convertible Notes, the Purchasers will receive shares of New Common Stock valued at 1.0% of the purchase price provided by the Purchasers.

Expenses:                       The Company or Reorganized NTELOS shall pay all out-of-pocket fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel  to the holders, reasonably incurred  by the holders up to $150,000 or such greater amount approved by the Bankruptcy Court or consented to by the Agent and the Creditors
                                Committee in connection with the negotiation, preparation, execution, delivery and performance of the definitive Purchase Agreement and related documents for the Convertible Notes.


                                                                       Exhibit B

                                                     (to Plan Support Agreement)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  EXIT FACILITY

                         Summary of Terms and Conditions

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

I.       Parties

         Borrower:                          Ntelos Inc. ("Ntelos" or the "Borrower").


         Guarantors:                        Each of the Borrower's present and future domestic subsidiaries
                                            (the "Guarantors") will guarantee (a "Guarantee") the Borrower's obligations under the Facility, up to the maximum amount possible without violating applicable fraudulent conveyance laws.

         Lead Arranger                      Wachovia Securities Inc. ("WSI").
         and Bookrunner:

         Administrative Agent:              Wachovia Bank, National Association (in such
                                            capacity, the "Administrative Agent").


         Lenders:                           A syndicate of banks, financial institutions and other entities, including Wachovia Bank, National Association, arranged by the Lead
                                            Arranger (collectively, the "Lenders") with any institutions not currently lenders to the Borrower reasonably acceptable to the
                                            Borrower.

         Purpose:                           The proceeds of the Revolving Credit Loans (defined below) shall be used for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

II.      Revolving Credit Facility

         Type and Amount of
         Facility:                          Revolving credit facility (the "Revolving Credit Facility")
                                            in the amount of $36,000,000 (the loans thereunder, the "Revolving Credit
                                            Loans").




         Availability:                      The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on July 25,
                                            2007 (the "Revolving Credit
                                            Termination Date").

         Letters of Credit:                 A portion of the Revolving Credit Facility not in excess of $5 million shall be available for the issuance of letters of credit (the


                                            "Letters of Credit") by Wachovia Bank, National Association (in
                                            such capacity, the "Issuing Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the
                                            Revolving Credit Termination Date, provided that any Letter of
                                            Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

         Maturity:                          The Revolving Credit Termination Date.

III.     Term Loan Facility

         Tranche A:                         Up to $50,000,000 term loan, to be reduced by the aggregate amount of principal payments received from the Borrower during the bankruptcy case and applied to the Tranche A loan under the Pre-Petition Credit
                                            Agreement. The Tranche A commitment will expire at the close of business on the Closing Date and the Tranche A loans will mature on July 25, 2007.

         Tranche B:                         Up to $99,500,000 term loan, to be reduced by the aggregate amount of principal payments received from the Borrower during the bankruptcy case and applied to the Tranche B loan under the Pre-Petition Credit
                                            Agreement. The Tranche B commitment will expire at the close of business on the Closing Date and the Tranche B loans will mature on July 25, 2008.

         Tranche C:                         Up to $75,000,000 term loan, to be reduced by the aggregate amount of principal payments received from the Borrower during the bankruptcy case and applied to the Tranche C loan under the Pre-Petition Credit
                                            Agreement. The Tranche C commitment will expire at the close of business on the Closing Date and the Tranche C loans will mature on July 25, 2008.

IV.      Security                           The Borrower's obligations under the Facility and any hedging arrangements with any Lender or affiliate of any Lender and each guarantee will be secured by perfected liens on substantially all assets of the Borrower or the relevant guarantor, as the case may be, including, but not limited to, receivables, inventory, equipment, real estate, leases, licenses, patents, brand names, trademarks, contracts, securities and stock of domestic subsidiaries and 65%
                                            of the stock of any first tier foreign subsidiary.

V.       Certain Payment Provisions

         Fees and Interest Rates:           As set forth on Annex I.

         Scheduled Amortization and
         Commitment Reductions:             Tranche A, B & C loans will be amortized according to the terms set forth in the
                                            Pre-Petition Credit Agreement (defined below).

         Contingent Mandatory
         Prepayments:                       In addition to scheduled amortization payments, the following amounts will be applied, first, to prepay a proportionate part of the Tranche A loans and, to the extent the Tranche B Lenders and Tranche C Lenders so elect, the Tranche B loans and Tranche C loans (pro rata on the basis of the aggregate principal amount of loans of each tranche subject to prepayment), second, to prepay any remaining Tranche B loans and Tranche C loans (once all the Tranche
                                            A loans have been paid in full) and, third, to reduce the Revolving
                                            Credit commitment (and to repay and/or cash collateralize exposure under the Revolving Credit Facility in an amount equal to the excess of such exposure over the Revolving Credit commitment as reduced).

                                            1. 50% of excess cash flow for any fiscal year (discuss revised definition of excess cash flow).

                                            2. A percentage of the net proceeds from asset sales by the Borrower and its subsidiaries equal to (i) 25% with respect to the first $20,000,000 of aggregate net proceeds and (ii) 75% with respect to aggregate net proceeds in excess of $20,000,000.

                                            3. 100% of the net proceeds from the issuance of indebtedness by the
                                            Borrower and its subsidiaries (other than the (i) amounts raised through the issuance of Convertible Notes on the Closing Date that are in excess of the Revolver outstandings on the Closing Date and (ii) permitted capital leases).

                                            The above mandatory prepayments will be applied in reverse order to scheduled amortization of term loans of such tranche held by lenders in such tranche on a pro-rata basis.

         Optional Prepayments and
         Commitment Reductions:             Loans may be prepaid and commitments may be reduced by the Borrower in a minimum amount of $500,000 or integral multiples of $100,000.  Optional prepayments of the term loans will be applied, first, to prepay the Tranche
                                            A loans and, to the extent the Tranche B Lenders and Tranche C Lenders so elect, the Tranche B loans and the Tranche C loans, and, second, to prepay any remaining Tranche B loans or Tranche C loans (once all Tranche A loans have been paid in full).  Optional prepayments of term loans of any tranche held by any Lender will be applied to subsequent scheduled amortization on a pro-rata basis.

VI.      Certain Conditions

         Initial Conditions:                The availability of the Facility shall be conditioned upon satisfaction of certain conditions substantially similar to those set forth in the $325 million credit agreement dated as of


                                            July 26, 2000 among Ntelos, as borrower, Wachovia Bank, National
                                            Association, as successor administrative agent, collateral agent and issuing bank, and the lenders and guarantors party thereto (as amended, the "Pre-Petition Credit Agreement"), with such
                                            modifications as the parties shall agree. In addition,
                                            availability of the Facility will be subject to (a) each lender with Working Capital Commitments (as defined in the Pre-Petition
                                            Credit Agreement) having agreed to provide commitments under the
                                            Revolving Credit Facility equal to their pro-rata share of the
                                            Working Capital Facility (as defined in the Pre-Petition Credit
                                            Agreement) (b) the execution and delivery of satisfactory
                                            definitive financing documentation with respect to the Credit
                                            Facility (the "Credit Documentation"), (c) the sale by the
                                            Borrower of senior unsecured convertible notes (the "Convertible
                                            Notes") with an aggregate principal amount of not less than
                                            $75,000,000, on terms (i) reasonably satisfactory to the
                                            Administrative Agent and (ii) consistent with the terms therefor set forth in the Plan Support Agreement dated April 10, 2003, (d)
                                            the effectiveness of a plan of reorganization that is: (i)
                                            acceptable to the Administrative Agent in its sole discretion as to the treatment of the lenders under the Pre-Petition Credit
                                            Agreement and is otherwise reasonably acceptable to the
                                            Administrative Agent, (ii) the subject of a confirmation order that has become a final order, is acceptable to the Administrative
                                            Agent in its sole discretion and provides for the consummation of the transactions contemplated thereby and (iii) consistent with terms therefor set forth in the Plan Support Agreement dated April
                                            10, 2003, (e) cash on the balance sheet on the Closing Date minus the sum of all unpaid administrative claims, priority claims and secured claims (other than (x) claims under the Pre-Petition
                                            Credit Agreement, Permitted Hedge Agreements, Permitted RUS/RTB
                                            Loans, Permitted FCC Loans and Permitted Capital Leases and (y)
                                            obligations not due and payable as of the Effective Date that are incurred in the ordinary course of operations including under any assumed leases or pension plans) that are allowed, expected to be allowed or otherwise expected to be due and payable, shall not be less than $5 million and (f) payment in full of the Reinstatement
                                            Fee described in Annex I hereto. For the purpose hereof, the
                                            "Closing Date" shall be the date upon which all such conditions precedent shall be satisfied.

         On-Going Conditions:               The making of each extension of credit shall be subject to conditions substantially similar to those set forth in the Pre-Petition
                                            Credit Agreement, with such modifications as the parties shall agree.


VII.     Certain Documentation Matters

         Representations and Warranties,
         Covenants, Events of Default:      The Credit Documentation shall contain representations, warranties, covenants and events of default substantially similar

                                            to those set forth in the Pre-Petition Credit Agreement, with such modifications as the parties may agree including (i) the amount of
                                            Investments (as defined in the Pre-Petition Credit Agreement) made by the Borrower and the Guarantors shall be not greater than the amount of net proceeds from asset sales permitted to be retained by the Borrower; provided, that in no event may the Borrower or
                                            Guarantors make any individual Investment exceeding $2.5 million or make aggregate Investments exceeding (y) $10 million in any twelve month period or (z) $20 million prior to June 25, 2008;
                                            provided further, that aggregate Investments made by the Borrower or Guarantors resulting in the ownership of less than 51% of an entity's equity interests shall not exceed $1 million in any twelve month period and (ii) that the maximum cash balance covenant contained in the Pre-Petition Credit Agreement shall not apply so long as there are no outstanding borrowings under the
                                            Revolving Facility.

         Financial Covenants:               As set forth on Annex II.

         Other Documentary
         Matters:                           The Credit Documentation shall contain terms as to voting, assignments, yield protection, expenses and indemnification substantially similar to those set forth in the Pre-Petition Credit
                                            Agreement, with such modifications as the parties shall agree.

         Governing Law and Forum:           State of New York.

         Counsel to the
         Administrative Agent
         and the Lead Arranger:             Davis Polk & Wardwell.






                                                 Annex I

                                           Interest and Certain Fees

 Interest Rate Options:         The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

                                     the Base plus the Applicable Margin; or

                                     the Eurodollar Rate plus the Applicable Margin.

                                As used herein:

                                "Base Rate" means the highest of (i) the rate of interest publicly announced by the
                                Administrative Agent as its prime rate in effect at its principal office in Charlotte, North
                                Carolina (the "Prime Rate"), and (ii) the federal funds effective rate from time to time plus 0.5%.

                                "Eurodollar Rate" means the rate at which eurodollar deposits in the London interbank market for one month, two months, three months, or, if commercially available to all Lenders, six months (as selected by the Borrower) are quoted on the Telerate screen as adjusted for statutory reserve requirements for eurocurrency liabilities.

                                "Applicable Margin" means the percentage margin determined in accordance with the Pricing
                                Schedule.

Interest Payment Dates:         In the case of Loans bearing interest based upon the Base Rate
                                ("Base Rate Loans"), monthly in arrears.

                                In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period.

Commitment Fees:                The Borrower shall pay a fee calculated at 1/2 of 1% per annum on the average daily amount of the unused Revolving Credit Facility, payable quarterly in arrears.

Letter of Credit Fees:          The Borrowers shall pay a commission on all outstanding Letters of
                                Credit at a per annum rate equal to Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such
                                Letter of Credit.

                                A fronting fee equal to 1/4 of 1% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing
                                Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.



Reinstatement Fee:              On the Closing Date, Borrower shall pay to the Administrative
                                Agent, for the benefit of the lenders under the Revolver, Tranche A and Tranche B loans a reinstatement fee in an amount equal to 0.25%
                                (the "Fee Rate") on the aggregate Revolver, Tranche A and Tranche B loans.

Default Rate:                   If a Default has occurred and is continuing, all amounts due under the Facility shall bear interest at 2% above the rate otherwise applicable thereto.

Rate and Fee Basis:             All per annum rates shall be calculated on the basis of a year of
                                360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.



                                                     Pricing Schedule
                          Revolving Loans        Tranche A Loans         Tranche B Loans        Tranche C Loans
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Eurodollar Loans          3.25%                  3.25%                   4.00%                  2.75%
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Base Rate Loans           2.25%                  2.25%                   3.00%                  1.75%
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

On and after the day that is 3 months after closing, the margins indicated above shall be reduced by 25 bps for each of the Revolving, Tranche A and Tranche B
Loans when and during such time as the Borrower's total leverage ratio is less than 3.0:1.0. Such margin reduction shall take effect upon receipt by the Administrative Agent of a quarterly or annual report accompanied by a certificate of the Chief Financial Officer attesting that the Borrower's total leverage ratio is less than 3.0:1.0.

                                    Annex II

--------------------------------------------------------------------------------
                     Proposed Covenants under Exit Facility
--------------------------------------------------------------------------------

                                                                                                    EBITDA / (Taxes +
                   Minimum         Maximum       Senior Leverage    Leverage   Interest Coverage         Interest
                    EBITDA          CapEx             Ratio          Ratio           Ratio             + Sch Amort)
                 ------------- ----------------- ----------------- ----------- ------------------- ---------------------
  9/30/03           74,000                            3.50x          4.50x           2.50x                1.50x
  12/31/03          72,000          70,000            3.50x          4.50x           2.50x                1.50x
  3/31/04           72,000                            3.50x          4.25x           2.75x                1.50x
  6/30/04           75,000                            3.25x          4.25x           2.75x                1.50x
  9/30/04                                             3.00x          4.00x           2.75x                1.75x
  12/31/04                          70,000            2.75x          4.00x           2.75x                1.75x
  3/31/05                                             2.75x          3.50x           3.00x                1.75x
  6/30/05                                             2.75x          3.50x           3.00x                1.75x
  9/30/05                                             2.75x          3.50x           3.00x                1.75x
  12/31/05                          70,000            2.75x          3.50x           3.00x                2.00x

  12/31/06                          60,000            2.50x          3.50x           3.00x                2.25x
  12/31/07                          60,000            2.50x          3.50x           3.00x                2.50x
  12/31/08                          55,000            2.50x          3.50x           3.00x                0.50x

Notes:

1) Minimum EBITDA calculated on an LTM basis and excludes results from Cable Business for 3Q & 4Q 2003.
2) Maximum CapEx calculated on an annual basis.
3) Senior Leverage Ratio includes Bank Debt, R&B, FCC and Capital Leases over LTM EBITDA.
4) Leverage Ratio includes debt in Senior Leverage Ratio plus $75MM in new Convertible Notes over LTM EBITDA.
5) Calculated on a buildup basis from emergence date and includes only cash interest assuming the $75MM Convertible Note interest is paid semi-annually on 6/30 and 12/31.
6) Calculated on a buildup basis from emergence date.

                                                                       Exhibit B
                                                                  (to Exhibit F)
 ...............................................................................
 ...............................................................................

                  Outline of Certain Key Terms of Exit Facility
 ...............................................................................
 ...............................................................................

I.    Parties

      Borrower:                          Ntelos Inc. ("Ntelos" or the "Borrower").

      Guarantors:                        Each of the Borrower's present and future domestic subsidiaries
                                         (the "Guarantors") will guarantee (a "Guarantee") the Borrower's obligations under the Facility, up to the maximum amount possible without violating applicable fraudulent conveyance laws.


      Lead Arranger                      Wachovia Securities Inc. ("WSI").
      and Bookrunner:

      Administrative Agent:              Wachovia Bank, National Association (in such capacity, the
                                         "Administrative Agent").


      Lenders:                           A syndicate of banks, financial institutions and other entities, including Wachovia Bank, National Association, arranged by the
                                         Lead Arranger (collectively, the "Lenders") with any institutions not currently lenders to the Borrower reasonably acceptable to the Borrower.


      Purpose:                           The proceeds of the Revolving Credit Loans (defined below) shall be used for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

II.   Revolving Credit Facility

      Type and Amount of
      Facility:                          Revolving credit facility (the "Revolving Credit Facility") in the amount of $36,000,000 (the loans thereunder, the "Revolving
                                         Credit Loans").


      Availability:                      The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on July 25, 2007 (the "Revolving Credit Termination Date").



      Letters of Credit:                 A portion of the Revolving Credit Facility not in excess of $5 million shall be available for the issuance of letters of credit
                                         (the "Letters of Credit") by Wachovia Bank, National Association
                                         (in such capacity, the "Issuing Lender"). No Letter of Credit shall




                                         have  an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the
                                         Revolving Credit Termination Date, provided that any Letter of
                                         Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).


         Maturity:                       The Revolving Credit Termination Date.

III.     Term Loan Facility

         Tranche A:                      Up to $50,000,000 term loan, to be reduced by the aggregate amount of principal payments received from the Borrower during the bankruptcy case and applied to the Tranche A loan under the Pre-Petition Credit Agreement. The Tranche A commitment will expire at the close of business on the Closing Date and the Tranche A loans will mature on July 25, 2007.


         Tranche B:                      Up to $99,500,000 term loan, to be reduced by the aggregate amount of principal payments received from the Borrower during the bankruptcy case and applied to the Tranche B loan under the
                                         Pre-Petition Credit Agreement. The Tranche B commitment will expire at the close of business on the Closing Date and the
                                         Tranche B loans will mature on July 25, 2008.


         Tranche C:                      Up to $75,000,000 term loan, to be reduced by the aggregate amount of principal payments received from the Borrower during during the bankruptcy case and applied to the Tranche C loan under the Pre-Petition Credit Agreement. The Tranche C commitment will expire at the close of business on the Closing Date and the
                                         Tranche C loans will mature on July 25, 2008.


IV.      Security                        The Borrower's obligations under the Facility and any hedging arrangements with any Lender or affiliate of any Lender and each guarantee will be secured by perfected liens on
                                         substantially all assets of the Borrower or the relevant
                                         guarantor, as the case may be, including, but not limited to, receivables, inventory, equipment, real estate, leases, licenses, patents, brand names, trademarks, contracts, securities and stock of domestic subsidiaries and 65% of the stock of any first tier foreign subsidiary.




V.       Certain Payment Provisions

         Fees and Interest Rates:        As set forth on Annex I.

         Scheduled Amortization and
         Commitment Reductions:          Tranche A, B & C loans will be amortized according to the terms set forth in the Pre-Petition Credit Agreement (defined below).

         Contingent Mandatory

     Prepayments:               In addition to scheduled amortization payments,
                                the following amounts will be applied, first, to prepay a proportionate part of the Tranche A loans and, to the extent the Tranche B Lenders and Tranche C Lenders so elect, the Tranche B loans and Tranche C loans (pro rata on the basis of the aggregate principal amount of loans of each tranche subject to prepayment), second, to prepay any remaining Tranche B loans and Tranche
                                C loans (once all the Tranche A loans have been paid in full) and, third, to reduce the Revolving Credit commitment (and to repay and/or cash collateralize exposure under the Revolving
                                Credit Facility in an amount equal to the excess of such exposure over the Revolving Credit commitment as reduced).

                                1. 50% of excess cash flow for any fiscal year (discuss revised definition of excess cash flow).

                                2. A percentage of the net proceeds from asset sales by the Borrower and its subsidiaries equal to (i) 25% with respect to the first $20,000,000 of aggregate net proceeds and (ii) 75% with respect to aggregate net proceeds in excess of $20,000,000.

                                3. 100% of the net proceeds from the issuance of indebtedness by the Borrower and its subsidiaries (other than the (i) amounts raised through the issuance of Convertible Notes on the Closing Date that are in excess of the Revolver outstandings on the Closing Date and (ii) permitted capital leases).

                                The above mandatory prepayments will be applied in reverse order to scheduled amortization of term loans of such tranche held by lenders in such tranche on a pro-rata basis.

     Optional Prepayments and
     Commitment Reductions:     Loans may be prepaid and commitments may be
                                reduced by the Borrower in a minimum amount of $500,000 or integral multiples of $100,000.
                                Optional prepayments of the term loans will be applied, first, to prepay the Tranche A loans and, to the extent the Tranche B Lenders and Tranche C Lenders so elect, the Tranche B loans and the Tranche C loans, and, second, to prepay any remaining Tranche B loans or Tranche C loans
                                (once all Tranche A loans have been paid in full). Optional prepayments of term loans of any tranche held by any Lender will be applied to subsequent scheduled amortization on a pro-rata basis.

VI.  Certain Conditions

     Initial Conditions:        The availability of the Facility shall be
                                conditioned upon satisfaction of certain conditions substantially similar to those set forth in the $325 million credit agreement dated as of July 26, 2000 among Ntelos, as borrower, Wachovia Bank, National Association, as successor administrative agent, collateral agent and issuing bank, and the lenders and guarantors party thereto (as amended, the "Pre-Petition Credit Agreement"), with such modifications as the parties shall agree. In addition, availability of the Facility will be subject to (a) each lender with Working
                                Capital Commitments (as defined in the
                                Pre-Petition Credit Agreement) having agreed to provide commitments under the Revolving Credit
                                Facility equal to their pro-rata share of the Working Capital Facility (as defined in the
                                Pre-Petition Credit Agreement) (b) the execution and delivery of satisfactory definitive financing documentation with respect to the Credit Facility (the "Credit Documentation"),
                                (c) the sale by the Borrower of senior unsecured convertible notes (the "Convertible Notes") with an aggregate principal amount of not less than $75,000,000, on terms (i) reasonably satisfactory to the Administrative Agent and
                                (ii) consistent with the terms therefor set forth in the Plan Support Agreement dated April
                                10, 2003, (d) the effectiveness of a plan of reorganization that is: (i) acceptable to the Administrative Agent in its sole discretion as to the treatment of the lenders under the Pre-Petition Credit Agreement and is otherwise reasonably acceptable to the Administrative
                                Agent, (ii) the subject of a confirmation order that has become a final order, is acceptable to the Administrative Agent in its sole discretion and provides for the consummation of the transactions contemplated thereby and (iii) consistent with terms therefor set forth in the Plan Support Agreement dated April 10, 2003, (e) cash on the balance sheet on the Closing Date minus the sum of all unpaid administrative claims, priority claims and secured claims
                                (other than (x) claims under the Pre-Petition
                                Credit Agreement, Permitted Hedge Agreements,
                                Permitted RUS/RTB Loans, Permitted FCC Loans and
                                Permitted Capital Leases and (y) obligations not due and payable as of the Effective Date that are incurred in the ordinary course of operations including under any assumed leases or pension plans) that are allowed, expected to be allowed or otherwise expected to be due and payable, shall not be less than $5 million and
                                (f) payment in full of the Reinstatement Fee described in Annex I hereto. For the purpose hereof, the "Closing Date" shall be the date upon which all such conditions precedent shall be satisfied.

     On-Going Conditions: The making of each extension of credit shall be subject to conditions substantially similar to those set forth in the Pre-Petition Credit Agreement, with such modifications as the parties shall agree.

VII. Certain Documentation Matters

     Representations and
     Warranties, Covenants,
     Events of Default:         The Credit Documentation shall contain
                                representations, warranties, covenants and events of default substantially similar to those set forth in the Pre-Petition Credit Agreement, with such modifications as the parties may agree including (i) the amount of Investments (as defined in the Pre-Petition
                                Credit Agreement) made by the Borrower and the Guarantors shall be not greater than the amount of net proceeds from asset sales permitted to be retained by the Borrower; provided, that in no event may the Borrower or Guarantors make any individual Investment exceeding $2.5 million or make aggregate Investments exceeding (y) $10 million in any twelve month period or (z) $20 million prior to June 25, 2008; provided further, that aggregate Investments made by the Borrower or Guarantors resulting in the ownership of less than 51% of an entity's equity interests shall not exceed $1 million in any twelve month period and (ii) that the maximum cash balance covenant contained in the Pre-Petition Credit Agreement shall not apply so long as there are no outstanding borrowings under the Revolving Facility.

     Financial Covenants:       As set forth on Annex II.

     Other Documentary
     Matters: The Credit Documentation shall contain terms as to voting, assignments, yield protection, expenses and indemnification substantially similar to those set forth in the Pre-Petition Credit Agreement, with such modifications as the parties shall agree.

     Governing Law and Forum:   State of New York.

     Counsel to the
     Administrative Agent
     and the Lead Arranger:     Davis Polk & Wardwell.

                                                      Annex I

                                             Interest and Certain Fees

     Interest Rate Options:     The Borrower may elect that the Loans comprising
                                each borrowing bear interest at a rate per annum equal to:

                                   the Base plus the Applicable Margin; or

                                   the Eurodollar Rate plus the Applicable
                                   Margin.

                                As used herein:

                                "Base Rate" means the highest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in Charlotte, North Carolina (the "Prime Rate"), and (ii) the federal funds effective rate from time to time plus 0.5%.

                                "Eurodollar Rate" means the rate at which eurodollar deposits in the London interbank market for one month, two months, three months, or, if commercially available to all Lenders, six months (as selected by the Borrower) are quoted on the Telerate screen as adjusted for statutory reserve requirements for eurocurrency liabilities.

                                "Applicable Margin" means the percentage margin determined in accordance with the Pricing Schedule.

     Interest Payment Dates:    In the case of Loans bearing interest based upon
                                the Base Rate ("Base Rate Loans"), monthly in arrears.

                                In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period.

     Commitment Fees:           The Borrower shall pay a fee calculated at 1/2
                                of 1% per annum on the average daily amount of the unused Revolving Credit Facility, payable quarterly in arrears.

     Letter of Credit Fees:     The Borrowers shall pay a commission on all
                                outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit.

                                A fronting fee equal to 1/4 of 1% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

     Reinstatement Fee:         On the Closing Date, Borrower shall pay to the
                                Administrative Agent, for the benefit of the lenders under the Revolver, Tranche A and Tranche B loans a reinstatement fee in an amount equal to 0.25% (the "Fee Rate") on the aggregate
                                Revolver, Tranche A and Tranche B loans.

     Default Rate:              If a Default has occurred and is continuing, all
                                amounts due under the Facility shall bear interest at 2% above the rate otherwise applicable thereto.

     Rate and Fee Basis:        All per annum rates shall be calculated on the
                                basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime
                                Rate) for actual days elapsed.

                                Pricing Schedule

--------------------------------------------------------------------------------------------
                    Revolving Loans    Tranche A Loans    Tranche B Loans    Tranche C Loans
--------------------------------------------------------------------------------------------
Eurodollar Loans    3.25%              3.25%              4.00%              2.75%
--------------------------------------------------------------------------------------------
Base Rate Loans     2.25%              2.25%              3.00%              1.75%
--------------------------------------------------------------------------------------------

On and after the day that is 3 months after closing, the margins indicated above shall be reduced by 25 bps for each of the Revolving, Tranche A and Tranche B Loans when and during such time as the Borrower's total leverage ratio is less than 3.0:1.0. Such margin reduction shall take effect upon receipt by the Administrative Agent of a quarterly or annual report accompanied by a certificate of the Chief Financial Officer attesting that the Borrower's total leverage ratio is less than 3.0:1.0.

                                    Annex II

----------------------------------------------------------------------------------------------------------------
                                Proposed Covenants under Exit Facility
----------------------------------------------------------------------------------------------------------------
                                                                                             EBITDA / (Taxes +
                   Minimum     Maximum    Senior Leverage    Leverage   Interest Coverage         Interest
                    EBITDA      CapEx          Ratio          Ratio           Ratio             + Sch Amort)
                 -----------------------------------------------------------------------------------------------
  9/30/03           74,000                     3.50x          4.50x           2.50x                1.50x
  12/31/03          72,000      70,000         3.50x          4.50x           2.50x                1.50x
  3/31/04           72,000                     3.50x          4.25x           2.75x                1.50x
  6/30/04           75,000                     3.25x          4.25x           2.75x                1.50x
  9/30/04                                      3.00x          4.00x           2.75x                1.75x
  12/31/04                      70,000         2.75x          4.00x           2.75x                1.75x
  3/31/05                                      2.75x          3.50x           3.00x                1.75x
  6/30/05                                      2.75x          3.50x           3.00x                1.75x
  9/30/05                                      2.75x          3.50x           3.00x                1.75x
  12/31/05                      70,000         2.75x          3.50x           3.00x                2.00x

  12/31/06                      60,000         2.50x          3.50x           3.00x                2.25x
  12/31/07                      60,000         2.50x          3.50x           3.00x                2.50x
  12/31/08                      55,000         2.50x          3.50x           3.00x                0.50x

Notes:
1) Minimum EBITDA calculated on an LTM basis and excludes results from Cable Business for 3Q & 4Q 2003.
2) Maximum CapEx calculated on an annual basis.
3) Senior Leverage Ratio includes Bank Debt, R&B, FCC and Capital Leases over LTM EBITDA.
4) Leverage Ratio includes debt in Senior Leverage Ratio plus $75MM in new Convertible Notes over LTM EBITDA.
5) Calculated on a buildup basis from emergence date and includes only cash interest assuming the $75MM Convertible Note interest is paid semi-annually on 6/30 and 12/31.
6) Calculated on a buildup basis from emergence date.

                                                                       Exhibit C
                                                                  (to Exhibit F)

================================================================================
--------------------------------------------------------------------------------

              Summary of Proposed Terms of Senior Convertible Notes

--------------------------------------------------------------------------------
================================================================================

  Issuer: Reorganized NTELOS Inc. ("Reorganized NTELOS"), the successor to NTELOS Inc., Debtor in Possession

  Issue:                        Senior Convertible Notes (the "Convertible
                                Notes")

  Principal Amount:             $75 million

  Ranking: Unsecured; otherwise pari passu with all other senior debt.

  Maturity:                     Ten (10) years

  Interest:                     9.0%,  payable  semi-annually  in cash. Interest
                                shall accrue and be cumulative from the date of issuance of the Convertible Notes.

  Covenants:                    Customary for instruments of this type
                                (including, among other covenants, certain incurrence covenants but excluding any financial maintenance covenants)

  Optional Redemption:          Redeemable  by  Reorganized  NTELOS  for the
                                first two (2) years at a redemption price of 109% of the face value of note, for the third year at a redemption price of 104.5% of the face value of the note, and redeemable thereafter at the option of Reorganized NTELOS at any time with 60 days notice at a redemption price of 100% of the face value of the note. Any redemption of the Convertible Notes shall permit the holders to exercise their conversion rights within a notice of period of not less than 60 days.

  Conversion:                   Convertible Notes will be convertible at
                                holders' option into New Common Stock.

  Backstop Consideration        In consideration for purchasingt he Convertible
                                Notes, the Purchasers will receive shares of New
                                Common Stock valued at 1.0% of the purchase price provided by the Purchasers.

  Expenses:                     The Company or Reorganized  NTELOS shall pay all
                                out-of-pocket fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the holders, reasonably incurred by the holders up to $150,000 or such greater amount approved by the Bankruptcy Court or consented to by the Agent and the Creditors Committee in connection with the negotiation, preparation, execution, delivery and performance of the definitive
                                Purchase Agreement and related documents for the Convertible Notes

                                                                       EXHIBIT G

________________________________________________________________________________
--------------------------------------------------------------------------------

                             Plan Support Agreement

________________________________________________________________________________
--------------------------------------------------------------------------------

         THIS PLAN SUPPORT AGREEMENT (this "Agreement") is dated as of April 10, 2003, among NTELOS Inc., Debtor in Possession, a Virginia corporation with its principal place of business at 401 Spring Lane, Suite 300, P.O. Box 1990, Waynesboro, Virginia 22980 (together with the reorganized company, the "Company"), and the undersigned lenders (the "Supporting Lenders", together with the Company the "Parties") party to the credit agreement dated as of July 26, 2000 among the Company, the subsidiary guarantors party thereto, the lender parties party thereto, and Wachovia Bank, National Association as Administrative Agent and Collateral Agent (as amended, the "Pre-Petition Credit Agreement").

                                    RECITALS

         WHEREAS, on March 4, 2003 (the "Petition Date"), the Company and certain of its subsidiaries (collectively, the "Debtors") filed in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the "Bankruptcy Court"), petitions for relief under chapter 11 of title 11 of the United States Code (the "Chapter 11 Cases") and have continued in possession of their assets as debtors in possession.

         WHEREAS, the Debtors intend to consummate a financial restructuring pursuant to a Conforming Plan (as defined below) to be filed in the Chapter 11 Cases;

         WHEREAS, the Company, the Supporting Lenders and certain of the Company's other material creditors have previously held discussions, subject to Rule 408 of the Federal Rules of Evidence, relating to the terms of a possible pre-negotiated plan of reorganization;

         WHEREAS, the discussions and negotiations among such parties have resulted in preliminary agreement among the Company, the Supporting Lenders and certain of the Company's other material creditors with respect to the terms of a Conforming Plan

         WHEREAS, the Company, the subsidiary guarantors party thereto, the lender parties party thereto (the "DIP Lenders"), and Wachovia Bank, National Association as Administrative Agent and Collateral Agent (the "Agent") have entered into a Revolving Credit and Guaranty Agreement dated as of March 6, 2003 (as may be amended, the "DIP Facility") pursuant to which the DIP Lenders may provide up to $35 million (the "DIP Commitment") of debtor-in-possession financing to the Company;

         WHEREAS, it is a condition precedent to the Company having full access to the DIP Commitment that the Company provide written evidence acceptable to the Agent in its sole discretion that at least $75 million of new unsecured financing will be in place on the effective date of the Conforming Plan (the "Plan Effective Date"), a portion of which shall be used to pay in full the unpaid balance of the DIP Facility on the Plan Effective Date and to pay in full (subject to the Company's right to reborrow) 100% of the revolving loans then outstanding under the Pre-Petition Credit Agreement;

         WHEREAS, as part of a Conforming Plan, the Company anticipates selling to certain investors (the "Purchasers") $75 million of 9.0% senior unsecured convertible notes due 2013 of the reorganized Company conforming in all material respects with the terms set forth on Exhibit A attached hereto (the "Convertible Notes");

         WHEREAS, it is a condition precedent to the Purchasers' obligations to purchase the Convertible Notes that the Purchasers have assurances that the Supporting Lenders will make the Exit Facility (as hereinafter defined) available to the Company on the Plan Effective Date; and

         WHEREAS, on March 13, 2003, the United States Trustee appointed an official committee of creditors holding unsecured claims in the Chapter 11 Cases pursuant to ss. 1102(a)(1) of the Bankruptcy Code (the "Creditors Committee").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

         1. Proposal of a Conforming Plan. So long as no Termination Event (as hereinafter defined) shall have occurred, the Company shall have the following obligations pursuant to this Agreement:

              (a) to have filed, solicited votes and conducted a confirmation hearing before the Bankruptcy Court on or before September 30, 2003 on a plan of reorganization that includes the terms set forth below (a "Conforming Plan"):

                  (i) an exit financing facility in replacement of the Pre-Petition Credit Agreement conforming in all material respects with the terms set forth on Exhibit B, with such amendments, changes or modifications as may be agreed upon by the Supporting Lenders in their sole discretion (the "Exit Facility");

                  (ii) other than as set forth in (i) above, the cancellation of all existing senior notes, subordinated notes, indentures, other debt for borrowed money, preferred stock, common stock, options and other equity securities of the Company (provided that some or all of the holders of the foregoing may receive equity securities of the reorganized Debtors) other than (A) the Exit Facility, (B) any outstanding hedge agreements entered into in September 2000 with lender parties to the Pre-Petition Credit Agreement (the "Permitted Hedge Agreements"), (C) the existing RUS/RTB loans having an aggregate principal amount of approximately $6,712,000 (the "Permitted RUS/RTB Loans"), (D) the existing FCC loans having an aggregate principal amount of approximately $8,180,000 (the "Permitted FCC Loans"), and (E) the existing JLL permitted capital leases having an aggregate net present value of $10,149,000 and such other capital leases as may be agreed upon by the Agent and the Company (the "Permitted Capital Leases");

                  (iii) on the Plan Effective Date, the reorganized Debtors shall have no indebtedness for borrowed money other than (A) the Exit Facility, (B) the Convertible Notes, (C) the Permitted Hedge Agreements, (D) the Permitted RUS/RTB Loans, (E) the Permitted FCC Loans, and (F) the Permitted Capital Leases;

                  (iv) the purchase by the Purchasers of not less than $75 million of Convertible Notes on the Plan Effective Date; and

                  (v) the payment in full in cash of the DIP Facility and the revolving loans under the Pre-Petition Credit Agreement (subject to reborrowing under the Exit Facility) on the Plan Effective Date.

            (b) to use all commercially reasonable efforts to expedite the Chapter 11 Cases whenever possible and obtain confirmation and consummation of a Conforming Plan as soon as reasonably practicable; and

             (c) to refrain from taking any action that could reasonably be expected to prevent, delay or impede the successful restructuring of the Company in accordance with the terms of a Conforming Plan.

         2. Support of a Conforming Plan. So long as no Termination Event shall have occurred, each Supporting Lender shall have the following obligations pursuant to this Agreement:

             (a) to refrain from proposing a plan of reorganization or supporting, consenting to or participating in the formulation of any plan of reorganization proposed by any other constituency in the Chapter 11 Cases other than a Conforming Plan;

             (b) not to object to accurate disclosure by the Company of the contents of this Agreement in a disclosure statement describing a Conforming Plan; and

             (c) to refrain from (i) objecting to confirmation of a Conforming Plan or (ii) commencing any proceeding to oppose or alter a Conforming Plan or any of the documents to implement the same in any way inconsistent with this Agreement.

         3. Representations and Warranties of the Parties. Each Party represents and warrants as to itself that the following statements are true, correct and complete as of the date hereof:

             (a) Corporate Power and Authority. It has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

             (b) No Conflicts. The execution, delivery and performance by the Parties of this Agreement does not and shall not: (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or
         (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

             (c) Governmental Consents. The execution, delivery and performance by the Supporting Lenders or the Company of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court, in the case of the Debtors.

         4. Representations and Warranties of the Supporting Lenders. Each Supporting Lender represents and warrants as to itself that it owns the Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans and participations in Letters of Credit under the Pre-Petition Credit Agreement as set forth on Exhibit C.

         5. Termination. This Agreement shall immediately terminate upon the earlier to occur of (x) the Plan Effective Date or (y) the occurrence of any of the following events (each a "Termination Event"):

             (a) the Company shall fail to perform any of its obligations hereunder or shall have breached any of the agreements set forth herein;

             (b) any of the subscription agreements of even date hereof under which the Purchasers have agreed to purchase $75 million in the aggregate of Convertible Notes shall have been amended, modified, supplemented or terminated in a manner adverse to the Debtors, the Supporting Lenders or the DIP Lenders without the prior written consent of the Supporting Lenders;

             (c)      a Conforming Plan and an accompanying disclosure statement
         (i) containing the terms set forth in Section 1(a) above, (ii) providing for the Exit Facility as the plan treatment of the Lenders under the Pre-Petition Credit Agreement and (iii) in all other respects reasonably acceptable to the Supporting Lenders, shall not have been filed with the Bankruptcy Court on or before May 31, 2003 and a disclosure statement in respect of the filed Conforming Plan and reasonably acceptable to the Supporting Lenders shall not have been approved by the Bankruptcy Court on or before August 15, 2003;

             (d) a Conforming Plan shall not have, on or before September 30, 2003, been confirmed by a final order of the Bankruptcy Court reasonably acceptable to the Supporting Lenders;

             (e) the Plan Effective Date and the "Closing Date" of the Exit Facility (as defined on Exhibit B hereof) shall not have occurred on or before October 15, 2003;

             (f) the Bankruptcy Court at any time denies confirmation of a Conforming Plan (other than in a fashion that reasonably admits of or leaves open the possibility that a Conforming Plan can still be confirmed and effective prior to September 30, 2003);

             (g) there shall be any material modification of a Conforming Plan (other than one that could not reasonably be expected to have an adverse impact on the reorganized Debtors, the DIP Lenders or the lenders under the Pre-Petition Credit Facility) not acceptable to the Supporting Lenders in their sole discretion;

             (h) (i) an order, ruling or administrative decision of any state regulatory authority is entered at any time that has the practical effect of preventing the confirmation or consummation of a Conforming Plan or (ii) a permanent injunction or other order shall have been entered by any governmental entity that prevents the consummation of the transactions contemplated by this Agreement or
         (iii) a statute, rule, regulation or other law shall have been enacted by any governmental entity that would prevent or make illegal the consummation of the transactions contemplated by this Agreement;

             (i) any one of the Debtors or any committee appointed by the Bankruptcy Court or the United States Trustee (a "Committee"): (i) files a plan of reorganization or plan of liquidation that is not a Conforming Plan, (ii) files any motion or other pleading materially inconsistent with the confirmation and consummation of a Conforming Plan (other than as to provisions thereof that could not reasonably be expected to have an adverse impact on the reorganized Debtors, the DIP Lenders or the lenders under the Pre-Petition Credit Facility), (iii) files a motion seeking, or the Bankruptcy Court enters, an order appointing a trustee, responsible officer or an examiner with powers beyond the duty to investigate and report, as set forth in subclauses
         (3) and (4) of clause (a) of section 1106 of the Bankruptcy Code, in the Chapter 11 Cases;

             (j) an Event of Default shall have occurred under the DIP Facility; or

             (k) there shall have occurred (i) any adverse change to, or any of the Debtors default upon, the adequate protection obligations set forth in the DIP Orders or (ii) any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Debtors taken as a whole provided that no material adverse change shall be deemed to exist solely as a result of (A) the commencement of the Chapter 11 Cases, (B) the items specifically identified and reflected in the financial projections made available to the Supporting Lenders prior to the Petition Date, (C) the taking of any non-cash writedowns or impairment charge-offs disclosed to the Supporting Lenders prior to the Petition Date, (D) restructuring and reorganization costs expensed in the last quarter of fiscal year 2002 and in fiscal year 2003 and (E) any going concern qualification or explanation by the Company's auditors in connection with the Company's consolidated financial statements for the fiscal year ending December 31, 2002 or for any subsequent reporting period after the Petition Date.

         In event of the termination of this Agreement pursuant to this Section 5, then, (i) the Parties hereto fully reserve any and all of their rights; (ii) the provisions of this Agreement and all of the obligations of the Parties hereunder shall be of no further force and effect and (iii) nothing contained herein shall be deemed to be an admission or concession, or be in any way binding upon, any of the Parties in any way, including but not limited to in connection with the Chapter 11 Cases.

         6. No Solicitation of Plan Approval. The Company and each of the Supporting Lenders agree that neither the negotiation nor the execution and delivery of this Agreement is intended by the Company to be a solicitation of the approval of any plan of reorganization within the meaning of section 1125 of the Bankruptcy Code. No Supporting Lender will be solicited before it has received a disclosure statement in accordance with applicable law.

         7. Transfer or Acquisition of Claims, Interests and Securities. This Agreement shall not in any way restrict the right or ability of any Supporting Lender to sell, assign, transfer or otherwise dispose of any of its claims against the Debtors or any of its affiliates under the Pre-Petition Credit Agreement (the "Claims"), provided, however, that such transfer or assignment shall not be effective unless and until the transferee or assignee delivers to the transferor or assignor, the Administrative Agent and the Company, at the time of such transfer or assignment pursuant to Section 9.07 of the Pre-Petition Credit Agreement, a written agreement containing the provisions set forth in the form attached hereto as Exhibit D pursuant to which such transferee or assignee shall assume, and be bound by, the obligations of the transferor or assignor hereunder in respect of the Claims transferred. In addition, this Agreement shall in no way be construed to preclude any Supporting Lender from acquiring additional Claims. However, any such additional Claims so acquired shall automatically be deemed to be subject to the terms of this Agreement.

         8. No Waiver of Participation. Each Party hereto expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any Supporting Lender to protect and to preserve all of its rights, remedies and interests, including, without limitation, with respect to any of its claims against the Debtors, or its full participation in any of the Chapter 11 Cases. Nothing herein shall be deemed to affect any of the rights and obligations of any of the Supporting Lenders in any other capacity they may have in the Chapter 11 Cases or otherwise.

         9. Obligations Several and Not Joint. The obligations, agreements, representations and warranties of each of the Supporting Lenders are several and not joint. Any breach of this Agreement by any Supporting Lender shall not result in liabilities for any other Supporting Lender.

         10. Consideration. It is hereby acknowledged by the Parties that no consideration, other than the Company's obligations under this Agreement, shall be due or paid to any Supporting Lender for its agreements hereunder.

         11. Specific Performance. It is understood and agreed by the Parties that money damages would not be an appropriate or sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to the sole and exclusive remedy of specific performance and injunctive or other equitable relief, as a remedy for any such breach, and each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

         12.      Miscellaneous Provisions.

             (a) The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent thereto of the Company and the Supporting Lenders.

             (b) This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity, except as provided in Section 5 hereof. Nothing in this Agreement, express or implied, shall give to any party or entity other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement.

             (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

             (d) All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York City time on a business day, and otherwise on the next business day, or (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) . Such notices, demands, requests, consents and other communications shall be sent to the following addresses:

                  (i)      if to the Company:

                           NTELOS Inc.
                           401 Spring Lane, Suite 300
                           P.O. Box 1990
                           Waynesboro, Virginia 22980
                           Attention: Michael B. Moneymaker
                           Telecopier: (540) 946-3595

                           with a copy to:

                           Hunton & Williams
                           Bank of America Plaza, Suite 4100
                           600 Peachtree Street, N.E.
                           Atlanta, Georgia 30308
                           Attention:  David M. Carter, Esq.
                           Telecopier:  (404) 888-4190

                  (ii)     if to the Supporting Lenders:

                           Wachovia Bank, National Association
                           301 South College Street
                           Charlotte, NC 28288-0537
                           Attention: Kathy Harkness
                           Telecopier: 704-383-6249

                           with a copy to:

                           Davis Polk & Wardwell
                           450 Lexington Avenue

                           New York, NY 10017
                           Attention: Marshall S. Huebner, Esq.
                           elecopier: 212-450-3099


         or to such other address or to the attention of such other person as the receiving party has specified by prior written notice to the sending party.

             (e) This Agreement, including all Exhibits hereto and thereto, contains the entire agreement of the Parties with respect to the subject matter of this Agreement, and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

             (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

         IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

                                    Company:

                                    NTELOS INC., Debtor in Possession

                                    By:
                                        ----------------------------
                                    Name:
                                    Title:

                                    Supporting Lenders:

                                    [Lenders]


                                    By:
                                        ----------------------------
                                    Name:
                                    Title:


                                                                                                                           Exhibit A
                                                                                                                      (to Exhibit G)
____________________________________________________________________________________________________________________________________
------------------------------------------------------------------------------------------------------------------------------------

                                       Summary of Proposed Terms of Senior Convertible Notes
____________________________________________________________________________________________________________________________________
------------------------------------------------------------------------------------------------------------------------------------

Issuer:                         Reorganized  NTELOS Inc.  ("Reorganized  NTELOS"),  the successor to NTELOS Inc.,
                                Debtor in Possession

Issue:                          Senior Convertible Notes (the "Convertible Notes")

Principal Amount:               $75 million

Ranking:                        Unsecured; otherwise pari passu with all other senior debt.

Maturity:                       Ten (10) years

Interest:                       9.0%,  payable  semi-annually  in cash.  Interest  shall accrue and be cumulative from the date of issuance of the Convertible Notes.

Covenants:                      Customary  for  instruments  of  this  type  (including,  among  others,  certain incurrence covenants and excluding financial maintenance covenants).

Optional Redemption:            Redeemable  by  Reorganized  NTELOS  for the first two (2) years at a  redemption price of 109% of the  face  value of note,  for the  third  year at a  redemption price of 104.5% of the face value of the note, and  redeemable  thereafter at the option of  Reorganized  NTELOS at any time  with 60 days  notice at a  redemption price of 100% of the face value of the note.  Any  redemption of the  Convertible
                                Notes shall  permit the  holders to exercise  their  conversion  rights  within a notice of period of not less than 60 days.

Conversion:                     Convertible Notes will be convertible at holders' option into New Common Stock.

Backstop Consideration:         In  consideration  for  purchasing the  Convertible  Notes,  the Purchasers  will receive  shares of New Common Stock valued at 1.0% of the purchase price provided by the Purchasers.

Expenses:                       The Company or Reorganized  NTELOS shall pay all out-of-pocket  fees and expenses of Paul,  Weiss,  Rifkind,  Wharton  &  Garrison  LLP,  counsel  to the  holders, reasonably  incurred  by the  holders  up to  $150,000  or  such  greater  amount approved by the  Bankruptcy  Court or consented to by the Agent and the Creditors
                                Committee in connection with the negotiation,  preparation,  execution,  delivery and performance of the definitive  Purchase  Agreement and related  documents for the Convertible Notes.

                                                                       Exhibit B
                                                                  (to Exhibit G)
================================================================================
                                  EXIT FACILITY

                         Summary of Terms and Conditions
================================================================================

I.  Parties

    Borrower:                    Ntelos Inc. ("Ntelos" or the "Borrower").

    Guarantors:                  Each of the Borrower's present and future
                                 domestic subsidiaries (the "Guarantors") will guarantee (a "Guarantee") the Borrower's obligations under the Facility, up to the maximum amount possible without violating applicable fraudulent conveyance laws.

    Lead Arranger                Wachovia Securities Inc. ("WSI").
    and Bookrunner:

    Administrative Agent:        Wachovia Bank, National Association (in
                                 such capacity, the "Administrative Agent").

    Lenders: A syndicate of banks, financial institutions and other entities, including Wachovia Bank, National Association, arranged by the Lead Arranger (collectively, the "Lenders") with any institutions not currently lenders to the Borrower reasonably acceptable to the Borrower.

    Purpose: The proceeds of the Revolving Credit Loans (defined below) shall be used for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

II. Revolving Credit Facility

    Type and Amount of
    Facility:                    Revolving credit facility (the "Revolving
                                 Credit Facility") in the amount of $36,000,000
                                 (the loans thereunder, the "Revolving Credit
                                 Loans").

    Availability:                The Revolving Credit Facility shall be
                                 available on a revolving basis during the period commencing on the Closing Date and ending on July 25, 2007 (the "Revolving Credit
                                 Termination Date").

    Letters of Credit:           A portion of the Revolving Credit
                                 Facility not in excess of $5 million shall be available for the issuance of letters of credit
                                 (the "Letters of Credit") by Wachovia Bank,
                                 National Association (in
                                 such capacity, the "Issuing Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

    Maturity:                    The Revolving Credit Termination Date.

III.Term Loan Facility

    Tranche A:                   Up to $50,000,000 term loan, to be reduced by
                                 the aggregate amount of principal payments received from the Borrower during the bankruptcy case and applied to the Tranche A loan under the Pre-Petition Credit Agreement.
                                 The Tranche A commitment will expire at the close of business on the Closing Date and the Tranche A loans will mature on July 25, 2007.

    Tranche B:                   Up to $99,500,000 term loan, to be reduced by
                                 the aggregate amount of principal payments received from the Borrower during the bankruptcy case and applied to the Tranche B loan under the Pre-Petition Credit Agreement.
                                 The Tranche B commitment will expire at the close of business on the Closing Date and the Tranche B loans will mature on July 25, 2008.

    Tranche C:                   Up to $75,000,000 term loan, to be reduced by
                                 the aggregate amount of principal payments received from the Borrower during the bankruptcy case and applied to the Tranche C loan under the Pre-Petition Credit Agreement.
                                 The Tranche C commitment will expire at the close of business on the Closing Date and the Tranche C loans will mature on July 25, 2008.

IV.Security                      The Borrower's obligations under the Facility
                                 and any hedging arrangements with any Lender or affiliate of any Lender and each guarantee will be secured by perfected liens on substantially all assets of the Borrower or the relevant guarantor, as the case may be, including, but not limited to, receivables, inventory, equipment, real estate, leases, licenses, patents, brand names, trademarks, contracts, securities and stock of domestic subsidiaries and 65% of the stock of any first tier foreign subsidiary.

V. Certain Payment Provisions

    Fees and Interest Rates:     As set forth on Annex I.

    Scheduled Amortization and
    Commitment Reductions:       Tranche A, B & C loans will be amortized
                                 according to the terms set forth in the
                                 Pre-Petition Credit Agreement (defined below).

    Contingent Mandatory
    Prepayments:                 In addition to scheduled amortization payments,
                                 the following amounts will be applied, first, to prepay a proportionate part of the Tranche A loans and, to the extent the Tranche B Lenders and Tranche C Lenders so elect, the Tranche B loans and Tranche C loans (pro rata on the basis of the aggregate principal amount of loans of each tranche subject to prepayment), second, to prepay any remaining Tranche B loans and Tranche C loans (once all the Tranche A loans have been paid in full) and, third, to reduce the Revolving Credit commitment (and to repay and/or cash collateralize exposure under the Revolving Credit Facility in an amount equal to the excess of such exposure over the Revolving Credit commitment as reduced).

                                 1. 50% of excess cash flow for any fiscal year (discuss revised definition of excess cash flow).

                                 2. A percentage of the net proceeds from asset sales by the Borrower and its subsidiaries equal to (i) 25% with respect to the first $20,000,000 of aggregate net proceeds and (ii) 75% with respect to aggregate net proceeds in excess of $20,000,000.

                                 3. 100% of the net proceeds from the issuance of indebtedness by the Borrower and its subsidiaries (other than the (i) amounts raised through the issuance of Convertible Notes on the Closing Date that are in excess of the Revolver outstandings on the Closing Date and
                                 (ii) permitted capital leases).

                                 The above mandatory prepayments will be applied in reverse order to scheduled amortization of term loans of such tranche held by lenders in such tranche on a pro-rata basis.

    Optional Prepayments and
    Commitment Reductions:       Loans may be prepaid and commitments may be
                                 reduced by the Borrower in a minimum amount of $500,000 or integral multiples of $100,000.
                                 Optional prepayments of the term loans will be applied, first, to prepay the Tranche A loans and, to the extent the Tranche B Lenders and Tranche C Lenders so elect, the Tranche B loans and the Tranche C loans, and, second, to prepay any remaining Tranche B loans or Tranche C loans (once all Tranche A loans have been paid in full). Optional prepayments of term loans of any tranche held by any Lender will be applied to subsequent scheduled amortization on a pro-rata basis.

VI.Certain Conditions

    Initial Conditions:          The availability of the Facility
                                 shall be conditioned upon satisfaction of certain conditions substantially similar to those set forth in the $325 million credit agreement dated as of July 26, 2000 among Ntelos, as borrower, Wachovia Bank,

                                 National Association, as successor
                                 administrative agent, collateral agent and issuing bank, and the lenders and guarantors party thereto (as amended, the "Pre-Petition Credit Agreement"), with such modifications as the parties shall agree. In addition, availability of the Facility will be subject to
                                 (a) each lender with Working Capital
                                 Commitments (as defined in the Pre-Petition
                                 Credit Agreement) having agreed to provide commitments under the Revolving Credit Facility equal to their pro-rata share of the Working Capital Facility (as defined in the Pre-Petition Credit Agreement) (b) the execution and delivery of satisfactory definitive financing documentation with respect to the Credit Facility (the "Credit Documentation"), (c) the sale by the Borrower of senior unsecured convertible notes (the "Convertible Notes") with an aggregate principal amount of not less than $75,000,000, on terms (i) reasonably satisfactory to the Administrative Agent and (ii) consistent with the terms therefor set forth in the Plan Support Agreement dated April 10, 2003, (d) the effectiveness of a plan of reorganization that is: (i) acceptable to the Administrative Agent in its sole discretion as to the treatment of the lenders under the Pre-Petition Credit Agreement and is otherwise reasonably acceptable to the Administrative Agent, (ii) the subject of a confirmation order that has become a final order, is acceptable to the Administrative Agent in its sole discretion and provides for the consummation of the transactions contemplated thereby and (iii) consistent with terms therefor set forth in the Plan Support Agreement dated April 10, 2003,
                                 (e) cash on the balance sheet on the Closing
                                 Date minus the sum of all unpaid administrative claims, priority claims and secured claims (other than (x) claims under the Pre-Petition Credit Agreement, Permitted Hedge Agreements, Permitted RUS/RTB Loans, Permitted FCC Loans and Permitted Capital Leases and (y) obligations not due and payable as of the Effective Date that are incurred in the ordinary course of operations including under any assumed leases or pension plans) that are allowed, expected to be allowed or otherwise expected to be due and payable, shall not be less than $5 million and (f) payment in full of the Reinstatement Fee described in Annex I hereto. For the purpose hereof, the "Closing Date" shall be the date upon which all such conditions precedent shall be satisfied.

    On-Going Conditions:         The making of each extension of credit shall be
                                 subject to conditions substantially similar to those set forth in the Pre-Petition Credit
                                 Agreement, with such modifications as the parties shall agree.


VII.Certain Documentation Matters

    Representations and
    Warranties, Covenants,
    Events of Default:           The Credit Documentation shall contain
                                 representations, warranties, covenants and events of default substantially similar to those set forth in the Pre-Petition Credit Agreement, with such modifications as the parties may agree including (i) the amount of
                                            Investments (as defined in the Pre-Petition Credit Agreement) made by the Borrower and the Guarantors shall be not greater than the amount of net proceeds from asset sales permitted to be retained by the Borrower; provided, that in no event may the Borrower or
                                            Guarantors make any individual Investment exceeding $2.5 million or make aggregate Investments exceeding (y) $10 million in any twelve month period or (z) $20 million prior to June 25, 2008;
                                            provided further, that aggregate Investments made by the Borrower or Guarantors resulting in the ownership of less than 51% of an entity's equity interests shall not exceed $1 million in any twelve month period and (ii) that the maximum cash balance covenant contained in the Pre-Petition Credit Agreement shall not apply so long as there are no outstanding borrowings under the
                                            Revolving Facility.

         Financial Covenants:               As set forth on Annex II.

         Other Documentary
         Matters:                           The Credit Documentation shall contain terms as to voting, assignments, yield protection, expenses and indemnification substantially similar to those set forth in the Pre-Petition
                                            Credit Agreement, with such modifications as the parties shall agree.

         Governing Law and Forum:           State of New York.

         Counsel to the
         Administrative Agent
         and the Lead Arranger:             Davis Polk & Wardwell.



                                     Annex I

                            Interest and Certain Fees

Interest Rate Options:              The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

                                            the Base plus the Applicable Margin; or

                                            the Eurodollar Rate plus the Applicable Margin.

                                    As used herein:

                                    "Base Rate" means the highest of (i) the rate of interest
                                    publicly announced by the Administrative Agent as its prime rate in effect at its principal office in Charlotte, North Carolina
                                    (the "Prime Rate"), and (ii) the federal funds effective rate from time to time plus 0.5%.

                                    "Eurodollar Rate" means the rate at which eurodollar deposits in the London interbank market for one month, two months, three months, or, if commercially available to all Lenders, six months
                                    (as selected by the Borrower) are quoted on the Telerate screen as adjusted for statutory reserve requirements for eurocurrency liabilities.

                                    "Applicable Margin" means the percentage margin determined in accordance with the Pricing Schedule.

Interest Payment Dates:             In the case of Loans bearing interest based upon the Base Rate
                                    ("Base Rate Loans"), monthly in arrears.

                                    In the case of Loans bearing interest based upon the Eurodollar
                                    Rate ("Eurodollar Loans"), on the last day of each relevant interest period.

Commitment Fees:                    The Borrower shall pay a fee calculated at 1/2 of 1% per annum on the average daily amount of the unused Revolving Credit Facility, payable quarterly in arrears.

Letter of Credit Fees:              The Borrowers shall pay a commission on all outstanding Letters of
                                    Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit.

                                    A fronting fee equal to 1/4 of 1% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition,
                                    customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Reinstatement Fee:                  On the Closing Date, Borrower shall pay to the Administrative
                                    Agent, for the benefit of the lenders under the Revolver,
                                    Tranche A and Tranche B loans a reinstatement fee in an
                                    amount equal to 0.25% (the "Fee Rate") on the aggregate
                                    Revolver, Tranche A and Tranche B loans.

Default Rate:                       If a Default has occurred and is continuing, all amounts due under the Facility shall bear interest at 2% above the rate otherwise applicable thereto.

Rate and Fee Basis:                 All per annum rates shall be calculated on the basis of a
                                    year of 360 days (or 365/366 days, in the case of Base
                                    Rate Loans the interest rate payable on which is then
                                    based on the Prime Rate) for actual days elapsed.

                                Pricing Schedule


                          Revolving Loans        Tranche A Loans         Tranche B Loans        Tranche C Loans

Eurodollar Loans          3.25%                  3.25%                   4.00%                  2.75%

Base Rate Loans           2.25%                  2.25%                   3.00%                  1.75%


On and after the day that is 3 months after closing, the margins indicated above shall be reduced by 25 bps for each of the Revolving, Tranche A and Tranche B Loans when and during such time as the Borrower's total leverage ratio is less than 3.0:1.0. Such margin reduction shall take effect upon receipt by the Administrative Agent of a quarterly or annual report accompanied by a certificate of the Chief Financial Officer attesting that the Borrower's total leverage ratio is less than 3.0:1.0.

                                    Annex II

--------------------------------------------------------------------------------
                     Proposed Covenants under Exit Facility
--------------------------------------------------------------------------------

                                                                                                    EBITDA / (Taxes +
                   Minimum         Maximum       Senior Leverage    Leverage   Interest Coverage         Interest
                    EBITDA          CapEx             Ratio          Ratio           Ratio             + Sch Amort)
                 ------------- ----------------- ----------------- ----------- ------------------- ---------------------
  9/30/03           74,000                            3.50x          4.50x           2.50x                1.50x
  12/31/03          72,000          70,000            3.50x          4.50x           2.50x                1.50x
  3/31/04           72,000                            3.50x          4.25x           2.75x                1.50x
  6/30/04           75,000                            3.25x          4.25x           2.75x                1.50x
  9/30/04                                             3.00x          4.00x           2.75x                1.75x
  12/31/04                          70,000            2.75x          4.00x           2.75x                1.75x
  3/31/05                                             2.75x          3.50x           3.00x                1.75x
  6/30/05                                             2.75x          3.50x           3.00x                1.75x
  9/30/05                                             2.75x          3.50x           3.00x                1.75x
  12/31/05                          70,000            2.75x          3.50x           3.00x                2.00x

  12/31/06                          60,000            2.50x          3.50x           3.00x                2.25x
  12/31/07                          60,000            2.50x          3.50x           3.00x                2.50x
  12/31/08                          55,000            2.50x          3.50x           3.00x                0.50x

Notes:

1) Minimum EBITDA calculated on an LTM basis and excludes results from Cable Business for 3Q & 4Q 2003.
2) Maximum CapEx calculated on an annual basis.
3) Senior Leverage Ratio includes Bank Debt, R&B, FCC and Capital Leases over LTM EBITDA.
4) Leverage Ratio includes debt in Senior Leverage Ratio plus $75MM in new Convertible Notes over LTM EBITDA.
5) Calculated on a buildup basis from emergence date and includes only cash interest assuming the $75MM Convertible Note interest is paid semi-annually on 6/30 and 12/31.
6) Calculated on a buildup basis from emergence date.

                                                                       Exhibit H

                            Exit Financing Term Sheet
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  EXIT FACILITY

                         Summary of Terms and Conditions
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

I.       Parties

         Borrower:                          Ntelos Inc. ("Ntelos" or the "Borrower").


         Guarantors:                        Each of the Borrower's present and future domestic subsidiaries (the
                                            "Guarantors") will guarantee (a "Guarantee") the Borrower's obligations under the Facility, up to the maximum amount possible without violating applicable fraudulent conveyance laws.

         Lead Arranger                      Wachovia Securities Inc. ("WSI").
         and Bookrunner:

         Administrative Agent:              Wachovia Bank, National Association (in such capacity, the
                                            "Administrative Agent").


         Lenders:                           A syndicate of banks, financial institutions and other entities, including Wachovia Bank, National Association, arranged by the Lead
                                            Arranger (collectively, the "Lenders") with any institutions not currently lenders to the Borrower reasonably acceptable to the
                                            Borrower.

         Purpose:                           The proceeds of the Revolving Credit Loans (defined below) shall be used for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

II.      Revolving Credit Facility

         Type and Amount of
         Facility:                          Revolving credit facility (the "Revolving Credit Facility") in the amount of $36,000,000 (the loans thereunder, the "Revolving Credit Loans").


         Availability:                      The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on July 25,
                                            2007 (the "Revolving Credit Termination Date").

         Letters of Credit:                 A portion of the Revolving Credit Facility not in excess of $5 million shall be available for the issuance of letters of credit (the "Letters of Credit") by Wachovia Bank, National Association (in


                                            such capacity, the "Issuing Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the
                                            Revolving Credit Termination Date, provided that any Letter of
                                            Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

         Maturity:                          The Revolving Credit Termination Date.

III.     Term Loan Facility

         Tranche A:                         Up to $50,000,000 term loan, to be reduced by the aggregate amount of principal payments received from the Borrower during the bankruptcy case and applied to the Tranche A loan under the Pre-Petition Credit
                                            Agreement. The Tranche A commitment will expire at the close of business on the Closing Date and the Tranche A loans will mature on July 25,
                                            2007.

         Tranche B:                         Up to $99,500,000 term loan, to be reduced by the aggregate amount of principal payments received from the Borrower during the bankruptcy case and applied to the Tranche B loan under the Pre-Petition Credit
                                            Agreement. The Tranche B commitment will expire at the close of business on the Closing Date and the Tranche B loans will mature on July 25,
                                            2008.

         Tranche C:                         Up to $75,000,000 term loan, to be reduced by the aggregate amount of principal payments received from the Borrower during the bankruptcy case and applied to the Tranche C loan under the Pre-Petition Credit
                                            Agreement. The Tranche C commitment will expire at the close of business on the Closing Date and the Tranche C loans will mature on July 25, 2008.

IV.        Security                         The Borrower's obligations under the Facility and any hedging arrangements with any Lender or affiliate of any Lender and each guarantee will be secured by perfected liens on substantially all assets of the Borrower or the relevant guarantor, as the case may be, including, but not limited to, receivables, inventory, equipment, real estate, leases, licenses, patents, brand names, trademarks, contracts, securities and stock of domestic subsidiaries and 65%
                                            of the stock of any first tier foreign subsidiary.

V.       Certain Payment Provisions

         Fees and Interest Rates:           As set forth on Annex I.

         Scheduled Amortization and
         Commitment Reductions:             Tranche A, B & C loans will be amortized according to the terms set forth in the
                                            Pre-Petition Credit Agreement (defined below).


         Contingent Mandatory
         Prepayments:                       In addition to scheduled amortization payments, the following amounts will be applied, first, to prepay a proportionate part of the Tranche A loans and, to the extent the Tranche B Lenders and Tranche C Lenders so elect, the Tranche B loans and Tranche
                                            C loans (pro rata on the basis of the aggregate principal amount of loans of each tranche subject to prepayment), second, to prepay any remaining Tranche B loans and Tranche C loans (once all the
                                            Tranche A loans have been paid in full) and, third, to reduce the
                                            Revolving Credit commitment (and to repay and/or cash collateralize exposure under the Revolving Credit Facility in an amount equal to the excess of such exposure over the Revolving Credit commitment as reduced).

                                            1. 50% of excess cash flow for any fiscal year (discuss revised definition of excess cash flow).

                                            2. A percentage of the net proceeds from asset sales by the Borrower and its subsidiaries equal to (i) 25% with respect to the first $20,000,000 of aggregate net proceeds and (ii) 75% with respect to aggregate net proceeds in excess of $20,000,000.

                                            3. 100% of the net proceeds from the issuance of indebtedness by the
                                            Borrower and its subsidiaries (other than the (i) amounts raised through the issuance of Convertible Notes on the Closing Date that are in excess of the Revolver outstandings on the Closing Date and (ii) permitted capital leases).

                                            The above mandatory prepayments will be applied in reverse order to scheduled amortization of term loans of such tranche held by lenders in such tranche on a pro-rata basis.

         Optional Prepayments and
         Commitment Reductions:             Loans may be prepaid and commitments may be reduced by the Borrower in a minimum amount of $500,000 or integral multiples of $100,000.  Optional prepayments of the term loans will be applied, first, to prepay the Tranche
                                            A loans and, to the extent the Tranche B Lenders and Tranche C Lenders so elect, the Tranche B loans and the Tranche C loans, and, second, to prepay any remaining Tranche B loans or Tranche C loans (once all Tranche A loans have been paid in full).  Optional prepayments of term loans of any tranche held by any Lender will be applied to subsequent scheduled amortization on a pro-rata basis.

VI.      Certain Conditions

         Initial Conditions:                The availability of the Facility shall be conditioned upon satisfaction of certain conditions substantially similar to those set forth in the $325 million credit agreement dated as of July 26, 2000 among Ntelos, as borrower,
                                            Wachovia Bank,

                                            National Association, as successor administrative agent,
                                            collateral agent and issuing bank, and the lenders and guarantors party thereto (as amended, the "Pre-Petition Credit Agreement"), with such modifications as the parties shall agree. In addition, availability of the Facility will be subject to (a) each lender with Working Capital Commitments (as defined in the Pre-Petition
                                            Credit Agreement) having agreed to provide commitments under the
                                            Revolving Credit Facility equal to their pro-rata share of the
                                            Working Capital Facility (as defined in the Pre-Petition Credit
                                            Agreement) (b) the execution and delivery of satisfactory
                                            definitive financing documentation with respect to the Credit
                                            Facility (the "Credit Documentation"), (c) the sale by the
                                            Borrower of senior unsecured convertible notes (the "Convertible
                                            Notes") with an aggregate principal amount of not less than
                                            $75,000,000, on terms (i) reasonably satisfactory to the
                                            Administrative Agent and (ii) consistent with the terms therefor set forth in the Plan Support Agreement dated April 10, 2003, (d)
                                            the effectiveness of a plan of reorganization that is: (i)
                                            acceptable to the Administrative Agent in its sole discretion as to the treatment of the lenders under the Pre-Petition Credit
                                            Agreement and is otherwise reasonably acceptable to the
                                            Administrative Agent, (ii) the subject of a confirmation order that has become a final order, is acceptable to the Administrative
                                            Agent in its sole discretion and provides for the consummation of the transactions contemplated thereby and (iii) consistent with terms therefor set forth in the Plan Support Agreement dated April
                                            10, 2003, (e) cash on the balance sheet on the Closing Date minus the sum of all unpaid administrative claims, priority claims and secured claims (other than (x) claims under the Pre-Petition
                                            Credit Agreement, Permitted Hedge Agreements, Permitted RUS/RTB
                                            Loans, Permitted FCC Loans and Permitted Capital Leases and (y)
                                            obligations not due and payable as of the Effective Date that are incurred in the ordinary course of operations including under any assumed leases or pension plans) that are allowed, expected to be allowed or otherwise expected to be due and payable, shall not be less than $5 million and (f) payment in full of the Reinstatement
                                            Fee described in Annex I hereto. For the purpose hereof, the
                                            "Closing Date" shall be the date upon which all such conditions precedent shall be satisfied.

         On-Going Conditions:               The making of each extension of credit shall be subject to conditions substantially similar to those set forth in the Pre-Petition Credit
                                            Agreement, with such modifications as the parties shall agree.

VII.     Certain Documentation Matters

         Representations and Warranties,
         Covenants, Events of Default:      The Credit Documentation shall contain representations, warranties, covenants and events of default substantially similar

                                                     H-4

                                            to those set forth in the Pre-Petition Credit Agreement, with such modifications as the parties may agree including (i) the amount of
                                            Investments (as defined in the Pre-Petition Credit Agreement) made by the Borrower and the Guarantors shall be not greater than the amount of net proceeds from asset sales permitted to be retained by the Borrower; provided, that in no event may the Borrower or
                                            Guarantors make any individual Investment exceeding $2.5 million or make aggregate Investments exceeding (y) $10 million in any twelve month period or (z) $20 million prior to June 25, 2008;
                                            provided further, that aggregate Investments made by the Borrower or Guarantors resulting in the ownership of less than 51% of an entity's equity interests shall not exceed $1 million in any twelve month period and (ii) that the maximum cash balance covenant contained in the Pre-Petition Credit Agreement shall not apply so long as there are no outstanding borrowings under the
                                            Revolving Facility.

         Financial Covenants:               As set forth on Annex II.

         Other Documentary
         Matters:                           The Credit Documentation shall contain terms as to voting, assignments, yield protection, expenses and indemnification substantially similar to those set forth in the Pre-Petition Credit
                                            Agreement, with such modifications as the parties shall agree.

         Governing Law and Forum:           State of New York.

         Counsel to the
         Administrative Agent
         and the Lead Arranger:             Davis Polk & Wardwell.


                              Annex I to Exhibit H

                            Interest and Certain Fees

Interest Rate Options:              The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

                                            the Base plus the Applicable Margin; or

                                            the Eurodollar Rate plus the Applicable Margin.

                                    As used herein:

                                    "Base Rate" means the highest of (i) the rate of interest
                                    publicly announced by the Administrative Agent as its prime rate in effect at its principal office in Charlotte, North Carolina
                                    (the "Prime Rate"), and (ii) the federal funds effective rate from time to time plus 0.5%.

                                    "Eurodollar Rate" means the rate at which eurodollar deposits in the London interbank market for one month, two months, three months, or, if commercially available to all Lenders, six months
                                    (as selected by the Borrower) are quoted on the Telerate screen as adjusted for statutory reserve requirements for eurocurrency liabilities.

                                    "Applicable Margin" means the percentage margin determined in accordance with the Pricing Schedule.

Interest Payment Dates:             In the case of Loans bearing interest based upon the Base Rate
                                    ("Base Rate Loans"), monthly in arrears.

                                    In the case of Loans bearing interest based upon the Eurodollar
                                    Rate ("Eurodollar Loans"), on the last day of each relevant interest period.

Commitment Fees:                    The Borrower shall pay a fee calculated at 1/2 of 1% per annum on the average daily amount of the unused Revolving Credit Facility, payable quarterly in arrears.

Letter of Credit Fees:              The Borrowers shall pay a commission on all outstanding Letters of
                                    Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit.

                                    A fronting fee equal to 1/4 of 1% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition,
                                    customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Reinstatement Fee:                  On the Closing Date, Borrower shall pay to the Administrative Agent, for the benefit of the lenders under the Revolver, Tranche A and
                                    Tranche B loans a reinstatement fee in an amount equal to 0.25%
                                    (the "Fee Rate") on the aggregate Revolver, Tranche A and Tranche B loans.

Default Rate:                       If a Default has occurred and is continuing, all amounts due under the Facility shall bear interest at 2% above the rate otherwise applicable thereto.

Rate and Fee Basis:                 All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime
                                    Rate) for actual days elapsed.


                                Pricing Schedule


                          Revolving Loans        Tranche A Loans         Tranche B Loans        Tranche C Loans
Eurodollar Loans          3.25%                  3.25%                   4.00%                  2.75%

Base Rate Loans           2.25%                  2.25%                   3.00%                  1.75%


On and after the day that is 3 months after closing, the margins indicated above shall be reduced by 25 bps for each of the Revolving, Tranche A and Tranche B Loans when and during such time as the Borrower's total leverage ratio is less than 3.0:1.0. Such margin reduction shall take effect upon receipt by the Administrative Agent of a quarterly or annual report accompanied by a certificate of the Chief Financial Officer attesting that the Borrower's total leverage ratio is less than 3.0:1.0.

                              Annex II to Exhibit H

--------------------------------------------------------------------------------
                     Proposed Covenants under Exit Facility
--------------------------------------------------------------------------------

                                                                                                    EBITDA / (Taxes +
                   Minimum         Maximum       Senior Leverage    Leverage   Interest Coverage         Interest
                    EBITDA          CapEx             Ratio          Ratio           Ratio             + Sch Amort)
                 ------------- ----------------- ----------------- ----------- ------------------- ---------------------
  9/30/03           74,000                            3.50x          4.50x           2.50x                1.50x
  12/31/03          72,000          70,000            3.50x          4.50x           2.50x                1.50x
  3/31/04           72,000                            3.50x          4.25x           2.75x                1.50x
  6/30/04           75,000                            3.25x          4.25x           2.75x                1.50x
  9/30/04                                             3.00x          4.00x           2.75x                1.75x
  12/31/04                          70,000            2.75x          4.00x           2.75x                1.75x
  3/31/05                                             2.75x          3.50x           3.00x                1.75x
  6/30/05                                             2.75x          3.50x           3.00x                1.75x
  9/30/05                                             2.75x          3.50x           3.00x                1.75x
  12/31/05                          70,000            2.75x          3.50x           3.00x                2.00x

  12/31/06                          60,000            2.50x          3.50x           3.00x                2.25x
  12/31/07                          60,000            2.50x          3.50x           3.00x                2.50x
  12/31/08                          55,000            2.50x          3.50x           3.00x                0.50x

Notes:
1) Minimum EBITDA calculated on an LTM basis and excludes results from Cable Business for 3Q & 4Q 2003.
2) Maximum CapEx calculated on an annual basis.
3) Senior Leverage Ratio includes Bank Debt, R&B, FCC and Capital Leases over LTM EBITDA.
4) Leverage Ratio includes debt in Senior Leverage Ratio plus $75MM in new Convertible Notes over LTM EBITDA.
5) Calculated on a buildup basis from emergence date and includes only cash interest assuming the $75MM Convertible Note interest is paid semi-annually on 6/30 and 12/31.
6) Calculated on a buildup basis from emergence date.

                                                                       Exhibit I

                            Shareholder's Agreement